As filed with the Securities and Exchange Commission on November 5, 2012.

Registration No. 333-184381

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERBANK FINANCIAL CORP

(Exact name of registrant as specified in its charter)

Delaware	6035	52-2024090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Riverside Ave.

Jacksonville, Florida 32202

(904) 281-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas A. Hajda

Executive Vice President and General Counsel

501 Riverside Ave.

Jacksonville, Florida 32202

(904) 281-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Christopher C. Frieden Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Lee A. Meyerson Lesley Peng Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Depositary Shares of EverBank Financial Corp (each representing a 1/1000th interest in a share of % Series A Non-Cumulative Perpetual Preferred Stock)(3)	$115,000,000	$15,686(5)
% Series A Non-Cumulative Perpetual Preferred Stock(4)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes depositary shares to be sold upon exercise of the underwriters’ option to purchase additional shares.
(3)	All of the shares of % Series A Non-Cumulative Perpetual Preferred Stock, or Series A Preferred Stock, offered hereby will be sold as fractional interests in the form of depositary shares. Each depositary share will be issued pursuant to a depositary agreement, will represent a 1/1000th ownership interest in a share of Series A Preferred Stock and will be evidenced by a depositary receipt. Each holder of a depositary share will be entitled to all proportional rights and preferences of the Series A Preferred Stock represented thereby.
(4)	No separate consideration will be received for the shares of preferred stock issued by EverBank Financial Corp represented by the depositary shares. No separate registration fee will be paid in respect of any such shares of preferred stock.
(5)	The Registrant previously paid $13,640 of this amount in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 5, 2012

EverBank Financial Corp

4,000,000 Depositary Shares, Each Representing a 1/1,000th Interest

in a Share of         % Series A Non-Cumulative Perpetual Preferred Stock

EverBank Financial Corp is offering 4,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of         % Series A Non-Cumulative Perpetual Preferred Stock, $0.01 par value per share, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share), or the Series A Preferred Stock. As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 5th day of January, April, July and October of each year, commencing on January 5, 2013, at a rate per annum equal to     %. We currently anticipate paying dividends on the Series A Preferred Stock commencing with the first scheduled payment date on January 5, 2013. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series A Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period. Payment of dividends on the Series A Preferred Stock is subject to certain legal, regulatory and other restrictions as described in more detail under “Regulation and Supervision—Regulation of Federal Savings Banks—Limitation on Capital Distributions” and “Description of Series A Preferred Stock—Dividends”.

The Series A Preferred Stock may be redeemed at our option (i) in whole or in part on January 5, 2018, or any dividend payment date thereafter, or (ii) in whole, but not in part at any time within 90 days following a “regulatory capital treatment event,” as described herein, in each case at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date.

The Series A Preferred Stock will not have any voting rights, except as set forth under “Description of Series A Preferred Stock—Voting Rights” on page 225.

We intend to apply to list the depositary shares on the New York Stock Exchange, or the NYSE, under the symbol “EVER-PrA.” If the application is approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the initial delivery of the depositary shares.

The depositary shares are equity securities and will not be savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency or instrumentality.

Investing in the depositary shares involves risks. Potential purchasers of the depositary shares should consider the information set forth in the “Risk Factors” section beginning on page 29.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

EverBank Financial Corp is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933.

	Per Depositary Share	Total
Price to Public	$	$
Underwriting discounts	$	$
Proceeds before expenses	$	$

The underwriters are offering the depositary shares as set forth under “Underwriting.” Delivery of the depositary shares in book-entry form through The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, is expected to be made on or about                     , 2012.

We have granted the underwriters an option to purchase up to an additional 600,000 depositary shares within 30 days after the date of this prospectus at the public offering price, less underwriting discounts and commissions.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Goldman, Sachs & Co.

Lead Manager

Raymond James

Co-Managers

Deutsche Bank Securities	Keefe, Bruyette & Woods	Sterne Agee

Prospectus dated                     , 2012.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

These securities are not deposits, bank accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including possible loss of the entire amount invested.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase the depositary shares offered hereby. You should read this entire prospectus carefully, especially the “Risk Factors” section and the historical and pro forma financial statements and the related notes thereto and management’s discussion and analysis thereof included elsewhere in this prospectus before making an investment decision to purchase the depositary shares. Unless we state otherwise or the context otherwise requires, references in this prospectus to “EverBank Financial Corp,” “we,” “our,” “us,” and the “Company” for all periods subsequent to May 8, 2012 refer to EverBank Financial Corp, a Delaware corporation, and its consolidated subsidiaries, and for all periods prior to May 8, 2012, these terms refer to EverBank Financial Corp, a Florida corporation, and its predecessors and their respective consolidated subsidiaries.

EverBank Financial Corp

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to approximately 575,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

We have a suite of asset origination and fee income businesses that individually generate high quality assets with attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases, commercial loans and various other consumer loans, as market conditions warrant. Our organic origination activities are scalable, significant relative to our balance sheet size and provide us with growth potential. Additionally, our origination, lending and servicing expertise positions us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base significantly with short lead time by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

Our organic growth has been supplemented by selective acquisitions of portfolios and businesses, including our recent acquisitions of General Electric Capital Corporation’s, or GECC, Business Property Lending, Inc., or Business Property Lending, and MetLife Bank’s warehouse finance business. Additionally, in 2010 we acquired the banking operations of the Bank of Florida Corporation, or Bank of Florida, in a Federal Deposit Insurance Corporation, or FDIC, assisted transaction and Tygris Commercial Finance Group, Inc., or Tygris, a commercial finance company. We evaluate and pursue financially attractive opportunities to enhance our franchise on an ongoing basis. We have also recently made significant investments in our business infrastructure, management team and operating platforms that we believe will enable us to grow our business efficiently and further capitalize on organic growth and strategic acquisition opportunities.

We have recorded positive earnings in every full year since 1995. From 2000 to 2011, we recorded an average return on average equity, or ROAE, of 14.9% and a net income compound annual growth rate, or CAGR, of 22%. As of June 30, 2012, we had total assets of $15.0 billion and total shareholders’ equity of $1.2 billion.

History

The following chart shows key events in our history, and the corresponding growth in our assets and deposits over time:

Asset Origination and Fee Income Businesses

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our low-cost deposit franchise and mass-affluent customer base. These businesses diversify our earnings, strengthen our balance sheet and provide us with increased flexibility to manage through changing market and operating environments.

Our asset origination and fee income businesses include the following:

Mortgage Banking. We originate prime residential mortgage loans using a centrally controlled underwriting, processing and fulfillment infrastructure through financial intermediaries (including community banks, credit unions, mortgage bankers and brokers), consumer direct channels and financial centers. These low-cost, scalable distribution channels are consistent with our deposit distribution model. We have recently expanded our retail and correspondent distribution channels and emphasized jumbo prime mortgages, which we retain on our balance sheet, to our mass-affluent customer base.

Our mortgage servicing business includes collecting loan payments, remitting principal and interest payments to investors, managing escrow funds and other activities. In addition to generating significant fee income, our mortgage banking activities provide us with direct asset acquisition opportunities. We believe that our mortgage banking expertise, insight and resources position us to make strategic investment decisions, effectively manage our loan and investment portfolio and capitalize on significant changes currently taking place in the industry.

Commercial Finance. We entered the commercial finance business as a result of our acquisition of Tygris. We originate equipment leases nationwide through relationships with approximately 280 equipment vendors with large networks of high quality borrowers and provide asset-backed loan facilities to other leasing companies. Since the acquisition, we have increased our origination activity by growing volumes in existing products as well as adding new products, customers and industries. Our commercial finance activities provide us with access to a variety of small business customers which creates opportunities to cross-sell our deposit, lending and wealth management products.

Commercial Lending. We have historically originated a variety of commercial loans, including owner-occupied commercial real estate, commercial investment property and small business commercial loans principally through our financial centers. We have not been originating a significant volume of new commercial loans in recent periods, but plan to expand origination of these assets in future periods through our recent acquisition of Business Property Lending which provides loans for essential use business properties to small and midsize businesses nationwide.

We also recently acquired MetLife Bank’s warehouse finance business, which has enhanced our commercial lending capabilities. Our commercial lending business connects us with small business customers and provides cross-selling opportunities for our deposit, commercial finance, wealth management and other lending products.

Portfolio Management. Our investment analysis capabilities are a core competency of our organization. We supplement our organically originated assets by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. Our flexibility to increase risk-adjusted returns by retaining originated assets or acquiring assets, differentiates us from our competitors with regional lending constraints.

Wealth Management. Through our registered broker dealer and investment advisor subsidiaries, we provide comprehensive financial advisory, planning, brokerage, trust and other wealth management services to our affluent and financially sophisticated customers.

Deposit Franchise

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable, flexible source of low-cost funds. Our distribution channels, operating platform and marketing strategies are characterized by low operating costs and enable us to scale our business. Our unique products, distribution and marketing strategies allow us to generate organic deposit growth, providing us flexibility and efficiency in funding asset growth opportunities organically or through strategic acquisitions.

Our deposit customers are typically financially sophisticated, self-directed, mass-affluent individuals, as well as small and medium-sized businesses. These customers generally maintain high balances with us, and our average deposit balance per household (excluding escrow deposits) was $78,283 as of December 31, 2011, which we believe is more than three times the industry average.

We build and manage our deposit customer relationships through an integrated, multi-faceted distribution network, including the following channels:

•	Consumer Direct. Our consumer direct channel includes Internet, email, telephone and mobile device access to products and services.

•

Financial Centers. We have a network of 14 high-volume financial centers in key Florida metropolitan areas, including the Jacksonville, Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets with average deposits per financial center of $130.5 million as of December 31, 2011.

•	Financial Intermediaries. We offer deposit products nationwide through relationships with financial advisory firms representing over 2,800 independent financial professionals.

We have received industry recognition for our innovative suite of deposit products with proprietary transaction and investment features that drive customer acquisition and increase customer retention rates. Our market-based deposit products, consisting of our WorldCurrency®, MarketSafe® and EverBank Metals SelectSM products, provide investment capabilities for customers seeking portfolio diversification with respect to foreign currencies, commodities and other indices, which are typically unavailable from our banking competitors. These market-based deposit products generate significant fee income. Our YieldPledge® deposit products offer our customers certainty that they will earn yields on these deposit accounts in the top 5% of competitive accounts, as tracked by national bank rate tracking services. Consequently, the YieldPledge® products reduce customers’ incentive to seek more favorable deposit rates from our competitors. YieldPledge® Checking and YieldPledge® Savings accounts have received numerous awards including Kiplinger Magazine’s Best Checking Account and Money Magazine’s Best of the Breed.

Our financial portal, recognized by Forbes.com as Best of the Web, includes online bill-pay, account aggregation, direct deposit, single sign-on for all customer accounts and other features, which further deepen our customer relationships. Our website and mobile device applications provide information on our product offerings, financial tools and calculators, newsletters, financial reporting services and other applications for customers to interact with us and manage all of their EverBank accounts on a single integrated platform. Our new mobile applications allow customers using iPhone®, iPad®, Android™ and BlackBerry® devices to view account balances, conduct real time balance transfers between EverBank accounts, administer billpay, review account activity detail and remotely deposit checks. Our innovative deposit products and the interoperability and functionality of our financial portal and mobile device applications have led to strong customer retention rates.

We believe our deposit franchise provides lower all-in funding costs with greater scalability than branch-intensive banking models, which must replicate operational and administrative activities at each branch. Because our centralized operating platform and distribution strategy largely avoid such redundancy, we realize significant marginal operating cost benefits as our deposit base grows. Our flexible account features and marketing strategies enable us to manage our deposit growth to meet strategic objectives.

Competitive Strengths

Disciplined Risk Management. Through a combination of leveraging our asset origination capabilities, applying our conservative underwriting standards and executing opportunistic acquisitions, we have built a diversified, low-risk asset portfolio with significant credit protection, geographic diversity and attractive yields. We adhere to rigorous underwriting criteria and were able to avoid the higher risk lending products and practices that plagued our industry in recent years. Our focus on the long-term success of the business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.

Financial Stability and Strong Capital Position. Our strong capital and liquidity position coupled with our conservative management principles, have allowed us to grow our business profitably, across business cycles, even at times when the broader banking sector has experienced significant losses and balance sheet contraction. As of June 30, 2012, our total equity capital was approximately $1.2 billion, our total risk-based capital ratio (bank level) was 15.8% and our total deposits represented approximately 81% of total debt funding.

Scalable Source of Stable Low-Cost Funds. We believe that the operating noninterest expense needed to gather deposits is an important component of measuring funding costs. Our scalable platform and low-cost distribution channels enable us to achieve a lower all-in cost of deposit funding compared to traditional branch-intensive models. Our integrated online financial portal, online account opening and other self-service capabilities lower our customer support costs. Our low-cost distribution channels do not require the fixed cost investment or lead times associated with more expensive, slower-growth branch systems. In addition, we have demonstrated an ability to scale core deposits rapidly and in large increments by adjusting our marketing activities and account features.

Attractive Customer Base. Our products and services typically appeal to well-educated, middle-aged, high-income individuals and households as well as small and medium-sized businesses. We believe these customers, typically located in major metropolitan areas, tend to be financially sophisticated with complex financial needs, providing us with cross-selling opportunities. These customer characteristics result in higher average deposit balances and more self-directed transactions, which lead to operational efficiencies and lower account servicing costs.

Diversified Business Model. We have a diverse set of businesses that provide complementary earnings streams, investment opportunities and customer cross-selling benefits. We believe our multiple revenue sources and the geographic diversity of our customer base mitigate business risk and provide opportunities for growth in varied economic conditions.

Robust Asset Origination and Acquisition Capabilities. We have robust, nationwide asset origination platforms that generate a variety of assets to either retain for our balance sheet or sell in the capital markets. Our organic origination activities are scalable, significant relative to our balance sheet size and provide us with substantial growth potential. We originated $2.7 billion of loans and leases in the second quarter of 2012 ($10.9 billion on an annualized basis) representing an increase of 24% over the first quarter of 2012 and an increase of 89% over the second quarter of 2011. We organically generated $0.7 billion of volume for our own balance sheet ($2.9 billion on an annualized basis) representing an increase of 43% over the first quarter of 2012 and an increase of 69% over the second quarter of 2011.

Scalable Business Infrastructure. Our scalable business infrastructure has enabled us to grow our business and improve profitability. Over the course of 2011 and 2012, we made significant additional investments in our operating platforms, management talent and business processes. We believe our business infrastructure will enable us to continue growing our business well into the future.

Experienced Management Team with Long Tenures at the Company. Our management team has extensive and varied experience in managing national banking and financial services firms and has worked together at EverBank for many years. Senior management has demonstrated a track record of managing profitable growth, successfully executing acquisitions and instilling a rigorous analytical culture. In 2011 and 2012, we also made selective additions to our management team and added key business line leaders.

Strategy

Continue Growth of Deposit Base. We intend to continue to grow our deposit base to fund investment opportunities by expanding our marketing activities and enhancing account features. Key components of this strategy are to build our brand recognition and extend our reach through new media outlets.

Capitalize on Changing Industry Dynamics. We believe that the wide-scale disruptions in the credit markets and changes in the competitive landscape during the financial crisis will continue to provide us with attractive returns on our lending and investing activities. We see significant opportunities for us in the mortgage markets as uncertainty on the outcome of future regulation and government participation is causing many of our competitors to retrench or exit the market. We plan to capitalize on fundamental changes to the pricing of risk and build on our proven success in evaluating high risk-adjusted return assets as part of our growth strategy going forward.

Opportunistically Evaluate Acquisitions. On an ongoing basis, we evaluate and pursue financially attractive opportunities to enhance our franchise. We may consider acquisitions of lines of business or lenders in commercial and small business lending or leasing, loans or securities portfolios, residential lenders, direct banks, banks or bank branches (whether in FDIC-assisted or unassisted transactions), wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. Our strong capital and liquidity position enable us to strategically pursue acquisition opportunities as they arise.

Pursue Cross-Selling Opportunities. We intend to leverage our strong customer relationships by cross-selling our banking, lending and investing products and services, particularly as we expand our branding and marketing efforts. We believe our customer concentrations in major metropolitan markets will facilitate our abilities to cross-sell our products. We expect to increase distribution of our deposit and lending products, achieve additional efficiencies across our businesses and enhance our value proposition to our customers.

Execute on Wealth Management Business. We intend to appeal to our mass-affluent customer base by offering such customers additional investment and wealth management services. We believe our wealth management initiative will create new asset generation opportunities, drive additional fee income and build broader and deeper customer relationships.

Risk Factors

There are a number of risks that you should consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary and the summary consolidated financial data. These risks include, but are not limited to:

•	deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve;

•	risks related to liquidity, including the adequacy of our cash flow from operations and borrowings to meet our short-term liquidity needs;

•

changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale;

•	risk of higher loan and lease charge-offs;

•	legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing;

•	our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators;

•	concentration of our commercial real estate loan portfolio, in particular, those secured by properties located in Florida;

•	higher than normal delinquency and default rates affecting our mortgage banking business;

•	limited ability to rely on brokered deposits as a part of our funding strategy;

•	concentration of mass-affluent customers and jumbo mortgages; and

•	impact of recent and future legal and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Basel III.

Corporate Information

Our principal executive offices are located at 501 Riverside Ave., Jacksonville, Florida 32202 and our telephone number is (904) 281-6000. Our corporate website address is www.everbank.com. Information on, or accessible through, our website is not part of, or incorporated by reference in, this prospectus. Our primary operating subsidiary is EverBank, a federal savings bank organized under the laws of the United States, referred to as EverBank.

“EverBank” (the EverBank logo) and other trade names and service marks that appear in this prospectus belong to EverBank. Trade names and service marks belonging to unaffiliated companies referenced in this prospectus are the property of their respective holders.

In September 2010, EverBank Financial Corp, a Florida corporation, or EverBank Florida, formed EverBank Financial Corp, a Delaware corporation, or EverBank Delaware. On May 8, 2012, EverBank Florida merged with and into EverBank Delaware, with EverBank Delaware continuing as the surviving corporation and succeeding to all of the assets, liabilities and business of EverBank Florida.

Recent Developments

Third Quarter 2012 Financial Results

On October 24, 2012, we announced our third quarter 2012 financial results. We reported that total assets increased by $1.5 billion, or 10%, to $16.5 billion at September 30, 2012, from $15.0 billion at June 30, 2012, and by $4.0 billion, or 32%, from $12.6 billion at September 30, 2011 and that total deposits grew by $1.0 billion, or 9%, to $11.8 billion at September 30, 2012, from $10.8 billion at June 30, 2012, and by $1.6 billion, or 16%, from $10.2 billion at September 30, 2011.

Key highlights for the third quarter of 2012 include:

•	GAAP net income was $22.2 million, compared to $11.2 million for the second quarter 2012 and $7.8 million in the third quarter of 2011.

•

Adjusted net income was $36.2 million, compared to $36.5 million for the second quarter 2012 and $25.6 million for the third quarter of 2011. For a reconciliation of adjusted net income to net income, see “Quarterly Financial Data—Reconciliation of Non-GAAP Measures.”

•

GAAP diluted earnings per share was $0.19, a 138% increase from $0.08 in the third quarter 2011. Adjusted diluted earnings per share was $0.30, an 11% increase from $0.27 in the third quarter 2011. For a reconciliation of adjusted diluted earnings per share and GAAP diluted earnings per share, see “Quarterly Financial Data—Reconciliation of Non-GAAP Measures.”

•	Tangible book value per common share was $10.29 at September 30, 2012, and excluding accumulated other comprehensive loss was $11.18.

•

Total loans and leases were $11.4 billion at September 30, 2012, up $0.5 billion, or 5% for the quarter and up $3.4 billion, or 42%, compared to September 30, 2011. Loans and leases generated were $3.3 billion, an increase of 85% compared to the third quarter of 2011. Asset quality improved as adjusted nonperforming assets were 1.29% of total assets at September 30, 2012, compared to 1.73% for the third quarter of 2011. For a reconciliation of adjusted non-performing assets to non-performing assets, see “Quarterly Financial Data—Reconciliation of Non-GAAP Measures.”

•	Annualized net charge-offs to average loans and leases held for investment were 0.25% for the three months ended September 30, 2012, compared to 1.03% for the third quarter of 2011.

Completion of the Initial Public Offering of Our Common Stock

In May 2012, we closed our initial public offering of 22,103,000 shares of our common stock at $10.00 per share, which resulted in net proceeds of $198 million. Our common stock is listed on the NYSE under the symbol “EVER”.

Acquisition of GECC’s Business Property Lending

On October 1, 2012, we acquired for $2.4 billion in cash Business Property Lending, which included the commercial loan origination and servicing platform, $2.3 billion of performing commercial loans and the rights to service $2.9 billion of loans securitized by GECC from 2003 to 2007. We funded the transaction through a combination of available cash on hand, deposits and wholesale borrowings, and no debt was assumed in the transaction. The acquired portfolio consisted of 889 100% performing loans to borrowers in 46 of the 50 states. Loans based in the top five states, based on concentration, represent approximately 43% of the unpaid principal balance at closing with California, New York, Texas, Florida and North Carolina representing 14%, 9%, 9%, 7% and 4%, respectively.

Business Property Lending operates as a nationwide originator and servicer of owner-occupied and credit-tenant commercial loans to small and midsize businesses for essential use properties. Business Property Lending focuses on well-capitalized business borrowers with strong cash flow and secondary sources of repayment. The Mortgage Bankers Association, or MBA, forecasts total commercial and multifamily mortgage debt outstanding to grow to more than $2.5 trillion by 2015, an increase of 8% versus 2010 levels. Furthermore, the MBA forecasts this debt attributed to banks and thrifts to grow to $852 billion in 2015.

The majority of recent commercial real estate sales in the industrial, retail and office industries have been concentrated in loan sizes consistent with the $2 million to $3 million average balance of the acquired portfolio. In 2011, 47%, 47% and 40% of the industrial, retail and office real estate sales, respectively, have been between $1 million and $5 million.

The acquisition diversifies our current loan portfolio and enhances our robust asset generation capabilities through a complementary nationwide origination platform. As adjusted for the acquisition, our commercial and commercial real estate and total loans would have been $4.2 billion and $13.2 billion, respectively at June 30, 2012. This represents an increase of 126% and 21%, respectively. We intend to grow this business and leverage cross selling opportunities to small business customers and their mass-affluent owners.

Private Placement of Common Stock pursuant to Conversion of Escrowed Cash

In August 2012, we converted $48.7 million of cash held in escrow into 4,032,662 shares of our common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of our common stock through August 27, 2012, as quoted on the NYSE. The private placement was with certain of our shareholders all of whom were former shareholders of Tygris Commercial Finance Group, Inc. The cash had been held in escrow to satisfy certain indemnification and other obligations related to our acquisition of Tygris Commercial Finance Group, Inc. The newly issued shares in the transaction remain in escrow in accordance with the terms of the original escrow agreement.

Acquisition of MetLife Bank’s Warehouse Finance Business

In April 2012, we acquired MetLife Bank’s warehouse finance business, including approximately $351 million in assets for a price of approximately $351 million. We funded the transaction through available cash on hand and no debt was assumed in the transaction. In connection with the acquisition, we hired 16 sales and operational staff from MetLife who were a part of the existing warehouse business. The warehouse business will continue to be operated out of locations in New York, New York, Boston, Massachusetts and Plano, Texas. We intend to grow this line of business, which will provide residential loan financing to mid-sized, high-quality mortgage banking companies across the country.

Regulatory Developments

A “horizontal review” of the residential mortgage foreclosure operations of fourteen mortgage servicers, including EverBank, by the federal banking agencies resulted in formal enforcement actions against all of the banks subject to the horizontal review. On April 13, 2011, we and EverBank each entered into a consent order with the Office of Thrift Supervision, or OTS, with respect to EverBank’s mortgage foreclosure practices and our oversight of those practices. The consent orders require, among other things, that we establish a new compliance program for our mortgage servicing and foreclosure operations and that we ensure that we have dedicated resources for communicating with borrowers, policies and procedures for outsourcing foreclosure or related functions and management information systems that ensure timely delivery of complete and accurate information. We are also required to retain an independent firm to conduct a review of residential foreclosure actions that were pending from January 1, 2009 through December 31, 2010 in order to determine whether any borrowers sustained financial injury as a result of any errors, misrepresentations or deficiencies and to provide remediation as appropriate. We have retained an independent firm to conduct a review and the review is ongoing. We are working to fulfill the requirements of the consent orders which has resulted in a material increase in our legal and compliance costs compared to prior periods. Our costs related to regulatory compliance were $7.8 million in 2011 and $6.8 million for the first six months of 2012. We expect to have continued legal and compliance costs related to these regulatory actions through the end of 2013, and we expect that these costs will impact our financial results and results of operations. In response to the consent orders, we have established an oversight committee to monitor the implementation of the actions required by the consent orders. Furthermore, we have enhanced and updated several policies, procedures, processes and controls to help ensure the mitigation of the findings of the consent orders, and submitted them to the Board of Governors of the Federal Reserve System, or FRB, and the Office of the Comptroller of the Currency, or OCC (the applicable successors to the OTS), for review. In addition, we have enhanced our third-party vendor management system and our compliance program, hired additional personnel and retained an independent firm to conduct foreclosure reviews. We believe we have implemented all the requirements of the consent order, or have an action plan satisfactory to our regulators for implementation of the requirements, and are validating our compliance therewith. The regulators must also perform their own validation of our compliance prior to releasing us from the consent orders.

In addition to the horizontal review, other government agencies, including state attorneys general and the U.S. Department of Justice, investigated various mortgage related practices of certain servicers, some of which practices were also the subject of the horizontal review. In March 2012, the U.S. Department of Justice, the Department of Housing and Urban Development and 50 state attorneys general entered into separate consent judgments with five major mortgage servicers with respect to these matters. We were not party to any such consent judgment. In total, the five mortgage servicers agreed to $25 billion in borrower restitution assistance and refinancing. Monetary sanctions imposed by the federal banking agencies as a consequence of the horizontal review are being held in abeyance, subject to provision of borrower assistance and remediation under the consent judgments. We understand certain other institutions subject to the consent decrees with the banking regulators announced in April 2011 recently have been contacted by the U.S. Department of Justice and state attorneys general regarding a settlement. In addition, the federal banking agencies may impose civil monetary penalties on the remaining banks that were subject to the horizontal review as part of such an investigation or independently but have not indicated what the amount of any such penalties would be. At this time, we do not know whether any other requirements or remedies or penalties may be imposed on us as a result of the horizontal review.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

The Offering

Issuer	EverBank Financial Corp

Securities offered	4,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of Series A Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all of the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Option to purchase additional depositary shares from us	600,000 depositary shares

Ranking	Shares of the Series A Preferred Stock will rank senior to our common stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Dividends	Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 5th day of each January, April, July and October of each year, commencing on January 5, 2013, at a rate per annum equal to %; provided, dividends not declared with respect to any dividend period shall not be cumulative. Any dividends paid will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares - Dividends and Other Distributions” below.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock.

If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series A Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable for such dividend period, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series A Preferred Stock, parity stock, junior stock or other preferred stock are declared for any future dividend period.

So long as any share of Series A Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in the case of each of clauses (1), (2) and (3) above, the full dividends for the then-current dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock, all dividends declared upon shares of Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other securities ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividend payment dates	The 5th day of each January, April, July and October of each year, commencing on January 5, 2013. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.

Redemption	On January 5, 2018, or any dividend payment date thereafter, the Series A Preferred Stock may be redeemed at our option in whole, or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series A Preferred Stock also may be redeemed at our option in whole, but not in part, at any time within ninety (90) days following a “regulatory capital treatment event,” as described below under “Description of Series A Preferred Stock - Redemption,” at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

Any redemption of the Series A Preferred Stock will be subject to our receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to redemption of the Series A Preferred Stock, if any.

Liquidation rights	Upon any voluntary or involuntary liquidation, dissolution or winding up of EverBank Financial Corp, holders of shares of Series A Preferred Stock are entitled to receive out of the assets of EverBank Financial Corp available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of EverBank Financial Corp’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock and pro rata as to the Series A Preferred Stock and any other shares of our stock ranking equally as to such distribution.

Voting rights	None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Series A Preferred Stock, and upon our non-payment of the equivalent of six quarterly dividends (whether consecutive or not), the right, together with holders of any other series of our preferred stock ranking equally with the Series A Preferred Stock with similar voting rights, to elect a minimum of two directors. See “Description of Series A Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Series A Preferred Stock” below.

Maturity	The Series A Preferred Stock does not have a maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and conversion rights	None.

Listing	We intend to apply for listing of the depositary shares on the NYSE under the symbol “EVER-PrA.” If the application is approved, we expect trading of the depositary shares on the NYSE to commence within a 30-day period after the initial delivery of the depositary shares.

Tax consequences	Distributions constituting dividend income received by a non-corporate U.S. holder in respect of the depositary shares before January 1, 2013 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets) subject to certain exceptions for short-term and hedged positions. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received during taxable years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income. In addition, subject to certain exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. For further discussion of the tax consequences relating to the Series A Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” below.

Use of proceeds	We estimate that the net proceeds to us from the sale in this offering will be $ million after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include organic growth or the acquisition of businesses or assets that we believe are complementary to our present business and provide attractive risk-adjusted returns. See “Use of Proceeds.”

Registrar and Depositary	Wells Fargo Bank, N.A.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial information set forth below for each of the years ended December 31, 2011, 2010 and 2009 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2012 and 2011 (unaudited) is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus and includes all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for this period. Operating results for the six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

We have consummated several significant transactions in this period and previous fiscal periods, including the acquisition of Tygris in February 2010, the acquisition of the banking operations of Bank of Florida in an FDIC-assisted transaction in May 2010, the acquisition of MetLife’s warehouse business in April 2012 and the acquisition of Business Property Lending in October 2012. Accordingly, our operating results for the historical periods presented below are not comparable and may not be predictive of future results.

The information below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

As indicated in the notes to the tables below, certain items included in the tables are non-GAAP financial measures. For a more detailed discussion of these items, including a discussion of why we believe these items are meaningful and a reconciliation of each of these items to the most directly comparable generally accepted accounting principles, or GAAP, financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary Factors Used to Evaluate Our Business.”

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(In millions, except share and per share data)
Income Statement Data:
Interest income	$302.0	$298.2	$588.2	$612.5	$440.6
Interest expense	61.4	71.6	135.9	147.2	163.2

Net interest income	240.6	226.6	452.3	465.3	277.4
Provision for loan and lease losses (1)	17.1	27.0	49.7	79.3	121.9

Net interest income after provision for loan and lease losses	223.5	199.6	402.6	386.0	155.5
Noninterest income (2)	147.3	118.8	233.1	357.8	232.1
Noninterest expense (3)	334.6	267.0	554.2	493.9	299.2

Income before income taxes	36.2	51.4	81.5	249.9	88.4
Provision for income taxes	13.2	20.2	28.8	61.0	34.9

Net income from continuing operations	23.0	31.2	52.7	188.9	53.5
Discontinued operations, net of income taxes	—	—	—	—	(0.2)

Net income	$23.0	$31.2	$52.7	$188.9	$53.4

Net income allocated to common shareholders	$15.4	$24.4	$41.5	$144.8	$33.8

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(In millions, except share and per share data)
Share Data:
Weighted-average common shares outstanding:
(units in thousands)
Basic	88,454	74,764	74,892	72,479	42,126
Diluted	90,414	77,620	77,506	74,589	43,299
Earnings from continuing operations per common share:
Basic	$0.17	$0.33	$0.55	$2.00	$0.80
Diluted	0.17	0.32	0.54	1.94	0.78
Net tangible book value per as converted common share at period end:
Excluding accumulated other comprehensive income (loss) (4)	$10.97	$11.03	$11.27	$10.70	$8.23
Including accumulated other comprehensive income (loss) (5)	10.00	10.77	10.12	10.65	8.54

	As of June 30,		As of December 31,
	2012	2011	2011	2010	2009
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$518.2	$683.6	$295.0	$1,169.2	$23.3
Investment securities	2,174.4	2,930.4	2,191.8	2,203.6	1,678.9
Loans held for sale	3,178.6	792.4	2,725.3	1,237.7	1,283.0
Loans and leases held for investment, net	7,708.0	6,767.0	6,441.5	6,005.6	4,072.7
Total assets	15,040.8	12,520.2	13,041.7	12,007.9	8,060.2
Deposits	10,803.7	9,936.5	10,265.8	9,683.1	6,315.3
Total liabilities	13,859.4	11,492.5	12,074.0	10,994.7	7,506.3
Total shareholders’ equity	1,181.4	1,027.7	967.7	1,013.2	553.9

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Capital Ratios (period end):
Tangible equity to tangible assets (6)	7.8%	8.1%	7.3%	8.3%	6.9%
Tier 1 leverage ratio (bank level) (7)	8.3%	8.3%	8.0%	8.7%	8.0%
Tier 1 risk-based capital ratio (bank level) (7)	14.8%	15.2%	14.6%	15.8%	13.8%
Total risk-based capital ratio (bank level) (7)	15.8%	16.4%	15.7%	17.0%	15.0%
Performance Metrics:
Adjusted net income attributable to the Company from continuing operations (in millions) (8)	$63.7	$50.0	$107.6	$127.0	$53.5
Return on average assets	0.3%	0.5%	0.4%	1.8%	0.7%
Return on average equity	4.4%	6.1%	5.2%	20.9%	11.5%
Adjusted return on average assets (9)	0.9%	0.8%	0.9%	1.2%	0.7%
Adjusted return on average equity (9)	12.2%	9.8%	10.7%	14.0%	11.5%

(1)

For the six months ended June 30, 2012, provision for loan and lease losses includes a $4.2 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans. For the six months ended June 30, 2011, provision for loan and lease losses includes a $0.8 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans, a $1.9 million impact of change in ALLL methodology and a $10.0 million impact of early adoption of troubled debt restructuring, or TDR, guidance and policy change. For the year ended December 31, 2011, provision for loan and lease losses includes a $4.9 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans, a $1.9 million impact of change in ALLL methodology and a $10.0 million impact of early adoption of TDR guidance and policy change. For the year ended December 31, 2010, provision for loan and lease losses includes a $6.2 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans.
(2)	For the six months ended June 30, 2012, noninterest income includes a $45.3 million impairment charge related to mortgage servicing rights, or MSR. For the six months ended June 30, 2011, noninterest income includes a $4.7 million gain on repurchase of trust preferred securities including $0.3 million resulting from the unwind of the associated cash flow hedge. For the year ended December 31, 2011, noninterest income includes a $4.7 million gain on repurchase of trust preferred securities including $0.3 million resulting from the unwind of the associated cash flow hedge and a $39.5 million impairment charge related to MSR. For the year ended December 31, 2010, noninterest income includes a $68.1 million non-recurring bargain purchase gain associated with the Tygris acquisition, a $19.9 million gain on sale of investment securities due to portfolio concentration repositioning and a $5.7 million gain on repurchase of trust preferred securities.
(3)	For the six months ended June 30, 2012, noninterest expense includes $16.2 million in transaction and non-recurring regulatory related expense. For the six months ended June 30, 2011, noninterest expense includes $12.5 million in transaction and non-recurring regulatory related expense and an $8.7 million decrease in fair value of the Tygris indemnification asset resulting from a decrease in estimated future credit losses. For the year ended December 31, 2011, noninterest expense includes $27.1 million in transaction and non-recurring regulatory related expense and an $8.7 million decrease in fair value of the Tygris indemnification asset. For the year ended December 31, 2010, noninterest expense includes $9.7 million in transaction related expense, a $10.3 million loss on early extinguishment of acquired debt and a $22.0 million decrease in fair value of the Tygris indemnification asset. The carrying value of the Tygris indemnification asset has been $0 since March 31, 2011.
(4)	Calculated as adjusted tangible shareholders’ equity divided by shares of common stock. Adjusted tangible shareholders’ equity equals shareholders’ equity less goodwill, other intangible assets and accumulated other comprehensive income (loss). Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.
(5)	Calculated as tangible shareholders’ equity divided by shares of common stock. Tangible shareholders’ equity equals shareholders’ equity less goodwill and other intangible assets. Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share including accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.
(6)	Calculated as tangible shareholders’ equity divided by tangible assets, after deducting goodwill and intangible assets from the numerator and the denominator. Tangible equity to tangible assets is a non-GAAP financial measure, and the most directly comparable GAAP financial measure for tangible equity is shareholders’ equity and the most directly comparable GAAP financial measure for tangible assets is total assets.
(7)	The Tier 1 leverage ratio, the Tier 1 risk-based capital ratio and the total risk-based capital ratio are regulatory financial measures that are used to assess the capital position of financial services companies and, as such, these ratios are presented at the bank level.

The Tier 1 leverage ratio is calculated as Tier 1 capital divided by adjusted total assets. The Tier 1 risk-based capital ratio is calculated as Tier 1 capital divided by total risk-weighted assets. The total risk-based capital ratio is calculated as total risk-based capital (total regulatory capital) divided by total risk-weighted assets.

Adjusted total assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. In calculating adjusted total assets, total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 capital and other regulatory adjustments.

Total risk-weighted assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Tier 1 capital is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders’ equity. Tier 1 capital includes common equity and certain qualifying preferred stock less goodwill, disallowed deferred tax assets and other regulatory deductions.

Total risk-based capital (total regulatory capital) is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders’ equity. Total risk-based capital (total regulatory capital) includes Tier 1 capital, ALLL, subject to limitations, and other additions.

A reconciliation of (1) Tier 1 capital to bank level shareholders’ equity which is the most comparable GAAP financial measure, and (2) total risk-based capital (total regulatory capital) to bank level shareholders’ equity which is the most comparable GAAP financial measure, is as follows:

	June 30,		December 31,
	2012	2011	2011	2010	2009
	(in thousands)
(Bank Level)
Shareholders’ equity	$1,263,687	$1,130,104	$1,070,887	$1,117,037	$663,291
Less: Goodwill and other intangibles	(16,938)	(18,319)	(17,642)	(18,859)	(239)
Disallowed servicing asset	(36,650)	(31,927)	(38,925)	—	(2,058)
Disallowed deferred tax asset	(70,357)	(74,522)	(71,803)	(69,641)	—
Add: Accumulated losses (gains) on securities and cash flow hedges	110,101	25,051	105,682	6,440	(19,836)

Tier 1 capital	1,249,843	1,030,387	1,048,199	1,034,977	641,158
Less: Low-level recourse and residual interests	—	(19,079)	(21,587)	(13,241)	(17,693)
Add: Allowance for loan and lease losses	77,393	80,419	77,765	80,938	56,658

Total regulatory capital	$1,327,236	$1,091,727	$1,104,377	$1,102,674	$680,123

Adjusted total assets	$15,022,729	$12,438,222	$13,081,401	$11,930,638	$8,025,330
Risk-weighted assets	8,424,290	6,648,103	7,043,371	6,472,517	4,532,689

(8)	Adjusted net income attributable to the Company from continuing operations includes adjustments to our net income attributable to the Company from continuing operations for certain material items that we believe are not reflective of our ongoing business or operating performance, including the Tygris and Bank of Florida acquisitions. There were no material items that gave rise to adjustments prior to the year ended December 31, 2010. Accordingly, for periods presented before the year ended December 31, 2010, we have not reflected adjustments to net income attributable to the Company from continuing operations calculated in accordance with GAAP. A reconciliation of adjusted net income attributable to the Company from continuing operations to net income attributable to the Company from continuing operations, which is the most directly comparable GAAP measure, is as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(In thousands)
Net income attributable to the Company from continuing operations	$23,018	$31,211	$52,729	$188,900	$53,537
Bargain purchase gain on Tygris transaction, net of tax	—	—	—	(68,056)
Gain on sale of investment securities due to portfolio concentration repositioning, net of tax	—	—	—	(12,337)
Gain on repurchase of trust preferred securities, net of tax	—	(2,910)	(2,910)	(3,556)
Transaction and non-recurring regulatory related expense, net of tax	10,027	7,749	16,831	5,984
Loss on early extinguishment of acquired debt, net of tax	—	—	—	6,411
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	—	5,382	5,382	13,654
Increase in Bank of Florida non-accretable discount, net of tax	2,598	501	3,007	3,837
Impact of change in ALLL methodology, net of tax	—	1,178	1,178	—
Early adoption of TDR guidance and policy change, net of tax	—	6,225	6,225	—
MSR impairment, net of tax	28,073	—	24,462	—
Tax expense (benefit) related to revaluation of Tygris net unrealized built-in losses, net of tax	—	691	691	(7,840)

Adjusted net income attributable to the Company from continuing operations	$63,716	$50,027	$107,595	$126,997	$53,537

(9)	Adjusted return on average assets equals adjusted net income attributable to the Company from continuing operations divided by average total assets and adjusted return on average equity equals adjusted net income attributable to the Company from continuing operations divided by average shareholders’ equity. Adjusted net income attributable to the Company from continuing operations is a non-GAAP measure of our financial performance and its most directly comparable GAAP measure is net income attributable to the Company from continuing operations. For a reconciliation of net income attributable to the Company from continuing operations to adjusted net income attributable to the Company from continuing operations, see Note 8 above.

QUARTERLY FINANCIAL DATA

The summary historical consolidated financial information set forth below as of December 31, 2011 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the three and nine months ended September 30, 2012 and 2011 (unaudited) is derived from our unaudited interim consolidated financial statements and includes all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for this period. Operating results for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The information below is only a summary and should be read in conjunction with the “Summary Consolidated Financial Data,” the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

Certain items included in the information below are non-GAAP financial measures. Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Adjusted Tangible Shareholders’ Equity, and Tangible Assets are non-GAAP financial measures. Our management uses these measures to evaluate the underlying performance and efficiency of its operations. Our management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of our business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition our management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names. In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this section, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

Balance Sheet Highlights

Continued Balance Sheet Growth

Our total assets increased by $1.5 billion, or 10%, to $16.5 billion at September 30, 2012, from $15.0 billion at June 30, 2012, and by $4.0 billion, or 32%, from $12.6 billion at September 30, 2011. Our interest-earning assets for the third quarter 2012 were largely comprised of:

•

Residential loans which increased by 33% to $8.2 billion from the third quarter of 2011. During the quarter, we transferred $1.9 billion of Ginnie Mae, or GNMA, pool buyout loans from loans held for sale to loans held for investment due to our intention to hold the loans for the foreseeable future;

•	Commercial and commercial real estate loans which increased by 101% to $2.3 billion, from the third quarter of 2011;

•	Commercial leases which increased by 43% to $0.7 billion, from the third quarter of 2011; and

•	Investment securities which decreased by 24% to $2.0 billion, from the third quarter of 2011.

During the third quarter we accumulated a cash balance of $1.6 billion and slowed our retention of organic assets in preparation for funding the Business Property Lending acquisition which closed on October 1, 2012.

Loan Origination Activities

Our organic generation of residential loans, commercial loans and leases totaled $3.3 billion for the third quarter of 2012. Retained organic production totaled $1.0 billion for the quarter, an increase of 29% and 92% compared to second quarter 2012 and third quarter 2011, respectively.

Deposit and Other Funding Sources

Our total deposits grew by $1.0 billion, or 9%, to $11.8 billion at September 30, 2012, from $10.8 billion at June 30, 2012, and by $1.6 billion, or 16%, from $10.2 billion at September 30, 2011. At September 30, 2012, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.5 billion, or 12%, of total deposits;

•	Interest-bearing checking accounts were $2.4 billion, or 21%, of total deposits;

•	Savings and money market accounts were $4.3 billion, or 36%, of total deposits;

•	Global markets money market and time accounts were $1.2 billion, or 10%, of total deposits; and

•	Time deposit accounts, excluding global markets, were $2.4 billion, or 20%, of total deposits.

Our total other borrowings were $2.8 billion at September 30, 2012, compared to $2.5 billion at June 30, 2012. Our core deposit growth and increase in other borrowings were part of the balance sheet positioning we undertook to fund the Business Property Lending acquisition.

Credit Quality

Our adjusted nonperforming assets were 1.29% of total assets at September 30, 2012, a decrease from 1.46% at June 30, 2012. We recorded provision for loan and lease losses of $4.4 million during the third quarter of 2012, a decrease of $1.4 million, or 24%, when compared to the second quarter of 2012. Net charge-offs during the third quarter of 2012 declined to $5.3 million, from $6.6 million in the second quarter of 2012, a decline of 20%. On an annualized basis, net charge-offs were 0.25% of total average loans and leases held for investment outstanding for the third quarter of 2012, compared to 0.34% for the second quarter of 2012 and 1.03% for the third quarter of 2011.

Originated Loan Repurchase Activity

During the third quarter of 2012, we experienced charge-offs of $4.7 million and recorded a provision of $1.7 million on repurchase obligations for loans sold or securitized. Our reserve declined from $34.0 million in the second quarter to $31.0 million in the third quarter.

Capital Strength

Our total shareholders’ equity was $1.3 billion at September 30, 2012, compared to $1.2 billion at June 30, 2012. The bank’s Tier 1 leverage ratio was 8.0% and total risk-based capital ratio was 16.1% at September 30, 2012. As a result, the bank is considered “well-capitalized” under all applicable regulatory guidelines.

Income Statement Highlights

Net Interest Income

For the third quarter of 2012, our net interest income increased $1.2 million to $126.2 million, from $125.0 million for the second quarter of 2012. This increase was attributable to higher commercial lending volumes driven by our warehouse finance and lender finance businesses and resulted in a $4.7 million increase in interest income during the quarter. Our interest expense increased by $3.5 million during the quarter as we increased deposits and borrowings to execute on our balance sheet positioning in advance of the Business Property Lending acquisition.

Net interest margin decreased to 3.66% for the third quarter from 3.86% in the second quarter. The change in net interest margin was primarily driven by the growth in floating rate, short duration assets through increased levels of warehouse finance and lender finance originations combined with an increase in interest expense on deposits and borrowings. During the third quarter, we entered into commitments for fixed rate advances to support the acquisition of Business Property Lending.

Noninterest Income

Noninterest income for the third quarter of 2012 increased by $23.2 million, or 31%, to $97.3 million compared to the second quarter of 2012. This increase was driven by production revenues and gain on sale of loans which increased by $16.5 million, or 21%, to $96.3 million. The increase in noninterest income also reflects a $9.6 million improvement in the net loan servicing loss from $21.8 million for the second quarter to $12.2 million for the third quarter of 2012. Net loan servicing loss includes a non-cash MSR valuation allowance of $18.2 million, compared to a valuation allowance of $30.1 million in the second quarter of 2012, as well as MSR amortization expense of $36.3 million, compared to amortization of $34.1 million in the second quarter of 2012. These changes were primarily related to an extension of the historic low interest rate environment which resulted in strong residential origination volumes of $2.5 billion and elevated servicing pay-off activity.

Noninterest Expense

Our noninterest expense for the third quarter of 2012 increased by $8.2 million, or 5%, to $184.0 million from $175.8 million in the second quarter. Salaries, commissions and employee benefits increased by $9.1 million, or 12%, with $5.1 million attributed to hiring activity and investments in retail lending. Approximately 10% of our noninterest expense is variable and tied to mortgage origination levels. General and administrative expense, excluding credit-related expenses, decreased by $6.5 million, or 12%, from the second quarter as decreases in professional fees and other expenses were partially offset by increased advertising and marketing expense.

Noninterest expense directly related to our retail expansion was $14.6 million for the third quarter and $27.1 million year to date. Loan production volume from our retail channel was $513 million in the third quarter, an increase of $248 million, or 94%, from second quarter and $422 million, or 465%, from the first quarter.

Our credit-related expenses for the third quarter increased $4.3 million, or 21%, to $25.1 million from $20.8 million in the second quarter 2012. Key drivers of the increase include increased investments and related expenses to our GNMA pool buyout loans and an increase in foreclosure and REO expense related to the Bank of Florida portfolio, offset by lower repurchase reserve expenses.

Consolidated Statements of Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(dollars in thousands, except per share data)
Interest Income
Interest and fees on loans and leases	$140,230	$116,899	$400,824	$358,419
Interest and dividends on investment securities	20,879	27,201	62,127	82,778
Other interest income	152	197	338	1,312

Total interest income	161,261	144,297	463,289	442,509

Interest Expense
Deposits	22,491	23,959	63,884	75,559
Other borrowings	12,576	9,469	32,604	29,478

Total interest expense	35,067	33,428	96,488	105,037

Net Interest Income	126,194	110,869	366,801	337,472
Provision for loan and lease losses	4,359	12,258	21,471	39,292

Net Interest Income after Provision for Loan and Lease Losses	121,835	98,611	345,330	298,180

Noninterest Income
Loan servicing fee income	42,341	48,390	130,380	144,023
Amortization and impairment of mortgage servicing rights	(54,521)	(44,053)	(163,281)	(88,270)

Net loan servicing income (loss)	(12,180)	4,337	(32,901)	55,753

Gain on sale of loans	85,748	20,921	203,851	39,854
Loan production revenue	10,528	6,518	27,817	18,513
Deposit fee income	4,671	7,803	16,738	19,398
Other lease income	7,103	7,095	24,588	22,163
Other	1,429	6,683	4,522	16,461

Total noninterest income	97,299	53,357	244,615	172,142

Noninterest Expense
Salaries, commissions and other employee benefits expense	85,399	57,757	228,266	171,451
Equipment expense	17,574	13,608	50,411	36,077
Occupancy expense	6,619	5,237	17,985	14,808
General and administrative expense	74,377	62,983	221,911	184,199

Total noninterest expense	183,969	139,585	518,573	406,535

Income before Income Taxes	35,165	12,383	71,372	63,787
Provision for Income Taxes	12,987	4,625	26,176	24,818

Net Income	$22,178	$7,758	$45,196	$38,969

Net Income Allocated to Participating Preferred Stock	$—	$1,598	$8,564	$8,420

Net Income Allocated to Common Shareholders	$22,178	$6,160	$36,632	$30,549

Net Earnings per Common Share, Basic	$0.19	$0.08	$0.37	$0.41
Net Earnings per Common Share, Diluted	$0.19	$0.08	$0.37	$0.40
Dividends Declared per Common Share	$0.02	$—	$0.02	$—

Weighted Average Common Shares Outstanding
(units in thousands)
Basic	118,038	74,996	98,387	74,842
Diluted	119,591	77,709	100,268	77,667

Consolidated Balance Sheets
	September 30, 2012	December 31, 2011	September 30, 2011
Assets	(dollars in thousands)
Cash and due from banks	$53,357	$31,441	$58,231
Interest-bearing deposits in banks	1,566,612	263,540	401,047

Total cash and cash equivalents	1,619,969	294,981	459,278

Investment securities:
Available for sale, at fair value	1,722,556	1,903,922	2,387,672
Held to maturity	170,804	189,518	183,518
Other investments	126,151	98,392	79,906

Total investment securities	2,019,511	2,191,832	2,651,096

Loans held for sale	1,403,205	2,725,286	1,792,687
Loans and leases held for investment:
Covered by loss share or indemnification agreements	671,420	841,146	911,756
Not covered by loss share or indemnification agreements	9,385,306	5,678,135	5,369,735

Loans and leases held for investment, net of unearned income	10,056,726	6,519,281	6,281,491
Allowance for loan and lease losses	(76,469)	(77,765)	(83,827)

Total loans and leases held for investment, net	9,980,257	6,441,516	6,197,664

Equipment under operating leases, net	55,532	56,399	42,954
Mortgage servicing rights (MSR), net	381,773	489,496	519,828
Deferred income taxes, net	183,943	151,634	127,282
Premises and equipment, net	64,789	43,738	43,186
Other assets	800,461	646,796	716,789

Total Assets	$16,509,440	$13,041,678	$12,550,764

Liabilities
Deposits
Noninterest-bearing	$1,475,204	$1,234,615	$1,284,567
Interest-bearing	10,340,722	9,031,148	8,922,378

Total deposits	11,815,926	10,265,763	10,206,945

Other borrowings	2,823,927	1,257,879	782,287
Trust preferred securities	103,750	103,750	103,750
Accounts payable and accrued liabilities	507,815	446,621	484,074

Total Liabilities	15,251,418	12,074,013	11,577,056

Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock	—	2	2
Series B 4% Cumulative Convertible Preferred Stock	—	1	1
Common Stock	1,206	751	750
Additional paid-in capital	812,823	561,247	560,547
Retained earnings	550,724	513,413	499,711
Accumulated other comprehensive loss	(106,731)	(107,749)	(87,303)

Total Shareholders’ Equity	1,258,022	967,665	973,708

Total Liabilities and Shareholders’ Equity	$16,509,440	$13,041,678	$12,550,764

EverBank Financial Corp and Subsidiaries Average Balances and Interest Rates
	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(dollars in thousands)
Assets:
Interest-earning assets:
Cash and cash equivalents	$236,378	$152	0.26%	$311,803	$198	0.25%
Investment securities	1,984,778	20,379	4.10%	2,825,922	27,050	3.83%
Other investments	121,315	501	1.64%	85,144	151	0.70%
Loans held for sale	2,750,575	32,508	4.73%	1,127,316	12,693	4.50%
Loans and leases held for investment:
Residential mortgages	5,690,121	60,381	4.24%	4,860,607	55,120	4.54%
Commercial and commercial real estate	2,045,963	23,869	4.57%	1,131,431	16,667	5.76%
Lease financing receivables	692,643	21,218	12.25%	482,816	29,803	24.69%
Home equity lines	186,179	2,190	4.68%	208,132	2,552	4.86%
Consumer and credit card	8,375	63	2.99%	8,468	63	2.95%

Total loans and leases held for investment	8,623,281	107,721	4.97%	6,691,454	104,205	6.21%

Total interest-earning assets	13,716,327	$161,261	4.69%	11,041,639	$144,297	5.21%

Noninterest-earning assets	1,459,268			1,352,254

Total assets	$15,175,595			$12,393,893

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$2,312,731	$4,456	0.77%	$2,042,096	$4,479	0.87%
Market-based money market accounts	430,420	822	0.76%	485,429	1,136	0.93%
Savings and money market accounts, excluding market-based	4,157,713	8,115	0.78%	3,750,652	8,256	0.87%
Market-based time	815,528	2,029	0.99%	1,028,829	2,303	0.89%
Time, excluding market-based	2,229,888	7,069	1.26%	1,722,143	7,785	1.79%

Total deposits	9,946,280	22,491	0.90%	9,029,149	23,959	1.05%

Borrowings:
Trust preferred securities	103,750	1,498	5.74%	103,750	1,652	6.32%
FHLB advances	1,803,605	10,852	2.39%	730,879	7,729	4.20%
Repurchase agreements	53,244	220	1.64%	20,524	88	1.70%
Other	3	6	N.M.	2	—	0.00%

Total interest-bearing liabilities	11,906,882	35,067	1.17%	9,884,304	33,428	1.34%

Noninterest-bearing demand deposits	1,591,087			1,126,875
Other noninterest-bearing liabilities	459,815			362,097

Total liabilities	13,957,784			11,373,276
Total shareholders’ equity	1,217,811			1,020,617

Total liabilities and shareholders’ equity	$15,175,595			$12,393,893

Net interest income/spread		$126,194	3.52%		$110,869	3.87%

Net interest margin			3.66%			3.98%

Memo: Total deposits including non-interest bearing	$11,537,367	$22,491	0.78%	$10,156,024	$23,959	0.94%

(1)	The average balances are principally daily averages, and, for loans, include both performing and non-performing balances.
(2)	Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.
(3)	All interest income was fully taxable for all periods presented.
(4)	N.M. indicates not meaningful.

Reconciliation of Non-GAAP Measures

Adjusted Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(dollars in thousands)
Net income	$22,178	$7,758	$45,196	$38,969
Gain on repurchase of trust preferred securities, net of tax	—	—	—	(2,910)
Transaction expense, net of tax	1,268	2,108	4,452	8,204
Non-recurring regulatory related expense, net of tax	1,326	2,643	8,169	4,296
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	—	—	—	5,382
Increase in Bank of Florida non-accretable discount, net of tax	111	298	2,709	799
Impact of change in ALLL methodology, net of tax	—	—	—	1,178
Early adoption of TDR guidance and policy change, net of tax	—	—	—	6,225
MSR impairment, net of tax	11,302	12,824	39,375	12,824
Tax expense related to revaluation of Tygris net unrealized built-in losses	—	—	—	691

Adjusted net income	$36,185	$25,631	$99,901	$75,658

Tangible Equity, Adjusted Tangible Equity and Tangible Assets
	September 30, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands)
Shareholders’ equity	$1,258,022	$967,665	$973,708
Less:
Goodwill	10,238	10,238	10,238
Intangible assets	6,348	7,404	7,756

Tangible equity	$1,241,436	$950,023	$955,714

Less:
Accumulated other comprehensive loss	(106,731)	(107,749)	(87,303)

Adjusted tangible equity	$1,348,167	$1,057,772	$1,043,017

Total assets	$16,509,440	$13,041,678	$12,550,764
Less:
Goodwill	10,238	10,238	10,238
Intangible assets	6,348	7,404	7,756

Tangible assets	$16,492,854	$13,024,036	$12,532,770

Reconciliation of Non-GAAP Measures (continued)

Regulatory Capital (bank level)
	September 30, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands)
Shareholders’ equity	$1,339,669	$1,070,887	$1,078,080
Less: Goodwill and other intangibles	(16,586)	(17,642)	(17,994)
Disallowed servicing asset	(33,366)	(38,925)	(36,570)
Disallowed deferred tax asset	(69,412)	(71,803)	(72,147)
Add: Accumulated losses on securities and cash flow hedges	103,238	105,682	85,525

Tier 1 capital	1,323,543	1,048,199	1,036,894
Less: Low-level recourse and residual interests	—	(21,587)	(20,431)
Add: Allowance for loan and lease losses	76,469	77,765	83,826

Total regulatory capital	$1,400,012	$1,104,377	$1,100,289

Adjusted total assets	$16,488,067	$13,081,401	$12,550,738
Risk-weighted assets	8,701,164	7,043,371	7,007,339

Non-Performing Assets (1)
	September 30, 2012	December 31, 2011	September 30, 2011
	(dollars in thousands)
Non-accrual loans and leases:
Residential mortgages	$75,355	$81,594	$74,194
Commercial and commercial real estate	85,306	104,829	92,966
Lease financing receivables	2,018	2,385	1,745
Home equity lines	4,492	4,251	3,803
Consumer and credit card	479	419	471

Total non-accrual loans and leases	167,650	193,478	173,179
Accruing loans 90 days or more past due	1,973	6,673	4,808

Total non-performing loans (NPL)	169,623	200,151	177,987
Other real estate owned (OREO)	43,612	42,664	39,431

Total non-performing assets (NPA)	213,235	242,815	217,418
Troubled debt restructurings (TDR) less than 90 days past due	82,030	92,628	89,129

Total NPA and TDR (1)	$295,265	$335,443	$306,547

Total NPA and TDR	$295,265	$335,443	$306,547
Government-insured 90 days or more past due still accruing	1,684,550	1,570,787	883,478
Bank of Florida loans accounted for under ASC 310-30:
90 days or more past due	117,506	149,743	159,767
OREO	18,557	19,456	19,616

Total regulatory NPA and TDR	$2,115,878	$2,075,429	$1,369,408

Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30:(1)
NPL to total loans	1.49%	2.18%	2.23%
NPA to total assets	1.29%	1.86%	1.73%
NPA and TDR to total assets	1.79%	2.57%	2.44%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	17.32%	20.95%	15.28%
NPA to total assets	12.32%	15.20%	10.20%
NPA and TDR to total assets	12.82%	15.91%	10.91%

(1)	We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property acquired in the Bank of Florida acquisition accounted for under ASC 310-30 because as of September 30, 2012, we expected to fully collect the carrying value of such loans and foreclosed property.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus, before deciding to invest in our securities.

Risks Related to Our Business

General business and economic conditions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our businesses and operations are sensitive to general business and economic conditions in the United States. If the U.S. economy is unable to steadily emerge from the recession that began in 2007 or we experience worsening economic conditions, such as a so-called “double-dip” recession, our growth and profitability could be constrained. In addition, economic conditions in foreign countries can affect the stability of global financial markets, which could hinder the U.S. economic recovery. Financial markets remain concerned about the ability of certain European countries to finance and service their debt. The default by any one of these countries on their debt payments could lead to weaker economic conditions in the United States. Weak economic conditions are characterized by deflation, fluctuations in debt and equity capital markets, including a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors are detrimental to our business. Our business is significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities, or GSEs. Changes in any of these policies could have a material adverse effect on our business, financial position, results of operations and cash flows.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. Actions by the Federal Home Loan Bank of Atlanta, or FHLB, or the FRB may reduce our borrowing capacity. Additionally, we may not be able to attract deposits at competitive rates. An inability to raise funds through traditional deposits, brokered deposits, borrowings, the sale of securities or loans and other sources could have a substantial negative effect on our liquidity or result in increased funding costs. Furthermore, we invest in several asset classes, including significant investments in mortgage servicing rights, or MSR, which may be less liquid in certain markets. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid.

Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. In addition, our access to deposits may be affected by the liquidity and/or cash flow needs of depositors. Although we have historically been able to replace maturing deposits and FHLB advances as necessary, we might not be able to replace such funds in the future and can lose a relatively inexpensive source of funds and increase our funding costs if, among other things, customers move funds out of bank deposits and into alternative investments, such as the stock market, that are perceived as providing superior expected returns. Furthermore, an inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations and financial condition.

Our ability to raise funds through deposits or borrowings could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Although we consider our sources of funds adequate for our liquidity needs, we may be compelled to seek additional sources of financing in the future. We may be required to seek additional regulatory capital through capital raising at terms that may be very dilutive to existing common stockholders. Likewise, we may need to incur additional debt in the future to achieve our business objectives, in connection with future acquisitions or for other reasons. Any borrowings, if sought, may not be available to us or, if available, may not be on favorable terms.

Our financial results are significantly affected in a number of ways by changes in interest rates, which may make our results volatile from quarter to quarter.

Most of our assets and liabilities are monetary in nature, which subjects us to significant risks from changes in interest rates and can impact our net income and the valuation of our assets and liabilities. Our operating results depend to a great extent on our net interest margin, which is the difference between the amount of interest income we earn and the amount of interest expense we incur. If the rate of interest we pay on our interest-bearing deposits, borrowings and other liabilities increases more than the rate of interest we receive on loans, securities and other interest-earning assets, our net interest income, and therefore our earnings, would be adversely affected. Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities. Interest rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental and regulatory authorities, including the FRB. A strengthening U.S. economy would be expected to cause the FRB to increase short-term interest rates, which would increase our borrowing costs and may reduce our profit margins. A sustained low interest rate environment could cause many of our loans subject to adjustable rates to reprice downward to lower interest rates, which would decrease our loan yields and reduce our profit margins.

Changes in interest rates also have a significant impact on our mortgage loan origination revenues. Historically, there has been an inverse correlation between the demand for mortgage loans and interest rates. Mortgage origination volume and revenues usually decline during periods of rising or high interest rates and increase during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of a significant percentage of the assets on our balance sheet. Furthermore, our MSR are valued based on a number of factors, including assumptions about borrower repayment rates, which are heavily influenced by prevailing interest rates. When interest rates fall, borrowers are usually more likely to prepay their mortgage loans by refinancing them at a lower rate. As the likelihood of prepayment increases, the fair value of our MSR can decrease, which, in turn, may reduce earnings in the period in which the decrease occurs.

We recorded a $45.3 million impairment charge related to MSR for the six month period ended June 30, 2012. In addition, mortgage loans held for sale for which an active secondary market and readily available market prices exist and other interests we hold related to residential loan sales and securitizations are carried at fair value. The value of these assets may be negatively affected by changes in interest rates. We may not correctly or adequately hedge this risk, and even if we do hedge the risk with derivatives and other instruments, we may still incur significant losses from changes in the value of these assets or from changes in the value of the hedging instruments.

Even though originating mortgage loans, which benefit from declining rates, and servicing mortgage loans, which benefit from rising rates, can act as a “natural hedge” to soften the overall impact of changes in rates on our consolidated financial results, the hedge is not perfect, either in amount or timing. For example, the negative effect on revenue from a decrease in the fair value of residential MSR is generally immediate, but any offsetting revenue benefit from more originations and the MSR relating to the new loans would generally accrue over time.

We enter into forward starting swaps as a hedging strategy related to our expected future issuances of debt. This hedging strategy allows us to fix the interest rate margin between our interest earning assets and our interest bearing liabilities. A continued prolonged period of lower interest rates could affect the duration of our interest earning assets and adversely impact our operations in future periods.

We may be required to make further increases in our provisions for loan and lease losses and to charge-off additional loans and leases in the future, which could adversely affect our results of operations.

The real estate market in the United States since late 2007 has been characterized by high delinquency rates and price deterioration. Despite historically low interest rates beginning in 2008, higher credit standards, weak employment, slow economic growth and an overall de-leveraging in the residential and commercial sectors have perpetuated these trends. We maintain an allowance for loan and lease losses, which is a reserve established through a provision for loan and lease loss expense that represents management’s best estimate of probable losses inherent in our loan portfolio. The level of the allowance reflects management’s judgment with respect to:

•	continuing evaluation of specific credit risks;

•	loan loss experience;

•	current loan and lease portfolio quality;

•	present economic, political and regulatory conditions;

•	industry concentrations; and

•	other unidentified losses inherent in the current loan portfolio.

The determination of the appropriate level of the allowance for loan and lease losses involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors both within and outside of our control, may require an increase in the allowance for loan and lease losses. If current trends in the real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses, particularly with respect to construction, land development and land loans.

In addition, bank regulatory agencies periodically review our allowance for loan and lease losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for loan and lease losses, we will need additional provisions to increase the allowance for loan and lease losses, which would result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, residential mortgage-backed securities and on MSR.

The U.S. Government, through the FRB, the FHA and the FDIC, has initiated a number of loss mitigation programs designed to afford relief to homeowners facing foreclosure and to assist borrowers whose home value is less than the principal on their mortgage, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, the Hope for Homeowners Program, or H4H Program, which allows certain distressed borrowers to refinance their mortgages into Federal Housing Administration, or FHA, insured loans in order to avoid residential mortgage loan foreclosures, and the Home Affordable Refinancing Program, or HARP, which makes it easier for borrowers to refinance at lower interest rates. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae, may adversely affect the value of, and the returns on, our portfolio of mortgage-backed securities, or MBS, and on the value of our MSR. Our MSR is valued based on a number of factors, including assumptions about borrower repayment rates and costs of servicing. If the interest rate on a mortgage is adjusted, or if a borrower is permitted to refinance at a lower rate, or the costs of servicing or costs of foreclosures increase, the value of our MSR with respect to that mortgage can decrease, which, in turn, may reduce earnings in the period in which the decrease occurs. In addition, increases in our servicing costs from changes to our foreclosure and other servicing practices, including resulting from the consent orders, adversely affects the fair value of our MSR.

Our gain on sale of loans could decrease in future periods if refinancing activity declines.

In recent periods we have seen elevated residential mortgage refinancing activity primarily due to government programs such as HAMP and HARP. In addition as a result of qualitative easing and other governmental policies, mortgage rates, as indicated by the Base Mortgage Rate, have declined in recent quarters. We believe this decline will extend refinance activity into future periods, which could result in a continuation of elevated mortgage refinancing activity. In addition, we have experienced heightened demand for mortgage loans by investors in the secondary market as a result of the favorable risk adjusted yield on mortgage assets relative to other investments. This expanded secondary market activity has resulted in attractive resale opportunities which has resulted in an increase in our gain on sale of loans during the first six months of 2012 as detailed in the following table:

	Year Ended						Six Months Ended
(in thousands)	December 31, 2009		December 31, 2010		December 31, 2011		June 30, 2012
	UPB	Gain on Sale	UPB	Gain on Sale	UPB	Gain on Sale	UPB	Gain on Sale
HARP(1)	$953,940	$7,467	$1,557,512	$27,096	$998,611	$15,329	$1,220,128	$35,702
Non-HARP(1)(2)	6,062,269	60,286	4,491,474	38,863	3,941,286	59,170	2,766,533	82,847
Other Activity(3)	—	(1,328)	—	(9)	—	(1,205)	—	(446)

Totals	$7,016,569	$66,425	$6,048,986	$65,950	$4,939,897	$73,294	$3,986,661	$118,103

(1)	We hedge interest rate risk related to our mortgage warehouse and pipeline through the use of forward sales commitments. The gain on sale numbers include hedging gains and losses. We do not track the hedging gains and losses at an individual loan level and have allocated these based on UPB originated for the applicable periods.

(2)	Non-HARP is entirely comprised of conforming and government loans that we have sold or plan to sell to the GSEs and other government agencies.

(3)	Other activity is due to commercial real estate loans (CREL) that were carried at fair value.

We do not believe that this low interest rate environment coupled with the continued elevated activity in the secondary market will continue indefinitely. Presently the Federal Reserve has stated that it intends to maintain its current policies in the near term. However, in a rising interest rate environment, we would expect that refinancing volumes would decline, which could cause our originations of mortgage loans held for sale to decrease.

Our commercial real estate loan portfolio exposes us to risks that may be greater than the risks related to our other mortgage loans and a high percentage of these loans are secured by properties located in Florida.

Many analysts and economists are predicting that commercial mortgage loans could continue to see further deterioration. At June 30, 2012, our commercial real estate loans, net of discounts, were $1.0 billion, or approximately 10% of our total loan portfolio, net of allowances. Commercial real estate loans generally carry larger loan balances and involve a greater degree of financial and credit risk than residential mortgage loans or home equity loans. The repayment of these loans is typically dependent upon the successful operation of the related real estate or commercial projects. If the cash flow from the project is reduced, a borrower’s ability to repay the loan may be impaired. Furthermore, the repayment of commercial mortgage loans is generally less predictable and more difficult to evaluate and monitor and collateral may be more difficult to dispose of in a market decline. In such cases, we may be compelled to modify the terms of the loan or engage in other potentially expensive work-out techniques. Any significant failure to pay on time by our customers would adversely affect our results of operations and cash flows.

As a result of our 2010 acquisition of the banking operations of Bank of Florida in an FDIC-assisted transaction, we have increased our exposure to risks related to economic conditions in Florida. Unlike our residential mortgage loan portfolio, which is more geographically diverse, approximately 81% of our commercial loans as of December 31, 2011, were secured by properties located in Florida. Florida has experienced a deeper recession and more dramatic slowdown in economic activity than other states and the decline in real estate values in Florida has been significantly higher than the national average. Our concentration of commercial loans in this state subjects us to risk that a further downturn in the local economy could result in increases in delinquencies and foreclosures or losses on these loans. In addition, the occurrence of natural disasters in Florida, such as hurricanes, or man-made disasters, such as the BP oil spill in the Gulf of Mexico, could result in a decline in the value or destruction of our mortgaged properties and an increase in the risk of delinquencies or foreclosures. These factors could have a material adverse effect on our business, financial position, results of operations and cash flows.

We may become subject to additional risks as a result of our recent acquisition of Business Property Lending from GECC.

Our recent acquisition of Business Property Lending from GECC could expose us to commercial lending in new markets where we have little commercial experience, which could result in losses that would affect our financial results. Prior to our acquisition of Business Property Lending, most of the commercial loans we have originated have been in the state of Florida. In connection with the acquisition, we acquired a nationwide portfolio of commercial loans, along with a platform to generate such loans. If we do not maintain strong underwriting standards as we have in the past, we may suffer losses if these loans fail to perform.

Conditions in the real estate market and higher than normal delinquency and default rates could adversely affect our business.

The origination and servicing of residential mortgages is a significant component of our business and our earnings have been and may continue to be adversely affected by weak real estate markets and historically high delinquency and default rates. If the frequency and severity of our loan delinquencies and default rates increase, we could experience losses on loans held for investment and on newly originated or purchased loans that we hold for sale. We may need to further increase our reserves for foreclosures if foreclosure rates increase.

Continued or worsening conditions in the real estate market and higher than normal delinquency and default rates on loans have other adverse consequences for our mortgage banking business, including:

•

cash flows and capital resources are reduced, as we are required to make cash advances to meet contractual obligations to investors, process foreclosures, maintain, repair and market foreclosed properties;

•	mortgage service fee revenues decline because we recognize these revenues only upon collection;

•	net interest income may decline and interest expense may increase due to lower average cash and capital balances and higher capital funding requirements;

•	mortgage and loan servicing costs rise;

•	an inability to sell our MSR in the capital markets due to reduced liquidity;

•	amortization and impairment charges on our MSR increase; and

•	realized and unrealized losses on and declines in the liquidity of securities held in our investment portfolio that are collateralized by mortgage obligations.

We may be required to repurchase mortgage loans with identified defects, indemnify the investor or guarantor, or reimburse the investor for credit loss incurred on the loan in the event of a material breach of representations or warranties.

We may be required to repurchase mortgage loans or reimburse investors as a result of breaches in contractual representations and warranties, from our sales of loans we originate and servicing of loans originated by other parties. We conduct these activities under contractual provisions that include various representations and warranties which typically cover ownership of the loan, compliance with loan criteria set forth in the applicable agreement, validity of the lien securing the loan and similar matters. We may be required to repurchase mortgage loans with identified defects, indemnify the investor or guarantor, or reimburse the investor for credit loss incurred on the loan in the event of a material breach of such contractual representations or warranties.

We experienced increased levels of repurchase demands beginning in 2010, which has led to material increases in our loan repurchase reserves and we may need to increase such reserves in the future, which would adversely affect net income. As of December 31, 2009, 2010 and 2011 our loan repurchase reserve for loans that we sold or securitized was $3.6 million, $26.8 million and $32.0 million, respectively, representing a 644% increase during 2010 and a 19% increase during 2011. Our loan repurchase reserve for loans that were sold or securitized was $34.0 million as of June 30, 2012.

In addition, we also service residential mortgage loans where a GSE is the owner of the underlying mortgage loan asset. Prior to late 2009, we had not historically experienced a significant amount of repurchases related to the servicing of mortgage loans as we were indemnified by the seller of the servicing rights but due to the failures of several of our counterparties, we have since experienced losses related to the repurchase of loans from GSEs and subsequent disposal or payment demands from the GSEs. As of December 31, 2009, 2010 and 2011 our reserve for servicing repurchase losses was $6.3 million, $30.0 million and $30.4 million, respectively, representing a 376% increase during 2010 and a 1% increase during 2011. Our reserve for servicing repurchase losses was $27.6 million as of June 30, 2012.

If future repurchase demands remain at heightened levels or increase further or the severity of the repurchase requests increases, or our success at appealing repurchase or other requests differs from past experience, we may need to further increase our loan repurchase reserves, and increased repurchase obligations could adversely affect our financial position and results of operations. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loans Subject to Representations and Warranties.”

Our concentration of mass-affluent customers and so-called “jumbo” mortgages in our residential mortgage portfolio makes us particularly vulnerable to a downturn in high-end real estate values and economic factors disproportionately affecting affluent consumers of financial services.

The Federal Housing Administration, Fannie Mae and Freddie Mac will only purchase or guarantee so-called “conforming” loans, which may not exceed certain principal amount thresholds. As of December 31, 2011, approximately 61% of our residential mortgage loans held for investment was comprised of so-called “jumbo” loans based on the current threshold of $417,000 in most states, and 91% of the carrying value of our securities portfolio was comprised of residential nonagency investment securities, substantially all of which are backed by jumbo loans. Jumbo loans have principal balances exceeding the thresholds of the agencies described above, and tend to be less liquid than conforming loans, which may make it more difficult for us to rapidly rebalance our portfolio and risk profile than is the case for financial institutions with higher concentrations of conforming loan assets. Due to macroeconomic conditions, jumbo mortgage loans have, in recent periods, experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than conforming mortgage loans. In such event, liquidity in the capital markets for such assets could be diminished and we could be faced with increased losses and an inability to dispose of such assets.

Hedging strategies that we use to manage our mortgage pipeline may be ineffective to mitigate the risk of changes in interest rates.

We typically use derivatives and other instruments to hedge a portion of our mortgage banking interest rate risk. Hedging is a complex process, requiring sophisticated models and constant monitoring, and is not a perfect science. We may use hedging instruments tied to U.S. Treasury rates, London Interbank Offered Rate, or LIBOR, or Eurodollars that may not perfectly correlate with the value or income being hedged. Our mortgage pipeline consists of our commitments to purchase mortgage loans, or interest rate locks, and funded mortgage loans that will be sold in the secondary market. The risk associated with the mortgage pipeline is that interest rates will fluctuate between the time we commit to purchase a loan at a pre-determined price, or the customer locks in the interest rate on a loan, and the time we sell or commit to sell the mortgage loan. Generally speaking, if interest rates increase, the value of an unhedged mortgage pipeline decreases, and gain on sale margins are adversely impacted. Typically, we hedge the risk of overall changes in fair value of loans held for sale by either entering into forward loan sale agreements, selling forward Fannie Mae or Freddie Mac MBS or using other derivative instruments to hedge loan commitments and to create fair value hedges against the funded loan portfolios. We generally do not hedge all of the interest rate risk on our mortgage portfolio and have not historically hedged the risk of changes in the fair value of our MSR resulting from changes in interest rates. To the extent we fail to appropriately reduce our exposure to interest rate changes, our financial results may be adversely affected.

We could recognize realized and unrealized losses on securities held in our securities portfolio, particularly if economic and market conditions deteriorate.

As of June 30, 2012, the fair value of our securities portfolio was approximately $2.0 billion, of which approximately 90% was comprised of residential nonagency investment securities. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or individual mortgagors with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. Any of these factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We may experience higher delinquencies on our equipment leases and reductions in the resale value of leased equipment.

The realization of equipment values (i.e., residual values) during the life and at the end of the term of a lease is an important element of our commercial finance business. At the inception of each lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual or excessive wear-and-tear on the equipment, recession or other adverse economic conditions, or other factors, would adversely affect the current or the residual values of such equipment. Further, certain equipment residual values are dependent on the manufacturer’s or vendor’s warranties, reputation and other factors, including market liquidity. In addition, we may not realize the full market value of equipment if we are required to sell it to meet liquidity needs or for other reasons outside of the ordinary course of business. Consequently, we may not realize our estimated residual values for equipment. If we are unable to realize the expected value of a substantial portion of the equipment under lease, our business could be adversely affected.

In addition, in connection with the acquisition of Tygris, we acquired a portfolio of equipment leases with a fair value of $538.1 million, or 67% of the original book value of the leases at the date of acquisition. We acquired Tygris through a stock-for-stock merger with one of our subsidiaries in which 29,913,030 shares of our common stock were issued to the former Tygris stockholders. Of such shares, 9,470,010, along with $50 million in cash, were placed in an escrow account at closing to offset potential losses realized in connection with the original book value of the Tygris’ lease and loan portfolio over a five-year period following the closing, and to satisfy any indemnification claims that we may have under the acquisition agreement. Although we purchased these leases at a discount, they were not subjected to our credit standards. The non-impaired leases we acquired may become impaired and the impaired leases may suffer further deterioration in value, resulting in additional charge-offs to this portfolio.

As of June 30, 2012, total net charge-offs incurred with respect to the original book value of the portfolio since the closing of the acquisition have totaled $71.7 million. Because of the significant discounts recognized with respect to the population, including the expected credit discounts, EverBank has not incurred additional losses on this portfolio in excess of those expected at acquisition. As of June 30, 2012, the remaining carrying value of the acquired portfolio was $122.6 million. We currently do not expect to receive any funds from escrow related to the acquired loans and leases based on our current expectations of cash flows. Fluctuations in national, regional and local economic conditions may increase the level of charge-offs that we make to our lease portfolio, and, consequently, reduce our net income. We are not protected for all losses and any charge-off or related losses that we experience will negatively impact our results of operations.

We may become subject to a number of risks if we elect to pursue acquisitions and may not be able to acquire and integrate acquisition targets successfully if we choose to do so.

As we have done in the past, we may pursue acquisitions as part of our growth strategy. We may consider acquisitions of loans or securities portfolios, lending or leasing firms, commercial and small business lenders, residential lenders, direct banks, banks or bank branches (whether in FDIC-assisted or unassisted transactions), wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. We expect that competition for suitable acquisition targets may be significant. Additionally, we must generally receive federal regulatory approval before we can acquire an institution or business. Such regulatory approval may be denied or, if granted, could be subject to conditions that materially affect the terms of the acquisition or our ability to capture some of the opportunities presented by the acquisition. We may not be able to successfully identify and acquire suitable acquisition targets on terms and conditions we consider to be acceptable.

Even if suitable candidates are identified and we succeed in consummating these transactions, acquisitions involve risks that may adversely affect our market value and profitability. These risks include, among other things: credit risk associated with acquired loans and investments; retaining, attracting and integrating personnel; loss of customers; reputational risks; difficulties in integrating or operating acquired businesses or assets; and potential disruption of our ongoing business operations and diversion of management’s attention. Through our acquisitions we may also assume unknown or undisclosed liabilities, fail to properly assess known contingent liabilities or assume businesses with internal control deficiencies. While in most of our transactions we seek to mitigate these risks through, among other things, adequate due diligence and indemnification provisions, we cannot be certain that the due diligence we have conducted is adequate or that the indemnification provisions and other risk mitigants we put in place will be sufficient.

In addition, FDIC-assisted acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks, such as sharing in the exposure to loan losses and providing indemnification against certain liabilities of a failed institution. However, because these acquisitions are typically conducted by the FDIC in a manner that does not allow the time normally associated with preparing for the integration of an acquired institution, we may face additional risks in FDIC-assisted transactions. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems. We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our inability to overcome these risks could have an adverse effect on our results of operations, particularly during periods in which the acquisitions are being integrated into our operations.

We may become subject to additional risks as a result of our recent acquisition of MetLife Bank’s warehouse finance business.

Although we believe the recent acquisition of MetLife Bank’s warehouse finance business represented an attractive opportunity to expand our business, any new business operation we acquire could expose us to additional fraud and counterparty risk which we may fail to adequately address. For example, our underwriting, operational controls and risk mitigants may fail to prevent or detect fraud or collusion with multiple parties which could result in losses that would affect our financial results. Since warehouse loans are typically larger than residential mortgage loans, the systemic deterioration of one or a few of these loans could cause an increase in non-performing loans. Our proposed structural agreements to minimize counterparty risk could be ineffective. Additionally, warehouse counterparties may become subject to repurchase demands by investors which could adversely affect their financial position.

We may have to take ownership of mortgage loans not directly underwritten by us if the mortgage broker is unable to sell them to investors and repay its underlying note with us. It is possible that no active or liquid market will exist for the types of loans we would be forced to sell, which could result in losses.

Certain of our stockholders have director nomination rights through which they may influence the actions taken by us, and their interests may not align with our interests or the interests of our other stockholders.

Pursuant to an agreement between us and Arena Capital Investment Fund, L.P., or Arena, and Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together, Lovett Miller, Arena has the right to designate a representative to be included in management’s slate of nominees recommended to our stockholders for election as a member of our Board of Directors and each of Arena and Lovett Miller have the right to appoint an observer who is permitted to attend meetings of our Board of Directors. In addition, pursuant to an agreement between us and Sageview Partners L.P., or Sageview, Sageview has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of our Board of Directors and has the right to appoint an observer who is permitted to attend meetings of our Board of Directors.

These director nomination rights and observer rights will generally survive for each of Arena, Lovett Miller and Sageview, respectively, so long as such stockholder continues to own a specified percentage of the Company’s common stock. As of September 30, 2012, Arena holds 5,792,685 shares of our common stock, or 4.80%, Lovett Miller owns 1,940,096 shares of our common stock, or 1.61%, and Sageview owns 12,912,230 shares of our common stock, or 10.70%. As a result of their significant holdings of our common stock, and, in the case of Arena and Sageview, their rights to designate members of our Board of Directors, these stockholders are expected to be able to continue to exert significant influence over our policies and management, potentially in a manner which may not be in our stockholders’ best interests. For additional information, please see “Certain Relationships and Related Party Transactions” below.

Concern of customers over deposit insurance may cause a decrease in deposits.

With on-going concerns about bank failures, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly mass-affluent customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with our bank is fully insured and may place them in other institutions or make investments that are perceived as being more secure, such as securities issued by the U.S. Treasury. We may be forced by such activity to pay higher interest rates to retain deposits, which may constrain our liquidity as we seek to meet funding needs caused by reduced deposit levels, which could have a material adverse effect on our business.

Our ability to rely on brokered deposits as a part of our funding strategy may be limited.

Deposits raised by EverBank continue to be a key part of our funding strategy. Our ability to maintain our current level of deposits or grow our deposit base could be affected by regulatory restrictions, including the possible imposition of prior approval requirements or restrictions on deposit growth through brokered channels, or restrictions on our rates offered. In addition, as a supervisory matter, reliance on brokered deposits as a significant source of funding is discouraged. As a result, in order to grow our deposit base, we will need to expand our non-brokered channels for deposit generation, including through new marketing and advertising efforts, which may require significant time, capital and effort to implement. Further, we are likely to face significant competition for deposits from other banking organizations that are also seeking stable deposits to support their funding needs. If EverBank is unable to develop new channels of deposit origination, it could have a material adverse effect on our business, results of operations, and financial position.

We are exposed to risks associated with our Internet-based systems and online commerce security, including “hacking” and “identity theft.”

We operate primarily as an online bank with a small number of financial center locations and, as such, we conduct a substantial portion of our business over the Internet. We rely heavily upon data processing, including loan servicing and deposit processing, software, communications and information systems from a number of third parties to conduct our business.

Third party, or internal, systems and networks may fail to operate properly or become disabled due to deliberate attacks or unintentional events. Our operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, denial of service attacks, unauthorized access and other unforeseen events. Undiscovered data corruption could render our customer information inaccurate. These events may obstruct our ability to provide services and process transactions. While we are in compliance with all applicable privacy and data security laws, an incident could put our customer confidential information at risk.

Although we have not experienced a cyber incident which has been successful in compromising our data or systems, we can never be certain that all of our systems are entirely free from vulnerability to breaches of security or other technological difficulties or failures. We monitor and modify, as necessary, our protective measures in response to the perpetual evolution of cyber threats.

A breach in the security of any of our information systems, or other cyber incident, could have an adverse impact on, among other things, our revenue, ability to attract and maintain customers and business reputation. In addition, as a result of any breach, we could incur higher costs to conduct our business, to increase protection, or related to remediation. Furthermore our customers could incorrectly blame us and terminate their account with us for a cyber incident which occurred on their own system or with that of an unrelated third party. In addition, a security breach could also subject us to additional regulatory scrutiny and expose us to civil litigation and possible financial liability.

Our business may be impaired if a third party infringes on our intellectual property rights.

Our business depends heavily upon intellectual property that we have developed or will develop in the future. Monitoring infringement of intellectual property rights is difficult, and the steps we have taken may not prevent unauthorized use of our intellectual property. In the past, we have had to engage in enforcement actions to protect our domain names from theft, including administrative proceedings. We may in the future be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights. Intellectual property theft on the Internet is relatively widespread, and individuals anywhere in the world can purchase infringing domains or use our service marks on their pay-per-click sites to draw customers for competitors while exploiting our service marks. To the extent that we are unable to rapidly locate and stop an infringement, our intellectual property assets may become devalued and our brand may be tarnished. Third parties may also challenge, invalidate or circumvent our intellectual property rights and protections, registrations and licenses. Intellectual property litigation is expensive, and the outcome of an action could negatively impact our business, brand and profitability.

We may become involved in intellectual property or other disputes that could harm our business.

Third parties may assert claims against us, asserting that our marks, services, associated content in any medium, or software applications infringe on their intellectual property rights. The laws and regulations governing intellectual property rights are continually evolving and subject to differing interpretations. Trademark owners often engage in litigation in state or federal courts or oppositions in the United States Patent and Trademark Office as a strategy to broaden the scope of their trademark rights. If any infringement claim is successful against us, we may be required to pay substantial damages or we may need to seek to obtain a license of the other party’s intellectual property rights. We also could lose the expected future benefit of our marketing and advertising spending. Moreover, we may be prohibited from providing our services or using content that incorporates the challenged intellectual property.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, custody, counterparty or other relationships. At various times, we may have significant exposure to a relatively small group of counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional customers. Many of these transactions expose us to credit risk in the event of default of a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Losses suffered through such increased credit risk exposure could have a material adverse effect on our financial condition, results of operations and cash flows.

We face increased risks with respect to our WorldCurrency® and other market-based deposit products.

As of June 30, 2012, we had outstanding market-based deposits of $1.3 billion, representing approximately 12% of our total deposits, the significant majority of which are WorldCurrency® deposits. Many of our WorldCurrency® depositors have chosen that family of products in order to diversify their portfolios with respect to foreign currencies. Appreciation of the U.S. dollar relative to foreign currencies, political and economic disruptions in foreign markets or significant changes in commodity prices or securities indices could significantly reduce the demand for our WorldCurrency® and other market-based products as well as a devaluation of these deposit balances, which could have a material adverse effect on our liquidity and results of operations. In addition, although we routinely use derivatives to offset changes to our deposit obligations due to fluctuations in currency exchange rates, commodity prices or securities indices to which these products are linked, these derivatives may not be effective. To the extent that these derivatives do not offset changes to our deposit obligations, our financial results may be adversely affected.

We operate in a highly competitive industry and market area.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include Internet banks and national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can (unless laws are changed) merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Many of our competitors have fewer regulatory constraints and may have lower cost structures.

In addition, many of our competitors have significantly more physical branch locations than we do, which may be an important factor to potential customers. Because we offer our services over the Internet, we compete nationally for customers against financial institutions ranging from small community banks to the largest international financial institutions. Many of our competitors continue to have access to greater financial resources than we have, which allows them to invest in technological improvements. Failure to successfully keep pace with technological change affecting the financial services industry could place us at a competitive disadvantage.

Our historical growth rate and performance may not be indicative of our future growth or financial results.

Our historical growth must be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in unprecedented asset acquisition opportunities. When evaluating our historical growth and prospects for future growth, it is also important to consider that while our business philosophy has remained relatively constant over time, our mix of business, distribution channels and areas of focus have changed frequently and dramatically over the last several years. Historically, we have entered and exited lines of business to adapt to changing market conditions and perceived opportunities, and may continue to do so in future periods.

In recent fiscal periods, we have completed several significant transactions, including the acquisitions of MetLife Bank’s warehouse finance business and Business Property Lending from GECC in 2012, Tygris and Bank of Florida in 2010, the acquisition of a number of residential mortgage loan and securities portfolios in 2008 and 2009 and the divestiture of our reverse mortgage operations in 2008. These transactions, along with equity capital infusions, have significantly expanded our asset and capital base, product mix and distribution channels. We also benefited from significant purchase price discounts from certain of these transactions, which are highly accretive to our earnings and which may not be available in the future. Over the longer-term, we expect margins on loans to revert to longer-term historical levels.

We have historically generated a significant amount of fee income through the origination and servicing of residential mortgage loans. Fundamental changes in bank regulations and the mortgage industry, unusually weak economic conditions and the historically low interest rate environment that has characterized the last several fiscal quarters make it difficult to predict our future results or draw meaningful comparisons between our historical results and our results in future fiscal periods. We materially increased our investments in residential MSR from 2008 through the first quarter of 2010. During that time, we also significantly increased our investments in nonagency residential collateralized mortgage obligation securities, or CMOs. Due to concentration limits we adopted pursuant to new regulatory constraints and possible future regulatory guidance, our concentration in such asset classes has been reduced. We may not be able to achieve similar performance from alternative asset classes in the future.

We may not be able to sustain our historical rate of growth or grow our business at all. Because of the tremendous amount of uncertainty in the general economy and with respect to the effectiveness of recent governmental intervention in the credit markets and mortgage lending industry, as well as increased delinquencies, continued home price deterioration and lower home sales volume, it will be difficult for us to replicate our historical earnings growth as we continue to expand. We have benefited from the recent low interest rate environment, which has provided us with high net interest margins which we use to grow our business. Higher rates would compress our margins and may impact our ability to grow. Consequently, our historical results of operations will not necessarily be indicative of our future operations.

We are dependent on key personnel and the loss of one or more of those key personnel could harm our business.

Our future success significantly depends on the continued services and performance of our key management personnel. We believe our management team’s depth and breadth of experience in the banking industry is integral to executing our business plan. We also will need to continue to attract, motivate and retain other key personnel. The loss of the services of members of our senior management team or other key employees or the inability to attract additional qualified personnel as needed could have a material adverse effect on our business, financial position, results of operations and cash flows.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation.

We may be exposed to unrecoverable losses on the loans acquired in the Bank of Florida acquisition, despite the loss sharing agreements we have with the FDIC.

Although we acquired the loan assets of Bank of Florida at a substantial discount and we have entered into loss sharing agreements which provide that the FDIC will bear 80% of losses on such assets in excess of $385.6 million, we are not protected from all such losses. The FDIC has the right to refuse or delay payment for such loan losses if the loss sharing agreements are not managed in accordance with their terms. Additionally, the loss sharing agreements have limited terms; therefore, any losses that we experience after the terms of the loss sharing agreements have ended will not be recoverable from the FDIC, which would negatively impact our net income.

The acquisition of assets and liabilities of financial institutions in FDIC-sponsored or assisted transactions involves risks similar to those faced in unassisted acquisitions, even though the FDIC might provide assistance to mitigate certain risks (e.g., entering into loss sharing arrangements). However, because such acquisitions are structured in a manner that does not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, we face the additional risk that the anticipated benefits of such an acquisition may not be realized fully or at all, or within the time period expected.

Any of these factors, among others, could adversely affect our ability to achieve the anticipated benefits of the Bank of Florida acquisition.

Certain provisions of the loss sharing agreements entered into with the FDIC in connection with the Bank of Florida acquisition may have anti-takeover effects and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

The FDIC’s agreement to bear 80% of qualifying losses in excess of $385.6 million on single family residential loans for ten years and all other loans for five years is a significant advantage for us and a feature of the Bank of Florida acquisition without which we would not have entered into the transaction. Our agreement with the FDIC requires that we receive FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement.

Among other things, prior FDIC consent is required for (1) a merger or consolidation of us or EverBank with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of EverBank and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of us, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of more than 25% of our voting securities). Although our Amended and Restated Certificate of Incorporation contains a provision that, with reference to the Change in Bank Control Act, restricts any person from acquiring control of us, or more than 9.9% of our voting securities, without the prior approval of our Board of Directors, such an acquisition by stockholders could occur beyond our control. If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows.

Regulatory and Legal Risks

We operate in a highly regulated environment and the laws and regulations that govern our operations, corporate governance, executive compensation and accounting principles, or changes in them, or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation, supervision and legislation that govern almost all aspects of our operations. Intended to protect customers, depositors, the Deposit Insurance Fund, or DIF, and the overall financial system, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which we can engage, limit the dividend or distributions that EverBank can pay to us, restrict the ability of institutions to guarantee our debt, impose certain specific accounting requirements on us that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles, among other things. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets, and, to the extent that we participate in any programs established or to be established by the U.S. Treasury or by the federal bank regulatory agencies, there will be additional and changing requirements and conditions imposed on us. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure is inadvertent or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities.

We and EverBank have entered into a consent order with the OTS, and failure to comply with the requirements of the consent order could have a negative impact on us and/or EverBank.

On April 13, 2011, we and EverBank each entered into a consent order with the OTS with respect to EverBank’s mortgage foreclosure practices and our oversight of those practices. The consent orders require, among other things, that we establish a new compliance program for our mortgage servicing and foreclosure operations and that we ensure that we have dedicated resources for communicating with borrowers, policies and procedures for outsourcing foreclosure or related functions and management information systems that ensure timely delivery of complete and accurate information. We are also required to retain an independent firm to conduct a review of residential foreclosure actions that were pending from January 1, 2009 through December 31, 2010 in order to determine whether any borrowers sustained financial injury as a result of any errors, misrepresentations or deficiencies and to provide remediation as appropriate. We are working to fulfill the requirements of the consent orders. In response to the consent orders, we have established an oversight committee to monitor the implementation of the actions required by the consent orders. Furthermore, we have enhanced and updated several policies, procedures, processes and controls to help ensure the mitigation of the findings of the consent orders, and submitted them to the FRB and the OCC (the applicable successors to the OTS) for review. In addition, we have enhanced our third-party vendor management system and our compliance program, hired additional personnel and retained an independent firm to conduct foreclosure reviews.

Federal banking agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect us.

The OTS, the OCC and other government agencies, including state attorneys general and the U.S. Department of Justice, investigated various mortgage related practices of certain servicers, some of which practices were also the subject of the horizontal review. In March 2012, the U.S. Department of Justice, the Department of Housing and Urban Development and 50 state attorneys general entered into separate consent judgments with five major mortgage servicers with respect to these matters. In total, the five mortgage servicers agreed to $25 billion in borrower restitution assistance and refinancing. Monetary sanctions imposed by the federal banking agencies as a consequence of the horizontal review are being held in abeyance, subject to provision of borrower assistance and remediation under the consent judgments. We understand certain other institutions subject to the consent decrees with the banking regulators announced in April 2011 have been contacted by the U.S. Department of Justice and state attorneys general regarding a settlement. If an investigation of EverBank were to occur, it could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), other enforcement actions or additional litigation, and could result in significant legal costs in responding to governmental investigations and additional litigation. In addition, the federal banking agencies may impose civil monetary penalties on the remaining banks that were subject to the horizontal review as part of such an investigation or independently but have not indicated what the amount of any such penalties would be. Any other requirements or remedies or penalties that may be imposed on us as a result of the horizontal review or any other investigation or action related to mortgage origination or servicing may have a material adverse effect on our results of operations, capital base and the price of our securities.

We expect that mortgage-related assessments and waivers, costs, including compensatory fees assessed by the GSEs, and other costs associated with foreclosures will remain elevated as additional loans are delayed in the foreclosure process. This will likely continue to increase noninterest expenses, including increasing default servicing costs and legal expenses. In addition, changes to our processes and policies, including those required under the consent orders with federal bank regulators, are likely to result in further increases in our default servicing costs over the longer term. Delays in foreclosure sales may result in additional costs associated with the maintenance of properties or possible home price declines, result in a greater number of nonperforming loans and increased servicing advances and may adversely affect the collectability of such advances and the value of our MSR asset and real estate owned properties. In addition, the valuation of certain of our agency residential MBS could be negatively affected under certain scenarios due to changes in the timing of cash flows.

In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, as of July 21, 2011, the functions and personnel of the OTS were transferred among the OCC, FDIC and FRB. As a result, the OTS no longer supervises or regulates savings associations or savings and loan holding companies. The supervision of federal thrifts, such as EverBank, was transferred to the OCC, and the supervision of thrift holding companies, such as us, was transferred to the FRB. A number of steps have been made and will be taken by the FRB to align the regulation and supervision of thrift holding companies more closely with that of bank holding companies. As a result of this change in supervision and related requirements, we are subject to new and uncertain examination and reporting requirements that could be more stringent than the OTS examinations we have had historically. For a more detailed description of the Dodd-Frank Act, see “Regulation and Supervision.”

Governmental and other actions relating to recording mortgages in the name of MERS may have adverse consequences on us.

Mortgage notes, assignments or other documents are often required to be maintained and are often necessary to enforce mortgages loans. There has been significant public commentary regarding the industry practice of recording mortgages in the name of Mortgage Electronic Registration Systems, Inc., or MERS, as nominee on behalf of the note holder, and whether securitization trusts own the loans purported to be conveyed to them and have valid liens securing those loans. We currently use the MERS system for a substantial portion of the residential mortgage loans that we originate, including loans that have been sold to investors. A component of the consent orders described above requires significant changes in the manner in which we service loans identifying MERS as the mortgagee. Additionally, certain local and state governments have commenced legal actions against MERS and certain MERS members, questioning the validity of the MERS model. Other challenges have also been made to the process for transferring mortgage loans to securitization trusts, asserting that having a mortgagee of record that is different than the holder of the mortgage note could ‘break the chain of title’ and cloud the ownership of the loan. If certain required documents are missing or defective, or if the use of MERS is found not to be valid, we could be obligated to cure certain defects or in some circumstances be subject to additional costs and expenses in servicing mortgages. Our use of MERS as nominee for mortgages may also create reputational and other risks for us.

The enactment of the Dodd-Frank Act may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes in the thrift supervisory structure;

•	changes to regulatory capital requirements;

•	creation of new governmental agencies with authority over our operations including the Consumer Financial Protection Bureau, or CFPB;

•	limitation on federal preemption; and

•	changes to mortgage loan origination and risk retention practices.

As noted above, the Dodd-Frank Act has changed the regulatory and supervisory framework governing federal thrifts and thrift holding companies, and as a result of this change in supervision and related requirements, we are subject to new and uncertain examination and reporting requirements that could be more stringent than our historic OTS examinations and reporting requirements. It is also expected that the FRB will impose regulatory capital requirements on thrift holding companies, such as us, which have not been historically subject to such requirements.

The Dodd-Frank Act also includes numerous provisions that impact mortgage origination and servicing. Under the Dodd-Frank Act, the loss of federal preemption for operating subsidiaries and agents of national banks and federal thrifts, as well as changes to the compensation and compliance obligations of independent mortgage brokers, could change the manner in which our mortgage loans are originated. As a result of the Dodd-Frank Act, there will likely be fewer independent, nonbank mortgage brokers and lenders. A reduction in the number of independent mortgage brokers may adversely affect our mortgage volume and, thus, our revenues and earnings.

In addition, in August 2012 the CFPB proposed new rules that would require servicers to comply with new standards and practices with regard to: error correction; information disclosure; force-placement of insurance; information management policies and procedures; requiring information about mortgage loss mitigation options be provided to delinquent borrowers; providing delinquent borrowers access to servicer personnel with continuity of contact about the borrower’s mortgage loan account; and evaluating borrowers’ applications for available loss mitigation options. These rules also address initial rate adjustment notices for adjustable-rate mortgages (ARMs), periodic statements for residential mortgage loans, and prompt crediting of mortgage payments and response to requests for payoff amounts.

The Dodd-Frank Act also imposes new standards for mortgage loan originations on all lenders, including banks and thrifts. Most significantly, the new standards prohibit us from making a residential mortgage loan without verifying a borrower’s ability to repay, limit the total points and fees that we and/or a broker may charge on conforming and jumbo loans to 3% of the total loan amount, and prohibit certain prepayment penalty practices. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards. The risk retention requirement generally will be 5%, but could be increased by regulation. These standards will result in a myriad of new systems, pricing and compensating controls in order to ensure compliance and to decrease repurchase requests and foreclosure defenses. Collectively, these mortgage-related rules and proposals, if adopted, and any other standards or rules adopted by the CFPB or other regulators in the future, may have unknown impacts on our operations.

In addition, the Dodd-Frank Act contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments. While it is generally understood that these limitations are not intended to restrict hedging activities, the impact of the statutory limitations on our ability to conduct our hedging strategies will not be clear until the implementing regulations have been promulgated.

The Dodd-Frank Act currently impacts, or may impact in the future, other aspects of our operations and activities. For a more detailed description of the Dodd-Frank Act, see “Regulation and Supervision.”

The short-term and long-term impact of the new Basel III capital standards as implemented by the pending new capital rules is uncertain.

On June 7, 2012, the U.S. banking agencies approved three joint notices of proposed rulemaking that, taken together, will both implement Basel III’s capital framework for U.S. banking institutions and substantially revise the agencies’ Basel I-based general risk-based capital guidelines to make them more risk sensitive. These proposed rules would limit our ability to include certain assets, including MSR, in our calculation of our regulatory capital ratios. MSR currently comprise a significant portion of our regulatory capital. At June 30, 2012, our net MSR totaled $416.0 million. For a more detailed description of Basel III and these proposed rules, see “Regulation and Supervision.” In the event these capital guidelines would limit our ability to include certain assets in our regulatory capital, we may be required to raise additional capital at less attractive terms. Our operating results and return on equity could be affected by such changes to our capital requirements.

Unfavorable results from ongoing stress tests conducted by us may adversely affect our ability to retain customers or compete for new business opportunities.

According to final rules from the FRB and OCC, beginning with data as of September 30, 2013, we and EverBank will be required to publish a summary of the results of annual company-run stress tests by June of the following year. This process will begin in 2013 and will repeat in each subsequent year. Published summary results will be required to include certain measures that evaluate our ability to absorb losses in severely adverse economic and financial conditions.

Although the stress tests are not meant to assess our current condition, and even if we remain strong, stable and well capitalized, we cannot predict our customers’ potential misinterpretation of, and adverse reaction to, the published summary of these stress tests. Any potential misinterpretations and adverse reactions could limit our ability to attract and retain customers or to effectively compete for new business opportunities. The inability to attract and retain customers or effectively compete for new business may have a material and adverse effect on our business, financial condition or results of operations.

Additionally, our regulators may require us to raise additional capital or take other actions, or may impose restrictions on our business, based on the results of the stress tests. We may not be able to raise additional capital if required to do so, or may not be able to do so on terms which are advantageous to us or our current shareholders. Any such capital raises, if required, may also be dilutive to our existing shareholders.

We are highly dependent upon programs administered by government agencies or government-sponsored enterprises, such as Fannie Mae, Freddie Mac and Ginnie Mae, to generate liquidity in connection with our conforming mortgage loans. Any changes in existing U.S. government or government-sponsored mortgage programs could materially and adversely affect our business, financial position, results of operations and cash flows.

Our ability to generate revenues through securities issuances guaranteed by Ginnie Mae, or GNMA, and through mortgage loan sales to GSEs such as Fannie Mae and Freddie Mac (as well as to other institutional investors), depends to a significant degree on programs administered by those entities. The GSEs play a powerful role in the residential mortgage industry, and we have significant business relationships with them. Many of the loans that we originate are conforming loans that qualify under existing standards for sale to the GSEs or for guarantee by GNMA. We also derive other material financial benefits from these relationships, including the assumption of credit risk by these GSEs on all loans sold to them that are pooled into securities, in exchange for our payment of guaranty fees, and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures. Any discontinuation of, or significant reduction in, the operation of these GSEs or any significant adverse change in the level of activity in the secondary mortgage market or the underwriting criteria of these GSEs could have a material adverse effect on our business, financial position, results of operations and cash flows.

Because nearly all other non-governmental participants providing liquidity in the secondary mortgage market left that market during the mortgage financial crisis, the GSEs have been the only significant purchasers of residential mortgage loans. It remains unclear when private investors may begin to re-enter the market in a meaningful way. As described above, GSEs (which are in conservatorship, with heavy capital support from the U.S. government, and subject to serious speculation about their future structure, if any) may not be able to provide the substantial liquidity upon which our residential mortgage loan business relies.

Federal, state and local consumer lending laws may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans, and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans, but these laws create the potential for liability with respect to our lending, servicing and loan investment activities. They increase our cost of doing business, and ultimately may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

Legislative action regarding foreclosures or bankruptcy laws may negatively impact our business.

Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans (some for a limited period of time), or otherwise limit the ability of residential loan servicers to take actions that may be essential to preserve the value of the mortgage loans underlying the MSR. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increased servicing costs. Any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which is likely to negatively impact our business, financial condition, liquidity and results of operations.

We are exposed to environmental liabilities with respect to properties that we take title to upon foreclosure that could increase our costs of doing business and harm our results of operations.

In the course of our activities, we may foreclose and take title to residential and commercial properties and become subject to environmental liabilities with respect to those properties. The laws and regulations related to environmental contamination often impose liability without regard to responsibility for the contamination. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. Moreover, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based upon damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations would be significantly harmed.

Risks Related to This Offering and Ownership of Our Series A Preferred Stock

You are making an investment decision with regard to the depositary shares as well as the Series A Preferred Stock.

As described in this prospectus, we are issuing fractional interests in shares of Series A Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series A Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus regarding both of these securities.

Our ability to pay dividends on the Series A Preferred Stock, and therefore your ability to receive distributions on the depositary shares, may be limited by federal regulatory considerations and the results of operations of our primary operating subsidiary, EverBank.

We are a thrift holding company that conducts substantially all of our operations through EverBank. As a result, our ability to make dividend payments on the Series A Preferred Stock will depend primarily upon the receipt of dividends and other distributions from EverBank.

There are various regulatory restrictions on the ability of EverBank to pay dividends or make other payments to us. Federal banking laws regulate the amount of dividends that may be paid by our banking subsidiary without prior approval. EverBank’s ability to pay dividends to us is subject to, among other things, its earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and EverBank, including the statutory requirement that we serve as a source of financial strength for EverBank, which limit the amount that may be paid as dividends without prior regulatory approval. In addition, the Dodd-Frank Act requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to banks and thrift holding companies. In June 2012, the FRB, the FDIC and the OCC issued three notices of proposed rulemaking, or the NPRs, addressing, among other matters, Section 171 of the Dodd-Frank Act and Basel III. The NPRs set forth the proposed criteria for qualifying additional Tier 1 capital instruments, including the requirement that any dividends on such instruments only be paid out of the banking organization’s net income and retained earnings. These requirements, and any other new regulations or capital distribution constraints, could adversely affect our ability to pay dividends on the Series A Preferred Stock and therefore your ability to receive distributions on the depositary shares.

Additionally, our right to participate in any distribution of assets of EverBank upon EverBank’s liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of EverBank, except to the extent that any of our claims as a creditor of EverBank may be recognized. As a result, the depositary shares will effectively be subordinated to all existing and future liabilities and obligations of EverBank. At June 30, 2012, EverBank’s direct borrowings and deposit liabilities that would effectively rank senior to the Series A Preferred Stock totaled approximately $13.4 billion. In addition, in connection with our recent acquisition of Business Property Lending from GECC, EverBank increased its borrowings from the FHLB, which ranks senior to the Senior A Preferred Stock.

The Series A Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Series A Preferred Stock are our equity interests and do not constitute indebtedness. As such, the shares of Series A Preferred Stock, and the related depositary shares, will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Series A Preferred Stock. As of June 30, 2012, our indebtedness and obligations, on a consolidated basis, totaled approximately $13.9 billion. In addition, in connection with our recent acquisition of Business Property Lending, we increased our borrowings from the FHLB. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series A Preferred Stock, (1) dividends are payable only if, when and as declared by our board of directors or a duly authorized committee of the board, (2) dividends will not accumulate if they are not declared and (3) as a Delaware corporation, we are subject to restrictions on payments of dividends and redemption out of lawfully available assets. Further, the Series A Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of Series A Preferred Stock and the related depositary shares will have limited voting rights.” Also, as a thrift holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations.

We are not required to declare dividends on the Series A Preferred Stock, and dividends on the Series A Preferred Stock are non-cumulative. If we do not declare dividends on the Series A Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.

Dividends on shares of the Series A Preferred Stock will not be mandatory. Holders of the Series A Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period if, when and as declared by our board of directors or a duly authorized committee of our board of directors out of legally available assets. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, the depositary would not be entitled to receive any such dividend and no related distribution will be made on the depositary shares, and such unpaid dividend will not accrue or be payable for such dividend period. Dividends on the Series A Preferred Stock are non-cumulative. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for such period, and holders of depositary shares will not be entitled to receive any distribution with respect to such dividends, if our board of directors or a duly authorized committee of the board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preferred Stock or any other series of our preferred stock. If we do not declare and pay dividends on the Series A Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.

We may be able to redeem the Series A Preferred Stock prior to January 5, 2018.

By its terms, the Series A Preferred Stock may be redeemed by us prior to January 5, 2018, at any time within 90 days following the occurrence of certain changes relating to the regulatory capital treatment of the Series A Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, subject to the approval of the appropriate federal banking agency, redeem, all (but not less than all) of the shares of Series A Preferred Stock. See below under “Description of Series A Preferred Stock-Redemption.”

It is possible that the Series A Preferred Stock may not satisfy the proposed criteria for qualifying additional Tier 1 capital instruments consistent with Basel III as set forth in any final rules adopted by the Federal Reserve. As a result, in addition to other circumstances that may constitute a regulatory capital treatment event, if the Federal Reserve revises and replaces its current capital rules with the final risk-based and leverage capital requirements, there could be a regulatory capital treatment event whereby we would have the right, subject to prior approval of the Federal Reserve, to redeem the Series A Preferred Stock in accordance with its terms prior to January 5, 2018 at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Investors should not expect us to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series A Preferred Stock is a perpetual equity security. The Series A Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series A Preferred Stock may be redeemed by us at our option either in whole or in part from time to time on January 5, 2018, or any dividend payment date thereafter, or in whole, but not in part, upon the occurrence of certain changes relating to the regulatory capital treatment of the Series A Preferred Stock, as described below under “Description of Series A Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Our right to redeem the Series A Preferred Stock is subject to an important limitation. Under the FRB’s current risk-based capital guidelines applicable to thrift holding companies, any redemption of the Series A Preferred Stock is subject to prior approval of the FRB. The FRB may not approve any redemption of the Series A Preferred Stock that we propose. Moreover, the FRB may not authorize a redemption of Series A Preferred Stock without replacing the Series A Preferred Stock with Tier 1 capital that is not a restricted core capital element, if we were to propose such a redemption. We understand that the factors that the FRB will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series A Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the FRB may change these factors at any time.

If the Series A Preferred Stock is redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Series A Preferred Stock in a similar security.

If we are deferring payments on any outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we may be prohibited from making distributions on or redeeming the Series A Preferred Stock.

The terms of any outstanding junior subordinated debt securities may prohibit us from declaring or paying any dividends or distributions on the Series A Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock, including the Series A Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series A Preferred Stock.

When dividends are not paid in full upon the shares of the Series A Preferred Stock and other dividend parity stock, all dividends paid or declared for payment on that dividend payment date with respect to the Series A Preferred Stock and the dividend parity stock will be shared first ratably by the holders of any dividend parity stock who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and thereafter ratably by the holders of the Series A Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series A Preferred Stock.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Market prices for the depositary shares may decrease. Several factors, many of which are beyond our control, will influence the market prices of the depositary shares. Factors that might influence the market prices of the depositary shares include:

•	whether we declare or fail to declare dividends on the Series A Preferred Stock from time to time;

•	our creditworthiness;

•	interest rates;

•	developments in the credit markets and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their purchase price.

The depositary shares and Series A Preferred Stock will not be rated.

We do not intend to have the depositary shares or Series A Preferred Stock rated by any rating agency. Unrated securities usually trade at a discount to similar, rated securities. As a result, there is a risk that the depositary shares and Series A Preferred Stock may trade at a price that is lower than they might otherwise trade if rated by a rating agency. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the depositary shares and Series A Preferred Stock. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the depositary shares and Series A Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the depositary shares and Series A Preferred Stock.

The depositary shares may not have an active trading market.

The Series A Preferred Stock and the related depositary shares are new issues with no established trading market. Although we intend to apply to list the depositary shares on the NYSE, we may not be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of Series A Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Series A Preferred Stock except as represented by the depositary shares.

Holders of Series A Preferred Stock and the related depositary shares will have limited voting rights.

Holders of the Series A Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting shareholders. However, holders of the Series A Preferred Stock will have the right to vote as a series on certain fundamental matters that may affect the preference or special rights of the Series A Preferred Stock, as described under “Description of Series A Preferred Stock—Voting Rights” below. In addition, if dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series A Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series A Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board of directors, subject to the terms and to the limited extent described under “Description of Series A Preferred Stock—Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Preferred Stock.

We are an emerging growth company within the meaning of the JOBS Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, an investment in us could be less attractive to investors.

We are an “emerging growth company” within the meaning of the JOBS Act. Accordingly, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. If we choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, it may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting may go undetected. As a result, holders of depositary shares may not have access to certain information they may deem important. Further, we are eligible to delay adoption of new or revised accounting standards applicable to public companies and we intend to take advantage of the benefits of this extended transition period. To the extent we choose to do so, our financial statements may not be comparable to companies that comply with such new or revised accounting standards. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances. If we take advantage of any of these exemptions, some investors may find the Series A Preferred Stock less attractive as a result.

Our management team may allocate the proceeds of this offering in ways in which you may not agree.

We have broad discretion in applying the net proceeds we will receive in this offering. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities.

Anti-takeover provisions could adversely affect our stockholders.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our

Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•

limit the ability of a person to own, control or have the power to vote more than 9.9% of our voting securities, in order to prevent any potential termination of protection under the loss sharing agreements we have with the FDIC in connection with the Bank of Florida acquisition;

•	establish a classified board of directors, with directors of each class serving a three-year term;

•	require that directors only be removed from office for cause and only upon a majority stockholder vote;

•	provide that vacancies on our Board of Directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	limit who may call special meetings of stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

•	require supermajority stockholder voting to effect certain amendments to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

For additional information regarding these and other provisions of our organizational documents that may make it more difficult to acquire our company on an unsolicited basis, see “Description of Our Capital Stock - Certain Provisions of Delaware Law and Certain Charter and By-law Provisions.”

In addition, there are substantial regulatory limitations on changes of control of savings and loan holding companies and federal savings associations. Any company that acquires control of a savings association becomes a “savings and loan holding company” subject to registration, examination and regulation by the FRB. “Control,” as defined under federal banking regulations, includes ownership or control of shares, or holding irrevocable proxies (or a combination thereof), representing 25% or more of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the FRB that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Further, an acquisition of 10% or more of our common stock creates a rebuttable presumption of “control” under federal banking regulations. These provisions could make it more difficult for a third party to acquire EverBank or us even if such an acquisition might be in the best interest of our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These factors include without limitation:

•	deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve;

•	risks related to liquidity, including the adequacy of our cash flow from operations and borrowings to meet our short-term liquidity needs;

•

changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale;

•	risk of higher lease and loan charge-offs;

•	legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing;

•	our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators;

•	concentration of our commercial real estate loan portfolio, in particular, those secured by properties located in Florida;

•	higher than normal delinquency and default rates affecting our mortgage banking business;

•	limited ability to rely on brokered deposits as a part of our funding strategy;

•	concentration of mass-affluent customers and jumbo mortgages;

•	hedging strategies we use to manage our mortgage pipeline;

•	the effectiveness of our derivatives to manage interest rate risk;

•	risks related to securities held in our securities portfolio;

•	delinquencies on our equipment leases and reductions in the resale value of leased equipment;

•	increases in loan repurchase requests and our reserves for loan repurchases;

•	customer concerns over deposit insurance;

•	failure to prevent a breach to our Internet-based system and online commerce security;

•	soundness of other financial institutions;

•	changes in currency exchange rates or other political or economic changes in certain foreign countries;

•	the competitive industry and market areas in which we operate;

•	historical growth rate and performance may not be a reliable indicator of future results;

•	loss of key personnel;

•	fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees;

•	compliance with laws and regulations that govern our operations;

•	failure to establish and maintain effective internal controls and procedures;

•	impact of recent and future legal and regulatory changes, including the Dodd-Frank Act;

•	effects of changes in existing U.S. government or government-sponsored mortgage programs;

•	changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans;

•	risks related to the continuing integration of acquired businesses and any future acquisitions;

•	legislative action regarding foreclosures or bankruptcy laws;

•	changes to GAAP;

•	environmental liabilities with respect to properties that we take title to upon foreclosure; and

•	inability of EverBank, our banking subsidiary, to pay dividends.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods presented.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands)
Excluding Interest on Deposits:
Fixed Charges (1):
Interest expense (excluding interest on deposits)	$20,028	$20,009	$38,899	$45,758	$55,515	$66,520	$48,197
Interest factor in rent expense	2,634	2,180	4,378	3,991	2,153	2,156	2,042

Total fixed charges	$22,662	$22,189	$43,277	$49,749	$57,668	$68,676	$50,239

Earnings:
Income from continuing operations before taxes	$36,207	$51,404	$81,514	$249,873	$88,390	$37,379	$47,224
Fixed charges (1)	22,662	22,189	43,277	49,749	57,668	68,676	50,239

Total Earnings	$58,869	$73,593	$124,791	$299,622	$146,058	$106,055	$97,463

Ratio of earnings to fixed charges, excluding interest on deposits	2.60	3.32	2.88	6.02	2.53	1.54	1.94

Including Interest on Deposits:
Fixed Charges (1):
Interest expense	$61,421	$71,609	$135,910	$147,167	$163,211	$202,620	$184,963
Interest factor in rent expense	2,634	2,180	4,378	3,991	2,153	2,156	2,042

Total fixed charges	$64,055	$73,789	$140,288	$151,158	$165,364	$204,776	$187,005

Earnings:
Income from continuing operations before taxes	$36,207	$51,404	$81,514	$249,873	$88,390	$37,379	$47,224
Fixed charges (1)	64,055	73,789	140,288	151,158	165,364	204,776	187,005

Total Earnings	$100,262	$125,193	$221,802	$401,031	$253,754	$242,155	$234,229

Ratio of earnings to fixed charges, including interest on deposits	1.57	1.70	1.58	2.65	1.53	1.18	1.25

(1)	Preferred share dividends paid on private shares are excluded.

The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) your share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be $         million, or $         million if the underwriters’ option to purchase additional depositary shares is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, which may include organic growth or the acquisition of businesses or assets that we believe are complementary to our present business and provide attractive risk-adjusted returns. We have no current plans, arrangements, agreements or understandings to engage in any such acquisition.

CAPITALIZATION

You should read this information together with the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Selected Financial Information” sections of this prospectus.

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2012, actual and as adjusted for this offering:

	As of June 30, 2012
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$518,232

Debt:
Other borrowings	2,503,636	2,503,636
Trust preferred securities	103,750	103,750

Total debt	2,607,386	2,607,386
Shareholders’ Equity:
Preferred stock, 10,000,000 shares authorized actual and as adjusted:
Series A Preferred Stock, $0.01 par value; no shares issued and outstanding, actual; shares issued and outstanding, as adjusted	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 116,479,658 shares issued and outstanding, actual and as adjusted	1,165	1,165
Additional paid-in capital	762,422
Retained earnings	530,876	530,876
Accumulated other comprehensive loss	(113,094)	(113,094)

Total shareholders’ equity	1,181,369

Total capitalization	$3,788,755

Both columns exclude 4,032,662 shares of our common stock which were issued subsequent to June 30, 2012. The shares were issued on August 27, 2012, at a price per share of $12.065, to certain of our shareholders all of whom were former shareholders of Tygris. The aggregate purchase price of $48.7 million was held in an escrow account related to the Tygris acquisition, and the shares will remain in escrow pursuant to the terms of the original escrow agreement. The conversion price was based on the trailing ten day volume weighted average price per share of our common stock through August 27, 2012, as quoted on the NYSE. For additional information regarding the acquisition of Tygris, please see “Business—Asset Origination and Fee Income Businesses—Commercial Finance.”

Both columns also exclude the effect of our acquisition of Business Property Lending. Our acquisition of Business Property Lending closed on October 1, 2012. The purchase price of $2.4 billion was funded through a combination of $0.4 billion of cash, $0.5 billion of deposits, $1.5 billion of other borrowings, and no debt was assumed in the transaction. For additional information regarding the acquisition of Business Property Lending, please see “Business—Recent Acquisitions—Acquisition of Business Property Lending.”

SELECTED FINANCIAL INFORMATION

The selected statement of income data for the years ended December 31, 2011, 2010 and 2009 and the selected balance sheet data as of December 31, 2011 and 2010 have been derived from our audited financial statements included elsewhere in this prospectus. The selected income statement data for the years ended December 31, 2008 and 2007 and the selected balance sheet data as of December 31, 2009, 2008 and 2007 have been derived from our audited financial statements that are not included in this prospectus. The selected historical consolidated financial information as of and for the six months ended June 30, 2012 and 2011 (unaudited) is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus and includes all adjustments consisting of normal recurring accruals that we consider necessary for the fair presentation of the financial position and the results of operations for the period. Historical results are not necessarily indicative of future results. The selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma financial statements and related notes thereto included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information on the same basis as our audited consolidated financial information.

We consummated several significant transactions in prior fiscal periods, including the acquisition of Tygris in February 2010, the acquisition of the banking operations of Bank of Florida in May 2010, and the acquisition of MetLife’s warehouse business in April 2012. Accordingly, our operating results for the historical periods presented below are not comparable and may not be predictive of future results.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In millions, except share and per share data)
Income Statement Data:
Interest income	$302.0	$298.2	$588.2	$612.5	$440.6	$322.4	$263.4
Interest expense	61.4	71.6	135.9	147.2	163.2	202.6	185.0

Net interest income	240.6	226.6	452.3	465.3	277.4	119.8	78.4
Provision for loan and lease losses (1)	17.1	27.0	49.7	79.3	121.9	37.3	5.6

Net interest income after provision for loan and lease losses	223.5	199.6	402.6	386.0	155.5	82.5	72.8
Noninterest income (2)	147.3	118.8	233.1	357.8	232.1	175.8	177.1
Noninterest expense (3)	334.6	267.0	554.2	493.9	299.2	221.0	202.7

Income before income taxes	36.2	51.4	81.5	249.9	88.4	37.4	47.2
Provision for income taxes	13.2	20.2	28.8	61.0	34.9	14.2	17.8

Net income from continuing operations	23.0	31.2	52.7	188.9	53.5	23.1	29.4
Discontinued operations, net of income taxes (4)	—	—	—	—	(0.2)	20.5	(1.9)

Net income	23.0	31.2	52.7	188.9	53.4	43.6	27.5
Loss (income) attributable to non-controlling interest in subsidiaries	—	—	—	—	—	2.4	2.8

Net income attributable to the Company	$23.0	$31.2	$52.7	$188.9	$53.4	$46.0	$30.2

Per Share Data:
Weighted-average common shares outstanding: (units in thousands)
Basic	88,454	74,764	74,892	72,479	42,126	41,029	40,692
Diluted	90,414	77,620	77,506	74,589	43,299	42,196	41,946
Earnings from continuing operations per common share:
Basic	$0.17	$0.33	$0.55	$2.00	$0.80	$0.43	$0.68
Diluted	0.17	0.32	0.54	1.94	0.78	0.41	0.66
Net tangible book value per as converted common share at period end:
Excluding accumulated other comprehensive income (loss) (5)	$10.97	$11.03	$11.27	$10.70	$8.23	$6.95	$5.43
Including accumulated other comprehensive income (loss) (6)	10.00	10.77	10.12	10.65	8.54	6.96	5.39

	As of June 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$518.2	$683.6	$295.0	$1,169.2	$23.3	$62.9	$33.9
Investment securities	2,174.4	2,930.4	2,191.8	2,203.6	1,678.9	715.7	283.6
Loans held for sale	3,178.6	792.4	2,725.3	1,237.7	1,283.0	915.2	943.5
Loans and leases held for investment, net	7,708.0	6,767.0	6,441.5	6,005.6	4,072.7	4,577.0	3,722.3
Total assets	15,040.8	12,520.2	13,041.7	12,007.9	8,060.2	7,048.3	5,521.9
Deposits	10,803.7	9,936.5	10,265.8	9,683.1	6,315.3	5,003.0	3,892.4
Total liabilities	13,859.4	11,492.5	12,074.0	10,994.7	7,506.3	6,628.6	5,273.4
Total shareholders’ equity	1,181.4	1,027.7	967.7	1,013.2	553.9	419.6	248.5

(1)	For the six months ended June 30, 2012, provision for loan and lease losses includes a $4.2 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans. For the six months ended June 30, 2011, provision for loan and lease losses includes a $0.8 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans, a $1.9 million impact of change in ALLL methodology and a $10.0 million impact of early adoption of troubled debt restructuring, or TDR, guidance and policy change. For the year ended December 31, 2011, provision for loan and lease losses includes a $4.9 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans, a $1.9 million impact of change in ALLL methodology and a $10.0 million impact of early adoption of TDR guidance and policy change. For the year ended December 31, 2010, provision for loan and lease losses includes a $6.2 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans.
(2)	For the six months ended June 30, 2012, noninterest income includes a $45.3 million impairment charge related to mortgage servicing rights, or MSR. For the six months ended June 30, 2011, noninterest income includes a $4.7 million gain on repurchase of trust preferred securities including $0.3 million resulting from the unwind of the associated cash flow hedge. For the year ended December 31, 2011, noninterest income includes a $4.7 million gain on repurchase of trust preferred securities including $0.3 million resulting from the unwind of the associated cash flow hedge and a $39.5 million impairment charge related to MSR. For the year ended December 31, 2010, noninterest income includes a $68.1 million non-recurring bargain purchase gain associated with the Tygris acquisition, a $19.9 million gain on sale of investment securities due to portfolio concentration repositioning and a $5.7 million gain on repurchase of trust preferred securities.
(3)	For the six months ended June 30, 2012, noninterest expense includes $16.2 million in transaction and non-recurring regulatory related expense. For the six months ended June 30, 2011, noninterest expense includes $12.5 million in transaction and non-recurring regulatory related expense and an $8.7 million decrease in fair value of the Tygris indemnification asset resulting from a decrease in estimated future credit losses. For the year ended December 31, 2011, noninterest expense includes $27.1 million in transaction and non-recurring regulatory related expense and an $8.7 million decrease in fair value of the Tygris indemnification asset. For the year ended December 31, 2010, noninterest expense includes $9.7 million in transaction related expense, a $10.3 million loss on early extinguishment of acquired debt and a $22.0 million decrease in fair value of the Tygris indemnification asset. The carrying value of the Tygris indemnification asset has been $0 since March 31, 2011.
(4)	Discontinued operations for the year ended December 31, 2008 includes a $42.7 million after tax gain on the sale of our reverse mortgage business to an unaffiliated third party net of an $18.8 million after tax loss from operations of the reverse mortgage business before the sale.
(5)	Calculated as adjusted tangible shareholders’ equity divided by shares of common stock. Adjusted tangible shareholders’ equity equals shareholders’ equity less goodwill, other intangible assets and accumulated other comprehensive income (loss). Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.
(6)	Calculated as tangible shareholders’ equity divided by shares of common stock. Tangible shareholders’ equity equals shareholders’ equity less goodwill and other intangible assets. Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share including accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.

SUMMARY QUARTERLY FINANCIAL DATA

The summary quarterly financial information set forth below for each of the last six quarters has been derived from our unaudited interim consolidated financial statements and other financial information. The summary historical quarterly financial information includes all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

We consummated the acquisition of MetLife’s warehouse business in April 2012. Accordingly, our operating results for certain of the historical periods presented below are not comparable and may not be predictive of future results.

The information below is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus.

As indicated in the notes to the tables below, certain items included in the tables are non-GAAP financial measures. For a more detailed discussion of these items, including a discussion of why we believe these items are meaningful and a reconciliation of each of these items to the most directly comparable generally accepted accounting principles, or GAAP, financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Primary Factors Used to Evaluate Our Business.”

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(In millions, except share and per share data)
Income Statement Data:
Interest income	$156.6	$145.4	$145.7	$144.3	$148.1	$150.1
Interest expense	31.6	29.8	30.9	33.4	35.2	36.4

Net interest income	125.0	115.6	114.8	110.9	112.9	113.7
Provision for loan and lease losses (1)	5.8	11.4	10.4	12.3	9.0	18.0

Net interest income after provision for loan and lease losses	119.2	104.3	104.4	98.6	103.9	95.7
Noninterest income (2)	74.1	73.2	61.0	53.4	52.9	65.9
Noninterest expense (3)	175.8	158.8	147.7	139.6	121.7	145.2

Income before income taxes	17.6	18.6	17.7	12.4	35.1	16.3
Provision for income taxes	6.4	6.8	4.0	4.6	13.3	6.9

Net income	$11.2	$11.8	$13.8	$7.8	$21.8	$9.4

Net income allocated to common shareholders	$9.5	$6.0	$11.0	$6.2	$17.4	$7.0

Share Data:
Weighted-average common shares outstanding: (units in thousands)
Basic	100,779	76,129	75,040	74,996	74,792	74,735
Diluted	102,574	78,324	76,908	77,709	77,568	77,621
Earnings from continuing operations per common share:
Basic	$0.09	$0.08	$0.15	$0.08	$0.23	$0.09
Diluted	0.09	0.08	0.14	0.08	0.23	0.09
Net tangible book value per as converted common share at period end:
Excluding accumulated other comprehensive income (loss) (4)	$10.97	$11.35	$11.27	$11.12	$11.03	$10.80
Including accumulated other comprehensive income (loss) (5)	10.00	10.40	10.12	10.19	10.77	10.71

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$518.2	$384.7	$295.0	$459.3	$683.6	$650.0
Investment securities	2,174.4	2,228.3	2,191.8	2,651.1	2,930.4	2,852.8
Loans held for sale	3,178.6	2,531.0	2,725.3	1,792.7	792.4	615.3
Loans and leases held for investment, net	7,708.0	7,244.9	6,441.5	6,197.7	6,767.0	6,445.6
Total assets	15,040.8	13,774.8	13,041.7	12,550.8	12,520.2	11,889.4
Deposits	10,803.7	10,553.0	10,265.8	10,206.9	9,936.5	9,685.5
Total liabilities	13,859.4	12,780.1	12,074.0	11,577.1	11,492.5	10,868.8
Total shareholders’ equity	1,181.4	994.7	967.7	973.7	1,027.7	1,020.6

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Capital Ratios (period end):
Tangible equity to tangible assets (6)	7.8%	7.1%	7.3%	7.6%	8.1%	8.4%
Tier 1 leverage ratio (bank level) (7)	8.3%	7.7%	8.0%	8.3%	8.3%	8.7%
Tier 1 risk-based capital ratio (bank level) (7)	14.8%	14.5%	14.6%	14.5%	15.2%	15.6%
Total risk-based capital ratio (bank level) (7)	15.8%	15.2%	15.7%	15.7%	16.4%	16.9%
Performance Metrics:
Adjusted net income attributable to the Company from continuing operations (in millions) (8)	$36.5	$27.3	$31.9	$25.6	$25.5	$24.5
Return on average assets	0.31%	0.36%	0.43%	0.25%	0.73%	0.32%
Return on average equity	4.11%	4.81%	5.62%	3.08%	8.50%	3.68%
Adjusted return on average assets (9)	1.01%	0.83%	0.99%	0.83%	0.85%	0.82%
Adjusted return on average equity (9)	13.41%	11.05%	13.04%	10.19%	9.94%	9.58%

(1)	For the three months ended June 30, 2012, provision for loan and lease losses includes a $0.7 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans. For the three months ended March 31, 2012, provision for loan and lease losses includes a $3.4 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans. For the three months ended December 31, 2011, provision for loan and lease losses includes a $3.6 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans. For the three months ended September 30, 2011, provision for loan and lease losses includes a $0.5 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans. For the three months ended June 30, 2011, provision for loan and lease losses includes a $2.5 million impact of early adoption of TDR guidance and policy change. For the three months ended March 31, 2011, provision for loan and lease losses includes a $0.8 million increase in non-accretable discount related to Bank of Florida acquired credit-impaired loans, $1.9 million impact of change in ALLL methodology and a $7.5 million impact of early adoption of TDR guidance and policy change.
(2)	For the three months ended June 30, 2012, noninterest income includes a $30.1 million impairment charge related to MSR. For the three months ended March 31, 2012, noninterest income includes a $15.1 million impairment charge related to MSR. For the three months ended December 31, 2011, noninterest income includes an $18.8 million impairment charge related to MSR. For the three months ended September 30, 2011, noninterest income includes a $20.7 million impairment charge related to MSR. For the three months ended March 31, 2011, noninterest income includes a $4.7 million gain on repurchase of trust preferred securities including $0.3 million resulting from the unwind of the associated cash flow hedge.
(3)	For the three months ended June 30, 2012, noninterest expense includes $9.9 million in transaction and non-recurring regulatory related expense. For the three months ended March 31, 2012, noninterest expense includes $6.3 million in transaction and non-recurring regulatory related expense. For the three months ended December 31, 2011, noninterest expense includes $7.0 million in transaction and non-recurring regulatory related expense. For the three months ended September 30, 2011, noninterest expense includes $7.7 million in transaction and non-recurring regulatory related expense. For the three months ended June 30, 2011, noninterest expense includes $3.4 million in transaction and non-recurring regulatory related expense. For the three months ended March 31, 2011, noninterest expense includes $9.1 million in transaction and non-recurring regulatory related expense and an $8.7 million decrease in fair value of the Tygris indemnification asset resulting from a decrease in estimated future credit losses.
(4)	Calculated as adjusted tangible shareholders’ equity divided by shares of common stock. Adjusted tangible shareholders’ equity equals shareholders’ equity less goodwill, other intangible assets and accumulated other comprehensive income (loss). Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.

(5)	Calculated as tangible shareholders’ equity divided by shares of common stock. Tangible shareholders’ equity equals shareholders’ equity less goodwill and other intangible assets. Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share including accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share.
(6)	Calculated as tangible shareholders’ equity divided by tangible assets, after deducting goodwill and intangible assets from the numerator and the denominator. Tangible equity to tangible assets is a non-GAAP financial measure, and the most directly comparable GAAP financial measure for tangible equity is shareholders’ equity and the most directly comparable GAAP financial measure for tangible assets is total assets.
(7)	The Tier 1 leverage ratio, the Tier 1 risk-based capital ratio and the total risk-based capital ratio are regulatory financial measures that are used to assess the capital position of financial services companies and, as such, these ratios are presented at the bank level.

The Tier 1 leverage ratio is calculated as Tier 1 capital divided by adjusted total assets. The Tier 1 risk-based capital ratio is calculated as Tier 1 capital divided by total risk-weighted assets. The total risk-based capital ratio is calculated as total risk-based capital (total regulatory capital) divided by total risk-weighted assets.

Adjusted total assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. In calculating adjusted total assets, total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 capital and other regulatory adjustments.

Total risk-weighted assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Tier 1 capital is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders’ equity. Tier 1 capital includes common equity and certain qualifying preferred stock less goodwill, disallowed deferred tax assets and other regulatory deductions.

Total risk-based capital (total regulatory capital) is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders’ equity. Total risk-based capital (total regulatory capital) includes Tier 1 capital, ALLL, subject to limitations, and other additions.

A reconciliation of (1) Tier 1 capital to bank level shareholders’ equity which is the most comparable GAAP financial measure, and (2) total risk-based capital (total regulatory capital) to bank level shareholders’ equity which is the most comparable GAAP financial measure, is as follows:

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(in thousands)
(Bank Level)
Shareholders’ equity	$1,263,687	$1,099,404	$1,070,887	$1,078,080	$1,130,104	$1,121,290
Less: Goodwill and other intangibles	(16,938)	(17,290)	(17,642)	(17,994)	(18,319)	(18,589)
Disallowed servicing asset	(36,650)	(40,783)	(38,925)	(36,570)	(31,927)	(17,947)
Disallowed deferred tax asset	(70,357)	(71,302)	(71,803)	(72,147)	(74,522)	(73,674)
Add: Accumulated losses (gains) on securities and cash flow hedges	110,101	86,981	105,682	85,525	25,051	9,717

Tier 1 capital	1,249,843	1,057,010	1,048,199	1,036,894	1,030,387	1,020,797
Less: Low-level recourse and residual interests	—	(20,424)	(21,587)	(20,431)	(19,079)	(13,035)
Add: Allowance for loan and lease losses	77,393	78,254	77,765	83,826	80,419	80,635

Total regulatory capital	$1,327,236	$1,114,840	$1,104,377	$1,100,289	$1,091,727	$1,088,397

Adjusted total assets	$15,022,729	$13,731,482	$13,081,401	$12,550,738	$12,438,222	$11,796,047
Risk-weighted assets	8,424,290	7,311,556	7,043,371	7,007,339	6,648,103	6,449,986

(8)	Adjusted net income attributable to the Company from continuing operations includes adjustments to our net income attributable to the Company from continuing operations for certain material items that we believe are not reflective of our ongoing business or operating performance including the Tygris and Bank of Florida acquisitions. A reconciliation of adjusted net income attributable to the Company from continuing operations to net income attributable to the Company from continuing operations, which is the most directly comparable GAAP measure, is as follows:

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(In thousands)
Net income attributable to the Company from continuing operations	$11,172	$11,846	$13,760	$7,758	$21,795	$9,416
Gain on repurchase of trust preferred securities, net of tax	—	—	—	—	—	(2,910)
Transaction and non-recurring regulatory related expense, net of tax	6,143	3,884	4,331	4,751	2,136	5,613
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	—	—	—	—	—	5,382
Increase in Bank of Florida non-accretable discount, net of tax	463	2,135	2,208	298	—	501
Impact of change in ALLL methodology, net of tax	—	—	—	—	—	1,178
Early adoption of TDR guidance and policy change, net of tax	—	—	—	—	1,561	4,664
MSR impairment, net of tax	18,684	9,389	11,638	12,824	—	—
Tax expense related to revaluation of Tygris net unrealized built-in losses, net of tax	—	—	—	—	—	691

Adjusted net income attributable to the Company from continuing operations	$36,462	$27,254	$31,937	$25,631	$25,492	$24,535

(9)	Adjusted return on average assets equals adjusted net income attributable to the Company from continuing operations divided by average total assets and adjusted return on average equity equals adjusted net income attributable to the Company from continuing operations divided by average shareholders’ equity. Adjusted net income attributable to the Company from continuing operations is a non-GAAP measure of our financial performance and its most directly comparable GAAP measure is net income attributable to the Company from continuing operations. For a reconciliation of net income attributable to the Company from continuing operations to adjusted net income attributable to the Company from continuing operations, see Note 8 above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Financial Information” and the consolidated historical and pro forma financial statements and the related notes thereto included in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements, except as required by law.

Executive Overview

We are a thrift holding company with one direct subsidiary, EverBank, or EB. EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. We are a diversified financial services company that provides innovative banking, lending and investment products and services to customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases, and various other consumer and commercial loans, as market conditions warrant. Our organic origination activities are scalable, significant relative to our balance sheet size and provide us with substantial growth potential. Our origination, lending and servicing expertise positions us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base significantly with short lead time by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate substantial deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

Economic and Interest Rate Environment

The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Board of Governors of the Federal Reserve System, or FRB, began decreasing short-term interest rates, with 11 consecutive decreases totaling 525 basis points between September 2007 and December 2008. To stimulate economic activity and stabilize the financial markets, the FRB maintained historically low market interest rates from 2009 to 2012. While market conditions improved during this period, continued economic uncertainty has resulted in high unemployment, low consumer confidence and depressed home prices. As part of a sustained effort to spur economic growth, the FRB has indicated that low market interest rates will likely continue into 2014.

Factors Affecting Comparability

Each factor listed below materially affected the comparability of our cash flows, results of operations and financial condition during the six months ended June 30, 2012 and in 2011, 2010 and 2009, and may affect the comparability of our historical financial information to financial information we report in future fiscal periods.

Our historical growth must be viewed in the context of the recent opportunities available to us over the past four years as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in unprecedented asset acquisition opportunities. Additionally, changes to the regulatory environment and our growth have recently increased the investments we made in our business infrastructure. Current and future market trends cannot be expected to produce the same opportunities that existed during the recent financial crisis. Important trends that will impact our growth and our results of operations are described below.

Portfolio Acquisitions

The significant capital we raised during the period from 2008 to 2010 enabled us to execute our strategy of organic growth and selective portfolio acquisitions. From September 30, 2008 to December 31, 2011, we increased our loans and leases held for investment and available for sale securities portfolio by approximately $3.9 billion by acquiring Tygris and Bank of Florida, retaining for investment assets we originate and acquiring portfolios of loans, leases and MBS with attractive risk-adjusted returns. We purchased many of our portfolio acquisitions at discounts to par value, which enhance our effective yield through accretion into income in subsequent periods. Because risk-adjusted returns on acquisitions during this period exceeded returns available to us from our asset generation channels, a greater portion of our asset growth during 2008 to 2010 was comprised of portfolio acquisitions rather than from asset retention. During 2011 and 2012, we continued to take advantage of the market conditions and purchased several performing, high quality loan portfolios. We also executed a strategy to retain more originated loans for portfolio, increase the amount of organic GNMA buyouts from our servicing portfolio and acquire portfolios of delinquent government insured loans. For banks like EverBank with cost effective sources of short term capital, this strategy represents an attractive return with low additional investment risk.

We also deployed excess capital to grow our portfolio of MSR through various bulk acquisitions of mortgage servicing portfolios through 2010. Furthermore, during 2011 we reduced our originated MSR and did not continue bulk acquisitions of mortgage servicing portfolio. During 2011 we recognized impairment of $39.5 million. During the six months ended 2012, we recognized impairment of $45.3 million. Impairment is due to historically low interest rates and related high prepayment rates. We expect to continue retaining originated MSR in the future.

Strategic Acquisitions

Strategic acquisitions have recently been a significant component of our growth and may be a source of future growth. We also completed two acquisitions during 2010 and one acquisition in the first six months of 2012 that grew our asset base, increased our capital and enhanced our asset and deposit generation platforms.

Tygris Commercial Finance Group, Inc.

On February 5, 2010, we completed our acquisition of Tygris, a commercial leasing and finance company. In addition to providing significant growth capital, the transaction added a major new business line and provided another source to generate assets with attractive risk-adjusted returns for our balance sheet.

We acquired total assets with a fair value of $777.5 million, including lease financing receivables with a fair value of approximately $538.1 million. At closing, acquired lease financing receivables were recorded at their acquisition date fair value. Our assessment of fair value was based on expected cash flows and included an estimation of expected credit losses, prepayment expectations and operating costs associated with those assets. The assessment resulted in a fair value reduction equal to $266.8 million, of which $196.1 million represents a purchase discount accretable into income on a level yield basis. At December 31, 2011, we note that all four lease pools have transferred to cost recovery, thereby excess income is being realized. We realized $81.4 million and $88.9 million of discount accretion income related to this discount, reported as a component of lease financing receivables interest income for the years ended December 31, 2011 and 2010, respectively. In 2010, we reported a bargain purchase gain of $68.1 million, reflecting the excess of the fair value of the net assets acquired over the consideration paid. For further discussion of the Tygris acquisition and purchase accounting, see “—Loan and Lease Quality” and “—Critical Accounting Policies and Estimates” below.

Bank of Florida

On May 28, 2010, we acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of Bank of Florida-Southwest, headquartered in Naples, Florida, Bank of Florida-Southeast, headquartered in Fort Lauderdale, Florida, and Bank of Florida-Tampa Bay, headquartered in Tampa, Florida, three affiliated full service Florida chartered commercial banks that we collectively refer to as Bank of Florida, from the FDIC, as receiver. Under the terms of our agreements with the FDIC, we assumed deposits with a fair value of approximately $1.2 billion and acquired assets with a fair value of approximately $1.4 billion, including loans with a fair value of approximately $888.8 million. The acquisition enabled us to strengthen our core deposit franchise and enhance our wealth management capabilities by establishing a financial center presence in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and contributed to the increase of our total deposits to approximately $10.3 billion as of December 31, 2011.

All loans acquired in connection with the Bank of Florida acquisition are subject to a loss-sharing agreement with the FDIC, including a first loss amount to be borne solely by EverBank. Under the agreement, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned, or OREO, over $385.6 million. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. At closing, our assessment of fair value resulted in a $261.4 million reduction to the previous carrying value of acquired loans and real estate owned. The fair value of the loans was determined using methods similar to those outlined above in our description of the Tygris acquisition. In addition, we recorded a clawback liability of $37.6 million based upon an estimated future true-up payment to the FDIC according to the terms of the loss sharing arrangement. For further discussion of the Bank of Florida acquisition and purchase accounting, see “—Loan and Lease Quality,” “—Clawback Liability” and “—Critical Accounting Policies and Estimates” below.

Warehouse Finance

On April 2, 2012, we completed our acquisition of 100% of the net assets of the Warehouse Lending Division of MetLife Bank, N.A. pursuant to the asset purchase agreement dated February 8, 2012 between us and MetLife Bank, N.A. The acquisition was funded entirely by cash with the transaction accounted for using the acquisition method. Based on the acquisition method of accounting, the consideration paid was allocated to the acquired assets and liabilities.

Capital Actions

On January 25, 2012, our board of directors approved a special cash dividend of $4.5 million to the holders of the Series A 6% Cumulative Convertible Preferred Stock, or Series A Preferred Stock, which was paid on March 1, 2012. As a result of the special cash dividend, all shares of Series A Preferred Stock were converted into 2,801,160 shares of common stock.

On May 8, 2012, we completed the sale of $221.0 million in new common equity through the issuance and sale of 22,103,000 shares of common stock in an underwritten public offering, or the IPO, at an initial price of $10.00 per share, including 2,883,000 shares that were sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares from us. We received net proceeds of $198.5 million from the IPO, after deducting underwriting discounts and commissions and offering expenses.

Prior to the completion of the IPO, our board of directors approved a special cash dividend of $1.1 million to the holders of the Series B 4% Cumulative Convertible Preferred Stock, or Series B Preferred Stock, which was paid on June 19, 2012. As a result of the merger of EverBank Florida into EverBank Delaware, the 136,544 shares of outstanding Series B Preferred Stock automatically converted into 15,964,644 shares of Common Stock.

On August 27, 2012, we converted $48.7 million of cash held in escrow into 4,032,662 shares of our common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of our common stock through August 27, 2012, as quoted on the New York Stock Exchange. The private placement was with certain of our shareholders all of whom were former shareholders of Tygris. The cash had been held in escrow to satisfy certain indemnification and other obligations related to our acquisition of Tygris. The newly issued shares in the transaction remain in escrow in accordance with the terms of the original escrow agreement.

Primary Factors Used to Evaluate Our Business

Results of Operations

The primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income, noninterest expense and net income.

Net Interest Income. Represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income is a significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread, (4) our net interest margin and (5) our provisions for loan and lease losses. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. We measure net interest income before and after provision for loan and lease losses required to maintain our allowance for loan and lease losses at acceptable levels.

Noninterest Income. Noninterest income includes:

•	net gains on sales of loans into the capital markets and loan production revenue;

•	net loan servicing income, which includes loan servicing fees and other ancillary income less amortization and impairment of owned MSR generated from loans we service and sub-service;

•	deposit fee income;

•	other lease income, and

•	other noninterest income.

Changes in market interest rates and housing market conditions have a significant impact on our noninterest income. Lower interest rates have historically increased customer demand for loans to purchase homes and refinance existing loans. Higher customer demand for loans generally results in higher gains on sale of loans and loan production revenue and higher expenses from amortization of owned MSR, which serve to lower net loan servicing income. Higher interest rates have converse effects. Our deposit fee income is largely impacted by the volume, growth and type of deposits we hold, which are driven by prevailing market conditions for our deposit products, our marketing efforts and other factors.

Noninterest Expense. Includes employees’ salaries, commissions and other employee benefits expense, occupancy expense, equipment expense and general and administrative expense.

Employees’ salaries, commissions and other employee benefits expense include compensation, employee benefit and tax expenses for our personnel. Occupancy expense includes office and financial center lease and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment expenses. General and administrative expenses include professional fees, other credit related expenses, foreclosure and REO expense, FDIC premium and assessments fees, advertising and marketing expense, loan origination and other general and administrative expenses. Noninterest expenses generally increase as we grow our business segments.

Financial Condition

The primary factors we use to evaluate and manage our financial condition include liquidity, asset quality and capital.

Liquidity. We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the ability to securitize and sell certain pools of assets, the amount of cash and liquid securities we hold, and the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics and maturities of our liabilities and other factors.

Asset Quality. We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, non-accrual, non-performing and restructured assets; the adequacy of our allowance for loan and lease losses, or ALLL, discounts and reserves for unfunded loan commitments; the diversification and quality of loan and investment portfolios, the extent of counterparty risks and credit risk concentrations.

Capital. We manage capital based upon factors that include the level and quality of capital and overall financial condition of the Company, the trend and volume of problem assets, the adequacy of discounts and reserves, the level and quality of earnings, the risk exposures in our balance sheet, the levels of Tier 1, risk-based and tangible equity capital, the ratios of Tier 1, risk-based and tangible equity capital to risk-weighted assets and total assets and other factors.

Key Metrics

The primary metrics we use to evaluate and manage our financial results are described below. Although we believe these metrics are meaningful in evaluating our results and financial condition, they may not be directly comparable to similar metrics used by other financial services companies and may not provide an appropriate basis to compare our results or financial condition to the results or financial condition of our competitors. The following table sets forth the metrics we use to evaluate the success of our business and our resulting financial position and operating performance.

The table below includes certain financial information that is calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. We believe these measures provide useful information to investors in evaluating our financial performance. In addition, our management uses these measures to gauge the performance of our operations and for business planning purposes. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In the notes following the table we provide a reconciliation of these measures, or, in the case of ratios, the measures used in the calculation of such ratios, to the closest measures calculated directly from our GAAP financial statements.

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2012	2011	2012	2011	2011	2010	2009
Performance Metrics:
Yield on interest-earning assets	4.80%	5.52%	4.88%	5.58%	5.35%	6.51%	6.25%
Cost of interest-bearing liabilities	1.11%	1.45%	1.14%	1.49%	1.38%	1.74%	2.53%
Net interest spread	3.69%	4.07%	3.74%	4.09%	3.97%	4.77%	3.72%
Net interest margin	3.86%	4.22%	3.91%	4.28%	4.11%	4.95%	3.93%
Return on average assets	0.31%	0.73%	0.33%	0.52%	0.43%	1.77%	0.69%
Return on average equity	4.11%	8.50%	4.41%	6.08%	5.22%	20.86%	11.46%
Adjusted return on average assets (1)	1.01%	0.85%	0.93%	0.84%	0.87%	1.19%	0.69%
Adjusted return on average equity (1)	13.41%	9.94%	12.22%	9.75%	10.66%	14.03%	11.49%
Credit Quality Ratios:
Adjusted non-performing assets as a percentage of total assets (2)	1.46%	1.64%	1.46%	1.64%	1.86%	2.11%	2.73%
ALLL as a percentage of loans and leases held for investment (excluding ASC 310-30)	0.85%	1.42%	0.85%	1.42%	1.15%	1.71%	2.46%
Capital Ratios:
Tier 1 leverage ratio (bank level) (3)	8.3%	8.3%	8.3%	8.3%	8.0%	8.7%	8.0%
Tier 1 risk-based capital ratio (bank level) (3)	14.8%	15.2%	14.8%	15.2%	14.6%	15.8%	13.8%
Total risk-based capital ratio (bank level) (3)	15.8%	16.4%	15.8%	16.4%	15.7%	17.0%	15.0%
Tangible equity to tangible assets (4)	7.8%	8.1%	7.8%	8.1%	7.3%	8.3%	6.9%
Deposit Metrics:
Total core deposits as a percentage of total deposits (5)	95.6%	97.8%	95.6%	97.8%	95.1%	97.8%	97.4%
Deposit growth (trailing 12 months)	8.7%	10.5%	8.7%	10.5%	6.0%	53.3%	26.2%
Banking and Wealth Management Metrics:
Efficiency ratio (6)	53.8%	38.2%	49.7%	43.7%	42.8%	38.4%	27.8%
Mortgage Banking Metrics: (in millions)
Unpaid principal balance of loans originated	$2,260.0	$1,192.6	$4,166.3	$2,412.5	$5,974.2	$6,534.8	$7,613.2
Unpaid principal balance of loans serviced for the Company and others	53,274.4	56,872.1	53,274.4	56,872.1	54,838.1	58,232.2	48,537.4
Share Data:
Net tangible book value per as converted common share:
Excluding accumulated other comprehensive income (loss) (7)	$10.97	$11.03	$10.97	$11.03	$11.27	$10.70	$8.23
Including accumulated other comprehensive income (loss) (8)	10.00	10.77	10.00	10.77	10.12	10.65	8.54

(1)	Adjusted return on average assets equals adjusted net income attributable to the Company from continuing operations divided by average total assets and adjusted return on average equity equals adjusted net income attributable to the Company from continuing operations divided by average shareholders’ equity. Adjusted net income attributable to the Company from continuing operations is a non-GAAP measure of our financial performance. Adjusted net income attributable to the Company from continuing operations includes adjustments to our net income attributable to the Company from continuing operations for certain material items that we believe are not reflective of our ongoing business or operating performance including the Tygris and Bank of Florida acquisitions. There were no material items that gave rise to adjustments prior to the year ended December 31, 2010. Accordingly, for periods presented before the year ended December 31, 2010, we have not reflected adjustments to net income attributable to the Company from continuing operations calculated in accordance with GAAP.

A reconciliation of adjusted net income attributable to the Company from continuing operations to net income attributable to the Company from continuing operations, which is the most directly comparable GAAP measure, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2012	2011	2011	2010	2009
	(In thousands)
Net income attributable to the Company from continuing operations	$11,172	$21,795	$23,018	$31,211	$52,729	$188,900	$53,537
Bargain purchase gain on Tygris transaction, net of tax	—	—	—	—	—	(68,056)
Gain on sale of investment securities due to portfolio concentration repositioning, net of tax	—	—	—	—	—	(12,337)
Gain on repurchase of trust preferred securities, net of tax	—	—	—	(2,910)	(2,910)	(3,556)
Transaction and non-recurring regulatory related expense, net of tax	6,143	2,136	10,027	7,749	16,831	5,984
Loss on early extinguishment of acquired debt, net of tax	—	—	—	—	—	6,411
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	—	—	—	5,382	5,382	13,654
Increase in Bank of Florida non-accretable discount, net of tax	463	—	2,598	501	3,007	3,837
Impact of change in ALLL methodology, net of tax	—	—	—	1,178	1,178	—
Early adoption of TDR guidance and policy change, net of tax	—	1,561	—	6,225	6,225	—
MSR impairment, net of tax	18,684	—	28,073	—	24,462	—
Tax expense (benefit) related to revaluation of Tygris net unrealized built-in losses, net of tax	—	—	—	691	691	(7,840)

Adjusted net income attributable to the Company from continuing operations	$36,462	$25,492	$63,716	$50,027	$107,595	$126,997	$53,537

(2)	We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans, leases and foreclosed property acquired in the Tygris and Bank of Florida acquisitions because, as of June 30, 2012, we expected to fully collect the carrying value of such loans, leases and foreclosed property. For further discussion of NPA, see “—Loan and Lease Quality” below.
(3)	The Tier 1 leverage ratio, the Tier 1 risk-based capital ratio and the total risk-based capital ratio are regulatory financial measures that are used to assess the capital position of financial services companies and, as such, these ratios are presented at the bank level.

The Tier 1 leverage ratio is calculated as Tier 1 capital divided by adjusted total assets. The Tier 1 risk-based capital ratio is calculated as Tier 1 capital divided by total risk-weighted assets. The total risk-based capital ratio is calculated as total risk-based capital (total regulatory capital) divided by total risk-weighted assets.

Adjusted total assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. In calculating adjusted total assets, total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 capital and other regulatory adjustments.

Total risk-weighted assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

Tier 1 capital is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders’ equity. Tier 1 capital includes common equity and certain qualifying preferred stock less goodwill, disallowed deferred tax assets and other regulatory deductions.

Total risk-based capital (total regulatory capital) is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders’ equity. Total risk-based capital (total regulatory capital) includes Tier 1 capital, ALLL, subject to limitations, and other additions.

A reconciliation of (1) Tier 1 capital to bank level shareholders’ equity which is the most comparable GAAP financial measure, and (2) total risk-based capital (total regulatory capital) to bank level shareholders’ equity which is the most comparable GAAP financial measure, is as follows:

	June 30,		December 31,
	2012	2011	2011	2010	2009
	(in thousands)
(Bank Level)
Shareholders’ equity	$1,263,687	$1,130,104	$1,070,887	$1,117,037	$663,291
Less: Goodwill and other intangibles	(16,938)	(18,319)	(17,642)	(18,859)	(239)
Disallowed servicing asset	(36,650)	(31,927)	(38,925)	—	(2,058)
Disallowed deferred tax asset	(70,357)	(74,522)	(71,803)	(69,641)	—
Add: Accumulated losses (gains) on securities and cash flow hedges	110,101	25,051	105,682	6,440	(19,836)

Tier 1 capital	1,249,843	1,030,387	1,048,199	1,034,977	641,158
Less: Low-level recourse and residual interests	—	(19,079)	(21,587)	(13,241)	(17,693)
Add: Allowance for loan and lease losses	77,393	80,419	77,765	80,938	56,658

Total regulatory capital	$1,327,236	$1,091,727	$1,104,377	$1,102,674	$680,123

Adjusted total assets	$15,022,729	$12,438,222	$13,081,401	$11,930,638	$8,025,330
Risk-weighted assets	8,424,290	6,648,103	7,043,371	6,472,517	4,532,689

(4)	In the calculation of the ratio of tangible equity to tangible assets, we deduct goodwill and intangible assets from the numerator and the denominator. We believe these adjustments are consistent with the manner in which other companies in our industry calculate the ratio of tangible equity to tangible assets.

A reconciliation of (1) tangible equity to shareholders’ equity, which is the most directly comparable GAAP measure, and (2) tangible assets to total assets, which is the most directly comparable GAAP measure, is as follows:

	June 30,		December 31,
	2012	2011	2011	2010	2009
	(In thousands)
Shareholders’ equity	$1,181,369	$1,027,685	$967,665	$1,013,198	$553,911
Less:
Goodwill	10,238	10,238	10,238	10,238	239
Intangible assets	6,700	8,081	7,404	8,621	—

Tangible equity	1,164,431	1,009,366	950,023	994,339	553,672
Less:
Accumulated other comprehensive income (loss)	(113,094)	(24,728)	(107,749)	(5,056)	20,063

Adjusted tangible equity	$1,277,525	$1,034,094	$1,057,772	$999,395	$533,609

Total assets	$15,040,824	$12,520,174	$13,041,678	$12,007,886	$8,060,179
Less:
Goodwill	10,238	10,238	10,238	10,238	239
Intangible assets	6,700	8,081	7,404	8,621	—

Tangible assets	$15,023,886	$12,501,855	$13,024,036	$11,989,027	$8,059,940

(5)	We measure core deposits as a percentage of total deposits to monitor the amount of our deposits that we believe demonstrate characteristics of being long-term, stable sources of funding.

We define core deposits as deposits in which we interface directly with our customers. These deposits include demand deposits, negotiable order of withdrawal accounts, other transaction accounts, escrow deposits, money market deposit accounts, savings deposits, and time deposits where we maintain a primary customer relationship. Our definition of core deposits differs from regulatory and industry definitions, which generally exclude time deposits with balances greater than $250,000 and/or deposits generated from sources under which marketing fees are paid as a percentage of the deposit. Because the balances held by our customers and methods by which we pay our marketing sources have not impacted the stability of our funding sources, in our determination of what constitutes a “core” deposit, we have focused on what we believe drives funding stability, i.e., whether we maintain the primary customer relationships.

We occasionally participate in Promontory Interfinancial Network, LLC’s CDARS® One-Way BuySM products and bulk orders of master certificates through deposit brokers, including investment banking and brokerage firms, to manage our liquidity needs. Because these deposits do not allow us to maintain the primary customer relationship, we do not characterize such deposits as core deposits.

The calculation of core deposits and regulatory core deposits is as follows:

	June 30,		December 31,
	2012	2011	2011	2010	2009
	(In thousands)
Total deposits	$10,803,743	$9,936,454	$10,265,763	$9,683,054	$6,315,287
Less:
Brokered deposits under master certificates	180,277	212,893	225,122	208,629	167,345
CDARS® One-Way BuySM time deposits	298,915	2,067	273,266	2,228	—

Core deposits	$10,324,551	$9,721,494	$9,767,375	$9,472,197	$6,147,942

Core deposits	$10,324,551	$9,721,494	$9,767,375	$9,472,197	$6,147,942
Add: Additional liabilities considered deposits for regulatory purposes	13,946	6,417	5,912	6,247	7,239
Less:
Additional deposits considered non-core for regulatory purposes:
CDARS® reciprocal time deposits	307,655	542,853	305,982	575,871	330,927
Time deposits greater than $250,000 (a)	274,532	350,981	204,812	256,437	388,453
Other fully insured deposits considered brokered deposits for regulatory purposes due to marketing fees paid as a percentage of the deposit	855,265	1,511,846	1,564,999	1,471,907	1,271,541

Regulatory core deposits	$8,901,045	$7,322,231	$7,697,494	$7,174,229	$4,164,260

(a)	Reflects time deposits greater than $100,000 for December 31, 2009. The increase to $250,000 for later periods reflects the permanent increase in the FDIC insurance coverage limit.

(6)	The efficiency ratio represents noninterest expense from our Banking and Wealth Management segment as a percentage of total revenues from our Banking and Wealth Management segment. We use the efficiency ratio to measure noninterest costs expended to generate a dollar of revenue. Because of the significant costs we incur and fees we generate from activities related to our mortgage production and servicing operations, we believe the efficiency ratio is a more meaningful metric when evaluated within our Banking and Wealth Management segment.
(7)	Calculated as adjusted tangible shareholders’ equity divided by shares of common stock. Adjusted tangible shareholders’ equity equals shareholders’ equity less goodwill, other intangible assets and accumulated other comprehensive income (loss). Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share. See Note 4 for a reconciliation of adjusted tangible shareholders’ equity to shareholders’ equity.
(8)	Calculated as tangible shareholders’ equity divided by shares of common stock. Tangible shareholders’ equity equals shareholders’ equity less goodwill and other intangible assets. Net tangible book value per as converted common share is calculated using a denominator that includes actual period end common shares outstanding and additional common shares assuming conversion of all outstanding preferred stock to common stock. Net tangible book value per as converted common share including accumulated other comprehensive income (loss) is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share. See Note 4 for a reconciliation of tangible shareholders’ equity to shareholders’ equity.

Performance Highlights

•	Total loans and leases were $10.9 billion at June 30, 2012, up $1.1 billion, or 11%, over the first quarter and up $3.3 billion, or 44%, year over year.

•	Loans and leases originated were $2.7 billion for the second quarter 2012, an increase of 19% over the first quarter and 89% year over year.

•	Closed the acquisition of the warehouse finance business from MetLife.

•	Our adjusted non-performing assets as a percentage of total assets was 1.46% at June 30, 2012, representing continued improvement from 1.63% at March 31, 2012 and 1.86% at December 31, 2011.(1)

(1)	A reconciliation of non-GAAP financial measures can be found in “—Primary Factors Used to Evaluate Our Business”, “Summary Consolidated Financial Data”, and “Summary Quarterly Financial Data.”

•

GAAP net income was $11.2 million for the second quarter of 2012, compared to $21.8 million for the second quarter of 2011. GAAP diluted earnings per share, or EPS, was $0.09 for the second quarter of 2012, compared to $0.08 in the first quarter of 2012 and $0.23 for the second quarter of 2011.

•

Adjusted net income was $36.5 million for the second quarter of 2012, compared to $25.5 million for the second quarter of 2011. Adjusted diluted EPS was $0.33 for the second quarter of 2012, as compared to $0.28 in the first quarter of 2012 and $0.26 for the second quarter of 2011.(1)

•	Deposits were $10.8 billion at June 30, 2012, up $0.3 billion, or 2%, from the first quarter 2012 and $0.9 billion, or 9%, as compared to the second quarter of 2011.

•	Announced the execution of a definitive agreement to acquire Business Property Lending from GECC America for a purchase price of approximately $2.51 billion.

•	Our Board of Directors declared a quarterly cash dividend of $0.02 per common share, which was paid on August 21, 2012, to stockholders of record as of August 6, 2012.

Continued Balance Sheet Growth

Total assets increased by $1.3 billion, or 9%, to $15.0 billion at June 30, 2012, from $13.8 billion at March 31, 2012, and by $2.5 billion, or 20%, from $12.5 billion at June 30, 2011. Our interest-earning assets for the second quarter 2012 were largely comprised of:

•	Residential loans held for investment which increased by 1% to $5.1 billion from the second quarter of 2011;

•

Commercial and commercial real estate loans which increased by 63% to $1.8 billion, from the second quarter of 2011, excluding the warehouse loans acquired at closing of the warehouse finance acquisition, commercial and commercial real estate loans increased by 32% from the second quarter of 2011;

•	Commercial leases which increased by 43% to $0.7 billion, from the second quarter of 2011;

•	Loans held for sale, which now includes the majority of our GNMA pool buyouts, increased by 301% to $3.2 billion, from the second quarter of 2011; and

•	Investment securities which decreased by 26% to $2.2 billion, from the second quarter of 2011.

Loan Origination and Portfolio Activities

Organic originations of residential loans, commercial loans and leases totaled $2.7 billion for the second quarter of 2012.

During the second quarter of 2012, we closed on the warehouse finance acquisition. Total loans outstanding at closing on April 2, 2012, were $351 million, which we grew to $527 million by the end of second quarter through a combination of increased utilization and new customer originations.

Deposit and Other Funding Sources

Total deposits grew by $0.3 billion, or 2%, to $10.8 billion at June 30, 2012, from $10.6 billion at March 31, 2012, and by $0.9 billion, or 9%, from $9.9 billion at June 30, 2011. At June 30, 2012, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.4 billion, or 13%, of total deposits;

•	Interest-bearing checking accounts were $2.2 billion, or 20%, of total deposits;

•	Savings and money market accounts were $4.0 billion, or 37%, of total deposits;

•	Global markets money market and time accounts were $1.3 billion, or 12%, of total deposits; and

•	Time deposit accounts, excluding global markets, were $2.1 billion, or 19%, of total deposits.

Total other borrowings were $2.5 billion at June 30, 2012, compared to $1.7 billion at March 31, 2012, as a result of an increase in term Federal Home Loan Bank advances to fund the warehouse finance acquisition and to take advantage of historically low long-term borrowing rates.

Average Balance Sheet, Interest and Yield/Rate Analysis

The following tables present average balance sheets, interest income, interest expense and the corresponding average yields earned and rates paid for the three months ended June 30, 2012 and 2011, the six months ended June 30, 2012 and 2011, and years ended December 31, 2011, 2010 and 2009. The average balances are principally daily averages and, for loans, include both performing and non-performing balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

	Three Months Ended
	June 30, 2012			June 30, 2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(in thousands)
Assets:
Interest-earning assets:
Cash and cash equivalents	$128,325	$82	0.26%	$377,885	$273	0.29%
Investment securities	2,108,672	20,137	3.82%	2,812,637	29,093	4.14%
Other investments	122,919	562	1.84%	99,257	240	0.97%
Loans held for sale	2,974,918	37,446	5.03%	946,928	10,258	4.33%
Loans and leases held for investment:
Residential mortgages	5,225,570	53,390	4.09%	4,658,553	56,734	4.87%
Commercial and commercial real estate	1,642,813	20,324	4.89%	1,139,831	17,391	6.04%
Lease financing receivables	621,667	21,298	13.70%	461,647	31,900	27.64%
Home equity lines	191,673	3,297	6.92%	214,275	2,183	4.09%
Consumer and credit card	8,045	61	3.05%	8,464	61	2.89%

Total loans and leases held for investment	7,689,768	98,370	5.11%	6,482,770	108,269	6.67%

Total interest-earning assets	13,024,602	$156,597	4.80%	10,719,477	$148,133	5.52%

Noninterest-earning assets	1,437,511			1,291,218

Total assets	$14,462,113			$12,010,695

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$2,123,862	$3,816	0.72%	$2,045,153	$4,902	0.96%
Market-based money market accounts	435,496	823	0.76%	451,856	1,128	1.00%
Savings and money market accounts, excluding market-based	3,861,879	7,266	0.76%	3,646,237	9,057	1.00%
Market-based time	851,735	1,905	0.90%	965,349	2,184	0.91%
Time, excluding market-based	1,940,577	6,609	1.37%	1,801,358	8,139	1.81%

Total deposits	9,213,549	20,419	0.89%	8,909,953	25,410	1.14%
Borrowings:
Trust preferred securities	103,750	1,607	6.23%	103,750	1,684	6.51%
FHLB advances	2,068,750	9,500	1.85%	715,414	8,043	4.51%
Repurchase agreements	20,283	87	1.73%	20,601	86	1.67%
Other	—	—	0.00%	—	—	0.00%

Total interest-bearing liabilities	11,406,332	$31,613	1.11%	9,749,718	$35,223	1.45%

Noninterest-bearing demand deposits	1,462,506			915,186
Other noninterest-bearing liabilities	505,365			315,899

Total liabilities	13,374,203			10,980,803
Total shareholders’ equity	1,087,910			1,029,892

Total liabilities and shareholders’ equity	$14,462,113			$12,010,695

Net interest income/spread		$124,984	3.69%		$112,910	4.07%

Net interest margin			3.86%			4.22%

	Six Months Ended
	June 30, 2012			June 30, 2011
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(in thousands)
Assets:
Interest-earning assets:
Cash and cash equivalents	$146,720	$186	0.25%	$861,780	$1,115	0.26%
Investment securities	2,096,297	40,408	3.86%	2,481,573	55,093	4.44%
Other investments	110,725	840	1.53%	118,210	484	0.83%
Loans held for sale	2,840,935	71,395	5.03%	939,394	20,503	4.37%
Loans and leases held for investment:
Residential mortgages	4,954,469	101,478	4.10%	4,435,993	108,900	4.91%
Commercial and commercial real estate	1,411,401	36,770	5.15%	1,162,542	36,205	6.19%
Lease financing receivables	602,573	45,164	14.99%	455,737	71,003	31.16%
Home equity lines	194,746	5,667	5.85%	217,268	4,793	4.45%
Consumer and credit card	7,952	120	3.03%	9,493	116	2.46%

Total loans and leases held for investment	7,171,141	189,199	5.27%	6,281,033	221,017	7.03%

Total interest-earning assets	12,365,818	$302,028	4.88%	10,681,990	$298,212	5.58%

Noninterest-earning assets	1,395,033			1,290,853

Total assets	$13,760,851			$11,972,843

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$2,115,810	$7,555	0.72%	$2,043,037	$10,094	1.00%
Market-based money market accounts	443,092	1,675	0.76%	426,417	2,161	1.02%
Savings and money market accounts, excluding market-based	3,817,059	14,314	0.75%	3,608,133	18,289	1.02%
Market-based time	876,462	4,269	0.98%	912,867	4,125	0.91%
Time, excluding market-based	1,923,743	13,580	1.42%	1,822,609	16,931	1.87%

Total deposits	9,176,166	41,393	0.91%	8,813,063	51,600	1.18%
Borrowings:
Trust preferred securities	103,750	3,025	5.86%	104,468	3,338	6.44%
FHLB advances	1,565,464	16,829	2.16%	742,017	16,501	4.48%
Repurchase agreements	21,289	174	1.64%	20,638	170	1.66%
Other	18	—	0.00%	8	—	0.00%

Total interest-bearing liabilities	10,866,687	$61,421	1.14%	9,680,194	$71,609	1.49%

Noninterest-bearing demand deposits	1,383,610			954,076
Other noninterest-bearing liabilities	467,487			302,322

Total liabilities	12,717,784			10,936,592
Total shareholders’ equity	1,043,067			1,036,251

Total liabilities and shareholders’ equity	$13,760,851			$11,972,843

Net interest income/spread		$240,607	3.74%		$226,603	4.09%

Net interest margin			3.91%			4.28%

	Year Ended December 31,
	2011			2010			2009
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(In thousands)
Assets:
Interest-earning assets:
Cash and cash equivalents	$553,281	$1,432	0.26%	$494,078	$1,210	0.24%	$209,669	$525	0.25%
Investment securities	2,582,080	106,054	4.11%	2,318,193	158,953	6.86%	956,230	130,003	13.60%
Other investments	100,772	796	0.79%	112,350	464	0.41%	87,421	303	0.35%
Loans held for sale	1,348,214	62,895	4.67%	1,091,092	50,535	4.63%	1,139,930	62,024	5.44%
Loans and leases held for investment:
Residential mortgages	4,554,717	211,996	4.65%	3,642,437	191,828	5.27%	3,645,449	205,341	5.63%
Commercial and commercial real estate	1,155,707	68,845	5.96%	1,075,546	59,172	5.50%	768,387	33,328	4.34%
Lease financing receivables	481,216	126,208	26.23%	432,833	141,353	32.66%	—	—	—
Home equity lines	211,435	9,748	4.61%	226,961	8,612	3.79%	239,692	8,718	3.64%
Consumer and credit card	9,332	246	2.64%	10,028	380	3.79%	5,677	352	6.20%

Total loans and leases held for investment	6,412,407	417,043	6.50%	5,387,805	401,345	7.45%	4,659,205	247,739	5.32%

Total interest-earning assets	10,996,754	$588,220	5.35%	9,403,518	$612,507	6.51%	7,052,455	$440,594	6.25%

Noninterest-earning assets	1,321,352			1,290,273			713,141

Total assets	$12,318,106			$10,693,791			$7,765,596

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$2,052,353	$18,320	0.89%	$1,694,233	$20,502	1.21%	$1,308,492	$22,402	1.71%
Market-based money market accounts	451,740	4,197	0.93%	366,774	4,504	1.23%	321,934	5,779	1.80%
Savings and money market accounts, excluding market-based	3,682,067	33,600	0.91%	2,839,705	35,389	1.25%	1,865,472	34,271	1.84%
Market-based time	947,133	8,859	0.94%	758,693	8,242	1.09%	611,968	11,063	1.81%
Time, excluding market-based	1,770,342	32,035	1.81%	1,781,052	32,772	1.84%	1,093,313	34,181	3.13%

Total deposits	8,903,635	97,011	1.09%	7,440,457	101,409	1.36%	5,201,179	107,696	2.07%
Borrowings:
Trust preferred securities	104,106	6,641	6.38%	117,019	7,769	6.64%	123,000	8,677	7.05%
FHLB advances	794,268	31,912	4.02%	850,184	35,959	4.23%	1,117,612	46,793	4.19%
Repurchase agreements	20,561	346	1.68%	12,560	212	1.69%	1,496	16	1.04%
Other	5	—	—%	33,188	1,818	5.48%	11,510	29	0.25%

Total interest-bearing liabilities	9,822,575	$135,910	1.38%	8,453,408	$147,167	1.74%	6,454,797	$163,211	2.53%

Noninterest-bearing demand deposits	1,123,830			1,039,096			678,572
Other noninterest-bearing liabilities	349,981			261,096			159,259

Total liabilities	11,296,386			9,753,600			7,292,628
Total shareholders’ equity	1,021,720			940,191			472,968

Total liabilities and shareholders’ equity	$12,318,106			$10,693,791			$7,765,596

Net interest income/spread		$452,310	3.97%		$465,340	4.77%		$277,383	3.72%

Net interest margin			4.11%			4.95%			3.93%

Interest Rates and Operating Interest Differential

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period’s average yield/cost. Similarly, the effect of rate changes is calculated by multiplying the change in average yield/cost by the previous year’s volume. Changes applicable to both volume and rate have been allocated to rate.

	Three Months Ended June 30,			Six Months Ended June 30,
	2012 Compared to 2011 Increase (Decrease) Due to			2012 Compared to 2011 Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(in thousands)
Interest-earning assets:
Cash and cash equivalents	$(180)	$(11)	$(191)	$(924)	$(5)	$(929)
Investment securities	(7,246)	(1,710)	(8,956)	(8,506)	(6,179)	(14,685)
Other investments	57	265	322	(31)	387	356
Loans held for sale	21,833	5,355	27,188	41,322	9,570	50,892
Loans and leases held for investment:
Residential mortgages	6,866	(10,210)	(3,344)	12,659	(20,081)	(7,422)
Commercial and commercial real estate	7,554	(4,621)	2,933	7,660	(7,095)	565
Lease financing receivables	10,997	(21,599)	(10,602)	22,752	(48,591)	(25,839)
Home equity lines	(230)	1,344	1,114	(498)	1,372	874
Consumer and credit card	(3)	3	—	(19)	23	4

Total loans and leases held for investment	25,184	(35,083)	(9,899)	42,554	(74,372)	(31,818)

Total change in interest income	39,648	(31,184)	8,464	74,415	(70,599)	3,816
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$188	$(1,274)	$(1,086)	$362	$(2,901)	$(2,539)
Market-based money market accounts	(41)	(264)	(305)	85	(571)	(486)
Savings and money market accounts, excluding market-based	536	(2,327)	(1,791)	1,060	(5,035)	(3,975)
Market-based time	(257)	(22)	(279)	(165)	309	144
Time, excluding market-based	627	(2,157)	(1,530)	940	(4,291)	(3,351)

Total deposits	1,053	(6,044)	(4,991)	2,282	(12,489)	(10,207)
Other borrowings:
Trust preferred securities	—	(77)	(77)	(23)	(290)	(313)
FHLB advances	15,175	(13,718)	1,457	18,344	(18,016)	328
Repurchase agreements	(1)	2	1	5	(1)	4

Total change in interest expense	16,227	(19,837)	(3,610)	20,608	(30,796)	(10,188)

Total change in net interest income	$23,421	$(11,347)	$12,074	$53,807	$(39,803)	$14,004

	Year Ended December 31,
	2011 Compared to 2010 Increase (Decrease) Due to			2010 Compared to 2009 Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest-earning assets:
Cash and cash equivalents	$142	$80	$222	$711	$(26)	$685
Investment securities	18,103	(71,002)	(52,899)	185,227	(156,277)	28,950
Other investments	(47)	379	332	87	74	161
Loans held for sale	11,905	455	12,360	(2,657)	(8,832)	(11,489)
Loans and leases held for investment:
Residential mortgages	48,077	(27,909)	20,168	(170)	(13,343)	(13,513)
Commercial and commercial real estate	4,409	5,264	9,673	13,331	12,513	25,844
Lease financing receivables	15,802	(30,947)	(15,145)	141,353	—	141,353
Home equity lines	(588)	1,724	1,136	(463)	357	(106)
Consumer and credit card	(26)	(108)	(134)	270	(242)	28

Total loans and leases held for investment	67,674	(51,976)	15,698	154,321	(715)	153,606

Total change in interest income	97,777	(122,064)	(24,287)	337,689	(165,776)	171,913
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$4,333	$(6,515)	$(2,182)	$6,596	$(8,496)	$(1,900)
Market-based money market accounts	1,045	(1,352)	(307)	807	(2,082)	(1,275)
Savings and money market accounts, excluding market-based	10,530	(12,319)	(1,789)	17,926	(16,808)	1,118
Market-based time	2,054	(1,437)	617	2,656	(5,477)	(2,821)
Time, excluding market-based	(197)	(540)	(737)	21,526	(22,935)	(1,409)

Total deposits	17,765	(22,163)	(4,398)	49,511	(55,798)	(6,287)
Other borrowings:
Trust preferred securities	(857)	(271)	(1,128)	(422)	(486)	(908)
FHLB advances	(2,365)	(1,682)	(4,047)	(11,205)	371	(10,834)
Repurchase agreements	135	(1)	134	115	81	196
Other	(1,818)	—	(1,818)	54	1,735	1,789

Total change in interest expense	12,860	(24,117)	(11,257)	38,053	(54,097)	(16,044)

Total change in net interest income	$84,917	$(97,947)	$(13,030)	$299,636	$(111,679)	$187,957

Results of Operations—Comparison of Results of Operations for the Three and Six Months Ended June 30, 2012 and 2011

Net Interest Income

Net interest income is affected by both changes in interest rates and the amount and composition of earning assets and interest-bearing liabilities. Net interest margin is defined as net interest income as a percentage of average earning assets.

Net interest income increased by $12.1 million, or 11%, in the second quarter of 2012, compared to the same period in 2011, due to an increase in interest income of $8.5 million and a decrease in interest expense of $3.6 million.

Net interest income increased by $14.0 million, or 6%, in the first six months of 2012, compared to the same period in 2011, due to an increase in interest income of $3.8 million and a decrease in interest expense of $10.2 million.

Our net interest margin decreased by 36 basis points in the second quarter of 2012 and 37 basis points in the first six months of 2012 compared to the same periods in 2011.

Yields on our earning assets decreased by 72 basis points in the second quarter of 2012 and 70 basis points in the first six months of 2012, compared to the same periods in 2011, due to lower yields on investment securities and loans and leases held for investment due to continued low rates. Yields on our investment securities portfolio decreased by 32 basis points in the second quarter of 2012 and 58 basis points in the first six months of 2012, compared to the same periods in 2011. The decrease in our investment securities yield is driven by a decrease in excess accretion. We define excess accretion as above market yields as a result of the market dislocation in 2008 and 2009. Recent additions to the securities portfolio have been purchased at market yields as a result of improved liquidity conditions and reduced interest rates. Also contributing to the decline in yields on our earning assets were lower yields in nearly every category of loans and leases held for investment due to continued declines in interest rates. Our lease financing receivables portfolio led the decrease in loan and lease yields as a result of a decrease in excess accretion. We recognized $10.6 million of excess accretion in the second quarter of 2012, a decrease of $10.0 million, compared to the same period in 2011. We recognized $ 23.8 million of excess accretion in the first six months of 2012, a decrease of $24.0 million, compared to the same period in 2011. Excess accretion is currently limited to our acquired Tygris leases which included a significant liquidity discount at acquisition.

Partially offsetting the lower yields on our earning assets were lower funding costs primarily due to lower rates paid on our interest-bearing deposits, reflective of the re-pricing of our deposits at lower interest rates, and an increased focus on improving our deposit mix. Rates paid on our deposits decreased by 25 basis points in the second quarter of 2012 and 27 basis points in the first six months of 2012, compared to the same periods in 2011. Additionally, we experienced lower funding costs associated with our other borrowings. Yields decreased on total interest-bearing liabilities by 34 basis points in the second quarter of 2012 and 35 basis points in the first six months of 2012, compared to the same periods in 2011.

Average balances of our interest-earning assets increased by $2.3 billion, or 22%, in the second quarter of 2012 compared to the same period in 2011, primarily due to a $2.0 billion increase in our loans held for sale and a $1.2 billion increase in loans and leases held for investment. This was partially offset by a $0.2 billion decrease in interest-earning cash and cash equivalents and a $0.7 billion decrease in our investment securities portfolio.

Average balances of our interest-earning assets increased by $1.7 billion, or 16%, in the first six months of 2012 compared to the same period in 2011, primarily due to a $1.9 billion increase in our loans held for sale and a $0.9 billion increase in loans and leases held for investment. This was partially offset by a $0.7 billion decrease in interest-earning cash and cash equivalents and a $0.4 billion decrease in our investment securities portfolio.

This increase in average balances of loans held for sale for the period is due to our investment in mortgage pool buyout whole loan acquisitions. Average balances in our held for investment residential mortgage portfolio increased by $567.0 million in the second quarter of 2012 and by $518.5 million in the first six months of 2012, compared to the same periods in 2011, due primarily to continued organic growth and strategic acquisitions of low loan-to-value, high credit quality adjustable rate mortgage, or ARM, products. Average balances in our held for investment commercial portfolio increased by $503.0 million in the second quarter of 2012 and by $248.9 million in the first six months of 2012, compared to the same periods in 2011. The commercial portfolio has grown through the warehouse finance acquisition which experienced $175.7 million in subsequent growth since the closing of the acquisition in April 2012. Average balances in our held for investment lease financing receivables portfolio increased by $160.0 million in the second quarter of 2012 and by $146.8 million in the first six months of 2012, compared to the same periods in 2011, primarily due to growth in our office products, technology and healthcare platforms as part of an overall plan to achieve scale through market penetration and expansion.

Average balances in our interest-bearing liabilities increased by $1.7 billion, or 17%, in the second quarter of 2012 and by $1.2 billion, or 12%, in the first six months of 2012 compared to the same periods in 2011, primarily due to an increase in average balances in our interest-bearing deposits and FHLB advances. Average balances in our interest-bearing deposits increased by $303.6 million, or 3%, in the second quarter of 2012 and by $363.1 million, or 4%, in the first six months of 2012, compared to the same periods in 2011, primarily due to growth in savings and money market accounts, and non-interest bearing deposits. The growth in lower-cost deposits was the result of successful sales and marketing efforts and clients’ increased preference for more liquid products. Beginning in the first quarter of 2012, we have increased our marketing and promotional products through various channels. Average balances in our FHLB advances increased by $1.4 billion, or 189%, in the second quarter of 2012 and by $823.4 million, or 111%, in the first six months of 2012 compared to the same periods in 2011, due to an increase in wholesale funding by us to take advantage of historically low interest rates.

Provision for Loan and Lease Losses

We assess the allowance for loan and lease losses and make provisions for loan and lease losses as deemed appropriate in order to maintain the adequacy of the allowance for loan and lease losses. Increases in the allowance for loan and lease losses are achieved through provisions for loan and lease losses that are charged against net interest income. Additional allowance may result from a reduction of the net present value (NPV) of our ACI loans. We recorded a provision for loan and lease losses of $5.8 million in the second quarter of 2012, which is a decrease of 36%, from $9.0 million in the same period in 2011. We recorded a provision for loan and lease losses of $17.1 million in the first six months of 2012, which is a decrease of 37%, from $27.0 million in the same period in 2011. Residential first mortgages led the decrease with better loan performance due to a more stable housing market as well as improvement in loan performance due to the addition of newly originated high credit quality loans and leases. For further discussion, see the “Loan and Lease Quality” section for information on net charge-offs, non-performing assets, and other factors considered by management in assessing the credit quality of the loan portfolio and establishing the allowance.

Noninterest Income

Noninterest income increased by $21.2 million, or 40%, in the second quarter of 2012 and by $28.5 million, or 24%, in the first six months of 2012, compared to the same periods in 2011. The following table illustrates the primary components of noninterest income for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Loan servicing fee income	$42,483	$46,757	$88,039	$95,633
Amortization of MSR	(34,142)	(21,429)	(63,481)	(44,217)
Impairment of MSR	(30,135)	—	(45,279)	—

Net loan servicing income (loss)	(21,794)	25,328	(20,721)	51,416
Gain on sale of loans	69,926	5,456	118,103	18,933
Loan production revenue	9,852	5,588	17,289	11,995
Deposit fee income	5,828	6,435	12,067	11,595
Other lease income	8,822	8,336	17,485	15,068
Other	1,489	1,790	3,093	9,778

Total Noninterest Income	$74,123	$52,933	$147,316	$118,785

The increase in noninterest income was driven primarily by gain on sale of loans. Gain on sale of loans increased by $64.5 million in the second quarter of 2012 and by $99.2 million in the first six months of 2012, compared to the same periods in 2011, primarily driven by increased lending volume, increased gain on sale margins, favorable changes in the fair value of our hedging positions and gains on third party loan sales. Gain on sale of loans generated through our production channels increased by $39.6 million in the second quarter of 2012 and by $58.7 million in the first six months of 2012, compared to the same periods in 2011. Gain on sale spreads increased 212 basis points in the second quarter of 2012 and 155 basis points in the first six months of 2012, compared to the same period in 2011, as refinancing activity increased due to the HARP 2.0 and the low mortgage interest rate environment. Lending volume also benefited from the continued expansion of our retail lending channel. Mortgage lending volume increased by $1.1 billion, or 89%, to $2.3 billion in the second quarter of 2012, compared to the same period in 2011. Mortgage lending volume increased by $1.8 billion or 73%, to $4.2 billion in the first six months of 2012, compared to the same period in 2011. HARP-driven lending volume was approximately 40% of our overall mortgage lending in the second quarter of 2012 and 29% in the first six months of 2012. The effect these government programs have had on our operations is not expected to be permanent. HARP driven lending volume was $1.2 billion for the six months ended June 30, 2012 as compared to $1.0 billion for the 12 months ended December 31, 2011. Gain on sale margins were 2.9% for the six months ended June 30, 2012, as compared for 1.5% for the year ended December 31, 2011. The gain on sale margins and fees that we collect from HARP-driven sales are not materially different from the gain on sale margins and fees that we collect from non-HARP-driven sales. Please see the table below showing our gain on sale of loans by both HARP and non-HARP for the six months ended June 30, 2012:

	June 30, 2012
(in thousands)	UPB	Gain on Sale
HARP(1)	$1,220,128	$35,702
Non-HARP(1)(2)	2,766,533	82,847
Other Activity(3)	—	(446)

Totals	$3,986,661	$118,103

(1)	We hedge interest rate risk related to our mortgage warehouse and pipeline through the use of forward sales commitments. The gain on sale numbers include hedging gains and losses. We do not track these at an individual loan level and have allocated these based on UPB originated for the applicable periods.
(2)	Non-HARP is entirely comprised of conforming and government loans that we have sold or plan to sell to the GSEs and other government agencies.
(3)	Other activity is due to commercial real estate loans (CREL) that were carried at fair value.

Realized gains from third party loan sales and changes in fair value of loans held for sale and related hedging positions were up $25.0 million in the second quarter of 2012 and by $41.6 million in the first six months of 2012, compared to the same periods in 2011. The increase resulted from an increase in the size of positions hedged related to interest rate lock commitments and loans measured at fair value as well as a favorable increase in the change in the fair value measurements based on market demand. Additional increases resulted from favorable gains on sales to third parties driven primarily by the sale of Ginnie Mae, or GNMA loans that were acquired or purchased out of our servicing portfolio and overall favorable rate and market conditions.

This increase was offset by a decrease in net loan servicing income. Net loan servicing income decreased by $47.1 million in the second quarter of 2012 and by $72.1 million in the first six months of 2012, primarily due to MSR impairment of $30.1 million recorded in the second quarter of 2012 and $45.3 million recorded during the first six months of 2012. An increase in expected portfolio prepayment speeds due to a low rate environment and government sponsored programs, as compared to the same periods in 2011, drove the MSR impairment. Loan servicing income also decreased as a result of increases in MSR amortization of $12.7 million in the second quarter of 2012 and $19.3 million in the first six months of 2012, due to increased run-off as a result of the same factors listed above. In addition, servicing fees declined $4.3 million in the second quarter of 2012 and $7.6 million in the first six months of 2012, as the UPB of our servicing portfolio decreased by $3.6 billion to $53.3 billion as of June 30, 2012, compared to the same period in 2011.

Other lease income increased by $2.4 million, or 16%, in the first six months of 2012, compared to the same period in 2011, primarily due to growth in our operating lease portfolio. The operating lease portfolio increased by $26.5 million to $61.8 million as of June 30, 2012, compared to the same the period in 2011.

Other noninterest income decreased by $6.7 million, or 68%, in the first six months of 2012, compared to the same period in 2011, due primarily to a $4.4 million gain on the repurchase of trust preferred securities recognized in the first quarter 2011. Additionally, we did not sell any securities in the first six months of 2012, which resulted in a $1.3 million decrease in gains from sales of securities from the same period in 2011.

Noninterest Expense

Noninterest expense increased by $54.1 million, or 44%, in the second quarter of 2012 and by $67.7 million, or 25%, in the first six months of 2012, compared to the same periods in 2011. The following table illustrates the primary components of noninterest expense for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Salaries, commissions and other employee benefits expense	$76,277	$56,321	$142,867	$113,694
Equipment expense	16,889	11,709	32,837	22,469
Occupancy expense	6,017	5,031	11,366	9,571
General and administrative expense:
Professional fees	19,319	13,187	34,929	28,885
Foreclosure and OREO expense	14,969	8,764	25,928	20,664
Other credit-related expenses	5,806	9,556	17,616	25,076
FDIC premium assessment and other agency fees	9,352	4,961	18,613	10,233
Advertising and marketing expense	8,646	3,707	14,553	8,132
Other	18,508	8,475	35,895	28,226

Total general and administrative expense	76,600	48,650	147,534	121,216

Total Noninterest Expense	$175,783	$121,711	$334,604	$266,950

The increase in noninterest expense was driven by an increase in salaries, commissions and employee benefits, occupancy and equipment expense, and general and administrative expense. Salaries, commissions and employee benefits increased by $20.0 million, or 35%, in the second quarter of 2012 and by $29.2 million, or 26%, in the first six months of 2012, compared to the same period in 2011, due primarily to growth in our Mortgage Banking reporting segment. Mortgage Banking salaries, commissions and employee benefits increased by $13.8 million in the second quarter of 2012 and by $20.1 million in the first six months of 2012, which included an increase in variable commissions of $2.6 million and $3.6 million, respectively. Salary and headcount increases were driven by increased production and the expansion of our retail and consumer direct production channels. Additional growth was due to headcount increases in our Corporate Services and Banking and Wealth Management reporting segments due to the warehouse finance acquisition and general operations growth. Headcount growth was 38%, 13%, and 15% in our Mortgage Banking, Corporate Services, and Banking and Wealth Management reporting segments, respectively, as of June 30, 2012 compared to the same period in 2011.

Occupancy and equipment expense increased by $6.2 million, or 37%, in the second quarter of 2012 and by $12.2 million, or 38%, in the first six months of 2012, compared to the same periods in 2011. The increase is primarily due to increased depreciation expense related to our operating lease assets as a result of growth in the portfolio. In addition, we experienced an increase in software amortization due to the completion of our new WorldCurrency® system and in operating lease expenses due to the expansion of our retail production channel.

General and administrative expense increased by $28.0 million, or 57%, in the second quarter of 2012 and by $26.3 million, or 22%, in the first six months of 2012 compared to the same periods in 2011. Growth in general and administrative expenses is due to increases in professional fees, foreclosure and OREO expenses, FDIC assessment and other agency fees, advertising and marketing expense, and other general and administrative expenses. The increases are offset by decreases in other-credit related expenses.

Professional fees increased by $6.1 million, or 47%, in the second quarter of 2012 and by $6.0 million, or 21%, in the first six months of 2012, compared to the same periods in 2011. During the second quarter of 2012, we recorded $2.5 million in costs associated with the Business Property Lending, Inc acquisition and $1.9 million in consultant costs associated with regulatory compliance. These costs were offset by a $1.2 million decrease in consultant fees associated with the Bank of Florida acquisition incurred in prior periods. During the first six months of 2012, we recorded $6.2 million in consultant costs associated with regulatory compliance, which was not incurred in prior periods, this was offset by a $4.3 million decrease in costs associated with IPO readiness. Other increases in professional fees were recorded for company-wide specific initiatives.

Foreclosure and OREO expense increased by $6.2 million, or 71%, in the second quarter of 2012 and by $5.3 million, or 25%, in the first six months of 2012, compared to the same periods in 2011, due primarily to an increase in the foreclosure expenses and offset by a decrease in the OREO provision. Foreclosure expenses associated with our mortgage pool buyouts increased by $8.9 million, or 231%, in the second quarter of 2012 and by $9.5 million, or 105%, in the first six months of 2012 compared to the same periods in 2011, due to the increase in mortgage pool buyout activity over the past year. OREO provision decreased by $2.0 million, or 51%, in the second quarter of 2012 and by $5.6 million, or 54%, in the first six months of 2012, compared to the same periods in 2011, due primarily to the commercial OREO portfolio. We have experienced moderate stabilization of property values over the past twelve months resulting in a decline of OREO provision expense in the current year.

Other credit-related expenses decreased primarily due to a decrease in production reserve expense related to our originated loans. Production reserve expense decreased by $5.7 million, or 87%, in the second quarter of 2012 and by $9.0 million, or 52%, in the first six months of 2012 compared to the same periods in 2011. We describe our reserves for loans subject to representations and warranties in Note 14 in our condensed consolidated financial statements as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011 and in our “Loans Subject to Representations and Warranties” section.

FDIC insurance assessment and other agency fees increased by $4.4 million, or 89%, in the second quarter of 2012 and by $8.4 million, or 82%, in the first six months of 2012, compared to the same periods in 2011. An increase in our asset base drove the increase in assessment fees.

Advertising and marketing expense increased by $4.9 million, or 133%, in the second quarter of 2012 and by $6.4 million, or 79%, in the first six months of 2012, compared to the same periods in 2011, due primarily to an effort to grow our deposit base through a new marketing campaign.

Other general and administrative increased by $10.0 million or 118%, in the second quarter of 2012 and by $7.7 million or 27%, in the first six months of 2012, compared to the same periods in 2011. The increase was the result of FDIC clawback liability, consent order remediation liability, and FNMA compensatory fees, offset by a decrease in non-recurring expenses.

The FDIC clawback liability increased by $3.1 million in the second quarter of 2012 and the first six months of 2012, compared to the same periods in 2011, as a result of a change in fair value due to a decline in interest rates during the second quarter 2012. During the same periods, we recorded a $2.0 million expense associated with the consent order remediation plan. The liability is an estimate based on the independent consultant’s findings report. We describe the consent order in Note 14 in our condensed consolidated financial statements as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011.

Portfolio expense increased by $2.4 million, or 181%, in the second quarter of 2012 and by $4.1 million, or 140%, in the first six months of 2012, compared to the same periods in 2011, due to an increase in lending volume.

FNMA compensatory fees increased by $3.3 million in the first six months of 2012. In 2010, FNMA issued an announcement “Foreclosure Time Frames and Compensatory Fees for Breach of Service Obligations” to remind servicers of their duties and responsibilities. The announcement indicated that FNMA would monitor seriously delinquent loans in the foreclosure process and assess compensatory fees on such loans. In determining fee assessment, FNMA takes into consideration the outstanding principal balance of the mortgage loan, the applicable pass through rate, the length of delay, and any additional costs that are directly attributable to the delay. FNMA billed us for the first time during the six months ended June 30, 2012. We accrued for these estimated fees in response to the assessment by FNMA.

These increases are offset by an $8.7 million decrease related to the non-recurring write down of the Tygris indemnification asset during the first quarter 2011.

Provision for Income Taxes and Effective Tax Rates

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Provision for income taxes	$6,395	$13,333	$13,189	$20,193
Effective tax rates	36.4%	38.0%	36.4%	39.3%

For the three and six months ended June 30, 2012, our effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes. For the three and six months ending June 30, 2011, our effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes and a $691 increase to income tax expense for the revaluation of the net unrealized built-in losses associated with the Tygris acquisition.

Results of Operations—Comparison of Results of Operations for the Years Ended December 31, 2011 and 2010

	Year Ended December 31,		% Change
	2011	2010
	(In thousands)
Interest income	$588,220	$612,507	(4)%
Interest expense	135,910	147,167	(8)%

Net interest income	452,310	465,340	(3)%
Provision for loan and lease losses	49,704	79,341	(37)%

Net interest income after provision for loan and lease losses	402,606	385,999	4%
Noninterest income	233,103	357,807	(35)%
Noninterest expense	554,195	493,933	12%

Income before income taxes	81,514	249,873	(67)%
Provision for income taxes	28,785	60,973	(53)%

Net income	$52,729	$188,900	(72)%

Interest Income

Our total interest income decreased by $24.3 million, or 4%, to $588.2 million in 2011 from $612.5 million in 2010, primarily due to a decrease in interest earned from our investment securities portfolio offset by increases in interest income from our loan portfolio.

Interest income earned on our loan and lease portfolio increased by $28.1 million, or 6%, to $479.9 million in 2011 from $451.9 million in 2010. This increase consisted of a $15.7 million increase in interest income earned on our average balance of loans and leases held for investment, and a $12.4 million increase in interest income earned on our average balance of loans held for sale. The increase in interest income earned on our loans and leases held for investment was primarily driven by $20.2 million and $9.7 million of interest income earned on our residential mortgages and commercial and commercial real estate loans, respectively. The increase in interest income on our residential mortgages is due to increases in originations partially offset by decreases in interest rates as a result of decreases in interest rates associated with the new volume. The increase in interest income on our commercial and commercial real estate loans is due to the timing of the Bank of Florida transaction in May 2010. The increase in interest income is offset by a $15.1 million decrease in interest income generated from lease financing receivables. The decrease in yield is a result of continued run off of deeply discounted receivables acquired as part of the Tygris acquisition.

Interest income earned on our investment securities portfolio decreased by $52.6 million, or 33%, to $106.9 million in 2011 from $159.4 million in 2010. This decrease was primarily driven by a 275 basis point decrease in yield on the average balance of our investment securities portfolio to 4.11% in 2011 from 6.86% in 2010 offset by a $263.9 million, or 11%, increase in the average balance of our investment securities portfolio to $2,582.1 million in 2011 from $2,318.2 million in 2010. The decrease in yield resulted from lower discount accretion and the addition of lower yielding agency securities during 2011.

Interest Expense

Interest expense decreased by $11.3 million, or 8%, to $135.9 million in 2011 from $147.2 million in 2010, primarily due to decreases in other borrowings interest expense and in our deposit interest expense.

Other borrowings interest expense decreased by $6.9 million, or 15%, to $38.9 million in 2011 from $45.8 million in 2010. This decrease is primarily attributable to a decrease of $94.0 million, or 9%, in our average other borrowings balance to $918.9 million in 2011 from $1,013.0 million in 2010. In January 2011, we purchased $10.0 million of our own trust preferred securities due in September 2037.

Deposit interest expense decreased by $4.4 million, or 4%, to $97.0 million in 2011 from $101.4 million in 2010. The decrease largely resulted from a 27 basis point decrease in deposit yield to 1.09% for 2011 from 1.36% for 2010 as a result of lower deposit costs due to lower market interest rates. Interest rates were reduced during 2011 to align our deposit levels with lower market interest rates. The decrease was partially offset by an increase of $1,463.1 million, or 20%, in our average deposit balance to $8,903.6 million in 2011 from $7,440.5 million in 2010.

Provision for Loan and Lease Losses

Provision for loan and lease losses decreased by $29.6 million, or 37%, to $49.7 million in 2011 from $79.3 million in 2010. This decrease was primarily a reflection of lower incurred losses on our legacy commercial and commercial real estate loans held for investment.

Noninterest Income

Noninterest income decreased by $124.7 million, or 35%, to $233.1 million for in 2011 from $357.8 million in 2010. The decrease is primarily a result of the bargain purchase gain of $68.1 million related to the Tygris acquisition in February 2010 and a decrease in net servicing income. Significant components of noninterest income are discussed below.

Loan production revenue decreased $8.4 million, or 24%, to $26.5 million during 2011 from $34.9 million during 2010, primarily as a result of a decline in volume and lower fees associated with originating residential mortgage loans.

Net loan servicing decreased by $63.7 million, or 54%, to $54.0 million in 2011 from $117.7 million in 2010. This decrease was attributable to a $42.4 million, or 45%, increase in the amortization expense and impairment of MSR to $135.5 million in 2011 from $93.1 million in 2010. This increase is the result of a $39.5 million impairment charge driven by increasing prepayments and higher net servicing costs. Loan servicing fee income decreased to $189.4 million in 2011 from $210.8 million in 2010. The decrease in net loan servicing fee income is due to a $3.4 billion, or 6%, decrease in the unpaid principal balance, or UPB, of our servicing portfolio to $54.8 billion as of December 31, 2011 from $58.2 billion as of December 31, 2010. Prepayments exceeded new servicing retained from loans originated internally.

Noninterest income earned on deposit fees increased by $6.2 million, or 31%, to $26.0 million in 2011 from $19.8 million in 2010. This was largely attributable to a $6.0 million increase in fee income associated with an increase in volume of our WorldCurrency® deposit products.

Other noninterest income decreased by $58.8 million, or 32%, to $126.7 million in 2011 from $185.5 million in 2010. This decrease was largely attributable to a $68.1 million non-recurring bargain purchase gain related to the Tygris acquisition in February 2010. This decrease was partially offset by an increase in operating lease income of $9.6 million, or 45%, to $30.9 million in 2011 from $21.3 million in 2010. In addition, we generated $15.9 million of gains from the sale of investment securities in our portfolio in 2011 compared to $22.0 million of net gains in 2010.

Noninterest Expense

Noninterest expenses increased by $60.3 million, or 12%, to $554.2 million in 2011 from $493.9 million in 2010. Significant components of this increase are discussed below.

Salaries, commissions and other employee benefits expense increased by $31.0 million, or 15%, to $232.8 million in 2011 from $201.8 million in 2010, due to increases in salaries, benefits and incentives resulting from higher staffing levels from our Tygris and Bank of Florida acquisitions, our mortgage banking business, and corporate administration growth to support general operations. Headcount increased by 5% from 2010 to 2011 and by 31% from 2009 to 2010, which helps account for the variance in expense on a full year basis.

Equipment and occupancy expense increased by $16.6 million, or 31%, to $69.9 million in 2011 from $53.3 million in 2010, due primarily to increases of $3.1 million in computer expense and $12.8 million in depreciation expense. Company growth due to the Tygris and Bank of Florida acquisitions were the primary drivers of the expense increase.

General and administrative expense increased by $12.6 million, or 5%, to $251.5 million in 2011 from $238.9 million in 2010, due to increases in legal and transaction expenses and FDIC insurance premiums, partially offset by a decrease in other credit-related expenses. Legal expenses increased $10.3 million and other professional expense increased $25.2 million, as a result of expenses related to our initial public offering, preparations for becoming a public company, the Bank of Florida and Tygris acquisitions, and legal and regulatory compliance, including compliance with the consent orders entered into in April 2011 and the third party review of historical residential mortgage foreclosure actions. Foreclosure and OREO related expenses increased $13.7 million. The FDIC premium assessment and agency fees increased $14.1 million. The increase in general and administrative expenses was partially offset by a decrease in production reserves of $16.6 million and counter party reserves of $12.7 million as a result of decreasing loan repurchase requests. Additionally, we experienced a decrease in the non-recurring loss on debt extinguishments of $10.3 million incurred in the comparative period. The indemnification asset write down related to the Tygris acquisition was $8.7 million in 2011. This was a decrease of $13.3 million from a write down of $22.0 million in 2010. The write down of the indemnification asset resulted from a decrease in estimated future credit losses. The carrying value of the indemnification asset was $0 as of December 31, 2011.

Income Taxes

Provision for income taxes decreased by $32.2 million, or 53%, to $28.8 million in 2011 from $61.0 million in 2010, primarily due to a decrease in pre-tax income. Our effective tax rates were 35.3% and 24.4% in 2011 and 2010, respectively. Our effective tax rate in 2010 was reduced due to the nontaxable bargain purchase gain of $68.1 million and a $7.8 million tax benefit resulting from the revaluation of net unrealized built-in losses. Excluding the impact of the non-recurring items from the Tygris acquisition, the effective tax rate was 37% in 2010.

Results of Operations—Comparison of Results of Operations for the Years Ended December 31, 2010 and 2009

	Year Ended December 31,		% Change
	2010	2009
	(In thousands)
Interest income	$612,507	$440,594	39%
Interest expense	147,167	163,211	(10)%

Net interest income	465,340	277,383	68%
Provision for loan and lease losses	79,341	121,912	(35)%

Net interest income after provision for loan and lease losses	385,999	155,471	148%
Noninterest income	357,807	232,098	54%
Noninterest expense	493,933	299,179	65%

Income before income taxes	249,873	88,390	183%
Provision for income taxes	60,973	34,853	75%

Net income from continuing operations	188,900	53,537	253%
Discontinued operations, net of income taxes	—	(172)

Net income	$188,900	$53,365	254%

Interest Income

Our total interest income increased by $171.9 million, or 39%, to $612.5 million in 2010 from $440.6 million in 2009, primarily due to increases in interest income from our loans held for investment and investment securities portfolio.

Interest income earned on our loan and lease portfolio increased by $142.1 million, or 46%, to $451.9 million in 2010 from $309.8 million in 2009. This increase consisted of a $153.6 million increase in interest income earned on our average balance of loans and leases held for investment, partially offset by a $11.5 million decrease in interest income earned on our average balance of loans held for sale. The $153.6 million increase in interest income earned on our loans and leases held for investment was primarily driven by $141.4 million and $25.8 million of interest income earned on our lease financing receivables and commercial and commercial real estate loans, respectively, partially offset by a $13.5 million, or 7%, decrease in interest income earned on residential mortgage loans. The $141.4 million of interest income earned on our lease financing receivables resulted from our acquisition of Tygris, including accretion of discounts of $86.4 million, and was not a component of interest income in 2009. The decrease in interest income earned on our loans held for sale was primarily driven by a $48.8 million, or 4%, decrease in the average balance of our loans held for sale to $1.1 billion in 2010. The decrease in average balance was the result of a decrease in mortgage origination volumes and lower yields due to lower market interest rates to which such yields are indexed.

Interest income earned on our available for sale, or AFS, held to maturity, or HTM, and trading securities increased by $29.0 million, or 22%, to $159.0 million in 2010 from $130.0 million in 2009. This increase was primarily driven by a $1.4 billion, or 142%, increase in the average balance of our investment securities portfolio to $2.3 billion in 2010 from $956.2 million in 2009, partially offset by a 674 basis point decrease in yield on the average balance of our investment securities portfolio to 6.86% in 2010 from 13.6% in 2009. The decrease in yield resulted from higher discount accretion in 2009 due to higher prepayment volumes.

Interest Expense

Interest expense decreased by $16.0 million, or 10%, to $147.2 million in 2010 from $163.2 million in 2009, primarily due to decreases in our deposit interest expense and other borrowings interest expense.

Deposit interest expense decreased by $6.3 million, or 6%, to $101.4 million in 2010 from $107.7 million in 2009. The decrease largely resulted from lower deposit costs due to lower market interest rates, partially offset by an increase of $2.2 billion, or 43%, in our average deposit balance to $7.4 billion in 2010 from $5.2 billion in 2009.

Other borrowings interest expense decreased by $9.8 million, or 18%, to $45.8 million in 2010 from $55.5 million in 2009. This decrease is primarily attributable to a decrease of $240.7 million, or 19%, in our average other borrowings balance to $1.0 billion in 2010 from $1.3 billion in 2009.

Provision for Loan and Lease Losses

Provision for loan and lease losses decreased by $42.6 million, or 35%, to $79.3 million in 2010 from $121.9 million in 2009. This decrease was primarily a reflection of lower expected losses on our legacy commercial and commercial real estate loans held for investment.

Noninterest Income

Noninterest income increased by $125.7 million, or 54%, to $357.8 million in 2010 from $232.1 million in 2009. Significant components of this increase are discussed below.

Noninterest income earned on the gain on sale of loans decreased by $0.5 million, or 1%, to $66.0 million in 2010 from $66.4 million in 2009, primarily as a result of lower mortgage origination volumes generating lower gains on the sale of such loans into the capital markets. Loan production revenue decreased $4.5 million, or 11%, to $34.9 million in 2010 from $39.3 million in 2009, primarily as a result of lower fees associated with originating fewer residential mortgage loans.

Noninterest income earned on net loan servicing increased by $25.5 million, or 28%, to $117.7 million in 2010 from $92.2 million in 2009. This increase was largely attributable to the $5.1 billion, or 10%, increase in the unpaid principal balance, or UPB, of our servicing portfolio to $56.4 billion in 2010 from $51.3 billion in 2009, resulting from increased retention of originated MSR and bulk acquisitions of loan servicing portfolios. This increase was also driven by a $53.2 million, or 34%, increase in loan servicing fee income to $210.8 million in 2010 from $157.7 million in 2009, partially offset by a $27.7 million, or 42%, increase in the amortization of MSR to $93.1 million in 2010 from $65.5 million in 2009. The increase in net loan servicing fee income was primarily attributable to the increase in UPB while the amortization of MSR increase was primarily attributed to higher prepayment activity due to the market interest rate environment.

Noninterest income earned on deposit fees decreased by $2.3 million, or 10%, to $19.8 million in 2010 from $22.0 million in 2009. This was largely attributable to a $3.2 million decrease in fee income associated with our WorldCurrency® deposit products due to lower transaction volumes.

Other noninterest income increased by $107.4 million, or 886%, to $119.5 million in 2010 from $12.1 million in 2009. This increase was largely attributable to a $68.1 million non-recurring bargain purchase gain related to the Tygris acquisition and $21.3 million of operating lease income. In addition, we generated $22.0 million of gains in 2010 from the sale of investment securities in our portfolio compared to $7.4 million of gains in 2009.

Noninterest Expense

Noninterest expenses increased by $194.8 million, or 65%, to $493.9 million in 2010 from $299.2 million in 2009. Significant components of this increase are discussed below.

Salaries, commissions and other employee benefits expense increased by $51.2 million, or 34%, to $201.8 million in 2010 from $150.6 million in 2009, due to increases in salaries, benefits and incentives resulting from higher staffing levels from our Tygris and Bank of Florida acquisitions and in our mortgage banking business. Total headcount increased by 31%.

Equipment and occupancy expense increased by $15.3 million, or 40%, to $53.3 million in 2010 from $38.0 million in 2009, due primarily to increases of $4.9 million in lease expense, $4.5 million in computer expense and $1.6 million in depreciation expense. The Tygris and Bank of Florida acquisitions were the primary drivers of the expense increase.

General and administrative expense increased by $128.3 million, or 116%, to $238.9 million in 2010 from $110.6 million in 2009, due to increases in legal, transaction, advertising, OREO and foreclosure and other expenses, as well as increased mortgage repurchase reserves. Legal expense increased $2.5 million and other professional expense increased $10.7 million, primarily due to one-time expenses related to the Tygris and Bank of Florida acquisitions. Advertising expense increased $9.6 million due to expanded marketing related to our deposit growth initiative. Mortgage repurchase reserves increased $63.2 million due to higher than anticipated impairment levels and foreclosure-related expenses. The indemnification asset related to the Tygris acquisition decreased in fair value by $22.0 million resulting from a decrease in estimated future credit losses. Other expenses increased $16.0 million to $40.9 million in 2010 from $24.9 million in 2009, due primarily to $10.3 million related to the loss realized on the early extinguishment of Tygris’ debt and increased transaction expenses of $9.8 million.

Income Taxes

Provision for income taxes increased by $26.1 million, or 75%, to $61.0 million in 2010 from $34.9 million in 2009, due to increases in pre-tax income from continuing operations. Our effective tax rates were 24% and 39% in 2010 and 2009, respectively. Our effective tax rate in 2010 was impacted by non-recurring items from the Tygris acquisition, including the nontaxable bargain purchase gain of $68.1 million and a tax benefit of $7.8 million resulting from a revaluation of net unrealized built-in losses. Excluding the impact of the non-recurring items from the Tygris acquisition, the effective tax rate was 37% in 2010.

Discontinued Operations

Discontinued operations relate to business activities that we have sold, discontinued or dissolved. Net loss from discontinued operations of $0.2 million in 2009 represents trailing expenses from the sale of our commercial and multi-family real estate mortgage wholesale brokerage unit in February 2009.

Segment Results

We evaluate our overall financial performance through three financial reporting segments: Banking and Wealth Management, Mortgage Banking and Corporate Services. To generate financial information by operating segment, we use an internal profitability reporting system which is based on a series of management estimates and allocations. We continually review and refine many of these estimates and allocations, many of which are subjective in nature. Any changes we make to estimates and allocations that may affect the reported results of any business segment do not affect our consolidated financial position or consolidated results of operations.

We use funds transfer pricing in the calculation of the respective operating segment’s net interest income to measure the value of funds used in and provided by an operating segment. The difference between the interest income on earning assets and the interest expense on funding liabilities and the corresponding funds transfer pricing charge for interest income or credit for interest expense results in net interest income. We allocate risk-adjusted capital to our segments based upon the credit, liquidity, operating and interest rate risk inherent in the segment’s asset and liability composition and operations. These capital allocations are determined based upon formulas that incorporate regulatory, GAAP, Basel and economic capital frameworks including risk-weighting assets, allocating noninterest expense and incorporating economic liquidity premiums for assets deemed by management to lower liquidity profiles.

Our Banking and Wealth Management segment often invests in loans originated from asset generation channels contained within our Mortgage Banking segment. When intersegment acquisitions take place, we assign an estimate of the market value to the asset and record the transfer as a market purchase. In addition, inter-segment cash balances are eliminated in segment reporting. The effects of these inter-segment allocations and transfers are eliminated in consolidated reporting.

The following table summarizes segment earnings and total assets for each of our segments as of and for each of the periods shown:

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)
Segment Earnings:
Banking and Wealth Management	$121,652	$111,251	$241,146	$233,521	$85,300
Mortgage Banking	(22,394)	(2,388)	(38,765)	32,313	77,065
Corporate Services	(63,051)	(57,459)	(120,867)	(15,961)	(73,975)

Segment earnings	$36,207	$51,404	$81,514	$249,873	$88,390

Segment Assets:
Banking and Wealth Management	$13,327,046	$11,140,910	$11,658,702	$10,117,289	$6,522,869
Mortgage Banking	1,902,152	1,482,997	1,557,421	1,957,897	1,543,370
Corporate Services	124,406	130,615	99,886	49,325	24,148
Eliminations	(312,780)	(234,348)	(274,331)	(116,625)	(30,208)

Total assets	$15,040,824	$12,520,174	$13,041,678	$12,007,886	$8,060,179

Banking and Wealth Management

Segment Results—Comparison of Banking and Wealth Management for the Three and Six Months Ended June 30, 2012 and 2011

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Interest income
Interest and fees on loans and leases	$126,296	$110,839	$243,197	$226,661
Interest and dividends on investment securities	20,699	29,333	41,248	55,575
Other interest income (1)	8,084	7,577	15,285	15,957

Total interest income	155,079	147,749	299,730	298,193
Interest expense
Deposits	20,411	25,403	41,379	51,587
Other borrowings	9,587	8,129	17,004	16,671
Other interest expense (2)	10,280	9,110	20,001	18,903

Total interest expense	40,278	42,642	78,384	87,161

Net interest income	114,801	105,107	221,346	211,032
Provision for loan and lease losses	5,041	8,235	15,356	25,421

Net interest income after provision for loan and lease losses	109,760	96,872	205,990	185,611
Noninterest income
Gain on sale of loans	10,918	(436)	21,470	447
Other	14,687	16,164	29,363	31,186

Total noninterest income	25,605	15,728	50,833	31,633
Noninterest expense
Salaries, commissions and employee benefits	22,048	19,014	42,712	38,706
Equipment and occupancy	12,283	7,931	23,631	14,833
Foreclosure and OREO	12,378	4,639	20,340	13,206
Other general and administrative	28,837	14,630	48,488	39,248

Total noninterest expense	75,546	46,214	135,171	105,993

Income before income taxes	$59,819	$66,386	$121,652	$111,251

(1)	Other interest income includes interest income from interest-bearing cash and cash equivalents and intersegment interest income.
(2)	Other interest expense represents intersegment interest expense.

Banking and Wealth Management segment earnings decreased by $6.6 million, or 10%, in the second quarter of 2012, compared to the same period in 2011, primarily due to an increase in noninterest expense partially offset by an increase in interest income and noninterest income. Segment earnings increased by $10.4 million, or 9%, in the first six months of 2012, compared to the same period in 2011, primarily due to an increase in noninterest income and decreases in interest expense and the provision for loan and lease losses, partially offset by an increase in noninterest expense.

Net interest income increased by $9.7 million, or 9%, in the second quarter of 2012, compared to the same period in 2011, due to an increase in interest income of $7.3 million and a decrease in interest expense of $2.4 million. Net interest income increased by $10.3 million, or 5%, in the first six months of 2012, compared to the same period in 2011, due to an increase in interest income of $1.5 million and a decrease in interest expense of $8.8 million. For a detailed explanation of changes in net interest income, please refer to our volume/rate analysis table.

Provision for loan and lease loss decreased by $3.2 million, or 39%, in the second quarter of 2012 and by $10.1 million, or 40%, in the first six months of 2012, compared to the same periods in 2011, due to the addition of high credit quality originated loans in our residential first mortgages. In addition, we experienced an improvement in loan performance due to a more stable housing market.

Noninterest income increased by $9.9 million, or 63%, in the second quarter of 2012 and by $19.2 million, or 61%, in the first six months of 2012, compared to the same periods in 2011, primarily due to an increase in gains from third party loans sales of $11.4 million in the second quarter of 2012 and $21.0 million in the first six months of 2012, compared to the same periods in 2011. The increase resulted from favorable gains on sales to third parties driven primarily by the sale of GNMA loans that were acquired or purchased out of our servicing portfolio as a result of overall favorable rate and market conditions.

Noninterest expense increased by $29.3 million in the second quarter of 2012 and by $29.2 million in the first six months of 2012, compared to the same periods in 2011. An increase in general and administrative expenses, depreciation expense, and salaries, commissions, and employee benefits drove the increase in noninterest expense.

Salaries, commissions, and employee benefits increased by $3.0 million, or 16%, in the second quarter of 2012 and by $4.0 million, or 10%, in the first six months of 2012, due to a growth in the Banking and Wealth Management segment. The warehouse finance acquisition, EverBank Commercial Finance, or ECF, platform expansion, wealth management development, and shared services growth also drove headcount up by 15% as of June 30, 2012, compared to the same period in 2011.

Equipment and occupancy expense increased by $4.4 million, or 55%, in the second quarter or 2012 and by $8.8 million, or 59%, in the first six months of 2012, compared to the same period in 2011, primarily due to depreciation expense. An increase in our operating lease portfolio drove an increase in related depreciation expense of $3.3 million in the second quarter of 2012 and $7.0 million in the first six months of 2012, compared to the same periods in 2011.

Foreclosure and OREO expense increased by $7.7 million, or 167%, in the second quarter of 2012 and by $7.1 million, or 54%, in the first six months of 2012, compared to the same periods in 2011, primarily due to the increase in foreclosure expenses related to an increase in mortgage pool buyout activity over the past year. Foreclosure expenses associated with our mortgage pool buyouts increased by $10.7 million in the second quarter of 2012 and by $12.1 million in the first six months of 2012 compared to the same periods in 2011. OREO expense decreased by $2.0 million in the second quarter of 2012 and by $5.5 million in the first six months of 2012, due primarily to our commercial OREO portfolio. We have experienced moderate stabilization of property values over the past twelve months resulting in a decline of OREO provision expense in the first six months of 2012.

Other general and administrative expense increased by $14.2 million, or 97%, in the second quarter of 2012 and by $9.2 million, or 24%, in the first six months of 2012, compared to the same periods in 2011, primarily due to an increase FDIC insurance assessment and other agency fees, FDIC clawback liability, and advertising expense. The FDIC insurance assessment fees increased by $4.1 million in the second quarter of 2012 and by $7.8 million in the first six months of 2012, compared to the same periods in 2011, due to an increase in our asset base. We incurred additional FDIC clawback liability expense of $3.1 million in the second quarter of 2012 and the first six months of 2012, due to a change in fair value as a result of a decline in interest rates. Advertising and marketing expense increased by $4.8 million in the second quarter of 2012 and by $5.6 million in the first six months of 2012, as we continue to focus on increasing our deposit base. These increases are offset by the non-recurring write-down of the Tygris indemnification asset of $8.7 million in the first quarter 2011.

Segment Results—Comparison of Banking and Wealth Management for the Years Ended December 31, 2011 and 2010

	Year Ended December 31,
	2011	2010
	(in thousands)
Net interest income	$419,415	$434,811
Provision for loan and lease losses	47,554	72,771

Net interest income after provision for loan and lease losses	371,861	362,040
Noninterest income	85,345	62,386
Noninterest expense	216,060	190,905

Segment earnings	$241,146	$233,521

Banking and Wealth Management segment earnings increased by $7.6 million, or 3%, in 2011 compared to 2010, primarily due to an increase in noninterest income which was offset by an increase in noninterest expense. Net interest income decreased by $15.4 million, or 4%, for the comparable period. This decrease was primarily due to a decrease of $52.6 million or 33% in interest earned on our investment securities and partially offset by an increase of $35.5 million, or 9%, in interest and fees earned on our loans and leases. The decrease in interest earned on investment securities was primarily driven by a decrease in yield on the average balance of our investment securities portfolio. The decrease in yield resulted from lower discount accretion due to a decrease in prepayment volumes and the addition of lower yielding agency securities during the 2011 period. The increase in interest and fees on loans and leases was driven by an increase in average loans and leases held for investment of $1.0 billion, or 19% and an increase in average loans and leases held for sale of $355.4 million, or 154%. The increase in average loans and leases held for investment was primarily driven by our residential mortgages, commercial and commercial real estate loans, and lease financing receivables. Average loans held for sale increased as a result of acquisitions of GNMA loans during the second half of the year. The increase in interest income is offset by a $15.1 million decrease in interest income generated from lease financing receivables. The decrease is due largely to a decrease in yield of 643 basis points to 26.2% for the twelve months ended December 31, 2011. The decrease in yield is a result of continued run off of deeply discounted receivables acquired as part of the Tygris acquisition. Additionally, intersegment revenue decreased $8.6 million, as a result of a change in transfer pricing to align interest rates with market rates.

Provision expense decreased by $25.2 million, or 35%, in 2011 compared to the 2010, primarily due to lower credit losses on our legacy commercial and commercial real estate loans held for investment, and the improvement in the performance of commercial loans over last year. The decrease is partially offset by higher provision expense due to growth in our residential portfolio. Noninterest income increased by $23.0 million, or 37%, in 2011 compared to 2010. The increase is driven primarily by an increase in the income generated from sales of loans, improved earnings from leasing operations, and an increase in deposit fee income associated with our WorldCurrency® deposit products due to increased foreign currency deposits. This increase was offset by lower gains from the sale of investment securities in our portfolio. Noninterest expense increased by $25.2 million, or 13%, in 2011 compared to 2010. This increase primarily reflects higher operating expenses as a result of the Tygris and Bank of Florida acquisitions and higher FDIC insurance premiums. Additionally, noninterest expense in 2011 includes a charge of $8.7 million from the write-off of the remaining Tygris indemnification asset, and noninterest expense in 2010 includes a write-off of the Tygris indemnification asset of $22.0 million and a charge for the extinguishment of Tygris debt of $10.3 million.

Segment Results—Comparison of Banking and Wealth Management for the Years Ended December 31, 2010 and 2009

	Year Ended December 31,
	2010	2009
	(in thousands)
Net interest income	$434,811	$253,352
Provision for loan and lease losses	72,771	121,376

Net interest income after provision for loan and lease losses	362,040	131,976
Noninterest income	62,386	32,819
Noninterest expense	190,905	79,495

Segment earnings	$233,521	$85,300

Banking and Wealth Management segment earnings increased by $148.2 million, or 174%, in 2010 compared to 2009, primarily due to an increase in interest income from investment securities and a decrease in our provision for loan and lease losses. Net interest income increased by $181.5 million, or 72%, for the comparable periods. This increase was primarily due to a $146.5 million, or 55%, increase in interest income earned on our loans and leases held for investment. Average loans and leases held for investment increased $728.6 million, or 16%, primarily as a result of our acquisitions of Tygris and Bank of Florida. Provision expense decreased by $48.6 million, or 40%, in 2010 compared to 2009, primarily due to lower anticipated credit losses in our commercial and multi-family real estate loans held for investment. Noninterest income increased by $29.6 million, or 90%, in 2010 compared to 2009. This increase primarily reflects noninterest income earned on leases resulting from the Tygris acquisition and a higher gain on the sale of investment securities. Noninterest expense increased by $111.4 million, or 140%, in 2010 compared to 2009. This increase primarily reflected higher operating expenses as a result of the Tygris and Bank of Florida acquisitions, non-recurring transaction expenses associated with the Tygris and Bank of Florida acquisitions, and higher expenses from dispositions of OREO.

Mortgage Banking

Segment Results—Comparison of Mortgage Banking for the Three and Six Months Ended June 30, 2012 and 2011

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Net interest income	$11,790	$9,487	$22,286	$18,909
Provision for loan and lease losses	716	769	1,756	1,613

Net interest income after provision for loan and lease losses	11,074	8,718	20,530	17,296
Noninterest income
Gain on sale of loans	59,006	5,891	96,631	18,486
Loan servicing fee income:
Loan servicing fee income	44,697	46,961	92,386	96,041
Amortization and impairment of MSR	(64,278)	(21,430)	(108,760)	(44,217)

Net loan servicing income (loss)	(19,581)	25,531	(16,374)	51,824
Other	9,099	5,782	16,140	12,132

Total noninterest income	48,524	37,204	96,397	82,442
Noninterest expense
Salaries, commissions and employee benefits	36,176	22,339	65,613	45,468
Equipment and occupancy	4,684	4,153	9,157	8,401
Professional fees	4,778	2,036	10,927	3,001
Foreclosure and OREO	2,591	4,125	5,588	7,458
Other credit-related expenses	4,193	7,922	16,183	21,630
Other general and administrative	15,048	7,382	31,853	16,168

Total noninterest expense	67,470	47,957	139,321	102,126

Loss before income taxes	$(7,872)	$(2,035)	$(22,394)	$(2,388)

Mortgage Banking segment earnings decreased by $5.8 million in the second quarter of 2012 and by $20.0 million in the first six months of 2012, compared to the same periods in 2011, primarily due to a decrease in net loan servicing income, an increase in noninterest expense, offset by an increase in gain on sale of loans.

Noninterest income increased by $11.3 million, or 30%, in the second quarter of 2012 and by $14.0 million, or 17%, in the first six months of 2012, compared to the same periods in 2011. The increase was driven by an increase in gain on sale of loans of $53.1 million in the second quarter of 2012 and $78.1 million in the first six months of 2012, compared to the same periods in 2011. The increase was primarily driven by our mortgage lending business. Mortgage lending volume increased by $1.1 billion, or 89%, to $2.3 billion in the second quarter of 2012, compared to the same period in 2011. Mortgage lending volume increased by $1.8 billion or 73%, to $4.2 billion in the first six months of 2012, compared the same period in 2011. HARP-driven lending volume was approximately 40% in the second quarter of 2012 and 29% in the first six months of 2012. Gain on sale spreads increased in the second quarter of 2012 and in the first six months of 2012 compared to the same period in 2011, as refinancing activity increased due to the HARP 2.0 program and the low mortgage interest rate environment.

In addition, gains from third party loan sales and changes in fair value loans and related hedging positions increased from an increase in the size of positions hedged related to interest rate lock commitments and loans measured at fair value as well as a favorable increase in the fair value measurements. Additional increases resulted from gains on sales to third parties driven by overall favorable rate and market conditions.

Offsetting this increase was a decrease in net loan servicing income of $45.1 million in the second quarter of 2012 and $68.2 million in the first six months of 2012, compared to the same periods in 2011, primarily due to MSR impairment of $30.1 million recorded in the second quarter of 2012 and $45.3 million recorded in the first six months of 2012. Additional loan servicing income decreases resulted from an increase in MSR amortization from increased run off due to refinancing activity and a decline in servicing fees from a decline in the servicing portfolio UPB.

Noninterest expense increased by $19.5 million, or 41%, in the second quarter of 2012 and by $37.2 million, or 36%, in the first six months of 2012, compared to the same periods in 2011, primarily due to increases in salaries, commissions, and employee benefits, professional fees, and other general and administrative costs, offset by decreases in our production reserve expense. Company growth drove the increase in salaries, commissions, and employee benefits. Headcount increased by 38% as of June 30, 2012, compared to the same period of 2011, primarily due to the expansion of our retail and consumer direct production channels and our servicing default services. Professional fees increased by $2.7 million in the second quarter of 2012 and by $7.9 million in the first six months of 2012, related to consultant costs associated with regulatory compliance. Other credit-related expenses decreased by $3.7 million in the second quarter of 2012 and by $5.4 million in the first six months of 2012. We describe our reserves related loans subject to representations and warranties in Note 14 in our condensed consolidated financial statements as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011 and in our “Loans Subject to Representations and Warranties” section.

Other general and administrative expenses increased by $7.7 million or 104%, in the second quarter of 2012 and by $15.7 million, or 97%, in the first six months of 2012, compared to the same periods in 2011, primarily due to increased costs associated with the servicing portfolio, resulting from default activities and regulatory requirements. For additional disclosure, refer to “Results of Operations.”

Segment Results—Comparison of Mortgage Banking for the Years Ended December 31, 2011 and 2010

	Year Ended December 31,
	2011	2010
	(in thousands)
Net interest income	$39,536	$38,298
Provision for loan and lease losses	2,150	6,570

Net interest income after provision for loan and lease losses	37,386	31,728
Noninterest income	143,035	221,442
Noninterest expense	219,186	220,857

Segment earnings	$(38,765)	$32,313

Mortgage Banking segment earnings decreased $71.1 million, or 220%, in 2011 compared to 2010, primarily due to a decrease in noninterest income earned from the loan servicing, loan production and gain on sale of loans. Net loan servicing income decreased by $64.1 million, or 54%, compared to 2010. This decrease was driven in part by a $3.3 billion, or 6% decrease in UPB, of our servicing portfolio as compared to the balance in the servicing portfolio at December 31, 2010. Additionally, net loan servicing income includes a $39.5 million charge for MSR impairment. Loan production revenue decreased by $7.9 million, or 24%, in 2011 compared to 2010 primarily as a result of a decrease in volume and lower fees associated with originating residential mortgage loans. Noninterest income earned from the gain on sale of loans decreased by $3.0 million, or 4% in 2011 compared to 2010. Decreases are offset by an increase in net interest income of $1.2 million, or 3% due primarily to increases in intersegment revenue with the Banking and Wealth Management segment. Intersegment revenue increased $8.6 million, as a result of a change in transfer pricing to align interest rates with market rates.

Segment Results—Comparison of Mortgage Banking for the Years Ended December 31, 2010 and 2009

	Year Ended December 31,
	2010	2009
	(in thousands)
Net interest income	$38,298	$32,708
Provision for loan and lease losses	6,570	536

Net interest income after provision for loan and lease losses	31,728	32,172
Noninterest income	221,442	199,152
Noninterest expense	220,857	154,259

Segment earnings	$32,313	$77,065

Mortgage Banking segment earnings decreased by $44.8 million, or 58%, in 2010 compared to 2009, primarily due to an increase in noninterest expense, partially offset by an increase in net loan servicing income. Loan production revenue decreased by $4.4 million, or 12%, in 2010 compared to 2009, largely driven by lower mortgage origination volumes in the comparable periods. Net loan servicing income increased by $25.3 million, or 27%, during the comparable periods. This increase was largely driven by a $9.7 billion, or 20%, increase in our servicing portfolio compared to the prior year. Noninterest expense increased by $66.6 million, or 43%, in 2010 compared to 2009. This increase was largely driven by a $54.7 million, or 92%, increase in general and administrative expenses that was primarily the result of higher mortgage repurchase reserves. In addition, salaries, commissions and other employee benefits increased by $10.9 million, or 14%, in 2010 compared to 2009. The increase in salaries, commissions and other employee benefits was largely driven by a 12% increase in headcount to support our mortgage banking operations.

Corporate Services

Segment Results—Comparison of Corporate Services for the Three and Six Months Ended June 30, 2012 and 2011

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Net interest income	$(1,607)	$(1,684)	$(3,025)	$(3,338)
Noninterest income	(6)	1	86	4,710
Noninterest expense
Salaries, commissions and employee benefits	18,053	14,968	34,542	29,519
Equipment and occupancy	5,939	4,656	11,415	8,806
Other general and administrative	8,775	7,916	14,155	20,506

Total noninterest expense	32,767	27,540	60,112	58,831

Loss before income taxes	$(34,380)	$(29,223)	$(63,051)	$(57,459)

Corporate services segment loss increased by $5.2 million, or 18%, in the second quarter of 2012 and by $5.6 million, or 10%, in the first six months of 2012, compared to the same periods in 2011. Noninterest loss increased by $4.6 million, or 98%, in the first six months of 2012, compared to the same period in 2011, as the result of a gain on repurchase of trust preferred securities recognized during the first quarter of 2011.

Noninterest expense increased by $5.2 million, or 19%, in the second quarter of 2012 and by $1.3 million, or 2%, in the first six months of 2012 compared to the same periods in 2011, due to increases in salaries, commissions, and employee benefits, occupancy and equipment, and other general and administrative costs. Headcount increased by 13% in the second quarter 2012, compared to the same period in 2011. The growth is due to continued business development and the need for additional support services due to increased governance and regulatory requirements. Professional fees increased by $2.5 million in the second quarter of 2012, due to expenditures related to strategic business acquisitions, which is offset by decreases in costs associated with IPO readiness activities.

Segment Results—Comparison of Corporate Services for the Years Ended December 31, 2011 and 2010

	Year Ended December 31,
	2011	2010
	(in thousands)
Net interest expense	$(6,641)	$(7,769)
Noninterest income	4,723	73,979
Noninterest expense	118,949	82,171

Segment earnings (loss)	$(120,867)	$(15,961)

Corporate Services recorded noninterest income of $4.7 million in 2011. This was composed of a $4.7 million gain on extinguishment of trust preferred securities. In addition, Corporate Services noninterest expense increased $36.8 million, or 45%, in 2011 compared to 2010, primarily due to an increase in general and administrative expenses. We experienced a $20.2 million, or 107%, increase in general and administrative expenses. In addition, we had increases of $11.7 million, or 24%, in salaries and other employee benefits, and $4.8 million, or 35%, in occupancy and equipment expense. The increase in general and administrative expenses is driven primarily by an increase in legal and professional fees as a result of our initial public offering, legal and regulatory compliance, and additional consulting arrangements. Additionally, salaries, commissions, and other employee benefits increased as a result of headcount increases. Total headcount increased 24% in 2011 compared to 2010.

Segment Results—Comparison of Corporate Services for the Years Ended December 31, 2010 and 2009

	Year Ended December 31,
	2010	2009
	(in thousands)
Net interest expense	$(7,769)	$(8,677)
Noninterest income	73,979	127
Noninterest expense	82,171	65,425

Segment earnings (loss)	$(15,961)	$(73,975)

Corporate Services recorded noninterest income of $74.0 million in 2010. This was primarily composed of a $68.1 million non-recurring bargain purchase gain associated with the Tygris acquisition and a $5.7 million gain on extinguishment of trust preferred securities. In addition, Corporate Services noninterest expense increased by $16.7 million, or 26%, in 2010 compared to 2009, primarily due to an increase in salaries, commissions and other employee benefits. We experienced a $6.3 million, or 15%, increase in salaries, commissions and other employee benefits, in addition to a $2.4 million, or 21%, increase in occupancy and equipment expense and a $8.0 million, or 73%, increase in general and administrative expenses. The increase in salaries, commissions and other employee benefits was largely driven by an 18% increase in headcount to support our general operations.

Financial Condition

Assets

Total assets increased by $2.0 billion, or 15%, to $15.0 billion at June 30, 2012 from $13.0 billion at December 31, 2011. This increase was primarily attributable to increases in our loans held for sale and loans and leases held for investment portfolio as well as in our interest-bearing deposits in banks. Total assets increased by $1.0 billion, or 9%, to $13.0 billion at December 31, 2011 from $12.0 billion at December 31, 2010. This increase was primarily attributable to increases in our loans held for sale and loans and leases held for investment portfolio partially offset by a decrease in our interest-bearing deposits in banks. Total assets increased by $3.9 billion, or 49%, to $12.0 billion at December 31, 2010 from $8.1 billion at December 31, 2009. This increase was primarily attributable to increases in our loan and leases held for investment and investment securities portfolio resulting from the continued deployment of capital generated from our capital raising activities and the acquisitions of Tygris and Bank of Florida. Descriptions of our major balance sheet asset categories are set forth below.

Investment Securities

The following table sets forth the fair value of investment securities classified as available for sale and the amortized cost of investment securities held to maturity as of June 30, 2012 and December 31, 2011, 2010 and 2009:

	June 30, 2012	December 31,
		2011	2010	2009
	(in thousands)
Available for sale (at fair value):
Residential collateralized mortgage obligation (CMO) securities—agency	$77	$104	$148	$4,809
Residential CMO securities—nonagency	1,842,331	1,895,818	2,032,663	1,532,643
Residential mortgage-backed securities (MBS)—agency	281	338	540	883
Other	7,837	7,662	8,254	8,092

Total investment securities available for sale	1,850,526	1,903,922	2,041,605	1,546,427

Held to maturity (at amortized cost):
Residential CMO securities—agency	146,163	159,882	6,800	7,378
Residential MBS—agency	34,176	19,132	20,959	20,215
Other	10,276	10,504	5,169	5,747

Total investment securities held to maturity	190,615	189,518	32,928	33,340

Total investment securities	$2,041,141	$2,093,440	$2,074,533	$1,579,767

The amortized cost and fair value of debt securities at December 31, 2011 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties. MBS, including CMO, securities, are disclosed separately in the table below, as these investment securities are likely to prepay prior to their scheduled contractual maturity dates.

	Amortized Cost	Fair Value	Yield
	(In thousands)
Available for sale:
Asset-backed securities
After ten years	$10,573	$7,477	1.23%
Residential CMO securities—agency	96	104	6.14%
Residential CMO securities—nonagency	1,919,046	1,895,818	3.95%
Residential MBS securities—agency	317	338	4.39%
Equity securities	77	185

	1,930,109	1,903,922

Held to maturity:
Corporate securities
After ten years	10,504	7,921	3.79%
Residential CMO securities—agency	159,882	165,833	3.14%
Residential MBS securities—agency	19,132	20,596	4.65%

	189,518	194,350

	$2,119,627	$2,098,272

We have historically utilized the investment securities portfolio for earnings generation (in the form of interest and dividend income), liquidity, credit and interest rate risk management and asset diversification. Securities available for sale are used as part of our asset/liability management strategy and may be sold in response to, or in anticipation of, factors such as changes in market conditions and interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. The principal categories of our investment portfolio are set forth below.

Residential—Agency

At June 30, 2012, our residential agency portfolio consisted of both residential agency CMO securities and residential agency MBS securities. Investments in residential agency CMO securities totaled $146.2 million, or 7%, of our investment securities portfolio. Our residential agency MBS portfolio totaled $34.5 million, or 2%, of our investment securities portfolio. Our residential agency portfolio is secured by seasoned first-lien fixed and adjustable rate residential mortgage loans insured by GSEs.

Our residential agency CMO securities decreased $13.7 million, or 9%, to $146.2 million at June 30, 2012 from $160.0 million at December 31, 2011 primarily due to reductions to amortized cost resulting from principal payments received and the amortization of premiums and discounts. Our residential agency MBS securities increased $15.0 million, or 77%, to $34.5 million at June 30, 2012 from $19.5 million at December 31, 2011 primarily due to purchases of additional securities.

At December 31, 2011, our residential agency CMO securities totaled $160.0 million, or 8% of our investment securities portfolio. The increase of $153.0 million from December 31, 2010 is due to purchases of securities partially offset by subsequent sales of securities. At December 31, 2011, our residential agency MBS portfolio totaled $19.5 million, or less than 1% of our investment securities portfolio. Our agency residential MBS and CMO portfolio is secured by seasoned first-lien fixed and adjustable rate residential mortgage loans insured by GSEs.

Residential—Nonagency

At June 30, 2012, our residential nonagency portfolio consisted entirely of investments in residential nonagency CMO securities. Investments in residential nonagency CMO securities totaled $1.8 billion, or 90% of our investment securities portfolio. Our residential nonagency CMO securities decreased $53.5 million, or 3%, to $1.8 billion at June 30, 2012 from $1.9 billion at December 31, 2011 primarily due to reductions to amortized cost resulting from principal payments received offset by purchases of additional securities, as well as, reductions in the market value of the securities held. Investments in nonagency residential CMO securities decreased by $136.8 million, or 7%, to $1.9 billion at December 31, 2011 from $2.0 billion at December 31, 2010. The decrease during 2011 is primarily due to sales of nonagency residential CMO securities. The same investment securities increased by $500.0 million, or 33%, to $2.0 billion at December 31, 2010 from $1.5 billion at December 31, 2009. Such increases during 2010 were primarily due to purchases of nonagency residential CMO securities at discounts to par value. We acquired 99% of the December 31, 2011 balance of such securities after September 30, 2008.

Our residential nonagency CMO securities are secured by seasoned first-lien fixed and adjustable rate residential mortgage loans backed by loan originators other than a GSE. Mortgage collateral is structured into a series of classes known as tranches, each of which contains a different maturity profile and pay-down priority in order to suit investor demands for duration, yield, credit risk and prepayment volatility. We have primarily invested in CMO securities rated in the highest category assigned by a nationally recognized statistical ratings organization. Many of these securities are Re-REMICs, which adds credit subordination to provide protection against future losses and rating downgrades. Re-REMICs constituted $1.3 billion, or 69%, of our residential nonagency CMO investment securities at June 30, 2012.

We have internal guidelines for the credit quality and duration of our residential CMO securities portfolio and monitor these on a regular basis. At June 30, 2012, the portfolio carried a weighted average Fair Isaac Corporation, or FICO, score of 731, an amortized loan-to-value ratio, or LTV, of 66%, and was seasoned 84 months. This portfolio includes protection against credit losses through subordination in the securities structures and borrower equity.

The composition of our residential nonagency available for sale securities includes amounts invested with several single issuers that are in excess of 10% of our shareholders’ equity as of December 31, 2011. The following table provides a summary of the total par value, amortized cost and fair value of the securities held for each of these issuers and our total residential nonagency CMO securities at December 31, 2011:

	Par Value	Amortized Cost	Fair Value
Name of Issuer	(In thousands)
BCAP LLC Trust	$364,192	$361,374	$363,008
Credit Suisse Mortgage Capital	274,172	274,164	276,993
Royal Bank of Scotland Resecuritization Trust	182,192	182,507	182,951
Citigroup Mortgage Loan Trust	181,566	181,776	183,157
Banc of America Funding Corp.	122,391	121,842	121,540
JP Morgan Re-REMIC	112,404	112,607	113,554
Countrywide Home Loans	101,843	100,300	96,125

Total	1,338,760	1,334,570	1,337,328
Other residential nonagency issuers	602,756	584,476	558,490

Total residential nonagency CMO securities	$1,941,516	$1,919,046	$1,895,818

During the first six months of 2012, there were no sales of residential agency and nonagency CMO securities. During 2011, we sold residential agency and nonagency CMO securities with a par value of $653.8 million and recorded net securities gains totaling $15.9 million. The securities were sold in the interest of maintaining a high quality portfolio. We do not currently plan to substantially increase our future investments in nonagency residential CMO securities.

Loans and Leases Held for Investment

The following table presents the balance and associated percentage of each major category in our loan and lease portfolio at June 30, 2012 and December 31, 2011, 2010, 2009, 2008 and 2007:

	June 30, 2012		December 31,
			2011		2010		2009		2008		2007
	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
	(In thousands)
Residential mortgages	$5,060,942	65.0%	$4,556,841	69.9%	$4,182,785	68.6%	$3,225,147	77.4%	$3,553,498	77.1%	$2,709,156	72.6%
Commercial and commercial real estate	1,846,689	23.7%	1,165,384	17.9%	1,230,128	20.1%	707,841	17.0%	799,916	17.4%	744,746	19.9%
Lease financing receivables	681,205	8.8%	588,501	9.0%	451,443	7.4%	—	—	—	—	—	—
Home equity lines	188,820	2.4%	200,112	3.1%	224,627	3.7%	227,106	5.5%	249,700	5.4%	272,617	7.3%
Consumer and credit card	7,774	0.1%	8,443	0.1%	10,285	0.2%	5,781	0.1%	6,489	0.1%	7,530	0.2%

	7,785,430	100.0%	6,519,281	100.0%	6,099,268	100.0%	4,165,875	100.0%	4,609,603	100.0%	3,734,049	100.0%

Allowance for loan and lease losses	(77,393)		(77,765)		(93,689)		(93,178)		(32,653)		(11,746)

	$7,708,037		$6,441,516		$6,005,579		$4,072,697		$4,576,950		$3,722,303

The balances presented above include:
Net purchased loan and lease discounts	$180,779		$237,170		$393,014		$108,289		$125,527		$33,943
Net deferred loan and lease origination costs	$20,366		$19,057		$10,861		$7,576		$9,390		$8,062

The following table shows the contractual maturities, including scheduled principal repayments, of our loan and lease portfolio and the distribution between fixed and adjustable interest rate loans at December 31, 2011:

Maturities and Sensitivities of Selected Loans to Changes in Interest Rates (1)
	December 31, 2011
	Due in One Year or Less	Due After One to Five Years (2)	Due After Five Years (2)	Total
	(In thousands)
HFI Commercial and Commercial Real Estate (3)	$376,323	$325,172	$496,728	$1,198,223

(1)	Based on contractual maturities.
(2)	As of December 31, 2011, loans maturing after one year consisted of $441.7 million in variable rate loans and $380.2 million in fixed rate loans.
(3)	Calculated contractual loan balances do not include $32.8 million in discounts to contractual UPB and $28.2 million in ALLL.

The principal categories of our loan and lease portfolio are set forth below.

Residential Mortgage Loans

At June 30, 2012, our residential mortgage loans totaled $5.1 billion, or 65%, of our total held for investment loan and lease portfolio. We primarily offer our customers residential closed-end mortgage loans typically secured by first liens on one-to-four family residential properties. Additionally, we invest in government-insured GNMA pool buyouts purchased from GNMA pool securities and other loans secured by residential real estate.

Residential mortgage loans increased by $504.1 million, or 11%, to $5.1 billion at June 30, 2012 from $4.6 billion at December 31, 2011. This increase was driven primarily by an increase in organic production of portfolio products and strategic acquisitions of high quality jumbo ARM products and conventional loans. Residential mortgage loans increased by $374.1 million, or 9%, to $4.6 billion at December 31, 2011 from $4.2 billion at December 31, 2010. This increase was driven primarily by organic jumbo loan growth and acquisitions of performing, high-quality mortgage loans along with the purchase of GNMA pool buyouts. Residential mortgage loans increased by $957.6 million, or 30%, to $4.2 billion at December 31, 2010 from $3.2 billion at December 31, 2009. This increase was driven primarily by purchases of GNMA pool buyouts and the addition of $107.0 million of residential mortgage loans acquired as part of the Bank of Florida acquisition, partially offset by principal payments on loans within the existing portfolio and, to a lesser extent, the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure.

Commercial and Commercial Real Estate Loans

At June 30, 2012, our commercial and commercial real estate loans, which include owner-occupied commercial real estate, commercial investment properties, asset-backed commercial and small business commercial loans, totaled $1.8 billion, or 24% of our total held for investment loan and lease portfolio.

Commercial and commercial real estate loans increased by $681.3 million, or 58%, to $1.8 billion at June 30, 2012 from $1.2 billion at December 31, 2011 due to new originations within our Commercial Real Estate Loans portfolio and our warehouse finance acquisition. Refer to Note 3 in our condensed consolidated financial statements as of and for the six months ended June 30, 2012 for additional information on the warehouse finance acquisition. Commercial and commercial real estate loans decreased by $64.7 million, or 5%, to $1.2 billion at December 31, 2011 from $1.2 billion at December 31, 2010, due to principal paydowns on the loans within our legacy portfolio and the movement of some of the acquired Bank of Florida loans out of our loan portfolio through charge-off, pay-off or foreclosure. This decrease is partially offset by originations. Commercial and commercial real estate loans increased by $522.3 million, or 74%, to $1.2 billion at December 31, 2010 from $707.8 million at December 31, 2009, due to the purchase of such loans in the Bank of Florida acquisition. The increase was partially offset by principal payments on loans within the existing portfolio and the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure.

Lease Financing Receivables

Lease financing receivables increased by $92.7 million, or 16%, to $681.2 million, or 9% of our total held for investment loan and lease portfolio at June 30, 2012 from $588.5 million at December 31, 2011. The increase was due to new lease originations, which were partially offset by paydowns of existing leases. Our leases generally consist of short-term and medium-term leases and loans secured by office equipment, office technology systems, healthcare and other essential-use small business equipment. All of our lease financing receivables were either purchased as a part of the Tygris acquisition or originated out of the operations of Tygris, which was rebranded as EverBank Commercial Finance, Inc., or ECF. Lease financing receivables increased by $137.1 million, or 30%, to $588.5 million at December 31, 2011 from $451.4 million at December 31, 2010, due to lease originations offset by principal payments. We did not have an investment in lease financing receivables prior to 2010.

Home Equity Lines

At June 30, 2012, our home equity lines totaled $188.8 million, or 2% of our total held for investment loan and lease portfolio. We offer home equity closed-end loans and revolving lines of credit typically secured by junior or senior liens on one-to-four family residential properties. Home equity lines decreased by $11.3 million, or 6%, to $188.8 million at June 30, 2012 from $200.1 million at December 31, 2011, due to paydowns on our existing lines of credit. Home equity lines decreased by $24.5 million, or 11%, to $200.1 million at December 31, 2011 from $224.6 million at December 31, 2010, due to pay-offs. Home equity lines decreased by $2.5 million, or 1%, to $224.6 million at December 31, 2010 from $227.1 million at December 31, 2009, due to principal payments on existing lines of credit.

Consumer and Credit Card Loans

At June 30, 2012, consumer and credit card loans, in the aggregate, totaled $7.8 million, or less than 1% of our total held for investment portfolio. These loans include direct personal loans, credit card loans and lines of credit, automobile and other loans to our customers which are generally secured by personal property. Lines of credit are generally floating rate loans that are unsecured or secured by personal property.

Loans Held for Sale

The following table presents the balance of each major category in our loans held for sale portfolio at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
	(in thousands)
Government insured pool buyouts	$1,972,701	$1,939,114
Mortgage warehouse (carried at fair value)	1,105,985	761,818
Other	99,911	24,354

	$3,178,597	$2,725,286

At June 30, 2012, our government insured pool buyout loans totaled $2.0 billion, or 62%, of our total loans held for sale portfolio. We have acquired $1.5 billion of whole loans in the past 12 months in addition to loans purchased out of pools that we service. We are able to securitize and sell the pools at attractive price levels due to market demand for GNMA securities that offer predictable payments and a short duration. We have a history of servicing Federal Housing Administration, or FHA, loans. As a servicer, the buyout opportunity is the right to purchase above market rate, government insured loans at par (i.e., the amount that has to be passed through to the GNMA security holder when repurchased). For banks like EverBank, with cost effective sources of short term capital, this strategy represents a very attractive return with limited additional investment risk.

Each loan in a GNMA pool is insured or guaranteed by one of several federal government agencies, including the Federal Housing Authority, Department of Veterans’ Affairs or the Department of Agriculture’s Rural Housing Service. The loans must at all times comply with the requirements for maintaining such insurance or guarantee. Prior to our acquisition of these loans, we perform, due diligence to ensure a valid guarantee is in place; therefore we take the view that no principal is at risk.

Duration is a potential risk of holding these loans and exposes us to interest rate risk and funding mismatch. In most cases, acquired loans or loans purchased out of our servicing asset are greater than 89 days past due upon purchase. Loans that go through foreclosure have an expected duration of one to two years, depending on the state’s servicing timelines. Bankruptcy proceedings and loss mitigation requirements could extend the duration of these loans. Extensions for these reasons do not impact the insurance or guarantee and are modeled into the acquisition price.

Loans can re-perform on their own or through loss mitigation and/or modification. Most loans are 20 to 30 year fixed rate instruments. Re-performing loans earn a higher yield as they can earn an above market note rate rather than a government guaranteed reimbursement rate. In order to mitigate the duration risk on re-performing loans, EverBank has the ability to sell those loans into the secondary market.

Operational capacity poses a lesser risk to the claim through missed servicing milestones. Servicing operations must comply with the government agencies servicing requirements in order to avoid interest curtailments (principal is not at risk). For acquired pool buyouts, we, in general, purchase loans early in the default cycle to obtain control of the files before processing errors jeopardize claims.

During the six months ended June 30, 2012, we transferred $333.4 million of conforming mortgages to GNMA in exchange for mortgage-backed securities. At June 30, 2012, we securitized and retained $104.0 million of these GNMA securities that were transferred and are included in the loans held for sale balance above as we retained effective control of these assets. In addition to the ability to work-out these assets and securitize into GNMA pools, we have acquired a significant portion of these assets at a discount to UPB. The UPB and a portion of the interest is government insured, which provides an attractive overall return on the underlying delinquent assets.

At June 30, 2012, our mortgage warehouse loans totaled $1.1 billion, or 35%, of our total loans held for sale portfolio. Our mortgage warehouse loans are largely comprised of agency deliverable product that we typically sell within three months subsequent to origination. We economically hedge our mortgage warehouse portfolio with forward sales commitments designed to protect against potential changes in fair value. Due to the short duration that these loans are present on our balance sheet, we have elected fair value accounting on this portfolio of loans due to the burden of complying with the requirements of hedge accounting. Mortgage warehouse loans increased by $344.2 million from December 31, 2011 due to elevated refinance activity related to historically low interest rates as well as government refinance programs such as HARP 2.0.

The following table presents an analysis from closing date to the end of period date of our mortgage warehouse loans held for sale at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
	(in thousands)
30 days or less	$601,584	$431,880
31-90 days	463,837	310,326
Greater than 90 days	40,564	19,612

	$1,105,985	$761,818

Subsequent to June 30, 2012 and December 31, 2011, we sold $25.8 million and $19.1 million, respectively, of the mortgage warehouse loans classified as held for sale that were held for more than 90 days. The majority of these loans are conforming loans.

Our other loans held for sale totaled $99.9 million, or 3%, of our total loans held for sale portfolio.

MSR

The following table presents the change in our MSR portfolio for the three and six months ended at June 30, 2012 and 2011:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Balance, beginning of period	$462,420	$568,645	$489,496	$573,196
Originated servicing rights capitalized upon sale of loans	18,498	7,041	37,027	26,657
Amortization	(34,142)	(21,429)	(63,481)	(44,217)
Increase in valuation allowance	(30,135)	—	(45,279)	—
Other	(679)	(938)	(1,801)	(2,317)

Balance, end of period	$415,962	$553,319	$415,962	$553,319

Valuation Allowance:
Balance, beginning of period	$54,599		$39,455
Increase in valuation allowance	30,135		45,279

Balance, end of period	$84,734		$84,734

We carry MSR at amortized cost net of any required valuation allowance. We amortize MSR in proportion to and over the period of estimated net servicing income and evaluate MSR quarterly for impairment.

Originated servicing rights increased by $11.5 million in the second quarter of 2012 and by $10.4 million in the first six months of 2012, compared to the same periods in 2011. The increase is primarily due to increased mortgage lending volume of $1.1 billion in the second quarter of 2012 and $1.8 billion in the first six months of 2012, compared to the same periods in 2011.

Amortization expense increased by $12.7 million, or 59%, in second quarter 2012 and by $19.3 million, or 44%, in the first six months of 2012, compared to the same periods in 2011. The increase in amortization expense is due to refinancing activity resulting in higher prepayment speeds, compared to the same periods in 2011, due to borrowers taking advantage of a low rate environment and government sponsored programs. Annualized amortization rates as of June 30, 2012 and 2011 approximated 26.83% and 15.40%.

An increase in expected portfolio prepayment speeds due to HARP 2.0 along with an increase of credit eligible borrowers due to a further decline in interest rates was the primary cause of impairment of $30.1 million in the second quarter of 2012 and $45.3 million during the first six months of 2012. At June 30, 2012, approximately 50% of the portfolio was eligible to refinance under the HARP program or in the money due to low interest rates. As such, near term annualized prepayment speeds were estimated at 23.8%. We record impairment adjustments through a valuation allowance.

At December 31, 2011, net MSR totaled $489.5 million, or 4% of total assets. Net MSR decreased $83.7 million, or 15%, from $573.2 million at December 31, 2010. The decrease is primarily attributable to MSR amortization and valuation allowance, partially offset by capitalized MSR resulting from sale of loans we originated and sold with servicing retained. We recorded a $39.5 million impairment charge related to MSR in 2011. At December 31, 2011, MSR comprised 43% of Tier 1 capital plus the general ALLL.

Cash and Cash Equivalents

Cash and cash equivalents increased by $223.3 million, or 76%, to $518.2 million as of June 30, 2012 from $295.0 million as of December 31, 2011. Cash and cash equivalents decreased by $874.2 million, or 75%, to

$295.0 million as of December 31, 2011 from $1,169.2 million as of December 31, 2010, largely due to cash outflows used to invest in organic loan growth, loans held for sale and loans held for investment acquisitions, offset by cash generated from operations and an increase in deposits and other borrowings.

Deferred Tax Asset

Our net deferred tax asset increased $11.9 million, to $163.6 million at June 30, 2012 from $151.6 million at December 31, 2011. The net deferred tax asset increased $18.3 million, to $151.6 million at December 31, 2011 from $133.3 million at December 31, 2010. The deferred tax asset increased $62.5 million related to the tax effects of other comprehensive income adjustments. This increase is offset by $44.2 million in deferred tax expense. The net deferred tax asset attributable to Tygris net operating loss carryforwards at December 31, 2011 is $77.0 million. Our future realization of these net operating loss carryforwards is limited by the application of Section 382 of the Internal Revenue Code of 1986, as amended, and is reflected in our net deferred tax asset.

Goodwill

Our total goodwill as of June 30, 2012 was $10.2 million, remaining unchanged from December 31, 2011. This amount is almost entirely composed of goodwill resulting from the excess of the fair value of liabilities assumed over the net assets acquired in the Bank of Florida acquisition.

Liabilities

Total liabilities increased by $1.8 billion, or 15%, to $13.9 billion at June 30, 2012 from $12.1 billion as of December 31, 2011, primarily due to growth in deposits and an increase in FHLB advances resulting from increased funding requirements. Total liabilities increased by $1.1 billion, or 10%, to $12.1 billion at December 31, 2011 from $11.0 billion as of December 31, 2010, also due to growth in deposits and an increase in FHLB advances resulting from increased funding requirements.

Deposits

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit at the dates indicated:

	June 30, 2012			December 31,
				2011			2010			2009
	Actual Balance	Average Balance	Rate	Actual Balance	Average Balance	Rate	Actual Balance	Average Balance	Rate	Actual Balance	Average Balance	Rate
	(in thousands)
Noninterest-bearing demand	$1,356,769	$1,383,610		$1,234,615	$1,123,830		$1,136,619	$1,039,096		$438,952	$678,572
Interest-bearing demand	2,158,937	2,115,810	0.72%	2,124,306	2,052,353	0.89%	2,003,314	1,694,233	1.21%	1,493,709	1,308,492	1.71%
Market-based money market accounts	434,015	443,092	0.76%	455,204	451,740	0.93%	379,207	366,774	1.23%	364,827	321,934	1.80%
Savings and money market accounts, excluding market-based	3,959,874	3,817,059	0.75%	3,759,045	3,682,067	0.91%	3,457,351	2,839,705	1.25%	2,296,793	1,865,472	1.84%
Market-based time	832,474	876,462	0.98%	901,053	947,133	0.94%	854,388	758,693	1.09%	750,141	611,968	1.81%
Time, excluding market-based	2,061,674	1,923,743	1.42%	1,791,540	1,770,342	1.81%	1,852,175	1,781,052	1.84%	970,865	1,093,313	3.13%

	$10,803,743			$10,265,763			$9,683,054			$6,315,287

The following table shows scheduled maturities of certificates of deposit with denominations greater than or equal to $100,000:

December 31, 2011
(In thousands)
3 months or less	$604,013
3 through 6 months	184,813
6 through 12 months	175,601
12 through 24 months	156,494
24 through 36 months	44,003
Over 36 months	314,385

Total certificates of deposit	$1,479,309

Our major source of funds and liquidity is our deposit base, which provides funding for our investment securities, loan and lease portfolios. We carefully manage our interest paid on deposits to control the level of interest expense we incur. The mix and type of interest-bearing and noninterest-bearing deposits in our deposit base changes due to our funding needs, marketing activities and market conditions. We have experienced deposit growth as a result of the increased marketing initiatives we executed as part of our growth plan.

Total deposits increased by $0.5 billion to $10.8 billion at June 30, 2012 from $10.3 billion at December 31, 2011. During the first six months of 2012, noninterest-bearing deposits increased by $0.1 billion to $1.4 billion, primarily due to an increase in escrow deposits. Interest-bearing deposits increased by $0.4 billion to

$9.4 billion at June 30, 2012 from $9.0 billion at December 31, 2011. This increase in interest-bearing deposits is primarily due to growth in time deposits, savings and money market accounts.

At December 31, 2011, deposits, in the aggregate totaled $10.3 billion. Noninterest-bearing deposits increased by $0.1 billion to $1.2 billion at December 31, 2011 from $1.1 billion at December 31, 2010, primarily due to an increase in escrow deposits. Interest-bearing deposits increased by $0.5 billion to $9.0 billion at December 31, 2011 from $8.5 billion at December 31, 2010. The increase is due to growth in savings and money market accounts and interest-bearing demand accounts.

Deposits increased by $3.4 billion, or 53%, to $9.7 billion at December 31, 2010 from $6.3 billion at December 31, 2009, primarily as a result of a $2.4 billion increase in organic core deposits and $0.9 billion of deposits acquired from Bank of Florida. Noninterest-bearing deposits increased by $697.7 million to $1.1 billion at December 31, 2010 from $439.0 million at December 31, 2009, primarily due to $78.3 million acquired in the Bank of Florida acquisition, as well as increases in the escrows generated by our servicing portfolio of $607.4 million. Interest-bearing deposits increased by $2.7 billion to $8.5 billion at December 31, 2010 from $5.9 billion at December 31, 2009. Approximately $0.8 billion of this increase is a result of the deposits acquired from Bank of Florida. The remaining increase is a result of organic activity generated by increased marketing activities. In addition, the change in composition is primarily attributable to a higher concentration of time deposits from Bank of Florida.

FHLB Borrowings

In addition to deposits, we use borrowings from the FHLB as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. FHLB borrowings have become an important source of funding as we have grown. Our FHLB borrowings increased by $1.2 billion, or 101%, to $2.5 billion at June 30, 2012 from $1.2 billion at December 31, 2011. The increase is primarily due to the increase in loans of $1.7 billion which was funded in part by FHLB advances. Additionally, we use wholesale funding in order to take advantage of historically low fixed borrowing rates. Our FHLB borrowings increased by $372.1 million, or 43%, to $1.2 billion at December 31, 2011 from $864.2 million at December 31, 2010. The increase was primarily due to an increase in overnight borrowings. See “—Liquidity and Capital Resources” below for remaining borrowing capacity.

The following table provides a summary of our FHLB advances at the dates indicated:

	Weighted- Average Maturity	June 30, 2012	December 31,
			2011	2010	2009
	(in years)	(in thousands)
Fixed-rate advances with a weighted-average interest rate of 1.71%, 2.45%, 3.63%, and 3.92%, respectively (1)	2.9	$1,615,286	$846,786	$720,168	$857,500
Convertible advances with a weighted-average fixed rate of 4.44%, 4.42%, 4.42%, and 5.92%, respectively (2)	0.6	27,000	44,000	44,000	2,000
Overnight advances with a weighted-average floating interest rate of 0.40%, 0.36%, 0.47% and 0.36%, respectively (3)	—	840,500	345,500	100,000	37,000

		$2,482,786	$1,236,286	$864,168	$896,500

(1)	Interest is payable either monthly or quarterly; full principal due upon maturity.
(2)	Convertible advances are callable quarterly by FHLB; interest is payable on call dates.
(3)	Overnight advance rates are adjusted daily by FHLB.

In addition, the table below summarizes the average outstanding balance of our FHLB advances, the weighted-average interest rate and the maximum amount of borrowings in each category outstanding at any month end during the six months ended June 30, 2012 and years ended December 31, 2011, 2010 and 2009, respectively.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009
	(In thousands)
Fixed-rate advances:
Average daily balance	$1,263,496	$688,091	$803,378	$993,632
Weighted-average interest rate	1.84%	3.43%	3.70%	4.10%
Maximum month-end amount	$1,670,586	$846,786	$1,156,500	$1,265,500
Convertible advances:
Average daily balance	$37,132	$44,000	$26,690	$2,000
Weighted-average interest rate	4.44%	4.42%	4.44%	5.92%
Maximum month-end amount	$44,000	$44,000	$44,000	$2,000
Overnight advances:
Average daily balance	$263,901	$60,344	$16,175	$121,980
Weighted-average interest rate	0.39%	0.36%	0.43%	0.45%
Maximum month-end amount	$840,500	$410,000	$200,000	$568,000

During July 2012, we entered into commitments for five new fixed rate advances and modified five existing advances from the FHLB in order to support the acquisition of Business Property Lending and other strategic priorities. The new commitments represent a total borrowing of $636.0 million funding September 28, 2012 and the five existing advances were modified to extend the maturities of the advances and represent a remaining principal balance of $250.0 million.

Trust Preferred Securities

Our outstanding trust preferred securities totaled $103.8 million at June 30, 2012 and December 31, 2011 and $113.8 million and $123.0 million for the years ended December 31, 2010 and 2009, respectively. The decrease in trust preferred securities of $10.0 million at December 31, 2011 from December 31, 2010 was due to the early redemption of one of the trust preferred securities in January 2011. The decrease in trust preferred securities of $9.3 million at December 31, 2010 from December 31, 2009 was due to partial early redemptions of two trust preferred securities in May 2010.

Clawback Liability

Total clawback liability increased by $3.4 million, or 8%, to $46.7 million at June 30, 2012 from $43.3 million as of December 31, 2011. At the date of our acquisition of Bank of Florida, we recorded a clawback liability of $37.6 million, which represents the net present value of expected true-up payments due 45 days after the tenth anniversary of the closing of the Bank of Florida acquisition pursuant to the purchase and assumption agreements between us and the FDIC. On July 13, 2020, the true-up measurement date, we are required to make a true-up payment to the FDIC in an amount equal to 50% of the excess, if any, of (1) 20% of the intrinsic loss estimate, or $96.4 million, less (2) the sum of (a) 25% of the asset discount, or $72.0 million, plus (b) 25% of the cumulative loss share payments plus (c) a 1% servicing fee based on the principal amount of the covered assets over the term (calculated annually based on the average principal amount at the beginning and end of each year and then summed up for a total fee included in the calculation). The intrinsic loss estimate is an established figure by the FDIC. The asset discount was a part of the Company’s bid. The liability was discounted using an estimated cost of debt capital of 6%, based on an index of the cost of debt capital of banks with credit quality comparable to ours. This liability is considered to be contingent consideration as it requires the return of a portion of the initial consideration in the event contingencies are met. Contingent consideration is re-measured each reporting period at fair value with changes reflected in other noninterest income until the contingency is resolved.

Interest Rate Swaps

At June 30, 2012 and December 31, 2011, we had $146.5 million and $133.9 million, respectively, in unrealized losses related to our cash flow hedges outstanding due to an expected prolonged period of historically low interest rates. We have recorded the effect of this unrecognized loss in accumulated other comprehensive income, net of tax.

Loan and Lease Quality

Credit Reserves

We use a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our portfolio of loans and leases. Our underwriting policies and practices govern the risk profile and credit and geographic concentration for our loan and lease portfolios. We also have a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level.

One of our key operating objectives has been, and continues to be, to maintain an appropriate level of reserves against probable losses in our loan and lease portfolio. Due to general stabilization in the real estate and housing markets, we have experienced decreased levels of loan and lease loss provisioning within our portfolio. For the six months ended June 30, 2012, our provision for loan losses was $17.1 million, a 37% decrease from $27.0 million for the six months ended June 30, 2011. For the year ended December 31, 2011, our provision for loan and lease losses was $49.7 million, a 37% decrease from 2010 where the provision for loan and lease losses was $79.3 million. For the year ended December 31, 2010, our provision for loan and lease losses decreased 35% from $121.9 million for the year ended December 31, 2009. As a result of the limited remaining legacy commercial real estate portfolio and our allowance and discount position on other loans and leases, we believe provisions associated with existing problem loans and leases should continue to be monitored as these and other more distressed legacy vintages work through our loan portfolio.

In addition to the ALLL, we have other credit-related reserves or discounts, including credit indemnification and similar support agreements with the FDIC and other parties, reserves for unfunded loan and lease commitments and purchase discounts related to certain acquired loans and leases. See “—Discounts on Acquired Loans and Lease Financing Receivables” for information related to purchase discounts.

Assets with Credit Support

Assets with credit support represent acquired loans, leases and real estate that are covered by credit indemnification agreements and/or government insurance. Our assets with credit support include loans and leases acquired as part of the Tygris acquisition, assets acquired through the acquisition of the banking operations of Bank of Florida and GNMA pool securities.

We acquired $548.8 million of covered loans and leases through our acquisition of Tygris, including equipment under operating leases of $10.7 million. The credit risk associated with those assets is substantially mitigated by a portfolio credit loss protection escrow which indemnifies us against future credit losses incurred on the acquired loan and lease portfolio above 2% of the average purchased portfolio and $44.5 million in the first year, up to a maximum of $141.6 million. An escrow account was established with 9,470,010 shares of common stock, along with $50.0 million in cash, to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing. As a result of a post-closing adjustment, the number of the escrowed shares was reduced to 8,758,220. The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually over the five-year term of the escrow, and upon specified events, release a portion of the escrowed shares to the former Tygris shareholders to the extent that the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release. Based on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. On May 22, 2012, we completed our second annual review of the average carrying value of the remaining Tygris portfolio and released an additional 2,915,044.64 escrowed shares of our common stock to the former Tygris stockholders. Consummation of our initial public offering on May 8, 2012 triggered an additional partial release of the escrowed shares to the former Tygris shareholders. We are in the process of calculating the number of shares to be released from escrow. As of June 30, 2012, 3,035,001 shares of our common stock remain in escrow.

We recorded an indemnification asset of $30.8 million at the time of the Tygris acquisition based on our estimate of the fair value of the indemnification support obligation. We evaluate this asset quarterly and if favorable loss trends experienced since the acquisition continue, this asset may be written down or eliminated, which would result in a non-recurring loss in the period of such write-down. Concurrently, an increase in expected cash flows in the loan and lease portfolio acquired from Tygris would likely result in increased interest income in prospective periods due to a higher effective yield on the acquired loan and lease portfolio. During the years ended December 31, 2011 and 2010, we recognized an $8.7 million and $22.0 million decrease, respectively, in fair value of the indemnification asset effectively writing down the asset in anticipation of lower estimated future credit losses as a result of favorable loss trends. The carrying value of the Tygris indemnification asset has been $0 since March 31, 2011.

In conjunction with the Bank of Florida acquisition, we entered into loss sharing agreements regarding future losses incurred on an aggregate of approximately $1.4 billion of assets as of the acquisition date. Under the terms of the loss share agreements, we will be reimbursed by the FDIC for 80% of all net losses exceeding $385.6 million, subject to reporting requirements. We will reimburse the FDIC for 80% of specified recoveries on the covered assets. The term for loss and recovery sharing on residential real estate mortgage loans is ten years, while the term for loss share on non-residential real estate mortgage loans is five years with respect to losses and eight years with respect to loss recoveries.

As a GNMA servicer, we have the right, but not the obligation, to purchase delinquent loans which are backed by government insurance and guarantees out of GNMA pool securities for which we act as servicer and from other third-party servicers, or GNMA pool buyout loans. This option is permitted when individual loans reach an established delinquency stage, which normally is 90 days or more delinquent. Each loan in a GNMA pool is insured or guaranteed by one of several federal government agencies, including the Federal Housing Authority, Department of Veterans’ Affairs or the Department of Agriculture’s Rural Housing Service. The loans must at all times comply with the requirements for obtaining and maintaining such insurance or guaranty. Since these residential loans are guaranteed by these government agencies, we incur no incremental credit risk when we purchase these loans. Many of these loans do not cure and go through a foreclosure process, which enables us to earn a spread equal to the difference between the cost of funding required to acquire the loan and the interest rate on the loan that we collect from the government insurer or guarantor, as applicable, following foreclosure.

GNMA pool buyout loans are accounted for using an expected cash flow model. At the date of acquisition, we designate the loans as held for investment or held for sale. Loans held for sale are carried at the lower of cost or market. Loans held for investment are carried at amortized cost and measured periodically for impairment. GNMA pool buyout loans totaled $2.7 billion and $2.8 billion at June 30, 2012 and December 31, 2011, respectively.

Discounts on Acquired Loans and Lease Financing Receivables

We evaluate acquired loans and lease financing receivables for evidence of credit deterioration in order to determine proper accounting classification. Loans are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, when there is evidence of credit deterioration since origination and it is probable, at acquisition, that we will be unable to collect all contractually required payments.

ASC 310-30 allows us to aggregate acquired credit-impaired, or ACI, loans into one or more pools according to common risk characteristics. The contractual cash flows due for such pools are reduced by the portion expected to be uncollectible, referred to as the non-accretable difference. The non-accretable difference is determined according to expectations of principal credit losses, foregone interest, prepayment activity, servicing costs and other cash outlays. A pool is accounted for as a single asset with the expectation of cash flows and anticipated timing of receipt of such cash flows determined on an aggregate basis. To determine fair value, expected cash flows are discounted by an interest rate approximating the acquisition date market rate of return for the pool of loans. The excess of expected cash flows over fair value is referred to as the accretable yield and is recognized as interest income on a level yield basis over the estimated remaining life of the pool of loans.

Acquired loans that do not meet the criteria established under ASC 310-30, or non-ACI loans, are accounted for under ASC Topic 310-20, Receivables—Nonrefundable Fees and Other Costs, or ASC 310-20. For non-ACI loans acquired at a discount to UPB, this accounting method results in a purchase discount that accretes on a level yield basis and is recognized as a component of interest income. This accretion represents income in addition to contractual interest received and increases the effective yield of the loans. While under ASC 310-20 the entire purchase discount is accretable, a portion of the accretable purchase discount can be attributable to expected credit losses and other cash flow items impacting fair value.

We evaluated the loans acquired from Bank of Florida and concluded that all loans, with the exception of revolving loans and consumer loans, were ACI loans and would be accounted for under ASC 310-30. As of the acquisition date, ACI loans had remaining contractual principal and interest payments of $1.3 billion, expected cash flows of $996.3 million, and a fair value of $807.0 million. The difference between the contractually required payments of $1.3 billion and the expected cash flows of $996.3 million represents a non-accretable difference in the amount of $314.4 million. The difference between the expected cash flows of $996.3 million and fair value of $807.0 million represents an accretable yield of $189.3 million. The $807.0 million fair value established for ACI loans represented a $220.8 million discount to acquired UPB of $1.0 billion at acquisition.

Acquired revolving loans were accounted for under ASC 310-20 and recognized at fair value. The fair value of these loans was $73.1 million, which represented a $26.4 million discount to acquired UPB of $99.5 million. Additionally, we acquired consumer loans with a UPB of $10.3 million at a fair value of $8.3 million, which resulted in a $2.0 million discount. Payments on these loans are accounted for under the cost recovery method.

In conjunction with the Tygris acquisition, we adopted an accounting policy of recognizing accretable yield for ACI lease financing receivables based on expected cash flows, following the accounting method described above under ASC 310-30. We determined a portfolio of ACI lease financing receivables based on internal criteria established for evidence of credit deterioration since origination such that it was deemed probable that we would be unable to collect all contractually required payments. At acquisition, the ACI portfolio had contractual amounts due of $128.6 million, $6.0 million of which were related to residual amounts, expected cash flows of $44.9 million and a fair value of $38.8 million. The difference between the contractually required payments of $128.6 million and the expected cash flows of $44.9 million represents a non-accretable difference of $83.7 million. The difference between the expected cash flows of $44.9 million and fair value of $38.8 million represents an accretable yield of $6.1 million. The $38.8 million fair value of the ACI portfolio represented a $70.7 million discount to its prior carrying value of $109.5 million at acquisition.

For non-ACI lease financing receivables acquired from Tygris, our assessment of fair value as of the date of acquisition incorporated assumptions for credit losses, servicing costs and other cash outlays even though the portfolio had not displayed evidence of credit deterioration. Contractual amounts due for the non-ACI portfolio were $809.4 million, of which $51.1 million was related to residual amounts, while expected cash flows were $603.2 million. Expected cash flows were discounted by a rate approximating the market rate of return for the lease portfolio. This approach resulted in a $499.3 million fair value for the non-ACI portfolio, which represented a $196.1 million discount to its prior carrying value of $695.5 million at acquisition. For the non-ACI portfolio, we adopted a policy for accreting this discount on a level yield basis, following the accounting method described above under ASC 310-20. For non-ACI loans and lease financing receivables accounted for under ASC 310-20, we periodically monitor the accretable purchase discount and recognize an allowance for loan loss if the discount is not sufficient to absorb incurred losses.

For ACI loans and lease financing receivables accounted for under (or by analogy to) ASC 310-30, we periodically reassess cash flow expectations at a pool or loan/lease level. In the case of improving cash flow expectations for a particular pool, we reclassify an amount of non-accretable difference as accretable yield, thus increasing the prospective yield of the pool. In the case of deteriorating cash flow expectations, we record a provision for loan or lease loss, following the allowance for loan loss framework. For more information on ACI loans and lease financing receivables accounted for under (or by analogy to) ASC 310-30, see Note 6 and Note 8 to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of and for the period ended June 30, 2012 and the year ended December 31, 2011. The following table presents a bridge from UPB or contractual net investment to carrying value for ACI loans and lease financing receivables accounted for under (or by analogy to) ASC 310-30 at June 30, 2012 and December 31, 2011.

	Bank of Florida	Other	Total
	(In thousands)
Under ASC 310-30 (or by analogy)
June 30, 2012
UPB or contractual net investment	$613,623	$508,605	$1,122,228
Plus: contractual interest due or unearned income	239,050	387,714	626,764

Contractual cash flows due	852,673	896,319	1,748,992
Less: nonaccretable difference	167,424	348,188	515,612
Less: ALLL	15,828	4,490	20,318

Expected cash flows	669,421	543,641	1,213,062
Less: accretable yield	112,413	54,808	167,221

Carrying value	$557,008	$488,833	$1,045,841

Carrying value as a percentage of UPB or contractual net investment	91%	96%	93%
December 31, 2011
UPB or contractual net investment	$685,967	$543,240	$1,229,207
Plus: contractual interest due or unearned income	267,879	470,601	738,480

Contractual cash flows due	953,846	1,013,841	1,967,687
Less: nonaccretable difference	179,342	421,446	600,788
Less: ALLL	11,638	4,351	15,989

Expected cash flows	762,866	588,044	1,350,910
Less: accretable yield	141,750	65,973	207,723

Carrying value	$621,116	$522,071	$1,143,187

Carrying value as a percentage of UPB or contractual net investment	91%	95%	93%

In the Bank of Florida ACI portfolio, an impairment charge of $4.2 million was recognized for the six months ended June 30, 2012 due to a reduction in cash flow expectations in certain pools of loans. Within this portfolio, we reclassified $10.7 million to nonaccretable difference from accretable yield as a result of this reduction in cash flows.

In our other ACI portfolio, additional impairment of $0.1 million was recognized for the six months ended June 30, 2012. Within this portfolio, we reclassified $1.4 million to accretable yield as there was an increase in expected cash flows in certain pools of loans.

For non-ACI loans and lease financing receivables accounted for under ASC 310-20, we periodically monitor the accretable purchase discount and recognize an allowance for loan loss if the discount is not sufficient to absorb incurred losses. The following table presents a bridge from UPB or contractual net investment to carrying value for non-ACI loans and lease financing receivables accounted for under ASC 310-20 at June 30, 2012 and December 31, 2011.

	Bank of Florida	Tygris	Other	Total
	(In thousands)
Under ASC 310-20
June 30, 2012
UPB or contractual net investment	$45,629	$153,690	$2,502,238	$2,701,557
Less: net purchase discount	15,295	31,058	64,376	110,729

Recorded investment	$30,334	$122,632	$2,437,862	$2,590,828

Recorded investment as a percentage of UPB or contractual net investment	66%	80%	97%	96%
December 31, 2011
UPB or contractual net investment	$58,519	$225,794	$2,067,453	$2,351,766
Less: net purchase discount	16,959	49,708	80,720	147,387

Recorded investment	$41,560	$176,086	$1,986,733	$2,204,379

Recorded investment as a percentage of UPB or contractual net investment	71%	78%	96%	94%

Our non-ACI portfolio for Bank of Florida consists of revolving lines of credit that do not fall within the scope of ASC 310-30 due to their revolving nature. During the six months ended June 30, 2012, there was not a significant change in the amount of purchase discount in this portfolio as there was normal accretion of the discount (non-credit) and nominal charge-offs for the period. Charge-offs associated with this portfolio are initially taken through the purchase discount and any additional allowance that may be necessary would be taken through provision for loan and lease losses.

Our non-ACI portfolio for Tygris consists of leases that did not have evidence of credit deterioration since origination when we purchased these leases. The purchase discount related to the ECF portfolio is considered to be the additional discount when comparing our carrying value to the contractual net investment of the lease as recorded by Tygris prior to acquisition and represents additional yield in addition to the normal yield associated with these leases. During the three and six months ended June 30, 2012, we recognized $8.2 million and $18.2 million, respectively, in discount accretion through interest income and had charge-offs of $0.2 million and $0.4 million, respectively. Similar to the Bank of Florida portfolio, charge-offs associated with this portfolio are initially taken through the purchase discount and any additional allowance that may be necessary would be taken through provision for loan and leases losses.

Our remaining non-ACI portfolio includes loans we have strategically acquired over the years. During the three and six months ended June 30, 2012, we recognized $0.1 million and $10.1 million, respectively, in related premiums, $3.0 million and $6.2 million in discount accretion through interest income, and had no charge-offs, respectively. Similar to the other portfolios, we monitor each pool of loans and leases purchased for the need of an allowance in addition to our acquired purchase discount and record an allowance for losses through provision for loan and lease losses.

Analysis of the Allowance for Loan and Lease Losses

The following table allocates the allowance for loan and lease losses by category:

	June 30, 2012		December 31,
			2011		2010		2009		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(In thousands)
Residential mortgages	$37,719	48.7%	$43,454	55.9%	$46,584	49.7%	$56,653	60.8%	$14,920	45.7%	$5,976	50.9%
Commercial and commercial real estate	32,050	41.4%	28,209	36.3%	33,490	35.8%	26,576	28.5%	11,193	34.3%	4,937	42.0%
Lease financing receivables	4,160	5.4%	3,766	4.8%	2,454	2.6%	—	—	—	—	—	—
Home equity lines	3,288	4.3%	2,186	2.8%	10,907	11.6%	9,651	10.4%	6,244	19.1%	516	4.4%
Consumer and credit card	176	0.2%	150	0.2%	254	0.3%	298	0.3%	296	0.9%	317	2.7%

	$77,393	100%	$77,765	100%	$93,689	100%	$93,178	100%	$32,653	100%	$11,746	100%

The ALLL and the balance of non-accretable discounts represent our estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the balance sheet date.

Our methodology for assessing the adequacy of the ALLL includes segmenting loans in the portfolio by product type. The portfolio includes risk characteristics related to each segment, such as loan type and guarantees, as well as borrower type and geographic location. For these measurements, we use assumptions and methodologies that are relevant to estimating the level of impairment and probable losses in the loan portfolio. To the extent the data supporting such assumptions has limitations, management’s judgment and experience play a key role in recording allowance estimates. Management must use judgment in establishing metrics and assumptions related to a modeling process. The models and assumptions used to determine the allowance are reviewed and validated to ensure theoretical foundation, integrity, computational accuracy and sound reporting practice.

Residential mortgages, lease financing receivables, home equity lines and consumer and credit cards each have distinguishing borrower needs and differing risks associated with each product type. Commercial and commercial real estate loans are further analyzed for the borrower’s ability and intent to repay and the value of the underlying collateral. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on non-accrual status.

Individual loans and leases considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans and leases includes consideration of the loan or lease type, length of delinquency, insufficient collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information, such as Broker Price Opinions. Updated financial information on commercial and commercial real estate loans is also obtained from the borrower at least annually, or more frequently if the loan becomes delinquent. Charge-offs are generally taken on loans once the impairment is determined to be other-than-temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans held for investment for the periods ended June 30, 2012 and 2011 were 0.49% and 1.00%, respectively, and for the years ended December 31, 2011, 2010 and 2009 were 1.02%, 1.46%, and 1.35%, respectively.

The ALLL totaled $77.4 million at June 30, 2012, a decrease of $0.4 million from December 31, 2011. The ALLL totaled $77.8 million at December 31, 2011, a decrease of $15.9 million from December 31, 2010 primarily due to lower provision expense as a function of decreased gross charge offs for commercial and commercial real estate portfolios partially offset by an increase in gross charge offs in residential portfolios. The ALLL totaled $93.7 million at December 31, 2010, an increase of $0.5 million from December 31, 2009, primarily due to an increase in charge-offs for residential mortgages.

Factors considered in the calculation of the allowance for loan and lease losses not accounted for under ASC 310-30 include several quantitative and qualitative factors such as historical loss experience, trends in delinquency, changes in portfolio composition and underwriting standards, concentrations, experience and ability of management, and general economic trends along with other external factors. We analyze the loan portfolio at least quarterly to assess the overall level of the ALLL and non-accretable discounts. We also rely on internal and external loan review procedures to further assess individual loans and loan pools, and economic data for overall industry and geographic trends.

The tables below set forth the calculation of the ALLL based on the method for determining the allowance.

	June 30, 2012			December 31, 2011
	Excluding ACI Loans	ACI Loans	Total	Excluding ACI Loans	ACI Loans	Total
Residential mortgages	$32,116	$5,603	$37,719	$37,990	$5,464	$43,454
Commercial and commercial real estate	17,335	14,715	32,050	17,684	10,525	28,209
Lease financing receivables	4,160	—	4,160	3,766	—	3,766
Home equity lines	3,288	—	3,288	2,186	—	2,186
Consumer and credit card	176	—	176	150	—	150

Total ALLL	$57,075	$20,318	$77,393	$61,776	$15,989	$77,765

ALLL as a percentage of loans and leases held for investment	0.85%	1.91%	0.99%	1.15%	1.38%	1.19%

	June 30, 2012			December 31, 2011
	Excluding ACI Loans	ACI Loans	Total	Excluding ACI Loans	ACI Loans	Total
Residential mortgages	4,487,934	573,008	5,060,942	3,943,046	613,795	4,556,841
Commercial and commercial real estate	1,353,538	493,151	1,846,689	620,003	545,381	1,165,384
Lease financing receivables	681,205	—	681,205	588,501	—	588,501
Home equity lines	188,820	—	188,820	200,112	—	200,112
Consumer and credit card	7,774	—	7,774	8,443	—	8,443

Total loans and leases held for investment	6,719,271	1,066,159	7,785,430	5,360,105	1,159,176	6,519,281

The recorded investment in residential mortgages, excluding ACI loans, increased $544.8 million, or 13.8% to $4.5 billion at June 30, 2012 from $3.9 billion at December 31, 2011. The ALLL for residential mortgages, excluding ACI loans, decreased $5.8 million, or 15.5% to $32.1 million at June 30, 2012 from $37.9 million at December 31, 2011 as a result of improving delinquency trends. New originations of $330.5 million in UPB along with the acquisition of $742.5 million of UPB of high credit quality whole loans during the six months ended June 30, 2012 contributed to the improving trends. Charge-off activity for residential mortgages decreased 26% to $10.8 million for the six months ended June 30, 2012 from $14.6 million for the six months ended June 30, 2011. Loan performance and historical loss rates are analyzed using the prior 12 months delinquency rates and actual charge-offs.

The recorded investment for commercial and commercial real estate, excluding ACI loans, increased $733.5 million or 118.3% to $1.4 billion at June 30, 2012 from $620.0 million at December 31, 2011. The increase is due the acquisition of the warehouse lending portfolio along with organic growth in our commercial and commercial real estate of $367 million during the six months ended June 30, 2012. The warehouse lending portfolio is characterized by large revolving lines with current outstanding balances of $526.7 million as of June 30, 2012.

The ALLL for commercial and commercial real estate, excluding ACI loans, decreased 1.9% to $17.3 million at June 30, 2012 from $17.7 million at December 31, 2011. The reserve on loans collectively evaluated for impairment increased 11.9% to $13.1 million at June 30, 2012 from $11.7 million at December 31, 2011. The reserves on loans individually evaluated for impairment decreased by 30.0% to $4.2 million at June 30, 2012 from $6.0 million at December 31, 2011. The outstanding balance of loans individually evaluated for impairment decreased by 24.5% from December 31, 2011 to June 30, 2012. The ALLL as a percentage of loans and leases held for investment for commercial and commercial real estate decreased to 1.28% as of June 30, 2012 compared with 2.85% at December 31, 2011. The decreased coverage ratio is due to improvement in our credit quality of loans along with growth in the portfolio due to new originations and the warehouse lending acquisitions. Newly originated loans adhere to higher underwriting standards than in previous periods.

The most significant historical loss factors include credit quality and charge-off activity. The loss factors used in our allowance calculation have remained consistent over the periods presented. Charge-off activity is analyzed using a 15 quarter time period to determine loss rates consistent with loan segments used in recording the allowance estimate. During periods of more consistent and stable performance, this period is considered the most relevant starting point for analyzing the reserve. During periods of significant volatility and severe loss experience, a shortened period may be used which is more reflective of expected future losses. At June 30, 2012, three segments that are included in the commercial and commercial real estate loan portfolio used shortened historical severity look back periods of 13, 6 and 5 quarters as compared with 11, 8 and 4 quarters used at December 31, 2011. The difference is due to additional loan history that is more indicative of future expected losses. Charge-off activity for commercial and commercial real estate decreased 63.3% to $4.0 million for the six months ended June 30, 2012 from $10.9 million for the six months ended June 30, 2011. Loan delinquency is one of the leading indicators of credit quality. As of June 30, 2012, 2.7% of the recorded investment in commercial and commercial real estate was past due as compared to 10.6% as of December 31, 2011.

Provision for Loan and Lease Losses

Provisions for loan and lease losses are charged to operations to record changes to the total ALLL to a level deemed appropriate by management. The provision for loan and lease losses totaled $17.1 million for the six month period ended June 30, 2012, compared to $27.0 million for the six month period ended June 30, 2011. For the years ended December 31, 2011, 2010 and 2009, the provision totaled $49.7 million, $79.3 million and $121.9 million, respectively. The $29.6 million decrease in 2011 compared to 2010 is primarily a result of continued stabilizing economic activity in commercial real estate portfolio which was offset partially by challenging economic performance of the residential portfolio. The $42.6 million decrease in 2010 compared to 2009 is primarily a result of decreased losses on non-performing loans, or NPL, and lower than expected delinquencies due to stabilizing economic conditions during 2010, particularly on our legacy commercial real estate portfolio.

The following table provides an analysis of the ALLL, provision for loan and lease losses and net charge-offs for the six month period ended June 30, 2012 and 2011 and each year in the five-year period ended December 31, 2011:

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands)
ALLL, beginning of period	$77,765	$93,689	$93,689	$93,178	$32,653	$11,746	$6,952
Charge-offs:
Residential mortgages	10,833	14,644	36,664	19,730	8,351	3,482	—
Commercial and commercial real estate	4,004	10,913	19,446	46,168	47,930	11,121	659
Lease financing receivables	2,098	3,128	5,371	6,050	—	—	—
Home equity lines	1,592	3,316	5,806	7,540	5,219	2,009	—
Consumer and credit card	51	140	193	610	156	156	221

Total charge-offs	18,578	32,141	67,480	80,098	61,656	16,768	880
Recoveries:
Residential mortgages	305	11	46	267	244	10	—
Commercial and commercial real estate	579	587	2,028	598	6	11	49
Lease financing receivables	65	13	116	2	—	—	—
Home equity lines	116	11	24	187	17	9	—
Consumer and credit card	29	5	35	214	2	2	14

Total recoveries	1,094	627	2,249	1,268	269	32	63

Net charge-offs	17,484	31,514	65,231	78,830	61,387	16,736	817
Provision for loan and lease losses	17,112	27,034	49,704	79,341	121,912	37,278	5,632
Other	—	—	(397)	—	—	365	(21)

ALLL, end of period	$77,393	$89,209	$77,765	$93,689	$93,178	$32,653	$11,746

Net charge-offs to average loans held for investment	0.49%	1.00%	1.02%	1.46%	1.35%	0.41%	0.03%

Net charge-offs for the six month period ended June 30, 2012 totaled $17.5 million, down $14.0 million over the six month period ended June 30, 2011. Net charge-offs for 2011 totaled $65.2 million, down $13.6 million from 2010. This decrease in net charge-offs is primarily a result of stabilizing property values of the commercial real estate portfolio. Net charge-offs for 2010 totaled $78.8 million, up $17.4 million over 2009. Net charge-offs increased from $0.8 million in 2007 to $16.7 million and $61.4 million in 2008 and 2009, respectively, primarily in the commercial and commercial real estate loan portfolios. Residential mortgage net charge-offs for 2011 totaled $36.6 million. Residential mortgage net charge-offs for the six months ended June 30, 2012 totaled $10.5 million. Residential mortgages experienced increasing levels of net charge-offs from 2007 to 2011, growing from $0 to $36.6 million, respectively.

Problem Loans and Leases

Loans and leases are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan becomes 90 days past due, with the exception of government-insured loans and ACI loans and leases. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected.

We exclude government-insured pool buyout loans from our definition of non-performing loans and leases. At June 30, 2012 and December 31, 2011 we also excluded loans acquired in the Bank of Florida acquisition from non-performing status, because we expected to fully collect the carrying value which reflects significant purchase discounts. If our expectation of reasonably estimable future cash flows deteriorates, these loans may be classified as non-accrual loans and interest income will not be recognized until the timing and amount of future cash flows can be reasonably estimated. At December 31, 2010 we also excluded loans and leases acquired in the Tygris acquisition from non-performing status, because we expected to fully collect the carrying value which reflects significant discounts.

Real estate we acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less.

In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructuring, or TDR. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring.

The following table sets forth the composition of our NPA, including non-accrual, accruing loans and leases past due 90 or more days, TDR and OREO, as of the dates indicated. The balances of NPA reflect the net investment in such assets including deductions for purchase discounts.

	June 30, 2012	December 31,
		2011	2010	2009	2008	2007
	(In thousands)
Non-accrual loans and leases:
Residential mortgages	$66,956	$81,594	$53,719	$52,820	$32,942	$24,637
Commercial and commercial real estate	95,882	104,829	153,024	136,924	85,130	985
Lease financing receivables	1,295	2,385	3,755	—	—	—
Home equity lines	4,256	4,251	2,420	5,149	5,167	6,084
Consumer and credit card	573	419	920	58	1	64

Total non-accrual loans and leases	168,962	193,478	213,838	194,951	123,240	31,770
Accruing loans 90 days or more past due	1,800	6,673	1,754	1,362	104	—

Total non-performing loans (NPL)	170,762	200,151	215,592	196,313	123,344	31,770
Other real estate owned (OREO)	49,248	42,664	37,450	24,087	18,010	4,821

Total non-performing assets (NPA)	220,010	242,815	253,042	220,400	141,354	36,591
Troubled debt restructurings (TDR) less than 90 days past due	93,184	92,628	70,173	95,482	48,768	275

Total NPA and TDR	$313,194	$335,443	$323,215	$315,882	$190,122	$36,866

Total NPA and TDR	$313,194	$335,443	$323,215	$315,882	$190,122	$36,866
Government-insured 90 days or more past due still accruing	1,647,567	1,570,787	553,341	589,842	428,630	236,455
Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
90 days or more past due	140,797	149,743	195,425	—	—	—
OREO	20,379	19,456	19,166	—	—	—

Total regulatory NPA and TDR	$2,121,937	$2,075,429	$1,091,147	$905,724	$618,752	$273,321

Adjusted credit quality ratios excluding government-insured loans and Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	1.57%	2.18%	2.98%	3.67%	2.25%	0.68%
NPA to total assets	1.46%	1.86%	2.11%	2.73%	2.01%	0.66%
NPA and TDR to total assets	2.08%	2.57%	2.69%	3.92%	2.70%	0.67%
Credit quality ratios including government-insured loans and loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	18.00%	20.95%	13.31%	14.68%	10.05%	5.75%
NPA to total assets	13.49%	15.20%	8.50%	10.05%	8.09%	4.94%
NPA and TDR to total assets	14.11%	15.91%	9.09%	11.24%	8.78%	4.95%

At June 30, 2012, total non-performing loans, or NPL, were $170.8 million, or 1.6% of total loans, down $29.4 million from $200.2 million, or 2.2% of total loans, at December 31, 2011. At December 31, 2011, NPL were $200.2 million, or 2.2% of total loans, down $15.4 million from $215.6 million, or 3.0% of total loans, at December 31, 2010. NPL have increased $47.4 million since December 31, 2008 primarily due to the national rise in mortgage defaults.

We utilize an asset risk classification system in compliance with guidelines established by the OCC Handbook as part of its efforts to improve asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful,” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and of such little value that continuance as an asset is not warranted. Commercial loans with adverse classifications are reviewed by the commercial credit committee of our senior credit committee monthly.

In addition to the problem loans described above, as of June 30, 2012, we had special mention loans and leases totaling $79.9 million, which are not included in either the non-accrual or 90 days past due loan and lease categories but which, in our opinion, were subject to potential future rating downgrades. Special mention loans and leases decreased by $6.3 million, or 7%, to $79.9 million at June 30, 2012, from $86.2 million at December 31, 2011, and decreased $1.1 million, or 1%, to $86.2 million at December 31, 2011 from $87.3 million at December 31, 2010. Loans and leases rated as special mention totaled $79.9 million, or 0.7% of the total loan portfolio and 0.8% of the noncovered loan portfolio at June 30, 2012, including $68.8 million acquired from Bank of Florida.

Loans Subject to Representations and Warranties

We originate residential mortgage loans, primarily first-lien home loans, through our direct and wholesale channels with the intent of selling a substantial majority of them in the secondary mortgage market. We sell and securitize conventional conforming and federally insured single-family residential mortgage loans predominantly to GSEs, such as FNMA and Freddie Mac, or FHLMC. A majority of the loans sold to non-GSEs were agency deliverable product that were eventually sold by large aggregators of agency product who securitized and sold the loans to the agencies. We also sell residential mortgage loans that do not meet criteria for whole loan sales to GSEs (nonconforming mortgage loans), to private non-GSE purchasers through whole loan sales.

Although we structure all of our loan sales as non-recourse sales, the underlying sale agreements require us to make certain market standard representations and warranties at the time of sale, which may vary from agreement to agreement. Such representations and warranties typically include those made regarding the existence and sufficiency of file documentation, credit information, compliance with underwriting guidelines and the absence of fraud by borrowers or other third parties such as appraisers in connection with obtaining the loan. We have exposure to potential loss because, among other things, the representations and warranties we provide purchasers typically survive for the life of the loan.

Beginning in 2009, higher loan delinquencies, resulting from deterioration in overall economic conditions and trends, particularly those impacting the residential housing sector, caused investors to carefully examine and re-underwrite credit files for those loans in default. Investors have most often cited income and employment misrepresentations as the grounds for us to repurchase loans.

Upon receipt of a repurchase demand from an investor, we review the allegations and re-underwrite the loan. We also verify any third-party information included as support for the repurchase demand. In certain cases, we may request the investor to provide additional information to assist us in our determination whether to repurchase the loan.

Upon completion of our own internal investigation as to the validity of a repurchase claim, our findings are discussed by senior management and subject-matter experts as part of our loan repurchase subcommittee. If the subcommittee determines that we are obligated to repurchase a loan, such recommendation is presented to executive management for review and approval.

If it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties, or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, we generally have an obligation to either: (a) repurchase the loan for the UPB, accrued interest and related advances, which we refer to collectively as the Repurchase Price, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. Our obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. For example, if an investor has already liquidated the mortgage loan, the investor no longer has a mortgage asset that we could repurchase.

Of the three courses of action described above, a loan repurchase is the only remedy where we will place the loan asset that is the subject of the repurchase demand on our balance sheet. In the case of indemnification, the investor still owns the loan asset and we indemnify the investor for losses incurred resulting from our breach of a representation and warranty. In the case of a make-whole payment, the investor or subsequent purchaser of a loan asset has liquidated the loan and there is no loan asset for us to repurchase. We are simply obligated to make the investor whole for losses incurred between the initial purchase price and the liquidation price, and related costs.

At the time we repurchase a loan, we determine whether to hold the loan for sale or for investment. If the loan is sellable on the secondary market, we may elect to do so. If the loan is not sellable on the secondary market or there are other reasons why we would elect to retain the loan, we will service the asset to minimize our losses. This may include, depending on the status of the loan at the time of repurchase, modifying the loan, or foreclosure on the loan and subsequent liquidation of the mortgage property.

When we sell residential mortgage loans on the secondary mortgage market, our repurchase obligations are typically not limited to any specific period of time. Rather, the contractual representations and warranties we make on these loans survive indefinitely for the life of the loan.

We also have a limited repurchase exposure for early payment defaults, or EPDs, which are typically triggered if a borrower does not make the first several payments due after the mortgage loan has been sold to an investor. Our private investors have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products. However, we are subject to EPD provisions on the community reinvestment loans we originate and sell under a State of Florida housing program, which represents a minimal amount of our total originations. Except with respect to such EPDs, the risk of credit loss for loans sold is transferred to investors upon sale in the secondary market.

As of June 30, 2012, we have 314 active repurchase requests. We have summarized the activity for the three and six months ended June 30, 2012 and 2011 below regarding repurchase requests received, requests successfully defended, and loans that we repurchased or for which we indemnified investors or made investors whole with the corresponding origination years:

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(In thousands)
Agency	46	26	81	70
Agency Aggregators / Non-GSE (1)	84	54	164	136

Repurchase requests received	130	80	245	206

Agency	43	19	57	33
Agency Aggregators / Non-GSE (1)	76	56	82	81

Requests successfully defended	119	75	139	114

Agency	7	11	25	17
Agency Aggregators / Non-GSE (1)	17	22	33	39

Loans repurchased, indemnified or made whole	24	33	58	56

Agency	$576	$1,195	$2,183	$1,962
Agency Aggregators / Non-GSE (1)	1,851	3,407	3,478	5,298

Net realized losses on loan repurchases	$2,427	$4,602	$5,661	$7,260

Years of origination of loans repurchased	2001-2011	2004-2010	2000-2011	2003-2010

(1)	Includes a majority of agency deliverable products that were sold to large aggregators of agency product who securitized and sold the loans to the agencies.

As of June 30, 2012, we have 314 active repurchase requests.

On March 9, 2012 we settled with one of our correspondent investors for a pool of stated income loans originated and sold to the investor between 2004 and 2008 which had a UPB totaling $274 million. As part of the $1.9 million settlement, the investor released us of any and all claims arising from settled loans, including any outstanding repurchase requests, and all future claims arising from settled loans. At the time of the settlement, we had 47 open repurchase requests outstanding related to those loans. We have repurchased 17 loans from this correspondent investor from 2007-2012, without any admission of wrongdoing by us, with losses realized of $1.3 million over this period. We have excluded the activity related to these loans from the table above as well as the repurchase reserve rollforward in the table below.

Between January 1, 2008 and December 31, 2011, we received requests from investors to repurchase 1,109 mortgage loans. As a basis for comparison, we originated and sold 101,086 loans during this same time period. We have successfully defended 471 of the repurchase requests (representing 59.5% of all resolved requests) and repurchased, indemnified investors or made investors whole on 321 loans. At December 31, 2011, we had 317 open repurchase requests (277 Agency Aggregators/non-GSE and 40 Agency).

We have summarized the activity for each of the periods below regarding repurchase requests received, requests successfully defended, and loans that we repurchased or for which we indemnified investors or made investors whole with the corresponding origination years:

	Year Ended December 31,
	2011	2010	2009
	(In thousands)
Agency	176	77	29
Agency Aggregators / Non-GSE (1)	316	301	120

Repurchase requests received	492	378	149

Agency	96	48	13
Agency Aggregators / Non-GSE (1)	99	123	45

Requests successfully defended	195	171	58

Agency	40	29	16
Agency Aggregators / Non-GSE (1)	32	103	59

Loans repurchased, indemnified or made whole	72	132	75

Agency	$3,202	$1,136	$625
Agency Aggregators / Non-GSE (1)	9,240	10,449	3,110

Net realized losses on loan repurchases	$12,442	$11,585	$3,735

Years of origination of loans repurchased	2001-2011	2001-2010	2002-2009

(1)	Includes a majority of agency deliverable products that were sold to large aggregators of agency product who securitized and sold the loans to the agencies.

The most common reasons for loan repurchases and make-whole payments are claimed misrepresentations related to falsified employment documents and/or verifications, occupancy, credit and/or stated income. These requests amounted to 565 from January 1, 2008 through December 31, 2011. Additionally, in the same time period we received requests to repurchase or make whole 237 loans because they did not meet the specified investor guidelines. Historically, the majority of our requests for repurchase end approximately three years after the loan has been sold to an investor. However, for certain vintages, repurchase activity has persisted beyond our historical experience. Repurchase demands relating to early payment defaults, or EPDs, generally surface sooner, typically within six (6) months of selling the loan to an investor. Historically, the Company has sold loans servicing released, therefore the lack of servicing statistics and status of the loans sold is not known. As such, there is additional uncertainty surrounding the reserves for repurchase obligations for loans sold or securitized.

In May of 2011, we executed an agreement with one of our correspondent investors to settle claims related to certain loan repurchase requests. These loan requests were received from 2009 through 2011 and relate to 30 loans originated in 2006 and 2007, with a UPB totaling $7.7 million. In exchange for a payment of $2.1 million and without any admission of wrongdoing by us, the investor released us from any and all claims arising from these mortgage loans. This agreement referred solely to the outstanding repurchase requests in question and did not relate to any requests which may arise in the future.

Reserves for Repurchase Obligations for Loans Sold or Securitized

The following is a rollforward of our reserves for repurchase losses for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(dollars in thousands)
Balance, beginning of period	$35,000	$31,998	$32,000	$26,798
Provision for new sales/securitizations	306	529	690	719
Provision for changes in estimate of existing reserves	1,121	4,914	6,971	12,952
Net realized losses on repurchases	(2,427)	(4,232)	(5,661)	(7,260)

Balance, end of period	$34,000	$33,209	$34,000	$33,209

Quarters of coverage ratio (1)	13		13

(1)	Quarters of coverage ratio is calculated as the current reserve for repurchases divided by the average realized losses over the previous four quarters.

The liability for repurchase losses was $34.0 million as of June 30, 2012, compared to $33.2 million as of June 30, 2011. The increase in the liability since June 30, 2011 is primarily due to an increase in the number of repurchased loans and continuing elevated incoming repurchase requests. We recognized expense of $7.7 million compared to $13.7 million for the six months ended June 30, 2012 and 2011, respectively. The amount of incoming repurchase requests has remained elevated for each quarter after June 30, 2011.

Our quarters of coverage ratio showed approximately 13 quarters of coverage given our current reserve levels at June 30, 2012. Until 2009, we sold a majority of our loans servicing released and as a result, we have less visibility into the current delinquency status of these populations of loans and thus the elevated coverage ratio. Unlike reserves for loans we service where we have insight into the current delinquency status of the population, the calculated repurchase reserve is based on historical repurchase trends.

The following is a roll forward of our reserves for repurchase losses for the years ended December 31, 2011, 2010, and 2009:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Balance, beginning of year	$26,798	$3,610	$1,170
Provision for new sales/securitizations	877	724	54
Provision for changes in estimate of existing reserves	16,767	33,981	6,121
Net realized losses on repurchases	(12,442)	(11,517)	(3,735)

Balance, end of year	$32,000	$26,798	$3,610

We track the historical frequency of loan repurchases, indemnifications or make-whole payments by vintage year of loan sale and the losses associated with the disposal of the repurchased loans. Based on this experience, we estimate the future liability associated with the loan sales by making assumptions concerning future repurchase frequency and severity of losses expected. Both the severity and frequency assumptions are subject to some variability due to changes in the housing market and general economic conditions.

We performed a sensitivity analysis on our loan repurchase reserve by varying the frequency and severity assumptions independently for each loan sale vintage year. By increasing the frequency and severity by 20%, the reserve balance as of June 30, 2012 would have increased by 72% from the baseline. Conversely, by decreasing the frequency and the severity 20%, the reserve balance as of June 30, 2012 would have decreased by

55%. Based upon qualitative and quantitative factors, including the number of pending repurchase requests, rescission rates and trends in loss severities, we may make adjustments to the base reserve balance to incorporate recent, known trends

The sensitivity analysis for the loan repurchase reserve as of June 30, 2012 is as follows:

	Frequency and Severity
	Up 20%	Up 10%	Base	Down 10%	Down 20%
	(in thousands)
Reserve for originated loan repurchases	$58,402	$45,468	$34,000	$23,999	$15,465

Loan Servicing

When we service residential mortgage loans where FNMA or FHLMC is the owner of the underlying mortgage loan asset, we are subject to potential repurchase risk for: (1) breaches of loan level representations and warranties even though we may not have originated the mortgage loan; and (2) failure to service such loans in accordance with the applicable GSE servicing guide. If a loan purchased or securitized by FNMA or FHLMC is in breach of an origination representation and warranty, such GSE may look to the loan servicer for repurchase. If we are obligated to repurchase a loan from either FNMA or FHLMC, we seek indemnification from the counterparty that sold us the MSR, if the counterparty is a third party, which presents potential counterparty risk if such party is unable or unwilling to satisfy its indemnification obligations.

The following is a rollforward of our reserves for servicing repurchase losses related to these counterparties for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(dollars in thousands)
Balance, beginning of period	$30,427	$28,450	$30,364	$30,000
Provision for changes in estimate of existing reserves	2,868	1,980	5,899	2,184
Net realized losses on repurchases	(5,655)	(5,286)	(8,623)	(7,040)

Balance, end of period	$27,640	$25,144	$27,640	$25,144

Quarters of coverage ratio (1)	6		6

(1)	Quarters of coverage ratio is calculated as the current reserve for repurchases divided by the average realized losses over the previous four quarters.

The outstanding principal balance on loans serviced at December 31, 2011 and 2010, was approximately $53.1 billion and $56.4 billion, respectively, including residential mortgage loans held for sale.

Prior to late 2009, we had not historically experienced a significant amount of repurchases related to the servicing of mortgage loans as we were indemnified by the seller of the servicing rights. Due to the failures of several of our counterparties, we have experienced losses related to the repurchase of loans from FNMA and FHLMC and subsequent disposal or payment demands from the GSEs. We have established reserves for estimated losses related to the servicing of loans for the GSEs that we have purchased from these defunct originators. There is an inherent uncertainty in the estimate of servicing repurchase losses as we are not the originator or the securitizing entity of these mortgage loans and consequently lack the origination data related to these loans. The reserves are derived from loss frequencies that reflect default trends in residential real estate loans and severities reflecting declining housing prices. In estimating the accrued liability for loan repurchases and make-whole payment obligations, we estimate probable losses related to our defunct counterparties based on the actual frequency and severity of the repurchases over the past year.

The following is a rollforward of our reserves for servicing repurchase losses related to these defunct counterparties for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
	(in thousands)
Balance, beginning of year	$30,000	$6,319
Provisions for changes in estimates	18,586	39,899
Reductions for actual repurchases	(18,222)	(16,218)

Balance, end of year	$30,364	$30,000

We performed a sensitivity analysis on our loan servicing repurchase reserve by varying the frequency and severity assumptions. By increasing the frequency and severity 20%, the reserve balance as of June 30, 2012 would have increased by 32% from the baseline. Conversely, by decreasing the frequency and the severity by 20%, the reserve balance as of June 30, 2012 would have decreased by 24%. Based upon qualitative and quantitative factors, including the number of pending repurchase requests, rescission rates and trends in loss severities, management may make adjustments to the base reserve balance to incorporate recent, observable trends.

The following is a sensitivity analysis as of June 30, 2012 of our reserve related to our estimated servicing repurchase losses based on ASC Topic 460, Guarantees:

	Frequency and Severity
	Up 20%	Up 10%	Base	Down 10%	Down 20%
	(in thousands)
Reserve for servicing repurchase losses	$36,423	$31,979	$27,640	$24,250	$20,965

Loans in Foreclosure

Losses can arise from certain government agency agreements which limit the agency’s repayment guarantees on foreclosed loans, resulting in certain minimal foreclosure costs being borne by servicers. In particular, government insured loans serviced under GNMA guidelines require servicers to fund any foreclosure claims not otherwise covered by insurance claim funds of the U.S. Department of Housing and Urban Development and/or the U.S. Department of Veterans Affairs.

Other than foreclosure-related costs associated with servicing government insured loans, we have not entered into any servicing agreements that require us as servicer to cover foreclosure-related costs.

Liquidity and Capital Resources

Liquidity Management

Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements.

Funds invested in short-term marketable instruments, the continuous maturing of other interest-earning assets, cash flows from self-liquidating investments such as mortgage-backed securities, the possible sale of available for sale securities and the ability to securitize certain types of loans provide sources of liquidity from an asset perspective. The liability base provides sources of liquidity through issuance of deposits and borrowed funds. In addition, raises of equity capital provide us with a source of liquidity. To manage fluctuations in short-

term funding needs, we utilize borrowings under lines of credit with other financial institutions, such as the Federal Home Loan Bank of Atlanta, securities sold under agreements to repurchase, federal fund lines of credit with correspondent banks, and, for contingent purposes, the Federal Reserve Bank Discount Window. We also have access to term advances with the FHLB, as well as brokered certificates of deposits, for longer term liquidity needs. We believe our sources of liquidity are sufficient to meet our cash flow needs for the foreseeable future.

We continued to maintain a strong liquidity position during the second quarter of 2012. Cash and cash equivalents were $518.2 million, available for sale investment securities were $1.9 billion, and total deposits were $10.8 billion as of June 30, 2012.

As of June 30, 2012, we had a $2.9 billion line of credit with the FHLB, of which $2.5 billion was outstanding and $381.1 million was available for future borrowing. Based on asset size, the maximum potential line available with the FHLB was $4.1 billion at June 30, 2012, assuming eligible collateral to pledge. As of June 30, 2012, eligible collateral was available to pledge with the FHLB. As of June 30, 2012, we pledged collateral with the FRB that provided $178.9 million of borrowing capacity at the discount window but did not have any borrowings outstanding. The maximum potential borrowing at the FRB is limited only by eligible collateral.

At June 30, 2012, our availability under Promontory Interfinancial Network, LLC’s CDARS® One-Way BuySM deposits and federal funds commitments was $1.5 billion and $40.0 million, with $298.9 million and $0 in outstanding borrowings, respectively.

We continue to evaluate the potential impact on liquidity management of regulatory proposals, including Basel III and those required under the Dodd-Frank Act, as government regulators move closer to implementing the final rules.

Capital Management

Management, including our board of directors, regularly reviews our capital position to help ensure it is appropriately positioned under various operating and market environments.

2012 Capital Actions

On January 25, 2012, the board of directors approved a special cash dividend of $4.5 million to the holders of the Series A 6% Cumulative Convertible Preferred Stock, or Series A Preferred Stock, which was paid on March 1, 2012. As a result of the special cash dividend, all shares of Series A Preferred Stock were converted into 2,801,160 shares of common stock.

On May 8, 2012, we completed the sale of $221.0 million in new common equity through the issuance and sale of 22,103,000 shares of common stock in an underwritten public offering, or the IPO, at an initial price of $10.00 per share, including 2,883,000 shares that were sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares from us. We received net proceeds of $198.5 million from the IPO, after deducting underwriting discounts and commissions and offering expenses.

Prior to the completion of the IPO, our board of directors approved a special cash dividend of $1.1 million to the holders of the Series B 4% Cumulative Convertible Preferred Stock, or Series B Preferred Stock which was paid on June 19, 2012. As a result of the merger of EverBank Florida into EverBank Delaware, the 136,544 shares of outstanding Series B Preferred Stock automatically converted into 15,964,644 shares of Common Stock.

In July 2012, our board of directors announced a quarterly cash dividend of $0.02 per common share, payable on August 21, 2012, to stockholders of record as of August 6, 2012.

On August 27, 2012, we converted $48.7 million of cash, which was held in escrow related to our acquisition of Tygris, into 4,032,662 shares of our common stock at a price per share of $12.07. The shares of common stock issued to the purchasers have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold following the release of such shares from the escrow, absent registration or an applicable exemption from registration. The newly issued shares in this transaction will remain in escrow in accordance with the terms of the original escrow agreement. The escrow account was established in connection with the Tygris acquisition to offset potential losses realized in connection with the acquired lease and loan portfolio. The additional capital from the private placement will be used to support future growth in our business and for general corporate purposes.

Business Property Lending Acquisition

In June 2012, we entered into a Stock and Asset Purchase Agreement and a Tax Matters Agreement with General Electric Capital Corporation, or GECC, pursuant to which we agreed to purchase all of the issued and outstanding stock of BP, a wholly owned subsidiary of GECC. On October 1, 2012, we completed the purchase for approximately $2.4 billion in cash and announced the closing of the transaction. No debt was assumed in the acquisition. The acquisition included approximately $2.3 billion of performing business lending loans selected by us, the origination and servicing platforms and servicing rights relating to $2.9 billion of loans securitized by GECC. We believe this fully integrated, high quality franchise will accelerate our strategic growth plans and will further enhance and diversify our robust, nationwide asset generation capabilities.

Regulatory Capital Requirements

As a result of regulatory changes, including the Dodd-Frank Act and Basel III, we expect to be subject to new and potentially heightened examination and reporting requirements. In 2011, we incurred noninterest expense for the implementation of new Dodd-Frank Act requirements, consolidation of thrift supervision from the OTS into the OCC, initiation of new systems and processes resulting from our growth above $10.0 billion in assets into the OCC’s mid-tier bank review group, expenses related to compliance with the historical audit requirements of the horizontal servicer foreclosure review, increases in FDIC deposit assessments and changes to our corporate governance structure.

In addition, in April 2011, we and EverBank each entered into a consent order with the OTS, with respect to EverBank’s mortgage foreclosure practices and our oversight of those practices. The consent orders require, among other things, that we establish a new compliance program for our mortgage servicing and foreclosure operations and that we ensure that we have dedicated resources for communicating with borrowers, policies and procedures for outsourcing foreclosure or related functions and management information systems that ensure timely delivery of complete and accurate information. We are also required to retain an independent firm to conduct a review of residential foreclosure actions that were pending from January 1, 2009 through December 31, 2010 in order to determine whether any borrowers sustained financial injury as a result of any errors, misrepresentations or deficiencies and to provide remediation as appropriate. We are working to fulfill the requirements of the consent orders. In response to the consent orders, we have established an oversight committee to monitor the implementation of the actions required by the consent orders. Furthermore, we have enhanced and updated several policies, procedures, processes and controls to help ensure the mitigation of the findings of the consent orders. In addition, we have enhanced our third-party vendor management system and our compliance program, hired additional personnel and retained an independent firm to conduct foreclosure reviews. We expect to continue to incur higher noninterest expense to comply with the consent orders and the new regulations.

Additionally, regulatory changes have resulted in more restrictive capital requirements and more stringent asset concentration and growth limitations including, but not limited to, limits in concentrations in MSR, nonagency mortgage securities and brokered deposits. Due to heightened costs and regulatory restrictions, we could face a challenging environment for customer loan demand due to the increased costs that could be ultimately borne by borrowers. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See “Risk Factors—Regulatory and Legal Risks” and “Regulation and Supervision.”

Capital Ratios

As a savings and loan holding company, we are not currently subject to specific statutory capital requirements. However, we are required to serve as a source of strength for EverBank and must have the ability to provide financial assistance if EverBank experiences financial distress.

At June 30, 2012, we exceeded all regulatory capital requirements and are considered to be “well-capitalized” with a Tier 1 leverage ratio of 8.3% and a total risk-based capital ratio of 15.8%.

The table below shows regulatory capital and risk-weighted assets for EB at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
	(in thousands)
Shareholders’ equity	$1,263,687	$1,070,887
Less: Goodwill and other intangibles	(16,938)	(17,642)
Disallowed servicing asset	(36,650)	(38,925)
Disallowed deferred tax asset	(70,357)	(71,803)
Add: Accumulated losses on securities and cash flow hedges	110,101	105,682

Tier 1 Capital	1,249,843	1,048,199
Less: Low-level recourse and residual interests	—	(21,587)
Add: Allowance for loan and lease losses	77,393	77,765

Total regulatory capital	$1,327,236	$1,104,377

Adjusted total assets	$15,022,729	$13,081,401
Risk-weighted assets	8,424,290	7,043,371

The regulatory capital ratios for EB, along with the capital amounts and ratios for the minimum OCC requirement and the framework for prompt corrective action are as follows:

	Actual		For OCC Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Capital	Ratio	Minimum Amount	Ratio	Minimum Amount	Ratio
	(in thousands)
June 30, 2012
Tier 1 capital to adjusted tangible assets	$1,249,843	8.3%	$600,909	4.0%	$751,136	5.0%
Total capital to risk-weighted assets	1,327,236	15.8	673,943	8.0	842,429	10.0
Tier 1 capital to risk-weighted assets	1,249,843	14.8	N/A	N/A	505,457	6.0
December 31, 2011
Tier 1 capital to adjusted tangible assets	$1,048,199	8.0%	$523,256	4.0%	$654,070	5.0%
Total capital to risk-weighted assets	1,104,377	15.7	563,470	8.0	704,337	10.0
Tier 1 capital to risk-weighted assets	1,026,612	14.6	N/A	N/A	422,602	6.0

Regulatory Capital Update

In June 2012, our primary federal regulator, the OCC, published notices of proposed rulemaking, the 2012 Capital Proposals, that would substantially revise the risk-based capital requirements applicable to depository institution holding companies and depository institutions, including the Company and EverBank, compared to the current U.S. risk-based capital rules, which are based on the international capital accords of the Basel Committee on Banking Supervision, or the Basel Committee, generally referred to as Basel III. The 2012 Capital Proposals include (i) proposed regulations, or the Basel III Proposal, to implement the Basel Committee’s framework for strengthening international capital and liquidity regulation issued in December 2010, and (ii) proposed regulations, or the Standardized Approach Proposal, that would replace the existing Basel I-derived general risk based capital rules with a more risk-sensitive based approach. The 2012 Capital Proposals would also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings for debt and securitization positions from the federal banking agencies’ rules. As proposed, the Basel III Proposal and the Standardized Approach Proposal would come into effect on January 1, 2013 and January 1, 2015, respectively.

The federal banking agencies have not proposed rules implementing the final liquidity framework of Basel III and have not determined to what extent they will apply to U.S. banks that are not large, internationally active banks.

Basel III Proposal

The Basel III Proposal is generally consistent with the final Basel III capital framework, as described under “Business-Regulation and Supervision” and deals with the components of capital and other issues affecting the numerator in banking institutions’ regulatory capital ratios. Although the Basel III Proposal does not specify an effective date or implementation date, it contemplates that implementation will coincide with the international Basel III implementation schedule, which commences on January 1, 2013.

In addition to the requirements of the Basel III final capital framework, the Basel III Proposal, among other things requires the phase-out of certain hybrid securities, such as trust preferred securities, as Tier 1 capital of depository institution holding companies in equal installments between 2013 and 2016, consistent with Section 171 of the Dodd-Frank Act.

With respect to EverBank, the Basel III Proposal would also revise the “prompt corrective action” regulations pursuant to Section 38 of the Federal Deposit Insurance Act, including by (i) introducing a common equity tier 1 capital, or CET1, ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be well-capitalized.

Standardized Approach Proposal

The Standardized Approach Proposal expands upon the initial Basel II standardized approach endeavors from 2008 but with important differences, including mandatory application as opposed to optional application, and in view of the prohibition in Section 939A of Dodd-Frank on the use of credit ratings, replacement of the Basel II standardized approach’s heavy reliance on credit ratings with non-ratings-based alternatives. The Standardized Approach Proposal generally deals with risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios.

This proposal would expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories, including many residential mortgages and certain commercial real estate.

Management believes, as of June 30, 2012, that the Company and EverBank would meet all capital adequacy requirements under the Basel III and Standardized Approach Proposals on a fully phased-in basis if such requirements were currently effective. There can be no guarantee that the Basel III and the Standardized Approach Proposals will be adopted in their current form, what changes may be made before adoption, or when ultimate adoption will occur.

Restrictions on Paying Dividends

Federal banking regulations impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The OCC regulates all capital distributions by EB directly or indirectly to us, including dividend payments. EB may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notifies EB that it is subject to heightened supervision. Under the Federal Deposit Insurance Act, or the FDIA, an insured depository institution such as EB is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EB also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an “unsafe and unsound” banking practice.

As a result of the passage of the Dodd-Frank Act, EverBank is now regulated by the OCC. We cannot predict the changes, if any, the OCC may make to restrictions on dividend payments. See “Regulation and Supervision.”

Contractual Obligations

The following tables contain supplemental information regarding our total contractual obligations as of December 31, 2011:

	As of December 31, 2011
	Payments Due by Period				Total
	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years
	(In thousands)
Deposits without a stated maturity (1)	$7,573,170	$—	$—	$—	$7,573,170
Time deposits	1,852,747	304,842	488,885	59,177	2,705,651
Other borrowings	692,428	372,858	161,000	30,000	1,256,286
Trust preferred securities	—	—	—	103,750	103,750
Interest on interest-bearing debt (2)	33,072	68,746	59,463	107,298	268,579
Operating lease obligations (3)	8,989	12,879	10,313	7,301	39,482
Interest rate swap agreements (4)	2,697	52,738	46,312	36,575	138,322
Strategic marketing and promotional arrangements	3,308	7,119	400	—	10,827

Total	$10,166,411	$819,182	$766,373	$344,101	$12,096,067

(1)	Deposits without a stated maturity do not have fixed contractual obligations relating to future interest payments. Hence, these interest amounts have been excluded from the contractual obligations table because we are unable to reasonably predict the ultimate amount or timing of future payments.
(2)	The variable interest rate component on other borrowings and trust preferred securities has been forecasted based on a yield curve at December 31, 2011 for the purpose of estimating future payments relating to these obligations. The fixed rate interest component is calculated based on the fixed rate in the debt agreement.
(3)

Operating lease obligations include all minimum lease payments. In December 2011, the Company entered into an 11 year lease agreement for approximately 269,168 square feet of office space located in downtown

Jacksonville, Florida. The Company expects to take occupancy of the premises in June 2012. As of December 31, 2011, the lease was not yet in force as there were contingencies which the landlord was required to fulfill, and as a result minimum lease payments under the lease were not included in the table above.
(4)	Interest rate swap amounts are derived from the forecast of three-month LIBOR at December 31, 2011 on all open swap positions at that date. Open swap positions relate to liability hedge swaps, commercial real estate loan hedge swaps and trust preferred hedge swaps.

We enter into derivatives to hedge certain business activities. See Note 12 to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011 and Note 24 to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 for additional information.

We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity, and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-Balance Sheet Arrangements

We have limited off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the Company’s consolidated balance sheets.

We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We decrease our exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.

Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements. See Note 14 to the condensed consolidated financial statements of EverBank Financial Corp and subsidiaries as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011 and Note 26 to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 for additional information regarding our contractual obligations.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk is our primary market risk and largely results from our business of investing in interest-earning assets with funds obtained from interest-bearing deposits and borrowings. Interest rate risk is defined as the risk of loss of future earnings or market value due to changes in interest rates. We are subject to this risk because:

•	assets and liabilities may mature or re-price at different times or by different amounts;

•	short-term and long-term market interest rates may change by different amounts;

•	similar term rate indices may exhibit different re-pricing characteristics; and

•	the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change.

Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of MSR and other items affecting earnings. Our objective is to measure the impact of interest rate changes on our capital and earnings and manage the balance sheet in order to decrease interest rate risk.

Interest rate risk is primarily managed by the Asset and Liability Committee, or ALCO, which is composed of several of our executive officers and other members of management, in accordance with policies approved by our Board of Directors. ALCO has employed policies that attempt to manage our interest-sensitive assets and liabilities, in order to control interest rate risk and avoid incurring unacceptable levels of credit or concentration risk. We manage our exposure to interest rates by structuring our balance sheet according to these policies in the ordinary course of business. In addition, the ALCO policy permits the use of various derivative instruments to manage interest rate risk or hedge specified assets and liabilities.

Consistent with industry practice, we primarily measure interest rate risk by utilizing the concept of Net Portfolio Value, or NPoV. NPoV is the intrinsic value of assets, less the intrinsic value of liabilities. NPoV analysis provides a fair value of the balance sheet in alternative interest rate scenarios. The NPoV does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, as this framework evaluates risks to the current balance sheet only, changes to the volumes and pricing of new business opportunities that can be expected in the different interest rate outcomes are not incorporated in this analytical framework. For instance, analysis of our history suggests that declining interest rate levels are associated with higher loan production volumes at higher levels of profitability. While this “natural business hedge” historically offset most, if not all, of the heightened amortization of our MSR portfolio and other identified risks associated with declining interest rate scenarios, these factors fall outside of the NPoV framework. As a result, we further evaluate and consider the impact of other business factors in a separate net income sensitivity analysis.

If NPoV rises in a different interest rate scenario, that would indicate incremental prospective earnings in that hypothetical rate scenario. A perfectly matched balance sheet would result in no change in the NPoV, no matter what the rate scenario. The table below shows the estimated impact on NPoV of increases in interest rates of 1%, 2% and 3% and a decrease in interest rates of 1%, as of June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	NPoV	% of Assets	NPoV	% of Assets
	(dollars in thousands)
Up 300 basis points	$2,046,645	13.8%	$1,838,181	14.3%
Up 200 basis points	2,086,133	13.8%	1,860,204	14.2%
Up 100 basis points	2,034,167	13.2%	1,830,916	13.7%
Actual	1,839,626	11.9%	1,694,353	12.5%
Down 100 basis points	1,602,918	10.3%	1,564,919	11.5%

The projected exposure of NPV to changes in interest rates at June 30, 2012 and December 31, 2011 was in compliance with established policy guidelines. Exposure amounts are derived from numerous assumptions of growth and changes in the mix of assets or liabilities. Due to historically low interest rates, the table above may not predict the full effect of decreasing interest rates upon our net interest income that would occur under a more traditional, higher interest rate environment because short-term interest rates are near zero percent and facts underlying certain of our modeling assumptions, such as the fact that deposit and loan rates cannot fall below zero percent, distort the model’s results.

Use of Derivatives to Manage Risk

Interest Rate Risk

An integral component of our interest rate risk management strategy is our use of derivative instruments to minimize significant fluctuations in earnings caused by changes in interest rates. As part of our overall interest rate risk management strategy, we enter into contracts or derivatives to hedge interest rate lock commitments, loans held for sale, trust preferred debt, and forecasted issuances of debt. These derivatives include forward sales commitments, or FSA, optional forward sales commitments, or OFSA, and forward interest rate swaps.

We enter into these derivative contracts with major financial institutions. Credit risk arises from the inability of these counterparties to meet the terms of the contracts. We minimize this risk through collateral arrangements, exposure limits and monitoring procedures.

Commodity and Equity Market Risk

Commodity risk represents exposures to deposit instruments linked to various commodity and metals markets. Equity market risk represents exposures to our equity-linked deposit instruments. We offer market-based deposit products consisting of MarketSafe® products, which provide investment capabilities for customers seeking portfolio diversification with respect to commodities and other indices, which are typically unavailable from our banking competitors. MarketSafe® deposits rate of return is based on the movement of a particular market index. In order to manage the risk that may occur from fluctuations in the related markets, we enter into offsetting options with exactly the same terms as the commodity and equity linked MarketSafe® deposits, which provide an economic hedge.

Foreign Exchange Risk

Foreign exchange risk represents exposures to changes in the values of deposits and future cash flows denominated in currencies other than the U.S. dollar. We offer WorldCurrency® deposit products which provide investment capabilities to customers seeking portfolio diversification with respect to foreign currencies. The products include WorldCurrency® single-currency certificates of deposit and money market accounts denominated in the world’s major currencies. In addition, we offer foreign currency linked MarketSafe® deposits which provide returns based upon foreign currency linked indices. Exposure to loss on these products will increase or decrease over their respective lives as currency exchange rates fluctuate. In addition, we offer foreign exchange contracts to small and medium size businesses with international payment needs. Foreign exchange contract products, which include spot and simple forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate. These types of products expose us to a degree of risk. To manage the risk that may occur from fluctuations in world currency markets, we enter into offsetting short-term forward foreign exchange contracts with terms that match the amount and the maturity date of each single-currency certificate of deposit, money market deposit instrument, or foreign exchange contract. In addition, we enter into offsetting options with exactly the same terms as the foreign currency linked MarketSafe® deposits, which provide an economic hedge. For more information, including the notional amount and fair value, of these derivatives, see Note 12 in our condensed consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Accounting policies, as described in detail in the notes to consolidated financial statements discussed below, are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates or the use of different estimates could have a material impact on our financial position, results of operations or liquidity.

Investment Securities

Investment securities generally must be classified as held to maturity, available for sale or trading. Held to maturity securities are principally debt securities that we have both the positive intent and ability to hold to maturity. Trading securities are held primarily for sale in the near term to generate income. Securities that do not meet the definition of trading or held to maturity are classified as available for sale.

The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on these securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Trading and available for sale securities are measured at fair value each reporting period. Unrealized gains and losses on available for sale securities are recorded as a separate component of shareholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or deemed to be other-than-temporarily impaired, or OTTI. Investment securities that are classified as held to maturity are recorded at amortized cost, unless deemed to be OTTI.

The fair values of investment securities are generally determined by various pricing models. We evaluate the methodologies used to develop the resulting fair values. We perform a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. Our procedures include initial and ongoing review of pricing methodologies and trends. We ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from our portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable and appropriate discount rates. As a result of this analysis, if we determine there is a more appropriate fair value, the price is adjusted accordingly.

When the level and volume of trading activity for certain securities has significantly declined or when we believe that pricing is based in part on forced liquidation or distressed sales, we estimate fair value based on a combination of pricing information and an internal model using a discounted cash flow approach. We make certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach are weighted to derive the final fair value for each security trading in an inactive market.

The fair value of investment securities is a critical accounting estimate. Changes in the fair value estimates or the use of different estimates could have a material impact on our financial position, results of operations or liquidity.

Loans Held for Sale

We have elected the fair value option for certain residential and commercial mortgage loans in order to offset changes in the fair values of the loans and the derivative instruments used to economically hedge them, without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans. Loan origination fees are recorded when earned, and related costs are recognized when incurred.

We have not elected the fair value option for other residential mortgage loans primarily because these loans are expected to be short in duration with minimal interest rate risk. These loans are carried at the lower of cost or fair value. Direct loan origination fees and costs are deferred at loan origination or acquisition. These amounts are recognized as income at the time the loan is sold and included in gain on sale of loans. Gains and losses on sale of these loans are recorded in earnings.

We generally estimate the fair value of loans held for sale based on quoted market prices for securities backed by similar types of loans less appropriate loan level price adjustments and guarantee fee adjustments. If quoted market prices are not available, fair value is estimated based on valuation models. We periodically compare the value derived from our valuation models to executed trades to assure that the valuations are reflective of actual sales prices.

For loans carried at lower of cost or market value, fair value estimates are derived from models using characteristics of loans. The key assumptions we used in the valuation models are prepayment speeds, loss estimates and the discount rate. Prepayment and credit loss assumptions based on the historical performance of the loans are adjusted for the current economic environment as appropriate. The discount rate used in these valuations is derived from the whole loan purchase market, adjusted for our estimate of the required yield for these loans. We believe that such assumptions are consistent with assumptions that other major market participants use in determining such assets’ fair values.

The fair value of loans held for sale is a critical accounting estimate. Changes in fair value or the use of different estimates could have a material impact on our financial position, results of operations or liquidity.

Allowance for Loan and Lease Losses (ALLL)

The ALLL represents management’s estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment in our loan portfolio as of the balance sheet date. The estimate of the allowance is based on a variety of factors, including an evaluation of the loan and lease portfolio, past loss experience, adverse situations that have occurred but are not yet known that may affect the borrower’s ability to repay, the estimated value of underlying collateral and current economic conditions. Quarterly, we assess the risk inherent within our loan and lease portfolio based on risk characteristics relevant to each segment such as loan type and guarantees as well as borrower type and geographic location. Based on this analysis, we record a provision for loan and lease losses in order to maintain the appropriate allowance for the portfolio.

Determining the amount of the ALLL is considered a critical accounting estimate, as it requires significant judgment, internally developed modeling and assumptions. Loans and leases are segmented into the following portfolio segments: (1) residential mortgages, (2) commercial and commercial real estate, (3) lease financing receivables, (4) home equity lines and (5) consumer and credit card. We may also further disaggregate these portfolios into classes based on the associated risks within those segments. Residential mortgages, lease financing receivables, home equity lines, and consumer and credit card each have distinguishing borrower needs and differing risks associated with each product type. Commercial and commercial real estate loans are further analyzed for the borrower’s ability to repay and the description of underlying collateral. Significant judgment is used to determine the estimation method that fits the credit risk characteristics of each portfolio segment. We apply an average loss rate model on commercial and commercial real estate portfolios and certain lease financing receivables, and a roll-rate methodology on our residential mortgages, certain lease financing receivables, home equity lines and consumer and credit card portfolios. We use internally developed models in this process. Management must use judgment in establishing input metrics for the modeling processes. The models and assumptions used to determine the allowance are validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices and end-user controls are appropriate and properly documented. Loans and leases in every portfolio considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans and leases includes consideration of the loan and lease type, length of delinquency, insufficiency of collateral value, lien priority and the overall financial condition of the borrower. Recoveries on loans and leases previously charged off are added to the allowance.

Reserves are determined for impaired commercial and commercial real estate loans, certain lease financing receivables, and residential mortgages classified as TDR at the loan level. Reserves are established for these loans based upon an estimate of probable losses for the loans deemed to be impaired. This estimate considers all available evidence using one of the methods provided by applicable authoritative guidance. Loans for which impaired reserves are provided are excluded from the general reserve calculations described above to prevent duplicate reserves.

Loan and lease portfolios tied to acquisitions made during the year are incorporated into the Company’s allowance process. If the acquisition has an impact on the level of exposure to a particular loan or lease type, industry or geographic market, this increase in exposure is factored into the allowance determination process.

The ALLL is maintained at an amount we believe to be sufficient to provide for estimated losses inherent in our loan and lease portfolio at each balance sheet date and fluctuations in the provision for loan and lease losses. Changes in these estimates and assumptions are possible and could have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.

Acquired Loans and Leases Held for Investment

We account for acquired loans and leases under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, or ASC Topic 310-20, Receivables—Nonrefundable Fees and Other Costs, or ASC 310-20. ASC 310-20 requires that the difference between the initial investment and the related loan’s principal amount at the date of purchase be recognized as an adjustment of yield over the expected life of the loan. We anticipate prepayments in applying the interest method. When a difference arises between the prepayments anticipated and actual prepayments received, we recalculate the effective yield to reflect actual payments to date and anticipated future payments.

At acquisition, we review each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determine the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). We record a discount to UPB on these loans at acquisition to reflect them at their net expected cash flow.

Acquired lease financing receivables are recorded as the sum of expected lease payments and estimated residual values less unearned income, which includes purchased lease discounts. Unearned income and purchased lease discounts are recognized based on the expected cash flows using the effective interest method.

Periodically, we evaluate the expected cash flows for each pool. Prior expected cash flows are compared to current expected cash flows and cash collections to determine if any additional impairment should be recognized in the allowance. An additional allowance for loan losses is recognized if it is probable the Company will not collect all of the cash flows expected to be collected as of the acquisition date. If the re-evaluation indicates a loan or pool of loans’ expected cash flows has significantly increased when compared to previous estimates, the prospective yield will be increased to recognize the additional income over the life of the asset.

Mortgage Servicing Rights

We recognize as assets the rights to service mortgage loans for others, whether acquired through bulk purchases of MSR or through origination and sale of mortgage loans and agency MBS with servicing rights retained. We amortize MSR in proportion to and over the estimated life of the projected net servicing revenue and periodically evaluate them for impairment using fair value estimates. We do not mark to market our MSR. MSR do not trade in an active market with readily observable market prices, and the exact terms and conditions of sales may not be readily available.

Specific characteristics of the underlying loans greatly impact the estimated value of the related MSR. As a result, we stratify our mortgage servicing portfolio on the basis of certain risk characteristics, including loan type and contractual note rate, and value our MSR using discounted cash flow modeling techniques. These techniques require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted mortgage loan prepayment rates and discount rates.

Derivative Financial Instruments

We use derivative financial instruments to hedge our exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. We use freestanding derivatives to manage the overall changes in price on loans held for sale or trading investments, including interest rate swaps, forward sales commitments and option contracts. We also have freestanding derivatives related to the fair value of the shares expected to be released to us from escrow which was recorded as a result of the Tygris acquisition and a recourse commitment asset which was recorded as a result of a 2011 purchase of a pool of loans. We offer various index-linked time deposit products to our customers with returns that are based on a variety of reference indices including equity, commodities, foreign currency and precious metals, and typically offset our exposure from such products by entering into hedging contracts. All derivatives are recognized on the balance sheet at fair value.

The fair value of interest rate swaps is determined by a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupons and notional amounts. Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout factor. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics.

We may adjust certain fair value estimates determined using valuation models to ensure that those estimates continue to appropriately represent fair value. These adjustments, which are applied consistently over time, are generally required to reflect factors such as counterparty credit risk. In addition, valuation models related to certain derivatives contain adjustments for market liquidity. In assessing the credit risk relating to derivative assets and liabilities, we take into account the impact of risk including, but not limited to, collateral arrangements. We also consider the effect of our own non-performance credit risk on fair values. Imprecision in estimating these factors could impact our financial condition, liquidity or results of operations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. To the extent we do so, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Recently Issued Accounting Pronouncements

We have evaluated new accounting pronouncements that have recently been issued and have determined that there are no new accounting pronouncements that should be described in this section that will impact our operations, financial condition or liquidity in future periods. Refer to Note 2 of our condensed consolidated financial statements as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011 and Note 3 of our consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 included elsewhere in this document for a discussion of recently issued accounting pronouncements that have been adopted by us during the six months ended June 30, 2012 and for the year ended December 31, 2011 or that will only require enhanced disclosures in our financial statements in future periods.

BUSINESS

Overview

We are a diversified financial services company that provides innovative banking, lending and investing products and services to approximately 575,000 customers nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent customers and a diverse base of small and medium-sized business customers. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, 14 high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.

We have a suite of asset origination and fee income businesses that individually generate high quality assets with attractive financial returns and collectively leverage our core deposit franchise and customer base. We originate, invest in, sell and service residential mortgage loans, equipment leases, commercial loans and various other consumer loans, as market conditions warrant. Our organic origination activities are scalable, significant relative to our balance sheet size and provide us with growth potential. Additionally, our origination, lending and servicing expertise positions us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our customer deposit base significantly with short lead time by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to customers. Our products, distribution and marketing strategies allow us to generate deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.

Our significant organic growth has been supplemented by selective acquisitions of portfolios and businesses, including our recent acquisitions of General Electric Capital Corporation’s, or GECC, Business Property Lending, Inc., or Business Property Lending, and MetLife Bank’s warehouse finance business. Additionally, in 2010 we acquired the banking operations of the Bank of Florida in an FDIC-assisted transaction and Tygris, a commercial finance company. We evaluate and pursue financially attractive opportunities to enhance our franchise on an ongoing basis. We have also recently made significant investments in our business infrastructure, management team and operating platforms that we believe will enable us to grow our business efficiently and further capitalize on organic growth and strategic acquisition opportunities.

We have recorded positive earnings in every full year since 1995. From 2000 to 2011, we recorded an average ROAE of 14.9% and a net income CAGR of 22%. As of June 30, 2012, we had total assets of $15.0 billion and total shareholders’ equity of $1.2 billion.

History

EverBank Financial Corp was incorporated in 2004, but our history as a financial services company extends through various predecessors back to the early 1960s. In 1994, a private investor group, including our Chairman and Chief Executive Officer and Vice Chairman, acquired Alliance Mortgage Company, laying the foundation for what ultimately would become EverBank and EverBank Financial Corp. Key events in our history since 1994 are as follows:

•	From 1994 to 1998, we grew our residential mortgage servicing and origination businesses.

•	In October 1998, we established a de novo bank called First Alliance Bank.

•	In January 1999, we joint-ventured with The Bank of New York to establish BNY Mortgage Company LLC to originate residential mortgage loans in New York and surrounding states.

•	In January 2001, we acquired Marine National Bank, a Jacksonville-based community bank, increasing our assets to approximately $1.5 billion at December 31, 2001.

•	In November 2002, we acquired CustomerOne Financial Network, Inc., which became the basis for our online banking platform.

•	In February 2004, we rebranded our operations under the “EverBank” name.

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In February 2007, we acquired The Bank of New York’s interest in BNY Mortgage Company LLC, rebranded the company as EverBank Reverse Mortgage LLC and focused the business exclusively on nationwide origination of reverse mortgage loans.

•	In July 2007, we acquired NetBank’s mortgage servicing portfolio. In October 2007, we completed the acquisition of approximately $569.4 million of NetBank’s mortgage assets from the FDIC.

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In May 2008, we sold EverBank Reverse Mortgage LLC to an unaffiliated third-party and in July and September of 2008, we received capital investments from private investors, including existing stockholders. Collectively, these transactions generated $120.6 million of growth capital, which we define as equity capital used to expand the business, preparing us to embark on a growth plan designed to take advantage of market opportunities.

•	In May 2009, we qualified to participate in the U.S. Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program, although we elected not to participate.

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In October and November 2009, we increased our growth capital by $65 million through pre-acquisition investments made by Tygris. In February 2010, we further increased our capital and acquired an equipment leasing origination channel through the acquisition of Tygris, which had $359.6 million of equity after purchase accounting adjustments.

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In May 2010, we completed an FDIC-assisted acquisition of Bank of Florida Corporation’s banking operations, which established our financial centers in the Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater markets and increased our assets by approximately $1.4 billion.

•	Also in May 2010, we established EverBank Wealth Management, Inc., as a registered investment advisor to serve as the platform for our wealth management services.

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In 2011, we completed the integration of our Tygris and Bank of Florida acquisitions, deployed $5.4 billion in assets through organic channels and portfolio acquisitions and made significant investments in our business infrastructure, management team and operating platforms.

•	In April 2012, we acquired MetLife Bank’s warehouse finance business. At acquisition, the platform had approximately $351 million in assets, which we plan to grow in the future.

•	In May 2012, we closed our initial public offering of 22,103,000 shares of common stock at $10.00 per share, which resulted in net proceeds of $198 million.

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In August 2012, we converted $48.7 million of cash held in escrow into 4,032,662 shares of our common stock through a private placement with certain of our shareholders all of whom were former shareholders of Tygris Commercial Finance Group, Inc.

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In October 2012, we acquired Business Property Lending from General Electric Capital Corporation. The acquisition included the origination and servicing businesses for essential use business property loans, $2.3 billion of performing loans and the rights to service $2.9 billion of loans securitized by the business from 2003 to 2007.

Asset Origination and Fee Income Businesses

We have selectively built a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and customer base. We originated $2.7 billion of loans and leases in the second quarter of 2012 ($10.9 billion on an annualized basis) and organically generated $0.7 billion of volume for our own balance sheet ($2.9 billion on an annualized basis). This retained volume, which we define as originated loans and leases that we hold for investment on our balance sheet, increased 69% from the second quarter of 2011 which demonstrated our ability to quickly calibrate our organic balance sheet origination levels based upon market conditions. These businesses diversify our earnings, strengthen our balance sheet and provide us with increased flexibility to manage through changing market and operating environments. Additionally, the inter-connected nature of these businesses provides us with opportunities to deepen our customer relationships by cross-selling multiple products.

Mortgage Banking

We generate significant fee income from our mortgage banking activities, which consist of originating and servicing one-to-four family residential mortgage loans. Historically, these two businesses have provided counterbalancing earnings in various market conditions. Our mortgage banking activities also provide us with investment opportunities for our balance sheet.

We originate prime residential mortgage loans using a centrally controlled underwriting, processing and fulfillment infrastructure through financial intermediaries (including community banks, credit unions, mortgage bankers and brokers), consumer direct channels and financial centers. These low-cost, scalable distribution channels are consistent with our deposit distribution model. Our mortgage origination activities include originating, underwriting, closing, warehousing and selling to investors prime conforming and jumbo residential mortgage loans. We have recently expanded our retail and correspondent distribution channels and emphasized jumbo prime mortgages, which we retain on our balance sheet, to our mass-affluent customer base. These channels and products meet our balance sheet objectives and offer attractive margins due to recent market dislocations. We do not originate subprime loans, negative amortization loans or option adjustable-rate mortgage loans, and these products have never constituted a meaningful portion of our business. From our mortgage origination activities, we earn fee-based income on fees charged to borrowers and other noninterest income from gains on sales from mortgage loans and servicing rights. In the first six months of 2012, we originated $4.2 billion of residential loans, $0.4 billion of which we retained on our balance sheet.

We generate mortgage servicing business through the retention of servicing from our origination activities, acquisition of bulk MSR and related servicing activities. Our mortgage servicing business includes collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for the payment of mortgage-related expenses, such as taxes and insurance, responding to customer inquiries, counseling delinquent mortgagors, supervising foreclosures and liquidations of foreclosure properties and otherwise administering our mortgage loan servicing portfolio. We earn mortgage servicing fees and other ancillary fee-based income in connection with these activities. We service a diverse portfolio by both product and investor, including agency and private pools of mortgages secured by properties throughout the United States. As of June 30, 2012, our mortgage servicing business, which services mortgage loans for itself and others, managed loan servicing administrative functions for loans with UPB of $53.3 billion.

We believe that our mortgage banking expertise, insight and resources position us to make strategic investment decisions, effectively manage our loan and investment portfolio and capitalize on significant changes currently taking place in the industry. In addition to generating significant fee income, our mortgage banking activities provide us with direct asset acquisition opportunities and serves as a valuable complement to our core deposit activities, including the ability to:

•	invest in high quality originated jumbo mortgage loans, which we choose to retain or sell depending upon market conditions;

•	purchase government-guaranteed loans from securities we service;

•	leverage our mortgage banking expertise and resources to manage our loan portfolio and develop insights to selectively acquire assets for our investment portfolio;

•	obtain incremental low-cost funding through the generation of escrow deposits;

•	cross-sell banking and wealth management products to our jumbo residential mortgage loan customers; and

•	provide credit products to our banking and wealth management customers.

Commercial Finance

We entered the commercial finance business as a result of our acquisition of Tygris in 2010. We originate equipment leases nationwide through relationships with approximately 280 equipment vendors with large networks of high quality borrowers and provide asset-backed loan facilities to other leasing companies. Our equipment leases and loans generally finance essential-use health care, office product, technology and other equipment. Our typical commercial financings range from approximately $25,000 to $1.0 million per transaction, with typical lease terms ranging from 36 to 60 months. We have significantly increased our origination activity to capitalize on the advantageous competitive landscape, and we are expanding our commercial finance business to include different types of equipment. Since the acquisition of Tygris, we have increased our origination activity by growing volumes in existing products as well as adding new products, customers and industries. Also, to expand our commercial finance business, we recently formed an asset-based lending group. The asset-based lending group will seek to participate in or originate credit facilities ranging from $5.0 million to $25.0 million.

Our commercial finance activities provide us with access to approximately 25,000 small business customers nationwide, which creates opportunities to cross-sell our deposit, lending and wealth management products.

Commercial Lending

We have historically originated a variety of commercial loans, including owner-occupied commercial real estate, commercial investment property and small business commercial loans principally through our financial centers. We have not originated a significant volume of new commercial loans in recent periods but plan to expand origination of these assets and pursue acquisitions as market conditions become more favorable. Our Bank of Florida acquisition significantly increased our commercial loan portfolio and expanded our prospective ability to originate these assets. We also recently acquired MetLife Bank’s warehouse finance business, which we expect to enhance our commercial lending capabilities. We intend to offer warehouse loans, which are short-term revolving facilities, primarily securitized by agency and government collateral.

Our recently completed acquisition of Business Property Lending will also enhance our ability to originate and service real estate secured commercial loans made on business properties occupied by small and midsize business customers nationwide. Business Property Lending has historically focused on originating loans for essential use business properties to well-capitalized owner-occupants or credit-tenants essential in the small business segment, which we define as having annual revenues from $5 million to $20 million, and in the midsize business segment, which we define as having annual revenues from $20 million to $500 million. Many of these properties are single-tenant, general-purpose commercial real estate, including principally office, industrial, warehouse and medical office facilities. We currently intend to follow these historical origination practices while adhering to our disciplined credit and risk management practices.

Our commercial lending business connects us with small business customers and provides cross-selling opportunities for our deposit, commercial finance, wealth management and other lending products.

Portfolio Management

Our investment analysis capabilities are a core competency of our organization. We supplement our organically originated assets by purchasing loans and securities when those investments have more attractive risk-adjusted returns than those we can originate. We decide whether to hold originated assets for investment or sell them in the capital markets based on our assessment of the yield and risk characteristics of these assets as compared to other available opportunities to deploy our capital. Our decisions to originate, hold, acquire, securitize or sell assets are grounded in our rigorous analytical approach to investment analysis. Because risk-adjusted returns available on acquisitions exceeded returns available through retaining assets from our asset generation channels, a significant proportion of our recent asset growth has come from acquisitions. Many of our recent acquisitions were purchased at discounts to par value, which enhance our effective yield through accretion into income in subsequent periods. Our flexibility to increase risk-adjusted returns by retaining originated assets or acquiring assets differentiates us from our competitors with regional lending constraints.

Wealth Management

Our marketing strategies are targeted to mass-affluent customers and include investment newsletters and financial publications. We provide comprehensive financial advisory, planning, brokerage, trust and other wealth management services to our mass-affluent and high net worth customers through our registered broker dealer and recently-formed registered investment advisor subsidiaries. Wealth management is a multiple-year strategic initiative that we expect will be a significant focus for us in the foreseeable future, although we do not expect this initiative to materially affect our near-term revenue generation or earnings.

Interest-Earning Asset Portfolio

Through a combination of leveraging our asset origination capabilities, applying our conservative underwriting standards and executing opportunistic acquisitions, we have built a diversified, low-risk asset portfolio with significant credit protection and attractive yields. As of December 31, 2011, our interest-earning assets were $11.7 billion. Our loan and lease held for investment portfolio was $6.5 billion at December 31, 2011. Approximately 26% of our loan and lease held for investment portfolio includes indemnification or insurance against credit losses at December 31, 2011. As of December 31, 2011, the carrying values (before ALLL) of our interest-earning assets are summarized below (in millions of dollars):

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Residential. Includes primarily prime loans originated and retained from our mortgage banking activities, acquired from third parties or held for sale to other investors. The portfolio is well diversified by geography and vintage.

•	Government-Insured (Residential). Includes GNMA pool buyouts with government insurance, sourced from our Mortgage Banking segment and third-party sources.

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Securities. Includes primarily nonagency residential MBS and CMO purchased at significant discounts, with approximately 99% of balances purchased after September 30, 2008. This portfolio includes protection against credit losses from purchase discounts, subordination in the securities structures and borrower equity.

•	Commercial and Commercial Real Estate. Includes a variety of commercial loans including owner-occupied commercial real estate, commercial investment property and small business commercial loans.

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Bank of Florida (Covered). Includes primarily commercial, multi-family and commercial real estate loans with $71.3 million of purchase discounts as of December 31, 2011 and with FDIC loss protection for losses over $385.6 million.

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Lease Financing Receivables. Includes covered lease financing receivables purchased as a part of the Tygris acquisition and leases originated out of the operations of Tygris. The acquired lease portfolio is covered by a credit loss indemnification share escrow equal to 17.5% of the average carrying value of the acquired portfolio and a $50 million cash escrow. As of December 31, 2011, the lease portfolio had $64.7 million of total discounts.

•	Other. Includes home equity loans and lines of credit, consumer and credit card loans and other investments.

Marketing

Historically, most of our marketing efforts have supported our consumer direct channel through a variety of targeted marketing media including the Internet, print, direct mail and financial newsletters. Our marketing efforts are designed to appeal to financially sophisticated consumers who value our banking products and services. Our online marketing activities include agreements with third-party search and referral sites, pay-per-click and banner advertising, as well as marketing to our existing customer base through the use of our website. Our marketing activities for our market-based deposit products are primarily through financial newsletters and conferences that attract sophisticated individual investors.

We tailor our marketing strategies to meet our growth objectives based on current economic and market conditions. For example, we have recently expanded our marketing plans through mass media marketing channels to increase core deposits. We believe our strategy will enable us to take advantage of lower average customer acquisition costs, build valuable brand awareness and lower our funding costs. To begin this effort, we launched a television marketing campaign in certain local test markets which we intend to expand nationally. We plan to run these advertisements primarily on financial news television networks, websites and other television and cable networks. We also entered into a stadium naming rights deal with the Jacksonville Jaguars of the National Football League designed to broaden our name recognition nationally.

Deposit Franchise

Our deposit franchise fosters strong relationships with a large number of financially sophisticated customers and provides us with a stable flexible source of low-cost funds. Our distribution channels, operating platform and marketing strategies are characterized by low operating costs and provide us with the flexibility to scale our business. Our differentiated products, integrated online financial portal and value-added account features deepen our interactions and relationships with our customers and result in high customer retention rates. Our unique products, distribution and marketing strategies allow us to generate organic deposit growth, providing us flexibility and efficiency in funding asset growth opportunities organically or through strategic acquisitions.

We generate deposit customer relationships through our consumer direct, financial center and financial intermediary distribution channels. Our consumer direct channel includes Internet, email, telephone and mobile device access to product and customer support offerings. We augment our direct distribution with a network of 14 financial centers in key Florida metropolitan areas, including Jacksonville, Naples, Ft. Myers, Miami, Ft. Lauderdale, Tampa Bay and Clearwater. As of December 31, 2011, our financial centers had average deposits of $130.5 million, which is approximately double the industry average. We believe this results in higher operating leverage than is typical for the banking industry. We also distribute deposit products through relationships with financial advisory firms representing over 2,800 independent financial professionals trained to distribute our products. In addition, we generate noninterest-bearing escrow deposits from our mortgage servicing business.

The following chart reflects our deposits by source, as of December 31, 2011 (in millions of dollars):

Our deposit customers (excluding escrow account holders) are typically financially sophisticated, self-directed, mass-affluent individuals, as well as small and medium-sized businesses. These customers generally maintain high balances with us, and our average deposit balance per household was $78,283 as of December 31, 2011, which we believe is more than three times the industry average. Mass-affluent customers, who we define as individuals with more than $250,000 in net worth, are the most prevalent users of our products and services. The median household income of our customers is greater than $75,000, as compared to a median U.S. household income of $50,054 as of December 30, 2011. Our customers have demonstrated an interest in using multiple products across our platform. For example, our customers use an average of 2.0 deposit products in addition to other account features and services. We believe there are significant opportunities to cross-sell additional credit and wealth management products to our customers.

We have received industry recognition for our innovative suite of deposit products with proprietary transaction and investment features that drive customer acquisition and increase customer retention rates. Our market-based deposit products, consisting of our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm products, provide investment capabilities for customers seeking portfolio diversification with respect to foreign currencies, commodities and other indices, which are typically unavailable from our banking competitors. These market-based deposit products generate significant fee income. Our YieldPledge® deposit products offer our customers certainty that they will earn yields on these deposit accounts in the top 5% of competitive accounts, as tracked by national bank rate tracking services. Consequently, the YieldPledge® products reduce customers’ incentive to seek more favorable deposit rates from our competitors. YieldPledge® Checking and YieldPledge® Savings accounts have received numerous awards including Kiplinger Magazine’s Best Checking Account and Money Magazine’s Best of the Breed.

Our financial portal, recognized by Forbes.com as Best of the Web, includes online bill-pay, account aggregation, direct deposit, single sign-on for all customer accounts and other features, which further deepen our customer relationships. Our website and mobile device applications provide information on our product offerings, financial tools and calculators, newsletters, financial reporting services and other applications for customers to interact with us and manage all of their EverBank accounts on a single integrated platform. Our new mobile applications allow customers using iPhone®, iPad®, Android™ and Blackberry® devices to view account balances, conduct real time balance transfers between EverBank accounts, administer billpay, review account activity detail and remotely deposit checks. Our innovative deposit products and the interoperability and functionality of our financial portal and mobile device applications have led to strong customer retention rates.

We have designed our marketing strategies and product offerings to increase our concentration in high-value transaction and savings accounts. The following table illustrates our deposit growth across our various product categories from 2005 to 2011:

	Year Ended December 31,
	2011	2010	2009	2008	2007	2006	2005
	(In millions)
Noninterest-bearing deposits	$1,177.6	$1,062.5	$439.0	$569.2	$446.1	$478.0	$510.1
Interest-bearing demand	1,955.5	1,892.8	1,493.7	1,125.5	794.7	601.9	510.9
Market-based money market accounts	455.2	379.2	364.8	285.6	238.3	203.9	209.3
Savings and money market accounts, excluding market-based	3,480.1	3,245.1	2,296.8	1,335.1	566.9	302.8	244.8
Time, excluding market-based time deposits	1,171.2	1,123.0	803.5	796.5	389.3	378.5	228.7
Market-based time deposits	901.1	854.4	750.1	624.9	795.7	574.8	602.4
Brokered deposits	225.1	208.6	167.4	266.2	661.4	453.1	435.9
Bank of Florida deposits (1)	899.9	917.5	—	—	—	—	—

Total deposits	$10,265.8	$9,683.1	$6,315.3	$5,003.0	$3,892.4	$2,993.0	$2,742.1

(1)	Bank of Florida deposits as of December 31, 2011 include $57.0 million noninterest-bearing, $168.8 million interest-bearing demand, $278.9 million savings and money market and $395.2 million time deposits.

Our deposit operations are conducted through a centralized, scalable operating platform which supports all of our distribution channels. The integrated nature of our systems and our ability to efficiently scale our operations create competitive advantages that support our value proposition to customers. Additionally, we have features such as online account opening and online bill-pay that promote self-service and further reduce our operating expenses. We believe our deposit franchise provides lower all-in funding costs with greater scalability than branch-intensive banking models. Traditional branch models have high fixed operating costs and require significant lead times to accommodate desired growth objectives because they must replicate many operational and administrative activities at each branch. By contrast, we realize significant marginal operating cost benefits as our deposit base grows because our centralized platform and distribution strategy largely avoid such redundancy.

Competitive Strengths

Disciplined Risk Management

We actively deploy our capital to fund selective asset growth and increase our risk-adjusted returns by selectively investing in assets that meet our investment criteria. Our ability to identify assets for investment is supported by our extensive asset origination and acquisition capabilities as well as our credit underwriting expertise. We adhere to rigorous underwriting criteria and avoided the higher risk lending products and practices that plagued our industry in recent years. Our focus on the long-term success of the business through increasing risk-adjusted returns, as opposed to short-term profit goals, has enabled us to remain profitable in various market conditions across business cycles.

Financial Stability and Strong Capital Position

Our strong capital and liquidity position, coupled with conservative management principles, have allowed us to grow profitably, across business cycles, even at times when the broader banking sector has experienced significant losses and balance sheet contraction. As of June 30, 2012 our total equity capital was approximately $1.2 billion, Tier 1 leverage ratio (bank level) was 8.3% and total risk-based capital ratio (bank level) was 15.8%. In addition, we have achieved profitability in every year since 1995. Total deposits represent approximately 81% of total debt funding as of June 30, 2012. Total debt funding is defined as the total amount of our deposits, other borrowings, and trust preferred securities. We intend to use our strong capital and liquidity position to pursue high-quality lending opportunities in our core business and to pursue other profitable, risk appropriate, strategic transactions.

Scalable Source of Stable Low-Cost Funds

We believe that the operating noninterest expense needed to gather deposits is an important component of measuring funding costs. Our scalable platform and low-cost distribution channels enable us to achieve a lower all-in cost of deposit funding compared to traditional branch-intensive models. Our integrated online financial portal, online account opening and other self-service capabilities lower our customer support costs. Our low-cost distribution channels do not require the fixed cost investment or lead times associated with more expensive, slower-growth branch systems. In addition, we have demonstrated an ability to scale core deposits rapidly and in large increments by adjusting our marketing activities and account features.

Attractive Customer Base

Our products and services typically appeal to well-educated, middle-aged, high-income individuals and households as well as small and medium-sized businesses. These customers, typically located in major metropolitan areas, tend to be financially sophisticated with complex financial needs, providing us with cross-selling opportunities. We believe these customer characteristics result in higher average deposit balances and more self-directed transactions, which lead to operational efficiencies and lower account servicing costs. As of December 31, 2011, our average deposit balance per household (excluding escrow deposits) was $78,283, which we believe is more than three times the industry average.

Diversified Business Model

We have a diverse set of businesses that provide complementary earnings streams, investment opportunities and customer cross-selling benefits. The multiple channels through which we distribute our products and services enable us to attract high-value customers and provide geographic diversity and stability to our customer base. Our business model allows us to deploy capital to multiple asset classes based on the best risk-adjusted returns available and maintain a diversified and balanced portfolio. We believe our multiple revenue sources, including our favorable balance of interest and noninterest income, and the geographic diversity of our customer base mitigate business risk and provide opportunities for growth in varied economic conditions.

Robust Asset Origination and Acquisition Capabilities

We have robust, nationwide asset origination that generates a variety of assets to either hold on our balance sheet or sell in the capital markets. We originate assets through multiple origination sources. Our organic origination activities are scalable, significant relative to our balance sheet size and provide us with substantial growth potential. We originated $2.7 billion of loans and leases in the second quarter of 2012 ($10.9 billion on an annualized basis) and organically generated $0.7 billion of volume for our own balance sheet ($2.9 billion on an annualized basis). We consider organically generated volume to be loans and leases originated by us and loans purchased out of GNMA pool securities that we were servicing in the current period. The size of our mortgage origination business, which originated approximately $4.2 billion UPB of residential mortgage loans in the first six months of 2012 allows us to selectively retain only those loans which meet our specific investment criteria. In addition, our commercial finance expertise allows us to originate equipment leases with attractive investment characteristics. We can also originate commercial loans through our financial centers when market conditions warrant. In managing our investment portfolio we routinely augment our internally originated assets by acquiring assets in the capital markets that meet our investment criteria through rigorous research and analysis. We are able to calibrate our levels of asset origination, asset acquisitions and retention of originated assets to capitalize on various market conditions.

Scalable Business Infrastructure

Our scalable business infrastructure has enabled us to grow our business and improve profitability. Over the course of 2011 and 2012, we made significant additional investments in our operating platforms, management talent and business processes. We believe our business infrastructure will enable us to continue growing our business well into the future.

Experienced Management Team with Long Tenures at the Company

Our management team has extensive and varied experience in managing national banking and financial services firms and has significant experience working together at EverBank. Our Chairman & Chief Executive Officer, Robert Clements, has been with us for 18 years and has 25 years of financial industry experience. Our President and Chief Operating Officer, Blake Wilson, has over 23 years of experience in financial services and has been with us for 11 years. Our management team has experienced a variety of economic cycles, including many during their tenure with us, which provides them with the capacity to understand and proactively address market changes, through a culture centered around rigorous analytics that management has fostered. In 2011, we also made selective additions to our management team and added key business line leaders. In addition, as of September 30, 2012, members of our executive management team beneficially owned approximately 8.08% of our common stock, including any securities convertible into or exchangeable for shares of our common stock, thus aligning our management’s interests with those of our other stockholders.

Strategy

Continue Growth of Deposit Base

We plan to leverage the success of our existing deposit model and grow our deposit base to fund investment opportunities. We intend to continue providing deposit products through our multi-channel distribution network to generate low-cost, high-quality, long-term core deposits. We have successfully driven deposit growth without sacrificing deposit quality, as evidenced by our diversified deposit composition with high concentrations of core, transactional deposit products and believe we can continue to achieve high-quality growth in the future by increasing our marketing efforts or enhancing account features to respond to various economic conditions.

In order to attract deposits through increased brand awareness, we continue to develop detailed strategies for expanding our media efforts to include radio, television, additional sponsorships and other media outlets. Our strategic relationship with the Jacksonville Jaguars of the National Football League illustrates a key step in our expanded marketing strategy. As part of the relationship, the team’s home stadium in Jacksonville, Florida has been named EverBank Field and EverBank has been designated as the official bank of the Jaguars. We anticipate this relationship will increase our name recognition through radio, television and other media outlets.

Additionally, we may selectively increase our financial center locations to grow deposits. Our physical branch network strategy is to target locations in key wealth markets that have a large concentration of our existing customers and higher deposits per branch. We plan to acquire financial center locations meeting our criteria through FDIC-assisted or unassisted branch or whole bank acquisitions if attractive opportunities become available.

Capitalize on Changing Industry Dynamics

We believe that the wide-scale disruptions in the credit markets and changes in the competitive landscape during the financial crisis, will continue to provide us with attractive returns on our lending and investing activities. Our success in asset acquisition and origination has included identifying high risk-adjusted return assets among the asset acquisition opportunities available to us. We have a flexible asset selection and credit underwriting process that we have successfully tailored to various business and credit environments. We see significant opportunities for us in the mortgage markets as uncertainty on the outcome of future regulation and government participation is causing many of our competitors to retrench or exit the market. We plan to capitalize on fundamental changes to the pricing of risk and build on our proven success in evaluating high risk-adjusted return assets as part of our growth strategy going forward.

Opportunistically Evaluate Acquisitions

We have historically augmented our strong organic growth with selective strategic acquisitions. We have a strong track record of successfully executing these acquisitions and realizing expected financial benefits. On an ongoing basis, we intend to evaluate and pursue attractive opportunities to continue to enhance our franchise. We may consider acquisitions of lines of business or lenders in commercial and small business lending or leasing, loans or securities portfolios, residential lenders, direct banks, banks or bank branches (whether in FDIC-assisted or unassisted transactions), wealth and investment management firms, securities brokerage firms, specialty finance or other financial services-related companies. Our strong capital and liquidity position enable us to strategically pursue acquisition opportunities as they arise. Our acquisition strategy employs rigorous financial analysis and due diligence to ensure that our return hurdles and credit policies are met. We further believe that our servicing expertise and capabilities offer us a significant advantage in acquiring companies with both residential and commercial mortgage loan portfolios and provide us with insights into credit risk.

Pursue Cross-Selling Opportunities

Our current business model benefits from cross-selling opportunities between our banking, lending and investing activities. We believe there are additional opportunities to cross-sell these components of our business, which should accelerate due to our increased marketing and branding. We believe our customer concentrations in major metropolitan markets will facilitate our abilities to cross-sell our products. We expect to increase distribution of our deposit and lending products, achieve additional efficiencies across our businesses and enhance our value proposition to our customers. Both our deposit and lending products attract similar mass-affluent, self-directed customers. We believe there are opportunities, in addition to our wealth management strategy, to meaningfully increase distribution of products to customers from all aspects of our business, including through increased brand awareness resulting from our marketing efforts.

Execute on Wealth Management Business

We intend to appeal to our mass-affluent customer base with additional investment and wealth management services. We believe the mass-affluent, self-directed population represents a large potential private banking customer base that is currently underserved. We believe this group of customers overlaps with our current customer base and is a natural extension of our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm products. Our wealth management strategy also capitalizes on our existing infrastructure, marketing programs and distribution resources.

As we pursue our wealth management strategy, we believe we will be able to broaden and deepen our relationships with existing customers while enhancing retention and generating additional fee income. Simultaneously, we plan to encourage new customers drawn to our wealth management services to utilize our other lending, deposit and investing products, which would drive growth across our other business lines.

Recent Acquisitions

Acquisition of Business Property Lending

In October 2012, we acquired Business Property Lending, including the commercial loan origination and servicing platform, $2.3 billion of performing commercial loans and the rights to service $2.9 billion of loans securitized by GECC from 2003 to 2007. Business Property Lending provides commercial loans for essential use properties owned or leased by small and midsize businesses, as well as single and multi-credit tenant lease financing nationwide. The acquisition diversifies our current loan portfolio and enhances our robust asset generation capabilities through a complementary nationwide origination platform. We intend to grow this business and leverage cross sell opportunities to small business customers and their mass-affluent owners.

Acquisition of MetLife Bank’s Warehouse Finance Business

In April 2012, we acquired MetLife Bank’s warehouse finance business, including approximately $351 million in assets for a price of approximately $351 million. In connection with the acquisition, we hired 16 sales and operational staff from MetLife who were a part of the existing warehouse business. The warehouse business will continue to be operated out of locations in New York, New York, Boston, Massachusetts and Plano, Texas. We intend to grow this line of business, which will provide residential loan financing to mid-sized, high-quality mortgage banking companies across the country.

Market Opportunity

Overall Banking Market

Disruptions in the banking industry, housing markets and capital markets from 2008 to 2011 created opportunities for well capitalized banking institutions, such as us, in deposit generation, jumbo portfolio lending, loan and MBS portfolio acquisitions, strategic acquisitions and business line expansions. We believe the market environment will continue to create opportunities for us as many of our competitors have experienced significant constraints in funding, capital and credit. As our competitors have been forced to downsize balance sheets, business operations and funding lines, we believe many customers have become disenfranchised from their traditional banks. Additionally, many competitors have been forced to reevaluate their business models in the wake of the financial crisis, leading to either market retrenchments or exits that benefit new entry by healthy institutions. We believe we are positioned to capitalize on these opportunities as well as other favorable trends in the market.

Online Banking

Online banking and investing represent a growing segment of the financial services industry. According to Global Industry Analysts, Inc., in the United States, there were an estimated 81 million online banking customers in 2009, a 6% increase over 2008. According to McKinsey & Company, the number of U.S. households banking online more than doubled, from 20 million in 2001 to 52 million in 2008. In 2008, approximately 82% of all U.S. households with an Internet connection used online banking services and over 90% of such households paid at least one bill online. Furthermore, a September 2011 McKinsey & Company study indicates that online banking is following the trend of U.S. retailing, where more than 40% of total retail sales are either transacted online or influenced by the online channel. The study expects the percentage of active U.S. online banking customers to increase within 3-5 years, as the digital consumer becomes more comfortable using the internet and mobile devices. We believe that the online banking market will continue to grow and we are well-positioned to take advantage of this growth relative to our industry peers.

Residential Mortgage Market

The residential mortgage markets are large and experienced consolidation during the financial crisis as competitors exited the market, failed or downsized. Total residential lending volume originated in 2011 was $1.3 trillion as compared to $3.0 trillion in 2005 according to the Mortgage Bankers Association. The market share of the largest five mortgage lenders has increased from approximately 44% in 2006 to approximately 55% in the third quarter of 2011. In addition to consolidation, the mortgage market has also experienced a significant shift from nonagency to agency originations. In 2005, nonagency originations comprised 62% of the market, and in 2011 nonagency originations comprised 12% of originations. Product availability has shifted as well; given the reduction in financing that is available through the nonagency securitization market, subprime, alt-A and other exotic mortgages have largely disappeared from the markets and the availability of jumbo mortgages has significantly contracted. Significant uncertainty remains in the mortgage market from pending changes of regulatory reform, resolution of the future role of the government in mortgage funding and remaining stress in the housing market. Recently many of the largest participants in the mortgage market have retrenched or exited the market, including Bank of America, Ally and Citi reducing their correspondent channel businesses and MetLife shutting down its mortgage business. The evolving landscape will likely provide opportunities for companies with the ability to respond to the market changes.

Commercial Leasing and Vendor Financing

Difficult economic conditions and stress in the wholesale funding market have forced some commercial leasing and vendor financing companies to exit the industry, increasing consolidation and decreasing the availability of credit. We believe that the decrease in available sources of credit for this market coupled with an increase in demand in the future will likely create attractive investment and origination opportunities for companies with the expertise to properly evaluate risk and credit in this market.

Commercial Lending

Commercial lending comprises commercial investment property, essential use business property loans, warehouse finance and small business loans. Market conditions were generally unfavorable for this asset class during the financial crisis and recovery for commercial lending is expected to be slow as unemployment remains high and GDP growth remains low. These factors led many players in the market to curtail originations and resulted in an opportunity to expand our capabilities within these businesses in anticipation of more favorable market conditions. We have recently expanded our commercial lending capabilities through our recent acquisitions of Business Property Lending, and MetLife Bank’s warehouse finance business. These acquisitions complement our nationwide origination footprint and overlap key markets where we have significant customer activity. We expect our commercial lending activity to diversify our loan portfolio and provide balance sheet growth at attractive yields. We believe that warehouse finance is a $30 billion market and small business lending is a $125 billion market and we intend to grow our share in these markets.

Competition

We face substantial competition in all areas of our operations from various competitors including Internet banks and national, regional and community banks within the markets in which we serve. We also compete with many other types of financial institutions, such as savings and loan institutions, credit unions, mortgage companies, other finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries.

Our services are primarily offered over the Internet. While providing many competitive advantages, some customers may prefer a more traditional branch footprint. Additionally, because we offer our services primarily over the Internet, we compete for customers nationally. As a result, our competitors range from small community banks to the largest international financial institutions.

Competition for deposit products is generally based on pricing because of the ease with which customers can transfer deposits from one institution to another. Our multi-channel deposit strategy has lower fixed operating costs than traditional models because we do not incur the expenses associated with primarily operating through a traditional branch network. In order to generate deposits, we pass a portion of these cost savings to our customers through competitive interest rates and fees. In addition to price competition, we also seek to increase our deposit market share through product differentiation by offering deposit products that provide investment capabilities such as our WorldCurrency®, MarketSafe® and EverBank Metals Selectsm deposit products.

Competition for loans is also often driven by interest rates, loan origination and related fees and services. Because of our lower cost structure relative to our competition, we are often able to offer borrowers more favorable interest rates than may be available from other lenders. In addition, because we originate assets to hold on our balance sheet as well as sell in the secondary markets, we seek to attract borrowers by offering loan products such as jumbo residential mortgage loans that may not be available from other lenders.

In addition to price competition and product differentiation, we also compete based on the accessibility of our product offerings through our multiple distribution channels. Finally, we seek to distinguish our products and services from other Internet banks through the quality of our online offerings and website functionality.

Intellectual Property and Proprietary Rights

We take active measures to safeguard our name, work product and other proprietary intellectual property. We register our various Internet URL addresses with service companies, clear all trademarks and service marks prior to use and registration and police our service marks and copyrighted works. Policing unauthorized use of intellectual property assets and proprietary information is difficult and litigation may be necessary to enforce our intellectual property rights.

We own numerous federal trademark applications and have applications pending in certain foreign jurisdictions. We own dozens of Internet domain names, including the names.com domains corresponding to the names of EverBank and its operating subsidiaries. Domain names in the United States and in foreign countries are regulated but the laws and regulations governing the Internet are continually evolving. Additionally, the relationship between regulations governing domain names and laws protecting intellectual property rights is not entirely clear. We have had to engage in enforcement actions to protect these names, including administrative proceedings. As a result, we may in the future be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other intellectual property rights.

Employees

As of June 30, 2012, we had over 3,000 employees. None of our employees are subject to collective bargaining agreements. We consider our relationships with our employees to be good.

Properties

We lease or sublease over 862,000 square feet in 62 locations in 16 states. We also sublease out to third parties approximately 64,000 square feet of our leased space. We own one financial center in Naples, Florida.

Our principal executive offices are located at 501 Riverside Avenue, Jacksonville, Florida 32202 and our telephone number is (904) 281-6000. We lease approximately 47,500 square feet under a lease that expires on June 30, 2017. We occupy one of our four Jacksonville financial centers at this location, occupying approximately 3,300 square feet under a separate lease that expires on June 30, 2017. We also occupy approximately 30,000 square feet of additional office space at this location, approximately 5,500 square feet of which is under a sublease that expires on September 30, 2013, approximately 13,000 square feet of which is under a sublease which expires on April 30, 2014, approximately 2,800 square feet of which is under a sublease that expires on December 31, 2012, and approximately 5,700 square feet of which is under a lease that expires on May 31, 2016.

In addition to our headquarters, we conduct a majority of our mortgage operations and all of our mortgage servicing activities in Jacksonville, Florida.

We conduct the banking functions associated with our consumer direct channel in St. Louis, Missouri, our deposit operations are in Islandia, New York, and our commercial finance activities are in Parsippany, New Jersey.

We evaluate our facilities to identify possible under-utilization and to determine the need for functional improvement and relocations. We believe that the facilities we lease are in good condition and are adequate to meet our current operational needs.

Legal Proceedings

We are subject to various claims and legal actions in the ordinary course of our business. Some of these matters include employee-related matters and inquiries and investigations by governmental agencies regarding our employment practices. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flows.

EverBank is currently subject to the following legal proceedings:

Arkansas Class Action

In October 2012, a putative class action lawsuit, entitled Martha Smith in her Official Capacity as Circuit Clerk and Recorder of Clark County, Arkansas v. No Trustee On Deed Of Trust, Wilson and Associates, PLLC, EverHome Mortgage Company, et al., was filed in the Circuit Court of Clark County, Arkansas. The complaint seeks declaratory and injunctive relief seeking to enjoin the defendants from recording documents without paying transfer taxes and affixing documentary stamps to the recorded documents. A responsive pleading is due by November 7, 2012. We believe the plaintiff’s claims are without merit and intend to contest all such claims vigorously.

Bock Litigation

In April 2011, a complaint alleging patent infringement, entitled Joao Bock Transportation System, Inc. v. USAmeribank, EverBank, et al. was filed in the United States District Court for the Middle District of Florida. The plaintiff alleges it is the owner of a patent and that defendants, including EverBank, have infringed on such patent by activities associated with online banking and account management services. The plaintiff is seeking damages to compensate the plaintiff for the alleged infringement, costs and attorneys’ fees and permanent injunctive relief. EverBank filed an answer on September 16, 2011. EverBank is currently participating in discovery. Trial has been set in the matter for September 3, 2013. Pursuant to the agreement under which EverBank licenses the patent in question, EverBank is indemnified against all losses related to claims for patent infringement.

Figueroa Class Action

In July 2010, a putative class action entitled Figueroa vs. MERSCORP, Inc., Law Offices of David J. Stern, P.A., and David J. Stern, individually, was filed in the United States District Court, Southern District of Florida. In August 2010, an amended complaint was filed adding other defendants including EverHome Mortgage Company and other shareholders in MERS. The proposed class consists of individuals who owned Florida real property which was encumbered by a mortgage listing MERS as mortgagee, who lost title to the property when an adverse final judgment was entered in a foreclosure action in which the plaintiff was represented by defendant Law Offices of David J. Stern, P.A., and where the foreclosure actions were filed in the name of plaintiffs which allegedly were not the real parties in interest. The amended complaint alleges, among other things, that the MERS and Stern defendants engaged in a pattern of racketeering by sending fraudulent assignments and foreclosure pleadings through the mail and by bringing the foreclosure actions in the name of MERS, which was not the real party in interest, for the purpose of defrauding borrowers of their money and property. In addition, the amended complaint alleges that the MERS shareholder defendants were complicit in the actions of the MERS and Stern defendants by entering into Agreements for Signing Authority to which the MERS and Stern defendants were also parties. The plaintiffs do not estimate actual damages or the size of the class, but state that the measure of damages is the average amount of the accelerated loan amounts alleged to have been demanded from the class members by the MERS and Stern defendants, plus costs, attorneys’ fees, and such additional relief as the court or jury deems proper. EverHome Mortgage Company filed a joint motion to dismiss with all defendants on December 2, 2010. On January 31, 2011, the court issued an order dismissing the case with prejudice. Plaintiffs filed a Notice of Appeal and other administrative documents with the court on February 28, 2011. Defendants filed a response to the brief on June 7, 2011. On May 11, 2012 the appellate court affirmed the lower court’s dismissal of the complaint. On July 3, 2012, Plaintiff filed a motion indicating that he intends to petition for Writ of Certiorari with the United States Supreme Court and defendants filed an opposition. We believe the plaintiff’s claims are without merit and intend to contest all such claims vigorously.

Mortgage Electronic Registration Services Related Litigation

MERS, EverHome Mortgage Company, EverBank and other lenders and servicers that have held mortgages through MERS are parties to the following class action lawsuits where the plaintiffs allege improper mortgage assignment and, in some instances, the failure to pay recording fees in violation of state recording statutes: (1) Christian County Clerk, et al. v. MERS and EverHome Mortgage Company filed in April 2011 in the United States District Court for the Western District of Kentucky and now pending on appeal in the United States Court of Appeals for the Sixth Circuit; (2) State of Ohio, ex. reI. David P. Joyce, Prosecuting Attorney General of Geauga County, Ohio v. MERSCORP, Inc., Mortgage Electronic Registration Services, Inc. et al. filed in October 2011 in the Court of Common Pleas for Geauga County, Ohio, and later removed to federal court and subsequently remanded to state court; (3) State of Iowa, by and through Darren J. Raymond, Plymouth County Attorney v. MERSCORP, Inc., Mortgage Electronic Registration Services, Inc., et aI., filed in March 2012 in the Iowa District Court for Plymouth County and later removed to federal court; (4) Boyd County, ex. rel. Phillip Hedrick, County Attorney of Boyd County, Kentucky, et al. v. MERSCORP, Inc., Mortgage Electronic Registration Services, Inc., et al. filed in April 2012 in the United States District Court for the Eastern District of Kentucky; (5) Jackson County, Missouri v. MERSCORP, Inc., Mortgage Electronic Registrations Systems, Inc., et al., filed in April 2012 in the Circuit Court of Jackson County, Missouri and later removed to federal court; (6) County of Union Illinois, et al. v. MERSCORP, Inc., Mortgage Electronic Registration Services, Inc., et al. filed in April 2012 in the Circuit Court for the First Judicial Circuit, Union County, Illinois and later removed to federal court; (7) St. Clair County, Illinois v. Mortgage Electronic Registration Systems, Inc., MERSCORP, Inc. et al., filed in May 2012 in the Circuit Court of the Twentieth Judicial Circuit, St. Clair County, Illinois; and (8) Macon County, Illinois v. MERSCORP, Inc., Mortgage Electronic Registration Systems, Inc., et al. filed in July 2012 in the Circuit Court of the Sixth Judicial Circuit, Macon County, Illinois and later removed to federal court. In these class action lawsuits, the plaintiffs in each case generally seek judgment from the courts compelling the defendants to record all assignments, restitution, compensatory and punitive damages, and appropriate attorneys’ fees and costs. We believe the plaintiff’s claims are without merit and intend to contest all such claims vigorously.

Peterson Class Action

In July 2011, plaintiffs filed a putative class action complaint entitled Purnie Ray Peterson, et al. v. CitiMortgage, Inc., et al., in the Fourth Judicial District, County of Hennepin, Minnesota against EverBank, EverHome Mortgage Company and other lenders and foreclosure counsel. The complaint alleges slander of title, breach of fiduciary duty, due process violation, fraud, negligent misrepresentation, conversion, civil conspiracy, unjust enrichment, and equitable estoppel. The plaintiffs assert that defendants do not have valid legal title to the original notes nor have physical possession of same so the notes cannot be enforced and seek a determination that defendants have no lien interests in the properties and are permanently enjoined from failing to record assignments of securitized mortgage loans. The plaintiffs seek quiet title to their properties and a determination that defendants have invalid and voidable mortgages. The plaintiffs also seek a determination that defendants failed to pay appropriate filing fees, that plaintiffs’ original notes are void, that all sums paid to defendants be returned, and that attorneys’ fees and costs are awarded. On August 18, 2011, the lawsuit was removed to federal court and on August 29, 2011 a Joint Motion to Dismiss was filed by all defendants. A hearing on the Motion to Dismiss was heard on March 7, 2012. On May 31, 2012, the Court granted EverBank’s Motion to Dismiss. Plaintiffs filed a Notice of Appeal on June 27, 2012 and their initial brief on August 16, 2012. Defendant’s responsive brief was filed on October 17, 2012. We believe the plaintiffs’ claims are without merit and intend to contest all such claims rigorously.

REGULATION AND SUPERVISION

Government Regulation

We and EverBank are subject to comprehensive supervision and regulation that affect virtually all aspects of our operations. This supervision and regulation is designed primarily to protect depositors and the DIF administered by the FDIC, and the banking system as a whole, and generally is not intended for the protection of stockholders. The following summarizes certain of the more important statutory and regulatory provisions. See also the discussion under “Risk Factors—Regulatory and Legal Risk Factors.” As of the date of this prospectus, substantial changes to the regulatory framework applicable to us and our subsidiaries have been passed by the U.S. Congress, and the majority of these legislative changes will be implemented over time by various regulatory agencies. For a discussion of such changes, see “—Recent Regulatory Developments” below. The full effect of the changes in the applicable laws and regulations, as implemented by the regulatory agencies, cannot be fully predicted and could have a material adverse effect on our business and results of operations.

Recent Regulatory Developments

A “horizontal review” of the residential mortgage foreclosure operations of fourteen mortgage servicers, including EverBank, by the federal banking agencies resulted in formal enforcement actions against all of the banks subject to the horizontal review. On April 13, 2011, we and EverBank each entered into a consent order with the OTS, with respect to EverBank’s mortgage foreclosure practices and our oversight of those practices. The consent orders require, among other things, that we establish a new compliance program for our mortgage servicing and foreclosure operations and that we ensure that we have dedicated resources for communicating with borrowers, policies and procedures for outsourcing foreclosure or related functions and management information systems that ensure timely delivery of complete and accurate information. We are also required to retain an independent firm to conduct a review of residential foreclosure actions that were pending from January 1, 2009 through December 31, 2010 in order to determine whether any borrowers sustained financial injury as a result of any errors, misrepresentations or deficiencies and to provide remediation as appropriate. We are working to fulfill the requirements of the consent orders. In response to the consent orders, we have established an oversight committee to monitor the implementation of the actions required by the consent orders. Furthermore, we have enhanced and updated several policies, procedures, processes and controls to help ensure the mitigation of the findings of the consent orders, and submitted them to the FRB and the OCC (the applicable successors to the OTS), for review. In addition, we have enhanced our third-party vendor management system and our compliance program, hired additional personnel and retained an independent firm to conduct foreclosure reviews.

In addition to the horizontal review, other government agencies, including state attorneys general and the U.S. Department of Justice, investigated various mortgage related practices of certain servicers, some of which practices were also the subject of the horizontal review. We understand certain other institutions subject to the consent decrees with the banking regulators announced in April 2011 recently have been contacted by the U.S. Department of Justice and state attorneys general regarding a settlement. In addition, the federal banking agencies may impose civil monetary penalties on the remaining banks that were subject to the horizontal review as part of such an investigation or independently but have not indicated what the amount of any such penalties would be. At this time, we do not know whether any other requirements or remedies or penalties may be imposed on us as a result of the horizontal review.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As noted in the discussion of “Risk Factors” above, on July 21, 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act has had and will continue to have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including a fundamental restructuring of the supervisory regime applicable to thrifts and thrift holding companies, the imposition of increased capital, leverage and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, or Oversight Council, the FRB, the OCC and the FDIC.

The following items provide a brief description of the relevant provisions of the Dodd-Frank Act and their potential impact on our operations and activities, both currently and prospectively.

Change in Thrift Supervisory Structure. The Dodd-Frank Act, among other things, as of July 21, 2011, transferred the functions and personnel of the OTS between the OCC, FDIC and FRB. As a result, the OTS no longer supervises or regulates savings associations or savings and loan holding companies. The Dodd-Frank Act preserves the federal thrift charter; however, supervision of federal thrifts, such as EverBank, has been transferred to the OCC. Most significantly for us, the Dodd-Frank Act has transferred the supervision of thrift holding companies, such as us, to the FRB while taking a number of steps to align the regulation of thrift holding companies to that of bank holding companies. The FRB is in the process of taking steps to implement changes mandated by the Dodd-Frank Act, including requiring a thrift holding company to serve as a source of strength for its subsidiary depository institutions, requiring thrift holding companies to satisfy supervisory standards applicable to financial holding companies (e.g., “well capitalized” and “well managed” status) and to elect to be treated as a financial holding company, in order to conduct those activities permissible for a financial holding company, and generally authorizing the FRB to promulgate capital requirements for thrift holding companies (for example, under the so-called “Collins Amendment”). As a result of this change in supervision and related requirements, we also will generally be subject to new and potentially heightened examination and reporting requirements. The Dodd-Frank Act also provides various agencies with the authority to assess additional supervision fees.

Creation of New Governmental Agencies. The Dodd-Frank Act creates various new governmental agencies such as the Financial Stability Oversight Council and the CFPB, an independent agency housed within the FRB. The CFPB has a broad mandate to issue regulations, examine compliance and take enforcement action under the federal consumer financial laws, including with respect to EverBank. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB, and state attorneys general are permitted to enforce consumer protection rules adopted by the CFPB against certain institutions.

Limitation on Federal Preemption. The Dodd-Frank Act may reduce the ability of national banks and federal thrifts to rely upon federal preemption of state consumer financial laws. Although the OCC, as the new primary regulator of federal thrifts, has the ability to make preemption determinations where certain conditions are met, the new limitations placed on preemption determinations have the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to us, with attendant potentially significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks. While some uncertainty remains as to how the OCC will address preemption determinations going forward, on July 20, 2011, the OCC issued a final rule implementing certain Dodd-Frank Act preemption provisions. Among other things, the rule states that federal thrifts, such as EverBank, are subject to the same laws, legal standards and OCC regulations regarding the preemption of state law as national banks. In promulgating the rule, the OCC stated that its prior preemption determinations and regulations remain valid. As a result, we expect EverBank should have the benefit of those determinations and regulations.

Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act contains additional regulatory requirements that may affect our mortgage origination and servicing operations, result in increased compliance costs and may impact revenue. For example, in addition to numerous new disclosure requirements, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks and thrifts. Most significantly, the new standards prohibit us from making a residential mortgage loan without verifying a borrower’s ability to repay, limit the total points and fees that we and/or a broker may charge on conforming and jumbo loans to 3% of the total loan amount and prohibit certain prepayment penalty practices. Also, the Dodd-Frank Act, in conjunction with the FRB’s final rule on loan originator compensation issued August 16, 2010 and effective April 1, 2011, prohibits certain compensation payments to loan originators and the steering of consumers to loans not in their interest because the loans will result in greater compensation for a loan originator. These standards will result in a myriad of new system, pricing and compensation controls in order to ensure compliance and to decrease repurchase requests and foreclosure defenses. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

Imposition of Restrictions on Swap Activities. The Dodd-Frank Act requires regulations for the over-the-counter derivatives market, including requirements regarding clearing, execution, capital, margin, reporting and recordkeeping, and for registration of market participants who are swap dealers, security-based swap dealers, major swap participants or major security-based swap participants (“covered entities”). We do not expect to register in any of these capacities. Additionally, the Dodd Frank Act prohibits federal assistance (including federal deposit insurance) to covered entities that engage in swaps on equities, commodities and other products in which a bank may not invest directly. The effect of the prohibition is to cause banks to “push out” those swap activities into separate entities. Only limited interaction is permitted between such entities and their bank affiliates. Banks are permitted to engage in swaps directly for hedging some risks related to their business activities. The effective date of the swaps “push-out” rule is July 16, 2013, and longer transition periods may be permitted by the banking regulators in some cases. The rule does not affect EverBank’s ability to use swaps to manage its interest rate risks.

Imposition of Restrictions on Certain Trading and Investment Activities. The Dodd-Frank Act includes the “Volcker Rule,” which generally prohibits “banking entities” (which includes us and our subsidiaries and affiliates) from engaging in certain securities activities defined to be “proprietary trading,” or sponsoring, investing in, or having certain other relationships with certain private equity funds or hedge funds, subject to limited exemptions. An interagency proposal for implementing the Volcker Rule has been released for public comment. The timing of a final rule implementing the Volcker Rule is uncertain. However, banking entities will have a conformance period of two years, with the possibility of certain extensions of time, within which to bring their activities into conformance with the Volcker Rule. The general two-year conformance period began on July 21, 2012.

Transactions with Affiliates. The Dodd-Frank Act enhances the requirements for certain transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, or FRA, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be satisfied.

Corporate Governance. The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. The Dodd-Frank Act, among other things, (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for Compensation Committee members; and (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers.

Deposit Insurance. The Dodd-Frank Act makes permanent the $250,000 deposit insurance limit for insured deposits. Amendments to the FDIA also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated. Under the amendments and FDIC implementing regulations, effective April 1, 2011, the assessment base is no longer the institution’s deposit base but rather its average consolidated total assets less its average tangible equity. This may shift the burden of deposit insurance premiums toward those depository institutions that rely on funding sources other than

U.S. deposits. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase our FDIC deposit insurance premiums. In addition, effective July 21, 2011, depository institutions may, but are not required to, pay interest on demand deposits.

Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations continues to be unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

FDIC Insurance Assessment. On November 12, 2009, the FDIC adopted a final rule that requires nearly all FDIC-insured depositor-institutions to prepay the DIF assessments for the fourth quarter of 2009 and for the next three years. On December 31, 2009, we paid approximately $38.6 million for our 2009 fourth quarter and all of our 2010, 2011 and 2012 FDIC assessments.

As discussed above, the Dodd-Frank Act required the FDIC to substantially revise its regulations for determining the amount of an institution’s deposit insurance premiums. The FDIC approved a final rule, effective April 1, 2011, that implements the required change to the assessment base and changes the assessment rate calculation for large insured depository institutions, including EverBank. Effective April 1, 2011, the assessment rates are subject to adjustments based upon the insured depository institution’s adjusted ratio of (1) long-term unsecured debt to the new assessment base, (2) long-term unsecured debt issued by another insured depository institution to the new assessment base, and (3) brokered deposits to the new assessment base. However, the adjustments based on brokered deposits to the new assessment base do not apply so long as the institution is well capitalized and has a composite CAMELS rating of 1 or 2. Additionally, the rules permit the FDIC to impose additional discretionary assessment rate adjustments.

Basel III. While we were historically required by the OTS to have a “prudential level of capital” to support our risk profile, the OTS did not historically subject thrift holding companies, such as us, to consolidated regulatory capital requirements. The Dodd-Frank Act will subject us to new capital requirements that are not less stringent than such requirements generally applicable to insured depository institutions, such as EverBank, or quantitatively lower than such requirements in effect for insured depository institutions as of July 21, 2010. The current risk-based capital guidelines that apply to EverBank are based upon the 1988 capital accord of the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the U.S. federal banking agencies on an interagency basis. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or “core” international banks (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

As noted in the discussion of “Risk Factors” above, on September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. The agreement is supported by the U.S. federal banking agencies and the final text of the Basel III rules was released by the Basel Committee on Banking Supervision on December 16, 2010.

On June 7, 2012, the federal banking agencies approved three joint notices of proposed rulemaking (the “NPRs”) that, taken together, will both implement Basel III’s capital framework (but not its liquidity framework, which the agencies are expected to address at a later date) for U.S. banking institutions and substantially revise the agencies’ Basel I-based general risk-based capital guidelines (referred to in the NPRs as the “standardized approach”) to make them more risk sensitive. The following items provide a brief description of the relevant provisions of Basel III, as they would be implemented by the NPRs, and their potential impact on our capital levels if applied to us and EverBank.

New Risk Weightings under Standardized Approach

The components of the NPRs related to the standardized approach would amend the agencies’ Basel I risk-based capital guidelines and replace the risk-weighting categories currently used to calculate risk-weighted assets in the denominator of capital ratios with a broader array of risk weighting categories that are intended to be more risk sensitive. The new risk-weights for the standardized approach range from 0% to 600% as compared to the risk-weights of 0% to 100% in the agencies’ existing Basel I risk-based capital guidelines. Higher risk weights would apply to a variety of exposures, including certain securitization exposures, equity exposures, claims on securities firms and exposures to counterparties on OTC derivatives. Compared with Basel I, the risk-weighting changes likely to be most significant for us will be the revisions to the risk-weighting for residential mortgages.

New Minimum Capital Requirements. As implemented by the NPRs, Basel III would be expected to have the following effects on the minimum capital levels of banking institutions to which it applies when fully phased in on January 1, 2019:

•

Minimum Common Equity. The NPRs introduce a new minimum common equity tier 1 capital to total risk-weighted assets ratio of 4.5%. This requirement will be phased in by January 1, 2015. The common equity tier 1 capital ratio required will rise to 7.0% by January 1, 2019 (4.5% attributable to the minimum required common equity ratio plus 2.5% attributable to the “capital conservation buffer”).

•

Minimum Tier 1 Capital. The minimum Tier 1 capital requirement, which includes common equity and other qualifying financial instruments based on stricter criteria, will increase from 4.0% to 6.0% also by January 1, 2015. Total Tier 1 capital will rise to 8.5% by January 1, 2019 (6.0% attributable to the minimum required Tier 1 capital ratio plus 2.5% attributable to the capital conservation buffer, as discussed below).

•	Minimum Total Capital. The minimum Total Capital (Tier 1 and Tier 2 capital) requirement will increase to 8.0% (10.5% by January 1, 2019, including the capital conservation buffer).

Capital Conservation Buffer. An initial capital conservation buffer of 0.625% above the regulatory minimum common equity requirement will begin in January 2016 and will gradually be increased to 2.5% by January 1, 2019. The buffer will be added to common equity, after the application of deductions. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. It is expected that, while banks would be allowed to draw on the buffer during such periods of stress, the closer their regulatory capital ratios approach the minimum requirement, the greater the constraints that would be applied to earnings distributions.

Regulatory Deductions from Common Equity. The regulatory adjustments (i.e., deductions and prudential filters), including minority interests in financial institutions, MSR, and deferred tax assets from timing differences, would be deducted from common equity Tier 1 capital to the extent that individually the asset category exceeds 10% of common equity Tier 1 capital or, in the aggregate, 15% of common equity Tier 1 capital. The proposed regulatory deductions would be phased in by January 1, 2018. These proposed rules would limit our ability to include certain assets, including MSR, in our calculation of our regulatory capital ratios. MSR currently comprise a significant portion of our regulatory capital. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phase out over a 10-year period beginning January 1, 2013.

While uncertainty exists in the final form of the U.S. rules implementing the Basel III framework, based on preliminary assessments of the proposed framework we believe we and EverBank will continue to exceed all estimated well-capitalized regulatory requirements over the course of the proposed phase-in period, and on a fully phased-in basis.

Annual Company-Run Stress Tests. The Dodd-Frank Act required the banking agencies to issue regulations that require certain financial companies with total consolidated assets of more than $10 billion to conduct stress tests on an annual basis and to publish a summary of portions of the results of those stress tests. Final rules implementing this requirement were issued by the banking agencies in October 2012.

Specifically relevant to us and to EverBank, institutions with total consolidated assets of greater than $10 billion but less than $50 billion will be required to perform company-run stress tests according to certain standards required by the FRB and the OCC. Implementation of this requirement is delayed until 2013. Based on September 30, 2012 data, and following receipt of scenarios from the regulators on November 15, 2012, we and EverBank will be required to complete stress tests and to provide results to the FRB and OCC respectively by March 15, 2014. We and EverBank are also required to publish a summary of certain aspects of the results during June 2014. This process will be repeated in each subsequent year.

Stress testing requirements will include baseline, adverse, and severely adverse economic and financial scenarios to assess potential impacts on our consolidated earnings, losses and capital over a nine quarter planning horizon. According to regulatory standards, a summary of the results of certain aspects of this stress analysis (initially, only under the severely adverse scenario) will be released publicly and will contain company specific information and results.

The Company

We are a unitary savings and loan holding company within the meaning of the Home Owners’ Loan Act, or HOLA. As such, we are registered as a savings and loan holding company and are subject to those regulations applicable to a savings and loan holding company. As noted above, as of July 21, 2011, the functions and personnel of the OTS were transferred among the OCC, FDIC and FRB. We now are subject to examinations, supervision and reporting requirements by the FRB, and the FRB currently has enforcement authority over us. Among other things, this authority permits the FRB to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank. Similarly, EverBank is now subject to OCC supervision for purposes of safety and soundness supervision and examination and CFPB for purposes of consumer financial regulatory compliance. See “—Recent Regulatory Developments—Change in Thrift Supervisory Structure” above.

Currently, HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from, for example:

•	acquiring another savings institution or its holding company without prior written approval of the FRB;

•

acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by HOLA; or

•	acquiring or retaining control of a depository institution that is not insured by the FDIC.

In evaluating an application by a holding company to acquire a savings institution, the FRB must consider, among other factors, the financial and managerial resources and future prospects of the company and savings institution involved, the convenience and needs of the community and competitive factors.

As a unitary savings and loan holding company, we generally are not restricted under existing laws as to the types of business activities in which we may engage, provided that EverBank continues to satisfy the Qualified Thrift Lender, or QTL, test. See “—Regulation of Federal Savings Banks—QTL Test” below for a discussion of the QTL requirements. If we were to make a non-supervisory acquisition of another savings institution or of a savings institution that meets the QTL test and is deemed to be a savings institution and that will be held as a separate subsidiary, then we would become a multiple savings and loan holding company within the meaning of HOLA and would be subject to limitations on the types of business activities in which we can engage. HOLA limits the activities of a multiple savings institution holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, subject to the prior approval of the FRB, and to other activities authorized by regulation.

Transactions between EverBank, including any of EverBank’s subsidiaries, and us or any of EverBank’s affiliates, are subject to various conditions and limitations. See “—Regulation of Federal Savings Banks—Transactions with Related Parties” below. EverBank must seek approval from the FRB prior to any declaration of the payment of any dividends or other capital distributions to us. See “—Regulation of Federal Savings Banks—Limitation on Capital Distributions” below.

EverBank

EverBank is a federal savings association and, as such, is subject to extensive regulation, examination and supervision. Prior to July 21, 2011, EverBank’s primary regulator was the OTS. As noted above, as of July 21, 2011, supervision of EverBank as a federal thrift was transferred to the OCC. See “—Recent Regulatory Developments—Change in Thrift Supervisory Structure” above. EverBank also is subject to backup examination and supervision authority by the FDIC, as its deposit insurer. In addition, EverBank is subject to regulation and supervision by the CFPB with regard to federal consumer financial laws.

EverBank’s deposit accounts are insured up to applicable limits by the DIF, which is administered by the FDIC. EverBank must file reports with its federal regulators concerning its activities and financial condition. Additionally, EverBank must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions, and must submit applications or notices prior to forming certain types of subsidiaries or engaging in certain activities through its subsidiaries. The OCC and the FDIC are responsible for conducting periodic examinations to assess EverBank’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the DIF and depositors. The OCC and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies. Any change in such applicable activities or policies, whether by the federal banking regulators or U.S. Congress, could have a material adverse impact on us, EverBank and our operations.

The following discussion is intended to be a summary of the material banking statutes and regulations currently applicable to EverBank. The following discussion does not purport to be a comprehensive description of such statutes and regulations, nor does it include every federal and state statute and regulation applicable to EverBank. The following discussion must be considered in light of the description of “Risk Factors” associated with the Dodd-Frank Act.

Regulation of Federal Savings Banks

Business Activities. EverBank derives its lending and investment powers from HOLA and the regulations thereunder, which have been assumed and will now be enforced by the OCC. Under these laws and regulations, EverBank currently may invest in:

•	mortgage loans secured by residential and commercial real estate;

•	commercial and consumer loans;

•	certain types of debt securities; and

•	certain other assets.

EverBank may also establish service corporations to engage in activities not otherwise permissible for EverBank, including certain real estate equity investments and securities and insurance brokerage. These investment powers are subject to limitations, including, among others, limitations that require debt securities acquired by EverBank to meet certain rating criteria and that limit EverBank’s aggregate investment in various types of loans to certain percentages of capital and/or assets.

Loans to One Borrower. Under HOLA, savings banks are generally subject to the same limits on loans to one borrower as are imposed on national banks. Generally, under these limits, the total amount of loans and extensions of credit made by a savings bank to one borrower or related group of borrowers outstanding at one time and not fully secured by collateral may not exceed 15% of the savings bank’s unimpaired capital and unimpaired surplus. In addition to, and separate from, the 15% limitation, the total amount of loans and extensions of credit made by a savings bank to one borrower or related group of borrowers outstanding at one time and fully secured by readily-marketable collateral may not exceed 10% of the savings bank’s unimpaired capital and unimpaired surplus. Readily-marketable collateral includes certain debt and equity securities and bullion, but generally does not include real estate. At December 31, 2011, EverBank’s limit on loans to one borrower was approximately $168.9 million and $112.6 million, for the 15% limitation and 10% limitation, respectively. At December 31, 2011, EverBank’s largest aggregate amount of loans to one borrower was approximately $25.0 million, and the second largest borrower had an aggregate balance of approximately $25.0 million.

The Dodd-Frank Act expands the scope of the loans-to-one-borrower restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

QTL Test. HOLA requires a savings bank to meet the QTL test by maintaining at least 65% of its “portfolio assets” in certain “qualified thrift investments” on a monthly average basis in at least nine months out of every 12 months. A savings bank that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. At December 31, 2011, EverBank maintained approximately 94.6% of its portfolio assets in qualified thrift investments. EverBank had also satisfied the QTL test in each of the twelve months prior to December 31, 2011 and, therefore, was a QTL.

The Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends. Specifically, the thrift is not only subject to the general dividend restrictions as would apply to a national bank (as under prior law), but also is prohibited from paying dividends at all (regardless of its financial condition) unless required to meet the obligations of a company that controls the thrift and specifically approved by the OCC and the FRB. In addition, violations of the QTL test now are treated as violations of HOLA subject to remedial enforcement action.

Capital Requirements. Federal banking regulations currently require savings banks to meet three minimum capital standards:

•	a tangible capital requirement for savings banks to have tangible capital in an amount equal to at least 1.5% of adjusted total assets;

•	a leverage ratio requirement;

•	for savings banks assigned the highest composite rating of 1, to have core capital in an amount equal to at least 3% of adjusted total assets; or

•

for savings banks assigned any other composite rating, to have core capital in an amount equal to at least 4% of adjusted total assets, or a higher percentage if warranted by the particular circumstances or risk profile of the savings bank; and

•	a risk-based capital requirement for savings banks to have capital in an amount equal to at least 8% of risk-weighted assets.

In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings bank must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights assigned by capital regulations. The OCC monitors the risk management of individual institutions. The OCC may impose a higher individual minimum capital requirement on institutions that it believes exhibit a higher degree of risk.

There currently are no regulatory capital requirements directly applicable to us as a unitary savings and loan holding company apart from the regulatory capital requirements for savings banks that are applicable to EverBank. However, as noted above and below, the FRB is required and expected to issue final regulations implementing regulatory capital requirements applicable to thrift holding companies.

At December 31, 2011, EverBank exceeded all applicable regulatory capital requirements.

These standards will change as a result of the Dodd-Frank Act, and in particular as a result of the Collins Amendment and the NPRs implementing Basel III and the revised “standardized approach” to Basel I capital guidelines as described above. As noted above, the Collins Amendment requires that the appropriate federal banking agencies establish minimum leverage and risk-based capital requirements on a consolidated basis for insured depository institutions and their holding companies. As a result, we and EverBank will be subject to the same capital requirements, and must include the same components in regulatory capital. One impact of the Collins Amendment is to prohibit bank and thrift holding companies from including in their Tier 1 regulatory capital certain hybrid debt and equity securities issued on or after May 19, 2010. Among the hybrid debt and equity securities included in this prohibition are trust preferred securities, which we have used in the past as a tool for raising additional Tier 1 capital and otherwise improving our regulatory capital ratios. Although we are permitted to continue to include portions of our existing trust preferred securities as Tier 1 until such capital treatment is fully phased-out in 2022, capital, the prohibition on the use of new issuances of these securities as Tier 1 capital going forward may limit our ability to raise capital in the future.

Limitation on Capital Distributions. Federal banking regulations currently impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital.

We are a legal entity separate and distinct from EverBank, and the OCC regulates all capital distributions by EverBank directly or indirectly to us, including dividend payments. For example, EverBank currently must file an application to receive the approval of the OCC for a proposed capital distribution if the total amount of all of EverBank’s capital distributions (including any proposed capital distribution) for the applicable calendar year exceeds EverBank’s net income for that year-to-date period plus EverBank’s retained net income for the preceding two years. In the event EverBank is not required under applicable banking regulations to file an application with the OCC, EverBank must file a prior notice of the dividend with the FRB, with a copy to the OCC, because EverBank is a subsidiary of EverBank Financial Corp, a savings and loan holding company.

EverBank may not pay us dividends if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notified EverBank that it was in need of more than normal supervision. Under the FDIA, an insured depository institution such as EverBank is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EverBank also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

Additionally, as noted above, the Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a qualified thrift lender to pay dividends.

Liquidity. EverBank is required to maintain sufficient liquidity to ensure its safe and sound operation, in accordance with federal banking regulations.

Assessments. The OTS historically charged assessments to recover the costs of examining savings banks and their affiliates, processing applications and other filings, and covering direct and indirect expenses in regulating savings banks and their affiliates. These assessments were based on three components: size of the savings bank, the savings bank’s supervisory condition, and the complexity of the savings bank’s operations. These assessments were paid semi-annually on January 31 and July 31. EverBank’s assessment expense during the years ended December 31, 2010 and 2009 was $2.0 million and $1.6 million, respectively.

Under the Dodd-Frank Act, starting July 21, 2011, the authority to collect assessments from federal savings banks is transferred to the OCC. The Dodd-Frank Act provides that, in establishing the amount of an assessment, the OCC may consider the nature and scope of the activities of the entity, the amount and type of assets it holds, the financial and managerial condition of the entity, and any other factor that is appropriate. The OCC issued a final rule implementing this authority, effective July 21, 2011. Under the final rule, the assessments charged to federal savings banks by the OCC will be based on the same assessment schedule as is used for national banks. Under the OCC’s assessment regulation, assessments are due on March 31 and September 30 of each year. The semiannual assessment is based on an institution’s asset size and is calculated using a table and formula set forth in the OCC’s regulations. The OCC sets the specific rates each year. The OCC applies a condition-based surcharge to the semiannual assessment for institutions with a composite rating of 3, 4 or 5. The condition surcharge is determined by multiplying the general semiannual assessment by 1.5, in the case of any institution that receives a composite rating of 3, and 2.0 in the case of any institution that receives a composite rating of 4 or 5. The condition surcharge is assessed against, and limited to, the first $20 billion of the institution’s book assets. As a result of these changes, the next assessment for federal savings banks occurred on September 30, 2011, rather than July 31, 2011. For the first two assessment cycles after July 21, 2011, the OCC will base assessments for federal savings banks, including EverBank, on the lesser of the amounts that would be assessed under the OCC’s assessment regulation and the former OTS assessment structure. EverBank’s OCC assessment for September 30, 2011 was $0.9 million. After the March 2012 assessment, federal savings banks will be assessed using the same method as national banks under the OCC’s assessment regulation.

As noted above, the Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

Branching. Subject to certain limitations, HOLA and regulations thereunder permit federally chartered savings banks to establish branches in any state or territory of the United States.

Transactions with Related Parties. EverBank’s authority to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the FRA and Regulation W of the FRB, as those provisions are made applicable to federal savings banks by regulation. The applicable regulations for savings banks regarding transactions with affiliates generally conform to the requirements of Regulation W, which is applicable to national banks and state-chartered member banks. In general, an affiliate of a savings bank is any company that controls, is controlled by, or is under common control with, the savings bank, other than the savings bank’s subsidiaries. For instance, we are deemed an affiliate of EverBank under these regulations.

Generally, Section 23A limits the extent to which a savings bank may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the savings bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of the savings bank’s capital stock and surplus.

Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, or acceptances of letters of credit issued on behalf of, an affiliate. Section 23B requires covered transactions and certain other transactions to be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the savings bank, as those prevailing at the time for transactions with or involving non-affiliates. Additionally, under the applicable regulations, a savings bank is prohibited from:

•	making a loan or other extension of credit to an affiliate that is engaged in any non-bank holding company activity; and

•	purchasing, or investing in, securities issued by an affiliate that is not a subsidiary.

The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Sections 23A and 23B of the FRA, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The ability of the FRB to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including with respect to federal thrifts, the requirement for the OCC, FDIC and FRB to coordinate with one another.

The Dodd-Frank Act generally expands restrictions on extensions of credit to insiders to include, for example, credit exposure arising from derivatives transactions, and imposes certain restrictions on the purchase of assets from insiders.

Tying Arrangements. EverBank is prohibited, subject to certain exceptions, from making loans or offering any other services, or fixing or varying the payment for making loans or providing services, on the condition that a customer obtain some additional service from an affiliate or not obtain services from one of our competitors.

Enforcement. Under the FDIA, the OCC has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including any controlling stockholder or any stockholder, attorney, appraiser and accountant who knowingly or recklessly participates in any violation of applicable law or regulation, breach of fiduciary duty, or certain other wrongful actions that have, or are likely to have, a significant adverse effect on an insured savings bank or cause it more than minimal loss. In addition, the FDIC has back-up authority to take enforcement action for unsafe and unsound practices. Formal enforcement action can include the issuance of a capital directive, cease and desist order, removal of officers and/or directors, institution of proceedings for receivership or conservatorship and termination of deposit insurance. Additionally, the FRB has similar enforcement authority with regard to savings and loan holding companies and their institution-affiliated parties.

Examination. The Company and EverBank are subject to periodic safety and soundness examinations by the FRB and the OCC, respectively, and EverBank is subject to periodic examination by the CFPB for purposes of compliance with federal consumer financial laws. A savings institution must demonstrate its ability to manage its compliance responsibilities by establishing an effective and comprehensive oversight and monitoring program. The degree of compliance oversight and monitoring by the institution’s management may be considered in the scope and intensity of examinations of the institution.

Standards for Safety and Soundness. Pursuant to the requirements of the FDIA, the federal bank regulatory agencies, have adopted the Interagency Guidelines Establishing Standards for Safety and Soundness, or the Guidelines. The Guidelines establish general safety and soundness standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the Guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the Guidelines. Currently, if the OCC determines that a federal savings bank fails to meet any standard established by the Guidelines, then the OCC may require the federal savings bank to submit to the OCC an acceptable plan to achieve compliance. If the federal savings bank fails to comply, the OCC may seek an enforcement order in judicial proceedings and impose civil monetary penalties.

Prompt Corrective Regulatory Action. Under the Prompt Corrective Action regulations applicable to federal thrifts, the OCC is required to take certain, and is authorized to take other, supervisory actions against undercapitalized federal savings banks, such as requiring compliance with a capital restoration plan, restricting asset growth, acquisitions, branching and new lines of business and, in extreme cases, appointment of a receiver or conservator. The severity of the action required or authorized to be taken increases as a federal savings bank’s capital deteriorates. Federal savings banks are classified into five categories of capitalization as “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Generally, a federal savings bank is categorized as “well capitalized” if:

•	its total risk-based capital is at least 10%;

•	its Tier 1 risk-based capital is at least 6%;

•	its leverage ratio is at least 5% of its adjusted total assets; and

•

it is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OCC (or, prior to July 21, 2011, the OTS), or certain regulations, to meet or maintain a specific capital level for any capital measure.

The OTS categorized EverBank as “well capitalized” following its last examination. At December 31, 2011, EverBank exceeded all regulatory capital requirements and was considered to be “well capitalized” with a Tier 1 (core) capital ratio of 8.0% and a total risk-based capital ratio of 15.7%. However, there is no assurance that it will continue to be deemed “well capitalized” even if current capital ratios are maintained in the event that asset quality deteriorates.

As part of the NPRs issued in connection with implementation of Basel III, the federal banking agencies have proposed introducing a new common equity tier 1 to risk-weighted assets requirement, with the requirement for well-capitalized status set at 6.5% and increasing the Tier 1 risk-based capital requirements, with the requirement for well-capitalized status increased to 8%.

Insurance Activities. Currently, EverBank is generally permitted to engage in certain insurance activities through its subsidiaries. Federal banking regulations implemented pursuant to the Gramm-Leach-Bliley Act of 1999, or GLB Act, prohibit, among other things, depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity customers.

Incentive Compensation Arrangements. The banking agencies issued proposed rules in 2011 and previously issued guidance on sound incentive compensation policies. We and EverBank have undertaken efforts to ensure that our incentive compensation plans do not encourage inappropriate risks, consistent with three key principles—that incentive compensation arrangements should appropriately balance risk and financial rewards, be compatible with effective controls and risk management, and be supported by strong corporate governance.

Federal Home Loan Bank System. EverBank is a member of the Federal Home Loan Bank, of Atlanta, or FHLB, which is one of the 12 regional Federal Home Loan Banks comprising the Federal Home Loan Bank system. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

As a member of the FHLB, EverBank is required to acquire and hold shares of capital stock in the FHLB. EverBank was in compliance with this requirement with an investment in FHLB stock of $96.4 million and $95.6 million as of December 31, 2011 and 2010, respectively. EverBank’s capital stock in FHLB includes $32.7 million purchased during 2011. The FHLB repurchased $31.8 million in 2011 and $11.4 million in 2010.

For the period ended December 31, 2011, the FHLB paid dividends of $0.7 million on the capital stock held by EverBank. During the year ended December 31, 2010, the FHLB paid dividends of approximately $0.3 million on the capital stock held by EverBank.

Federal Reserve System. EverBank is subject to provisions of the FRA and the FRB’s regulations pursuant to which depository institutions may be required to maintain noninterest-earning reserves against their deposit accounts and certain other liabilities. Currently, federal savings banks must maintain reserves against transaction accounts (primarily negotiable order of withdrawal and regular interest and noninterest-bearing checking accounts). The FRB regulations establish the specific rates of reserves that must be maintained, which are subject to adjustment by the FRB. EverBank is currently in compliance with those reserve requirements. The required reserves must be maintained in the form of vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the FRB. The FRB pays targeted federal funds rates on the required reserves which are lower than the yield on our traditional investments.

Deposit Insurance

EverBank is a member of the FDIC, and its deposits are insured through the DIF up to the amount permitted by law. EverBank is thus subject to FDIC deposit insurance premium assessments. The Dodd-Frank Act and FDIC regulations have significantly changed the way assessments are determined. Effective April 1, 2011, the FDIC made the following changes to the FDIC deposit insurance regulations:

•

The assessment base upon which insurance assessments are based was changed from domestic deposits (with some adjustments) to average consolidated total assets less the average tangible equity of the insured depository institution.

•

The FDIC changed the method used to calculate the assessment rate for large depository institutions, including EverBank. Previously, the FDIC assigned the institution to one of four risk categories based primarily on supervisory risk ratings and certain financial ratios. Now, assessment rates for large depository institutions, such as EverBank, will be calculated using a “scorecard” that combines the supervisory risk ratings of the institution with certain forward-looking financial measures.

•	The assessment rates now are subject to adjustments based upon the insured depository institution’s ratio of (1) long-term unsecured debt to the new assessment base, (2) long-term unsecured debt issued by another insured depository institution to the new assessment base, and (3) brokered deposits to the new assessment base. However, the adjustments based on brokered deposits to the new assessment base will not apply so long as the institution is well capitalized and has a composite CAMELS rating of 1 or 2.

•	The FDIC may make additional discretionary assessment rate adjustments.

The Dodd-Frank Act also makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

In addition, as part of an effort to remedy the decline in the ratio from recent bank failures, the FDIC, on September 30, 2009, collected a one-time special assessment of five basis points of an institution’s assets minus Tier 1 capital as of June 30, 2009. The assessment on EverBank was approximately $3.5 million. On November 12, 2009, the FDIC ruled that nearly all FDIC-insured depositor-institutions must prepay their estimated DIF assessments for the next three years on December 31, 2009. This ruling also provided for maintaining the assessment rates at their current levels through the end of 2010, with a uniform increase of $0.03 per $100 of covered deposits effective January 1, 2011. The ruling did not affect how EverBank determines and recognizes its expense for deposit insurance.

The FDIC also collects a deposit-based assessment from insured depository institutions on behalf of The Financing Corporation. The funds from these assessments are used to service debt issued by The Financing Corporation in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The Financing Corporation annualized assessment rate is set quarterly and in the fourth quarter of 2011 was $0.0066 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Other Statutes and Regulations

The Company and EverBank are subject to a myriad of other statutes and regulations affecting their activities. Some of the more important include:

Bank Secrecy Act of 1970—Anti-Money Laundering. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls, a designated compliance officer, an ongoing employee training program; and testing of the program by an independent audit function. The Company and EverBank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA PATRIOT Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications. The regulatory authorities have imposed “cease and desist” orders and civil monetary penalties against institutions found to be violating these obligations.

Community Reinvestment Act. EverBank is subject to the provisions of the Community Reinvestment Act of 1977, as amended, or the CRA, and related regulations. The CRA states that all banks have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA also charges the federal banking regulators, in connection with the examination of the institution or the evaluation of certain regulatory applications filed by the institution, with the responsibility to assess the institution’s record of fulfilling its obligations under the

CRA. The federal banking regulators assign an institution a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” The regulatory agency’s assessment of the institution’s record is made available to the public. EverBank received a “satisfactory” rating following its most recent CRA examination.

Privacy and Data Security. The GLB Act imposed new requirements on financial institutions with respect to consumer privacy. The GLB Act generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the GLB Act. The GLB Act also directed federal regulators, including the OCC, to prescribe standards for the security of consumer information. EverBank is subject to such standards, as well as standards for notifying customers in the event of a security breach. Under federal law, EverBank must disclose its privacy policy to consumers, permit customers to opt out of having nonpublic customer information disclosed to third parties in certain circumstances, and allow customers to opt out of receiving marketing solicitations based on information about the customer received from another subsidiary. States may adopt more extensive privacy protections. EverBank is similarly required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Regulation. Activities of EverBank are subject to a variety of statutes and regulations designed to protect consumers. These laws and regulations include provisions that:

•	limit the interest and other charges collected or contracted for by EverBank, including new rules respecting the terms of credit cards and of debit card overdrafts;

•	govern EverBank’s disclosures of credit terms to consumer borrowers;

•	require EverBank to provide information to enable the public and public officials to determine whether it is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit EverBank from discriminating on the basis of race, creed or other prohibited factors when it makes decisions to extend credit;

•	govern the manner in which EverBank may collect consumer debts; and

•	prohibit unfair, deceptive or abusive acts or practices in the provision of consumer financial products and services.

New rules on credit card interest rates, fees, and other terms took effect on February 22, 2010, as directed by the Credit Card Accountability, Responsibility and Disclosure (CARD) Act. Among the new requirements are (1) 45-days advance notice to a cardholder before the interest rate on a card may be increased, subject to certain exceptions; (2) a ban on interest rate increases in the first year; (3) an opt-in for over-the-limit charges; (4) caps on high fee cards; (5) greater limits on the issuance of cards to persons below the age of 21; (6) new rules on monthly statements and payment due dates and the crediting of payments; and (7) the application of new rates only to new charges and of payments to higher rate charges.

New rules regarding overdraft charges for debit card and automatic teller machine, or ATM, transactions took effect on July 1, 2010. These rules eliminated automatic overdraft protection arrangements that had been in common use, instead requiring banks to notify and obtain the consent of customers before enrolling them in an overdraft protection plan. For existing debit card and ATM card holders, the current automatic programs expired on August 15, 2010. The notice and consent process is a requirement for all new cards issued on or after July 1, 2010. The new rules do not apply to overdraft protection on checks or to automatic bill payments.

As a result of the turmoil in the residential real estate and mortgage lending markets, there are several concepts currently under discussion at both the federal and state government levels that could, if adopted, alter the terms of existing mortgage loans, impose restrictions on future mortgage loan originations, diminish lenders’ rights against delinquent borrowers or otherwise change the ways in which lenders make and administer residential mortgage loans. If made final, any or all of these proposals could have a negative effect on the financial performance of EverBank’s mortgage lending operations, by, among other things, reducing the volume of mortgage loans that EverBank can originate and sell into the secondary market and impairing EverBank’s ability to proceed against certain delinquent borrowers with timely and effective collection efforts.

The deposit operations of EverBank are also subject to laws and regulations that:

•	require EverBank to adequately disclose the interest rates and other terms of consumer deposit accounts;

•	impose a duty on EverBank to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records;

•	require escheatment of unclaimed funds to the appropriate state agencies after the passage of certain statutory time frames; and

•

govern automatic deposits to and withdrawals from deposit accounts with EverBank and the rights and liabilities of customers who use automated teller machines, or ATMs, and other electronic banking services. As described above, beginning in July 2010, new rules took effect that limit EverBank’s ability to charge fees for the payment of overdrafts for every day debit and ATM card transactions.

As noted above, EverBank will likely face a significant increase in its consumer compliance regulatory burden as a result of the combination of the newly-established CFPB and the potentially significant rollback of federal preemption of state laws in the area.

Commercial Real Estate Lending. Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. Regulators have issued guidance with respect to the risks posed by commercial real estate lending concentrations. Commercial real estate loans generally include land development, construction loans and loans secured by multifamily property and non-farm, non-residential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for examiners to help identify institutions that are potentially exposed to concentration risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land represent 100% or more of the institution’s total capital; or

•

total commercial real estate loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors, nominees for director and executive officers and other key officers, as of the date of this prospectus.

Name	Age	Position(s)
Robert M. Clements	49	Chairman of the Board and Chief Executive Officer
W. Blake Wilson	46	Director, President and Chief Operating Officer
Steven J. Fischer	43	Executive Vice President and Chief Financial Officer
Gary A. Meeks	67	Vice Chairman and Chief Risk Officer
Michael C. Koster	50	Executive Vice President
Thomas L. Wind	52	Executive Vice President
John S. Surface	40	Executive Vice President
Jamie B. Buckland	58	Executive Vice President
Thomas A. Hajda	53	Executive Vice President
James D. Hughes	54	Executive Vice President
Joseph B. Long	43	Executive Vice President
Francis O. Trotter	58	Executive Vice President
Seth M. Waller	40	Executive Vice President
Gerald S. Armstrong	69	Director
Charles E. Commander, III	72	Director
Joseph D. Hinkel	63	Director
Merrick R. Kleeman	48	Director
Mitchell M. Leidner	41	Director
W. Radford Lovett, II	52	Director
Robert J. Mylod, Jr.	46	Director
Russell B. Newton, III	58	Director
William Sanford	53	Director
Richard P. Schifter	59	Director
Alok Singh	58	Director
Scott M. Stuart	53	Director

Set forth below is certain biographical information for each of these individuals.

Robert M. Clements. Mr. Clements has served as Chairman of the Board and Chief Executive Officer of EverBank Financial Corp and its predecessor companies since 1997. Mr. Clements joined the EverBank family of companies in 1994. Our Board of Directors has concluded that Mr. Clements should serve as Chairman of the Board of Directors based on the experience, operational expertise and continuity he brings to our Board of Directors as our longtime Chairman and Chief Executive Officer. Mr. Clements was previously a Vice President at Merrill Lynch & Co., where he was a member of the firm’s leveraged buyout group, Merrill Lynch Capital Partners, Inc. He is a former member of the FRB’s Thrift Institutions Advisory Council, and a former director of Fidelity National Financial, Inc., Fidelity National Information Services, Inc., Fortegra Capital and Columbia National Mortgage Corporation. Mr. Clements received a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard Business School.

W. Blake Wilson. Mr. Wilson has been a director and President of EverBank Financial Corp since 2005 and has been Chief Operating Officer of EverBank Financial Corp since 2011. From January 2002 to 2011, Mr. Wilson served as our Chief Financial Officer. Our Board of Directors has concluded that Mr. Wilson should serve as a director because his many years of experience in the financial services industry, financial and accounting expertise and experience in senior corporate management positions provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Wilson has been involved in the financial services industry since 1989. Prior to joining EverBank, Mr. Wilson was the Chief Financial Officer of HomeSide Lending, Inc. and served in various positions there since 1996. He was Vice President of Corporate Finance at Prudential Home Mortgage and also worked for KPMG Peat Marwick’s National Mortgage and Structured Finance Group in Washington, D.C. Mr. Wilson has served on various industry advisory boards. Mr. Wilson received a B.A. in Accounting cum laude from the University of Utah.

Steven J. Fischer. Mr. Fischer has served as Executive Vice President and Chief Financial Officer of EverBank Financial Corp since 2011. Prior to joining EverBank, Mr. Fischer was a partner in the Florida/Puerto Rico practice of Deloitte & Touche LLP since 2004, having joined Deloitte in 1992. He has over 18 years of public accounting experience and has provided advisory, attest and consulting services to clients primarily in the financial services industry. Mr. Fischer received a B.S. in Accounting and Finance from Florida State University and is a certified public accountant in Florida and Georgia.

Gary A. Meeks. Mr. Meeks has served as Vice Chairman of EverBank Financial Corp since 2005 and has served as Vice Chairman and Chief Risk Officer of EverBank Financial Corp since 2010. He has been involved in the mortgage banking industry since 1973 and is a Certified Mortgage Banker. Mr. Meeks joined EverBank’s predecessor company in 1989 as President and Chief Executive Officer, having previously served in that capacity for Numerica Financial Services, Inc. Prior to entering the mortgage banking industry, Mr. Meeks was an officer in the U.S. Air Force from 1969 to 1972, where he attained the rank of Captain. Mr. Meeks received a B.B.A. and an M.B.A. from the University of Georgia.

Michael C. Koster. Mr. Koster has served as Executive Vice President of EverBank Financial Corp and its predecessors since 1995 He leads EverBank’s mortgage servicing and banking operations group. He joined EverBank in 1995 as Executive Vice President of Loan Administration, previously served as Senior Vice President and Director of Customer Service at BancBoston Mortgage Corporation and has been involved in the mortgage banking industry since 1983. Mr. Koster is a member and former chairman of Lender Processing Services, Inc.’s Mortgage Advisory Board, is a former chairman of the Mortgage Bankers Association’s Loan Administration Committee and serves on its Residential Mortgage Board of Governors. He also serves on the board for the local Habitat for Humanity affiliate and received a B.B.A. from Marietta College.

Thomas L. Wind. Mr. Wind has served as Executive Vice President—Residential and Consumer Lending of EverBank Financial Corp since 2011. Prior to joining EverBank, Mr. Wind was the Chief Executive Officer of Aurora Loan Services, the Denver-based mortgage banking division of Lehman Brothers Holdings, Inc., from 2008 to 2010, and served as Head of Residential Lending for Lehman Brothers Holdings, Inc. from 2006 to 2008. Mr. Wind has also previously served as Chief Executive Officer of Home Mortgage for JPMorgan Chase & Co. from 2004 to 2006. Mr. Wind has over 23 years of professional mortgage experience. He received a B.S. in Accounting and an M.B.A. from Saint Louis University.

John S. Surface. Mr. Surface has served as Executive Vice President—Corporate Development of EverBank Financial Corp since 2004. He manages our business development, partnership and M&A activities. He has been with EverBank for 14 years and served previously as Vice President of Asset Management for the EverBank family of companies. In addition, he previously worked as an Associate at TSG Equity Partners, a venture capital investment firm. Mr. Surface has served on various nonprofit housing boards, including HabiJax and LISC Jacksonville, and serves on the Williams School Board of Advisors for Washington and Lee University. Mr. Surface received a B.S. in Business Management, magna cum laude and Phi Beta Kappa, from Washington and Lee University and an M.B.A. from Harvard Business School.

Jamie B. Buckland. Mr. Buckland joined EverBank in 2005. Mr. Buckland has served as Executive Vice President—Commercial and Retail Banking of EverBank Financial Corp since 2011, and previously served as a Senior Vice President. He currently serves as EverBank Commercial Banking Executive. Prior to joining EverBank, Mr. Buckland served as Executive Vice President and General Banking Manager for First Union National Bank of Florida, responsible for retail and commercial banking within Florida. Most recently, he was the Southeast Regional Manager for Royal Bank of Canada’s Real Estate Builder Finance group. Mr. Buckland received a B.A. in Business and Economics from Emory and Henry College and is a graduate of the University of Virginia School of Bank Management.

Thomas A. Hajda. Mr. Hajda joined EverBank in 2002. He has served as Executive Vice President, General Counsel and Secretary of EverBank Financial Corp since 2012, and prior to that he served as Senior Vice President, General Counsel and Secretary. He leads EverBank’s legal, compliance, quality control/ regulatory monitoring and testing departments. Prior to joining EverBank, Mr. Hajda was Senior Vice President and Deputy Counsel of HomeSide Lending, Inc. from 1993 to 2002, where he was principally responsible for consumer regulatory matters, corporate acquisitions and strategic initiatives, including e-commerce, internet-related, and intellectual property matters. Prior to HomeSide, Mr. Hajda was Senior Counsel at Bank of Boston, where he served as the senior legal officer for Bank of Boston’s credit card, mortgage banking, consumer lending, deposit operations, marketing, cash management and related retail banking divisions. Mr. Hajda received his Bachelor of Arts, with honors, from Brown University and Doctor of Jurisprudence, with honors, from Indiana University.

James D. Hughes. Mr. Hughes has served as an Executive Vice President and Chief Information Officer of EverBank Financial Corp since 2010. He is responsible for all information technology across EverBank. Mr. Hughes previously served as Chief Information Officer for Freddie Mac from 2006 to 2010. He served as an Executive Vice President at National City Corporation, where he served in the roles of the head of Branch Banking with responsibility for 1,250 bank branches from 2003 to 2006 and as the Chief Information Officer with responsibility for all technology across National City from 1997 to 2003. Prior positions include associate partner for Andersen consulting (now Accenture), Vice President of Development at USF&G, a large property and casualty insurance company, founder and Vice President for Seer Technologies, a software and consulting company and Assistant Vice President for Credit Suisse First Boston from 1987-1990. Mr. Hughes has 25 years’ experience in financial services and received a B.Sc. from the University of Maryland and a master’s degree from the Lancaster University in the United Kingdom.

Joseph B. Long. Mr. Long joined EverBank in August 1994. Mr. Long has served as Executive Vice President—Portfolio Management Director of EverBank Financial Corp since 2012, having previously served in a variety of roles primarily in portfolio management. . He is responsible for EverBank’s Capital Markets group, which includes Business Development, Portfolio Investments and Secondary Marketing. Mr. Long has over 12 years in experience managing the financial modeling and valuation teams that oversee the mortgage servicing rights, residential loans, and investment securities portfolio and received his B.B.A., from University of North Florida.

Francis O. Trotter. Mr. Trotter joined EverBank in 2002. Mr. Trotter has served as Executive Vice President of EverBank Financial Corp since 2009 and as an Executive Vice President of EverBank since 2002. He leads EverBank’s consumer direct distribution channel. Mr. Trotter previously served as Senior Vice President and Managing Director of Mercantile Bank Capital Markets and Director of the International Markets Division at Mark Twain Bank. Mr. Trotter has over 30 years’ experience in the banking industry and received a B.A. from St. Olaf College and a M.B.A. from Washington University.

Seth M. Waller. Mr. Waller has served as an Executive Vice President and Chief Credit Officer of EverBank Financial Corp since 2012. He is responsible for oversight of credit for all commercial and consumer lending functions within EverBank. Mr. Waller previously served as Senior Vice President and Chief Credit Officer, Consumer Lending for U.S. Bank from 2008 to 2012. He also held senior risk management and credit positions with GE Capital, Bank of America, Transamerica Distribution Finance and American General Auto Finance. Mr. Waller attended the United States Naval Academy, received a B.S. from the University of West Florida, an M.B.A in finance from the University of North Carolina at Charlotte and is a graduate of the Consumer Bankers Association’s Graduate School of Retail Bank Management.

Gerald S. Armstrong. Mr. Armstrong has been a director of EverBank Financial Corp since 2011. Our Board of Directors has concluded that Mr. Armstrong should serve as a director because his experience in private equity and serving on other companies’ boards of directors provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He has been a director of Cenveo, Inc., a diversified printing company, since 2007 and has also been a Managing Director of Arena Capital Partners, LLC, the management company for a private equity firm Arena Capital Investment Fund, L.P. that invests in both established companies and developing businesses since 1997. Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners, a private investment firm affiliated with Merrill Lynch & Co., where Mr. Armstrong had served as a Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. Mr. Armstrong currently serves on the board of directors of Cenveo, Inc. In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase & Co.), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies. Mr. Armstrong has also served as an officer in the United States Navy. Mr. Armstrong is Arena’s designated nominee for our Board of Directors, pursuant to the terms of the Amended and Restated Transfer Restriction and Voting Agreement described in “—Certain Relationships and Related Party Transactions—Board Rights of Arena, Lovett Miller and Sageview” below. Mr. Armstrong received a B.A. in English from Dartmouth College and an M.B.A. in Finance from New York University.

Charles E. Commander, III. Mr. Commander has been a director of EverBank Financial Corp and its predecessors since 1997. Our Board of Directors has concluded that Mr. Commander should serve as a director because his many years of legal experience and his service on other companies’ boards of directors provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Commander is a retired partner at the law firm Foley & Lardner, LLP, where he practiced corporate, financial institutions and real estate law and was previously a member of that firm’s management committee. Mr. Commander currently serves on the boards of Patriot Transportation Holdings, Inc., a public real estate and trucking company, and BSR Trust, LLC, which is engaged in developing and managing residential rental properties, of which he is non-executive chairman. He has served on numerous civic and charitable organizations and is currently chairman of the Jacksonville Housing and Community Development Commission. He received a B.S. in Commerce from Washington & Lee University and a J.D. from The University of Florida.

Joseph D. Hinkel. Mr. Hinkel has been a director of EverBank Financial Corp since 2011. Mr. Hinkel has served as an independent financial consultant since November 2006. Our Board of Directors has concluded that Mr. Hinkel should serve as a director because his many years of experience in public accounting provide our Board of Directors and our Audit Committee with valuable financial reporting and financial management expertise as we transition to becoming a public reporting company. From June 2002 to October 2006, he was a Managing Director of KPMG, LLP. Prior to working at KPMG, LLP, he was employed by Arthur Andersen LLP from 1971 to 2002, and served as a partner from 1983 to 2002. Mr. Hinkel served as a director of Dayton Superior Corporation from 2007 to 2009. He received a B.S. in Business Administration from University of Dayton in 1971 and practiced as a certified public accountant from 1973 until 2009.

Merrick R. Kleeman. Mr. Kleeman has been a director of EverBank Financial Corp since 2009. Our Board of Directors has concluded that Mr. Kleeman should serve as a director because his experience in real estate private equity and his financial expertise provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Kleeman is a founding partner of Wheelock Street Capital, L.L.C., a real estate private equity firm formed in 2008 to pursue a highly-focused, value oriented investment strategy. Prior to creating Wheelock Street Capital, L.L.C., Mr. Kleeman spent over 15 years working at Starwood Capital Group, where he served as Senior Managing Director and Head of Acquisitions. Mr. Kleeman led the acquisition of Westin Hotels & Resorts, National and American Golf, Le Meridien Hotels & Resorts in collaboration with Starwood Hotels, and the formation of Troon Golf and Starwood Land Ventures. Mr. Kleeman serves on the board of directors of Troon Golf and on the board of trustees of The Boys and Girls Harbor in New York City and The Waterside School in Stamford, Connecticut. Mr. Kleeman received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Mitchell M. Leidner. Mr. Leidner has been a director of EverBank Financial Corp since 2009. Our Board of Directors has concluded that Mr. Leidner should serve as a director because his experience in the financial services industry and private equity, his financial expertise and his knowledge of the Tygris business provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. Mr. Leidner is an investment professional with Aquiline Capital Partners LLC. He has worked in the financial services industry since 1993. Prior to joining Aquiline in 2005, Mr. Leidner worked at Venturion Capital LLC, a private equity firm that invested in financial services companies in North America and Europe, between 2000 and 2005. He also worked at Venturion from 1998 to 1999. From 1999 to 2000, Mr. Leidner was an investment specialist in The Blackstone Group, L.P.’s Alternative Asset Management group, where he focused on investing in hedge funds across various strategies. From 1995 to 1997, he was an associate at UBS Securities LLC in the Financial Institutions Group, where he focused on mergers and acquisitions and corporate finance assignments in the financial services industry. From 1993 to 1995, Mr. Leidner was an analyst at Alex. Brown & Sons, Inc. in the Financial Institutions Group, where he completed several sell-side advisory and capital raising assignments in the bank, thrift and specialty finance sectors. Mr. Leidner is a board member of CRT Greenwich LLC and HedgeServ Holdings L.P. Mr. Leidner received a B.S.E. in Finance and a B.A.S. in Engineering from the University of Pennsylvania and received an M.B.A. from the Columbia Business School.

W. Radford Lovett, II. Mr. Lovett has been a director of EverBank Financial Corp and its predecessors since 2004. Our Board of Directors has concluded that Mr. Lovett should serve as a director because his many years of experience in private equity and his financial expertise provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is Managing Director and co-founding partner of Lovett Miller & Co., a Florida-based venture capital and private equity firm that invests in privately held companies primarily in the southeastern United States. Mr. Lovett has also served as founder, Chairman and Chief Executive Officer of two successful growth companies, TowerCom Development, LP, a developer of wireless communication infrastructure, and TowerCom Limited, a developer of broadcast communication towers. Mr. Lovett has served as a director of over 20 private companies, and currently serves on the board of directors of five private companies. Prior to co-founding Lovett Miller & Co., Mr. Lovett served as the President of Southcoast Capital Corporation, a Jacksonville-based holding company that invests in private companies, public companies and real estate. In addition, Mr. Lovett is currently Co-Chairman of University of North Florida’s Capital Campaign, is a member of its Board of Trustees and formerly served as President of the Foundation Board. He is also a former Chairman of the Youth Crisis Center and the Jacksonville Jaguars Honor Rows Program. Mr. Lovett received a B.A. from Harvard College.

Robert J. Mylod, Jr. Mr. Mylod has been a director of EverBank Financial Corp and its predecessors since 2001. Our Board of Directors has concluded that Mr. Mylod should serve as a director because his operational and financial management experience at priceline.com Incorporated, or priceline.com, as well as his experience in finance and private equity provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. From January 2009 to March 2011, Mr. Mylod served as the Vice Chairman of priceline.com. Before becoming Vice Chairman, Mr. Mylod had been priceline.com’s Chief Financial Officer since November 2000. Prior to joining priceline.com, Mr. Mylod was a principal at Stonington Partners, a privately held investment firm that executed and managed private equity investments. Prior to Stonington Partners, Mr. Mylod was an associate with Merrill Lynch Capital Partners, the merchant banking division of Merrill Lynch & Co. Mr. Mylod received an A.B. in English from the University of Michigan and an M.B.A. from the University of Chicago Graduate School of Business.

Russell B. Newton, III. Mr. Newton has been a director of EverBank Financial Corp since 2009. Our Board of Directors has concluded that Mr. Newton should serve as a director because his many years of experience in investment management and his financial and accounting expertise provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is Chairman and Chief Executive Officer of Timucuan Asset Management, Inc., or Timucuan, a privately owned investment management firm. Mr. Newton has been responsible for directing the investment activities of the Newton family since 1981. In 1988, Mr. Newton formed Timucuan to provide asset management services to those outside the Newton family. Mr. Newton also controls the general partner of The Timucuan Fund, L.P., which he formed in 1990, and Timucuan Opportunity Fund, L.P., which he launched in October 2001. Prior to 1981, Mr. Newton was employed as a public accountant by Peat Marwick Mitchell & Company. Mr. Newton received a B.A. from Bowdoin College and attended the Graduate School of Business Administration, New York University.

William Sanford. Mr. Sanford has been a director of EverBank Financial Corp since 2006. Our Board of Directors has concluded that Mr. Sanford should serve as a director because his experience in senior corporate management positions and his management and operational expertise provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is an Operating Partner at Sterling Investment Partners, a middle-market private equity fund based in Westport, Connecticut, and advises Sterling portfolio companies with regard to management and operational matters. Mr. Sanford is currently Interim Chief Administrative Officer and Interim Chief Financial Officer at Fairway Market, a Sterling portfolio company based in New York. From 1998 until December 31, 2008, he was with Interline Brands, Inc., a Jacksonville, Florida-based distributor and direct marketer of building maintenance products where he served as President, Chief Operating Officer and Secretary and previously as Chief Financial Officer. Mr. Sanford has worked in the wholesale distribution industry since 1984 and has held senior executive positions with Airgas, Inc. and MSC Industrial Direct. Mr. Sanford is a director of FCX Performance, Inc. and Exelligence Learning Corporation. Mr. Sanford received a B.S. from Vanderbilt University.

Richard P. Schifter. Mr. Schifter has been a director of EverBank Financial Corp since 2010. Our Board of Directors believes Mr. Schifter should serve as a director due to his experience serving on other companies’ boards of directors, and his experience in private equity, his legal experience and his knowledge of the Tygris business provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He has been a partner at TPG Capital since 1994. Prior to joining TPG Capital, Mr. Schifter was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. Mr. Schifter joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the Boards of Directors of Republic Airways, American Beacon Advisors, LPL Holdings, Direct General Corporation and ProSight Specialty Insurance Holdings and on the Board of Overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of the Youth, I.N.C. (Improving Non-profits for Children). Mr. Schifter received a B.A. with distinction from George Washington University and a J.D. cum laude from the University of Pennsylvania Law School.

Alok Singh. Mr. Singh has been a director of EverBank Financial Corp since 2010. Our Board of Directors believes Mr. Singh should serve as a director because his service on other companies’ boards of directors, his financial expertise and his knowledge of the Tygris business provide our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is a Managing Director of New Mountain Capital. Mr. Singh was a founding member and Managing Director of the Bankers Trust Securities Mergers & Acquisitions Group between 1984 and 1992. As Senior Managing Director for Bankers Trust Securities from 1992 until 1997, Mr. Singh was responsible for the firm’s investment banking activities in the consumer and retail sectors and led its relationships with a number of major multi-industry and consumer product clients. Mr. Singh was elected to the Partnership Group of Bankers Trust Company in 1994. Subsequently, Mr. Singh served in the Financial Sponsors Group of Deutsche Bank Alex Brown from 1997 until 2001. Most recently, Mr. Singh led the Corporate Financial Advisory Group for the Americas for Barclays Capital, where he established the group upon joining the firm in March 2001. Mr. Singh is Chairman of the Board of RedPraire Corporation, non-executive chairman of Overland Solutions, Inc., lead director of Deltek, Inc., Camber Corporation, Ikaria Holdings, Inc. and Stroz Friedberg Inc., and a director of Validus Holdings, Ltd. and Avantor Performance Materials Holdings, Inc. He received a B.A. in Economics and History from New York University and an M.B.A. in Finance from New York University.

Scott M. Stuart. Mr. Stuart has been a director of EverBank Financial Corp since 2008. Our Board of Directors has concluded that Mr. Stuart should serve as a director because his experience in private equity and finance provides our Board of Directors with a variety of perspectives on corporate governance and management issues and valuable insights regarding our business. He is co-founder of Sageview Capital L.P., a private equity investment firm. Prior to co-founding Sageview Capital L.P. in 2006, Mr. Stuart worked for the global private equity firm Kohlberg Kravis Roberts & Co., L.P., or KKR, from 1986 to 2005. Mr. Stuart became a partner of KKR in 1994 and served on KKR’s investment committee from 2000 until 2005. From 2000 until his departure in 2005, Mr. Stuart was responsible for KKR’s industry groups in the utilities and consumer products sectors. Prior to joining KKR in 1986, Mr. Stuart worked from 1981 to 1984 in the Mergers and Acquisitions Department at Lehman Brothers Kuhn Loeb, Inc. Mr. Stuart served as a director of the Sealy Corporation from April 2004 through April 2009. Mr. Stuart is Sageview’s designated member of our Board of Directors, pursuant to the terms of the Transfer and Governance Agreement described in “Certain Relationships and Related Party Transactions—Board Rights of Arena, Lovett Miller and Sageview” below. Mr. Stuart received a B.A. from Dartmouth College and an M.B.A. from Stanford University.

Board Composition and Election of Directors

Board Composition

Our Board of Directors is authorized to have no fewer than seven members nor more than 15 members and is currently comprised of 14 members. Our Board of Directors has evaluated the independence of its members based upon the rules of the New York Stock Exchange, or the NYSE. Applying this standard, our Board of Directors has affirmatively determined that each of Messrs. Armstrong, Commander, Hinkel, Kleeman, Leidner, Lovett, Mylod, Sanford, Schifter, Singh and Stuart is an independent director.

We are party to a Director Nomination Agreement with Arena Capital Investment Fund, L.P., or Arena, Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together, Lovett Miller, dated as of April 5, 2012. Both Arena and Lovett Miller purchased securities issued by our predecessor entity in 2000 and 2002 and are currently two of our stockholders. Pursuant to the terms of the agreement, Arena has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of our Board of Directors and each of Arena and Lovett Miller have the right to appoint an observer who is permitted to attend meetings of our Board of Directors. Arena’s and Lovett Miller’s rights under the agreement will terminate at such time as each owns less than 20% of the aggregate number of shares they receive in the Reorganization. Gerald S. Armstrong is Arena’s designated nominee for our Board of Directors.

We are also party to a Director Nomination Agreement, dated as of April 5, 2012, with Sageview Partners L.P., or Sageview, pursuant to which Sageview has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of our Board of Directors and an observer who is permitted to attend meetings of our Board of Directors. Sageview will continue to have rights under the agreement until such time as it no longer holds 10% of the aggregate number of shares it receives in the Reorganization. Scott M. Stuart is Sageview’s designated nominee for our Board of Directors.

Election and Classification of Directors

In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, upon consummation of the offering and will be divided as follows:

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the Class I directors will be Gerald S. Armstrong, Charles E. Commander, III, Joseph D. Hinkel, Robert J. Mylod, Jr. and Russell B. Newton, III, and their term will expire at the annual meeting of stockholders to be held in 2013;

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the Class II directors will be Mitchell M. Leidner, William Sanford, Richard P. Schifter, Alok Singh and W. Blake Wilson, and their term will expire at the annual meeting of stockholders to be held in 2014; and

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the Class III directors will be Robert M. Clements, Merrick R. Kleeman, W. Radford Lovett, II and Scott M. Stuart, and their term will expire at the annual meeting of stockholders to be held in fiscal year 2015.

At each annual meeting of stockholders, or special meeting in lieu thereof, upon the expiration of the term of a class of directors, the successors to such directors will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and the election and qualification of his or her successor. The number of directors may be changed only by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Our Board of Directors also will establish such other committees as it deems appropriate, in accordance with applicable law and regulations, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

Audit Committee

The Audit Committee is comprised of Joseph D. Hinkel (Chairman), Mitchell M. Leidner and Charles E. Commander, III. The Audit Committee has responsibility for, among other things:

•	reviewing the adequacy and effectiveness of our accounting and internal controls and procedures, including the responsibilities, budget, compensation and staffing of our internal audit function;

•	reviewing with management our administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•	direct supervision of our internal audit group;

•	reviewing and discussing with our independent auditors and management our compliance with the applicable regulatory requirements;

•	investigating matters brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	preparing the Audit Committee report required by SEC rules to be included in our annual report;

•	reviewing and approving all related person transactions for potential conflicts of interest situations on an ongoing basis;

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determining compensation of, and reviewing the performance of, the independent auditors, appointing or terminating the independent auditors and considering and approving, in advance, any services proposed to be performed by the independent auditors;

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reviewing an annual report from the independent auditors describing (1) the independent auditors’ internal quality-control review, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the past five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues and (3) all relationships between the independent auditors and us;

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establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and (3) the review, and if necessary investigations of material incidents reported through the MySafeWorkplace employee hotline channel; and

•	handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Rule 10A-3 promulgated by the SEC under the Exchange Act and Section 303A.07 of the NYSE Listed Company Manual require our Audit Committee to be composed entirely of independent directors upon the effective date of our registration statement. Our Board of Directors has affirmatively determined that each of the members of our Audit Committee will meet the definition of “independent directors” under Section 303A.02 of the NYSE Listed Company Manual and for purposes of serving on an Audit Committee under applicable SEC rules.

Compensation Committee

The Compensation Committee is comprised of Scott M. Stuart (Chairman), Richard P. Schifter, Alok Singh and Robert J. Mylod, Jr. The Compensation Committee has the responsibility for, among other things:

•	reviewing and determining the annual compensation of our Chief Executive Officer;

•	recommending to our Board of Directors the compensation and benefits of our executive officers other than the Chief Executive Officer;

•	annually monitoring and reviewing our compensation and benefit plans to ensure that they meet our corporate objectives;

•	administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to our Board of Directors relating to these matters;

•	reviewing and making recommendations to our Board of Directors with respect to any severance or termination arrangement to be made with any executive officer;

•	preparing the Compensation Committee report required by SEC rules to be included in our annual report;

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reviewing all equity-compensation plans to be submitted for stockholder approval under NYSE listing standards, and to review, and in the Compensation Committee’s sole discretion, approve all equity-compensation plans that are exempt from such stockholder approval requirement;

•	preparing recommendations and periodic reports to our Board of Directors concerning these matters; and

•	handling such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

Our Board of Directors has evaluated the independence of the members of our Compensation Committee and has determined that each of the members of our Compensation Committee is “independent” under Section 303A.02 of the NYSE Listed Company Manual. The members of the Compensation Committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Robert J. Mylod, Jr. (Chairman), Merrick R. Kleeman and William Sanford. The Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by our Board of Directors as nominees for election as directors and to fill any vacancies on our Board of Directors;

•	reviewing the size of our Board of Directors and recommending any changes;

•	reviewing annually the composition of our Board of Directors as a whole and making recommendations;

•	monitoring the functioning of our standing committees and recommending any changes, including the creation and elimination of any committee;

•	reviewing and recommending standing committee assignments;

•	developing, reviewing and monitoring compliance with our corporate governance guidelines;

•	making recommendations to our Board of Directors regarding corporate governance based upon developments, issues and best practices; and

•	handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by our Board of Directors from time to time.

In selecting director nominees for recommendation to our Board of Directors, the Nominating and Corporate Governance Committee will consider, among other things, the following factors:

•	the appropriate size and diversity of our Board of Directors;

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the knowledge, skills and expertise of nominees, including experience in banking, business, finance, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board of Directors;

•	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules;

•	time availability in light of other commitments, dedication and conflicts of interests; and

•	other such relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of our Board of Directors.

Our Board of Directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has determined that each of the members of our Nominating and Corporate Governance Committee is “independent” under Section 303A.02 of the NYSE Listed Company Manual.

We have no formal policy regarding the diversity of our Board of Directors. Our Nominating and Corporate Governance Committee and Board of Directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include personal characteristics.

Our Nominating and Corporate Governance Committee’s and Board of Directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.

Risk Committee

The Risk Committee is comprised of Charles E. Commander (Chairman), W. Radford Lovett, II, Gerald S. Armstrong and Russell B. Newton, III. Its purpose is to assist our Board of Directors in overseeing and reviewing our enterprise risk management framework, including the significant policies, procedures, and practices employed to manage various types of risk factors we face, including, but not limited to:

•	credit risk arising from an obligor’s failure to meet the terms of any contract with us or otherwise perform as agreed;

•	liquidity risk related to our ability to meet our obligations when they come due without incurring unacceptable losses;

•	pricing risk arising from changes in the value of either trading portfolios or other obligations that are entered into as part of distributing risk;

•	interest rate and related market risk;

•	legal and compliance risk;

•	operational risk arising from inadequate or failed internal processes or systems, the misconduct or errors of employees and/or third parties and adverse external events;

•	reputation risk arising from negative public opinion; and

•	strategic risk arising from adverse business decisions, improper implementation of decisions or lack of responsiveness to industry changes.

Our Risk Committee coordinates and shares information with other committees of our Board of Directors in order to carry out its duties, and reports to our Board of Directors periodically on its activities, findings and recommendations for our risk management policies.

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, carried out by management. Our Board of Directors and its Risk Committee determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks.

While our Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Our Risk Committee oversees and evaluates our risk management framework and coordinates all actions of the other Committees of our Board of Directors in this regard. Pursuant to our Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board of Directors and its committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or has ever been an officer or employee of us. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We adopted a code of business conduct and ethics that applies to all of our officers and employees and a code of conduct for our directors. The code of business conduct and ethics for our officers and employees and the code of conduct for directors is available on our website at www.everbank.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Code of Ethics for Principal Executive and Senior Financial Officers

We adopted a code of ethics that applies to our principal executive and senior financial officers. The code of ethics for our principal executive and our senior financial officers is available on our website at www.everbank.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

We adopted corporate governance guidelines to assist our Board of Directors in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of our Board of Directors and its committees. Our corporate governance guidelines is available on our website at www.everbank.com. Any amendments to the guidelines will be disclosed on our website.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Executive Compensation Program

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our executives, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, you will find a series of tables containing specific data about the compensation earned or paid in 2011 to the following individuals, to whom we refer as our “Named Executive Officers”:

•	Robert M. Clements, Chairman of the Board and Chief Executive Officer;

•	W. Blake Wilson, President and Chief Operating Officer (Mr. Wilson served as our President and Chief Financial Officer until April 2011, when he became our President and Chief Operating Officer);

•	Steven J. Fischer, Executive Vice President and Chief Financial Officer (Mr. Fischer became our Executive Vice President and Chief Financial Officer in April 2011);

•	Thomas L. Wind, Executive Vice President (Mr. Wind became our Executive Vice President in April 2011);

•	Gary A. Meeks, Vice-Chairman and Chief Risk Officer;

•	Michael C. Koster, Executive Vice President; and

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John S. Surface, Executive Vice President (Mr. Surface would have been identified as one of our Named Executive Officers but for the grant of option awards to Mr. Wind in connection with his compensation package to join our company).

Base salary, annual cash bonuses and long-term incentive stock awards comprise the total annual compensation for our Named Executive Officers. The table below provides a summary of the components of total annual compensation.

Compensation Element	What the Element Rewards	Purpose and Key Features	Performance Based?
Base Salary	• Scope of leadership responsibilities • Expected future performance	• Provide a steady source of income to the executives	No

Annual Cash Bonuses

•    Achievement of target return on equity, or ROE (in 2011, 11.5% ROE to achieve 100% of target annual cash bonus)

•    Achievement of individual performance objectives (in the case of Messrs. Wind, Koster and Surface)

•    Encourage and reward achievement of short-term performance objectives

•    Bonuses for Messrs. Clements, Wilson, Fischer and Meeks are based solely on corporate performance (achievement of ROE thresholds)

Yes, tied to our operating performance
• Bonuses for Messrs. Wind, Koster and Surface are based on corporate performance and individual performance

Long-Term Equity Incentive Awards (primarily stock options and, to a much lesser extent, restricted stock units)	• Appreciation in the value of our common stock	• Align executives’ interests with those of stockholder • Promote executive retention	Yes, tied to our stock price

Objectives of Our Compensation Program

The objectives of our compensation program for our executive officers parallel the objectives of our compensation program for all employees—that is, to acquire and retain executive officers of the caliber and experience necessary to ensure our success, and to provide a strong link between performance and pay. More specifically, our program is designed to:

•	attract and retain qualified talent;

•	maintain compensation levels that are competitive with our peers;

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provide compensation according to (1) achievement of financial goals established and attained by us for the applicable performance period and/or (2) individual performance within a range that correlates to the position’s value to us as a whole;

•	control and monitor compensation costs in a manner consistent with our business model and the interests of our stockholders; and

•	promote stock ownership of our executive officers.

We believe that compensation should be set for the Named Executive Officers in line with our performance on both a short-term and long-term basis. It is our practice to provide a balanced mix of cash and equity-based compensation in order to align the interests of the Named Executive Officers with those of our stockholders and to encourage the Named Executive Officers to act as equity owners of the Company.

How We Set Compensation

The Compensation Committee of our Board of Directors determines the compensation for our Named Executive Officers, as do Messrs. Clements and Wilson who play a role in setting the compensation for those Named Executive Officers who report to them.

Compensation Committee

The Compensation Committee sets and determines the compensation for the top level of our management, whom we refer to as Executive Management. Each Named Executive Officer is a member of Executive Management. The Compensation Committee is composed entirely of independent, non-management directors. The Compensation Committee reviews and recommends approval of all aspects of the compensation program for Executive Management, administers our stock incentive plans and reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans. In setting compensation, the Compensation Committee does not seek to allocate long-term and current compensation, or cash and non-cash compensation, in specified percentages. The Compensation Committee instead reviews each element of compensation independently and determines the appropriate amount for each element, as discussed below. However, the Compensation Committee traditionally places more emphasis on variable compensation, including annual cash bonuses and long-term equity awards, than on base salary.

The Compensation Committee also approves the performance goals for all Executive Management compensation programs that incorporate performance metrics and evaluates performance at the end of each performance period. The Compensation Committee approves our aggregate annual cash bonus award opportunities, stock option awards and restricted stock unit awards for Executive Management. The Compensation Committee also sets the level and components of the compensation for Mr. Clements and, after consultation with Mr. Clements, reviews and approves the compensation for Mr. Wilson. After consultation with Messrs. Clements and Wilson, the Compensation Committee also reviews and approves the compensation for the remaining Named Executive Officers and other members of Executive Management.

In making decisions regarding the compensation for the Named Executive Officers, the Compensation Committee focuses primarily on our overall performance and the executive officer’s individual performance. The Compensation Committee also considers the general business environment.

Executive Officers

Decisions about individual compensation elements and total compensation, including those related to Mr. Clements, are ultimately made by the Compensation Committee. However, we believe that Messrs. Clements and Wilson are in the best possible position to assess the performance of the other members of Executive Management and, accordingly, they also play an important role in the compensation-setting process for executives other than themselves. Messrs. Clements and Wilson discuss Executive Management compensation (including compensation for each of the other Named Executive Officers) with the Compensation Committee and make recommendations on base salary and the other compensation elements.

Role of the Compensation Consultant

The Compensation Committee retained the services of Compensation Advisory Partners, LLC, or the Compensation Consultant, to provide independent compensation consulting advice. The Compensation Consultant advises the Compensation Committee on all matters related to the compensation of the Named Executive Officers. Specifically, the Compensation Committee requested the Compensation Consultant provide it with the following assistance in 2011:

•	Comprehensive review of the competitiveness and effectiveness of our executive compensation program relative to market practices and business goals;

•	Evaluate pay levels and categories of executive compensation and recommended changes to such compensation, as appropriate;

•	Provide feedback to the Compensation Committee regarding market trends and practices;

•	Assist in the annual risk assessment of incentive compensation plans (as described in detail in “—Additional Information Regarding Executive Compensation—Compensation Risk Assessment”); and

•	Comprehensive review of our executive perquisite and benefits program.

2011 Components of Executive Compensation

In 2011, the key elements of compensation for our Named Executive Officers generally consisted of base salary and annual cash bonuses. In addition, we maintain employment agreements with each Named Executive Officer, other than Mr. Wind, that provide certain benefits as described below.

Annual Base Salaries

We believe that the Named Executive Officers’ compensation should be variable and based largely on our performance. We also believe that base salaries should be reflective of our Named Executive Officers’ roles and responsibilities. The Compensation Committee reviews salaries for the Named Executive Officers on an annual basis, as well as at the time of a promotion or other change in responsibilities. In general, the Compensation Committee increases base salary based upon its subjective evaluation of such factors as prevailing changes in market rates for equivalent executive positions in similarly-situated companies, the individual’s level of responsibility, tenure with us and overall contribution to us. The Compensation Committee also takes into account Mr. Clements’ recommendations regarding salary increases for the other Named Executive Officers. Based on that review, for 2011, the Compensation Committee approved base salary increases for select Named Executive Officers as described in the table below. The base salary increases for Messrs. Clements, Wilson and Meeks were effective as of January 1, 2011 and for Messrs. Koster and Surface were effective as of February 16, 2011. Messrs. Fischer and Wind began employment with us in April 2011, and thus did not receive a salary adjustment.

Name	2010 Base Salary	$ Amount of Increase	% Amount of Increase	2011 Base Salary
Mr. Clements	$635,000	$57,150	9.0%	$692,150
Mr. Wilson	$550,000	$49,500	9.0%	$599,500
Mr. Fischer	—	—	—	$325,000
Mr. Wind	—	—	—	$320,000
Mr. Meeks	$350,000	$20,000	5.71%	$370,000
Mr. Koster	$335,000	$20,000	5.97%	$355,000
Mr. Surface	$310,000	$24,998	8.06%	$334,998

Annual Cash Bonuses

Annual cash bonuses reward the Named Executive Officers for achieving short-term (annual) financial objectives. The Named Executive Officers participate in an annual cash bonus program maintained by us called the Senior Management Incentive Plan, or SMIP, pursuant to which participants may earn cash awards based on either (1) the achievement of corporate performance goals established annually by the Compensation Committee or (2) a combination of corporate performance goals and the Compensation Committee’s subjective assessment of individual performance. Messrs. Clements, Wilson, Fischer and Meeks earn cash bonuses based solely on corporate performance goals. Messrs. Wind, Koster and Surface earn cash bonuses based on a combination of corporate performance and individual performance (designated percentages of the basis for achievement of awards are indicated below) to account for the performance of the specific business areas they oversee. The Compensation Committee establishes a target annual cash bonus expressed as a percentage of base salary for each Named Executive Officer. These target percentages are set forth below.

Performance Criteria for Annual Cash Bonuses. The 2011 annual bonus opportunity for each of Messrs. Clements, Wilson, Fischer and Meeks under the SMIP was based on our achievement of return on common equity, or ROE, targets. The Compensation Committee has the discretion to adjust for certain specified items that are included in ROE, resulting in an “adjusted ROE.” After determining the results based on adjusted ROE, the Compensation Committee may exercise its discretion to consider a variety of other factors when determining annual bonus payments, including our overall performance relative to similarly-situated financial institutions and market conditions.

The Compensation Committee believes such adjusted ROE is an appropriate performance goal for annual cash bonuses because this performance metric has meaningful bearing on long-term increases in stockholder value and the fundamental risk level and financial soundness of our business. In addition, the Compensation Committee believes that emphasizing adjusted ROE in 2011 was appropriate because, in light of the economic uncertainty that was expected for 2011 and the increased costs associated with the sweeping regulatory changes affecting us in 2011, the achievement of superior performance would be more meaningful than in past years.

In order to align incentive payments with our overall goals, the Compensation Committee established the following target ranges for adjusted ROE, subject to the exercise of discretion by the Compensation Committee as noted above:

•	The first range was set below 7.5%, which would result in the executive earning 0% of his respective target bonus award.

•	The second range was set between 7.5% and 11.5%, which, if achieved, would result in the executive earning between 20% and 100% of his respective target bonus award. For each 0.1%

increment in performance, the executive would earn an additional 2.0% of his target award. For example, achievement of 8.6% would result in a bonus of 42% of the executive’s target award and achievement of 8.7% would result in a bonus of 44% of such award.

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The third range was set between 11.5% and 14.5%, which, if achieved, would result in the executive earning between 100% and 135% of his target bonus award. For each 0.1% increment in performance, the executive would earn an additional 1.167% of his target award. For example, achievement of 11.5% would result in a bonus of 100% of the executive’s target award and achievement of 11.6% would result in a bonus of 101.167% of such award.

The 2011 annual bonus opportunity for each of Messrs. Wind, Koster and Surface was based, in part, on our achievement of adjusted ROE targets and, in part, on the executive’s individual performance. To determine the payout based in part on individual performance, the Compensation Committee subjectively assessed the individual performance of Messrs. Wind, Koster and Surface after receiving input from Messrs. Clements and Wilson, as appropriate. The portion of bonus tied to individual performance metrics is capped at 100% of target. The performance consideration is non-formulaic and is not based upon pre-established objectives. Rather, the Compensation Committee considered a variety of factors, including key achievements, financial contributions and leadership of Messrs. Wind, Koster and Surface.

Performance Criteria Applicable to Named Executive Officers

Name	Target Percentage of Base Salary Based on Adjusted ROE	Target Percentage of Base Salary Based on Individual Performance	Total Target (Percentage of Base Salary)
Mr. Clements	140%	—%	140%
Mr. Wilson	130%	—%	130%
Mr. Fischer	70%	—%	70%
Mr. Wind	50%	20%	70%
Mr. Meeks	100%	—%	100%
Mr. Koster	45%	25%	70%
Mr. Surface	50%	20%	70%

Determination of 2011 Annual Cash Bonuses. In 2010, we achieved an adjusted ROE of 10.7%. Such ROE performance entitled Messrs. Clements, Wilson, Meeks and Fischer to bonuses of 84% of their target awards pursuant to the ROE goals described above. In addition, the Compensation Committee determined based on the individual performance assessment described above that Messrs. Wind, Koster and Surface earned 100% of their target payout under the individual component of the SMIP.

The Compensation Committee paid the following annual cash bonuses to the Named Executive Officers:

Name	2011 Target Annual Cash Bonuses	Actual 2011 Annual Cash Bonuses	Actual 2011 Bonuses as % Of Base Salary
Mr. Clements	969,010	813,969	117.6%
Mr. Wilson	779,350	654,654	109.2%
Mr. Fischer	227,500	191,100	58.8%
Mr. Wind	224,000	198,400	62.0%
Mr. Meeks	370,000	310,800	84.0%
Mr. Koster	248,500	222,940	62.8%
Mr. Surface	234,499	207,700	62.0%

The 2011 annual cash bonuses received by our Named Executive Officers are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Equity Incentives

We place great importance on equity as a form of compensation, and stock ownership is a key objective of the compensation program. As of December 31, 2011, our employees, including our Named Executive Officers, collectively owned approximately 5,810,775 shares (6.24%) of our common stock, on an as-converted and non-diluted basis. Historically, equity awards have constituted a significant portion of the Named Executive Officers’ compensation, primarily in the form of stock options so as to tie compensation to stock price appreciation. There is no set program for the award of equity grants, and the Compensation Committee retains discretion to grant equity awards at any time, including in connection with the promotion of an executive, to reward an executive, for retention purposes or in other circumstances recommended by Messrs. Clements or Wilson. The Compensation Committee expects it will grant equity awards on an annual basis, although annual grants to Messrs. Fischer and Wind may be delayed in light of the substantial equity awards granted to them in 2011 in connection with the commencement of their employment, as discussed below.

Stock Ownership Guidelines. Following the consummation of our initial public offering, we have required our Named Executive Officers and all other Executive Vice Presidents of the Company to own meaningful equity stakes in the Company to further align their economic interests with those of our shareholders. Our Stock Ownership Guidelines require that (1) our Chief Executive Officer own shares of Company stock in an amount not less than five times his base salary, (2) all other Named Executive Officers own shares of Company stock in an amount not less than three times their respective base salaries, and (3) all other Executive Vice Presidents own shares of Company stock in an amount not less than two times their respective base salaries. Each person subject to the Stock Ownership Guidelines are required to hold shares until the Stock Ownership Guidelines are achieved. Currently, each of the Named Executive Officers, other than Messrs. Fischer and Wind, owns the requisite number of shares.

Stock Options. The Compensation Committee believes that stock options effectively align the interests of the recipients with those of our stockholders because stock options only have value if the price of a share of our common stock as of the exercise date increases relative to the price of a share of our common stock on the date of the award. In general, stock options vest ratably over a period of years, or cliff-vest at the end of a multi-year period. The Compensation Committee believes that the multi-year vesting period encourages executives to focus on the long-term maximization of stockholder value. In addition, the longer vesting period acts as a retention tool. Stock options may also have additional performance criteria required for vesting, as decided by the Compensation Committee from time to time. The exercise price for each stock option is no less than the fair market value of our common stock as of the date of grant, as calculated in accordance with the methodology described below under “—Determining Fair Market Value of Our Common Stock.” The award of options granted to the Named Executive Officers is determined based on relative contributions by the Named Executive Officers and the equity awards received in prior years. The number of options generally is calculated by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of options.

Restricted Stock Units. From time to time we also grant restricted stock units to the Named Executive Officers and other eligible employees. Restricted stock units represent the holder’s right to receive a stated number of shares of our common stock, which right is subject to certain restrictions and to risk of forfeiture. In general, restricted stock units granted to the Named Executive Officers vest as to 100% of the underlying shares on the third or fifth anniversary of the date of grant, provided that the executives remain employed by us on such date. The Compensation Committee believes that this vesting schedule promotes the retention of these highly-valued executives. No dividends are paid on the shares underlying the restricted stock units until the shares are issued. The award of restricted stock units are granted to the Named Executive Officers based on their relative contributions and the awards received in prior years. The number of restricted stock units granted to Named Executive Officers generally is determined by dividing the target amount of compensation to be delivered through the award by the estimated fair market value of each grant of restricted stock units. No restricted stock units were granted to the Named Executive Officers in 2011.

2011 Awards. In 2011, Messrs. Clements, Wilson, Meeks, Koster and Surface did not receive any equity awards because such executives were granted substantial awards of nonqualified stock options on October 31, 2008 under the terms of their employment agreements in consideration of the non-competition provisions. A portion of these awards contained additional performance criteria based on stock price appreciation above specified levels. See footnote 2 to the Outstanding Equity Awards at 2011 Fiscal Year-End table in this prospectus for additional information regarding the 2008 option grants. In 2011, as part of their respective compensation packages for joining us, each of Mr. Fischer and Mr. Wind received a grant of nonqualified stock options to purchase 150,000 shares of our common stock. The foregoing options will vest in the manner described below in footnote 2 to the 2011 Grants of Plan-Based Awards table in this prospectus.

Clawback Policy. The Compensation Committee will continue to monitor the regulatory developments related to clawbacks and expects to adopt a policy once final rules are issued.

Determining Fair Market Value of Our Common Stock. The Compensation Committee uses the methodology described below to estimate the fair market value of our common stock for purposes of determining the exercise price of stock options and the value of restricted stock units. The fair market value of our common stock is based upon valuation multiples, including price-to-earnings and price-to-tangible book ratios of a peer group of publicly traded companies with comparable characteristics to us. The fair market value of our common stock used for these purposes has historically included a private security liquidity discount.

Other Benefits

Our Named Executive Officers participate in various health, life and disability plans that are generally made available to all salaried employees. These plans consist of the following:

•

our 401(k) Savings Plan, which in 2011 permitted employees to contribute up to 18% of their pre-tax compensation, with company matching contributions of up to 4% of the employees’ eligible compensation contributions;

•	Profit Sharing under the 401(k) Savings Plan;

•	a health care plan that provides medical and dental coverage for all eligible employees; and

•	certain other welfare benefits (such as sick leave, vacation, etc.).

In general, company-provided benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with us. These benefits help us to be competitive in attracting and retaining employees. Benefits also help to keep employees focused without distractions related to health care costs, adequate savings for retirement and similar issues. The Compensation Committee concluded that these employee benefit plans are consistent with industry standards. In 2011, we did not offer any additional retirement or deferred compensation plans or benefits to our Named Executive Officers. Certain of our Named Executive Officers also received certain limited perquisites, as described in greater detail in footnote 7 to the Summary Compensation table in this prospectus.

Employment and Severance Arrangements

Employment agreements secure the services of key talent within the highly competitive financial services industry in which we operate. Generally, the employment agreements are entered into with high performing and long-term potential senior employees and are structured to carefully balance the individual financial goals of the executives relative to our needs and those of our stockholders. All the Named Executive Officers other than Mr. Wind have entered into employment agreements with us.

The employment agreements define compensation and benefits payable in certain termination scenarios, giving the executives some certainty regarding their individual outcomes under these circumstances. Each employment agreement includes provisions that (1) prohibit the executive from competing against us (or working for a competitor) during a specified period after the executive leaves us, and (2) provide severance payments upon the executive’s termination of employment by us for other than “cause” or by the executive for “good reason.” We believe the employment agreements are a necessary component of the compensation package provided to Messrs. Clements, Wilson, Fischer, Meeks, Koster and Surface because: (1) the noncompetition provisions protect us from a competitive disadvantage if one of the executives leaves us; and (2) the severance provisions serve as an effective recruiting and retention tool. The Compensation Committee approves the initial employment agreements and then reviews the agreements on an as-needed basis, based on market trends or on changes in our business environment.

The specific terms of these employment arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in “—Additional Information Regarding Executive Compensation—Potential Payments Upon a Change in Control” and “—Additional Information Regarding Executive Compensation—Potential Payments Upon Termination of Employment.”

Other Policies Related to our Compensation Program

Tax Treatment of Various Forms of Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to its Named Executive Officers. In fiscal 2011, as a privately-held company, Section 162(m) of the Code did not apply to us. To the extent that we compensate our Named Executive Officers in excess of the $1 million limit in the future, we have designed the new 2011 Omnibus Equity Incentive Plan and 2011 Executive Incentive Plan to comply with the qualified performance-based requirements. However, to maintain flexibility in compensating our executives, including taking advantage of transitional rules that delay the applicability of Section 162(m) to newly public companies, the Compensation Committee will reserve the right to use its judgment to authorize compensation payments that may exceed the limit when the Compensation Committee believes that such payments are appropriate.

Additional Information Regarding Executive Compensation

Compensation Risk Assessment

In 2011, representatives of our legal department along with our Compensation Consultants and outside legal advisors conducted (and presented to the Compensation Committee) a risk assessment of our compensation plans and programs to determine whether incentive compensation programs are reasonably likely to have a material adverse effect on the Company. This risk assessment consisted of a review of cash and equity compensation provided to our employees, with a focus on incentive compensation plans which provide variable compensation to employees based upon our performance and that of the individual. The incentive plans are designed to provide a strong link between performance and pay. In the study, we found that our compensation programs include some of the following risk-mitigating characteristics:

•	Balance of short-and long-term incentive opportunities of fixed and variable compensation features;

•	Plans include multiple qualitative and quantitative metrics;

•	Compensation programs have strong governance and oversight with multi-level reviews to help mitigate the opportunity for individuals to receive short-term payouts for risky performance behaviors;

•	Comprehensive review of pay mix and levels for senior executives with line of sight; and

•	The Compensation Committee approves performance awards for executive officers based on corporate and/or individual performance.

In light of the review, the Company concluded that the compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on us and that risks can be effectively monitored and managed. The Compensation Committee agreed with the process undertaken and the findings associated with this risk assessment and will continue to consider compensation risk implications during its deliberations on designing our compensation programs.

Summary Compensation

The following table sets forth the cash and other compensation that we paid to our Named Executive Officers, or that was otherwise earned by our Named Executive Officers, for their services in all capacities during the last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(7)	Total ($)
Robert M. Clements	2011	692,150	—		—	813,969	(4)	25,916	1,532,035
Chairman of the Board and Chief Executive Officer	2010	634,967	—		—	1,111,250	(5)	27,894	1,774,111
	2009	556,500	765,188	(2)	—	612,150	(6)	25,549	1,959,387

W. Blake Wilson	2011	599,500	—		—	654,654	(4)	27,833	1,281,987
President, Chief Operating Officer and	2010	549,982	—		396,344	893,750	(5)	28,811	1,868,887
former Chief Financial Officer*	2009	472,500	590,625	(2)	241,976	472,500	(6)	25,549	1,803,150

Steven J. Fischer	2011	235,208	—		615,750	191,100	(4)	65,989	1,108,047
Executive Vice President and Chief Financial Officer*†

Thomas Wind	2011	240,000	—		615,750	198,400	(4)	157,954	1,212,104
Executive Vice President†

Gary A. Meeks	2011	370,000	—		—	310,800	(4)	25,127	705,927
Vice Chairman and Chief Risk Officer	2010	349,924	—		—	437,500	(5)	25,048	812,472
	2009	330,750	152,093	(2)	—	330,750	(6)	25,556	839,149

Michael C. Koster	2011	352,500	—			222,940	(4)	26,637	602,077
Executive Vice President	2010	333,750	—		—	272,188	(5)	24,481	630,419
	2009	318,750	67,640	(2)	—	192,000	(6)	24,951	603,341

John S. Surface	2011	331,875	—		—	207,700	(4)	26,663	542,238
Executive Vice President	2010	308,135	—		—	255,750	(5)	22,692	586,577
	2009	285,417	215,625	(2)	—	172,500	(6)	21,940	695,482

*	In April 2011, Mr. Wilson became our Chief Operating Officer and Mr. Fischer became our Chief Financial Officer.
†	Messrs. Fischer and Wind began employment with us in April 2011.
(1)	We maintain an employment agreement with each of our Named Executive Officers other than Mr. Wind. The employment agreements outline the terms of our compensation arrangement with each executive, including base salaries, bonuses and benefits. Base salary plays a relatively modest role in overall compensation because we believe compensation should be based largely on our performance. The terms of post-employment compensation and benefits under the employment agreements are described in further detail below in “—Potential Payments Upon Termination of Employment.”

The base salaries identified for Messrs. Fischer and Wind are pro-rated because each began employment with us in April 2011.

(2)	Reflects the SMIP award granted by the Compensation Committee in 2010, to the extent exceeding the amounts earned by meeting the target performance measure under the 2009 SMIP.

(3)	Reflects the dollar amount of the aggregate grant date fair value of option awards granted. These amounts were computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly FAS 123R).
(4)	Reflects the dollar amount of non-equity incentive compensation amounts earned in 2011 under the SMIP and paid in 2012. For more information regarding the SMIP, see “—Compensation Discussion and Analysis.”
(5)	Reflects the dollar amount of non-equity incentive compensation amounts earned in 2010 under the SMIP and paid in 2011. For more information regarding the SMIP, see “—Compensation Discussion and Analysis.”
(6)	Reflects the dollar amount of non-equity incentive compensation amounts earned in 2009 under the SMIP and paid in 2010. For more information regarding the SMIP, see “—Compensation Discussion and Analysis.”
(7)	See the All Other Compensation table below.

All Other Compensation

	Year	Profit Sharing Contributions ($)	401(k) Matching Contributions ($)(a)	Company Paid Life Premiums ($)	Relocation and Moving Expenses ($)	Tax Payments ($)	Club Dues ($)	Football Tickets ($)	Total ($)
Mr. Clements	2011	12,385	9,800	726	—	—	2,400	605	25,916
	2010	12,356	9,800	619	—	—	2,400	2,719	27,894
	2009	12,881	9,800	468	—	—	2,400	—	25,549

Mr. Wilson	2011	12,385	9,800	726	—	—	2,400	2,522	27,833
	2010	12,356	9,800	619	—	—	2,400	3,636	28,811
	2009	12,881	9,800	468	—	—	2,400	—	25,549

Mr. Fischer	2011	7,052	4,583	315	53,253	—	—	786	65,989

Mr. Wind	2011	6,891	8,633	348	142,082	—	—	—	157,954

Mr. Meeks	2011	12,385	9,800	533	—	9	2,400	—	25,127
	2010	12,356	9,800	492	—	—	2,400	—	25,048
	2009	12,881	9,805	468	—	2	2,400	—	25,556

Mr. Koster	2011	12,385	9,800	511	—	—	1,800	2,141	26,637
	2010	12,356	9,800	479	—	—	1,800	46	24,481
	2009	12,881	9,800	468	—	2	1,800	—	24,951

Mr. Surface	2011	12,385	9,800	481	—	—	—	3,997	26,663
	2010	12,356	9,800	457	—	—	—	79	22,692
	2009	12,881	8,613	446	—	—	—	—	21,940

(a)	Contribution amounts are vested.

Grants of Plan-Based Awards

The following table sets forth the target cash bonuses for each of our Named Executive Officers in 2011 and the grants of equity awards made to each of our Named Executive Officers during 2011.

2011 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Clements	N/A	—	969,010	1,308,164
Mr. Wilson	N/A	—	779,350	1,052,123
Mr. Fischer	N/A	—	227,500	307,125
	6/6/2011				150,000	15.90	615,750
Mr. Wind	N/A	—	224,000	280,000
	6/6/2011				150,000	15.90	615,750
Mr. Meeks	N/A	—	370,000	499,500
Mr. Koster	N/A	—	248,500	304,413
Mr. Surface	N/A	—	234,499	293,123

(1)	Reflects threshold, target and maximum bonus opportunities for each of our Named Executive Officers under the SMIP. For additional information regarding the SMIP, see “—Compensation Discussion and Analysis.”
(2)	Reflects options granted by the Compensation Committee on June 6, 2011, under the First Amended and Restated 2005 Equity Incentive Plan, or the 2005 Plan. One-half of the options are subject to five-year cliff vesting; the remainder of the options vest on the second, third, fourth and fifth anniversaries of April 13, 2011, respectively, with the percentage of options that vest on such dates dependent upon whether the fair market value of our common stock has appreciated from April 13, 2011 by more than 200% or 300%, as the case may be.
(3)	A description of the process used in determining the fair market value of our common stock is described above under “—Long-Term Equity Incentives—Determining Fair Market Value of Our Common Stock.”
(4)	Determined pursuant to ASC Topic 718, Compensation—Stock Compensation.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards outstanding as of December 31, 2011 for each of our Named Executive Officers.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(17)
Mr. Clements	225,000	(1)	—		5.33		2/1/2015
	1,125,000	(2)	750,000	(2)		(2)		(2)
Mr. Wilson	150,000	(3)	—		4.10		1/1/2013		112,500	(15)	1,555,875
	142,500	(4)	45,000	(4)	5.33		1/2/2017
	75,000	(5)	—		6.09		1/2/2016
	75,000	(6)	—		7.20		1/2/2017
	75,000	(7)	—		7.88		1/2/2018
	49,995	(8)	25,005	(8)	7.92		1/2/2019
	25,005	(9)	49,995	(9)	10.63		1/2/2020
	1,035,000	(2)	690,000	(2)		(2)		(2)
Mr. Fischer	—		150,000	(10)	15.90		6/6/2021
Mr. Wind	—		150,000	(10)	15.90		6/6/2021
Mr. Meeks	225,000	(2)	150,000	(2)		(2)		(2)
Mr. Koster	15,000	(11)	—		6.09		2/1/2016
	405,000	(2)	270,000	(2)		(2)		(2)
Mr. Surface	59,250	(12)	—		3.78		7/15/2012		90,000	(16)	1,244,700
	75,000	(13)	—		5.00		6/30/2014
	37,500	(14)	—		5.33		2/1/2015
	22,500	(11)	—		6.09		2/1/2016
	495,000	(2)	330,000	(2)		(2)		(2)

(1)	Reflects options granted on February 1, 2005, under our 2005 Plan, which vest in four equal annual installments beginning on the grant date.
(2)	Reflects options granted on October 31, 2008, under our 2005 Plan. The following table reflects the vesting schedule, exercise price and expiration date of each tranche in this grant:

	Exercise Price	Mr. Clements		Mr. Wilson		Mr. Koster		Mr. Meeks		Mr. Surface
Total Shares Awarded		1,875,000		1,725,000		675,000		375,000		825,000
Shares Vested on July 21, 2009	$8.55	375,000		345,000		135,000		75,000		165,000
Shares Vested on July 21, 2010	$8.55	250,000		230,000		90,000		50,000		110,000
	$10.55	125,000		115,000		45,000		25,000		55,000
Shares Vested on July 21, 2011	$10.55	291,667		268,333		105,000		58,333		128,333
	$13.21	83,333		76,667		30,000		16,667		36,667
Shares Vested on July 21, 2012	$13.21	333,333		306,667		120,000		66,660		146,667
	$15.88	41,667		38,333		15,000		8,340		18,333
Shares Vested on July 21, 2013	$15.88	375,000		345,000		135,000		75,000		165,000
Expiration Date	N/A	July 20, 2018	*	July 20, 2018	*	July 20, 2018	*	July 20, 2018	*	July 20, 2018	*
* Options that vested on July 21, 2009 will expire on July 20, 2013.

(3)	Reflects options granted on January 1, 2003, under the EverBank Financial, L.P. Incentive Plan, or the Predecessor Plan, which vested in five equal annual installments beginning on the grant date.

(4)	Reflects options granted on January 2, 2005, under our 2005 Plan. See the following table for the vesting schedule of each tranche in this grant:

Vesting Dates	Percentage of Options Vested on Each Vesting Date	Number of Options Vested on Each Vesting Date
January 2, 2006	4%	7,500
January 2, 2007	8%	15,000
January 2, 2008	12%	22,500
January 2, 2009	16%	30,000
January 2, 2010	20%	37,500
January 2, 2011	16%	30,000
January 2, 2012	12%	22,500
January 2, 2013	8%	15,000
January 2, 2014	4%	7,500

Total Shares Vested		187,500

(5)	Reflects options granted on January 2, 2006, under our 2005 Plan, which vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	Reflects options granted on January 2, 2007, under our 2005 Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date.
(7)	Reflects options granted on January 2, 2008, under our 2005 Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date.
(8)	Reflects options granted on January 2, 2009, under our 2005 Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date.
(9)	Reflects options granted on January 2, 2010, under our 2005 Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date.
(10)	See footnote 2 to the 2011 Grants of Plan-Based Awards table above.
(11)	Reflects options granted on February 1, 2006, under our 2005 Plan, which vest 100% on the fifth anniversary of the grant date.
(12)	Reflects options granted on July 15, 2002, under our Predecessor Plan, which vested in four equal annual installments beginning on the grant date.
(13)	Reflects options granted on June 30, 2004, under our Predecessor Plan, which vested 100% on the third anniversary of the grant date.
(14)	Reflects options granted on February 1, 2005, under our 2005 Plan, which vested 100% on the third anniversary of the grant date.
(15)	Reflects restricted stock units granted on January 2, 2005, under our 2005 Plan, which vest in five equal annual installments beginning on January 1, 2010.
(16)	Reflects restricted stock units granted on May 1, 2007, under our 2005 Plan, which vest and convert to shares of our common stock on May 1, 2012.
(17)	Based on the estimated tangible book value of the Company as of December 31, 2011.

Options Exercised and Restricted Stock Units Vested in 2011

The following table summarizes amounts received by Named Executive Officers in 2011 upon the exercise of their respective stock options and the vesting of restricted stock units:

2011 Option Exercises and Stock Vested

	Option Awards (1)			Stock Awards (5)
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Clements	270,000	(2)	3,503,160	—	—
Mr. Wilson	142,845	(3)	1,169,901	37,500	596,250
Mr. Fischer	—		—	—	—
Mr. Wind	—		—	—	—
Mr. Meeks	90,000		1,130,820	—	—
Mr. Koster	15,000	(4)	118,650	—	—
Mr. Surface	—		—	12,750	202,759

(1)	Represents the number of options for our common stock that were exercised in 2011, and the aggregate value of the shares of common stock received upon exercise based upon the fair market value of our common stock on the exercise date.
(2)	In connection with the exercise of options to purchase 270,000 shares of our common stock, Mr. Clements surrendered 129,275 shares of our common stock to pay the exercise price due upon such exercise, and all but $11.32 of the related withholding taxes due on such exercise of options, and received 140,725 shares of our common stock following such exercise. Mr. Clements paid the remaining $11.32 due in cash.
(3)	In connection with the exercise of options to purchase 142,845 shares of our common stock, Mr. Wilson surrendered 79,246 shares of our common stock to pay the exercise price due upon such exercise and all but $0.51 of the related withholding taxes due on such exercise of options, and received 63599 shares of our common stock following such exercise. Mr. Wilson paid the remaining $0.51 due in cash.
(4)	In connection with the exercise of options to purchase 15,000 shares of our common stock, Mr. Koster surrendered 8,549 shares of our common stock to pay the exercise price due upon such exercise and all but $10.12 of the related withholding taxes due on such exercise of options, and received 6,451 shares of our common stock following such exercise. Mr. Koster paid the remaining $10.12 due in cash.
(5)	Represents the number of restricted stock units that vested and converted to shares of our common stock in 2011, and the aggregate value of such shares of our common stock based upon the fair market value of our common stock on the vesting date.

Potential Payments Upon Termination of Employment

Other than with respect to Mr. Wind, we have entered into employment agreements with each of our Named Executive Officers that provide for certain payments and benefits upon their termination of employment for various reasons.

Payments Made Upon Termination Without Cause or Good Reason

Messrs. Clements and Wilson. In the event of Mr. Clements’ or Mr. Wilson’s termination of employment by us without Cause or by the executive for Good Reason, and upon signing a general release of claims against us, the executive will be entitled to:

•

severance equal to 2 times the average of his annual base salary in effect for the year in which termination occurs and his annual base salary during immediately preceding year, plus 2 times the average of his target bonus for the year in which his termination occurs and his actual bonus for the immediately preceding year, payable in installments over 24 months; and

•	continued group health benefits for 18 months and, at the conclusion of such 18-month period, a lump sum cash payment in an amount equal to 6 times the monthly cost to us of such benefits.

As described below, each of Messrs. Clements and Wilson is subject to certain restrictive covenants during his employment with us, and for 18 months following his termination of employment. Prior to the completion of the first 12 months of such restriction period, the executive may elect to be released from the remaining 6 months of the restriction period, in which case he will forfeit the remaining cash severance payments that would otherwise would have been payable over the remaining 12 months and the group health benefits that would have been available to him over the remaining 12 months.

The employment agreements with Messrs. Clements and Wilson also provide that the executive will be entitled to a tax gross-up payment from us to cover any excise tax liability he may incur under Section 280G of the Code.

Messrs. Fischer, Koster, Surface and Meeks. In the event of Mr. Fischer’s, Mr. Koster’s or Mr. Surface’s termination of employment by the Company without Cause or by the executive for Good Reason, and the executive signs a general release of claims against the Company, he will be entitled to:

•

severance equal to his annual base salary in effect immediately preceding his termination, plus his target bonus in effect immediately preceding his termination, payable in installments over 12 months; and

•	continued group health benefits for a period of 12 months.

Upon termination by Mr. Meeks for any reason or termination by us without Cause, Mr. Meeks will be entitled to his annual base salary in effect immediately preceding his termination, payable in equal installments over 12 months, and his target bonus in effect immediately preceding his termination, which is payable within 45 days following termination. He is also entitled to continued group health benefits for a period of 12 months. In the event that, for the year of termination, actual results under our bonus program would have resulted in Mr. Meeks receiving an above-target bonus payment, we will pay to Mr. Meeks an additional payment equal to the amount by which his bonus, using actual results, exceeds the amount that he received using his target bonus in effect immediately preceding his termination, payable within 90 days following the end of the plan year. Further, all unvested options will expire on the date of termination except those that would otherwise vest no later than 45 days after termination, and those will vest on termination.

Definitions Applicable to Agreements. For purposes of all such employment agreements, the following definition applies:

•

“Cause” generally means the executive’s (1) willful and substantial failure or refusal to perform his duties; (2) material breach of his fiduciary duties to the Company; (3) gross negligence or willful misconduct in the execution of his professional duties (or, in the case of Mr. Meeks, willful misconduct of laws, rules and regulations) which is materially injurious to the Company; or (4) illegal conduct which results in a conviction of a felony (or a no contest or nolo contendere plea thereto) and which is materially injurious to the business or public image of the Company.

For purposes of the employment agreements with Messrs. Clements, Wilson, Fischer, Koster and Surface, the following definition applies:

•

“Good Reason” generally means (1) the assignment to executive of duties that are inconsistent with his duties as contemplated under the employment agreement; (2) an adverse change in the executive’s position as a result of significant diminution in his duties or responsibilities; (3) a reduction in the executive’s base salary and/or target bonus opportunity; (4) relocation of executive’s principal office more than 50 miles; or (5) the Company’s breach of its material obligations under the employment agreement.

Restrictive Covenants

The employment agreements each contain confidentiality covenants that apply during and following the executives’ employment with us. The agreements also contain certain non-compete and non-solicitation obligations that, in the case of Messrs. Clements and Wilson, continue for a certain period of 18 months following termination (or 12 months if the executive elects to forfeit a portion of his severance, as discussed above), and in the case of Messrs. Fischer, Meeks, Koster and Surface, continue for a period of 12 months following the executive’s termination of employment.

Summary of Termination Payments and Benefits

The following table summarizes the approximate value of the termination payments and benefits that each of our Named Executive Officers would receive if he had terminated employment at the close of business on December 31, 2011. The table does not include certain amounts that the Named Executive Officer would be entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers and that are generally available to all salaried employees, such as our 401(k) plan. It also does not include values of awards that would vest normally prior to December 31, 2011.

	Termination of Employment: By Executive for Good Reason; By Us Without Cause (Not in Connection with a Change of Control)
	Clements ($)	Wilson ($)	Fischer ($)	Wind ($)	Meeks ($)	Koster ($)	Surface ($)
Cash severance (1)	3,407,410	2,822,600	552,500	—	740,000	601,000	569,497
Health care benefits continuation (2)	17,414	17,414	11,609	—	7,566	11,609	11,609
Health care benefits—lump sum payment (3)	5,805	5,805	—	—	—	—	—
Stock options (4)	—	689,840	—	—	—	—	—
Restricted stock units (5)	—	1,555,875	—	—	—	—	1,244,700

Total	3,430,629	5,091,534	564,109	—	747,566	612,609	1,825,806

	Death or Disability
	Clements ($)	Wilson ($)	Fischer ($)	Wind ($)	Meeks ($)	Koster ($)	Surface ($)
Pro rata bonus (6)	969,010	779,350	227,500	—	—	248,500	234,499
Cash severance (1)	—	—	—	—	740,000	—	—
Health care benefits continuation (2)	—	—	—	—	7,566	—	—
Stock options (4)	205,109	878,538	—	—	41,018	73,840	90,251
Restricted stock units (5)	—	1,555,875	—	—	—	—	1,244,700

Total	1,174,119	3,213,763	227,500	—	788,584	322,340	1,569,450

(1)	Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; and (ii) for Messrs. Fischer, Meeks, Koster and Surface, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Fischer, Koster and Surface. In the case of Mr. Meeks, his salary is payable over a one-year period and his bonus is payable within 45 days following termination. Mr. Meeks will receive severance following termination by Mr. Meeks for any reason or termination by us without Cause.

(2)	Reflects the cost of continued medical benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.
(3)	Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.
(4)	Reflects the difference between the estimated tangible book value of a share of our common stock on December 31, 2011 and the exercise price of the executive’s outstanding, unvested stock options that become fully-vested and exercisable upon such termination in accordance with the terms of the underlying option agreement.
(5)	Represents the estimated tangible book value of shares underlying outstanding restricted stock units, based on the estimated tangible book value of our common stock on December 31, 2011, which vest and convert to shares of common stock in accordance with the terms of the underlying option agreement.
(6)	Reflects the prorated portion (based on the effective date of his termination) of the payment that the executive would have received under our bonus plan for the year of his termination.

Potential Payments Upon a Change in Control

The following table summarizes the approximate value of the payments and benefits that each of our Named Executive Officers would receive if a change in control of the Company occurred on December 31, 2011, regardless of whether his employment was terminated in connection with the change in control. The table does not include values of awards that would vest normally prior to December 31, 2011:

	Clements ($)		Wilson ($)		Fischer ($)		Wind ($)		Meeks ($)		Koster ($)		Surface ($)
Stock options	205,109	(1)	878,538	(1)	—	(1)	—	(1)	41,018	(1)	73,840	(1)	90,251	(1)
Restricted stock units (2)	—		1,555,875		—		—		—		—		—
280G gross-up payment (3)	N/A		N/A		—		—		—		—		—

Total	205,109		2,434,413		—		—		41,018		73,840		90,251

(1)	Reflects the difference between the estimated tangible book value of a share of our common stock on December 31, 2011 and the exercise price of the executive’s outstanding, unvested stock options that become fully-vested and exercisable upon the occurrence of a change in control in accordance with the terms of the underlying option agreement. Note that for our Named Executive Officers who were granted options on June 6, 2011, the estimated tangible book value of a share of our common stock on December 31, 2011 was in excess of the exercise price of the stock options granted on June 6, 2011, and thus the stock options, whether subject to time-based vesting or performance conditions, have no intrinsic value (see footnote 2 to the 2011 Grants of Plan-Based Awards table).
(2)	Represents the estimated tangible book value of shares underlying outstanding restricted stock units, based on the estimated tangible book value of our common stock on December 31, 2011, which vest and convert to shares of common stock upon the occurrence of a change in control.
(3)	Although Messrs. Clements and Wilson are entitled to reimbursement in respect of the excise tax imposed on the executives by Section 280G of the Code (and any income tax imposed on such reimbursement), assuming a termination of employment or a change in control occurred as of December 31, 2011, we would have sought the requisite shareholder approval such that neither executive would have become liable for payment of any excise tax. Accordingly, we did not include any amounts for excise tax gross-up.

The following table summarizes the approximate value of the termination payments and benefits that each of our Named Executive Officers would receive in addition to those in the table above if, in connection with a change in control of the Company on December 31, 2011, he had terminated employment for Good Reason or we had terminated his employment without Cause:

	Termination of Employment: By Executive for Good Reason or By Us Without Cause (In Connection with a Change of Control)
	Clements ($)	Wilson ($)	Fischer ($)	Wind ($)	Meeks ($)	Koster ($)	Surface ($)
Cash severance (1)	3,407,410	2,822,600	552,500	—	740,000	601,000	569,497
Health care benefits continuation (2)	17,414	17,414	—	—	—	—	—
Health care benefits—lump sum payment (3)	5,805	5,805	—	—	—	—	—
280G gross-up payment (4)	N/A	N/A	—	—	—	—	—

Total	3,430,629	2,845,819	552,500	—	740,000	601,000	569,497

(1)	Reflects (i) for Messrs. Clements and Wilson, an amount equal to two times the average of the executive officer’s annual base salary in effect for the year in which termination occurs and his annual base salary during the immediately preceding year, plus two times the average of his target bonus in effect for the year in which termination occurs and his actual bonus for the immediately preceding year; and (ii) for Messrs. Fischer, Meeks, Koster and Surface, an amount equal to the executive officer’s annual base salary in effect immediately preceding the executive officer’s termination plus his target bonus in effect immediately preceding the executive officer’s termination. The cash severance is paid in equal installments over a two-year period, in the case of Messrs. Clements and Wilson, or a one-year period, in the case of Messrs. Fischer, Koster and Surface. In the case of Mr. Meeks, his salary is payable over a one-year period and his bonus is payable within 45 days following termination. Mr. Meeks will receive severance following termination by Mr. Meeks for any reason or termination by us without Cause.
(2)	Reflects the cost of continued medical benefits, based on (i) our portion of the projected cost of the benefits (the executive pays the employee-cost for such coverage), and (ii) the level of medical coverage selected by the executive.
(3)	Reflects the full cost to us of the lump sum payment, based on the level of medical coverage selected by the executive, assuming the executive does not elect to be released from the remainder of the restrictive covenants period.
(4)	Although Messrs. Clements and Wilson are entitled to reimbursement in respect of the excise tax imposed on the executives by Section 280G of the Code (and any income tax imposed on such reimbursement), assuming a termination of employment or a change in control occurred as of December 31, 2011, we would have sought the requisite shareholder approval such that neither executive would have become liable for payment of any excise tax. Accordingly, we did not include any amounts for excise tax gross-up.

Compensation of Directors

Compensation of Directors in 2011

The following table sets forth the compensation paid by us to the members of the Board of Directors of EverBank Florida for all services in all capacities during 2011:

	Fees Earned or Paid in
Name (1)	Cash ($)(2)	Total ($)(3)
Charles E. Commander, III	45,000	45,000
Merrick R. Kleeman	27,000	27,000
Mitchell M. Leidner	37,000	37,000
W. Radford Lovett, II	36,000	36,000
Robert J. Mylod, Jr.	33,000	33,000
Russell B. Newton, III	42,000	42,000
William Sanford	25,000	25,000
Richard P. Schifter	33,000	33,000
Rupinder S. Sidhu (4)	70,000	70,000
Alok Singh	28,000	28,000
Scott M. Stuart	37,000	37,000
Joseph D. Hinkel	15,000	15,000
Gerald S. Armstrong	13,000	13,000

(1)	Messrs. Clements, Wilson and Meeks served on the Board of Directors of EverBank Florida in 2011. None of Messrs. Clements, Wilson and Meeks were compensated for their service on the Board of Directors.
(2)	The amounts in this column reflect the sum of the retainer, meeting and special fees earned by each director as shown below:

Director	Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Special Fees ($)
Mr. Commander, III	16,000	12,000	17,000	—
Mr. Kleeman	16,000	11,000	—	—
Mr. Leidner	16,000	12,000	9,000	—
Mr. Lovett, II	16,000	10,000	10,000	—
Mr. Mylod, Jr.	16,000	12,000	5,000	—
Mr. Newton, III	16,000	11,000	15,000	—
Mr. Sanford	16,000	9,000	—	—
Mr. Schifter	16,000	10,000	7,000	—
Mr. Sidhu	8,000	8,000	4,000	50,000
Mr. Singh	16,000	8,000	4,000	—
Mr. Stuart	16,000	12,000	9,000	—
Joseph D. Hinkel	8,000	3,000	4,000	—
Gerald S. Armstrong	8,000	3,000	2,000	—

(3)	Our directors did not receive any equity grants in 2011.
(4)	Mr. Sidhu resigned from on the Board of Directors of EverBank Florida in July 2011.

We have adopted a policy pursuant to which directors who began to serve as a member of our Board of Directors on or before December 30, 2010, and who continue to serve for a minimum of five years are eligible to receive a $5,000 credit for each year of service on our Board of Directors up to $50,000 payable upon their departure from our Board of Directors. Other than Mr. Sidhu, no director received such fees in 2011.

We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Director and committee meetings.

In February 2012, our Compensation Committee engaged the Compensation Consultants to evaluate our compensation practices for non-employee directors. Following their review of the information provided by the Compensation Consultants, our Compensation Committee approved in March 2012, and subject to ratification of our Board of Directors, the following cash compensation program for non-employee directors serving on our Board of Directors:

•	$50,000 annual retainer fee for serving on the Board of Directors, payable on a quarterly basis;

•	$15,000 annual retainer fee for the Chairman of our Audit Committee, payable on a quarterly basis;

•	$10,000 annual retainer fee for the Chairman of our Risk Committee, payable on a quarterly basis;

•	$7,500 annual retainer fee for the Chairman of our Compensation Committee, payable on a quarterly basis; and

•	$5,000 annual retainer fee for the Chairman of our Nominating and Corporate Governance Committee, payable on a quarterly basis.

In addition to the cash compensation component described above, each non-employee director of our Board of Directors will be eligible to receive an annual award of restricted stock units having a value of $50,000. Non-employee directors associated with certain institutional holders will receive $50,000 in cash compensation in lieu of the restricted stock units in light of various regulatory considerations. The restrictions will lapse on each such annual grant of restricted stock units in full one year from the grant date. Those non-employee directors receiving cash in lieu of restricted stock units will receive the $50,000 on the same date the restrictions lapse on the restricted stock units. We have either granted restricted stock units or accrued for the $50,000 cash payment in lieu of restricted stock units to our non-employee directors for 2012. Commencing with our 2013 annual shareholder meeting, each director elected at such meeting will either be granted on such meeting date an award of restricted stock units having a value of $50,000 or be eligible to receive $50,000 in cash compensation in lieu of restricted stock units on the same date the restrictions lapse on the restricted stock units granted on such meeting date. The number of restricted stock units to be granted will be determined based on the closing price of the Company’s common stock on the grant date (or as of the next succeeding business day if the grant date is not a trading date).

We will continue our practice of (a) reimbursing our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board of Director and committee meetings and (b) not compensating our directors who are employed by us for their services as directors.

We require our non-employee directors to own meaningful equity stakes in the Company to further align their economic interests with shareholders. Our directors will be required to own not less than $150,000 worth of shares of Company stock. Each person subject to these Stock Ownership Guidelines will be required to hold shares until the Stock Ownership Guidelines are achieved.

Compensation Plan Information

We maintain four equity benefit plans —the First Amended and Restated 2005 Equity Incentive Plan and the EverBank Financial, L.P. Incentive Plan, the 2011 Omnibus Equity Incentive Plan and the 2011 Executive Incentive Plan. Since our initial public offering we are only granting awards under the 2011 Omnibus Equity Incentive Plan and the 2011 Executive Incentive Plan.

First Amended and Restated 2005 Equity Incentive Plan

On April 22, 2005, our Board of Directors and stockholders adopted the 2005 Plan, which was subsequently amended and restated on December 30, 2008. The following is a summary of the material terms of the 2005 Plan.

Purpose. The purpose of the 2005 Plan is to attract and retain outstanding individuals to serve as officers, employees, directors or consultants and to increase stockholder value.

Eligibility. The 2005 Plan permits the grant of incentive awards to employees, officers, non-employee directors, individuals engaged to become an officer or employee, and consultants or advisors acting as independent contractors of ours and our affiliates as selected by the Compensation Committee. As of December 31, 2011, the number of eligible participants holding nonqualified options to purchase shares of our common stock that have not expired was approximately 121 and restricted stock units where the restrictions have not lapsed was approximately 45.

The number of eligible participants may increase over time based upon our future growth and that of our affiliates.

Form of Awards. The 2005 plan authorizes the granting of awards to employees in the following forms:

•	options to purchase shares of our common stock, which may be nonqualified stock options or incentive stock options under Section 422(b) of the Code;

•

stock appreciation rights, or SARs, which give the holder the right to receive the difference (payable in cash, stock or a combination of cash and stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•

restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•	performance shares or units, which are awards payable in cash, stock or a combination of cash and stock upon the attainment of specified performance goals; or

•	dividend equivalent units, which represent the right to receive a payment equal to the cash dividends paid with respect to a share of common stock.

Authorized Shares. The number of shares reserved and available for issuance under the 2005 Plan is 15,000,000 shares. In the event that any outstanding award for any reason is forfeited, terminates, expires or lapses, any shares subject to the award will again be available for issuance under the 2005 Plan.

Limitations on Individual Awards. The maximum number of awards which could be granted to any one participant during a calendar year under the 2005 Plan is as follows:

•	3,750,000 shares subject to options and/or SARs;

•	3,750,000 shares subject to restricted stock or restricted stock unit awards;

•	3,750,000 performance shares; and

•	$3,750,000 in performance units, the value of which is not based on the fair market value of a share of our common stock.

Administration. The 2005 Plan is administered by the Compensation Committee. The Compensation Committee may designate eligible recipients of awards under the 2005 Plan; determine the type or types of awards to be granted to each participant and the number, terms and conditions of award; prescribe, amend and rescind rules and regulations for carrying out the 2005 Plan; and construe and interpret the 2005 Plan and award agreements.

Performance Goals.

• Revenue	• Return on equity

• EBITDA, as adjusted	• Return on assets

• Net earnings	• Return on capital

• Operating income	• Growth in assets

• Pre- or after-tax income	• Economic value added

• Bank deposits	• Share price performance

• Number of mortgage loans	• Total stockholder return

• The value of our mortgage loan servicing portfolio	• Business expansion and/or acquisitions or divestitures

• Cash flow	• Market share or market penetration

• Cash flow per share	• Improvement or attainment of expense levels

• Income before income taxes and minority interests	• Completion or implementation of certain business projects or initiatives

• Basic or diluted earnings per share

Changes in Capital Structure. Upon the occurrence, as defined by the Compensation Committee, of a dividend or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock, if the Compensation Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2005 Plan, then the Compensation Committee may adjust any or all of (1) the number and type of shares of common stock subject to the 2005 Plan; (2) the number and type of shares subject to outstanding awards; and (3) the grant, purchase or exercise price with respect to any award, subject to participant rights under a change in control.

Change of Control. The Compensation Committee may specify, either in an award agreement or at the time of a change of control, whether an outstanding award will become vested and/or payable, in whole or in part, as a result of the change of control, and whether such award will be cancelled as of, or within a specified period after, the date of the change of control. Without limiting the foregoing, the Compensation Committee may specify that:

•

if the outstanding options or SARs are not assumed, or if substitute options or SARs are not issued, or if the assumed or substituted awards fail to contain similar terms and conditions as the award prior to the change of control or fail to preserve the benefits of the award, then each holder of an outstanding option or SAR may elect to receive, in exchange for the surrender of the option or SAR, an amount of cash equal to the excess of the greater of the fair market value of the shares as of the change of control date or the fair market value of the shares on the date of surrender covered by the option or SAR (to the extent vested and not yet exercised) that is so surrendered over the purchase price.

•

if the shares issued to a participant as a result of the accelerated vesting or payment of a restricted stock award, performance share award, restricted stock unit award, performance unit award or dividend equivalent award under the 2005 Plan are not registered pursuant to an effective registration statement filed with the SEC, then each holder of such shares may elect to receive, in exchange for the surrender of such shares, an amount of cash equal to the greater of the fair market value of a share of our common stock on the change of control date, or the fair market value of such shares on the date of surrender.

Nontransferability of Awards. In general, awards are not transferable by the participant except by will or by the laws of descent and distribution.

Termination and Amendment. The 2005 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by our Board of Directors or the Compensation Committee. Our Board of Directors or the Compensation Committee generally may terminate, suspend or amend the 2005 Plan at any time. No amendment may be made without stockholder approval if such amendment otherwise requires stockholder approval by reason of any law, regulation or rule applicable to the 2005 Plan, or if the amendment materially increases the number of shares of the 2005 Plan or if it amends the provisions pertaining to the prohibition on repricing.

EverBank Financial, L.P. Incentive Plan (Referred to Herein as the Predecessor Plan)

On September 1, 1998, our Board of Directors and stockholders adopted the Predecessor Plan. The Predecessor Plan permitted grants of awards of options, SARs and restricted stock units to key employees, including our Named Executive Officers. However, we have not granted awards under the Predecessor Plan since 2004 and it will remain in effect only so long as awards granted thereunder shall remain outstanding.

2011 Omnibus Equity Incentive Plan

In connection with our initial public offering, we adopted the EverBank Financial Corp 2011 Omnibus Equity Incentive Plan, or the 2011 Plan, which became effective in May 2012. The following is a summary of the material terms of the 2011 Plan.

Purpose. The purpose of the 2011 Plan is to provide additional incentive to selected management, employees, directors, independent contractors and consultants of the Company in order to strengthen their commitment to the Company.

Eligibility. The 2011 Plan permits the grant of incentive awards to employees, nonemployee directors, individuals engaged to become employees, and consultants or independent contractors, as selected by the Administrator.

Form of Awards. The 2011 Plan authorizes the granting of awards to employees in the following forms:

•	options to purchase shares of our common stock, intended to be nonqualified stock options;

•

SARs, which give the holder the right to receive the difference (payable in cash, stock or a combination of cash and stock) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted shares, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Administrator;

•	deferred shares, which represents the right to receive shares at the end of a specified deferral period and/or upon the attainment of specified performance objectives;

•	performance shares, which are shares subject to restrictions that lapse upon the attainment of specified performance goals; or

•

other share-based awards, which may include restricted share units or performance units (representing the right to receive shares of common stock at a designated time in the future), or dividend equivalents (representing the right to receive a payment equal to the cash dividends paid with respect to a share of common stock), each of which may be subject to terms and conditions including the attainment of performance goals or a period of continued employment.

Authorized Shares. The number of shares reserved and available for issuance under the 2011 Plan is 15,000,000 shares. In the event that any outstanding award for any reason is forfeited, terminates, expires or lapses, any shares subject to the award will again be available for issuance under the 2011 Plan.

Limitations on Individual Awards. The maximum number of awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and which could be granted to any one participant who is likely to be a “covered employee” within the meaning of Section 162(m) of the Code during a calendar year under the 2011 Plan may not exceed 1,500,000 shares of common stock.

Administration. The 2011 Plan is administered by the Board of Directors, or if and to the extent the Board does not administer the plan, the Compensation Committee. The Administrator may designate eligible recipients of awards under the 2011 Plan; determine the type or types of awards to be granted to each participant and the number, terms and conditions of award; prescribe, amend and rescind rules and regulations for carrying out the 2011 Plan; and construe and interpret the 2011 Plan and award agreements.

Performance Goals. Performance shares may be subject to the achievement of one or more of the following performance goals: (1) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (2) pre-tax income or after-tax income; (3) earnings per share (basic or diluted); (4) operating profit; (5) revenue, revenue growth or rate of revenue growth; (6) return on assets (gross or net), return on investment, return on capital, or return on equity; (7) returns on sales or revenues; (8) operating expenses; (9) share price or total shareholder return; (10) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (11) implementation or completion of critical projects or processes; (12) cumulative earnings per share growth; (13) operating margin or profit margin; (14) cost targets, reductions and savings, productivity and efficiencies; (15) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (16) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (17) any combination of, or a specified increase in, any of the foregoing. Performance goals not specified in the 2011 Plan may be used to the extent that an award is not intended to comply with Section 162(m) of the Code.

Changes in Capital Structure. Upon the occurrence, as determined by the Administrator, of a merger, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, ordinary or special dividend (whether in the form of cash, shares of common stock, or other property), share split, reverse share split, combination or exchange of shares, or other similar corporate transaction or event that affects the shares of common stock, an equitable substitution or proportionate adjustment shall be made, as determined by the Administrator in its sole discretion, in (1) the number of shares of common stock subject to the 2011 Plan; (2) the kind and number of shares subject to outstanding awards; and (3) the purchase or exercise price with respect to any award. The Administrator may provide, in its sole discretion, for cancellation of any outstanding awards in exchange for payment in cash or other property having an aggregate fair market value of the shares covered by the award, reduced by the aggregate exercise price or purchase price, if any.

Change of Control. Unless otherwise determined by the Administrator and evidenced in an award agreement, in the event that a change of control occurs and the participant’s employment is terminated by the Company without cause after the effective date of the change of control but prior to twelve (12) months following the change of control, then (1) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable and (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2011 Plan will lapse and such awards will be deemed fully vested and any performance conditions will be deemed to be fully achieved.

Nontransferability of Awards. In general, awards are not transferable by the participant except with the prior written consent of the Administrator.

Termination and Amendment. The 2011 Plan will terminate on the tenth anniversary of the effective date, unless earlier terminated by the Administrator. The Administrator generally may terminate, suspend or amend the 2011 Plan at any time. No amendment may be made without shareholder approval if such amendment otherwise requires shareholder approval by reason of any law, regulation or rule applicable to the 2011 Plan, including, without limitation, repricing of options and option exchanges.

2011 Executive Incentive Plan

We have adopted the EverBank Financial Corp 2011 Executive Incentive Plan, or the Executive Incentive Plan, which became effective on May 3, 2012. The following is a summary of the material terms of the Executive Incentive Plan.

Purpose. The purpose of the Executive Incentive Plan is to provide cash incentive awards to selected executives of the Company in order to increase stockholder value by motivating executives to perform to the best of their abilities and to achieve the Company’s objectives.

Eligibility. The Executive Incentive Plan permits the grant of awards to executives and other key employees, as selected by the Compensation Committee.

Form of Awards. The Executive Incentive Plan authorizes the granting of cash awards to executives based on the achievement of performance goals.

Limitations on Individual Awards. The maximum performance-based award to be granted to any participant under the Executive Incentive Plan is $3,500,000.

Administration. The Executive Incentive Plan is administered by the Compensation Committee. The Compensation Committee may delegate specific administrative tasks to Company employees or others, subject to the requirements for qualifying compensation as “performance-based.” The Compensation Committee shall have the authority to designate eligible recipients of cash incentives; adopt target awards and payout formulae; determine awards and the amount, manner and time of payment of the awards; prescribe, amend and rescind rules, regulations and procedures for carrying out the Executive Incentive Plan; and construe and interpret the Executive Incentive Plan.

Performance Goals. Performance shares may be subject to the achievement of one or more of the following performance goals: (1) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (2) pre-tax income or after-tax income; (3) earnings per share (basic or diluted); (4) operating profit; (5) revenue, revenue growth or rate of revenue growth; (6) return on assets (gross or net), return on investment, return on capital, or return on equity; (7) returns on sales or revenues; (8) operating expenses; (9) share price or total shareholder return; (10) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (11) implementation or completion of critical projects or processes; (12) cumulative earnings per share growth; (13) operating margin or profit margin; (14) cost targets, reductions and savings, productivity and efficiencies; (15) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (16) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (17) any combination of, or a specified increase in, any of the foregoing. Performance goals not specified in the Executive Incentive Plan may be used to the extent that an award is not intended to comply with Section 162(m) of the Code.

Determination of Performance Goals, Target Award and Payout Formula. The Compensation Committee will establish performance goals for each participant for the performance period. Such performance goals will be set forth in writing on or prior to the “Target Determination Cutoff Date” which is the latest date that will not jeopardize the target award’s qualification as performance-based compensation for purposes of Section 162(m). The Compensation Committee will establish the target award for each participant as well as the payout formula for purposes of determining the award payable to each participant, in each case on or prior to the Target Determination Cutoff Date. The payout formula will be set forth in writing and will provide for the payment of an award if the performance goals are achieved.

Payout Determination. The Compensation Committee will certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The Compensation Committee has discretion to eliminate or reduce the award payable to any participant below that which otherwise would be payable under the payout formula.

Nontransferability of Awards. In general, awards are not transferable by the participant except by will or the laws of intestacy.

Termination and Amendment. The Compensation Committee generally may terminate, suspend or amend the Executive Incentive Plan at any time. No amendment may be made without shareholder approval if such amendment otherwise requires shareholder approval by reason of any law, regulation or rule applicable to the Executive Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our common stock authorized for issuance under equity compensation plans as of December 31, 2011:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)(2)	(b)	(c)(3)
Equity compensation plans approved by security holders (1)	11,977,682	$11.04	3,574,468
Equity compensation plans not approved by security holders (4)	—	$—	—

Total	11,977,682		3,574,468

(1)	Includes the Predecessor Plan and the 2005 Plan.
(2)	Includes (i) options to purchase 10,732,627 shares of our common stock granted under the 2005 Plan; (ii) 470,605 restricted stock units granted under the 2005 Plan; and (iii) 774,450 options to purchase shares of our common stock granted under the Predecessor Plan.
(3)	Includes 3,574,468 shares available for issuance pursuant to grants of full-value stock awards (such as restricted stock, restricted stock units and performance shares). No future grants may be awarded under the Predecessor Plan.
(4)	We do not maintain any equity compensation plans that have not been approved by our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at September 30, 2012, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o EverBank Financial Corp, 501 Riverside Avenue, Jacksonville, Florida 32202. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 120,624,500 shares of common stock outstanding as of September 30, 2012.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of September 30, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering

	Number	Percentage
Named Executive Officers and Directors:
Robert M. Clements (1)	4,005,879	3.27%
W. Blake Wilson (2)	2,604,657	2.12%
Steven J. Fischer	—	—
Thomas L. Wind	20,000	*
Gary A. Meeks (3)	1,125,930	*
John S. Surface (4)	1,173,177	*
Michael C. Koster (5)	929,446	*
Gerald S. Armstrong (6)	5,852,685	4.85%
Charles E. Commander, III (7)	189,975	*
Joseph D. Hinkel (8)	10,000	*
Merrick R. Kleeman (9)	277,869	*
Mitchell M. Leidner (10)	3,494,840	2.90%
W. Radford Lovett, II (11)	4,318,226	3.58%
Robert J. Mylod, Jr. (12)	574,934	*
Russell B. Newton, III (13)	5,196,748	4.31%
William Sanford (14)	—	—
Richard P. Schifter (15)	—	—
Alok Singh (16)	8,737,104	7.24%
Scott M. Stuart (17)	12,912,230	10.70%
All directors and executive officers as a group (25 persons)	53,107,551	41.69%
5% Stockholders:
Sageview Partners L.P. (18)	12,912,230	10.70%
New Mountain Partners III, L.P. (19)	8,737,104	7.24%
TPG Funds (20)	8,737,103	7.24%

*	Less than one percent.
(1)	Consists of: (i) 2,280,879 shares of our common stock, of which 98,327 are shares for which Mr. Clements acts as custodian on behalf of his four children; and (ii) options to purchase 1,725,000 shares of our common stock that are currently exercisable or are exercisable within 60 days of September 30, 2012. Excludes 252,559 shares of our common stock held in the Robert M. Clements 2010 Grantor Retained Annuity Trust, of which Ann H. Clements, Mr. Clements’ wife, is trustee; and 197,505 shares of our common stock held in the Robert M. Clements Children’s Trust, of which Ann H. Clements, Mr. Clements’ wife, is trustee. Mr. Clements does not have any voting or dispositive power over the shares of common stock held in either the Robert M. Clements 2010 Grantor Retained Annuity Trust or the Robert M. Clements Children’s Trust, and accordingly disclaims any beneficial ownership thereof. Ann H. Clements, Mr. Clements’ wife, owns 796,695 additional shares of our common stock in her own name and acts as custodian for 120,888 shares on behalf of three children. Ann T. Clements, Mr. Clements’ daughter, owns 40,296 additional shares of common stock in her own name. Mr. Clements does not have any voting or dispositive power over the shares of common stock held by his wife or daughter and accordingly disclaims any beneficial ownership thereof. Mr. Clements is a limited partner of Arena Capital Investment Fund, L.P., one of our 5% stockholders. Mr. Clements has no voting or dispositive power over the shares held by Arena and accordingly disclaims any beneficial ownership thereof, except to the extent of his pecuniary interest therein.
(2)	Consists of: (i) 559,647 shares of our common stock; (ii) options to purchase 2,045,010 shares of our common stock that are currently exercisable or are exercisable within 60 days of September 30, 2012. Of the 599,647 shares of our common stock: Mr. Wilson (w) owns 379,647 with his spouse, Stephanie K. Wilson, as tenants by the entirety; (x) beneficially owns 52,392 shares of our common stock as trustee of the W. Blake Wilson 2-Year Grantor Retained Annuity Trust; (y) beneficially owns 78,518 shares of our common stock as trustee of the W. Blake Wilson 5-Year Grantor Retained Annuity Trust; and (z) beneficially owns 49,090 shares of our common stock as trustee of the W. Blake Wilson 2012 2-Year Grantor Retained Annuity Trust.
(3)	Consists of: (i) 825,930 shares of our common stock held by the Gary A. Meeks Revocable Living Trust; and (ii) options to purchase 300,000 shares of our common stock that are currently exercisable or are exercisable within 60 days of September 30, 2012.
(4)	Consists of: (i) 318,657 shares of our common stock, of which 19,257 shares are owned by Surface Investment Partnership, Ltd.; and (ii) options to purchase 854,520 shares of our common stock that are currently exercisable or are exercisable within 60 days of September 30, 2012.
(5)	Consists of: (i) 374,446 shares of our common stock; and (ii) options to purchase 555,000 shares of our common stock that are currently exercisable or are exercisable within 60 days of September 30, 2012.
(6)	Of the 5,852,685 shares of our common stock, Mr. Armstrong: (i) owns 60,000 shares of our common stock in his own name; and (ii) beneficially owns 5,792,685 shares of our common stock held by Arena Capital Investment Fund, L.P., as Managing Director of Arena Equity Partners, LLC, the general partner of Arena Capital Investment Fund, L.P. The address for Mr. Armstrong is c/o Arena Capital Investment Fund, L.P., 133 East 80 Street, New York, NY 10075.
(7)	Consists of 189,975 shares of our common stock held by C.E. Commander IRA. The address for Mr. Commander is 3839 Ortega Boulevard, Jacksonville, FL 32210.
(8)	The address for Mr. Hinkel is 919 Chestnut Avenue, Wilmette, IL 60091.
(9)	The address for Mr. Kleeman is c/o Wheelock Street Capital, 52 Mason St., Greenwich, CT 06830.
(10)	Mr. Leidner is a Senior Principal at Aquiline Capital Partners LLC or Aquiline. Aquiline owns 3,494,840 shares of our common stock, of which 2,243,376.62 shares of our common stock are held by Aquiline Financial Services Fund L.P. and 1,251,463.62 shares of our common stock are held by Aquiline Financial Services Fund (Offshore) L.P. The address for Mr. Leidner is c/o Aquiline Capital Partners LLC, 535 Madison Avenue, New York, NY 10022.
(11)

SeaQuest Capital owns 2,378,130 shares of our common stock. Mr. Lovett is Administrative Partner of SeaQuest Capital and is co-trustee with Katharine L. Loeb, Philip H. Lovett and Lauren L. Fant of the Radford D. Lovett Irrevocable GST Trust, which is the general partner and owner of 100% of the partnership interests in SeaQuest Capital. Lovett Miller Venture Fund II, Limited Partnership owns 1,097,550 shares of our common stock. Mr. Lovett and Scott Miller are managing directors of Lovett Miller Venture Partners II, LLC, the general partner of Lovett Miller Venture Fund II, Limited Partnership. Lovett Miller Venture Fund III, Limited Partnership owns 810,450 shares of our common stock. Messrs. Lovett and Miller are managing directors of Lovett Miller Venture Partners III, LLC, the general partner of Lovett Miller Venture Fund III, Limited Partnership. Lovett Miller & Co. Incorporated Profit Sharing Plan, FBO

William Radford Lovett II, owns 32,096 shares of our common stock. The address for Mr. Lovett is c/o Lovett Miller & Co., One Independent Dr., Suite 1600, Jacksonville, FL 32202.
(12)	Mr. Mylod is a limited partner of Arena Capital Investment Fund, L.P., one of our 5% stockholders. Mr. Mylod has no voting or dispositive power over the shares held by Arena and accordingly disclaims any beneficial ownership thereof, except to the extent of his pecuniary interest therein.
(13)	The 1995 Newton Family Limited Partnership, LLLP owns 3,794,235 shares of our common stock. Mr. Newton is the sole manager of Newton O5, LLC, the general partner of the Newton Family Limited Partnership, LLLP. Timucuan Fund, L.P. owns 641,928 shares of our common stock. Mr. Newton is the controlling partner of Timucuan Fund Management, L.P., the general partner of Timucuan Fund, L.P. R2 Partners owns 387,430 shares of our common stock. Mr. Newton is one of two general partners of R2 Partners and owns 50% of the partnership units of R2 Partners. DV Properties, Inc. owns 373,155 shares of our common stock. Mr. Newton is Director and President of DV Properties, Inc. The address for Mr. Newton is c/o Timucuan Asset Management Inc., 200 West Forsyth St., Suite 1600, Jacksonville, FL 32202.
(14)	The address for Mr. Sanford is c/o Fairway Market, 2284 12th Avenue, New York, NY 10024.
(15)	Mr. Schifter is a Partner at TPG Capital, L.P., which is an affiliate of the TPG Funds. Mr. Schifter does not have voting or dispositive power over the shares held by the TPG Funds and accordingly disclaims beneficial ownership thereof, except to the extent of his pecuniary interest therein. The address for Mr. Schifter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(16)	Mr. Singh is a Managing Director of New Mountain Capital, which is an affiliate of New Mountain Partners III, L.P. Mr. Singh disclaims beneficial ownership over the shares held by New Mountain Partners III, L.P., except to the extent of his pecuniary interest therein. The address for Mr. Singh is c/o New Mountain Capital, 787 Seventh Avenue, 49th Floor, New York, NY 10019.
(17)	Consists of shares of common stock held by Sageview Partners L.P. Mr. Stuart is a Co-President of Sageview Capital MGP, LLC, which ultimately controls the general partner of Sageview Partners L.P. Mr. Stuart shares voting and dispositive power over the securities held by Sageview Partners L.P., however, he disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Stuart is c/o Sageview Capital LP, 55 Railroad Avenue, Greenwich. CT 06830.
(18)	Sageview Capital Master, L.P. (“Sageview Master”), Sageview Capital Partners (A), L.P. (“Sageview A”), Sageview Capital Partners (B), L.P. (“Sageview B”), Sageview Partners (C) (Master), L.P. (“Sageview C”) are the sole shareholders of Sageview Partners L.P. Sageview A, Sageview B and Sageview C are the sole shareholders of Sageview Master. Sageview Capital GenPar, Ltd. (“Sageview Ltd”) is the sole general partner of each of Sageview A, Sageview B and Sageview C. Sageview Capital GenPar, L.P. (“Sageview GenPar”) is the sole shareholder of Sageview Ltd. Sageview Capital MGP, LLC is the sole general partner of Sageview GenPar. Edward A. Gilhuly and Scott M. Stuart, one of our directors, are managing and controlling persons of Sageview Capital MGP, LLC. The address for Mr. Gilhuly is c/o Sageview Capital LP, 245 Lytton Avenue, Suite 250, Palo Alto, CA 94301. The address for Mr. Stuart is c/o Sageview Capital LP, 55 Railroad Avenue, Greenwich. CT 06830.
(19)	The general partner of New Mountain Partners III, L.P. is New Mountain Investments III, L.L.C., and the manager of New Mountain Partners III, L.P. is New Mountain Capital, L.L.C. Steven Klinsky is the managing member of New Mountain Investments III, LLC. Alok Singh, a member of our Board of Directors, is a member of New Mountain Investments III, L.L.C. New Mountain Investments III, L.L.C. has decision-making power over the disposition and voting of shares of portfolio investments of New Mountain Partners III, L.P. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of New Mountain Partners III, L.P. in its role as the investment advisor. New Mountain Capital, LLC is a wholly owned subsidiary of New Mountain Capital Group, LLC. New Mountain Capital Group, LLC is 100% owned by Mr. Klinsky. Since New Mountain Investments III, L.L.C. has decision-making power over New Mountain Partners III, L.P., Mr. Klinsky may be deemed to beneficially own the shares that New Mountain Partners III, L.P. holds of record or may be deemed to beneficially own. Mr. Klinsky, Mr. Singh, New Mountain Investments III, L.L.C. and New Mountain Capital, L.L.C. disclaim beneficial ownership over the shares held by New Mountain Partners III, L.P., except to the extent of their pecuniary interest therein. The address for New Mountain Partners III, L.P. is 787 Seventh Avenue, 49th Floor, New York, NY 10019.
(20)

Includes: (i) 6,963,236.42 shares of common stock held by TPG Partners VI, L.P. (“TPG Partners VI”), a Delaware limited partnership, whose general partner is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC, a Delaware limited liability company; (ii) 1,747,421.43 shares of common stock held by TPG Tortoise AIV, L.P. (“TPG Tortoise”), a Delaware limited partnership, whose general partner is TPG Tortoise GenPar, L.P., a Delaware limited partnership, whose general partner is TPG Tortoise GenPar Advisors, LLC, a Delaware limited liability company; and (iii) 26,445.18 shares of common stock held by TPG FOF VI SPV, L.P. (“TPG FOF VI SPV” and, together with TPG Partners VI and TPG Tortoise, the “TPG Funds”), a Delaware limited partnership, whose general partner is TPG Advisors VI, Inc. The sole member of each of TPG GenPar VI Advisors, LLC and TPG Tortoise GenPar Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and TPG Advisors VI, Inc. and may therefore be deemed to be the beneficial owners of the common stock held by TPG Partners VI, TPG Tortoise and TPG FOF VI SPV. The address of TPG Group Holdings (SBS) Advisors, Inc., TPG Advisors VI, Inc. and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2007, including currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Shareholder Agreement

On October 21, 2009, we entered into the Second Amended and Restated Stock Redemption and Shareholder Agreement with our stockholders. Our stockholders approved a minor amendment to the Shareholder Agreement at the April 2010 annual stockholder meeting. Under this agreement, which terminated upon consummation of the initial public offering of our common stock, our stockholders had preemptive rights in certain circumstances upon a sale by us of certain securities, including shares of our common stock. In addition, the Second Amended and Restated Stock Redemption and Shareholder Agreement provided for certain first refusal rights, tag-along rights, drag-along rights, rights to designate members of our Board of Directors and transfer restrictions. We believe that the terms of the Second Amended and Restated Stock Redemption and Shareholder Agreement were reasonable and reflected the terms of an agreement negotiated on an arm’s-length basis.

Series B Preferred Stock Financing

On July 21 and September 15, 2008, we sold an aggregate of 123,775.73 shares of our Series B Preferred Stock at $1,000 per share for an aggregate purchase price of $123,775,730. These sales were made to Sageview and certain of our existing stockholders that were “accredited investors” within the meaning of the Securities Act. Immediately prior to the consummation of the initial public offering of our common stock, the 137,909 shares of Series B Preferred Stock converted into 16,124,303 shares of EverBank Delaware common stock.

Certain of our affiliates participated in the Series B Preferred Stock financing. Sageview, which owns more than 5% of our outstanding capital stock, purchased 100,000 shares for an aggregate purchase price of $100,000,000. Various family members of our Chairman of the Board and Chief Executive Officer, Robert M. Clements, purchased an aggregate of 1,685 shares for an aggregate purchase price of $1,685,000. Additionally, our Executive Vice President, John S. Surface, purchased 150 shares for an aggregate purchase price of $150,000, Merrick R. Kleeman, a director, purchased 100 shares for an aggregate purchase price of $100,000, W. Radford Lovett, II, a director, purchased 250 shares for an aggregate purchase price of $250,000, Robert J. Mylod, Jr., a director, purchased 350 shares for an aggregate purchase price of $350,000, and Russell B. Newton, III, a director, purchased through various legal entities 7,300 shares for an aggregate purchase price of $7,300,000.

Board Rights of Arena, Lovett Miller and Sageview

We were party to the Amended and Restated Transfer Restriction and Voting Agreement with Arena and Lovett Miller, dated as of November 22, 2002. In connection with the completion of the initial public offering of our common stock, the Amended and Restated Transfer Restriction and Voting Agreement was superseded in its entirety by the Director Nomination Agreement with Arena and Lovett Miller, dated as of April 5, 2012. Both Arena and Lovett Miller purchased securities issued by our predecessor entity in 2000 and 2002 and are currently two of our stockholders. Pursuant to the terms of the Director Nomination Agreement, Arena has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of our Board of Directors and each of Arena and Lovett Miller have the right to appoint an observer who is permitted to attend meetings of our Board of Directors. Arena’s and Lovett Miller’s rights under the agreement will terminate at such time as each owns less than 20% of the aggregate number of shares they receive in the Reorganization. Gerald S. Armstrong is Arena’s designated nominee for our Board of Directors.

In connection with the consummation of the investment by Sageview in the Company, we entered into a Transfer and Governance Agreement, dated as of July 21, 2008. Following completion of the initial public offering of our common stock, the Transfer and Governance Agreement was superseded in its entirety by the Director Nomination Agreement with Sageview, dated as of April 5, 2012. Pursuant to the terms of the Director Nomination Agreement, Sageview has the right to designate a representative to be included in management’s slate of nominees recommended to stockholders of the Company for election as a member of our Board of Directors and an observer who is permitted to attend meetings of our Board of Directors. Sageview will continue to have board rights until such time as it no longer holds 10% of the aggregate number of shares it receives in the Reorganization. Scott M. Stuart is Sageview’s designated nominee for our Board of Directors.

Tygris Cash Escrow Conversion

In connection with our acquisition of Tygris through a stock-for-stock merger with one of our subsidiaries, 29,913,030 shares of our common stock were issued to the former Tygris stockholders. A portion of such shares, along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing of the acquisition, and to satisfy any indemnification claims that we may have under the acquisition agreement. On August 27, 2012 we agreed to convert $48.7 million of the escrowed cash into 4,032,662 shares of our common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of our common stock through August 27, 2012, as quoted on the NYSE. All of the newly issued shares in the transaction remain in escrow in accordance with the terms of the original escrow agreement. The escrow will expire in 2015. The shares of common stock issued in the conversion transaction have not been registered under the Securities Act, and may not be offered or sold following the release of such shares from the escrow, absent registration or an applicable exemption from registration.

Registration Rights

We have granted certain stockholders, including Sageview and the former Tygris stockholders, registration rights pursuant to registration rights agreements. For a further description of these rights, see “Description of Our Capital Stock—Registration Rights.”

Loans to Related Parties

Christopher Commander, the son of Charles E. Commander, III, a director of the Company, has an outstanding loan with EverBank. The loan, which accrued interest at an annual rate of 4.875%, had an aggregate balance (including accrued interest) of $396,000 as of December 31, 2011, and the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $402,000. During 2011 $4,000 of principal was repaid on the loan, and $11,000 of interest was paid to EverBank.

Lauren Fant, the sister of W. Radford Lovett, II, a director of the Company, has an outstanding loan with EverBank. The loan, which accrued interest at an annual rate of 3.25%, had an aggregate balance (including accrued interest) of $1,339,000 as of December 31, 2011, and the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $1,350,000. During 2011 $11,000 of principal was repaid on the loan, and $20,000 of interest was paid to EverBank.

William Koster, the brother of Michael C. Koster, an Executive Vice President of the Company, has an outstanding loan with EverBank. The loan, which accrued interest at an annual rate of 3.50%, had an aggregate balance (including accrued interest) of $400,000 as of December 31, 2011, and the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $400,000. During 2011 $0 of principal was repaid on the loan, and $1,000 of interest was paid to EverBank. In addition during 2011, William Koster also repaid a loan which accrued interest at an annual rate of 3.25%, the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $147,000, and as of December 31, 2011, there was $0 outstanding. During 2011 $172,000 of principal was repaid on the loan, and $4,000 of interest was paid to EverBank.

Karen Koster Burr, the sister of Michael C. Koster, an Executive Vice President of the Company, has an outstanding loan with EverBank. The loan, which accrued interest at an annual rate of 6.00%, had an aggregate balance (including accrued interest) of $627,000 as of December 31, 2011, and the largest aggregate amount of principal outstanding on the loan during the last fiscal year was $636,000. During 2011 $9,000 of principal was repaid on the loan, and $38,000 of interest was paid to EverBank.

In December 2006, we extended credit to Joseph B. Long in the amount of $89,000 pursuant to the terms of a Note and Pledge Agreement. The proceeds were used by Mr. Long to pay certain taxes due when the restrictions lapsed on certain restricted stock units. The Note and Pledge Agreement was secured by 37,500 shares of our common stock. The term of Note and Pledge Agreement was set to expire on the earlier to occur of: (a) the formal announcement of an initial public offering of the outstanding securities of the Company (including, without limitation, the filing of a registration statement with the Securities and Exchange Commission (the “SEC”)); or (b) December 27, 2009. The Note and Pledge Agreement has since been amended such that the outstanding principal balance is due in full on December 27, 2013 and the loan amount has increased to $154,000. The additional credit extended to Mr. Long was also used by Mr. Long to pay certain taxes due when the restrictions lapsed on certain restricted stock units. Pursuant to the Note and Pledge Agreement, Mr. Long is paying interest at a rate of 4.97%.

Related Party Employees

Karen Koster Burr, the sister of Michael C. Koster, an Executive Vice President of the Company, is employed by the Company as an Associate General Counsel-Marketing and Intellectual Property, and received a salary and incentive of approximately $182,000 for 2011, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities. Christian Kren, the brother-in-law of W. Blake Wilson, our President and Chief Operating Officer, is employed as a Finance Director-Residential and Consumer Lending, and received a salary and incentive of approximately $127,000 for 2011, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

Relationship with HGL Properties LP, Ltd.

We lease office space from HGL Properties LP, Ltd. The general partner of HGL Properties LP, Ltd. is HGL Properties GP, Inc. Russell B. Newton, III is one of our directors, and is a shareholder of HGL Properties GP, Inc. In addition, Mr. Newton’s father is also a shareholder of HGL Properties GP, Inc. Together with his father, Mr. Newton owns approximately 64% of HGL Properties GP, Inc. In addition, Mr. Newton and his family members have an interest as limited partners of HGL Properties LP, Ltd. In total, Mr. Newton directly owns approximately 9.23% of HGL Properties LP, Ltd., and his immediate family members own approximately 43.0% of HGL Properties LP, Ltd. We believe the rental payments due under the several leases we have with HGL Properties LP, Ltd. were based on market rates and are commensurate with rental arrangements that would be obtained in arm’s-length negotiations with an unaffiliated third party. The leases contain customary terms and are filed as exhibits to this registration statement. We paid rent to HGL Properties LP, Ltd. in the amount of $3,372,183, $3,302,664 and $3,525,814 for the years ended December 31, 2011, 2010 and 2009, respectively.

Relationship with Frilot, L.L.C.

Frilot, L.L.C. serves as our principal outside counsel for labor and employment matters and assists us on various other litigation and commercial matters from time to time. Miles P. Clements is the brother of Robert M. Clements, our Chairman of the Board and Chief Executive Officer, and is a partner and a member of the management committee of Frilot, L.L.C. We paid fees and related expenses to Frilot, L.L.C. for legal services rendered in the amount of $455,277, $408,501 and $242,447 for the years ended December 31, 2011, 2010 and 2009, respectively.

Relationship with Great Meadows I LLC and Great Meadows II LLC

Great Meadows I LLC and Great Meadows II LLC are parties to a commercial loan agreement with EverBank. David Surface, the brother of John S. Surface, our Executive Vice President, holds a 33 1/3% interest in and is the manager of TR Partners LLC, which is the manager of both Great Meadows I LLC and Great Meadows II LLC. TR Partners LLC is the 75% owner of TR Capital LLC, of which David Surface is also the manager. As separate entities, TR Partners LLC and TR Capital LLC own a respective 20% and 25 5/6% interest in Great Meadows I LLC and Great Meadows II LLC. The largest aggregate balance under the loan agreement (including accrued interest) was $5,500,000, and the loan has an interest rate of 4.0%. During the last fiscal year, $100,000 of principal had been repaid, $151,200 of interest had been paid and $4,450,000 remained outstanding. The loan was made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to EverBank and did not involve more than the normal collection risk or present other unfavorable features.

Relationships in the Ordinary Course

We have had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. The lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

Policy Concerning Related Party Transactions

In connection with our initial public offering, we have adopted a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (1) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (2) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person and exceeds $120,000, exclusive of employee compensation and directors’ fees. A copy of our procedures may be found on our website at www.everbank.com.

Our policy assigns to our Audit Committee the duty to ascertain that there is an ongoing review process of all related party transactions for potential conflicts of interest and requires that our Audit Committee approve any such transactions. Our Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of our Board of Directors whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by our Board of Directors. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arm’s-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide our Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by our Audit Committee or our Board of Directors, taking into account factors as such body deems appropriate and relevant.

DESCRIPTION OF SERIES A PREFERRED STOCK

The depositary will be the sole holder of the Series A Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus to the holders of the Series A Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series A Preferred Stock, as described under “Description of Depositary Shares.”

This section of the prospectus summarizes specific terms and provisions of the Series A Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Capital Stock” section of this prospectus. The following summary of the terms and provisions of the Series A Preferred Stock includes all material information with respect to the Series A Preferred Stock, but does not purport to be complete. For a more detailed description of the Series A Preferred Stock, please see the Certificate of Designations creating the Series A Preferred Stock, which will be included as an exhibit to the registration statement of which this prospectus forms a part.

The Series A Preferred Stock is a single series of authorized preferred stock consisting of             shares, all of which are being initially offered hereby. Our Amended and Restated Certificate of Incorporation permits us to authorize the issuance of up to 10,000,000 shares of preferred stock, in one or more series without stockholder action. We may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue shares of preferred stock that rank equally with or junior to the Series A Preferred Stock. We may also from time to time, without notice to or consent of holders of the Series A Preferred Stock, issue additional shares of the Series A Preferred Stock; provided, that any such additional shares of Series A Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series A Preferred Stock are otherwise treated as fungible with the Series A Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock offered hereby. We have the authority to issue fractional shares of Series A Preferred Stock. We may choose to issue shares of Series A Preferred Stock without certificates.

Shares of the Series A Preferred Stock will rank senior to our common stock. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series A Preferred Stock will be fully paid and nonassessable when issued. Holders of Series A Preferred Stock will not have preemptive or subscription rights to acquire additional shares of our capital stock.

The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or our other securities. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation on us to redeem or repurchase the Series A Preferred Stock.

Dividends

Dividends on shares of the Series A Preferred Stock will not be mandatory. Holders of the Series A Preferred Stock will be entitled to receive, if, when and as declared by our Board of Directors or any duly authorized committee of the Board out of legally available assets, non-cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series A Preferred Stock. These dividends will be payable quarterly in arrears on the 5th day of each January, April, July and October of each year, commencing on January 5, 2013. Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to     %. Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable dividend payment date, as shall be fixed by the Board of Directors. The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day and no additional dividends will accrue in respect of any payment made on the next succeeding business day.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

Dividends on shares of Series A Preferred Stock will not be cumulative. Accordingly, if our Board of Directors or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not be deemed to have accrued and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock, parity stock, junior stock or other preferred stock are declared for any future dividend period. So long as any share of Series A Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during any dividend period, unless, in the case of each of clauses (1), (2) and (3) above, the full dividends for the then-current dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock, all dividends declared upon shares of Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.

As used in this prospectus, “junior stock” means our common stock and any other class or series of stock of EverBank Financial Corp hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of EverBank Financial Corp.

As used in this prospectus, “parity stock” means any other class or series of stock of EverBank Financial Corp that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of EverBank Financial Corp.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors or a duly authorized committee of the Board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of EverBank Financial Corp, holders of the Series A Preferred Stock are entitled to receive out of assets of EverBank Financial Corp available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of EverBank Financial Corp are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders plus any authorized, declared and unpaid dividends. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of EverBank Financial Corp according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of EverBank Financial Corp with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the assets of EverBank Financial Corp for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of EverBank Financial Corp.

Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. The Series A Preferred Stock is not redeemable prior to January 5, 2018. On that date, and on any dividend payment date thereafter, the Series A Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock.

Notwithstanding the foregoing, within 90 days of a “regulatory capital treatment event,” we may, at our option, subject to the approval of the appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means our determination, in good faith, that, as a result of any

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amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock; or

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official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of all shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Stock to be redeemed, either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register or by such other method approved by the depositary, in its reasonable discretion, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series A Preferred Stock are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date subject to necessary funds being set aside. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series A Preferred Stock.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as we may determine to be fair and equitable.

As a savings and loan holding company, we are not currently subject to specific statutory capital requirements. However, we are required to serve as a source of strength for EverBank and must have the ability to provide financial assistance if EverBank experiences financial distress.

Voting Rights

Except as provided below and otherwise provided by law, the holders of the Series A Preferred Stock will have no voting rights.

Whenever dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, a Nonpayment, the holders of the Series A Preferred Stock (together with holders of any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of our Board of Directors, the Preferred Directors, provided that our Board of Directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our Board of Directors shall automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends for at least four consecutive dividend periods following the Nonpayment.

If and when full dividends have been regularly paid for at least four consecutive dividend periods following a Nonpayment on the Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, the holders of the Series A Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on our Board of Directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock (together with holders of any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series A Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders.

The vote or consent of the holders of shares of Series A Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote will be determined by us by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Under regulations adopted by the Federal Reserve, if the holders of Series A Preferred Stock are or become entitled to vote for the election of directors, such stock will be deemed a class of voting securities and a company holding 25% or more of the Series A Preferred Stock, or 10% or more if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act of 1933, as amended. In addition, at the time the Series A Preferred Stock is deemed a class of voting securities,

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any other savings and loan holding company may be required to obtain the approval of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain more than 5% of that series; and

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any other persons other than a savings and loan holding company may be required to obtain the non-objection of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain 10% or more of that series.

So long as any shares of Series A Preferred Stock remain outstanding:

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the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series A Preferred Stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of EverBank Financial Corp; and

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the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of EverBank Financial Corp’s Amended and Restated Certificate of Incorporation or the Certificate of Designations of the Series A Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of EverBank Financial Corp will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to the rights of that preferred stock that adversely affects the powers, preferences or rights of the preferred stock. This right is in addition to any voting rights that may be provided for in the certificate of designation.

To the fullest extent permitted by applicable law, we and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither we nor the transfer agent will be affected by any notice to the contrary.

Registrar

Wells Fargo Bank, National Association will be the registrar, redemption agent and dividend disbursing agent for the Series A Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus.

This prospectus summarizes specific terms and provisions of the depositary shares relating to our Series A Preferred Stock. As described above under “Description of Series A Preferred Stock,” we are offering fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series A Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series A Preferred Stock represented by depositary shares will be deposited under a deposit agreement between EverBank Financial Corp and Wells Fargo Bank, National Association, as depositary, on behalf of the holders from time to time of the depositary receipts evidencing depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series A Preferred Stock, we will deposit the Series A Preferred Stock with the depositary, which will then issue depositary receipts evidencing the depositary shares to the underwriters. In the event we issue additional shares of the Series A Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued. The following summary of the terms and provisions includes all material information with respect to the depositary shares, but does not purport to be complete. For additional information regarding the depositary shares, please see the forms of deposit agreement and the depositary receipt. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of this prospectus.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make such a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed shall be selected pro rata, by lot or in such other manner as we may determine to be fair and equitable. In any such case, we will redeem depositary shares only in increments of 1,000 shares and any multiple thereof.

Voting the Series A Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

We intend to apply to list the depositary shares on the NYSE. If the application is approved, we expect trading to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series A Preferred Stock except as represented by the depositary shares.

Amendment of Depositary Receipts and the Deposit Agreement

The form of depositary receipts evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, no such amendment which materially and adversely alters the rights of holders of depositary receipts will be effective unless such amendment has been approved by holders of depositary receipts representing in the aggregate at least two-thirds of the depositary shares then outstanding.

Registration of Transfer of Receipts

The depositary will not be required (a) to issue, transfer or exchange any depositary receipts for a period beginning at the opening of business fifteen days next preceding any selection of depositary shares and Series A Preferred Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption or (b) to transfer or exchange for another depositary receipt and depositary receipt called or being called for redemption in whole or in part except as provided under “—Redemption of Depositary Shares”.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” below. The Series A Preferred Stock will be issued in registered form to the depositary as described in “Description of Series A Preferred Stock” above.

Neither any beneficial owner nor any direct or indirect participant of DTC will have any rights under the deposit agreement with respect to any depositary shares in book-entry form held on their behalf by DTC and DTC may be treated by us and the depositary as the holder of such shares.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co., as DTC’s nominee. We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option subject to the procedures of DTC, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and include all material information with respect to our capital stock. Reference is made to the more detailed provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our Amended and Restated Certificate of Incorporation authorizes us to issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

As of September 30, 2012, there were 120,624,500 shares of common stock outstanding, no shares of preferred stock outstanding, 11,952,042 shares issuable upon exercise of outstanding stock options, and 161,275 shares issuable upon the vesting of restricted stock units.

In connection with our acquisition of Tygris through a stock-for-stock merger with one of our subsidiaries, 29,913,030 shares of our common stock were issued to the former Tygris stockholders. Of such shares, 9,470,010 shares, along with $50 million in cash, were placed in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing of the acquisition, and to satisfy any indemnification claims that we may have under the acquisition agreement. During the five-year period following the closing, losses on the Tygris portfolio in excess of certain specified allowances will be recovered through releases to us of shares and cash from the escrow account. As a result of a post-closing adjustment, the number of the escrowed shares was reduced to 8,758,220.

The value of the escrowed shares represented 17.5% of the carrying value of the Tygris portfolio as of the closing. Pursuant to the terms of the Tygris acquisition agreement and related escrow agreement, we are required to review the average carrying value of the remaining Tygris portfolio annually over the five-year term of the escrow, and upon specified events, including the consummation of this offering, release a portion of the escrowed shares to the former Tygris stockholders to the extent that the aggregate value of the remaining escrowed shares (on a determined per share value) equals 17.5% of the average carrying value of the remaining Tygris portfolio on the date of each release. Based on our first annual review of the average carrying value of the remaining Tygris portfolio, we released 2,808,175 escrowed shares of our common stock to the former Tygris shareholders on April 25, 2011. On May 22, 2012, we completed our second annual review of the average carrying value of the remaining Tygris portfolio and released an additional 2,915,044.64 escrowed shares of our common stock to the former Tygris stockholders. Consummation of our initial public offering on May 8, 2012 triggered an additional partial release of the escrowed shares to the former Tygris shareholders. We are in the process of calculating the number of shares to be released from escrow. As of September 30, 2012, 7,067,663 shares of our common stock remain in escrow.

In addition to the periodic review of the Tygris portfolio in connection with the potential release of escrowed shares, on August 27, 2012 we agreed to convert $48.7 million of the escrowed cash into 4,032,662 shares of our common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of our common stock through August 27, 2012, as quoted on the NYSE. The private placement involved certain of the former Tygris stockholders. The newly issued shares in the transaction remain in escrow in accordance with the terms of the original escrow agreement. The additional capital from the private placement is being used to support future growth in our business and for general corporate purposes. The shares of common stock issued in the conversion transaction have not been registered under the Securities Act, and may not be offered or sold following the release of such shares from the escrow, absent registration or an applicable exemption from registration.

The remaining escrowed cash will not be released from escrow prior to the completion of the five-year term, unless the amount of such escrowed cash not subject to a reserve on any date of determination exceeds the carrying value of the leases and loans in the Tygris portfolio, in which case such excess portion of the escrowed cash will be released to the former Tygris stockholders. Upon the expiration of such five-year period, all remaining escrowed shares and escrowed cash will be released to the former Tygris stockholders to the extent not reserved in respect of then-pending claims.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, either in person or represented by proxy.

Dividends

Subject to the prior rights of holders of preferred stock, holders of our common stock are entitled to receive dividends, if any, when, and as if declared from time to time by our Board of Directors.

Liquidation

Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Fully Paid and Non-Assessable

All of our outstanding shares of common stock are fully paid and non-assessable.

Listing

Our common stock is listed on the NYSE under the symbol “EVER.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of the Company.

As of September 30, 2012, we had no shares of preferred stock outstanding.

Registration Rights

We have entered into separate registration rights agreements with each of (1) Arena Capital Investment Fund, L.P., or Arena, Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership, or together Lovett Miller; (2) Sageview; and (3) the former stockholders of Tygris. Under the terms of these agreements, certain holders of our common stock or their transferees are entitled to certain rights with respect to the registration of such shares, which we refer to as the Registrable Securities, under the Securities Act.

Arena/Lovett Miller

We entered into an Amended and Restated Registration Rights Agreement with Arena and Lovett Miller on November 22, 2002, which we further amended on July 21, 2008. Under that agreement, Arena and Lovett Miller, as holders of Registrable Securities, have the right to demand, on an aggregate of three occasions, that we use our commercially reasonable best efforts to register their Registrable Securities and maintain the effectiveness of the corresponding registration statement for at least 270 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would require the disclosure of non-public information and that such disclosure would materially adversely affect any material business opportunity, transaction or negotiation then contemplated. In addition, we may postpone the filing of such registration statement for up to 180 days if our Board of Directors believes, in good faith, that the registration is not then in our best interests. Arena and Lovett Miller have the right to select a lead underwriter for the demand offering, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Sageview

We entered into a Registration Rights Agreement with Sageview on July 21, 2008. Under that agreement, Sageview has the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register its Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, we may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would either (1) materially adversely affect or materially interfere with a material financing or other material transaction, or (2) require disclosure of non-public information which would materially adversely affect us. If we are eligible to file a shelf registration statement on Form S-3, Sageview may request that we register its Registrable Securities on a Form S-3. Sageview has the right to select underwriters for demand offerings, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

Former Tygris Stockholders

We entered into a Registration Rights Agreement with Tygris on October 20, 2009 in connection with the Tygris acquisition. Under that agreement, former Tygris stockholders who are holders of Registrable Securities have the right to demand, on an aggregate of three occasions, that we use our reasonable best efforts to register their Registrable Securities for public sale and maintain the effectiveness of the corresponding registration statement for at least 180 days. Once in any given 12-month period, the Company may postpone the filing of such a registration statement for up to 120 days if our Board of Directors believes, in good faith, that the registration would either (1) materially adversely affect or materially interfere with a material financing or other material transaction or (2) require disclosure of non-public information which would materially adversely affect the Company. If we are eligible to file a shelf registration statement on Form S-3, the former Tygris stockholders may request that we register their Registrable Securities on a Form S-3. The holders of a majority of the former Tygris stockholders’ Registrable Securities covered by a demand registration have the right to select the underwriters for such offerings, subject to our approval, which may not be unreasonably withheld.

If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holders to include their common stock in such registration, subject to certain marketing and other limitations. In addition, all reasonable fees and expenses of such registrations, other than underwriting discounts and commissions incurred by the holders of the Registrable Securities exercising their registration rights in connection with registrations, filings or qualifications, must be paid by us.

In addition to the Registration Rights Agreement entered into with Tygris in connection with the Tygris acquisition, we entered into a separate Registration Rights Agreement on August 27, 2012 with the former Tygris stockholders participating in the escrowed cash conversion transaction pursuant to which $48.7 million of escrowed cash was converted into 4,032,662 shares of our common stock. The terms of this 2012 Registration Rights Agreement are substantially identical to the terms of the Registration Rights Agreement entered into in connection with the Tygris acquisition.

Certain Provisions of Delaware Law and Certain Charter and By-law Provisions

The following sets forth certain provisions of the Delaware General Corporation Law, or the DGCL, and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

Stockholder Meetings

Our Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders (i) may be called for any purpose or purposes at any time by either (1) the Chairman of our Board of Directors, (2) the Chief Executive Officer or (3) the President, if there be one, or (ii) shall be called by the Secretary or Assistant Secretary at the request in writing of (1) our Board of Directors, (2) a committee of our Board of Directors that has been duly designated by our Board of Directors and whose powers and authority expressly include the power to call such meetings or (3) by the Secretary or an Assistant Secretary at the request in writing of the holders of at least 25% of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation. Other than as set forth in clause (ii)(3) of the preceding sentence, the stockholders do not have the authority to call a special meeting of stockholders.

Action by Stockholders Without a Meeting

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our Amended and Restated Certificate of Incorporation provides that stockholders do not have the authority to take any action by written consent.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Director Removal

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock outstanding, any or all of our directors may be removed from office, only for cause, by a majority stockholder vote.

Exclusive Jurisdiction

Our Amended and Restated Certificate of Incorporation provides that the Delaware Court of Chancery shall be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, and any action asserting a claim pursuant to the DGCL, our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws or under the internal affairs doctrine.

Restrictions on Ownership of Our Common Stock

Our Amended and Restated Certificate of Incorporation includes a provision that generally prohibits stockholders from beneficially or constructively owning more than 9.9% of the aggregate number of outstanding shares of our common stock in order to avoid violating the provisions of the loss sharing agreements we entered into with the FDIC in connection with our acquisition of Bank of Florida. Our Amended and Restated Certificate of Incorporation provides that any ownership or transfer of our common stock in violation of the foregoing restriction will result in the shares owned or transferred in such violation being transferred to an agent, who shall thereupon sell to a buyer or buyers, in one or more arm’s-length transactions, each share of common stock in excess of the ownership limit. Our Board of Directors has discretion to grant exemptions from the ownership limit subject to terms and conditions as it deems appropriate to conclude that such exemptions will not adversely affect us or our regulatory status or standing.

Classified Board

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class will be equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire Board of Directors. The term of initial Class I directors shall terminate on the date of the 2013 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2014 Annual Meeting and the term of the initial Class III directors shall terminate on the date of the 2015 Annual Meeting. At each succeeding Annual Meeting of Stockholders beginning in 2013, successors to the class of directors whose term expires at that Annual Meeting will be elected for a three-year term.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or its committees.

Section 203

In addition, we will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We intend not to elect to “opt out” of Section 203.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (4) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law, and we have accordingly entered into indemnification agreements with our directors and officers. We also are expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification agreements and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of his or her service as a director, officer, employee, or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorney fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our Board.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the U.S. federal income tax regulations promulgated thereunder, or the Treasury Regulations, administrative pronouncements of the U.S. Internal Revenue Service, or the IRS and judicial decisions, all as currently in effect and all of which are subject to different interpretations and are subject to change, possibly with retroactive effect. We have not sought any rulings from the IRS with respect to the matters discussed in this section and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. This summary does not address the state, local or foreign tax consequences relevant to the purchase, ownership and disposition of the depositary shares. Further, this summary does not address the potential U.S. federal income tax considerations applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks, thrifts or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, retirement plans, foreign corporations classified as a “passive foreign investment company” or “controlled foreign corporation” for U.S. federal income tax purposes, and persons that will hold the depositary shares as part of a hedging transaction, “straddle,” “conversion transaction,” “constructive sale transaction” or as part of some other integrated investment transaction. This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” (generally, property held for investment) and who purchase the depositary shares in the initial offering at the initial offering price. THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE. LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Beneficial owners of depositary shares will be treated as owners of the underlying Series A Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions. Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by a non-corporate U.S. holder in respect of the depositary shares before January 1, 2013 will generally represent “qualified dividend income,” which will be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets). In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received during taxable years beginning on or after January 1, 2013 will be taxed at rates applicable to ordinary income. In addition, subject to certain exceptions for short-term and hedged positions, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of the depository shares to qualify as dividends for U.S. federal income tax purposes. A U.S. holder should consult its own tax advisors regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

Dividends that exceed certain thresholds in relation to a U.S. holder’s adjusted tax basis in the depositary shares could be characterized as “extraordinary dividends” under the Code. If a U.S. holder is a corporation that has held the depositary shares for two years or less before the dividend announcement date and such U.S. holder receives an extraordinary dividend, such U.S. holder will generally be required to reduce its tax basis in the depositary shares with respect to which such dividend was paid by the non-taxed portion of such dividend. If the amount of the reduction exceeds such U.S. holder’s adjusted tax basis in the depositary shares, the excess is treated as taxable gain. If an individual or other non-corporate U.S. holder receives any extraordinary dividends before January 1, 2013, such U.S. holder will be required to treat any losses on the sale or exchange of the depositary shares as long-term capital losses to the extent of any such extraordinary dividends that represent qualified dividend income eligible for the reduced tax rate.

Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale, exchange or redemption of the depositary shares equal to the difference between the amount realized upon the sale, exchange or redemption and such U.S. holder’s adjusted tax basis in the shares sold, exchanged or redeemed. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold, exchanged or redeemed is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Information reporting and backup withholding on U.S. holders. In general, a U.S. holder (other than exempt holders) will be subject to backup withholding with respect to the payment of dividends on the depositary shares and to certain payments of proceeds on the sale or redemption of the depositary shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable certification requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a refund or credit against such holder’s U.S. federal income tax liability provided that the U.S. holder provides the required information to the IRS in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the depositary shares. A U.S. holder should consult its own tax advisors regarding the application of information reporting and backup withholding rules in its particular circumstances.

Recent Legislation Affecting U.S. Holders. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold

(which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by deductions properly allocable to such income. If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of this new Medicare tax to your income and gains in respect of your investment in the depositary shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose, a non-U.S. holder is a beneficial owner of depositary shares other than a U.S. holder or partnership.

Distributions. Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder will generally be required to provide certain certifications to the payor prior to the distribution date (such as a properly completed IRS Form W-8BEN certifying that such holder is eligible for treaty benefits). Dividends paid to a non-U.S. holder with respect to the depository shares that are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) generally are exempt from the 30% U.S. federal withholding tax assuming such non-U.S. holder provides certain certifications to the payor prior to the distribution date (such as a properly completed IRS Form W-8ECI). Instead, dividends that are effectively connected with such trade or business (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. A non-U.S. holder should consult its own tax advisors regarding its entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dispositions. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder) (in which case the gain will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty);

•

in the case of a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to a 30% tax if certain other conditions are met); or

•

we have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the depositary shares, and certain other conditions are met. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the U.S. tax withheld with respect thereto are subject to IRS information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN (or other applicable IRS Form W-8 or successor forms) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN (or other applicable IRS Form W-8 or successor forms), or otherwise establishes an exemption.

Payment by a non-U.S. office of a broker of the proceeds of a sale of the depositary shares will generally be subject to information reporting (but not backup withholding) if the broker is a United States person or has certain enumerated connections with the United States, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN (or other applicable IRS Form W-8 or successor forms), or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a refund or credit against such holder’s U.S. federal income tax liability provided that the non-U.S. holder provides the required information to the IRS in a timely manner.

Recent legislation relating to foreign accounts. Recently enacted legislation contained in Sections 1471 through 1474 of the Code generally will impose a 30% withholding tax on dividend income and the gross proceeds of a disposition of the depositary shares paid to certain foreign entities. Under proposed Treasury Regulations and recent administrative guidance, this legislation will apply to dividends paid on depositary shares after December 31, 2013, and to gross proceeds from dispositions of depositary shares occurring after December 31, 2016. These proposed Treasury Regulations are proposed to be effective on the date of publication of the adoption of the regulations as final Treasury Regulations. Generally, if a foreign financial entity enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution, then this withholding tax would not be applicable. Similarly, if a non-financial foreign entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, then this withholding tax would generally be waived. You should consult your tax advisor regarding the potential application and impact of these new U.S. reporting and withholding tax requirements based on your particular circumstances.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Series A Preferred Stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of any portion of the assets of any Plan in the Series A Preferred Stock, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Series A Preferred Stock by an ERISA Plan with respect to which the Company or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or DOL, has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Series A Preferred Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Series A Preferred Stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by purchasing the Series A Preferred Stock, each purchaser and subsequent transferee of the Series A Preferred Stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Series A Preferred Stock constitutes assets of any Plan or (ii) the purchase and holding of the Series A Preferred Stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Series A Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Series A Preferred Stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Goldman, Sachs & Co.
Raymond James & Associates, Inc.
Deutsche Bank Securities Inc.
Keefe, Bruyette & Woods, Inc.
Sterne Agee & Leach, Inc.

Total	4,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per depositary share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per depositary share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares.

	Without Option	With Option
Per depositary share	$	$
Total	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $814,156 and are payable by us.

Reserved Share Program

At our request, the underwriters have reserved up to 5% of the depositary shares offered by this prospectus for sale to some of our directors, officers, employees and certain other persons. Offers and sales of the depositary shares through the reserved share program will be on the same terms as those offered and sold to the general public. If such persons purchase reserved depositary shares it will reduce the number of depositary shares available for sale to the general public. Any reserved depositary shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other depositary shares offered by this prospectus.

Option to Purchase Additional Depositary Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 600,000 additional depositary shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed that, for a period of 30 days after the date of this prospectus and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of representatives, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any depositary shares or any securities that are substantially similar to the depositary shares, whether owned as of the date hereof or hereafter acquired or with respect to which we have acquired or hereafter acquire the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing, collectively, the Lock-Up Securities, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, agreement or transaction is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

New York Stock Exchange Listing

The depositary shares are a new issue of securities with no established trading market. We plan to apply to have the depositary shares listed on the NYSE under the symbol “EVER-PrA”. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares before commencement of trading on the NYSE. They will have no obligation to make a market in the depositary shares, however, and may cease market-making activities, if commenced, at any time. However, an active trading market on the NYSE for the depositary shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the depositary shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer depositary shares at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the depositary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our depositary shares. However, the representatives may engage in transactions that have the effect of stabilizing the price of the depositary shares, such as purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell our depositary shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our depositary shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional depositary shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional depositary shares or purchasing depositary shares in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through the option to purchase additional depositary shares. “Naked” short sales are sales in excess of the option to purchase additional depositary shares. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our depositary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

The underwriters intend to offer the depositary shares for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the depositary shares for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of depositary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of depositary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of depositary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of depositary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the depositary shares and the shares of Series A Preferred Stock being offered hereby and other certain legal matters will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. The validity of the depositary shares and the shares of Series A Preferred Stock being offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of EverBank Financial Corp and subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such consolidated financial statements are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The Statement of Assets Acquired and Liabilities Assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp, dated May 28, 2010 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such statement of assets acquired and liabilities assumed have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) for the period from January 1, 2008 through May 28, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007 included in this prospectus have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the depositary shares being offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the depositary shares and the shares of Series A Preferred Stock underlying the depositary shares, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit.

You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC and from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to the information reporting requirements of the Exchange Act, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Page
EverBank Financial Corp and Subsidiaries—Condensed Consolidated Financial Statements as of June 30, 2012 and December 31, 2011 and for the Six Months Ended June 30, 2012 and 2011
Condensed Consolidated Balance Sheets as of June 30, 2012 and December 31, 2011	F-2
Condensed Consolidated Statements of Income for the Six Months Ended June 30, 2012 and 2011	F-3
Condensed Consolidated Statements of Shareholders’ Equity for the Six Months Ended June 30, 2012 and 2011	F-5
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2012 and 2011	F-6
Notes to Condensed Consolidated Financial Statements	F-7

EverBank Financial Corp and Subsidiaries—Consolidated Financial Statements as of December 31, 2011 and 2010 and for the Years Ended December 31, 2011, 2010 and 2009 and Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm	F-46
Consolidated Balance Sheets as of December 31, 2011 and 2010	F-47
Consolidated Statements of Income for the Years Ended December 31, 2011, 2010 and 2009	F-48
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2011, 2010 and 2009	F-49
Consolidated Statements of Cash Flows for the Years Ended December 31, 2011, 2010 and 2009	F-51
Notes to Consolidated Financial Statements	F-53

Statement of Assets Acquired and Liabilities Assumed as of May 28, 2010, and Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm	F-125
Statement of Assets Acquired and Liabilities Assumed by EverBank (a wholly owned subsidiary of EverBank Financial Corp) as of May 28, 2010	F-126
Notes to Statement of Assets Acquired and Liabilities Assumed by EverBank (a wholly owned subsidiary of EverBank Financial Corp)	F-127

Tygris Commercial Finance Group, Inc. and Subsidiaries—Consolidated Financial Statements as of December 31, 2009 and 2008 and for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) Through December 31, 2008, and Independent Auditors’ Report

Independent Auditors’ Report	F-134
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-135
Consolidated Statements of Operations for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-136
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-137
Consolidated Statements of Cash Flows for the Year Ended December 31, 2009 and the Period January 22, 2008 (Date of Inception) through December 31, 2008	F-138
Notes to the Consolidated Financial Statements as of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 2008 (Date of Inception) through December 31, 2008	F-139

Tygris Vendor Finance, Inc and Subsidiaries (Formerly US Express Leasing, Inc.)—Consolidated Financial Statements for the Period From January 1, 2008 Through May 28, 2008 and Independent Auditors’ Report

Independent Auditors’ Report	F-168
Consolidated Statement of Operations for the Period from January 1, 2008 through May 28, 2008	F-169
Consolidated Statement of Changes in Stockholder’s Equity for the Period from January 1, 2008 through May 28, 2008	F-170
Consolidated Statement of Cash Flows for the Period from January 1, 2008 through May 28, 2008	F-171
Notes to the Consolidated Financial Statements for the Period from January 1, 2008 through May 28, 2008	F-172

US Express Leasing, Inc and Subsidiaries—Consolidated Financial Statements as of and for the Year Ended December 31, 2007, and Independent Auditors’ Report
Report of Independent Registered Public Accounting Firm	F-181
Consolidated Balance Sheet as of December 31, 2007	F-182
Consolidated Statement of Operations for the Year Ended December 31, 2007	F-183
Consolidated Statement of Stockholders’ Equity for the Year Ended December 31, 2007	F-184
Consolidated Statement of Cash Flows for the Year Ended December 31, 2007	F-185
Notes to Consolidated Financial Statements for the Year Ended December 31, 2007	F-186
Unaudited Pro Forma Financial Statements	P-1

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands, except per share data)

	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$39,689	$31,441
Interest-bearing deposits in banks	478,543	263,540

Total cash and cash equivalents	518,232	294,981
Investment securities:
Available for sale, at fair value	1,850,526	1,903,922
Held to maturity (fair value of $196,382 and $194,350 as of June 30, 2012 and December 31, 2011, respectively)	190,615	189,518
Other investments	133,282	98,392

Total investment securities	2,174,423	2,191,832
Loans held for sale (includes $1,105,985 and $777,280 carried at fair value as of June 30, 2012 and December 31, 2011, respectively)	3,178,597	2,725,286
Loans and leases held for investment:
Covered by loss share or indemnification agreements	727,708	841,146
Not covered by loss share or indemnification agreements	7,057,722	5,678,135

Loans and leases held for investment, net of unearned income	7,785,430	6,519,281
Allowance for loan and lease losses	(77,393)	(77,765)

Total loans and leases held for investment, net	7,708,037	6,441,516
Equipment under operating leases, net	61,811	56,399
Mortgage servicing rights (MSR), net	415,962	489,496
Deferred income taxes, net	163,561	151,634
Premises and equipment, net	52,037	43,738
Other assets	768,164	646,796

Total Assets	$15,040,824	$13,041,678

Liabilities
Deposits:
Noninterest-bearing	$1,356,769	$1,234,615
Interest-bearing	9,446,974	9,031,148

Total deposits	10,803,743	10,265,763
Other borrowings	2,503,636	1,257,879
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	448,326	446,621

Total Liabilities	13,859,455	12,074,013
Commitments and Contingencies (Note 14)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized and 186,744 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at June 30, 2012) (Note 9)	—	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock and 136,544 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at June 30, 2012) (Note 9)	—	1
Common Stock, $0.01 par value (500,000,000 and 150,000,000 shares authorized at June 30, 2012 and December 31, 2011, respectively; 116,479,658 and 75,094,375 issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	1,165	751
Additional paid-in capital	762,422	561,247
Retained earnings	530,876	513,413
Accumulated other comprehensive income (loss) (AOCI)	(113,094)	(107,749)

Total Shareholders’ Equity	1,181,369	967,665

Total Liabilities and Shareholders’ Equity	$15,040,824	$13,041,678

See notes to unaudited condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest Income
Interest and fees on loans and leases	$135,816	$118,527	$260,594	$241,520
Interest and dividends on investment securities	20,699	29,333	41,248	55,577
Other interest income	82	273	186	1,115

Total interest income	156,597	148,133	302,028	298,212
Interest Expense
Deposits	20,419	25,410	41,393	51,600
Other borrowings	11,194	9,813	20,028	20,009

Total interest expense	31,613	35,223	61,421	71,609

Net Interest Income	124,984	112,910	240,607	226,603
Provision for Loan and Lease Losses	5,757	9,004	17,112	27,034

Net Interest Income after Provision for Loan and Lease Losses	119,227	103,906	223,495	199,569
Noninterest Income
Loan servicing fee income	42,483	46,757	88,039	95,633
Amortization and impairment of mortgage servicing rights	(64,277)	(21,429)	(108,760)	(44,217)

Net loan servicing income (loss)	(21,794)	25,328	(20,721)	51,416
Gain on sale of loans	69,926	5,456	118,103	18,933
Loan production revenue	9,852	5,588	17,289	11,995
Deposit fee income	5,828	6,435	12,067	11,595
Other lease income	8,822	8,336	17,485	15,068
Other	1,489	1,790	3,093	9,778

Total noninterest income	74,123	52,933	147,316	118,785
Noninterest Expense
Salaries, commissions and other employee benefits expense	76,277	56,321	142,867	113,694
Equipment expense	16,889	11,709	32,837	22,469
Occupancy expense	6,017	5,031	11,366	9,571
General and administrative expense	76,600	48,650	147,534	121,216

Total noninterest expense	175,783	121,711	334,604	266,950

Income before Provision for Income Taxes	17,567	35,128	36,207	51,404
Provision for Income Taxes	6,395	13,333	13,189	20,193

Net Income	$11,172	$21,795	$23,018	$31,211

Less: Net Income Allocated to Participating Preferred Stock	(1,685)	(4,417)	(7,664)	(6,824)

Net Income Allocated to Common Shareholders	$9,487	$17,378	$15,354	$24,387

Basic Earnings Per Share	$0.09	$0.23	$0.17	$0.33
Diluted Earnings Per Share	$0.09	$0.23	$0.17	$0.32

See notes to unaudited condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Income	$11,172	$21,795	$23,018	$31,211
Unrealized Gains (Losses) on Debt Securities
Reclassification of unrealized gains to earnings	—	—	—	(2,739)
Unrealized gains (losses) due to changes in fair value	(7,581)	(378)	13,705	(10,550)
Other-than-temporary impairment (OTTI) (noncredit portion), net of accretion	—	—	—	502
Tax effect	2,883	144	(5,146)	4,696

Change in unrealized gains (losses) on debt securities	(4,698)	(234)	8,559	(8,091)

Interest Rate Swaps
Net unrealized losses due to changes in fair value	(32,932)	(27,715)	(26,304)	(22,829)
Reclassification of unrealized losses to earnings	1,964	1,768	3,674	3,797
Tax effect	11,769	9,861	8,726	7,451

Change in interest rate swaps	(19,199)	(16,086)	(13,904)	(11,581)

Other Comprehensive Income (Loss)	(23,897)	(16,320)	(5,345)	(19,672)

Comprehensive Income (Loss)	$(12,725)	$5,475	$17,673	$11,539

See notes to unaudited condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Shareholders’ Equity (unaudited)

(Dollars in thousands)

	Shareholders’ Equity					Total Equity
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax
Balance, January 1, 2012	$3	$751	$561,247	$513,413	$(107,749)	$967,665

Net income	—	—	—	23,018	—	23,018
Other comprehensive loss	—	—	—	—	(5,345)	(5,345)
Conversion of preferred stock	(3)	188	(185)	—	—	—
Issuance of common stock, net of issue costs	—	226	198,536	—	—	198,762
Repurchase of common stock	—	—	(360)	—	—	(360)
Share-based grants (including income tax benefits)	—	—	3,184	—	—	3,184
Cash dividends on preferred stock	—	—	—	(5,555)	—	(5,555)

Balance, June 30, 2012	$—	$1,165	$762,422	$530,876	$(113,094)	$1,181,369

Balance, January 1, 2011	$3	$747	$556,001	$461,503	$(5,056)	$1,013,198

Net income	—	—	—	31,211	—	31,211
Other comprehensive loss	—	—	—	—	(19,672)	(19,672)
Issuance of common stock	—	4	1,089	—	—	1,093
Repurchase of common stock	—	(1)	(2,312)	—	—	(2,313)
Share-based grants (including income tax benefits)	—	—	4,281	—	—	4,281
Cash dividends on preferred stock	—	—	—	(113)	—	(113)
Paid-in-kind dividends on Series B Preferred Stock	—	—	591	(591)	—	—

Balance, June 30, 2011	$3	$750	$559,650	$492,010	$(24,728)	$1,027,685

See notes to unaudited condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2012	2011
Operating Activities:
Net income	$23,018	$31,211
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of premiums on investments	4,710	4,308
Depreciation and amortization of tangible and intangible assets	18,091	9,643
Amortization of loss on settlement of interest rate swaps	3,674	3,797
Amortization and impairment of mortgage servicing rights	108,760	44,217
Deferred income taxes	(8,347)	39,272
Provision for loan and lease losses	17,112	27,034
Loss on other real estate owned	4,605	8,664
Share-based compensation expense	2,229	4,281
Payments for settlement of forward interest rate swaps	(14,002)	(2,796)
Other operating activities	(2,778)	2,665
Changes in operating assets and liabilities:
Loans held for sale, including proceeds from sales and repayments	(788,325)	401,193
Other assets	37,043	3,800
Accounts payable and accrued liabilities	1,638	6,093

Net cash provided by (used in) operating activities	(592,572)	583,382
Investing Activities:
Investment securities available for sale:
Purchases	(210,717)	(972,910)
Proceeds from sales	—	60,961
Proceeds from prepayments and maturities	274,042	302,866
Investment securities held to maturity:
Purchases	(14,917)	(153,885)
Proceeds from prepayments and maturities	13,506	4,531
Purchases of other investments	(37,422)	(2,552)
Proceeds from sales of other investments	—	43,060
Net change in loans and leases held for investment	(880,630)	(940,821)
Cash paid for acquisition	(351,071)	—
Purchases of premises and equipment, including equipment under operating leases	(31,267)	(26,225)
Proceeds related to sale or settlement of other real estate owned	18,664	24,540
Proceeds from insured foreclosure claims	61,869	116,348
Other investing activities	(190)	(653)

Net cash used in investing activities	(1,158,133)	(1,544,740)
Financing Activities:
Net increase in nonmaturity deposits	343,692	153,393
Net increase in time deposits	182,987	100,007
Increase in short-term Federal Home Loan Bank (FHLB) advances	370,000	310,000
Proceeds from long-term FHLB advances	1,100,000	6,158
Repayments of long-term FHLB advances	(223,500)	(85,008)
Proceeds from issuance of common stock	207,514	1,093
Other financing activities	(6,737)	(9,916)

Net cash provided by financing activities	1,973,956	475,727

Net change in cash and cash equivalents	223,251	(485,631)
Cash and cash equivalents at beginning of period	294,981	1,169,221

Cash and cash equivalents at end of period	$518,232	$683,590

Supplemental Schedules of Noncash Investing Activities:
Loans transferred to foreclosure claims from loans held for investment	$67,487	$120,526
Loans transferred to foreclosure claims from loans held for sale	142,519	10,264
Loans transferred to other real estate owned from loans held for investment	26,472	40,186
Additions of originated mortgage servicing assets for loans sold	37,027	26,657

Supplemental Schedules of Noncash Financing Activities:
Conversion of preferred stock	$135,585	$—

See notes to unaudited condensed consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

1. Organization and Basis of Presentation

a) Organization—EverBank Financial Corp (the Company) is a thrift holding company with one direct subsidiary, EverBank (EB). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. In addition, its direct banking services are offered nationwide. EB operates financial centers in Florida and retail lending centers across the United States. EB (a) accepts deposits from the general public; (b) originates, purchases, services and sells residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans and leases; and (e) offers full-service securities brokerage and investment advisory services.

EB’s subsidiaries are:

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.;

•	Tygris Commercial Finance Group, Inc. (Tygris), the parent of EverBank Commercial Finance, Inc.;

•	EverInsurance, Inc.;

•	Elite Lender Services, Inc.; and

•	EverBank Wealth Management, Inc. (EWM).

On January 31, 2012, as part of a tax-free reorganization, the assets, liabilities and business activities of EWM were transferred to EB.

b) Reincorporation—In September 2010, EverBank Financial Corp, a Florida corporation, (EverBank Florida), formed EverBank Financial Corp, a Delaware corporation, (EverBank Delaware). Subsequent to its formation, EverBank Delaware held no assets, had no subsidiaries and did not engage in any business or other activities except in connection with its formation. In May 2012, EverBank Delaware completed an initial public offering with its common stock listed on the New York Stock Exchange LLC (NYSE) under the symbol “EVER”. Immediately preceding the consummation of that offering, EverBank Florida merged with and into EverBank Delaware, with EverBank Delaware continuing as the surviving corporation and succeeding to all of the assets, liabilities and business of EverBank Florida. The merger resulted in the following:

•	All of the outstanding shares of common stock of EverBank Florida were converted into approximately 77,994,699 shares of EverBank Delaware common stock;

•	All of the outstanding shares of Series B Preferred Stock were converted into 15,964,644 shares of EverBank Delaware common stock;

•	As a result of the reincorporation of EverBank Florida in Delaware, the Company is now governed by the laws of the State of Delaware.

Reincorporation of EverBank Florida in Delaware did not result in any change of the business, management, fiscal year, assets, liabilities or location of the principal facilities of the Company.

c) Basis of Presentation—The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

(GAAP) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information or footnotes necessary for a complete presentation of financial position, results of operations, comprehensive income, and cash flows in conformity with generally accepted accounting principles. These interim financial statements should be read in conjunction with the audited financial statements and note disclosures as of and for the years ended December 31, 2011, 2010 and 2009 , which are included in the Company’s registration statement on Form S-1.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. In management’s opinion, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations, comprehensive income, and changes in cash flows have been made.

GAAP requires management to make estimates that affect the reported amounts and disclosures of contingencies in the consolidated financial statements. Estimates by their nature are based on judgment and available information. Material estimates relate to the Company’s allowance for loan and lease losses, loans and leases acquired with evidence of credit deterioration, repurchase obligations, lease residuals, contingent liabilities, and the fair values of investment securities, loans held for sale, MSR, share-based compensation and derivative instruments. Because of the inherent uncertainties associated with any estimation process and future changes in market and economic conditions, it is possible that actual results could differ significantly from these estimates.

2. Recent Accounting Pronouncements and Updates to Significant Accounting Policies

Recent Accounting Pronouncements

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements—In May 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement, to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 was effective for the first quarter of 2012 and was applied prospectively. Adoption of this standard resulted in additional disclosures as presented in Note 13 but did not have any impact on the Company’s results of operations.

Presentation of Comprehensive Income—In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income, to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. ASU 2011-05 is effective for the first quarter of 2012 and should be applied retrospectively. Adoption of this standard resulted in the presentation of a new statement of comprehensive income separate from the statement of shareholders’ equity but did not have any impact on the Company’s results of operations. In December 2011, the FASB issued ASU 2011-12,Comprehensive Income (Topic 220)- Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, to allow time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. Adoption of this ASU did not have any impact on the Company’s consolidated financial statements or results of operations.

Intangibles—Goodwill & Other—In September 2011, the FASB issued ASU 2011—08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment, which affect all entities that have goodwill reported in their financial statements. The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350. The more likely than not threshold is defined as having a likelihood of more than 50 percent. If, after assessing the totality of events or circumstances, an entity determines that it is more likely than not that the fair value of a reporting unit is more than its carrying amount, then performing the two-step impairment test is not required. Under the amendments in this update, an entity is no longer permitted to carry forward its detailed calculation of a reporting unit’s fair value from a prior year as previously permitted under ASC Topic 350. This guidance was adopted in conjunction with the performance of the Company’s annual goodwill impairment test performed during the second quarter of 2012. Adoption of this standard did not have any impact on the Company’s consolidated financial statements or results of operations.

Updates to Significant Accounting Policies

Goodwill and Intangible Assets—Goodwill, core deposit premiums and other intangible assets are included in other assets in the consolidated balance sheets.

Goodwill is not amortized and is evaluated for potential impairment on an annual basis or when events or circumstances indicate a potential impairment, at the reporting unit level. Reporting units are first evaluated qualitatively to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is believed that it is more likely than not that a reporting unit’s fair value is less than its carrying value, the Company will estimate the reporting unit’s fair market value to determine whether carrying value exceeds fair market value. If carrying value exceeds fair market value, goodwill is written down.

The Company may use judgment in assessing goodwill and intangible assets for impairment. Estimates of fair value are based on projections of revenues, operating costs and cash flows of each reporting unit considering historical and anticipated future results, general economic and market conditions as well as the impact of planned business or operational strategies. The valuations employ a combination of present value techniques to measure fair value and consideration of market factors. Additionally, judgment is used in determining the useful lives of finite-lived intangible assets. Changes in judgments and projections could result in a significantly different estimate of the fair value of the reporting units and could result in an impairment of goodwill.

Core deposit premiums are amortized over the estimated life of the acquired deposits using the straight-line method. Core deposit premiums are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Other identifiable intangible assets were recognized through business combinations. These intangible assets are amortized over their estimated life. No residual value was assigned to any of these intangible assets.

3. Acquisition Activities

On April 2, 2012, the Company completed its acquisition of 100% of the net assets of the Warehouse Lending Division of MetLife Bank, N.A. pursuant to the asset purchase agreement dated February 8, 2012

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

between the Company and MetLife Bank, N.A. The acquisition was funded entirely by cash with the transaction accounted for using the acquisition method. Based on the acquisition method of accounting, the consideration paid was allocated to the acquired assets and liabilities. No identifiable intangible assets or goodwill were recognized in the transaction. Information regarding the acquisition is as follows:

Recognized amounts of identifiable assets acquired and liabilities assumed:
Loans	$350,997
Accrued interest and fees	617

Total Assets Acquired	351,614

Other liabilities	543

Total Liabilities Assumed	543

Total Identifiable Net Assets	$351,071

Under the acquisition method of accounting, the measurement period for a transaction is to extend for a period necessary to obtain all available information to facilitate a complete and accurate recording of the transaction as of the acquisition date. This period, however, may not extend beyond a period of one year from the date of acquisition. In the event information not currently available is obtained during the measurement period that would affect the recording of this transaction, any applicable adjustments will be performed retrospectively adjusting the initial recording of this acquisition.

See Note 16 for information on the agreement the Company entered into to acquire Business Property Lending, Inc, a wholly owned subsidiary of General Electric Capital Corporation.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

4. Investment Securities

The amortized cost and fair value of investment securities with gross unrealized gains and losses were as follows as of June 30, 2012 and December 31, 2011:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Amount
June 30, 2012
Available for sale:
Residential collateralized mortgage obligations (CMO) securities—agency	$70	$7	$—	$77	$77
Residential CMO securities—nonagency	1,851,998	18,957	28,624	1,842,331	1,842,331
Residential mortgage-backed securities (MBS)—agency	266	15	—	281	281
Asset-backed securities (ABS)	10,554	—	2,938	7,616	7,616
Equity securities	77	144	—	221	221

Total available for sale securities	$1,862,965	$19,123	$31,562	$1,850,526	$1,850,526

Held to maturity:
Residential CMO securities—agency	$146,163	$5,840	$—	$152,003	$146,163
Residential MBS—agency	34,176	1,998	—	36,174	34,176
Corporate securities	10,276	—	2,071	8,205	10,276

Total held to maturity securities	$190,615	$7,838	$2,071	$196,382	$190,615

December 31, 2011
Available for sale:
Residential CMO securities—agency	$96	$8	$—	$104	$104
Residential CMO securities—nonagency	1,919,046	17,609	40,837	1,895,818	1,895,818
Residential MBS—agency	317	21	—	338	338
Asset-backed securities	10,573	—	3,096	7,477	7,477
Equity securities	77	108	—	185	185

Total available for sale securities	$1,930,109	$17,746	$43,933	$1,903,922	$1,903,922

Held to maturity:
Residential CMO securities—agency	$159,882	$6,029	$78	$165,833	$159,882
Residential MBS—agency	19,132	1,464	—	20,596	19,132
Corporate securities	10,504	—	2,583	7,921	10,504

Total held to maturity securities	$189,518	$7,493	$2,661	$194,350	$189,518

At June 30, 2012 and December 31, 2011, investment securities with a carrying value of $473,820 and $543,705, respectively, were pledged to secure other borrowings, public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

For the six months ended June 30, 2012, there were neither gross gains nor gross losses realized on available for sale investments. For the six months ended June 30, 2011, gross gains of $2,739 and gross losses of

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

$0 were realized on available for sale investments in other noninterest income. The cost of investments sold is calculated using the specific identification method.

The gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and the length of time individual securities have been in a continuous unrealized loss position, at June 30, 2012 and December 31, 2011 are as follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2012
Debt securities:
Residential CMO securities—nonagency	$501,091	$7,243	$393,745	$21,381	$894,836	$28,624
Asset-backed securities	—	—	7,616	2,938	7,616	2,938
Corporate securities	—	—	2,916	2,071	2,916	2,071

Total debt securities	$501,091	$7,243	$404,277	$26,390	$905,368	$33,633

December 31, 2011
Debt securities:
Residential CMO securities—nonagency	$573,928	$16,646	$226,507	$24,191	$800,435	$40,837
Residential CMO securities—agency	6,224	78	—	—	6,224	78
Asset-backed securities	—	—	7,477	3,096	7,477	3,096
Corporate securities	—	—	2,404	2,583	2,404	2,583

Total debt securities	$580,152	$16,724	$236,388	$29,870	$816,540	$46,594

The Company had unrealized losses at June 30, 2012 and December 31, 2011 on residential CMO securities, ABS and corporate securities. These unrealized losses are primarily attributable to weak market conditions. Based on the nature of impairment, these unrealized losses are considered temporary. The Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before their anticipated recovery.

At June 30, 2012, the Company had 72 debt securities in an unrealized loss position. A total of 27 were in an unrealized loss position for less than 12 months, all of which were residential CMO securities. Of these, 95% in amortized cost attained credit ratings of A or better. The remaining 45 debt securities were in an unrealized loss position for 12 months or longer. These 45 securities consisted of three ABS, one corporate security and 41 nonagency residential CMO securities. Of these debt securities in an unrealized loss position, 65% in amortized cost had credit ratings of A or better.

At December 31, 2011, the Company had 71 debt securities in an unrealized loss position. A total of 42 were in an unrealized loss position for less than 12 months, all of which were residential CMO securities. Of these, 84% in amortized cost had credit ratings of A or better. The remaining 29 debt securities were in an unrealized loss position for 12 months or longer. These 29 securities consisted of three ABS, one corporate security and 25 nonagency residential CMO securities. Of these 25 nonagency securities, 68% in amortized cost had credit ratings of A or better.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

In assessing whether these securities were impaired, the Company performed cash flow analyses that projected prepayments, default rates and loss severities on the collateral supporting each security. If the net present value of the investment is less than the amortized cost, the difference would be recognized in earnings as a credit-related impairment, while the remaining difference between the fair value and the amortized cost is recognized in AOCI. The Company recognized credit-related OTTI losses $685 in other noninterest income for the six months ended June 30, 2011 primarily due to a continued decline in the collateral value of a corporate security.

There were no OTTI losses recognized on available for sale or held to maturity securities during the six months ended June 30, 2012 or for the three months ended June 30, 2011.

Information regarding impairment related to credit loss recognized on securities in other noninterest income and impairment related to all other factors recognized in AOCI for the six months ended June 30, 2011 are as follows:

	Impairment Related to Credit Loss	Impairment Related to All Other Factors	Total Impairment
Debt securities:
Balance, January 1, 2011	3,354	502	3,856
Additional charges on securities for which OTTI was previously recognized	685	(499)	186
Reduction for securities on which a reduction in value was taken against earnings (1)	(4,039)	—	(4,039)
Accretion of impairment related to all other factors	—	(3)	(3)

Balance, June 30, 2011	—	—	—

(1)	The value for these securities for which impairment is related to credit loss were written down to a zero value during 2011 reflecting that the Company does not anticipate the ability to collect cash flows on these investments at any point in the future. This reduction in value was taken through earnings and thus, is reflected in the rollforward as a reduction of the credit loss balance to zero.

During the three and six months ended June 30, 2012 and 2011, interest and dividend income on investment securities was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest income on available for sale securities	$18,728	$27,457	$37,599	$53,085
Interest income on held to maturity securities	1,409	1,637	2,809	2,009
Other interest and dividend income	562	239	840	483

	$20,699	$29,333	$41,248	$55,577

All investment interest income recognized by the Company during the three and six months ended June 30, 2012 and 2011 was fully taxable.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

5. Loans Held for Sale

Loans held for sale as of June 30, 2012 and December 31, 2011, consist of the following:

	June 30, 2012	December 31, 2011
Government insured pool buyouts	$1,972,701	$1,939,114
Mortgage warehouse (carried at fair value)	1,105,985	761,818
Other	99,911	24,354

Total loans held for sale	$3,178,597	$2,725,286

The Company sells loans to various financial institutions, government agencies, government-sponsored enterprises, and individual investors. Currently, the Company sells a concentration of loans to government-sponsored entities. The Company does not originate, acquire or sell subprime mortgage loans.

The Company securitizes a portion of its residential mortgage loan originations through government agencies. The following is a summary of cash flows between the Company and the agencies for securitized loans for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Proceeds received from new securitizations	$1,869,387	$623,915	$3,790,357	$2,053,036
Net fees paid to agencies	15,910	6,551	27,662	17,721
Servicing fees collected	2,448	1,352	3,203	2,035
Repurchased loans	2,045	2,503	3,516	3,350

During the six months ended June 30, 2012, the Company transferred $333,446 of conforming residential mortgages to Ginnie Mae (GNMA) in exchange for mortgage-backed securities. As of June 30, 2012, the Company retained $103,952 of these securities backed by the transferred loans and maintained effective control over these pools of transferred assets. Accordingly, the Company has not recorded these transfers as sales. These transferred assets are recorded in the condensed consolidated balance sheet as loans held for sale. The remaining $229,494 in securities were sold to unrelated third parties during the six months ended June 30, 2012 and have been recorded as sales.

During the three and six months ended June 30, 2012, the Company transferred $8,700 and $26,138 in residential mortgage and commercial loans from loans held for sale to loans held for investment at lower of cost or market as the Company has the intent to hold these loans for the foreseeable future.

During the three and six months ended June 30, 2012, the Company purchased $347,114 of government insured loans, net of discounts, with the intent of pooling and selling the loans as they become eligible.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

6. Loans and Leases Held for Investment, Net

Loans and leases held for investment as of June 30, 2012 and December 31, 2011 are comprised of the following:

	June 30, 2012	December 31, 2011
Residential mortgages	$5,060,942	$4,556,841
Commercial and commercial real estate	1,846,689	1,165,384
Lease financing receivables	681,205	588,501
Home equity lines	188,820	200,112
Consumer and credit card	7,774	8,443

Total loans and leases held for investment, net of discounts	7,785,430	6,519,281
Allowance for loan and lease losses	(77,393)	(77,765)

Total loans and leases held for investment, net	$7,708,037	$6,441,516

As of June 30, 2012 and December 31, 2011, the carrying values presented above include net purchase loan and lease discounts and net deferred loan and lease origination costs as follows:

	June 30, 2012	December 31, 2011
Net purchased loan and lease discounts	$180,779	$237,170
Net deferred loan and lease origination costs	20,366	19,057

Acquired Credit Impaired (ACI) Loans and Leases—At acquisition, the Company estimates the fair value of acquired loans and leases by segregating the portfolio into pools with similar risk characteristics. Fair value estimates for acquired loans and leases require estimates of the amounts and timing of expected future principal, interest and other cash flows. For each pool, the Company uses certain loan and lease information, including outstanding principal balance, probability of default and the estimated loss in the event of default to estimate the expected future cash flows for each loan and lease pool.

Information pertaining to the ACI portfolio as of June 30, 2012 and December 31, 2011 is as follows:

	Bank of Florida	Other Acquired Loans	Total
June 30, 2012
Carrying value, net of allowance	$557,008	$488,833	$1,045,841
Outstanding unpaid principal balance or contractual net investment	613,623	508,605	1,122,228
Allowance for loan and lease losses, beginning of year	11,638	4,351	15,989
Allowance for loan and lease losses, end of period	15,828	4,490	20,318

	Bank of Florida	Tygris	Other Acquired Loans	Total
December 31, 2011
Carrying value, net of allowance	$621,116	$—	$522,071	$1,143,187
Outstanding unpaid principal balance or contractual net investment	685,967	—	543,240	1,229,207
Allowance for loan and lease losses, beginning of year	6,189	97	3,695	9,981
Allowance for loan and lease losses, end of year	11,638	—	4,351	15,989

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The Company recorded $689 and $269 in provision for loan and lease losses for the ACI portfolio for the three months ended June 30, 2012 and 2011 and $4,329 and $1,093 in provision for loan and lease losses for the ACI portfolio for the six months ended June 30, 2012 and 2011, respectively. The increase in provision is the result of a decrease in expected cash flows on ACI loans.

The following is a summary of the accretable yield activity for the ACI loans during the six months ended June 30, 2012 and 2011:

	Bank of Florida	Other Acquired Loans	Total
June 30, 2012
Balance, beginning of period	$141,750	$65,973	$207,723
Accretion	(18,614)	(12,611)	(31,225)
Reclassifications (from) to accretable yield	(10,723)	1,446	(9,277)

Balance, end of period	$112,413	$54,808	$167,221

	Bank of Florida	Tygris	Other Acquired Loans	Total
June 30, 2011
Balance, beginning of period	$198,633	$9,745	$44,603	$252,981
Additions	—	—	17,295	17,295
Accretion	(24,188)	(2,391)	(5,618)	(32,197)
Reclassifications (from) to accretable yield	(4,587)	1,989	236	(2,362)
Transfer to cost recovery	—	(6,678)	—	(6,678)

Balance, end of period	$169,858	$2,665	$56,516	$229,039

Covered Loans and Leases — Covered loans and leases are acquired and recorded at fair value at acquisition, exclusive of the loss share agreements with the FDIC and the indemnification agreement with former shareholders of Tygris. All loans acquired through the loss share agreement with the FDIC and all loans and leases acquired in the purchase of Tygris are considered covered during the applicable indemnification period.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The following is a summary of the recorded investment of major categories of covered loans and leases outstanding as of June 30, 2012 and December 31, 2011:

	Bank of Florida	Tygris	Total
June 30, 2012
Residential mortgages	$71,153	$—	$71,153
Commercial and commercial real estate	513,867	—	513,867
Lease financing receivables	—	122,633	122,633
Home equity lines	18,150	—	18,150
Consumer and credit card	1,905	—	1,905

Total recorded investment of covered loans and leases	$605,075	$122,633	$727,708

December 31, 2011
Residential mortgages	$74,580	$—	$74,580
Commercial and commercial real estate	569,014	—	569,014
Lease financing receivables	—	176,125	176,125
Home equity lines	19,082	—	19,082
Consumer and credit card	2,345	—	2,345

Total recorded investment of covered loans and leases	$665,021	$176,125	$841,146

7. Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the three and six months ended June 30, 2012 and 2011 are as follows:

	Three Months Ended June 30, 2012
	Residential Mortgages	Commercial and Commercial Real Estate	Lease Financing Receivables	Home Equity Lines	Consumer and Credit Card	Total
Balance, beginning of period	$40,739	$31,391	$3,344	$2,632	$148	$78,254
Provision for loan and lease losses	957	1,958	1,704	1,085	53	5,757
Charge-offs	(4,139)	(1,710)	(917)	(484)	(40)	(7,290)
Recoveries	162	411	29	55	15	672

Balance, end of period	$37,719	$32,050	$4,160	$3,288	$176	$77,393

	Three Months Ended June 30, 2011
	Residential Mortgages	Commercial and Commercial Real Estate	Lease Financing Receivables	Home Equity Lines	Consumer and Credit Card	Total
Balance, beginning of period	$57,275	$27,473	$1,134	$3,630	$147	$89,659
Provision for loan and lease losses	2,597	2,582	1,699	2,116	10	9,004
Charge-offs	(5,406)	(1,825)	(1,032)	(1,144)	(138)	(9,545)
Recoveries	6	65	5	10	5	91

Balance, end of period	$54,472	$28,295	$1,806	$4,612	$24	$89,209

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

	Six Months Ended June 30, 2012
	Residential Mortgages	Commercial and Commercial Real Estate	Lease Financing Receivables	Home Equity Lines	Consumer and Credit Card	Total
Balance, beginning of period	$43,454	$28,209	$3,766	$2,186	$150	$77,765
Provision for loan and lease losses	4,793	7,266	2,427	2,578	48	17,112
Charge-offs	(10,833)	(4,004)	(2,098)	(1,592)	(51)	(18,578)
Recoveries	305	579	65	116	29	1,094

Balance, end of period	$37,719	$32,050	$4,160	$3,288	$176	$77,393

	Six Months Ended June 30, 2011
	Residential Mortgages	Commercial and Commercial Real Estate	Lease Financing Receivables	Home Equity Lines	Consumer and Credit Card	Total
Balance, beginning of period	$46,584	$33,490	$2,454	$10,907	$254	$93,689
Change in estimate	10,154	(682)	(802)	(6,323)	(440)	1,907
Provision for loan and lease losses	12,367	5,813	3,269	3,333	345	25,127
Charge-offs	(14,644)	(10,913)	(3,128)	(3,316)	(140)	(32,141)
Recoveries	11	587	13	11	5	627

Balance, end of period	$54,472	$28,295	$1,806	$4,612	$24	$89,209

The following tables provide a breakdown of the allowance for loan and lease losses and the recorded investment in loans and leases based on the method for determining the allowance as of June 30, 2012 and December 31, 2011:

	Allowance for Loan and Lease Losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	ACI Loans	Total
June 30, 2012
Residential mortgages	$7,571	$24,545	$5,603	$37,719
Commercial and commercial real estate	4,243	13,092	14,715	32,050
Lease financing receivables	—	4,160	—	4,160
Home equity lines	—	3,288	—	3,288
Consumer and credit card	—	176	—	176

Total allowance for loan and lease losses	$11,814	$45,261	$20,318	$77,393

	Loans and Leases Held for Investment at Recorded Investment
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	ACI Loans	Total
June 30, 2012
Residential mortgages	$89,791	$4,398,143	$573,008	$5,060,942
Commercial and commercial real estate	107,468	1,246,070	493,151	1,846,689
Lease financing receivables	—	681,205	—	681,205
Home equity lines	—	188,820	—	188,820
Consumer and credit card	—	7,774	—	7,774

Total loans and leases held for investment	$197,259	$6,522,012	$1,066,159	$7,785,430

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

	Allowance for Loan and Lease Losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	ACI Loans	Total
December 31, 2011
Residential mortgages	$7,436	$30,554	$5,464	$43,454
Commercial and commercial real estate	6,021	11,663	10,525	28,209
Lease financing receivables	—	3,766	—	3,766
Home equity lines	—	2,186	—	2,186
Consumer and credit card	—	150	—	150

Total allowance for loan and lease losses	$13,457	$48,319	$15,989	$77,765

	Loans and Leases Held for Investment at Recorded Investment
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	ACI Loans	Total
December 31, 2011
Residential mortgages	$90,927	$3,852,119	$613,795	$4,556,841
Commercial and commercial real estate	142,360	477,643	545,381	1,165,384
Lease financing receivables	—	588,501	—	588,501
Home equity lines	—	200,112	—	200,112
Consumer and credit card	—	8,443	—	8,443

Total loans and leases held for investment	$233,287	$5,126,818	$1,159,176	$6,519,281

The Company uses a risk grading matrix to monitor credit quality for commercial and commercial real estate loans. Risk grades are continuously monitored and updated quarterly by credit administration personnel based on current information and events. The Company monitors the quarterly credit quality of all other loan types based on performing status.

The following tables present the recorded investment for loans and leases by credit quality indicator as of June 30, 2012 and December 31, 2011:

	Performing	Non-performing	Total
June 30, 2012
Residential mortgages:
Residential	$4,226,940	$65,080	$4,292,020
Government insured pool buyouts	618,882	150,040	768,922
Lease financing receivables	679,910	1,295	681,205
Home equity lines	184,564	4,256	188,820
Consumer and credit card	7,202	572	7,774

Total	$5,717,498	$221,243	$5,938,741

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

	Pass	Special Mention	Substandard	Doubtful	Total
June 30, 2012
Commercial and commercial real estate:
Commercial	$780,343	$5	$12,619	$4,688	$797,655
Commercial real estate	690,940	72,466	285,628	—	1,049,034

Total commercial and commercial real estate	$1,471,283	$72,471	$298,247	$4,688	$1,846,689

	Performing	Non- performing	Total
December 31, 2011
Residential mortgages:
Residential	$3,655,884	$71,658	$3,727,542
Government insured pool buyouts	649,391	179,908	829,299
Lease financing receivables	586,116	2,385	588,501
Home equity lines	195,861	4,251	200,112
Consumer and credit card	8,024	419	8,443

Total	$5,095,276	$258,621	$5,353,897

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2011
Commercial and commercial real estate:
Commercial	$151,473	$1,527	$18,279	$4,136	$175,415
Commercial real estate	639,883	78,385	270,656	1,045	989,969

Total commercial and commercial real estate	$791,356	$79,912	$288,935	$5,181	$1,165,384

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The following tables present an aging analysis of the recorded investment for loans and leases by class as of June 30, 2012 and December 31, 2011:

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater Past Due	Total Past Due	Current	Total Loans Held for Investment Excluding ACI
June 30, 2012
Residential mortgages:
Residential	$15,379	$8,557	$65,080	$89,016	$4,076,360	$4,165,376
Government insured pool buyouts	19,764	10,977	150,040	180,781	141,777	322,558
Commercial and commercial real estate:
Commercial	273	138	4,155	4,566	773,208	777,774
Commercial real estate	3,687	—	28,640	32,327	543,437	575,764
Lease financing receivables	3,092	531	447	4,070	677,135	681,205
Home equity lines	1,312	1,894	4,256	7,462	181,358	188,820
Consumer and credit card	142	85	231	458	7,316	7,774

Total loans and leases held for investment	$43,649	$22,182	$252,849	$318,680	$6,400,591	$6,719,271

December 31, 2011
Residential mortgages:
Residential	$16,966	$12,673	$71,658	$101,297	$3,487,525	$3,588,822
Government insured pool buyouts	23,396	17,909	179,908	221,213	133,011	354,224
Commercial and commercial real estate:
Commercial	—	32	10,751	10,783	137,216	147,999
Commercial real estate	2,117	4,450	48,611	55,178	416,826	472,004
Lease financing receivables	3,394	971	962	5,327	583,174	588,501
Home equity lines	1,953	498	4,251	6,702	193,410	200,112
Consumer and credit card	106	50	233	389	8,054	8,443

Total loans and leases held for investment	$47,932	$36,583	$316,374	$400,889	$4,959,216	$5,360,105

Impaired Loans—Impaired loans include loans identified as troubled loans as a result of a borrower’s financial difficulties and other loans on which the accrual of interest income is suspended. The Company continues to collect payments on certain impaired loan balances on which accrual is suspended.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The following tables present the recorded investment and the related allowance for impaired loans as of June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	Recorded Investment	Related Allowance	Recorded Investment	Related Allowance
With an allowance recorded:
Residential mortgages:
Residential	$69,852	$7,571	$74,189	$7,436
Commercial and commercial real estate:
Commercial	8,101	262	4,697	779
Commercial real estate	27,253	3,981	37,189	5,242

Total impaired loans with an allowance recorded	$105,206	$11,814	$116,075	$13,457

Without a related allowance recorded:
Residential mortgages:
Residential	$19,939	$—	$16,738	$—
Commercial and commercial real estate:
Commercial	—	—	9,814	—
Commercial real estate	72,114	—	90,661	—

Total impaired loans without an allowance recorded	$92,053	$—	$117,213	$—

The recorded investment for impaired loans includes charge-offs taken against the contractual unpaid principal balance such that the carrying value represents the anticipated recoverable value of the impaired loan. The contractual unpaid principal balances for the residential and commercial and commercial real estate portfolios as of June 30, 2012 were $94,452 and $155,995, respectively. The contractual unpaid principal balances for the residential and commercial and commercial real estate portfolios as of December 31, 2011 were $96,254 and $196,855.

The following table presents the average investment and interest income recognized on impaired loans for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended
	June 30, 2012		June 30, 2011
	Average Investment	Interest Income Recognized	Average Investment	Interest Income Recognized
With and without a related allowance recorded:
Residential mortgages:
Residential	$91,238	$654	$82,849	$642
Commercial and commercial real estate:
Commercial	8,480	12	1,277	12
Commercial real estate	108,857	468	144,327	604

Total impaired loans	$208,575	$1,134	$228,453	$1,258

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

	Six Months Ended
	June 30, 2012		June 30, 2011
	Average Investment	Interest Income Recognized	Average Investment	Interest Income Recognized
With and without a related allowance recorded:
Residential mortgages:
Residential	$91,134	$1,314	$77,417	$1,165
Commercial and commercial real estate:
Commercial	10,490	35	1,312	23
Commercial real estate	115,188	1,026	157,167	950

Total impaired loans	$216,812	$2,375	$235,896	$2,138

The following table presents the recorded investment for loans and leases on nonaccrual status by class and loans greater than 90 days past due and still accruing as of June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	Nonaccrual Status	Greater than 90 Days Past Due and Accruing	Nonaccrual Status	Greater than 90 Days Past Due and Accruing
Residential mortgages:
Residential	$65,080	$—	$71,658	$—
Government insured pool buyouts	—	150,040	—	179,908
Commercial and commercial real estate:
Commercial	6,732	—	12,294	—
Commercial real estate	89,342	—	86,772	—
Lease financing receivables	1,295	—	2,385	—
Home equity lines	4,256	—	4,251	—
Consumer and credit card	572	—	419	—

Total nonaccrual loans and leases	$167,277	$150,040	$177,779	$179,908

Troubled Debt Restructurings (TDR)—Modifications considered to be TDRs are individually evaluated for credit loss based on a discounted cash flow model using the loan’s effective interest rate at the time of origination. The discounted cash flow model used in this evaluation is adjusted to reflect the modified loan’s elevated probability of future default based on the Company’s historical redefault rate. These loans are classified as nonaccrual and have been included in the Company’s impaired loan disclosures in the tables above. A loan is considered to redefault when it is 30 days past due. Once a modified loan demonstrates a consistent period of performance under the modified terms, generally six months, the Company returns the loan to an accrual classification. If, however, a modified loan defaults under the terms of the modified agreement, the Company measures the allowance for loan and lease losses based on the fair value of collateral less cost to sell.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The following is a summary of information relating to modifications considered to be TDRs for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended June 30, 2012			Six Months Ended June 30, 2012
	Number of Contracts	Pre- modification Recorded Investment	Post- modification Recorded Investment	Number of Contracts	Pre- modification Recorded Investment	Post- modification Recorded Investment
Residential mortgages:
Residential	17	$7,693	$7,705	33	$13,707	$13,726
Commercial and commercial real estate:
Commercial	1	—	—	4	2,954	2,954
Commercial real estate	7	13,066	13,066	13	21,307	21,307

Total	25	$20,759	$20,771	50	$37,968	$37,987

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
	Number of Contracts	Pre- modification Recorded Investment	Post- modification Recorded Investment	Number of Contracts	Pre- modification Recorded Investment	Post- modification Recorded Investment
Residential mortgages:
Residential	39	$16,120	$16,140	81	$34,444	$34,502
Commercial and commercial real estate:
Commercial	2	233	233	3	2,851	2,851
Commercial real estate	4	5,579	5,579	17	8,515	8,515

Total	45	$21,932	$21,952	101	$45,810	$45,868

Modifications made to residential loans during the period included extension of original contractual maturity date, extension of the period of below market rate interest only payments, or contingent reduction of past due interest. Commercial loan modifications made during the period included extension of original contractual maturity date, payment forbearance, reduction of interest rates, or extension of interest only periods.

The number of contracts and recorded investment of loans that were modified during the last 12 months and subsequently defaulted during the three and six months ended June 30, 2012 and 2011 are as follows:

	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Residential mortgages:
Residential	8	$2,965	9	$3,111
Commercial and commercial real estate:
Commercial	1	860	1	860
Commercial real estate	1	3,687	1	3,687

Total	10	$7,512	11	$7,658

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Residential mortgages:
Residential	7	$3,287	15	$4,619
Commercial and commercial real estate:
Commercial	1	230	3	2,952
Commercial real estate	1	29	1	29

Total	9	$3,546	19	$7,600

The recorded investment of TDRs as of June 30, 2012 and December 31, 2011 are summarized as follows:

	June 30, 2012	December 31, 2011
Loan Type:
Residential mortgages	$89,791	$90,927
Commercial and commercial real estate	66,810	61,481

Total recorded investment of TDRs	$156,601	$152,408

Accrual Status:
Current	$87,557	$85,905
30-89 days past-due accruing	5,909	6,723
90+ days past-due accruing	—	—
Nonaccrual	63,135	59,780

Total recorded investment of TDRs	$156,601	$152,408

TDRs classified as impaired loans	$156,601	$152,408
Valuation allowance on TDRs	10,322	9,743

8. Servicing Activities and Mortgage Servicing Rights

A summary of MSR activities for the three and six months ended June 30, 2012 and 2011 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Balance, beginning of period	$462,420	$568,645	$489,496	$573,196
Originated servicing rights capitalized upon sale of loans	18,498	7,041	37,027	26,657
Amortization	(34,142)	(21,429)	(63,481)	(44,217)
Increase in valuation allowance	(30,135)	—	(45,279)	—
Other	(679)	(938)	(1,801)	(2,317)

Balance, end of period	$415,962	$553,319	$415,962	$553,319

Valuation Allowance:
Balance, beginning of period	$54,599		$39,455
Increase in valuation allowance	30,135		45,279

Balance, end of period	$84,734		$84,734

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

For loans securitized and sold for the three and six months ended June 30, 2012 and 2011 with servicing retained, management used the following assumptions to determine the fair value of MSR at the date of securitization:

	Three Months Ended June 30, 2012			Six Months Ended June 30, 2012
Average discount rates	8.77%	-	8.88%	8.60%	-	9.14%
Expected prepayment speeds	10.50%	-	12.07%	10.13%	-	14.62%
Weighted-average life in years	6.03	-	6.65	5.46	-	6.70

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
Average discount rates	8.55%	-	8.80%	8.04%	-	8.80%
Expected prepayment speeds	9.79%	-	15.97%	7.33%	-	15.97%
Weighted-average life in years	5.05	-	6.64	5.05	-	8.14

At June 30, 2012 and December 31, 2011, the Company estimated the fair value of its capitalized MSR to be approximately $415,980 and $494,547, respectively. The unpaid principal balance below excludes $6,402,000 and $5,248,000 at June 30, 2012 and December 31, 2011, respectively, for loans with no related MSR basis.

The characteristics used in estimating the fair value of the MSR portfolio at June 30, 2012 and December 31, 2011 are as follows:

	June 30, 2012	December 31, 2011
Unpaid principal balance	$45,146,000	$47,818,000
Gross weighted-average coupon	4.81%	4.98%
Weighted-average servicing fee	0.30%	0.31%
Expected prepayment speed (1)	13.89%	12.74%

(1)	The prepayment speed assumptions includes a blend of prepayment speeds that are influenced by mortgage interest rates, the current macroeconomic environment and borrower behaviors and may vary over the expected life of the asset.

A sensitivity analysis of the Company’s fair value of mortgage servicing rights to hypothetical adverse changes of 10% and 20% to the weighted-average of certain key assumptions as of June 30, 2012 and December 31, 2011 is presented below.

	June 30, 2012	December 31, 2011
Prepayment Rate
10% adverse rate change	$24,139	$26,955
20% adverse rate change	46,249	51,872
Discount Rate
10% adverse rate change	15,088	18,306
20% adverse rate change	29,127	35,336

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

In the previous table, the effect of a variation in a specific assumption on the fair value is calculated without changing any other assumptions. This analysis typically cannot be extrapolated because the relationship of a change in one key assumption to the change in the fair value of the Company’s mortgage servicing rights usually is not linear. The effect of changing one key assumption will likely result in the change of another key assumption which could impact the sensitivities.

Components of loan servicing fee income for the three and six months ended June 30, 2012 and 2011 are presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Contractually specified service fees, net	$33,686	$37,563	$69,071	$75,613
Other ancillary fees	8,247	8,678	17,866	19,005
Other	550	516	1,102	1,015

	$42,483	$46,757	$88,039	$95,633

9. Shareholders’ Equity

Initial Public Offering—On May 8, 2012, the Company completed the issuance and sale of 22,103,000 shares of its common stock, par value of $0.01 per share (the Common Stock), in its initial public offering of Common Stock (the Offering), including 2,883,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares from the Company, at a price to the public of $10.00 per share. The shares were offered pursuant to the Company’s Registration Statement on Form S-1. The Company received net proceeds of $198,464 from the Offering, after deducting underwriting discounts and commissions and offering expenses.

Preferred Stock—On January 25, 2012, the Company’s Board of Directors approved a special cash dividend of $4,482 to the holders of the Series A 6% Cumulative Convertible Preferred Stock (Series A Preferred Stock), which was paid on March 1, 2012. As a result of the special cash dividend, all shares of Series A Preferred Stock were converted into 2,801,160 shares of Common Stock.

Prior to the completion of the Offering, a special cash dividend of $1,073 was declared on shares of the Series B Preferred Stock, which was paid to the holders on June 19, 2012. As a result of the merger of EverBank Florida into EverBank Delaware, the 136,544 shares of outstanding Series B Preferred Stock automatically converted into 15,964,644 shares of Common Stock.

Following the merger of EverBank Florida into EverBank Delaware, the Company has one class of common stock and one class of preferred stock, par value of $0.01 per share (the Preferred Stock). As of June 30, 2012, the Company has 10,000,000 authorized shares of Preferred Stock. At June 30, 2012 no shares of Preferred Stock were issued or outstanding. See Note 1 for further information on the merger of EverBank Florida into EverBank Delaware.

10. Income Taxes

For the three and six months ended June 30, 2012, the Company’s effective income tax rates of 36.4% and 36.4%, respectively, differ from the statutory federal income tax rate primarily due to state income taxes. For the three and six months ending June 30, 2011, the Company’s effective income tax rates of 38.0% and 39.3%, respectively, differ from the statutory federal income tax rate primarily due to state income taxes and a $691 increase to income tax expense for the revaluation of the net unrealized built-in losses associated with the Tygris acquisition.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

11. Earnings Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. Because the Company’s Series A and Series B Preferred Stock met the definition of participating securities, this guidance requires the use of the Two-Class Method to calculate basic and diluted earnings per share. The Two-Class Method allocates earnings between common and participating shares. In calculating basic earnings per common share, only the portion of earnings allocated to common shares is used in the numerator. The following table sets forth the computation of basic and diluted earnings per common share for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$11,172	$21,795	$23,018	$31,211
Less distributed and undistributed net income allocated to participating preferred stock	(1,685)	(4,417)	(7,664)	(6,824)

Net income allocated to common shareholders	$9,487	$17,378	$15,354	$24,387

(Units in Thousands)
Average common shares outstanding	100,779	74,792	88,454	74,764
Common share equivalents:
Stock options	1,530	2,422	1,691	2,460
Nonvested stock	265	354	269	396

Average common shares outstanding, assuming dilution	102,574	77,568	90,414	77,620

Basic earnings per share	$0.09	$0.23	$0.17	$0.33
Diluted earnings per share	$0.09	$0.23	$0.17	$0.32

On January 25, 2012, the Company’s Board of Directors approved a special cash dividend of $4,482 to the holders of the Series A Preferred Stock, which was paid on March 1, 2012, in order to induce conversion to shares of Common Stock. On April 24, 2012, the Company’s Board of Directors approved a special cash dividend of $1,073 to the holders of the Series B Preferred Stock, which was paid on June 19, 2012. The Company has included the special cash dividends as distributed net income attributable to participating securities. In addition, the Company included the Series A Preferred Stock and Series B Preferred Stock as a participating security through the date of conversion and upon conversion, the Company included the shares in common shares outstanding.

Certain securities were antidilutive and were therefore excluded from the calculation of diluted earnings per share. Common shares attributed to these antidilutive securities had these securities been exercised or converted as of June 30, 2012 and 2011 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Stock Options	4,121,160	2,906,190	5,905,837	3,415,627

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

12. Derivative Financial Instruments

The fair values of derivatives are reported in other assets, deposits, or accounts payable and accrued liabilities. The fair values are derived using the valuation techniques described in Note 13. The total notional or contractual amounts and fair values as of June 30, 2012 and December 31, 2011 are as follows:

		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives
June 30, 2012
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges:
Forward interest rate swaps	$1,003,000	$—	$146,541

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives:
Interest rate lock commitments	2,154,183	16,661	1,505
Forward and optional forward sales commitments	2,602,404	3,272	19,581
Foreign exchange contracts	1,005,432	11,987	7,924
Equity, foreign currency, commodity and metals indexed options	215,325	17,533	—
Options embedded in customer deposits	214,623	—	17,379
Indemnification assets	369,215	9,383	—

Total freestanding derivatives		58,836	46,389

Total derivatives		$58,836	$192,930

		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives
December 31, 2011
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges:
Forward interest rate swaps	$1,153,000	$—	$133,897

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives:
Interest rate lock commitments	828,866	8,059	126
Forward sales commitments	1,278,899	1,140	13,340
Interest rate swaps	18,000	—	831
Foreign exchange contracts	1,114,838	9,494	16,293
Equity, foreign currency, commodity and metals indexed options	220,465	20,460	—
Options embedded in customer deposits	218,514	—	20,192
Indemnification assets	482,094	8,540	—

Total freestanding derivatives		47,693	50,782

Total derivatives		$47,693	$184,679

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Cash Flow Hedges

Activity for derivatives in cash flow hedge relationships for the three and six months ended June 30, 2012 and 2011 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gains (losses), net of tax, recognized in AOCI (effective portion)	$(14,012)	$(8,340)	$(7,530)	$(12,291)
Reclassifications to interest expense (effective portion)	(1,964)	(1,768)	(3,674)	(3,797)
Pretax losses recognized in interest expense (ineffective portion)	(205)	(10)	(270)	(10)

All changes in the value of the derivatives were included in the assessment of hedge effectiveness.

As of June 30, 2012, AOCI included $18,665 of deferred pre-tax net losses expected to be reclassified into earnings during the next 12 months for derivative instruments designated as cash flow hedges of forecasted transactions. The Company is hedging its exposure to the variability of future cash flows for forecasted transactions of fixed-rate debt for a maximum of 8 years.

Freestanding Derivatives

The following table shows the net losses recognized for the three and six months ended June 30, 2012 and 2011 in the consolidated statements of income related to derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging. These gains and losses are recognized in other noninterest income, except for the indemnification assets which are recognized in general and administrative expense.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Freestanding derivatives (economic hedges)
Gains (losses) on interest rate contracts (1)	$(36,358)	$(23,581)	$(48,188)	$(20,682)
Gains (losses) on indemnification assets (2)	570	—	843	(8,680)
Other	(49)	(44)	397	(44)

Total	$(35,837)	$(23,625)	$(46,948)	$(29,406)

(1)	Interest rate contracts include interest rate lock commitments, forward and optional forward sales commitments, and interest rate swaps.
(2)	Refer to Note 13 for a discussion of the indemnification asset.

Interest rate contracts are predominantly used as economic hedges of interest rate lock commitments and loans held for sale. Other derivatives are predominantly used as economic hedges of foreign exchange, commodity, metals and equity risk.

Credit Risk Contingent Features

Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when derivatives are in a net liability position. The provisions generally are dependent upon the Company’s credit rating based on certain major credit rating agencies or dollar amounts in a liability position at any given time which exceed specified thresholds, as indicated in the relevant contracts. In these circumstances,

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

the counterparties could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features in a net liability position on June 30, 2012 and December 31, 2011 was $163,035 and $153,337, respectively, for which the Company posted $209,772 and $170,656, respectively, in collateral in the normal course of business.

Counterparty Credit Risk

The Company is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If the counterparty fails to perform, counterparty credit risk equals the amount reported as derivative assets in the balance sheet. The amounts reported as derivative assets are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty and cash collateral received. The Company minimizes this risk through obtaining credit approvals, monitoring credit limits, monitoring procedures, and executing master netting arrangements and obtaining collateral, where appropriate. The Company does not offset derivative instruments against the rights to reclaim cash collateral or the obligations to return cash collateral in the balance sheet. As of June 30, 2012 and December 31, 2011, the Company held $3,120 and $3,560, respectively, in collateral from its counterparties. Counterparty credit risk related to derivatives is considered in determining fair value.

13. Fair Value Measurements

Asset and liability fair value measurements have been categorized based upon the fair value hierarchy described below:

Level 1—Valuation is based upon quoted market prices for identical instruments in active markets.

Level 2—Valuation is based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates or assumptions that market participants would use in pricing the assets or liabilities. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Recurring Fair Value Measurements

As of June 30, 2012 and December 31, 2011, assets and liabilities measured at fair value on a recurring basis, including certain loans held for sale for which the Company has elected the fair value option, are as follows:

	Level 1	Level 2	Level 3	Total
June 30, 2012
Financial assets:
Available for sale securities:
Residential CMO securities—agency	$—	$77	$—	$77
Residential CMO securities—nonagency	—	1,842,331	—	1,842,331
Residential MBS—agency	—	281	—	281
Asset-backed securities	—	7,616	—	7,616
Equity securities	221	—	—	221

Total available for sale securities	221	1,850,305	—	1,850,526
Loans held for sale	—	1,105,985	—	1,105,985
Financial liabilities:
FDIC clawback liability	—	—	46,738	46,738
Derivative financial instruments:
Cash flow hedges (Note 12)	—	(146,541)	—	(146,541)
Freestanding derivatives (Note 12)	4,063	(999)	9,383	12,447

	Level 1	Level 2	Level 3	Total
December 31, 2011
Financial assets:
Available for sale securities:
Residential CMO securities—agency	$—	$104	$—	$104
Residential CMO securities—nonagency	—	1,895,818	—	1,895,818
Residential MBS—agency	—	338	—	338
Asset-backed securities	—	7,477	—	7,477
Equity securities	185	—	—	185

Total available for sale securities	185	1,903,737	—	1,903,922
Loans held for sale	—	761,818	15,462	777,280
Financial liabilities:
FDIC clawback liability	—	—	43,317	43,317
Derivative financial instruments:
Cash flow hedges (Note 12)	—	(133,897)	—	(133,897)
Freestanding derivatives (Note 12)	(6,799)	(4,830)	8,540	(3,089)

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Changes in assets and liabilities measured at Level 3 fair value on a recurring basis for the three and six months ended June 30, 2012 and 2011 are as follows:

	Loans Held for Sale (1)	FDIC Clawback Liability (2)	Freestanding Derivatives (3)
Three Months Ended June 30, 2012
Balance, beginning of period	$—	$(43,694)	$8,814
Total gains (losses) included in earnings for the period	—	(3,044)	569

Balance, end of period	$—	$(46,738)	$9,383

Change in unrealized net gains (losses) included in net income related to assets still held as of June 30, 2012	$—	$(3,044)	$569

Three Months Ended June 30, 2011
Balance, beginning of period	$15,049	$(39,628)	$221
Purchases	—	—	2,700
Issues	—	—	(2,739)
Settlements	(60)	—	35
Total gains (losses) included in earnings for the period	1,117	—	7

Balance, end of period	$16,106	$(39,628)	$224

Change in unrealized net gains (losses) included in net income related to assets still held as of June 30, 2011	$1,117	$—	$42

	Loans Held for Sale (1)	FDIC Clawback Liability (2)	Freestanding Derivatives (3)
Six Months Ended June 30, 2012
Balance, beginning of period	$15,462	$(43,317)	$8,539
Settlements	(623)	—	—
Transfers out of Level 3	(14,946)	—	—
Total gains (losses) included in earnings for the period	107	(3,421)	844

Balance, end of period	$—	$(46,738)	$9,383

Change in unrealized net gains (losses) included in net income related to assets still held as of June 30, 2012	$107	$(3,421)	$844

Six Months Ended June 30, 2011
Balance, beginning of period	$15,136	$(39,311)	$8,949
Purchases	—	—	4,075
Issues	—	—	(4,114)
Settlements	(137)	—	38
Total gains (losses) included in earnings for the period	1,107	(317)	(8,724)

Balance, end of period	$16,106	$(39,628)	$224

Change in unrealized net gains (losses) included in net income related to assets still held as of June 30, 2011	$1,107	$(317)	$(8,439)

(1)	Net realized and unrealized gains (losses) on loans held for sale are included in gain on sale of loans.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

(2)	Changes in fair value of the FDIC clawback liability are recorded in general and administrative expense.
(3)	With the exception of changes in the indemnification assets, net realized and unrealized gains (losses) on freestanding derivatives are included in other noninterest income. Changes in the fair value of the indemnification assets are recorded in general and administrative expense.

The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the Company reports the transfer at the end of the reporting period.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a recurring basis at June 30, 2012:

Level 3 Assets	Fair Value	Valuation Technique	Unobservable Inputs	Significant Unobservable Input Value
FDIC clawback liability	$46,738	Discounted cash flow	Servicing cost	$6,272 - $14,219(1)
Indemnification asset	$9,383	Discounted cash flow	Reinstatement rate	5.96% - 67.90%(2)
			Loss duration (in months)	8 - 45(2)
			Loss severity(3)	2.37% - 16.64%(2)

(1)	The range represents the sum of the highest and lowest servicing cost values for all tranches that we use in our valuation process. The servicing cost represents 1% of projected unpaid principal balance (UPB) of the underlying loans.
(2)	The range represents the sum of the highest and lowest values for all tranches that we use in our valuation process.
(3)	Loss severity represents the interest loss severity as a percentage of UPB.

The significant unobservable input used in the fair value measurement of the FDIC clawback liability is servicing cost. Significant increases (decreases) in this input in isolation could result in a significantly lower (higher) fair value measurement. The Company estimates the fair value of the FDIC clawback liability using a discounted cash flow model. The Company enters observable and unobservable inputs into the model to arrive at fair value. Changes in the estimate are primarily driven by changes in the interpolated discount rate (an observable input) and changes in servicing cost as a result of changes in projected UPB. The assumptions are reviewed and updated on a quarterly basis by management.

The significant unobservable inputs used in the fair value measurement of the indemnification asset are the reinstatement rate, loss severity and duration. Significant increases (decreases) in any of those inputs in isolation could result in a significantly lower (higher) fair value measurement. The reinstatement rate is determined by analyzing historical default activity of similar loans, while the loss severity is estimated as the interest rate spread between the note and debenture rate of the government insured loans as well as advance costs that are not reimbursable by the FHA, which is then extrapolated over the expected duration. The Company’s portfolio management is responsible for analyzing and updating the assumptions and cash flow model of the underlying loans on a quarterly basis, which includes corroboration with historical experience.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Loans Held for Sale Accounted for under the Fair Value Option

Following is information on loans held for sale reported under the fair value option at June 30, 2012 and December 31, 2011:

	Total	Nonaccrual
June 30, 2012
Fair value carrying amount	$1,105,985	$—
Aggregate unpaid principal balance	1,052,714	—

Fair value carrying amount less aggregate unpaid principal	$53,271	$—

December 31, 2011
Fair value carrying amount	$777,280	$2,129
Aggregate unpaid principal balance	747,667	2,466

Fair value carrying amount less aggregate unpaid principal	$29,613	$(337)

Differences between the fair value carrying amount and the aggregate unpaid principal balance include changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding and premiums or discounts on acquired loans.

The net gain from initial measurement of the above loans and subsequent changes in fair value was $111,464 and $176,173 for the three and six months ended June 30, 2012, respectively, and $38,569 and $54,384 for the three and six months ended June 30, 2011, respectively, is included in gain on sale of loans. An immaterial portion of the change in fair value was attributable to changes in instrument-specific credit risk.

Non-recurring Fair Value Measurements

Certain assets and liabilities are measured at fair value on a non-recurring basis and therefore are not included in the tables above. These measurements primarily result from assets carried at the lower of cost or fair value or from impairment of individual assets. The carrying value of assets measured at fair value on a non-recurring basis and held at June 30, 2012 and December 31, 2011 and related change in fair value are as follows:

	Level 1	Level 2	Level 3	Total	Change in Fair Value
June 30, 2012
Collateral-dependent loans	$—	$—	$29,582	$29,582	$1,999
Other real estate owned	—	1,200	19,734	20,934	3,885
Mortgage servicing rights (1)	—	—	373,735	373,735	30,135
December 31, 2011
Loans held for sale	$—	$13,010	$—	$13,010	$1,385
Collateral-dependent loans	—	—	62,183	62,183	11,831
Other real estate owned	—	—	46,578	46,578	10,389
Mortgage servicing rights (1)	—	—	445,195	445,195	39,455

(1)	The fair value for mortgage servicing rights represents the value of the impaired strata.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The Company records loans considered to be impaired at the lower of amortized cost or fair value less cost to sell. Fair value is measured as the fair value of underlying collateral for collateral-dependent loans. Other real estate owned is included in other assets in the consolidated balance sheets. The above losses represent write-downs to fair value subsequent to initial classification.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at June 30, 2012:

Level 3 Assets	Fair Value	Valuation Technique	Unobservable Inputs	Significant Unobservable Input Value
Collateral-dependent loans	$29,582	Sales comparison approach	Appraisal value adjustment	0.0% – 67.0%(1)
Other real estate owned	$19,734	Sales comparison approach	Appraisal value adjustment	0.0% – 62.0%(1)
Mortgage servicing rights	$373,735	Discounted cash flow	Prepayment speed	16.3% 21.9%(2)
			Discount rate	9.2% 10.0%(3)

(1)	The range represents the highest and lowest values of adjustments made to market comparable data. Adjustment values are derived from third party appraisals used during the valuation process.
(2)	The prepayment speed assumptions includes a blend of prepayment speeds that are influenced by mortgage interest rates, the current macroeconomic environment and borrower behaviors and may vary over the expected life of the asset. The range represents the highest and lowest values for the impaired MSR strata.
(3)	The discount rate range represents the highest and lowest values for the impaired MSR strata.

The Company estimates the fair value of collateral-dependent and OREO loans using the sales comparison approach. Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the Company’s valuation services group reviews the assumptions and approaches utilized in the appraisal. To assess the reasonableness of the fair value, the Company’s valuation services group compares the assumptions to independent data sources such as recent market data or industry-wide statistics.

The fair value of mortgage servicing rights is determined by using a discounted cash flow model to calculate the present value of estimated future net servicing income. The assumptions are a combination of market and Company specific data. On a quarterly basis, the portfolio management group compares the Company’s estimated fair value of the mortgage servicing rights to a third-party valuation as part of the valuation process. Discussions are held between executive management and the independent third-party to discuss the key assumptions used by the respective parties in arriving at those estimates.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Disclosures about Fair Value of Financial Instruments

The following table presents the carrying amount, fair value, and placement in the fair value hierarchy of the Company’s financial instruments as of June 30, 2012 and December 31, 2011. This table excludes financial instruments with a short-term or without a stated maturity, prevailing market rates and limited credit risk, where carrying amounts approximate fair value. For financial assets such as cash and due from banks, FHLB restricted stock, and other investments, the carrying amount is a reasonable estimate of fair value. For financial liabilities such as noninterest-bearing demand, interest-bearing demand, and savings and money market deposits, the carrying amount is a reasonable estimate of fair value as these liabilities have no stated maturity.

	June 30, 2012
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Investment securities:
Held to maturity	$190,615	$196,382	$—	$196,382	$—
Loans held for sale (1)	2,072,612	2,171,991	—	2,171,991	—
Loans held for investment (2)	7,030,992	7,111,132	—	—	7,111,132
Financial liabilities:
Time deposits	$2,894,148	$2,930,669	$—	$2,930,669	$—
Other borrowings	2,503,636	2,545,991	—	2,545,991	—
Trust preferred securities	103,750	78,274	—	—	78,274

	December 31, 2011
	Carrying Amount	Estimated Fair Value
Financial assets:
Investment securities:
Held to maturity	$189,518	$194,350
Loans held for sale	2,725,286	2,811,917
Loans held for investment (2)	5,856,781	5,862,053
Financial liabilities:
Deposits	$10,265,763	$10,299,977
Other borrowings	1,257,879	1,215,209
Trust preferred securities	103,750	71,597

(1)	The carrying value of loans held for sale excludes $1,105,985 in loans measured at fair value on a recurring basis as of June 30, 2012.
(2)	The carrying value of loans held for investment is net of the allowance for loan loss of $73,233 and $73,999 as of June 30, 2012 and December 31, 2011, respectively. In addition, the carrying values exclude $677,045 and $584,735 of lease financing receivables as of June 30, 2012 and December 31, 2011, respectively.

Following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not carried at fair value:

Investment Securities—Fair values are derived from quoted market prices and values from third party pricing services for which management understands the methods used to determine fair value and is able to assess the values. The Company also performs an assessment on the pricing of investment securities received from third party pricing services to ensure that the prices represent a reasonable estimate of fair value. The

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

procedures include, but are not limited to, initial and on-going review of pricing methodologies and trends. The Company has the ability to challenge values and discuss its analysis with the third party pricing service provider in order to ensure that investments are recorded or disclosed at the appropriate fair value.

When the level and volume of trading activity for certain securities has significantly declined and/or when the Company believes that third party pricing may be based in part on forced liquidations or distressed sales, the Company analyzes each security for the appropriate valuation methodology based on a combination of the market approach reflecting third party pricing information and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company makes certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach (i.e., market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market. As of June 30, 2012 and December 31, 2011, management did not make any adjustments to the prices provided by the third party pricing service as a result of illiquid or inactive markets.

Loans Held for Sale—Fair values for loans held for sale valued under the fair value option were derived from quoted market prices or from models using loan characteristics (product type, pricing features and loan maturity dates) and economic assumptions (prepayment estimates and discount rates) based on prices currently offered in secondary markets for similar loans.

Fair values for loans carried at lower of cost or fair value were derived from models using characteristics of the loans (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates, discount rates and estimated credit losses).

Loans Held for Investment—The fair value of loans held for investment is derived from discounted cash flows and includes an evaluation of the collateral and underlying loan characteristics, as well as assumptions to determine the discount rate such as credit loss and prepayment forecasts, and servicing costs.

Impaired Loans—At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses. For collateral-dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated at least quarterly for additional impairment and adjusted accordingly.

Other Real Estate Owned—Foreclosed assets are carried at the lower of carrying value or fair value. Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Fair value is generally based upon appraisals or independent market prices that are periodically updated subsequent to classification as OREO. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments on commercial properties are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Residential properties are classified as Level 2 due to higher volumes of comparable sales.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Mortgage Servicing Rights—Mortgage servicing rights are evaluated for impairment on a quarterly basis. If the carrying amount of an individual stratum exceeds fair value, impairment is recorded on that stratum so that the servicing asset is carried at fair value. In addition, a third-party valuation is obtained quarterly. The servicing portfolio has been valued using all relevant positive and negative cash flows including servicing fees; miscellaneous income and float; costs of servicing; the cost of carry of advances; foreclosure losses; and applying certain prevailing assumptions used in the marketplace. Mortgage servicing rights do not trade in an active, open market with readily observable prices. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Time Deposits—The fair value of fixed rate certificates of deposit is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. The Company considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.

Other Borrowings—For advances that bear interest at a variable rate, the carrying amount is a reasonable estimate of fair value. For fixed-rate advances and repurchase agreements, fair value is estimated using quantitative discounted cash flow models that require the use of interest rate inputs that are currently offered for fixed-rate advances and repurchase agreements of similar remaining maturities. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. For hybrid advances, fair value is obtained from an FHLB proprietary model mathematical approximation of the market value of the underlying hedge. The terms of the hedge are similar to the advances.

Trust Preferred Securities—Fair value is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate pricing curves. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. The Company interpolates its own credit spreads in the valuation of these liabilities. Due to the significance of the credit spread in the valuation inputs, trust preferred securities are classified within Level 3 of the hierarchy.

FDIC Clawback Liability—The fair value of the FDIC clawback liability represents the net present value of expected true-up payments due 45 days after the fifth and tenth anniversary of the closing of the Bank of Florida acquisition pursuant to the purchase and assumption agreements between the Company and the FDIC. On the true-up measurement dates, the Company is required to make a true-up payment to the FDIC in an amount equal to 50% of the excess, if any, of (1) 20% of the intrinsic loss estimate (an established figure by the FDIC) less (2) the sum of (a) 25% of the asset discount, (part of the Company’s bid) plus (b) 25% of the cumulative loss share payments plus (c) a 1% servicing fee based on the principal amount of the covered assets over the term (calculated annually based on the average principal amount at the beginning and end of each year and then summed up for a total fee included in the calculation). The liability was discounted using an estimated cost of debt capital, based on an interpolated cost of debt capital of banks with credit quality comparable to the Company’s (using USD US Bank (BBB) BFV Curve index). This liability is considered to be contingent consideration as it requires the return of a portion of the initial consideration in the event contingencies are met. Contingent consideration is re-measured quarterly at fair value with changes reflected in other noninterest income until the contingency is resolved. Due to the nature of the valuation inputs, FDIC clawback liability is classified within Level 3 of the hierarchy.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

Cash Flow Hedges—The fair value of interest rate swaps is determined by a third party from a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupon, interest rate curve and notional amounts. See Note 12 for additional information on cash flow hedges.

Freestanding Derivatives—Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics. The fair value of interest rate swaps is determined by a derivative valuation model and obtained from a third party. The inputs for the valuation model primarily include start and end swap dates, swap coupon, interest rate curve and notional amounts. The Company uses a cash flow model to project cash flows for GNMA pool buyouts with and without recourse to determine the fair value for the indemnification asset. Counterparty credit risk is taken into account when determining fair value. See Note 12 for additional information on freestanding derivatives.

14. Commitments and Contingencies

Commitments—Commitments to extend credit are agreements to lend to customers in accordance with predetermined contractual provisions. These commitments, predominantly at variable interest rates, are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements, as commitments often expire without being drawn upon.

The Company issues standby letters of credit, which are conditional commitments to third parties to provide credit support on behalf of certain of the Company’s customers. The credit risk and potential cash requirements involved in issuing standby letters of credit are essentially the same as those involved in extending loan facilities to customers.

Unfunded credit extension commitments at June 30, 2012 and December 31, 2011 are as follows:

	June 30, 2012	December 31, 2011
Loan and lease commitments	$192,729	$108,631
Home equity lines of credit	38,367	45,345
Credit card lines of credit	29,346	26,807
Commercial lines of credit	544,095	68,158
Standby letters of credit	2,559	6,428

Total unfunded credit extension commitments	$807,096	$255,370

The Company has an agreement with the Jacksonville Jaguars of the National Football League whereby the Company obtained the naming rights to the football stadium in Jacksonville, Florida. Under the agreement, the Company is obligated to pay $400 during the remainder of 2012. The amount due in 2013 is $3,308 and the amount increases 5% in 2014.

Guarantees—The Company sells and securitizes conventional conforming and federally insured single-family residential mortgage loans predominantly to government-sponsored entities (GSEs), such as Fannie Mae

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

and Freddie Mac. The Company also sells residential mortgage loans, primarily those that do not meet criteria for whole loan sales to GSEs, through whole loan sales to private non-GSE purchasers. In doing so, representations and warranties regarding certain attributes of the loans are made to the GSE or the third-party purchaser. Subsequent to the sale, if it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, the Company generally has an obligation to either: (a) repurchase the loan for the UPB, accrued interest and related advances, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. From 2004 through June 30, 2012, the Company originated and securitized approximately $21,048,000 of mortgage loans to GSEs. During the same time period, the Company originated and sold approximately $25,037,000 of mortgage loans to private non-GSE purchasers. A majority of the loans sold to non-GSEs were agency deliverable products that were eventually sold by large aggregators of agency product who eventually securitized and sold to the agencies.

In some cases, the Company also has an obligation to repurchase loans in the event of early payment default (EPD) which is typically triggered if a borrower does not make the first several payments due after the loan has been sold to an investor. The Company’s private investors have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products. However, the Company is subject to EPD provisions on the community reinvestment loans the Company originates and sells under the State of Florida housing program, which represents a minimal amount of total originations.

The Company’s obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. The Company establishes reserves for estimated losses inherent in the Company’s origination of mortgage loans. In estimating the accrued liability for loan repurchase and make-whole obligations, the Company estimates probable losses inherent in the population of all loans sold based on trends in claims requests and actual loss severities experienced. The liability includes accruals for probable contingent losses in addition to those identified in the pipeline of repurchase or make-whole requests. There is additional inherent uncertainty in the estimate because the Company historically sold a majority of its loans servicing released and currently does not have servicing performance metrics on a majority of the loans it originated and sold. The estimation process is designed to include amounts based on actual losses experienced from actual repurchase activity. The baseline for the repurchase reserve uses historical loss factors that are applied to loan pools originated in 2003 through June 30, 2012 and sold in years 2004 through June 30, 2012. Loss factors, tracked by year of loss, are calculated using actual losses incurred on repurchase or make-whole arrangements. The historical loss factors experienced are accumulated for each sale vintage (year loan was sold) and are applied to more recent sale vintages to estimate inherent losses not yet realized. The Company’s estimated recourse related to these loans was $34,000 and $32,000 at June 30, 2012 and December 31, 2011, respectively, and is recorded in accounts payable and accrued liabilities.

In the ordinary course of its loan servicing activities, the Company routinely initiates actions to foreclose real estate securing serviced loans. For certain serviced loans, there are provisions in which the Company is either obligated to fund foreclosure-related costs or to repurchase loans in default. Additionally, as servicer, the Company could be obligated to repurchase loans from or indemnify GSEs for loans originated by defunct originators. The outstanding principal balance on loans serviced at June 30, 2012 and December 31, 2011, was $51,548,000 and $53,066,000, respectively, including residential mortgage loans held for sale. The amount of estimated recourse recorded in accounts payable and accrued liabilities related to servicing activities at June 30, 2012 and December 31, 2011, was $27,640 and $30,364, respectively.

In connection with the sale of its 68 percent interest in EverBank Reverse Mortgage LLC (EBRM) in 2008, the Company agreed to indemnify the buyer for future obligations related to the originated loans, potential

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

litigation and certain other matters. On the date of the sale, the Company deposited $3,400 in escrow for its share of the aggregate liability. As of June 30, 2012, the Company’s maximum exposure is $1,882; however, the Company has estimated a liability of its future obligation in the amount of $500.

Within the Company’s brokerage business, the Company has contracted with a third party to provide clearing services that include underwriting margin loans to its customers. This contract stipulates that the Company will indemnify the third party for any loan losses that occur in issuing margin loans to its customers. The maximum potential future payment under this indemnification was $986 and $801 at June 30, 2012 and December 31, 2011, respectively. No payments have been made under this indemnification in the past. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Company has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

Operating Leases—In December 2011, the Company entered into an 11 year lease agreement for approximately 269,168 square feet of office space located in downtown Jacksonville, Florida. The Company took occupancy of the premises in June 2012, and will recognize total rental expense for minimum lease payments of $46,278 on a straight-line basis over the lease term.

Federal Reserve Requirement—The Federal Reserve Board (FRB) requires certain institutions, including EB, to maintain cash reserves in the form of vault cash and average account balances with the Federal Reserve Bank. The reserve requirement is based on average deposits outstanding and was approximately $101,355 and $102,454 at June 30, 2012 and December 31, 2011, respectively.

Legal Actions—During late 2010, the Company was subject to a horizontal review examination conducted by the Office of Thrift Supervision (OTS), succeeded by the Office of the Comptroller of the Currency, (the OCC), of the governance practices employed in the foreclosure process of the Company and other industry participants. As a result of this horizontal review, the OTS has issued consent orders to servicers subject to this review, including the Company, stipulating certain practices that servicers will agree to prospectively to enhance their servicing operations. The Company is required to engage an independent consultant to perform an independent foreclosure review. The outcome of these processes could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), or other enforcement actions, as well as significant legal costs in responding to governmental examinations and additional litigation for the Company. During the six months ended June 30, 2012, the independent consultant completed a portion of the review and provided a remediation plan based upon certain identified deficiencies. The Company accrued $2,000 based upon information available in the current remediation plan. As of June 30, 2012, the Company is unable to determine a possible range of loss as a majority of the review is not complete. There is at least a reasonable possibility that an exposure to loss exists in excess of the amount accrued.

In addition, other government agencies, including state attorneys general and the U.S. Department of Justice, continue to investigate various mortgage related practices of the Company and other major mortgage servicers. The Company continues to cooperate with these investigations. These investigations could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), or other enforcement actions, as well as significant legal cost in responding to governmental investigations and additional litigation. The Company has evaluated subsequent events through the date in which financial statements are available to be issued and currently, the Company is unable to estimate any loss that may result from penalties imposed by the OCC or other governmental agencies and hence, no amounts have been accrued.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

In the ordinary course of business, the Company and its subsidiaries are routinely involved in various claims and legal actions. In light of the uncertainties involved in these government proceedings, there is no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by the Company.

15. Segment Information

The Company has three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. The Company’s reportable business segments are strategic business units that offer distinctive products and services marketed through different channels. These segments are managed separately because of their marketing and distribution requirements.

The Banking and Wealth Management segment includes all banking, lending and investing products and services offered to customers either over the web or telephone or through financial centers or financial advisors. Activity relating to recent acquisitions has been included in the Banking and Wealth Management segment.

The Mortgage Banking segment includes the origination and servicing of mortgage loans and focuses primarily on residential loans for purposes of resale to government-sponsored enterprises, institutional investors or for investment by the Banking and Wealth Management segment.

The Corporate Services segment consists of services provided to the Banking and Wealth Management and Mortgage Banking segments including executive management, technology, legal, human resources, marketing, corporate development, treasury, accounting, finance and other services and transaction-related items. Direct expenses are allocated to the operating segments; unallocated expenses are included in Corporate Services. Certain other expenses, including interest expense on trust preferred debt and transaction-related items, are included in the Corporate Services segment.

The chief operating decision maker’s review of each segment’s performance is based on segment income, which is defined as income from operations before income taxes and certain corporate allocations. Additionally, total net revenue is defined as net interest income before provision for loan and lease losses and total noninterest income.

Intersegment revenue among the Company’s business units reflects the results of a funds transfer pricing (FTP) process, which takes into account assets and liabilities with similar interest rate sensitivity and maturity characteristics and reflects the allocation of net interest income related to the Company’s overall asset and liability management activities. This provides for the creation of an economic benchmark, which allows the Company to determine the profitability of the Company’s products and cost centers, by calculating profitability spreads between product yields and internal references. However, business segments have some latitude to retain certain interest rate exposures related to customer pricing decisions within guidelines.

FTP serves to transfer interest rate risk to the Treasury function through a transfer pricing methodology and cost allocating model. The basis for the allocation of net interest income is a function of the Company’s methodologies and assumptions that management believes are appropriate to accurately reflect business segment results. These factors are subject to change based on changes in current interest rates and market conditions.

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

The results of each segment are reported on a continuing basis. The following table presents financial information of reportable segments as of and for the three and six months ended June 30, 2012 and 2011. The Eliminations column includes intersegment eliminations required for consolidation purposes.

	As of and for the Three Months Ended June 30, 2012
	Banking and Wealth Management	Mortgage Banking		Corporate Services	Eliminations	Consolidated
Net interest income (expense)	$114,801	$11,790		$(1,607)	$—	$124,984
Total net revenue	140,406	60,314	(1)	(1,613)	—	199,107
Intersegment revenue	(2,277)	2,277		—	—	—
Depreciation and amortization	7,080	409		1,798	—	9,287
Income before income taxes	59,819	(7,872	)(1)	(34,380)	—	17,567
Total assets	13,327,046	1,902,152		124,406	(312,780)	15,040,824

	As of and for the Three Months Ended June 30, 2011
	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Net interest income (expense)	$105,107	$9,487	$(1,684)	$—	$112,910
Total net revenue	120,835	46,691	(1,683)	—	165,843
Intersegment revenue	(1,805)	1,805	—	—	—
Depreciation and amortization	3,104	540	1,541	—	5,185
Income before income taxes	66,386	(2,035)	(29,223)	—	35,128
Total assets	11,140,910	1,482,997	130,615	(234,348)	12,520,174

	As of and for the Six Months Ended June 30, 2012
	Banking and Wealth Management	Mortgage Banking		Corporate Services	Eliminations	Consolidated
Net interest income (expense)	$221,346	$22,286		$(3,025)	$—	$240,607
Total net revenue	272,179	118,683	(1)	(2,939)	—	387,923
Intersegment revenue	(4,901)	4,901		—	—	—
Depreciation and amortization	13,470	996		3,625	—	18,091
Income before income taxes	121,652	(22,394	)(1)	(63,051)	—	36,207
Total assets	13,327,046	1,902,152		124,406	(312,780)	15,040,824

	As of and for the Six Months Ended June 30, 2011
	Banking and Wealth Management		Mortgage Banking	Corporate Services	Eliminations	Consolidated
Net interest income (expense)	$211,032		$18,909	$(3,338)	$—	$226,603
Total net revenue	242,666		101,351	1,372	—	345,389
Intersegment revenue	(4,061)		4,061	—	—	—
Depreciation and amortization	5,662		1,098	2,883	—	9,643
Income before income taxes	111,251	(2)	(2,388)	(57,459)	—	51,404
Total assets	11,140,910		1,482,997	130,615	(234,348)	12,520,174

(1)	Segment earnings in the Mortgage Banking segment included a $30,135 charge for MSR impairment for the three months ended June 30, 2012 and a $45,279 charge for MSR impairment for the six months ended June 30, 2012
(2)	Segment earnings in the Banking and Wealth Management segment included an $8,680 charge for the write off of the remaining Tygris indemnification asset for the six months ended June 30, 2011

EverBank Financial Corp and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

(Dollars in thousands, except per share data)

16. Subsequent Events

Business Property Lending, Inc. Acquisition

On October 1, 2012, EB, a wholly owned subsidiary of EFC, entered into an amendment to the previously disclosed Stock and Asset Purchase Agreement with General Electric Capital Corporation (GECC) dated June 30, 2012. The amendment, among other things, makes changes to the pool of loans acquired under the agreement and adds provisions related to the payment of certain consultants and the leases of office space. Upon the execution of this amendment, EB acquired all of the issued and outstanding stock of Business Property Lending, Inc. (BP), a wholly owned subsidiary of GECC, for approximately $2,406,000 in cash. The acquisition also included approximately $2,320,000 of performing business lending loans selected by EB, servicing rights to $2,813,000 of loans securitized by GECC and the platforms for originating and servicing commercial real estate loans for essential use properties owned or leased by small and midsize businesses. During the fourth quarter, all assets will be identified and valued and a full purchase price allocation performed as required under the purchase method of accounting.

FHLB Borrowings

During July 2012, in order to support the acquisition of BP and other strategic priorities, EB entered into commitments for five new fixed rate advances and modified five existing advances from the FHLB. The new commitments represent a total borrowing of $636,000 funding September 28, 2012 with interest rates on the advances ranging from 2.28% to 3.28% and principal payments beginning June 2021 with varying maturity dates occurring through March 2032. The weighted average interest rate and weighted average maturity for these advances represents 2.94% and 13 years, respectively. The five advances modified represent a principal balance of $250,000 with post-modification interest rates ranging from 1.23% to 1.89% and newly scheduled maturities beginning in February 2018 and occurring through February 2021. The average interest rate and average remaining maturity for these advances before modification represented 0.73% and approximately 2 years, while following modification the weighted average interest rate and weighted average maturity increased to 1.58% and approximately 7 years, respectively.

Private Placement of Common Stock pursuant to Conversion of Escrowed Cash

In August 2012, the Company converted $48,654 of cash held in escrow into 4,032,662 shares of our common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of the Company’s common stock through August 27, 2012, as quoted on the New York Stock Exchange. The private placement was with certain of the Company’s shareholders all of whom were former shareholders of Tygris Commercial Finance Group, Inc. (TCFG) prior to the acquisition of TCFG in 2010. The cash had been held in escrow to satisfy certain indemnification and other obligations related to the acquisition of TCFG. The newly issued shares in the transaction remain in escrow in accordance with the terms of the original escrow agreement.

Deloitte & Touche LLP

Certified Public Accountants

Suite 2801

One Independent Drive

Jacksonville, FL 32202-5034

USA

Tel: +1 904 665 1400

Fax: +1 904 665 1600

www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

EverBank Financial Corp and Subsidiaries

Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of EverBank Financial Corp and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida

March 19, 2012

EverBank Financial Corp and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2011 and 2010

(Dollars in thousands, except per share data)

	2011	2010
Assets
Cash and due from banks	$31,441	$29,331
Interest-bearing deposits in banks	263,540	1,139,890

Total cash and cash equivalents	294,981	1,169,221
Investment securities:
Available for sale, at fair value	1,903,922	2,041,605
Held to maturity (fair value of $194,350 and $31,824 as of December 31, 2011 and 2010, respectively)	189,518	32,928
Other investments	98,392	129,056

Total investment securities	2,191,832	2,203,589
Loans held for sale (includes $777,280 and $1,035,408 carried at fair value as of December 31, 2011 and 2010, respectively)	2,725,286	1,237,665
Loans and leases held for investment:
Covered by loss share or indemnification agreements	841,146	1,156,430
Not covered by loss share or indemnification agreements	5,678,135	4,942,838

Loans and leases held for investment, net of unearned income	6,519,281	6,099,268
Allowance for loan and lease losses	(77,765)	(93,689)

Total loans and leases held for investment, net	6,441,516	6,005,579
Equipment under operating leases, net	56,399	19,838
Mortgage servicing rights (MSR), net	489,496	573,196
Deferred income taxes, net	151,634	133,325
Premises and equipment, net	43,738	44,052
Other assets	646,796	621,421

Total Assets	$13,041,678	$12,007,886

Liabilities
Deposits
Noninterest-bearing	$1,234,615	$1,136,619
Interest-bearing	9,031,148	8,546,435

Total deposits	10,265,763	9,683,054
Other borrowings	1,257,879	887,389
Trust preferred securities	103,750	113,750
Accounts payable and accrued liabilities	446,621	310,495

Total Liabilities	12,074,013	10,994,688
Commitments and Contingencies (Note 26)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized; 186,744 issued and outstanding at December 31, 2011 and 2010)	2	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock; 136,544 and 136,226 issued and outstanding at December 31, 2011 and 2010, respectively)	1	1
Common Stock, $0.01 par value (150,000,000 shares authorized; 75,094,375 and 74,647,395 issued and outstanding at December 31, 2011 and 2010, respectively)	751	747
Additional paid-in capital	561,247	556,001
Retained earnings	513,413	461,503
Accumulated other comprehensive loss, net of benefit for income taxes of $65,367 and $3,547 at December 31, 2011 and 2010, respectively	(107,749)	(5,056)

Total Shareholders’ Equity	967,665	1,013,198

Total Liabilities and Shareholders’ Equity	$13,041,678	$12,007,886

Common stock and additional paid-in capital have been retroactively restated to reflect a 15 for 1 stock split.

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands, except per share data)

	2011	2010	2009
Interest Income
Interest and fees on loans and leases	$479,938	$451,880	$309,763
Interest and dividends on investment securities	106,850	159,417	130,305
Other interest income	1,432	1,210	526

Total interest income	588,220	612,507	440,594
Interest Expense
Deposits	97,011	101,409	107,696
Other borrowings	38,899	45,758	55,515

Total interest expense	135,910	147,167	163,211

Net Interest Income	452,310	465,340	277,383
Provision for Loan and Lease Losses	49,704	79,341	121,912

Net Interest Income after Provision for Loan and Lease Losses	402,606	385,999	155,471
Noninterest Income
Loan servicing fee income	189,439	210,844	157,684
Amortization and impairment of mortgage servicing rights	(135,478)	(93,147)	(65,464)

Net loan servicing income	53,961	117,697	92,220
Gain on sale of loans	73,293	65,959	66,425
Loan production revenue	26,471	34,861	39,327
Deposit fee income	25,966	19,752	22,004
Bargain purchase gain	—	68,056	—
Other lease income	30,924	21,285	—
Other	22,488	30,197	12,122

Total noninterest income	233,103	357,807	232,098
Noninterest Expense
Salaries, commissions and other employee benefits expense	232,771	201,788	150,623
Equipment expense	49,718	33,008	26,132
Occupancy expense	20,189	20,269	11,842
General and administrative expense	251,517	238,868	110,582

Total noninterest expense	554,195	493,933	299,179

Income before Income Taxes	81,514	249,873	88,390
Provision for Income Taxes	28,785	60,973	34,853

Net Income from Continuing Operations	52,729	188,900	53,537
Discontinued Operations, Net of Income Taxes	—	—	(172)

Net Income	$52,729	$188,900	$53,365

Less: Net Income Allocated to Participating Preferred Stock	(11,218)	(44,120)	(19,564)

Net Income Allocated to Common Shareholders	$41,511	$144,780	$33,801

Net Earnings per Common Share, Basic
Continuing operations	$0.55	$2.00	$0.80
Net Earnings per Common Share, Diluted
Continuing operations	$0.54	$1.94	$0.78

Per share data was retroactively restated to reflect the 15 for 1 stock split.

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	Shareholders’ Equity
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Noncontrolling Interest in Subsidiary	Total Equity
Balance, January 1, 2009	$3	$413	$177,456	$232,053	$778	$8,921	$419,624

Comprehensive income:
Net income	—	—	—	53,365	—	—	53,365
Net unrealized gain on available for sale securities	—	—	—	—	19,048	—	19,048
Fair market value of interest rate swaps	—	—	—	—	6,881	—	6,881
Net loss on sale of forward swaps	—	—	—	—	(5,593)	—	(5,593)
Noncredit portion of other- than-temporary impairment
(OTTI) losses, net	—	—	—	—	(1,051)	—	(1,051)

Total comprehensive income	—	—	—	53,365	19,285	—	72,650
Issuance of common stock	—	56	64,903	—	—	—	64,959
Repurchase of common stock	—	(2)	(1,804)	—	—	—	(1,806)
Share-based grants (including income tax benefits)	—	—	7,630	—	—	—	7,630
Dividends paid on Series A Preferred Stock	—	—	—	(225)	—	—	(225)
Paid-in-kind dividends on Series B Preferred Stock	—	—	5,108	(5,108)	—	—	—
Dissolution distribution to priceline.com	—	—	—	—	—	(8,921)	(8,921)

Balance, December 31, 2009	$3	$467	$253,293	$280,085	$20,063	$—	$553,911

Comprehensive income:
Net income	—	—	—	188,900	—	—	188,900
Net unrealized loss on available for sale securities	—	—	—	—	(10,518)	—	(10,518)
Fair market value of interest rate swaps	—	—	—	—	(13,010)	—	(13,010)
Net loss on sale of forward swaps	—	—	—	—	(2,324)	—	(2,324)
Noncredit portion of OTTI losses, net	—	—	—	—	733	—	733

Total comprehensive income (loss)	—	—	—	188,900	(25,119)	—	163,781
Issuance of common stock	—	280	291,512	—	—	—	291,792
Repurchase of common stock	—	—	(508)	—	—	—	(508)
Share-based grants (including income tax benefits)	—	—	4,449	—	—	—	4,449
Dividends paid on Series A Preferred Stock	—	—	—	(227)	—	—	(227)
Paid-in-kind dividends on Series B Preferred Stock	—	—	7,255	(7,255)	—	—	—

Balance, December 31, 2010	$3	$747	$556,001	$461,503	$(5,056)	$—	$1,013,198

(Continued)

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	Shareholders’ Equity
	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Noncontrolling Interest in Subsidiary	Total Equity
Balance, January 1, 2011	$3	$747	$556,001	$461,503	$(5,056)	$—	$1,013,198

Comprehensive income:
Net income	—	—	—	52,729	—	—	52,729
Net changes in securities	—	—	—	—	(36,229)	—	(36,229)
Fair market value of interest rate swaps	—	—	—	—	(68,660)	—	(68,660)
Net gain on sale of forward swaps	—	—	—	—	1,876	—	1,876
Noncredit portion of OTTI losses, net	—	—	—	—	320	—	320

Total comprehensive income (loss)	—	—	—	52,729	(102,693)	—	(49,964)
Issuance of common stock	—	6	1,666	—	—	—	1,672
Repurchase of common stock	—	(2)	(3,535)	—	—	—	(3,537)
Share-based grants (including income tax benefits)	—	—	6,524	—	—	—	6,524
Dividends paid on Series A Preferred Stock	—	—	—	(228)	—	—	(228)
Paid-in-kind dividends on Series B Preferred Stock	—	—	591	(591)	—	—	—

Balance, December 31, 2011	$3	$751	$561,247	$513,413	$(107,749)	$—	$967,665

(Concluded)

Common stock and additional paid-in capital have been retroactively restated to reflect a 15 for 1 stock split.

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011	2010	2009
Operating Activities:
Net income	$52,729	$188,900	$53,365
Add: Net loss from discontinued operations	—	—	172

Net income from continuing operations	52,729	188,900	53,537
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of premiums on investments	13,642	6,307	487
Depreciation and amortization of tangible and intangible assets	24,155	14,888	9,216
Amortization of loss on settlement of interest rate swaps	7,515	5,388	4,079
Amortization and impairment of mortgage servicing rights	135,478	93,147	65,464
Deferred income taxes	44,160	13,604	(11,393)
Provision for loan and lease losses	49,704	79,341	121,912
Loss on other real estate owned	14,471	16,034	3,204
Gain on sale of investments, net	(15,892)	(21,975)	(8,956)
Bargain purchase gain	—	(68,056)	—
Loss (gain) on extinguishment of debt, net	(4,400)	4,607	—
Writedown of indemnification asset	8,680	22,023	—
Proceeds from sale and maturities of trading securities	—	—	233,403
Share-based compensation expense	3,732	4,293	7,630
Payments for settlement of forward interest rate swaps	(4,816)	(9,254)	(12,855)
Other operating activities	439	935	1,654
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Loans held for sale, including proceeds from sales and repayments	(991,814)	(390,569)	(506,388)
Other assets	(60,646)	156,902	(29,697)
Accounts payable and accrued liabilities	26,672	71,101	(2,215)

Net cash provided by (used in) continuing operating activities	(696,191)	187,616	(70,918)
Cash used in discontinued operations	—	—	(667)

Net cash provided by (used in) operating activities	(696,191)	187,616	(71,585)
Investing Activities:
Investment securities available for sale:
Purchases	(1,223,649)	(1,846,442)	(1,381,757)
Proceeds from sales	676,340	967,769	53,415
Proceeds from prepayments and maturities	654,851	556,691	199,099
Investment securities held to maturity:
Purchases	(163,872)	(3,545)	(3,307)
Proceeds from prepayments and maturities	16,451	2,913	644
Net proceeds from sale of (purchases of) reverse repurchase agreements	25,000	(25,000)	—
Purchases of other investments	(32,655)	(7,946)	(65,681)
Proceeds from sale of other investments	37,512	11,394	36,630
Decrease (increase) in loans held for investment, net of discount accretion,premium amortization and principal repayments	(1,335,415)	(545,528)	253,565
Cash acquired in acquisition of Tygris Commercial Finance Group	—	69,480	—
Cash acquired in acquisition of Bank of Florida	—	147,702	—
Purchases of premises and equipment, including equipment under operating leases	(62,754)	(36,212)	(13,501)
Proceeds related to sale or settlement of real estate owned	45,255	32,238	23,432
Proceeds from insured foreclosure claims	213,512	172,423	89,647
Purchases of mortgage servicing rights	(4,679)	(123,118)	(107,130)
Other investing activities	(3,936)	1,499	(1,668)

Net cash used in investing activities	(1,158,039)	(625,682)	(916,612)

EverBank Financial Corp and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011	2010	2009
Financing Activities:
Net increase in nonmaturity deposits	$544,088	$2,124,475	$1,273,752
Net increase in time deposits	71,825	3,848	43,569
Increase (decrease) in short-term Federal Home Loan Bank (FHLB) advances	370,500	63,000	(139,280)
Proceeds from long-term FHLB advances	191,858	77,428	235,000
Repayments of long-term FHLB advances, including early extinguishment	(190,240)	(295,035)	(518,500)
Principal repayments of long-term debt, including early extinguishment	(5,620)	(386,157)	—
Proceeds from issuance of common stock	1,672	281	64,959
Other financing activities	(4,093)	(3,826)	(10,952)

Net cash provided by financing activities	979,990	1,584,014	948,548

Net Increase (Decrease) in Cash and Cash Equivalents	(874,240)	1,145,948	(39,649)
Cash and Cash Equivalents
Beginning of year	1,169,221	23,273	62,922

End of year	$294,981	$1,169,221	$23,273

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) for:
Interest	$138,080	$147,925	$169,544
Income taxes	(25,651)	60,290	50,592
Supplemental Schedules of Noncash Investing Activities:
Accrued liabilities related to purchases of mortgage servicing rights	$—	$10,450	$42,827
Loans transferred to other real estate owned from loans held for investment	63,301	55,790	31,068
Loans transferred to foreclosure claims from loans held for investment	197,878	191,050	112,363
Additions of originated mortgage servicing assets for loans sold	56,268	71,804	86,735
Transfer of investments available for sale to investments held to maturity	—	—	24,204
Loans transferred from held for investment to held for sale	780,391	33,293	—
Loans transferred from held for sale to held for investment	15,788	332,788	—
Supplemental Schedules of Noncash Financing Activities:
Issuance of stock for TCFG acquisition	$—	$291,511	$—

(Concluded)

See notes to consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

1. Organization and Basis of Presentation

a) Organization—EverBank Financial Corp (the Company) is a thrift holding company with 2 direct subsidiaries, EverBank (EB) and EverBank Wealth Management, Inc. (EWM). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. In addition, its direct banking services are offered nationwide. EB operates 14 financial centers in Florida. EB (a) accepts deposits from the general public; (b) originates, purchases, services and sells residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans and leases; and (e) offers full-service securities brokerage services.

EB’s subsidiaries are:

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.,

•	Tygris Commercial Finance Group (TCFG),

•	EverInsurance, Inc. and

•	Elite Lender Services, Inc.

EB also owned 51% of Priceline Mortgage Company, LLC (PMC), a joint venture with priceline.com incorporated prior to its dissolution in July 2009.

EWM is a registered investment advisor and manages the investments of its customers.

On July 1, 2011, as part of a tax-free reorganization, the assets, liabilities, and business activities of AMC Acquisition, Inc. and EverHome Mortgage Company were transferred into EB. Additionally, EverInsurance, Inc. and Elite Lender Services, Inc. became direct subsidiaries of EB. Formerly, EverInsurance, Inc. and Elite Lender Services, Inc. were direct subsidiaries of EverHome Mortgage Company.

b) Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The results of operations for acquired companies are included from their respective dates of acquisition.

Accounting principles generally accepted in the United States of America require management to make estimates that affect the reported amounts and disclosures of contingencies in the consolidated financial statements. Estimates by their nature are based on judgment and available information. Material estimates relate to the Company’s allowance for loan and lease losses, loans and leases acquired with evidence of credit deterioration, repurchase obligations, lease residuals, contingent liabilities, the fair value of investment securities, loans held for sale, MSR, share-based compensation and derivative instruments. Because of the inherent uncertainties associated with any estimation process and future changes in market and economic conditions, it is possible that actual results could differ significantly from those estimates.

c) Change in Accounting Estimate—During the first quarter of 2011, the Company enhanced the quantitative methodology used in its assessment of the adequacy of the allowance for loan and lease losses by applying an average loss rate model on its commercial and commercial real estate portfolios and certain lease financing receivables, and a roll-rate methodology on its residential mortgages, certain lease financing receivables, home equity lines, and consumer and credit card portfolios.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The average loss rate method derives loss factors based upon the historical loss experience of the portfolio. The roll-rate method utilizes both historical loss rates and loss rates which consider the likelihood of deterioration in the credit quality of non-delinquent loans based on an expectation of those loans becoming delinquent in monthly increments until they default and are charged-off. The loss rates estimated using these methodologies may be adjusted to incorporate seasonality attributes and recent economic or business trends that may affect the collectability of the portfolio. The resulting loss factor is then applied to the outstanding balances in the respective portfolio at period end to estimate incurred losses at the balance sheet date.

The Company previously applied a methodology based on actual historical loss experience in its process for assessing the adequacy of the allowance for loan and lease losses. Under this methodology, the historical loss rate was based on an analysis of historical losses and relied upon historical loss experience of pools of loans with common characteristics, over a defined period of time.

The Company’s decision to enhance the methodology used in estimating probable losses inherent in the loan portfolio was made after an evaluation of the reliability of the enhanced methodology. Management believes that the enhanced quantitative methodology provides a more reliable estimate of probable losses on its existing portfolio. The impact of this change in accounting estimate resulted in a net increase of the Company’s allowance for loan and lease losses of $1,907 as of March 31, 2011.

d) Stock Split—On January 27, 2011, the Company effected a 15 for 1 split of its common stock. Pursuant to Accounting Standards Codification (ASC) 260, Earnings per Share, all share and per share disclosures have been retroactively restated to reflect the stock split.

e) Subsequent Events—The Company has performed an evaluation of subsequent events through March 19, 2012, the date its consolidated financial statements were available to be issued. See Note 32 for further information.

f) Reclassification—Certain prior year amounts have been aggregated or disaggregated to conform to the current year presentation. These reclassifications have no effect on previously reported net income (losses) available to common shareholders, income (losses) per common share, or shareholders’ equity.

2. Summary of Significant Accounting Policies

a) Cash and Cash Equivalents—Cash and cash equivalents include cash, amounts due from banks, and interest-bearing deposits in other banks with an original maturity of three months or less.

b) Investment Securities—The Company invests in trading, available for sale and held to maturity investments. Investments classified as trading securities are bought and held principally for the purpose of selling them in the near term and are carried at fair value. Unrealized gains or losses on trading securities are recorded in earnings as a component of other noninterest income.

Investment securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Amortization and accretion of purchase premiums and discounts are recognized in interest income using the effective interest method over the expected term of the securities.

Securities not classified as held to maturity or trading are considered to be available for sale and are reported at fair value. Unrealized gains and losses on available for sale securities are reported net of applicable taxes as a component of accumulated other comprehensive income (AOCI). Gains and losses on the disposition

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

of available for sale securities are recorded on the trade date using the specific identification method and are recognized in other noninterest income. Amortization and accretion of purchase premiums and discounts on debt securities are recognized in interest income using the effective interest method over the expected term of the securities.

Management evaluates all investments for OTTI on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. For investments in which the fair value is less than the amortized cost, the Company performs an OTTI analysis to determine whether the impairment is temporary and assesses whether (a) it has the intent to sell the debt security, (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery, (c) it does not expect to recover the amortized cost basis, or (d) it does not expect to collect all cash flows according to the contractual terms.

The Company’s OTTI policy for investments defines certain triggers that require a present value calculation of expected cash flows. If none of these triggers are met, the Company performs a qualitative analysis to determine if it expects to recover the entire amortized cost basis of the investment.

When the Company has determined that OTTI exists, the Company performs a present value cash flow analysis using models that project prepayments, default rates and loss severities on the collateral supporting the security. The Company considers the following factors in determining whether a credit loss exists:

•	The period over which the debt security is expected to recover;

•	The length of time and extent to which the fair value has been less than the amortized cost basis;

•	The level of credit enhancement provided by the structure which includes, but is not limited to credit subordination positions, overcollateralization and protective triggers;

•

The cause of impairment and changes in the near term prospects of the issuer or underlying collateral of a security, such as changes in default rates, loss severities given default and significant changes in prepayment assumptions;

•	The level of excess cash flows generated from the underlying collateral supporting the principal and interest payments of the debt securities; and

•	Any adverse changes to credit conditions of the issuer or the security such as credit downgrades by the rating agencies.

If the Company intends to sell the debt security, or it is more likely than not that it will be required to sell the security before recovery of its remaining amortized cost basis, total OTTI will be recognized in earnings. However, if neither of those conditions exists, the amount of OTTI related to the credit loss is measured at the excess of the amortized cost over its present value and is recognized with other securities gains and losses in other noninterest income while the amount of impairment related to all other factors is recognized in AOCI.

Subsequent noncredit losses recorded in AOCI attributed to held to maturity investments are accreted to the amortized cost of the investment over the remaining expected life, based on the amount and timing of future estimated cash flows.

For equity securities, declines in the fair value below their cost are deemed to be other than temporary unless the Company has the intent and ability to retain the investment in the issuer for a period of time sufficient to allow recovery in the fair value.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

c) Loans Held for Sale—Loans held for sale represent loans originated or acquired by the Company with the intent to sell. Management does not have the intent to hold the loans for the foreseeable future. The Company has elected fair value accounting for certain commercial and residential mortgage loans. Electing to use fair value accounting allows a better offset of the changes in the fair values of the loans and the derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans. Loan origination fees are recorded when earned, and related costs are recognized when incurred.

The Company has not elected the fair value option for other residential mortgage loans primarily because these loans are expected to be short in duration. These loans are carried at the lower of cost or fair value. In determining the lower of cost or fair value adjustment on loans held for a sale, the Company pools loans based on similar risk characteristics such as loan type and interest rate Direct loan origination fees and costs are deferred at loan origination or acquisition. These amounts are recognized as income at the time the loan is sold and included in gain on sale of loans. Gains and losses on sale of these loans are recorded in gain on sale of loans.

Loans held for sale also include delinquent mortgage loans purchased out of mortgage pools. These loans are guaranteed by government-sponsored agencies. The loans are held until they become current and are then evaluated for sale in the secondary market or move into foreclosure. The loans are reported at the lower of cost or fair value.

Loans and leases are transferred from loans and leases held for investment to held for sale when the Company no longer has the intent to hold for the foreseeable future. In the event loans are reclassified from held for sale to held for investment, the Company records the loans at lower of cost or fair value on the date of reclassification and recognizes any lower of cost or fair value adjustment as a basis adjustment. Loans and leases are transferred to loans and leases held for investment at the lower of cost or fair value when the Company determines its intent to hold these loans and leases for the foreseeable future.

d) Loans Held for Investment—Loans that the Company has the intent and ability to hold for the foreseeable future are classified as loans held for investment. Loans held for investment are reported at the principal amount outstanding, net of the allowance for loan and lease losses, net of deferred loan fees and costs and any discounts received or premiums paid on purchased loans. Deferred fees, costs, discounts and premiums are amortized over the estimated life of the loan using the interest method. Interest income on loans is recognized as earned and is computed using the effective interest method. The Company anticipates prepayments in applying the effective interest method. The key assumptions include historical prepayment trends and future interest rate expectations. The Company monitors these key assumptions and adjusts the prepayment expectations when appropriate.

Acquired loans are accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, when applicable. At acquisition, the Company reviews each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The Company considers expected prepayments and estimates the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

amount paid, is accreted or amortized into interest income over the remaining expected life of the loan or pool (accretable yield). The loans are reflected in the consolidated balance sheets net of these discounts.

Periodically, the Company evaluates the expected cash flows for each pool. Prior expected cash flows are compared to current expected cash flows and cash collections to determine if any additional impairment should be recognized. Impairment is recognized through an additional allowance for loan losses if the present value of future cash flows discounted at the effective interest rate of the pool has decreased. The present value of any subsequent increase in the pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that pool. Any remaining increase in cash flows expected to be collected is adjusted to the accretable yield and recognized over the estimated remaining life of the pool.

e) Leases Held for Investment—Originated lease financing receivables are recorded as the sum of the future minimum lease payments, initial deferred costs and estimated residual values less unearned income. Interest income is recognized as earned using the effective interest method. Direct fees and costs associated with the origination of leases are deferred and included in lease financing receivables. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the lease.

Acquired lease financing receivables are recorded as the sum of expected lease payments and estimated residual values less unearned income, which includes purchased lease discounts. Unearned income is recognized based on the expected cash flows using the effective interest method.

f) Allowance for Loan and Lease Losses—The allowance for loan and lease losses represents management’s estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the balance sheet date. The estimate of the allowance is based on a variety of factors, including an evaluation of the loan and lease portfolio, past loss experience, adverse situations that have occurred but are not yet known that may affect the borrower’s ability to repay, the estimated value of underlying collateral, and current economic conditions.

For purposes of determining the allowance for loan losses, the Company has segmented loans in the portfolio by product type. The Company’s loan and lease portfolio includes risk characteristics relevant to each segment such as loan type and guarantees as well as borrower type and geographic location. Loans are segmented into the following portfolio segments: (i) residential mortgages, (ii) commercial and commercial real estate, (iii) lease financing receivables, (iv) home equity lines and (v) consumer and credit card. The Company also further disaggregates these portfolios into classes based on the associated risks within those segments. Residential mortgages are divided into two classes: residential and government insured loans. Commercial and commercial real estate loans are divided into the following two classes: commercial and commercial real estate. Lease financing receivables, home equity lines, and consumer and credit card are not further segmented.

Residential mortgages, lease financing receivables, home equity lines, and consumer and credit card each have distinguishing borrower needs and differing risks associated with each product type. Commercial and commercial real estate loans are further analyzed for the borrower’s ability to repay and the description of underlying collateral. Significant judgment is used to determine the estimation method that fits the credit risk characteristics of each portfolio segment. The Company uses internally developed models in this process. Management must use judgment in establishing input metrics for the modeling processes. The models and assumptions used to determine the allowance are validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end-user controls are appropriate and properly documented.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Loans and leases in every portfolio considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans and leases includes consideration of the loan or lease type, length of delinquency, insufficiency of collateral value, lien priority and the overall financial condition of the borrower. Recoveries on loans and leases previously charged-off are added to the allowance.

Loans in the commercial and commercial real estate portfolio are charged-off when:

•	The loan is risk rated “doubtful” or “loss”.

•

The loan or a portion thereof is determined to be uncollectible after considering the borrower’s overall financial condition and collateral deficiency. A loan is considered uncollectible when: (a) the borrower is delinquent in principal or interest 90 days or more; (b) significant improvement in the borrower’s repayment capacity is doubtful; and/or (c) collateral value is insufficient to cover outstanding indebtedness and no other viable assets exist.

•	The Company has agreed, in writing, to accept a deficiency note.

Loans in the residential mortgage and home equity portfolios are charged-off when:

•

The loan or a portion thereof is determined to be uncollectible after considering the borrower’s overall financial condition and collateral deficiency. A loan is considered uncollectible when: (a) the borrower is delinquent in principal or interest 180 days or more; (b) collateral value is insufficient to cover outstanding indebtedness and no other viable assets exist; or (c) notification of the borrower’s bankruptcy is received.

•	In cases where the Company is in a subordinate position to other debt, the senior lien holder has foreclosed and extinguished the junior lien.

Leases in the lease financing receivables portfolio are charged-off when the lease becomes 150 days delinquent.

Credit card receivables are charged-off when the balance becomes 90 days delinquent.

Other consumer loans are evaluated on a case by case basis, and are generally charged-off when the balance becomes 120 days delinquent.

In the Company’s commercial and commercial real estate and certain lease financing receivable portfolios, the loss allowance for all pass-rated loans is determined based upon historical loss experience, current economic conditions, industry and peer performance trends, geographic or borrower concentrations, the current business strategy and credit process, loan underwriting criteria, and other pertinent information.

The foundation for the allowance related to residential mortgages, lease financing receivables, home equity lines, and consumer and credit cards is a review of the applicable portfolios and the performance of those portfolios. The historical performance of each of these portfolios is analyzed by examining the level of charge-offs over a specific period of time. The historical average charge-off level for each portfolio is updated at least quarterly. Management disaggregates delinquent residential portfolios from performing residential portfolios in application of a general reserve amount appropriate based upon the risk inherent in each portfolio.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Reserves are determined for impaired commercial and commercial real estate loans and certain lease financing receivables individually based on management’s evaluation of the borrower’s overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and the realizable value of any collateral. Reserves are established for these loans based upon an estimate of probable losses for the individual loans deemed to be impaired. This estimate considers all available evidence using one of the methods provided by applicable authoritative guidance. Loans determined to be collateral dependent are measured at the fair value of collateral less disposal costs. Loans for which impaired reserves are provided are excluded from the general reserve calculations described above to prevent duplicate reserves.

Management considers a loan to be impaired for classes within commercial and commercial real estate and certain lease financing receivable portfolios, when based on current information and events, it is determined that the Company will not be able to collect all amounts due according to the loan or lease contract, including scheduled interest payments. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an impairment reserve or a charge-off to the allowance. Interest income is recognized as earned unless the loan is placed on nonaccrual status.

Once a residential mortgage is classified as a troubled debt restructuring (TDR), it is also evaluated individually for impairment. These reserves are established based on an estimate of probable losses. This estimate considers all available evidence, provided by applicable authoritative guidance. Interest income is recognized as earned unless the loan is placed on nonaccrual status.

The overall allowance estimate based on the above-described methodology may be further adjusted to reflect relevant economic factors and specific market risk components.

Loan and lease portfolios tied to acquisitions made during the year are incorporated into the Company’s allowance process. If the acquisition has an impact on the level of exposure to a particular loan or lease type, industry or geographic market, this increase in exposure is factored into the allowance determination process.

Based on facts and circumstances available, management believes that the allowance for loan and lease losses is adequate to cover any probable losses in the Company’s loan and lease portfolio. However, future adjustments to the allowance may be necessary, and the Company’s results of operations could be adversely affected if circumstances differ substantially from the assumptions used by management in determining the allowance for loan and lease losses.

g) Reserve for Unfunded Lending Commitments—In addition to the allowance for loan and lease losses, the Company also estimates probable losses related to unfunded lending commitments excluding commitments measured at fair value, such as letters of credit and financial guarantees. Unfunded lending commitments are subject to the same assessment as funded loans, except utilization assumptions are considered. The reserve for unfunded lending commitments is included in accounts payable and accrued liabilities on the consolidated balance sheets with changes to the reserve generally made through the provision for loan and lease losses.

h) Asset Quality—Written underwriting standards established by the Senior Credit Committee and management govern the lending activities of the Company. Established loan and lease origination procedures require appropriate documentation including borrower financial data and credit reports. For loans secured by real property, the Company generally requires property appraisals, title insurance or a title opinion, hazard insurance and flood insurance, where appropriate. Loan payment performance is monitored and late charges are assessed on

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

past due accounts. Legal proceedings are instituted, as necessary to minimize loss. Commercial and residential loans of the Company are periodically reviewed through a loan review process. All other loans are also subject to loan review through a periodic sampling process.

The Company uses an asset risk classification system consistent with guidelines established by the Office of the Comptroller of the Currency (OCC) as part of its efforts to monitor asset quality. In connection with examinations of insured institutions, both federal and state examiners also have the authority to identify problem assets and, if appropriate, classify them. There are five credit quality indicators for commercial and commercial real estate loans:

•	Pass—These loans represent an acceptable risk for the Company. The loans may represent loans that are secured with cash through loans that have a decline in earnings.

•

Special mention—These loans represent an increased risk to the Company. The loans exhibit potential credit weaknesses or downward trends. While potentially weak, the loans are currently marginally acceptable, and no loss of principal or interest is expected.

•	Substandard—These loans have one or more weaknesses and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•

Doubtful—These loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on existing facts, conditions and values.

•	Loss—These loans are considered uncollectible and of such little value that continued recognition as a loan is not warranted.

There are two credit quality indicators for residential mortgages, lease financing receivables, home equity lines, and consumer and credit card loans:

•	Performing—No significant change in the collection of payments from the borrower.

•	Non-performing—Loans that are 90 days past due or on nonaccrual and are not accounted for under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.

Commercial loans with adverse classifications are reviewed by the Commercial Credit Committee of the Senior Credit Committee on a periodic basis.

The Company reports loans that are less than one month past due as current and loans that are less than 3 months past due as 30-89 days past due. For those loans that are 3 months or more past due, the Company reports these loans as 90 days or greater.

Loans and leases are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan or lease becomes 90 days past due, with the exception of government-insured loans. Accordingly, when a loan or lease is placed on nonaccrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is suspended. Payments received are applied to principal balance of the loan or lease. When a customer demonstrates a period of performance under the terms of the loan or lease, interest accruals are resumed and suspended interest is recognized.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Real estate acquired by the Company as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned (OREO) until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less. See Note 12 for additional information.

Under ASC 310-40, Troubled Debt Restructuring by Creditors, the Company is required to account for certain loan modifications or restructurings as troubled debt restructurings. In general, the modification or restructuring of a debt constitutes a TDR if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that the Company would not otherwise consider under current market conditions. Debt restructurings or loan modifications for a borrower do not necessarily constitute TDRs and TDRs do not necessarily result in nonaccrual loans. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring.

The Company may modify certain loans to retain customers or to maximize collection of the loan balance. The Company has maintained several programs designed to assist borrowers by extending payment dates or reducing the borrower’s contractual payments. All loan modifications are made on a case by case basis. Loan modifications in which concessions are made to borrowers experiencing financial difficulty and who are unable to obtain similar financing elsewhere are classified as TDRs. Such modifications could involve forgiving a portion of interest or principal on any loans or making loans at a rate that is less than that of market rates. In such case the amount of the forgiveness is charged off.

The initial and ongoing decision regarding accrual status is a separate and distinct process from the TDR analysis and determination. If the borrower has demonstrated performance under the previous terms and shows the capacity to continue to perform under restructured terms, accrual status is maintained provided the restructuring is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms. This evaluation includes consideration of the borrower’s sustained historical repayment performance for the six-month period prior to the date of the restructuring. If the borrower was materially delinquent on payments prior to the restructure, but shows potential capacity to meet the restructured terms, the loan would continue to be kept on nonaccrual status until the borrower has demonstrated performance according to the terms of the restructuring agreement for a period generally of at least six months.

Acquired loans that follow ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, are excluded from being classified as nonaccrual when the Company can reasonably estimate cash flows.

i) Equipment under operating leases, net—Equipment under operating leases is carried at amortized cost. Equipment under operating leases is depreciated on a straight-line basis to its estimated residual value over the lease term. The Company reviews equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount.

j) Mortgage Servicing Rights—MSR are acquired through bulk purchases of MSR or by selling purchased or originated mortgage loans and agency mortgage-backed securities with servicing rights retained. Originated mortgage servicing rights are recognized based on the fair values of the mortgage loans or securities and the related servicing rights at the date of sale using values derived from an internal model. MSR are amortized in proportion to, and over the estimated life of the projected net servicing revenue and are periodically evaluated for impairment. The Company has only one class of MSR.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The Company stratifies its MSR based on the predominant risk characteristics of the underlying financial assets, including product type and interest rate coupon. The effect of changes in market interest rates on estimated rates of loan prepayment is the predominant risk characteristic of the MSR. Impairment is recognized through a valuation allowance for each stratum. The valuation allowance is adjusted to reflect the amount, if any, by which the cost basis of the MSR for a given stratum exceeds its fair value. Any fair value in excess of the cost basis for a given stratum is not recognized. The Company recognizes a direct write-down when the recoverability of the valuation allowance is determined to be unrecoverable. In 2009, the Company revised the MSR strata to reflect the downward shift in interest rates in the composition of the portfolio.

Because quoted market prices from active markets are not readily available, a present value cash flow model is used to estimate the fair value of MSR. The key assumptions used in the MSR valuation model are the anticipated rate of loan prepayments and discount rates. Other assumptions such as costs to service the underlying loans, foreclosure costs, ancillary income, and float rates are also used in determining the value of the MSR. All of the assumptions are based on standards used by market participants in valuing MSR and are reviewed and approved by management on a quarterly basis. In addition, third-party appraisals of fair value are obtained at least quarterly to confirm the reasonableness of values generated by the valuation model.

Loan servicing fee income represents income earned for servicing residential mortgage loans owned by investors. It includes mortgage servicing fees and other ancillary servicing income, net of guaranty fees and subservicing costs paid to third parties. Servicing fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when earned.

k) Premises and Equipment—Computer hardware and software, furniture, equipment, buildings and leasehold improvements are carried at amortized cost. Depreciation is computed using the straight-line method over the estimated useful lives of hardware, software, furniture, equipment and buildings ranging from 3 to 39 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the period the Company expects to occupy the leased space. The Company reviews premises and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount.

l) Goodwill and Intangible Assets—Goodwill, core deposit premiums and other intangible assets are included in other assets in the consolidated balance sheets.

Goodwill is not amortized and is evaluated for potential impairment on an annual basis or when events or circumstances indicate a potential impairment, at the reporting unit level. Reporting units are evaluated to determine whether their carrying value exceeds their fair market value. If carrying value exceeds fair market value, goodwill is written down.

The Company may use judgment in assessing goodwill and intangible assets for impairment. Estimates of fair value are based on projections of revenues, operating costs and cash flows of each reporting unit considering historical and anticipated future results, general economic and market conditions as well as the impact of planned business or operational strategies. The valuations employ a combination of present value techniques to measure fair value and consideration of market factors. Additionally, judgment is used in determining the useful lives of finite-lived intangible assets. Changes in judgments and projections could result in a significantly different estimate of the fair value of the reporting units and could result in an impairment of goodwill.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Core deposit premiums are amortized over the estimated life of the acquired deposits using the straight-line method. Core deposit premiums are evaluated for impairment annually or whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

Other identifiable intangible assets were recognized through business combinations. These intangible assets are amortized over their estimated life. No residual value was assigned to any of these intangible assets.

m) Servicing Advances—In the ordinary course of servicing residential and other mortgage loans, the Company routinely advances principal and interest payments to investors prior to their collection from mortgagors. The Company also advances payments of property taxes and insurance premiums in the event mortgagors have not funded their escrow accounts sufficiently. The Company establishes an allowance on advances based on an analysis of the underlying loans. The allowance reflects an amount which, in management’s judgment, is adequate to provide for probable losses after giving consideration to the composition of the underlying loans, current economic conditions, past loss experience, evaluation of probable losses in the current servicing portfolio, and such other factors that warrant current recognition in estimating losses.

n) Foreclosure Claims Receivable—Foreclosure claims receivable represent foreclosure-related expenses and claims receivable primarily related to foreclosures of government-insured or guaranteed loans. These receivables are reviewed periodically for impairment. A valuation allowance is established based on average historical losses per claim and adjusted for the probability of foreclosure depending on the status of the foreclosure process. The receivable is presented net of the related valuation allowance.

o) Other Real Estate Owned—OREO consists of property that has been acquired by foreclosure or by deed in lieu of foreclosure. The properties are carried at the lower of cost or fair value (less estimated costs to sell). Costs relating to the development and improvement of property are capitalized, to the extent the balance does not exceed fair value (less cost to sell), whereas those relating to maintaining the property are charged to expense. Subsequent declines in value are based on valuations and are separately reserved until the property is sold.

p) Deposits—Deposits with customers include noninterest-bearing and interest-bearing demand deposits, savings and money market accounts, and time deposits. The Company offers deposits denominated in U.S. dollars as well as various foreign currencies. Foreign-currency denominated deposits are recorded at the spot rate, with any foreign currency gain or loss recognized as an adjustment to the carrying value. To manage the risk that may occur from fluctuations in world currency markets, the Company enters into short-term forward foreign exchange contracts.

The Company also offers certain time deposits that allow customers to receive payments at maturity based on increases in various equity, metal, commodity and foreign currency indices. This potential payment to the customer qualifies as an embedded derivative. Changes in fair value of the options are recognized in other noninterest income. The Company purchases options as an economic hedge for these embedded options. See Note 24 for additional information.

q) Other Borrowings—The Company records Federal Home Loan Bank (FHLB) advances and securities sold under repurchase agreements at their principal amount. Interest expense is recognized based on the coupon rate of the obligations. Premiums associated with acquired FHLB advances and securities sold under repurchase agreements are amortized over the expected term of the borrowing. Amortization of purchase premiums are recognized in interest expense using the effective interest method.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

r) Trust Preferred Securities—The Company issues trust preferred securities through unconsolidated trusts as a form of additional funding. These securities are recorded at the principal amount, with interest expense recognized at the coupon rate.

s) Income Taxes—The Company and its subsidiaries file federal and certain state income tax returns on a consolidated basis. Additionally, the Company’s subsidiaries file separate state income tax returns with various state jurisdictions. The provision for income taxes includes the income tax balances of the Company and all of its subsidiaries.

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax rates in the period of change. The Company establishes a valuation allowance when management believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company recognizes and measures income tax benefits based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized for a position in this model and the tax benefit claimed on a tax return is recognized as an unrecognized tax benefit. The Company recognizes income tax related interest and penalties in general and administrative expense.

t) Segment Information—ASC 280, Segment Reporting, requires the reporting of information about a company’s operating segments using a management approach. This requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and which are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. The Company reports the results of its operations through three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. See Note 31 for additional information on the Company’s segments.

u) Earnings Per Common Share (EPS)—In calculating basic and diluted EPS, the Company uses the Two-Class Method, which is an earnings allocation formula under which EPS is calculated for common stock and participating securities according to dividends declared and participating rights in undistributed earnings. Under this method, all earnings (distributed and undistributed) are allocated to participating securities and common shares based on their respective rights to receive dividends. Basic EPS is computed by dividing net income allocated to common shareholders by the weighted-average common shares outstanding. Diluted earnings per common share is computed by dividing income allocated to common shareholders by the weighted-average common shares outstanding plus amounts representing the dilutive effect of stock options outstanding, nonvested stock, and the dilution resulting from the conversion of convertible preferred stock, if applicable.

v) Derivative Instruments—The Company uses derivative financial instruments to manage exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. Derivative transactions are measured in terms of the notional amount, but this amount is not reflected in the consolidated balance sheets nor, when viewed in isolation, is it a meaningful measure of the risk profile of the instruments. The notional amount is generally not exchanged and is used only as a basis on which interest and other payments are determined. Derivative instruments used for risk management purposes include those classified as fair value or cash flow hedging instruments under ASC 815, Derivatives and Hedging, as well as those classified as freestanding derivatives.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The Company also offers various deposit products to its customers, including commodity, equity, metals and foreign exchange contracts, and typically offsets its exposure from such products by entering into financial contracts. The customer accommodations and any offsetting financial contracts are treated as freestanding derivatives. Other freestanding derivatives are used to manage the overall changes in price on loans held for sale or trading investments and include interest rate swaps, forward sales commitments and option contracts.

The Company’s derivative activities are monitored by its Asset Liability Committee, which oversees all asset and liability management and secondary marketing activities. The Company’s hedging strategies are developed through analysis of data from financial models and other internal and industry sources. The Company incorporates the results of hedging strategies into its overall interest rate and asset/liability risk management.

Cash Flow Hedges—As part of its asset and liability management activities, the Company enters into forward interest rate swaps as a cash flow hedge for forecasted transactions that create variable cash flows. The Company uses pay fixed, receive variable interest rate swaps to synthetically convert these instruments to fixed rate and manage this exposure.

The fair values of these derivatives are reported in other assets or accounts payable and accrued liabilities and the effective portion of the derivative’s gain or loss is recorded in AOCI. Any hedge ineffectiveness is reported in interest expense. Payments and proceeds related to the settlement of these derivatives are included in the operating activities section of the consolidated statements of cash flows. All gains or losses on these derivatives are included in the assessment of hedge effectiveness. Upon settlement of the forecasted transaction, amounts reported in AOCI are subsequently reclassified to interest income or expense in the same line item and during the same period in which the hedged item affects earnings.

Freestanding Derivatives:

Interest Rate Lock Commitments (IRLCs)—In the ordinary course of business, the Company enters into commitments to originate residential mortgage loans at interest rates that are determined prior to funding. IRLCs for loans that the Company intends to sell are considered freestanding derivatives and are recorded at fair value at inception.

Changes in value subsequent to inception are based on changes in the fair value of the underlying loan and changes in the probability that the loan will fund within the terms of the commitment, affected primarily by changes in interest rates and the passage of time. The aggregate fair value of IRLCs on the balance sheet is recorded in other assets or accounts payable and accrued liabilities. The interest exposure on the Company’s IRLCs is economically hedged with forward sales commitments and options, and their fair value is recorded in other assets or accounts payable and accrued liabilities. Changes in the fair value of the IRLCs and related forward sales commitments are recognized as gain on sale of loans in the consolidated statements of income.

Forward Sales Commitments (FSA)—The Company uses FSA and optional forward sales commitments (OFSA) to manage its exposure to interest rate risk related to changes in the fair value of loans held for sale. The fair values of the FSA and OFSA are recorded in other assets and accounts payable and accrued liabilities. Changes in the fair value of these derivatives are reported as gain on sale of loans in the consolidated statements of income.

Foreign Exchange Contracts—Foreign exchange contracts are commitments to buy or sell a foreign currency at a certain price on a future date and may be settled in cash or through delivery. The Company enters into these contracts as an economic hedge against changes in the fair value of foreign currency denominated deposits.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Options and Options Embedded in Customer Deposits—The Company purchases options tied to increases in various equity, foreign currency, commodity or metals indices for a specified term, generally three to five years, as an economic hedge for options embedded in deposit offerings to customers. These options and the related options embedded in customer deposits are recorded as freestanding derivatives in other assets, deposits or accounts payable and accrued liabilities. The derivatives are carried at fair value, with changes in fair value recognized in other noninterest income.

Interest Rate Swaps—From time to time the Company enters into interest rate swaps to economically hedge commercial real estate loans held for sale and trading securities. The derivatives are carried at fair value, with changes in fair value recognized as gain on sale of loans and other noninterest income, respectively.

Indemnification asset—An indemnification asset representing the fair value of the shares expected to be released to the Company from escrow was recorded as a result of the TCFG acquisition. Changes in the Company’s stock or changes resulting from either increases or decreases in expected cash flows impact the fair value of the asset and current period earnings.

Recourse Commitment Asset—A recourse commitment asset was recorded in connection with the purchase of a pool of loans. The asset represents the fair value of the amount the Company expects the seller to repay under the recourse provision. Any changes in the asset will be recorded in noninterest expense.

w) Fair Value Measurements—Assets and liabilities measured at fair value have been categorized based upon the fair value hierarchy described below:

•	Level 1—Valuation is based upon quoted market prices for identical instruments traded in active markets.

•

Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates or assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. In addition, these estimates do not reflect any premium or discount that could result from offering for sale the Company’s entire holdings of a particular financial instrument at one time. Finally, the tax ramifications related to the realization of any unrealized gains and losses could have a significant effect on fair value estimates and are not considered in any of the internal valuations.

Fair value estimates are determined for existing financial instruments, including derivative instruments, without attempting to estimate the value of anticipated future business and the value of certain assets and liabilities that were not considered financial instruments. Significant assets that are not considered financial instruments include MSR, premises and equipment, and goodwill and intangible assets.

For assets or liabilities in inactive markets, transaction or quoted prices may require adjustment to reflect uncertainty as to whether or not the underlying transactions are orderly. Management recognizes that significant events that impact fair value may occur after the measurement date. The Company’s policy is to monitor these events and determine whether adjustments to fair value are required.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The estimated fair values of all of the Company’s derivative financial instruments are reported in Note 25. Counterparty risk for derivative contracts and its impact on the determination of fair value are discussed in Note 24.

x) Variable Interest Entities—The Company is required to evaluate whether to consolidate a variable interest entity (VIE) when it first becomes involved and on an ongoing basis. In almost all cases, a qualitative analysis of its involvement in the entity provides sufficient evidence to determine whether the Company is the primary beneficiary.

The Company consolidates VIEs in which it is the primary beneficiary and holds a controlling financial interest. This is evidenced by the power to direct the activities of a VIE that most significantly impact its economic performance and the obligation to absorb losses of, or the right to receive benefits from the VIE that could be potentially significant to the VIE. The Company takes into the account all of its involvement in a VIE identifying implicit or explicit variable interests that individually or in the aggregate could be significant enough to warrant the designation as the primary beneficiary. This would require the Company to consolidate the VIE or otherwise require the Company to make appropriate disclosures. See Note 27 for additional information.

y) Acquisition Activities—Acquisitions are accounted for under the purchase method of accounting. Purchased assets and assumed liabilities are recorded at fair value at their respective acquisition dates, including identifiable intangible assets. If the fair value of net assets purchased exceeds the fair value of consideration paid, a bargain purchase gain is recognized. If the consideration given exceeds the fair value of the net assets received, goodwill is recognized. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available.

Purchased loans and leases acquired in a business combination are recorded at estimated fair value on their purchase date which prohibit the carryover of the related allowance for loan and lease losses. When the loans and leases have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, the difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. The Company must estimate expected cash flows at each reporting date. Subsequent decreases in expected cash flows will generally result in a provision for loan and lease losses. Subsequent increases in expected cash flows result in a reversal of the provision for loan and lease losses to the extent of prior charges and an adjustment to accretable yield which could have a positive impact on future periods’ interest income.

All identifiable intangible assets that are acquired in a business combination are recognized at fair value on the acquisition date. Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). Deposit liabilities and the related depositor relationship intangible assets may be exchanged in observable exchange transactions. As a result, the depositor relationship intangible asset is considered identifiable, because the separability criterion has been met.

Indemnification assets are recognized when the seller contractually indemnifies, in whole or in part, the buyer for a particular uncertainty. The recognition and measurement of an indemnification asset is based on the related indemnified item. That is, the acquirer should recognize an indemnification asset at the same time that it recognizes the indemnified item, measured on the same basis as the indemnified item, subject to collectability or contractual limitations on the indemnified amount. If the indemnification asset meets the definition of a derivative, changes in the fair value are recognized in earnings.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Under the Federal Deposit Insurance Corporation (FDIC) loss sharing agreements, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. This liability is considered to be contingent consideration as it requires the return of a portion of the initial consideration in the event that certain contingencies are met. Contingent consideration is measured each reporting period at fair value through other noninterest expense until the contingency is resolved.

3. Recent Accounting Pronouncements

Disclosures about the Fair Value of Financial Instruments—In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009, with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which resulted in additional disclosures to the consolidated financial statements. The remaining disclosure item noted above was adopted on January 1, 2011, which resulted in additional disclosure information about purchases, sales, issuances, and settlements in the consolidated financial statements.

Credit Risk Exposure for Financing Receivables—In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 requires additional information about credit risk exposure for financing receivables and the related allowance for loan losses including an allowance rollforward on a portfolio segment basis, the recorded investment in financing receivables on a portfolio segment basis, the nonaccrual status of financing receivables by class, impaired financing receivables by class, aging of past due receivables by class, credit quality indicators by class, troubled debt restructurings information by class, and significant purchases and sales of financing receivables. ASU 2010-20 defines recorded investment as the amount of the investment in a loan, which is not net of a valuation allowance, but which does reflect any direct write-down of the investment. Additionally, ASU 2010-20 defines portfolio segment as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. Classes of financing receivables generally are a disaggregation of portfolio segments. The required disclosures as of the end of the reporting period were effective for public companies for interim and annual reporting periods ending on or after December 15, 2010 and the activity disclosures are required for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued ASU 2011-01 Deferral of the Effective Date of Disclosures about Troubled Debt Restructuring in Update 2010-20. ASU 2011-01 delays the disclosures related to troubled debt restructuring until interim and annual periods ending after June 30, 2011. Adoption of the current requirements of this standard resulted in additional disclosures included in Note 9.

Business Combinations—In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, a consensus of the FASB Emerging Issues Task Force. ASU 2010-29 clarifies that if comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. The guidance is effective for acquisitions after January 1, 2011 and did not have a significant impact in the consolidated financial statements.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Troubled Debt Restructuring—In March 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 requires that in evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. Disclosure should include the total amount of the receivable and the allowance for credit losses as of the end of the period of adoption. The Company has adopted this standard effective for the three months ended March 31, 2011 and applied it retroactively to January 1, 2011. The recorded investment in receivables for which the allowance for loan and lease losses was previously measured under a general allowance for loan and lease methodology and are now impaired under Section 310-10-35 was $23,663, and the allowance for loan and lease losses associated with those receivables, on the basis of a current evaluation of loss, was $2,819. The additional TDR disclosures required under ASU 2010-20 are included in the Company’s consolidated financial statements in Note 9.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements—In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (Topic 820)—Fair Value Measurement, to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level 3 fair value measurements. ASU 2011-04 is effective for the first quarter of 2012 and should be applied prospectively. Adoption of this standard will include additional disclosures but is not expected to have any impact on the Company’s consolidated financial statements or results of operations.

Presentation of Comprehensive Income—In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income, to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. ASU 2011-05 is effective for the first quarter of 2012 and should be applied retrospectively. Adoption of this standard will not have any impact on the Company consolidated financial statements or results of operations. In December 2011, the FASB issued ASU 2011-12,Comprehensive Income (Topic 220)- Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, to allow Board time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. Adoption of this ASU will not have any impact on the Company’s consolidated financial statements or results of operations since it reinstates the presentation requirements before ASU 2011-05 was issued.

Intangibles—Goodwill & Other—In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment, which affect all entities that have goodwill reported in their financial statements. The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. If, after assessing the totality of events or circumstances, an entity determines that it is more likely than not that the fair value of a reporting unit is more than its carrying amount, then performing the two-step impairment test is not required. Under the amendments in this update, an entity is no

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

longer permitted to carry forward its detailed calculation of a reporting unit’s fair value from a prior year as previously permitted under ASC Topic 350. This guidance will become effective for interim and annual goodwill impairment tests performed after December 31, 2011. Early adoption is permitted. Adoption of this standard is not expected to have any impact on the Company’s consolidated financial statements or results of operations.

Balance Sheet Offsetting—In December 2011, the FASB issued 2011-11, Balance Sheet (210)—Disclosures about Offsetting Assets and Liabilities, which will enhance disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement. The guidance will require that entities disclose the gross and net information about both instruments that are offset in the balance sheet or are subject to a master netting arrangement. The guidance will become effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company is currently evaluating the pending adoption of ASU 2011-11 on its consolidated financial statements.

4. Discontinued Operations

In July 2009, PMC was dissolved, and cash of $9,285 and $8,921 was distributed to EB and priceline.com Incorporated, respectively. No gain or loss was recorded upon dissolution.

5. Acquisition Activities

Acquisition of Tygris Commercial Finance Group—On February 5, 2010, the Company acquired 100% of the outstanding common shares of TCFG. The fair value of net assets acquired exceeded the fair value of consideration paid and resulted in a bargain purchase gain of $68,056.

Information regarding the acquisition on February 5, 2010, is as follows:

Consideration
Equity Instruments (27,863,865 common shares of the Company)	$291,511

Fair value of total consideration transferred	$291,511

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The fair value of the Company’s common shares issued as consideration was determined using the market approach, which estimates fair value by comparing the asset being appraised to comparable assets that have recently been sold in arm’s-length transactions. The value is then adjusted for any significant differences, to the extent known, between the comparable assets and the asset being valued. The fair value of the Company’s stock was based upon comparable valuation multiples of a peer group of publicly traded financial institutions as of February 4, 2010, adjusted to include a liquidity discount reflecting the illiquidity of the stock of a non-public entity.

Recognized amounts of identifiable assets acquired and liabilities assumed:
Cash	$69,480
Lease financing receivables	538,137
Equipment under operating leases	10,692
Intangible assets	6,259
Indemnification asset	30,766
Deferred tax asset, net	113,195
Premises and equipment	2,166
Other assets	6,815

Total Assets Acquired	777,510

Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079
Revolving and term secured borrowings	372,320

Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$359,567

Through December 31, 2010, a total of $6,093 in acquisition-related costs were incurred and expensed related to the TCFG acquisition. Of this cumulative total amount, $2,784, and $3,309 were incurred and expensed during the years ended December 31, 2010 and 2009, respectively. These expenses are reflected primarily in general and administrative expenses in the consolidated statements of income.

The fair value of the financial assets acquired includes receivables under direct financing leases and loans with a fair value of $538,137. The contractual net investment under the contracts is $806,177 for direct financing leases and loans. At acquisition date, the loan and lease financing receivables have gross contractual amounts due of $938,000 and expected cash flows of $648,100.

Pursuant to the terms of the acquisition agreement, an escrow account was established by TCFG shareholders, comprised of 9,470,010 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of net losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released from escrow annually until termination if the value of such shares exceeds 17.5% of the average purchased net loans and leases. Escrowed cash remains in escrow until termination. The escrow agreement terminates on the fifth anniversary of the closing date. At December 31, 2011, there are 5,950,046 shares held in escrow.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

An indemnification asset representing the fair value of the shares expected to be released to the Company from escrow was recorded in other assets in the consolidated balance sheet. The indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former TCFG shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

TCFG’s actual net interest income, noninterest income and net income included in the Company’s consolidated statement of income from February 5, 2010 through December 31, 2010 were $134,985, $20,051, and $55,541, respectively.

Pro Forma Results (unaudited)

The unaudited pro forma consolidated combined statements of income include the effect of the accretion of purchase accounting fair value adjustments based on asset and liability valuations as of the acquisition date. The unaudited pro forma consolidated combined statements of income also include adjustments related to the provision for loan and lease losses and the bargain purchase gain recorded as a result of the transaction. Selected unaudited pro forma results of operations for the years ended December 31, 2010 and 2009, assuming the TCFG acquisition had occurred as of January 1, 2009, are as follows:

	December 31, 2010	December 31, 2009
Net interest income after provision for loan and lease losses	$400,547	$313,064
Noninterest income	290,581	237,851
Net income from continuing operations	147,993	117,132
Net income from continuing operations attributable to common shareholders	112,795	89,197
Pro forma earnings per common share from continuing operations, basic	$1.51	$1.27
Pro forma earnings per common share from continuing operations, diluted	1.47	1.25

Acquisition of Bank of Florida Banking Operations—On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of three affiliated full-service commercial banks of Bank of Florida, headquartered in Naples, Florida.

The acquired loans and OREO are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse EB for 80% of net losses in excess of $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. Based on the Company’s estimate of future losses, no indemnification asset was recognized at acquisition.

Within 45 days of the end of the loss sharing agreements between EB and the FDIC, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. This liability (FDIC clawback liability) was recorded at its estimated fair value of $37,592 at acquisition date and $43,317 and $39,311 at December 31, 2011 and 2010, respectively.

Subsequent to the acquisition, the adequacy of the allowance for loan losses for loans acquired in the transaction is determined with consideration given to the amounts recoverable through the loss share agreements. The provision for loan losses represents expected losses in excess of losses inherent in the portfolio at acquisition.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The acquired assets and assumed liabilities are presented in the following table at fair value. Cash received from the FDIC of $147,202 is included in other assets.

Assets Acquired
Cash and cash equivalents	$147,702
Investment securities	162,275
Loans, net (covered assets)	888,760
OREO (covered assets)	22,132
Core deposit premium	3,200
Other assets	155,797
Deferred tax assets, net	5,765
Goodwill	9,999

Total Assets Acquired	$1,395,630

Liabilities Assumed
Noninterest-bearing deposits	$104,088
Interest-bearing deposits	1,102,748
Borrowings	149,240
Other Liabilities	39,554

Total Liabilities Assumed	$1,395,630

Through December 31, 2010, a total of $6,087 in acquisition-related costs were incurred and expensed related to the Bank of Florida acquisition. These expenses are reflected primarily in general and administrative expenses in the consolidated statement of income for the year ended December 31, 2010.

The Company has omitted unaudited pro forma information, as historical financial statements for Bank of Florida are not reasonably available.

Goodwill of $9,999 was recorded based on the fair value of liabilities assumed over the fair value of assets acquired. No goodwill is deductible for federal income tax purposes.

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. During the year ended December 31, 2010, EB exercised its option to assume leases for certain locations, purchase furniture, fixtures, and equipment and acquire one bank office.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

6. Investment Securities

The amortized cost and fair value of investment securities with gross unrealized gains and losses were as follows as of December 31, 2011 and 2010:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Amount
2011
Available for sale:
Residential collateralized mortgage obligations (CMO) securities—agency	$96	$8	$—	$104	$104
Residential CMO securities—nonagency	1,919,046	17,609	40,837	1,895,818	1,895,818
Residential mortgage-backed securities (MBS)—agency	317	21	—	338	338
Asset-backed securities (ABS)	10,573	—	3,096	7,477	7,477
Equity securities	77	108	—	185	185

	1,930,109	17,746	43,933	1,903,922	1,903,922

Held to maturity:
Residential CMO securities—agency	159,882	6,029	78	165,833	159,882
Residential MBS—agency	19,132	1,464	—	20,596	19,132
Corporate securities	10,504	—	2,583	7,921	10,504

	189,518	7,493	2,661	194,350	189,518

	$2,119,627	$25,239	$46,594	$2,098,272	$2,093,440

2010
Available for sale:
Residential CMO securities—agency	$139	$9	$—	$148	$148
Residential CMO securities—nonagency	1,998,977	46,042	12,356	2,032,663	2,032,663
Residential MBS—agency	505	35	—	540	540
Asset-backed securities	10,611	—	2,483	8,128	8,128
Equity securities	77	49	—	126	126

	2,010,309	46,135	14,839	2,041,605	2,041,605

Held to maturity:
Residential CMO securities—agency	6,800	290	—	7,090	6,800
Residential MBS—agency	20,959	915	—	21,874	20,959
Corporate securities	5,169	—	2,309	2,860	5,169

	32,928	1,205	2,309	31,824	32,928

	$2,043,237	$47,340	$17,148	$2,073,429	$2,074,533

At December 31, 2011 and 2010, investment securities with a carrying value of $543,705 and $197,323, respectively, were pledged to secure other borrowings, public deposits, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The amortized cost and fair value of debt securities at December 31, 2011, by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, including collateralized mortgage obligation securities, are disclosed separately in the table below as these investment securities are likely to prepay prior to their scheduled contractual maturity dates.

	Amortized Cost	Fair Value	Yield
Available for sale:
ABS securities
After ten years	$10,573	$7,477	1.23%
Residential CMO securities—agency	96	104	6.14%
Residential CMO securities—nonagency	1,919,046	1,895,818	3.95%
Residential MBS—agency	317	338	4.39%
Equity securities	77	185

	1,930,109	1,903,922

Held to maturity:
Corporate securities
After ten years	10,504	7,921	3.79%
Residential CMO securities—agency	159,882	165,833	3.14%
Residential MBS—agency	19,132	20,596	4.65%

	189,518	194,350

	$2,119,627	$2,098,272

For the years ended December 31, 2011, 2010 and 2009, gross gains of $15,892, $25,296 and $7,443, respectively, and gross losses of $0, $3,321 and $0, respectively, were realized on available for sale investments in other noninterest income. The cost of investments sold is calculated using the specific identification method.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The gross unrealized losses and fair value of the Company’s investments with unrealized losses, aggregated by investment category and the length of time individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010 are as follows:

	Less Than 12 Months		12 Months or Greater		Total		Other-Than- Temporary Impairment (OTTI)
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Realized Losses
2011
Debt securities:
Residential CMO securities —nonagency	$573,928	$16,646	$226,507	$24,191	$800,435	$40,837	$—
Residential CMO securities —agency	6,224	78	—	—	6,224	78	—
Asset-backed securities	—	—	7,477	3,096	7,477	3,096	—
Corporate securities	—	—	2,404	2,583	2,404	2,583	685

Total debt securities	$580,152	$16,724	$236,388	$29,870	$816,540	$46,594	$685

2010
Debt securities:
Residential CMO securities—nonagency	$538,325	$11,789	$10,127	$567	$548,452	$12,356	$39
Asset-backed securities	—	—	8,128	2,483	8,128	2,483	—
Corporate securities	—	—	2,860	2,309	2,860	2,309	1,738

Total debt securities	$538,325	$11,789	$21,115	$5,359	$559,440	$17,148	$1,777

The Company had unrealized losses at December 31, 2011 and 2010 on residential CMO investments, ABS and corporate securities. These unrealized losses are primarily attributable to market conditions. Based on the nature of impairment, these unrealized losses are considered temporary. The Company does not intend to sell nor is it more likely than not that it will be required to sell these investments before their anticipated recovery.

At December 31, 2011, the Company had 71 debt securities in an unrealized loss position. A total of 42 were in an unrealized loss position for less than 12 months, all of which were residential CMO securities. Of these, 84% in amortized cost attained credit ratings of A or better. The remaining 29 debt securities were in an unrealized loss position for 12 months or longer. These 29 securities consisted of three ABS, one corporate security and 25 nonagency residential CMO securities. Of these 25 nonagency securities, 68% in amortized cost attained credit ratings of A or better.

At December 31, 2010, the Company had 39 debt securities in an unrealized loss position. A total of 31 were in an unrealized loss position for less than 12 months, all of which were nonagency residential CMO securities. Of these, 97% in amortized cost attained credit ratings of A or better. The remaining eight debt securities were in an unrealized loss position for longer than 12 months. These eight securities consisted of three ABS, two corporate securities and three nonagency residential CMO securities.

In assessing whether these securities were impaired, the Company performed cash flow analyses that projected prepayments, default rates and loss severities on the collateral supporting each security. If the net

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

present value of the investment is less than the amortized cost, the difference would be recognized in earnings as a credit-related impairment, while the remaining difference between the fair value and the amortized cost is recognized in AOCI. The Company recognized credit-related OTTI losses of $685 and $1,777 in other noninterest income for the years ended December 31, 2011 and 2010, respectively, primarily due to a continued decline in the collateral value of a corporate security.

Information regarding impairment related to credit loss recognized on securities in other noninterest income and impairment related to all other factors recognized in AOCI for the years ended December 31, 2011 and 2010 is as follows:

	Impairment Related to Credit Loss	Impairment Related to All Other Factors	Total Impairment
Debt securities:
Balance, January 1, 2011	$3,354	$502	$3,856
Additional charges on securities for which OTTI was previously recognized	685	(499)	186
Accretion of impairment related to all other factors	—	(3)	(3)

Balance, December 31, 2011	$4,039	$—	$4,039

Balance, January 1, 2010	$1,577	$1,661	$3,238
Additional charges on securities for which OTTI was previously recognized	1,777	(1,111)	666
Accretion of impairment related to all other factors	—	(48)	(48)

Balance, December 31, 2010	$3,354	$502	$3,856

The Company incurred an OTTI loss on an available for sale (AFS) security during the year ended December 31, 2010 of which $39 related to credit loss and $327 related to all other factors. This security was subsequently sold. There were no OTTI losses recognized on AFS securities during the year ended December 31, 2011.

During the years ended December 31, 2011, 2010 and 2009, respectively, interest and dividend income on investment securities is comprised of the following:

	2011	2010	2009
Interest income on available for sale securities	$101,066	$157,388	$128,616
Interest income on held to maturity securities	4,988	1,565	961
Dividend income on FHLB stock	775	445	275
Interest income on other investment securities	21	19	28
Interest income on trading account securities	—	—	425

	$106,850	$159,417	$130,305

All interest income recognized by the Company during the years ended December 31, 2011, 2010 and 2009 is taxable.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Other Investments—Other investments as of December 31, 2011 and 2010 are as follows:

	2011	2010
FHLB stock	$96,371	$95,550
Reverse repurchase agreements	—	25,000
Other	2,021	8,506

Total	$98,392	$129,056

The Company relies on borrowing lines with the Federal Home Loan Bank of Atlanta as an additional funding source. See Note 15 for further discussion related to collateral to secure FHLB advances. As a condition of membership in the FHLB, the Company is required to purchase and hold a certain amount of FHLB stock. The Company’s stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. FHLB stock is redeemable at par.

The FHLB stock held by the Company is carried at cost and is subject to recoverability testing similar to investment securities. The Company considers the FHLB’s operating performance, liquidity and funding position, credit ratings and ability to meet statutory and regulatory requirements in assessing the recoverability of the investment. The Company will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of the Company’s investment. As of December 31, 2011, the Company did not recognize an impairment charge related to the Company’s FHLB stock holdings. There can be no assurance, however, that future negative changes in the financial condition of the FHLB may not require the Company to recognize an impairment charge with respect to such holdings.

7. Loans Held for Sale

Loans held for sale as of December 31, 2011 and 2010, consist of the following:

	2011	2010
Residential mortgages	$2,709,825	$1,222,529
Commercial and commercial real estate	15,461	15,136

	$2,725,286	$1,237,665

The Company sells loans to various financial institutions, government agencies, government-sponsored enterprises, and individual investors. Currently, the Company sells a concentration of loans to government-sponsored entities. The Company does not originate, acquire or sell subprime mortgage loans.

The Company securitizes a portion of its residential mortgage loan originations through government agencies. The following is a summary of cash flows between the Company and the agencies for securitized loans for the years ended December 31, 2011 and 2010:

	2011	2010
Proceeds received from new securitizations	$5,037,329	$5,080,174
Net fees paid to agencies	37,438	32,649
Servicing fees collected	7,744	7,578
Repurchased loans	9,149	3,497

There were no unsold securitized loans on hand at December 31, 2011 and 2010.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

During 2011, the Company transferred $15,788 in residential mortgages from loans held for sale to loans held for investment. These loans were purchased out of GNMA pool securities in the normal course of business and were initially classified as held for sale. As the Company determined its intent and ability to hold the loans for the foreseeable future, the loans were transferred to held for investment at the lower of cost or fair value.

During 2011, the Company transferred $780,391 from loans held for investment to loans held for sale. The original intent of this pool of loans was to hold for the foreseeable future. Due to changes in the economic and legislative environment, a higher proportion of government insured mortgage loans previously expected to foreclose are being reinstated which caused an increase in the expected duration of these loans. The Company determined it no longer had the intent to hold these loans for the foreseeable future and thus transferred these loans to loans held for sale at the lower of cost or fair value. The Company sold $156,747 of these transferred loans and recognized a gain of $12,338 for the year ended December 31, 2011 which has been recorded as gain on sale of loans.

During 2011, the Company purchased $1,177,939 of government insured loans, net of discounts, with the intent of pooling and selling the loans as they become eligible.

8. Loans and Leases Held for Investment, Net

Loans and leases held for investment as of December 31, 2011 and 2010 are comprised of the following:

	2011	2010
Residential mortgages	$4,556,841	$4,182,785
Commercial and commercial real estate	1,165,384	1,230,128
Lease financing receivables	588,501	451,443
Home equity lines	200,112	224,627
Consumer and credit card	8,443	10,285

	6,519,281	6,099,268
Allowance for loan and lease losses	(77,765)	(93,689)

	$6,441,516	$6,005,579

As of December 31, 2011 and 2010, the carrying values presented above include net purchase loan and lease discounts and net deferred loan and lease origination costs as follows:

	2011	2010
Net purchase loan and lease discounts	$237,170	$393,014
Net deferred loan and lease origination costs	19,057	10,861

During 2011 and 2010, the Company’s significant purchases consisted of $877,827 and $539,645, respectively, in residential mortgages, net of discounts, excluding purchases included in the TCFG and Bank of Florida acquisitions discussed at Note 5.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Lease Financing Receivables—Lease financing receivables are collateralized by a secured interest in the equipment and, in certain circumstances, additional collateral and/or guarantees. As of December 31, 2011 and 2010, the components of net lease financing receivables are as follows:

	2011	2010
Lease financing receivables	$685,836	$650,084
Residuals	41,157	48,797
Unearned income	(84,523)	(97,718)

Lease financing receivables, net of unearned income	642,470	601,163
Net deferred lease origination costs	10,788	4,667
Purchased lease discounts	(64,757)	(154,387)

	588,501	451,443
Allowance for loan and lease losses	(3,766)	(2,454)

Lease financing receivables, net	$584,735	$448,989

As part of the acquisition of lease financing receivables, a discount was recognized on a portion of the lease financing receivables attributable in part to credit quality. The Company has adopted an accounting policy of recognizing discount accretion based on the expected cash flows of the acquired lease financing receivables. This policy results in recognition of the difference between the initial recorded investment and the expected cash flows using the effective interest method.

The following is a schedule of future minimum lease payments to be received on leases held for investment at December 31, 2011:

2012	$254,290
2013	193,786
2014	120,486
2015	70,016
2016	34,280
Thereafter	12,978

$685,836

Concentration of Credit Risk—The Company originates residential mortgages, commercial and commercial real estate loans, home equity loans, credit card loans, and leases nationwide and other consumer loans in Florida. Although the Company’s loan and lease portfolio is diversified, a significant portion of the portfolio is collateralized by real estate and commercial equipment. The Company’s lending policy related to the real estate portfolio requires real estate loan collateral based upon several factors, including certain loan-to-appraised-value ratios and borrower credit history.

For the years ended December 31, 2011 and 2010, the Company did not originate negative amortizing loans. The principal balance of interest-only loans was $1,902,455 and $1,600,876 for residential mortgages and $121,812 and $190,878 for commercial mortgages at December 31, 2011 and 2010, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The five highest concentration percentages by state for each category of the Company’s loan and lease portfolio and the corresponding states’ percentages of the United States (U.S.) population at December 31, 2011 are as follows:

	Percentage of Loan Portfolio
	Residential Mortgages	Commercial and Commercial Real Estate	Leases	% of U.S. Population
California	18%		14%	12%
Florida	13	81%	8	6
Texas	10	5	12	8
New York	7		7	6
New Jersey	5			3
North Carolina		1		3
Washington		1		2
Illinois			7	4
Georgia		2		3

Loans and Leases Acquired with Evidence of Credit Deterioration—At acquisition, the Company estimates the fair value of acquired loans and leases by segregating the portfolio into pools with similar risk characteristics. Fair value estimates for acquired loans and leases require estimates of the amounts and timing of expected future principal, interest and other cash flows. For each pool, the Company uses certain loan and lease information, including outstanding principal balance, probability of default and the estimated loss given default to estimate the expected future cash flows for each loan and lease pool.

Acquisition date details of loans and leases acquired with evidence of credit deterioration during the years ended December 31, 2011 and 2010:

	2011	2010
	Total	Bank of Florida	TCFG	Other Acquired Loans	Total
Contractual payments receivable for acquired loans and leases at acquisition	$435,941	$1,310,686	$122,588	$123,282	$1,556,556
Expected cash flows for acquired loans and leases at acquisition	245,654	996,292	44,918	98,549	1,139,759
Basis in acquired loans and leases at acquisition	225,002	807,014	38,794	87,768	933,576

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Information pertaining to the acquired portfolio of loans and leases with evidence of credit deterioration as of December 31, 2011 and 2010 is as follows:

	Bank of Florida	TCFG	Other Acquired Loans	Total
2011
Carrying value, net of allowance	$621,116	$—	$522,071	$1,143,187
Outstanding unpaid principal balance or contractual net investment	685,967	—	543,240	1,229,207
Allowance for loan and lease losses, beginning of year	6,189	97	3,695	9,981
Allowance for loan and lease losses, end of year	11,638	—	4,351	15,989
2010
Carrying value, net of allowance	$756,835	$6,742	$437,186	$1,200,763
Outstanding unpaid principal balance or contractual net investment	907,678	43,678	449,267	1,400,623
Allowance for loan and lease losses, beginning of year	—	—	1,533	1,533
Allowance for loan and lease losses, end of year	6,189	97	3,695	9,981

The Company recorded $6,008, $8,448 and $804 in provision for loan and lease losses for the years ended December 31, 2011, 2010 and 2009, respectively, as a result of a decrease in expected cash flows on acquired loans with evidence of credit deterioration.

The following is a summary of the accretable yield activity for the loans and leases acquired with evidence of credit deterioration during the years ended December 31, 2011 and 2010:

	Bank of Florida	TCFG	Other Acquired Loans	Total
Balance, January 1, 2010	$—	$—	$49,976	$49,976
Additions	189,271	6,124	10,780	206,175
Accretion	(30,188)	(4,705)	(16,296)	(51,189)
Reclassifications to accretable yield	39,550	8,326	143	48,019

Balance, December 31, 2010	$198,633	$9,745	$44,603	$252,981
Additions	—	—	20,652	20,652
Accretion	(45,913)	(3,371)	(15,487)	(64,771)
Reclassifications (from) to accretable yield	(10,970)	2,567	23,912	15,509
Transfer from loans held for investment to loans held for sale	—	—	(7,707)	(7,707)
Transfer to cost recovery	—	(8,941)	—	(8,941)

Balance, December 31, 2011	$141,750	$—	$65,973	$207,723

Covered Loans and Leases—Covered loans and leases are acquired and recorded at fair value, exclusive of the loss share agreements with the FDIC and the indemnification agreement with former shareholders of TCFG. All loans acquired through the loss share agreement with the FDIC and all loans and leases acquired in the purchase of TCFG are considered covered during the applicable indemnification period.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The following is a summary of the recorded investment of major categories of covered loans and leases outstanding as of December 31, 2011 and 2010:

	Bank of Florida	TCFG	Total
2011
Residential mortgages	$74,580	$—	$74,580
Commercial and commercial real estate	569,014	—	569,014
Lease financing receivables	—	176,125	176,125
Home equity lines	19,082	—	19,082
Consumer and credit card	2,345	—	2,345

Total recorded investment for covered loans and leases	$665,021	$176,125	$841,146

2010
Residential mortgages	$87,771	$—	$87,771
Commercial and commercial real estate	706,608	—	706,608
Lease financing receivables	—	334,234	334,234
Home equity lines	23,236	—	23,236
Consumer and credit card	4,581	—	4,581

Total recorded investment for covered loans and leases	$822,196	$334,234	$1,156,430

9. Allowance for Loan and Lease Losses

Changes in the allowance for loan and lease losses for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011
	Residential Mortgages	Commercial and Commercial Real Estate	Lease Financing Receivables	Home Equity Lines	Consumer and Credit Card	Total
Balance, beginning of year	$46,584	$33,490	$2,454	$10,907	$254	$93,689
Change in estimate (see Note 1)	10,154	(682)	(802)	(6,323)	(440)	1,907
Transfers to loans held for sale (see Note 7)	(397)	—	—	—	—	(397)
Provision for loan and lease losses	23,731	12,819	7,369	3,384	494	47,797
Charge-offs	(36,664)	(19,446)	(5,371)	(5,806)	(193)	(67,480)
Recoveries	46	2,028	116	24	35	2,249

Balance, end of year	$43,454	$28,209	$3,766	$2,186	$150	$77,765

	2010	2009
Balance, beginning of year	$93,178	$32,653
Provision for loan and lease losses	79,341	121,912
Charge-offs	(80,098)	(61,656)
Recoveries	1,268	269

Balance, end of year	$93,689	$93,178

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The following tables provide a breakdown of the allowance for loan and lease losses and the recorded investment in loans and leases based on the method for determining the allowance as of December 31, 2011 and 2010:

	Allowance for Loan and Lease Losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Loans and Leases Acquired with Deteriorated Credit Quality	Total
2011
Residential mortgages	$7,436	$30,554	$5,464	$43,454
Commercial and commercial real estate	6,021	11,663	10,525	28,209
Lease financing receivables	—	3,766	—	3,766
Home equity lines	—	2,186	—	2,186
Consumer and credit card	—	150	—	150

	$13,457	$48,319	$15,989	$77,765

	Loans and Leases Held for Investment at Recorded Investment
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Loans and Leases Acquired with Deteriorated Credit Quality	Total
2011
Residential mortgages	$90,927	$3,852,119	$613,795	$4,556,841
Commercial and commercial real estate	142,360	477,643	545,381	1,165,384
Lease financing receivables	—	588,501	—	588,501
Home equity lines	—	200,112	—	200,112
Consumer and credit card	—	8,443	—	8,443

	$233,287	$5,126,818	$1,159,176	$6,519,281

	Allowance for Loan and Lease Losses
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Loans and Leases Acquired with Deteriorated Credit Quality	Total
2010
Residential mortgages	$6,879	$36,010	$3,695	$46,584
Commercial and commercial real estate	9,703	17,598	6,189	33,490
Lease financing receivables	—	2,357	97	2,454
Home equity lines	—	10,907	—	10,907
Consumer and credit card	—	254	—	254

	$16,582	$67,126	$9,981	$93,689

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

	Loans and Leases Held for Investment at Recorded Investment
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Loans and Leases Acquired with Deteriorated Credit Quality	Total
2010
Residential mortgages	$69,792	$3,584,341	$528,652	$4,182,785
Commercial and commercial real estate	186,112	368,763	675,253	1,230,128
Lease financing receivables	—	444,604	6,839	451,443
Home equity lines	—	224,627	—	224,627
Consumer and credit card	—	10,285	—	10,285

	$255,904	$4,632,620	$1,210,744	$6,099,268

The Company uses a risk grading matrix to monitor credit quality for commercial and commercial real estate loans. Risk grades are continuously monitored and updated quarterly by credit administration personnel based on current information and events. The Company monitors the quarterly credit quality of all other loan types based on performing status.

The following tables present the recorded investment for loans and leases by credit quality indicator as of December 31, 2011 and 2010:

	Performing	Non- Performing	Total
2011
Residential mortgages:
Residential	$3,655,884	$71,658	$3,727,542
Government insured pool buyouts	649,391	179,908	829,299
Lease financing receivables	586,116	2,385	588,501
Home equity lines	195,861	4,251	200,112
Consumer and credit card	8,024	419	8,443

	$5,095,276	$258,621	$5,353,897

	Pass	Special Mention	Substandard	Doubtful	Total
2011
Commercial and commercial real estate:
Commercial	$151,473	$1,527	$18,279	$4,136	$175,415
Commercial real estate	639,883	78,385	270,656	1,045	989,969

	$791,356	$79,912	$288,935	$5,181	$1,165,384

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

	Performing	Non- Performing	Total
2010
Residential mortgages:
Residential	$2,739,262	$51,250	$2,790,512
Government insured pool buyouts	984,263	408,010	1,392,273
Lease financing receivables	447,602	3,841	451,443
Home equity lines	222,207	2,420	224,627
Consumer and credit card	9,365	920	10,285

	$4,402,699	$466,441	$4,869,140

	Pass	Special Mention	Substandard	Doubtful	Total
2010
Commercial and commercial real estate:
Commercial	$88,749	$897	$15,061	$—	$104,707
Commercial real estate	731,786	72,267	315,590	5,778	1,125,421

	$820,535	$73,164	$330,651	$5,778	$1,230,128

The following tables present an aging analysis of the recorded investment for loans and leases by class as of December 31, 2011 and 2010:

	30-59 Days Past Due	60-89 Days Past Due	90 Days and Greater	Total Past Due	Current	Total Loans Held for Investment Excluding ASC 310-30
2011
Residential mortgages:
Residential	$16,966	$12,673	$71,658	$101,297	$3,487,525	$3,588,822
Government insured pool buyouts	23,396	17,909	179,908	221,213	133,011	354,224
Commercial and commercial real estate:
Commercial	—	32	10,751	10,783	137,216	147,999
Commercial real estate	2,117	4,450	48,611	55,178	416,826	472,004
Lease financing receivables	3,394	971	962	5,327	583,174	588,501
Home equity lines	1,953	498	4,251	6,702	193,410	200,112
Consumer and credit card	106	50	233	389	8,054	8,443

	$47,932	$36,583	$316,374	$400,889	$4,959,216	$5,360,105

2010
Residential mortgages:
Residential	$17,975	$15,979	$51,250	$85,204	$2,619,781	$2,704,985
Government insured pool buyouts	80,386	58,427	408,010	546,823	402,326	949,149
Commercial and commercial real estate:
Commercial	3,253	721	7,801	11,775	39,594	51,369
Commercial real estate	1,051	401	86,725	88,177	415,328	503,505
Lease financing receivables	2,784	1,053	3,841	7,678	436,926	444,604
Home equity lines	1,794	545	2,420	4,759	219,868	224,627
Consumer and credit card	141	230	920	1,291	8,994	10,285

	$107,384	$77,356	$560,967	$745,707	$4,142,817	$4,888,524

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Impaired Loans—Impaired loans include loans identified as troubled loans as a result of financial difficulties and other loans on which the accrual of interest income is suspended. The Company continues to collect payments on certain impaired loan balances on which accrual is suspended.

The following tables present the recorded investment and the related allowance for impaired loans as of December 31, 2011 and 2010:

	2011		2010
	Recorded Investment	Related Allowance	Recorded Investment	Related Allowance
With an allowance recorded:
Residential mortgages:
Residential	$74,189	$7,436	$41,268	$6,879
Commercial and commercial real estate:
Commercial	4,697	779	—	—
Commercial real estate	37,189	5,242	54,365	9,703

	$116,075	$13,457	$95,633	$16,582

Without a related allowance recorded:
Residential mortgages:
Residential	$16,738	$—	$28,524	$—
Commercial and commercial real estate:
Commercial	9,814	—	1,379	—
Commercial real estate	90,661	—	130,368	—

	$117,213	$—	$160,271	$—

The following table presents the average investment and interest income recognized on impaired loans for the year ended December 31, 2011:

	2011
	Average Investment	Interest Income Recognized
With and without a related allowance recorded:
Residential mortgages:
Residential	$87,037	$1,696
Commercial and commercial real estate:
Commercial	7,945	361
Commercial real estate	156,292	2,748

	$251,274	$4,805

The average investment of impaired loans was $275,672 and $244,332 at December 31, 2010 and 2009, respectively. The interest income recognized on the impaired loans was $21,480 and $21,365 for the years ended December 31, 2010 and 2009, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The following table presents the recorded investment for loans and leases on nonaccrual status by class and loans greater than 90 days past due and still accruing as of December 31, 2011 and 2010:

	2011		2010
	Nonaccrual Status	Greater than 90 Days Past Due and Accruing	Nonaccrual Status	Greater than 90 Days Past Due and Accruing
Residential mortgages:
Residential	$71,658	$—	$51,250	$—
Government insured pool buyouts	—	179,908	—	408,010
Commercial and commercial real estate:
Commercial	12,294	—	8,019	—
Commercial real estate	86,772	—	142,472	—
Lease financing receivables	2,385	—	3,755	86
Home equity lines	4,251	—	2,420	—
Consumer and credit card	419	—	920	—

	$177,779	$179,908	$208,836	$408,096

Troubled Debt Restructurings—Modifications considered to be TDRs are individually evaluated for credit loss based on a discounted cash flow model using the loan’s effective interest rate at the time of origination. The discounted cash flow model used in this evaluation is adjusted to reflect the modified loan’s elevated probability of future default based on the Company’s historical redefault rate. These loans are classified as nonaccrual and have been included in the Company’s impaired loan disclosures in the tables above. A loan is considered to redefault when it is 30 days past due. Once a modified loan demonstrates a consistent period of performance under the modified terms, generally six months, the Company returns the loan to an accrual classification. If, however, a modified loan defaults under the terms of the modified agreement, the Company measures the allowance for loan and lease losses based on the fair value of collateral less cost to sell.

The following is a summary of information relating to modifications considered to be TDRs for the year ended December 31, 2011:

	2011
	Number of Contracts	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Residential mortgages:
Residential	136	$57,157	$57,244
Commercial and commercial real estate:
Commercial	5	6,550	6,550
Commercial real estate	16	10,943	10,943

	157	$74,650	$74,737

Modifications made to residential loans during the period included extension of original contractual maturity date, extension of the period of below market rate interest only payments, or contingent reduction of past due interest. Commercial loan modifications made during the period included extension of original contractual maturity date, payment forbearance, reduction of interest rates, or extension of interest only periods.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The number of contracts and recorded investment of loans that were modified during the last 12 months and subsequently defaulted during the year ended December 31, 2011 are as follows:

	2011
	Number of Contracts	Recorded Investment
Residential mortgages:
Residential	23	$8,650
Commercial and commercial real estate:
Commercial	3	6,970
Commercial real estate	7	5,486

	33	$21,106

The carrying amounts of TDRs as of December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Loan Type:
Residential mortgages	$90,927	$59,979
Commercial and commercial real estate	61,481	76,109

	$152,408	$136,088

Accrual Status:
Current	$85,905	$62,253
30-89 days past-due accruing	6,723	7,920
90+ days past-due accruing	—	—
Nonaccrual	59,780	65,915

	$152,408	$136,088

TDRs classified as impaired loans	$152,408	$136,088
Valuation allowance on TDRs	9,743	10,264

10. Servicing Activities and Mortgage Servicing Rights

The Company services mortgage loans for itself and others. At December 31, 2011 and 2010, the Company’s mortgage servicing portfolio totaled $53,066,000 and $56,365,000, respectively, including residential mortgage loans held for sale. At December 31, 2011 and 2010, the Company was subservicing approximately $1,772,000 and $1,867,000, respectively. For the years ended December 31, 2011, 2010 and 2009, the Company recognized subservicing revenue of $2,141, $2,413 and $2,660 respectively.

In connection with the servicing of the above loans, the Company maintains escrow funds for taxes and insurance in the name of investors, as well as collections in transit to investors. These escrow funds are segregated and held in separate bank accounts at EB or other financial institutions. Escrow funds held at the Company and included as noninterest-bearing deposits in the accompanying consolidated balance sheets are $1,058,462 and $969,241 at December 31, 2011 and 2010, respectively. Escrow funds deposited at other financial institutions and not included in the consolidated balance sheets are $72,260 and $152,750 at December 31, 2011 and 2010, respectively.

At December 31, 2011 and 2010, the Company had insurance coverage for errors and omissions in the amount of $20,000 and $20,000, respectively, and fidelity bond insurance of $60,000 and $66,000, respectively, related to these servicing activities.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

A summary of MSR activities for the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Balance, beginning of year	$573,196	$503,646	$355,970
Acquired servicing rights	—	92,588	126,737
Originated servicing rights capitalized upon sale of loans	56,268	71,804	86,735
Amortization	(96,022)	(93,147)	(65,464)
Valuation allowance	(39,455)	—	—
Other	(4,491)	(1,695)	(332)

Balance, end of year	$489,496	$573,196	$503,646

At December 31, 2011 and 2010, the Company estimated the fair value of its capitalized MSR to be approximately $494,547 and $648,821, respectively. The unpaid principal balance below includes $5,248,000 and $4,150,000 at December 31, 2011 and 2010, respectively, for loans with no related MSR basis.

The characteristics used in estimating the fair value of the loan servicing portfolio at December 31, 2011 and 2010 are as follows:

	2011	2010
Unpaid principal balance	$53,066,000	$56,365,000
Gross weighted-average coupon	4.98%	5.13%
Weighted-average servicing fee	0.31%	0.32%
Estimated prepayment speed	12.74%	11.64%

For loans securitized and sold in 2011 with servicing retained, management used the following assumptions to determine the fair value of MSR at the date of securitization:

2011
Average discount rates	8.04% - 9.47%
Expected prepayment speeds	7.33% - 15.97%
Weighted-average life in years	5.05 - 8.14

Components of loan servicing fee income for the years ended December 31, 2011, 2010 and 2009 are presented below:

	2011	2010	2009
Contractually specified service fees, net	$149,065	$157,961	$114,012
Other ancillary fees	38,233	50,470	41,012
Other	2,141	2,413	2,660

	$189,439	$210,844	$157,684

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

11. Premises and Equipment

Premises and equipment at December 31, 2011 and 2010 consist of the following:

	2011	2010
Computer hardware and software	$70,296	$65,151
Furniture	9,104	8,111
Leasehold improvements	7,852	7,567
Equipment	6,446	5,546
Building	1,250	—

	94,948	86,375
Less accumulated depreciation and amortization	(51,210)	(42,323)

	$43,738	$44,052

Depreciation and amortization expense for premises and equipment was $11,909, $10,100 and $8,508 for the years ended December 31, 2011, 2010 and 2009, respectively. Depreciation expense and accumulated depreciation for equipment under operating leases was $11,030 and $12,627 for the year ended December 31, 2011, respectively.

12. Other Assets

Other assets at December 31, 2011 and 2010 are comprised of the following:

	2011	2010
Margin receivable	$170,656	$31,580
Servicing advances, net of allowance of $17,082 and $2,127, respectively	94,229	111,262
Accrued interest receivable	78,167	53,021
Foreclosure claims receivable, net of allowance of $2,537 and $3,091, respectively	69,572	99,991
Other real estate owned, net of valuation allowance of $15,031 and $10,408, respectively	62,120	56,616
Fair value of derivatives	47,693	98,509
Corporate advances	44,120	52,912
Prepaid assets	12,463	34,711
Goodwill	10,238	10,238
Intangible assets, net	7,404	8,621
Indemnification asset	—	8,680
Other	50,134	55,280

	$646,796	$621,421

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

A summary of other real estate owned activity for the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Balance, beginning of year	$56,616	$24,087	$18,010
Additions	65,230	80,801	32,713
Provision on OREO	(14,471)	(16,034)	(3,204)
Sales	(45,255)	(32,238)	(23,432)

Balance, end of year	$62,120	$56,616	$24,087

13. Goodwill and Intangible Assets

Goodwill is not amortized but is evaluated for impairment annually. The change in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 is as follows:

	2011	2010
Balance, beginning of year	$10,238	$239
Additions	—	9,999

Balance, end of year	$10,238	$10,238

Intangible Assets—In recording the acquisitions of TCFG and Bank of Florida, value was assigned to certain identifiable intangible assets. No residual value was assigned to any of the intangible assets identified. The fair values assigned to finite-lived intangible assets at the date of acquisition are as follows:

	Fair Value at Acquisition Date	Weighted- Average Amortization Period (Years)
TCFG:
Technology platform	$4,137	6
Customer relationships	2,613	10
Operating lease intangible	(491)	1.5

	$6,259

Bank of Florida:
Core deposit premium	$3,200	7

	$3,200

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Components of the finite-lived intangible assets and liabilities had the following carrying amounts and accumulated amortization at December 31, 2011 and 2010:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
2011
Technology platform	$4,137	$(1,322)	$2,815
Core deposit premium	3,200	(724)	2,476
Customer relationships	2,613	(500)	2,113
Operating lease intangible	(491)	491	—

	$9,459	$(2,055)	$7,404

2010
Technology platform	$4,137	$(632)	$3,505
Core deposit premium	3,200	(267)	2,933
Customer relationships	2,613	(239)	2,374
Operating lease intangible	(491)	300	(191)

	$9,459	$(838)	$8,621

Amortization expense related to intangible assets was $1,217, $838 and $0 for the years ended December 31, 2011, 2010 and 2009, respectively.

Future estimated amortization expense for intangible assets is as follows:

2012	$1,408
2013	1,408
2014	1,408
2015	1,408
2016	776
Thereafter	996

$7,404

14. Deposits

Deposits as of December 31, 2011 and 2010 are comprised of the following:

	2011	2010
Noninterest-bearing demand	$1,234,615	$1,136,619
Interest-bearing demand	2,124,306	2,003,314
Market-based money market accounts	455,204	379,207
Savings and money market accounts, excluding market-based	3,759,045	3,457,351
Market-based time	901,053	854,388
Time, excluding market-based	1,791,540	1,852,175

	$10,265,763	$9,683,054

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Deposits are reported net of unamortized yield adjustments of $1,442 and $1,698 and unamortized options related to index-linked time deposits of $11,616 and $10,587 at December 31, 2011 and 2010, respectively.

Scheduled maturities of time deposits at December 31, 2011 are as follows:

2012	$1,852,747
2013	213,163
2014	91,679
2015	280,306
2016	208,579
2017	34,806
2018	—
2019	24,371

$2,705,651

Scheduled maturities are reported at the contractual deposit amount, gross of unamortized yield adjustments and unamortized options related to index-linked time deposits.

Index-linked Time Deposits

MarketSafe® Certificates of Deposit (CDs)—EB’s deposit products include MarketSafe® CDs with returns that are based upon a variety of reference indices, including equity, commodities, foreign currency and precious metals. These index-linked time deposits totaled $206,899 and $154,322 at December 31, 2011 and 2010, respectively. The general characteristics of all MarketSafe® CDs include the following:

•

On the maturity date of each CD, a depositor will receive an amount equal to 100% of the original principal deposit (except upon an early withdrawal as described below) plus a supplemental payment based upon the performance of the underlying indices at specific points in time (the amount of the supplemental payment will never be a negative amount).

•	Each CD has a participation factor, which is a percentage of the upside index performance and which determines the return to the depositor on the maturity date.

•

Early withdrawals are not subject to principal protection or a guaranteed minimum annual percentage yield (APY), if any. EverBank will allow an early withdrawal only upon the death or adjudication of incompetence of the depositor, and penalties may apply.

•	Deposits are FDIC insured.

•	Terms have, in the past, ranged from three to eight years.

Equity Based CDs—EB issued two types of MarketSafe® CDs with equity-based indices. The indices included the S&P 500 Index and the Japanese REIT Index. The S&P 500 CD product was first issued in 2005 and all such CDs matured by August 23, 2010. The reference index for the Japanese REIT CD is the Tokyo Stock Exchange REIT Index. This index is a capitalization-weighted index of all Real Estate Investment Trusts listed on the Tokyo Stock Exchange. The index was first published in March of 2003. The Japanese REIT CD product was first issued April 24, 2007 and all such CDs matured by August 11, 2011.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Commodity Based CDs—EB issued two commodity-based CDs, the Resource CD and the Diversified Commodity CD. The Resource CD is based on the Dow Jones—AIG Commodity Index. This index is comprised of futures contracts for 19 physical commodities traded on the U.S. futures exchanges and the London Metals exchanges. The Resource CD was first issued July 25, 2006. The last such CD matured on January 28, 2010. The Diversified Commodity Reference Index is composed of ten equally weighted commodities (WTI Crude Oil, Gold, Silver, Platinum, Soybeans, Corn, Sugar, Copper, Nickel and Lean Hogs) and tied to spot pricing. Diversified Commodity CDs have a 100% participation factor, with a maximum market upside payment subject to a 10% cap of the individual commodities. The Diversified Commodities CD product was first issued March 29, 2011 and all such CDs mature by June 21, 2016.

Foreign Currency Based CDs—EB issued two foreign currency based CDs, the BRIC CD and Currency Returns CD. The BRIC reference index is comprised of four equally weighted currencies: Brazilian real, Russian ruble, Indian rupee, and Chinese renminbi. It was first issued on August 25, 2009 and all such CDs mature by December 13, 2012. The Currency Returns CD reference index is the Deutsche Bank Currency Returns (DBCR) Index. The DBCR Index seeks to replicate three strategies (carry, momentum, and valuation) that are employed in the foreign currency market and combines them all into a single equally weighted index. The Currency Returns CD was first issued on September 28, 2010 and all such CDs mature by November 14, 2014.

Metals Based CDs—EB issued four metals-based CDs: Gold Bullion, Silver Bullion, Diversified Metals and Timeless Metals CDs. The Gold and Silver Bullions are tied to spot pricing. The Gold Bullion CDs were first issued on October 25, 2005 and all such CDs mature by June 17, 2015. The Silver Bullion CDs were first issued on August 28, 2007 and all such CDs mature by June 16, 2016. The Diversified Metals Reference Index is composed of three equally weighted precious metal commodities (gold, silver, and platinum) and tied to spot pricing. Diversified Metal CDs have a 100% participation factor, with a maximum market upside payment limited to 50% of the principal deposit. The Diversified Metals CDs were first issued on May 25, 2010 and all such CDs mature by August 17, 2015. Timeless Metals Reference Index is composed of five equally weighted precious commodities (copper, nickel, silver, platinum, and gold) and tied to spot pricing. Timeless Metals CDs have a 100% participation factor, with a maximum market upside payment limited to 50% of the principal deposit. Timeless Metals CDs were first issued on June 21, 2011 and all such CDs mature by August 30, 2016.

Deposits Denominated in Foreign Currency

A summary of foreign currency denominated deposits at December 31, 2011 and 2010 is as follows:

	2011	2010
Noninterest-bearing demand	$333	$953
Money market accounts	397,941	334,342
Time	694,154	700,066

	$1,092,428	$1,035,361

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

A summary of foreign currency denominated deposits by currency at December 31, 2011 and 2010 is as follows:

	2011	2010
Australian Dollar	$257,792	$236,074
Chinese Renminbi	119,852	99,382
Canadian Dollar	117,989	108,478
Norwegian Krone	115,368	104,029
Brazilian Real	98,544	99,600
Swiss Franc	94,077	88,286
Euro	62,883	89,631
New Zealand Dollar	59,185	65,782
Singapore Dollar	57,607	32,488
South African Rand	25,835	31,190
Other	83,296	80,421

	$1,092,428	$1,035,361

15. Other Borrowings

Other borrowings at December 31, 2011 and 2010 are comprised of the following:

	2011	2010
FHLB advances, including unamortized premium of $1,199 and $2,487, respectively	$1,237,485	$866,655
Securities sold under agreements to repurchase, including unamortized premium of $394 and $714, respectively	20,394	20,714
Notes payable	—	20

	$1,257,879	$887,389

The securities sold under agreements to repurchase mature in 2013.

Interest expense on FHLB advances for the years ended December 31, 2011, 2010 and 2009 was $31,912, $35,959 and $46,793, respectively.

Advances from the FHLB at December 31, 2011 and 2010 are as follows:

	2011	2010
Fixed-rate advances with a weighted-average interest rate of 2.45% and 3.63%, respectively	$846,786	$720,168
Convertible advances with a weighted-average fixed interest rate of 4.42% and 4.42%, respectively	44,000	44,000
Overnight advances with a weighted-average floating interest rate of 0.36% and 0.47%, respectively	345,500	100,000

	$1,236,286	$864,168

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Contractual maturity dates for FHLB advances at December 31, 2011 are as follows:

2012	$692,428
2013	252,858
2014	100,000
2015	81,000
2016	80,000
2017	25,000
2018	—
2019	5,000

$1,236,286

At December 31, 2011 and 2010, the Company had an agreement with the Federal Home Loan Bank of Atlanta to borrow up to 40% of the Bank’s assets, subject to the lendable value of the assets pledged under the facility. The agreement requires a blanket floating lien on any of four loan categories: 1-4 family first mortgage loans, multifamily (5+ units) mortgage loans, home equity lines of credit and second mortgage loans, and commercial real estate loans. As of December 31, 2011, all four loan categories were pledged to secure FHLB advances in a blanket floating lien. As of December 31, 2010, only 1-4 family first mortgage loans were pledged to secure FHLB advances in a blanket floating lien. In addition, the Company also pledges certain investment securities from time to time to secure FHLB advances.

At December 31, 2011, the carrying amounts of loans and investment securities pledged to secure FHLB advances were $8,468,850 and $231,056, respectively. At December 31, 2010, the carrying amount of loans and investment securities pledged to secure FHLB advances were $5,360,259 and $144,192, respectively. The lendable value of assets pledged was $2,071,704 and $1,116,322 as of December 31, 2011 and 2010, respectively. Based on the lendable value of assets pledged, the Company was eligible to borrow an additional $832,593 and $252,154 at December 31, 2011 and 2010, respectively. The Company was in compliance with all financial covenants as of December 31, 2011.

In February 2010, immediately following its acquisition of TCFG, the Company early extinguished $324,397 of the debt it assumed through the TCFG acquisition. The consideration paid for the early extinguishment totaled $344,116, including $12,079 for hedge termination. The Company recorded a loss on the early extinguishment of $7,640 in general and administrative expense in the consolidated statements of income. The loss represented the difference between the debt’s carrying value after purchase accounting and its reacquisition price. The source of funds utilized for this transaction was available cash and short term borrowings.

In June 2010, the Company early extinguished an additional $30,985 in debt it assumed through the TCFG acquisition. The consideration paid for the early extinguishment was $33,603. The Company recorded a loss on early extinguishment of $2,618 in general and administrative expense in the consolidated statements of income. The loss represented the difference between the debt’s carrying value after purchase accounting and its reacquisition price. The source of funds utilized for this transaction was available cash and short term borrowings.

In June 2010, immediately following the Bank of Florida acquisition, the Company early extinguished $72,621 of FHLB advances. The consideration paid for the early extinguishment was $72,705. The Company recorded a loss on early extinguishment of $84 in general and administrative expense in the consolidated statements of income.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

16. Trust Preferred Securities

As of December 31, 2011, the Company sponsored, and wholly-owned 100 percent of the common equity of eight unconsolidated trusts that were formed for the purpose of issuing Company-obligated mandatorily redeemable preferred securities (“Trust Preferred Securities”) to third-party investors and investing the proceeds from the sale of the Trust Preferred Securities solely in junior subordinated debt securities of the Company (the “Debentures”). The Debentures held by the trusts, which totaled $103,750 and $113,750 at December 31, 2011 and 2010, respectively, are the sole assets of each trust.

The Company’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligations of the trusts. The guarantee covers the distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only to the extent of funds held by the trusts. The Company has the right to redeem the Debentures in whole or in part, on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date.

In January 2011, the Company purchased $10,000 of its own trust preferred securities due in September 2037 at a discount, resulting in a gain on extinguishment of debt of $4,400 which is included in other noninterest income in the consolidated statements of income. As a result of the extinguishment, the forecasted transactions related to the interest payments associated with this debt were no longer expected to occur, and the fair value of the cash flow hedge of $293 at the date of extinguishment was reclassified from AOCI to other noninterest income.

In May 2010, the Company purchased $4,250 and $5,000 of its own trust preferred securities due in December 2036 and September 2037, respectively, resulting in a gain on extinguishment of debt of $5,735, which is included in other noninterest income in the consolidated statements of income.

Total interest expense on trust preferred securities for the years ended December 31, 2011, 2010 and 2009 is $6,641, $7,769 and $8,676, respectively.

The terms of the outstanding trust preferred securities at December 31, 2011 and 2010 are summarized as follows:

Maturity	Dividend Rate	2011	2010
July 2031	10.25% fixed	$15,000	$15,000
July 2031	Three-month LIBOR, plus 3.58% (4.01% and 3.87%, respectively)	15,000	15,000
January 2035	Three-month LIBOR, plus 1.99% (2.39% and 2.28%, respectively)	10,000	10,000
August 2035	Fixed at 6.40% to August 2015 (thereafter, three-month LIBOR, plus 1.80)%	10,000	10,000
November 2035	Fixed at 6.08% to November 2015 (thereafter, three-month LIBOR, plus 1.49)%	10,000	10,000
December 2036	Fixed at 6.74% to December 2016 (thereafter, three-month LIBOR, plus 1.74)%	15,750	15,750
June 2037	Fixed at 6.63% to June 2012 (thereafter, three-month LIBOR, plus 1.70)%	15,000	15,000
September 2037	Fixed at 7.38% to June 2012 (thereafter, three-month LIBOR, plus 1.70)%	13,000	13,000
September 2037	Fixed at 7.34% to September 2012 (thereafter, three-month LIBOR, plus 1.75)%	—	10,000

		$103,750	$113,750

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

17. Shareholders’ Equity

Common Stock and Restricted Dividends—No dividends have been declared on the Company’s common stock for the years ended December 31, 2011, 2010 and 2009.

Series A 6% Cumulative Convertible Preferred Stock—Series A Preferred Stock has a $0.01 par value per share. The shares are convertible into common stock at any time at the option of the holder and may be converted at the discretion of the Company any time after a special cash dividend distribution, as defined. The Company may redeem the preferred stock upon a fundamental corporate change, as defined. Holders of Series A Preferred Stock are entitled to vote with common shareholders and are ranked senior to common shareholders upon liquidation.

Cash dividends are paid quarterly in an amount equal to 6% of the issuance price and have preference over common shares. As of December 31, 2011, no Series A cumulative dividends were in arrears. Series A Preferred Stock also participates in any cash dividends paid on common stock in a per share equivalent amount. Each share of Series A Preferred Stock is convertible into 15 shares of common stock.

Series B 4% Cumulative Convertible Preferred Stock—The Series B Preferred Stock has a $0.01 par value per share and a liquidation preference of $1,000 per share. The shares are convertible into common stock at any time at the option of the holder and automatically convert on the fifth anniversary of the date issued. Series B Preferred Stock also shares in the voting rights of common shareholders and ranks senior to common stock and the Series A Preferred Stock upon liquidation. Each share of Series B Preferred Stock is convertible into 116.92 shares of common stock.

Dividends are paid quarterly in an amount equal to 1%, in kind and in arrears, on the per share liquidation preference, totaling 4% per annum. However, on January 21, 2011, the Company elected to terminate dividends and payment obligations with respect to the Series B Preferred Stock. The Company issued 318, 5,315 and 5,108 shares of Series B Preferred Stock as paid-in-kind dividends for the years ended December 31, 2011, 2010 and 2009, respectively. Series B Preferred Stock also participates in any cash dividends paid on common stock calculated on an as converted basis.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

18. Accumulated Other Comprehensive Income (Loss)

AOCI for years ended December 31, 2011, 2010 and 2009 consists of the following:

	2011	2010	2009
Unrealized holding gains (losses) on debt securities:
Balance, beginning of year	$19,712	$29,497	$11,500
Reclassification of unrealized gains to earnings	(15,892)	(21,975)	(3,869)
Unrealized gains (losses) due to changes in fair value	(40,711)	4,660	33,697
OTTI loss (noncredit portion), net of accretion	(502)	1,159	(1,661)
Tax effect	21,196	6,371	(10,170)

Balance, end of year	(16,197)	19,712	29,497

Fair market value of interest rate swaps:
Balance, beginning of year	(14,493)	(1,483)	(8,364)
Net unrealized gains (losses) due to changes in fair value	(110,755)	(20,491)	11,104
Tax effect	42,095	7,481	(4,223)

Balance, end of year	(83,153)	(14,493)	(1,483)

Net loss on settlement of forward swaps:
Balance, beginning of year	(10,275)	(7,951)	(2,358)
Losses associated with current period transactions	(4,816)	(9,015)	(12,854)
Reclassification of unrealized net losses to earnings	7,515	5,388	4,079
Tax effect	(823)	1,303	3,182

Balance, end of year	(8,399)	(10,275)	(7,951)

Total accumulated other comprehensive (loss) income	$(107,749)	$(5,056)	$20,063

19. General and Administrative Expense

Components of general and administrative expenses for the years ended December 31, 2011, 2010 and 2009 are presented below:

	2011	2010	2009
Professional fees	$63,867	$28,353	$13,362
Other credit-related expense	47,544	75,715	12,484
Foreclosure and OREO expense	35,306	21,617	21,661
FDIC premium assessment and other agency fees	29,032	14,899	15,286
Advertising and marketing expense	17,667	18,598	8,978
Loan origination expense	9,183	7,431	8,793
Portfolio expense	8,889	9,346	5,105
Write-down of indemnification asset	8,680	22,023	—
Loss on early extinguishment of debt	—	10,341	—
Other	31,349	30,545	24,913

	$251,517	$238,868	$110,582

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

20. Income Taxes

The provision for income taxes for the years ended December 31, 2011, 2010 and 2009 consists of the following:

	2011	2010	2009
Current:
Federal	$(17,312)	$43,777	$41,858
State	1,937	3,592	4,388

Total current	(15,375)	47,369	46,246

Deferred:
Federal	46,705	8,744	(10,853)
State	(2,545)	4,860	(540)

Total deferred	44,160	13,604	(11,393)

Total income tax	$28,785	$60,973	$34,853

The Company’s actual provision for income taxes differs from the federal expected income tax provision for the years ended December 31, 2011, 2010 and 2009, as follows:

	2011		2010		2009
	Amount	Rate	Amount	Rate	Amount	Rate
Tax computed at the federal statutory rate	$28,530	35.00%	$87,456	35.00%	$30,937	35.00%
State income taxes, net of federal income tax effect	(698)	(0.86)%	6,583	2.63%	1,605	1.82%
Bargain purchase gain	—	—%	(23,820)	(9.53)%	—	—%
Revaluation of net unrealized built-in loss (NUBIL)	691	0.85%	(7,840)	(3.14)%	—	—%
Transaction costs	—	—%	143	0.06%	1,097	1.24%
Other	262	0.32%	(1,549)	(0.62)%	1,214	1.37%

Provision for Income Taxes	$28,785	35.31%	$60,973	24.40%	$34,853	39.43%

The Company recorded income taxes receivable of $7,675 and $18,774 in other assets at December 31, 2011 and 2010, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The components of the Company’s deferred tax assets and liabilities in the consolidated balance sheets as of December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets
Federal net operating loss carryforwards	$73,240	$74,679
State net operating loss carryforwards	7,683	7,072
Interest rate swaps	55,632	14,377
Credit and other reserves	38,397	25,565
Allowance for loan losses	29,356	34,061
Purchase accounting	24,793	58,664
FDIC clawback liability	16,360	13,745
Nonaccrual interest on loans	10,307	8,150
Available for sale securities	9,831	—
Security and loan valuations	6,874	11,955
Share-based compensation	5,800	4,559
Other	8,330	8,882

Total deferred tax assets	286,603	261,709
Valuation allowance	(3,904)	(3,893)

Total deferred tax assets, net of valuation allowance	282,699	257,816
Deferred tax liabilities
Equipment leases	58,969	34,833
Mortgage servicing rights	47,809	53,009
Fixed assets	5,169	3,428
Deferred tax gain	4,465	5,403
Purchase accounting	2,777	6,626
Available for sale securities	—	11,365
Other	11,876	9,827

Total deferred tax liabilities	131,065	124,491

Net deferred tax assets	$151,634	$133,325

Recognition of deferred tax assets is based on management’s belief that it is more likely than not the tax benefit associated with temporary differences, operating loss carryforwards and tax credit carryforwards will be utilized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that realization will not occur.

At December 31, 2011, the Company has a deferred tax asset of $73,240 attributable to federal operating loss carryforwards. The federal operating loss carryforward is attributable to the Tygris acquisition and is subject to an annual limitation. These federal operating losses are set to expire in 2030. A valuation allowance is not warranted for the federal operating loss carryforwards due to the Company’s positive earnings history and the expectation that that losses will be utilized before expiration. Additionally, it is not anticipated that any future ownership changes would have an impact on the utilization of the federal operating loss carryforwards.

At December 31, 2011, the Company has a gross deferred tax asset of $7,683 attributable to state operating loss carryforwards. Management does not believe that it can realize all of its state net operating loss carryforwards. Accordingly, a valuation allowance of $3,904 has been established for state net operating loss carryforwards.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Deferred tax expense does not include the change in the Company’s net deferred tax assets associated with the tax effects of other comprehensive income adjustments. The Company’s net deferred tax assets increased $62,469 for other comprehensive income adjustments.

A reconciliation of the beginning and ending unrecognized tax benefits as of December 31, 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Balance, beginning of year	$5,197	$346	$216
Additions based on tax positions related to the current year	1,268	—	—
Additions for tax positions of prior years	—	4,851	130
Reductions for lapse of statute of limitations	(2,279)	—	—

Balance, end of year	$4,186	$5,197	$346

As of December 31, 2011, 2010 and 2009, the balance of unrecognized tax benefits, if recognized, that would reduce the effective tax rate was $1,170, $346 and $346, respectively. Included in the unrecognized tax benefits are some items whose recognition would not impact the effective tax rate, such as the tax effect of temporary differences and the portion of gross state unrecognized tax benefits that would be offset by the federal tax effect. It is reasonably possible that the unrecognized tax benefits balance will decline by as much as $1,400 within the next twelve months.

The Company classifies interest and penalties on uncertain tax positions as a component of general and administrative expenses. The Company’s accrued interest and penalties on unrecognized tax benefits was $785 and $860 as of December 31, 2011 and 2010, respectively. Accrued interest and penalties are included in accounts payable and accrued liabilities in the Company’s consolidated balance sheets.

The Company is subject to periodic review by federal and state taxing authorities in the ordinary course of business. With few exceptions, the Company is no longer subject to examination by these taxing authorities for years prior to 2008.

21. Employee Benefit Plan

The Company sponsors a defined contribution plan, adopted under Internal Revenue Code 401(k) (the Plan), covering substantially all full-time employees meeting certain eligibility requirements. Employees may contribute between 1% and 18% of their pretax compensation to the Plan. The Company matches up to 4% of an employee’s eligible compensation contributed as an elective deferral. The Company recognized expense of $4,689, $3,613 and $2,760 during the years ended December 31, 2011, 2010 and 2009, respectively.

In addition, the Company may make profit-sharing contributions to the Plan at the discretion of the Board of Directors. During the years ended December 31, 2011, 2010 and 2009, the Company recognized expense related to the Plan of $5,502, $4,600 and $3,483, respectively.

22. Share-Based Compensation

The Company issues share-based compensation awards under the EverBank Financial Corp Equity Incentive Plan. These awards include stock options and nonvested stock. All awards granted are approved by the Compensation Committee of the Board of Directors. Shares repurchased are cancelled and are not reissued. New

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

common shares are issued from authorized and available shares. At December 31, 2011, a total of 3,574,468 shares were available for future grants. The Company’s compensation expense and its related income tax benefit are as follows:

	2011	2010	2009
Share-based compensation expense	$3,732	$4,293	$5,799
Income tax benefit	1,318	1,599	2,287

Option Plans—The Company issues stock options under the EverBank Financial Corp Equity Incentive Plan. These options allow certain employees of the Company and other subsidiaries to purchase shares of common stock as an incentive for continued performance.

The fair value of options as determined by the Black-Scholes option-pricing model is recognized as compensation expense on a straight-line basis over the vesting period. In determining compensation expense, the Company evaluates annual forfeiture rates for stock options based on historical experience.

Significant assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options were as follows:

	2011	2010	2009
Risk-free interest rate	2.67% - 3.33%	2.15% - 3.62%	1.90% - 2.48%
Expected volatility	25.34% - 25.99%	25.84% - 32.16%	32.16%
Weighted-average expected volatility	25.66%	27.25%	32.16%
Expected term (years)	8.80	8.60 - 8.80	8.60
Dividend yield	—%	—%	—%

The risk-free interest rate is based on the U.S. Treasury constant maturity yield for treasury securities with maturities approximating the expected life of the options granted on the date of grant. The expected option terms were based on the Company’s historical exercise and post-vesting termination behaviors. The Company analyzes a group of publicly-traded peer institutions to determine the expected volatility of its stock. The peer group is assessed for adequacy annually, or as circumstances indicate significant changes to the composition of the peer group are warranted.

Options vest over various periods, generally one to five years, and terms range from five to 10 years. Based on historical experience and the characteristics of the grantee, the Company uses estimated forfeiture rates that range from 0% to 36% over the term of the options. Amounts included in compensation expense reflect the fair value of the underlying options as of the grant date multiplied by the number of options expected to vest, accrued on a straight-line basis over the applicable vesting period.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

A summary of the Company’s stock option activity for the year ended December 31, 2011, is as follows:

	Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding, beginning of year	11,336,985	$10.36
Granted	741,187	15.90
Exercised	(523,845)	3.06		$5,970
Forfeited	(20,250)	15.90
Expired	(11,250)	5.33
Cancelled	(15,750)	12.88

Outstanding, end of year	11,507,077	$11.04	5.7	$38,856

Options fully vested and exercisable at year end	6,001,950	$8.24	4.2	$33,538
Options expected to vest	5,209,547	$14.17	7.4	$4,687

The following table provides additional information related to options awarded and options exercised for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Options awarded	741,187	1,564,665	364,500
Weighted-average grant date fair value of options awarded	$5.29	$3.06	$3.26
Options exercised	523,845	27,000	110,250
Total intrinsic value of options exercised	$5,970	$79	$800
Cash received upon exercise of options	$1,604	$208	$288

Nonvested Stock—The Company issues nonvested shares of stock to certain employees as an incentive for continued employment. The shares generally vest based on future service with the Company. Compensation expense is based on the estimated fair value of the shares at the date of issuance and is recognized on a straight-line basis over the applicable vesting schedule. Compensation expense not yet recognized for nonvested stock was $496 at December 31, 2011 and is expected to be recognized over a weighted-average period of 17 months.

A summary of the Company’s nonvested stock activity for the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011		2010		2009
	Nonvested Stock	Weighted- Average Grant Date Fair Value	Nonvested Stock	Weighted- Average Grant Date Fair Value	Nonvested Stock	Weighted- Average Grant Date Fair Value
Outstanding, beginning of year	629,265	$7.13	671,160	$6.89	632,400	$6.78
Issued	14,175	14.33	19,410	11.99	64,665	7.92
Vested	(169,695)	6.56	(60,300)	6.09	(22,905)	6.51
Forfeited	(3,140)	11.69	(1,005)	7.73	(3,000)	7.73

Outstanding, end of year	470,605	$7.52	629,265	$7.13	671,160	$6.89

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

23. Earnings Per Share

The Company calculates earnings per share in accordance with ASC 260, Earnings per Share. Because the Company’s Series A and Series B Cumulative Convertible Preferred Stock meet the definition of participating securities, this guidance requires the use of the Two-Class Method to calculate basic and diluted earnings per share. The Two-Class Method allocates earnings between common and participating shares. In calculating basic earnings per common share, only the portion of earnings allocated to common shares is used in the numerator. The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Net income attributable to the Company from continuing operations	$52,729	$188,900	$53,537
Less distributed and undistributed income from continuing operations allocated to participating preferred stock	(11,218)	(44,120)	(19,615)

Net income from continuing operations allocated to common shareholders	41,511	144,780	33,922
Discontinued operations allocated to common shareholders, net of income taxes	—	—	(121)

Net income allocated to common shareholders	$41,511	$144,780	$33,801

(Units in Thousands)
Average common shares outstanding	74,892	72,479	42,126
Common share equivalents:
Stock options	2,209	1,674	810
Nonvested stock	405	436	363

Average common shares outstanding, assuming dilution	77,506	74,589	43,299

Net income per common share, basic Continuing operations	$0.55	$2.00	$0.80
Net income per common share, assuming dilution Continuing operations	$0.54	$1.94	$0.78

Certain securities were antidilutive and were therefore excluded from the calculation of diluted earnings per share. Common shares attributed to these antidilutive securities had these securities been exercised or converted at December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Stock Options	5,160,127	4,525,440	5,997,510

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

24. Derivative Financial Instruments

The fair values of derivatives are reported in other assets, deposits, or accounts payable and accrued liabilities. The fair values are derived using the valuation techniques described in Notes 2 and 25. The total notional or contractual amounts and fair values as of December 31, 2011 and 2010 are as follows:

		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives
2011
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$1,153,000	$—	$133,897

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	828,866	8,059	126
Forward sales commitments	1,278,899	1,140	13,340
Interest rate swaps	18,000	—	831
Foreign exchange contracts	1,114,838	9,494	16,293
Equity, foreign currency, commodity and metals indexed options	220,465	20,460	—
Options embedded in customer deposits	218,514	—	20,192
Recourse commitment asset	204,501	8,540	—
Indemnification asset	277,593	—	—

Total freestanding derivatives		47,693	50,782

Total derivatives		$47,693	$184,679

		Fair Value
	Notional Amount	Asset Derivatives	Liability Derivatives
2010
Qualifying hedge contracts accounted for under ASC 815, Derivatives and Hedging
Cash flow hedges (risk management hedges):
Forward interest rate swaps	$888,000	$1,893	$24,732

Derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging
Freestanding derivatives (economic hedges):
IRLCs	608,126	1,989	5,663
Forward sales commitments	1,366,401	27,682	2,490
Optional forward sales commitments	80,173	1,160	62
Interest rate swaps	18,000	—	217
Foreign exchange contracts	1,002,903	37,653	2,008
Equity, foreign currency, commodity and metals indexed options	165,740	28,131	—
Options embedded in customer deposits	164,909	—	27,862
Indemnification asset	497,903	8,680	—

Total freestanding derivatives		105,295	38,302

Total derivatives		$107,188	$63,034

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Cash Flow Hedges

Activity for derivatives in cash flow hedge relationships for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
(Losses) gains, net of tax, recognized in AOCI (effective portion)	$(68,660)	$(13,010)	$6,881
Pretax losses reclassified from AOCI to interest expense (effective portion)	(7,515)	(5,388)	(4,079)
Pretax gains (losses) recognized in interest expense (ineffective portion)	72	(4)	53

All changes in the value of the derivatives were included in the assessment of hedge effectiveness.

As of December 31, 2011, AOCI included $10,691 of deferred pre-tax net losses expected to be reclassified into earnings during the next 12 months for derivative instruments designated as cash flow hedges of forecasted transactions. The Company is hedging its exposure to the variability of future cash flows for all forecasted transactions for a maximum of eight years on hedges of fixed-rate debt.

Freestanding Derivatives

The following table shows the net losses recognized for the years ended December 31, 2011, 2010 and 2009 in the consolidated statements of income related to derivatives not designated as hedging instruments under ASC 815, Derivatives and Hedging. These gains and losses are recognized in other noninterest income, except for the indemnification asset and the recourse commitment asset which are recognized in general and administrative expense.

	2011	2010	2009
Freestanding derivatives (economic hedges)
Losses on interest rate contracts	$(69,490)	$(50,728)	$(29,446)
Loss on indemnification asset	(8,680)	(22,023)	—
Other	(444)	—	24

	$(78,614)	$(72,751)	$(29,422)

Interest rate contracts are predominantly used as economic hedges of interest rate lock commitments and loans held for sale. Other derivatives are predominantly used as economic hedges of foreign exchange, commodity, metals and equity risk.

Credit Risk Contingent Features

Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when derivatives are in a net liability position. The provisions generally are dependent upon the Company’s credit rating based on certain major credit rating agencies or dollar amounts in a liability position at any given time which exceed specified thresholds, as indicated in the relevant contracts. In these circumstances, the counterparties could demand additional collateral or require termination or replacement of derivative instruments in a net liability position. The aggregate fair value of all derivative instruments with such credit-risk-related contingent features in a net liability position on December 31, 2011 and 2010 was $153,337 and $24,949, respectively, for which the Company posted $170,656 and $30,910, respectively, in collateral in the normal course of business.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Counterparty Credit Risk

The Company is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If the counterparty fails to perform, counterparty credit risk equals the amount reported as derivative assets in the balance sheet. The amounts reported as derivative assets are derivative contracts in a gain position, and to the extent subject to master netting arrangements, net of derivatives in a loss position with the same counterparty, and cash collateral received. The Company minimizes this risk through credit approvals, limits, monitoring procedures, and executing master netting arrangements and obtaining collateral, where appropriate. The Company does not offset derivative instruments against the rights to reclaim cash collateral or the obligations to return cash collateral in the balance sheet. As of December 31, 2011, the Company held $3,560 in collateral from its counterparties. Counterparty credit risk related to derivatives is considered in determining fair value.

25. Fair Value Measurements

As of December 31, 2011 and 2010, assets and liabilities measured at fair value on a recurring basis, including certain loans held for sale for which the Company has elected the fair value option, are as follows:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
2011
Financial assets:
Available for sale securities:
Residential CMO securities—agency	$—	$104	$—	$104
Residential CMO securities—nonagency	—	1,895,818	—	1,895,818
Residential MBS—agency	—	338	—	338
Asset-backed securities	—	7,477	—	7,477
Equity securities	185	—	—	185

	185	1,903,737	—	1,903,922
Loans held for sale	—	761,818	15,462	777,280
Financial liabilities:
FDIC Clawback liability	—	—	43,317	43,317
Derivative financial instruments:
Cash flow hedges (Note 24)	—	(133,897)	—	(133,897)
Freestanding derivatives (Note 24)	(6,799)	(4,830)	8,540	(3,089)

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
2010
Financial assets:
Available for sale securities:
Residential CMO securities—agency	$—	$148	$—	$148
Residential CMO securities—nonagency	—	2,032,663	—	2,032,663
Residential MBS—agency	—	540	—	540
Asset-backed securities	—	8,128	—	8,128
Equity securities	126	—	—	126

	126	2,041,479	—	2,041,605
Loans held for sale	—	1,020,272	15,136	1,035,408
Financial liabilities:
FDIC Clawback liability	—	—	39,311	39,311
Derivative financial instruments:
Cash flow hedges (Note 24)	—	(22,839)	—	(22,839)
Freestanding derivatives (Note 24)	35,645	22,399	8,949	66,993

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Following is information on loans held for sale reported under the fair value option at December 31, 2011 and 2010:

	Total	Nonaccrual
2011
Fair value carrying amount	$777,280	$2,129
Aggregate unpaid principal balance	747,667	2,466

Fair value carrying amount less aggregate unpaid principal	$29,613	$(337)

2010
Fair value carrying amount	$1,035,408	$2,072
Aggregate unpaid principal balance	1,031,429	2,533

Fair value carrying amount less aggregate unpaid principal	$3,979	$(461)

Differences between the fair value carrying amount and the aggregate unpaid principal balance include changes in fair value recorded at and subsequent to funding, gains and losses on the related loan commitment prior to funding and premiums or discounts on acquired loans.

The net gain from initial measurement of the above loans and subsequent changes in fair value was $171,160, $177,163 and $110,950 for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in gain on sale of loans. An immaterial portion of the change in fair value was attributable to changes in instrument-specific credit risk.

Changes in assets and liabilities measured at Level 3 fair value on a recurring basis for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Available For Sale Securities
	Residential CMO Securities - Nonagency	Asset- Backed Securities	Loans Held for Sale	Clawback Liability	Freestanding Derivatives
Balance, January 1, 2009	$353,495	$8,896	$25,542	$—	$107
Purchases, sales, issuances, and settlements, net	1,140,286	(76)	(1,285)	—	59
Transfers from Level 3 measurements	—	—	(851)	—	—
Total net realized and unrealized gains (losses):
Included in earnings	7,443	—	(1,467)	—	24
Included in other comprehensive income (loss)	31,419	(885)	—	—	—

Balance, December 31, 2009	1,532,643	7,935	21,939	—	190

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

	Available For Sale Securities
	Residential CMO Securities - Nonagency	Asset- Backed Securities	Loans Held for Sale	Clawback Liability	Freestanding Derivatives
Balance, December 31, 2009	1,532,643	7,935	21,939	—	190
Purchases, sales, issuances, and settlements, net	660,785	(15)	(2,038)	(37,592)	30,764
Transfers from Level 3 measurements	(2,215,306)	(7,889)	(2,100)	—	—
Total net realized and unrealized gains (losses):
Included in earnings	21,938	—	(2,665)	(1,719)	(22,005)
Included in other comprehensive income (loss)	(60)	(31)	—	—	—

Balance, December 31, 2010	—	—	15,136	(39,311)	8,949
Purchases	—	—	—	—	13,902
Sales	—	—	—	—	—
Issuances	—	—	—	—	(5,344)
Settlements	—	—	(1,032)	—	(33)
Transfers from Level 3 measurements	—	—	—	—	(269)
Total net realized and unrealized gains (losses):
Included in earnings	—	—	1,358	(4,006)	(8,665)

Balance, December 31, 2011	$—	$—	$15,462	$(43,317)	$8,540

The Company monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based evaluation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the Company reports the transfer at the end of the reporting period. The Company evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

On September 30, 2010, the Company transferred $2,215,306 and $7,889 of CMO nonagency securities and asset-backed securities, respectively, from Level 3 to Level 2 based upon the availability and significance of observable market data.

During 2010, the Company transferred $2,100 of loans held for sale from level 3 to other real estate owned.

On December 31, 2011, the Company transferred $269 of freestanding derivatives related to market-based deposits from Level 3 to Level 2 based upon increased observed activity levels in relevant commodity and metal option markets.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Net realized and unrealized gains (losses) included in income for the years ended December 31, 2011, 2010 and 2009, are as follows:

	Available For Sale Securities
	Residential CMO Securities - Nonagency	Loans Held for Sale	Clawback Liability	Freestanding Derivatives
2011
Net realized gains (losses)	$—	$—	$—	$(287)
Net change in unrealized gains (losses) on assets and liabilities held at reporting date	—	1,358	(4,006)	(8,378)

	$—	$1,358	$(4,006)	$(8,665)

2010
Net realized gains (losses)	$21,938	$(288)	$—	$(136)
Net change in unrealized gains (losses) on assets and liabilities held at reporting date	—	(2,377)	(1,719)	(21,869)

	$21,938	$(2,665)	$(1,719)	$(22,005)

2009
Net realized gains (losses)	$7,443	$(354)	$—	$(59)
Net change in unrealized gains (losses) on assets and liabilities held at reporting date	—	(1,113)	—	83

	$7,443	$(1,467)	$—	$24

Net realized gains on residential CMO securities—nonagency and ABS securities are included in other noninterest income. Net realized and unrealized gains (losses) on loans held for sale are included in gain on sale of loans. Changes in fair value of the FDIC clawback liability are recorded in general and administrative expense. With the exception of changes in the indemnification asset and recourse commitment asset, net realized and unrealized gains (losses) on freestanding derivatives are included in other noninterest income. Changes in the fair value of the indemnification asset and recourse commitment asset are recorded in general and administrative expense.

Fair Value Measurements—Non-recurring Basis

Certain assets and liabilities are measured at fair value on a non-recurring basis and therefore are not included in the tables above. These measurements primarily result from assets carried at the lower of cost or fair value or from write-downs of individual assets.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The carrying value of assets measured at fair value on a non-recurring basis and held at December 31, 2011, and 2010 and related loss amounts are as follows:

	Fair Value Measurements Using				Total Losses
	Level 1	Level 2	Level 3	Total
2011
Loans held for sale	$—	$13,010	$—	$13,010	$1,385
Collateral-dependent loans	—	—	62,183	62,183	11,831
Mortgage servicing rights	—	—	445,195	445,195	39,455
Other real estate owned	—	—	46,578	46,578	10,389
2010
Investments held to maturity	$—	$—	$196	$196	$1,738
Collateral-dependent loans	—	—	116,421	116,421	27,651
Other real estate owned	—	—	26,903	26,903	6,701

The Company records loans considered impaired at the lower of amortized cost or fair value. Fair value is measured as the fair value of underlying collateral for collateral-dependent loans. Other real estate owned is included in other assets in the consolidated balance sheets. The amounts above reflect the fair value of the impaired mortgage servicing rights stratas as of December 31, 2011. The above losses represent write-downs to fair value subsequent to initial classification.

As of December 31, 2011 and 2010, the carrying amount and estimated fair value of all financial instruments is disclosed as follows:

	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$294,981	$294,981	$1,169,221	$1,169,221
Investment securities:
Available for sale	1,903,922	1,903,922	2,041,605	2,041,605
Held to maturity	189,518	194,350	32,928	31,824
Other investments	98,392	98,392	129,056	129,056
Loans held for sale	2,725,286	2,811,917	1,237,665	1,248,285
Loans held for investment	5,856,781	5,862,053	5,556,590	5,668,745

Financial liabilities:
Deposits	$10,265,763	$10,299,977	$9,683,054	$9,576,602
Clawback liability	43,317	43,317	39,311	39,311
Other borrowings	1,257,879	1,215,209	887,389	922,328
Trust preferred securities	103,750	71,597	113,750	79,073
Derivative financial instruments:
Cash flow hedges	(133,897)	(133,897)	(22,839)	(22,839)
Freestanding derivatives	(3,089)	(3,089)	66,993	66,993

The carrying value of loans held for investment is net of the allowance for loan loss of $73,999 and $91,235 as of December 31, 2011 and 2010, respectively. In addition, the carrying values exclude $584,735 and $448,989 of net lease finance receivables as of December 31, 2011 and 2010, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Other assets on the consolidated balance sheets includes foreclosure claims receivables, servicing advances, margin receivables, accrued interest receivables, income tax receivables, and other financial instruments for all of which the carrying value is a reasonable estimate of fair value. Amounts are not included in the table above.

Other liabilities on the consolidated balance sheet includes accrued interest payables, margin payables, and other financial instruments for all of which the carrying value is a reasonable estimate of fair value. Amounts are not included in the table above.

Following are descriptions of the valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not carried at fair value:

Cash and Cash Equivalents—The carrying amount approximates fair value because of the relatively short time between the origination of the instrument and its expected realization.

Investment Securities—Fair values are derived from quoted market prices and values from pricing services for which management understands the methods used to determine fair value and is able to assess the values. The Company also performs an assessment on the pricing of investment securities received from pricing services to ensure that the prices represent a reasonable estimate of the fair value. The procedures include, but are not limited to, initial and on-going review of pricing methodologies and trends. The Company has the ability to challenge values and discuss its analysis with the pricing service provider in order to ensure that investments are recorded at the appropriate fair value.

When the level and volume of trading activity for certain securities has significantly declined and/or when the Company believes that third party pricing may be based in part on forced liquidations or distressed sales, the Company analyzes each security for the appropriate valuation methodology based on a combination of the market approach reflecting third party pricing information and a discounted cash flow approach. In calculating the fair value derived from the income approach, the Company makes certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach (i.e., market and income approaches) are weighted to derive the final fair value for each security trading in an inactive market.

Other Investments—There are generally restrictions on the sale and/or liquidation of other equity investments, including FHLB stock. Fair value of FHLB stock approximates its redemption value.

Loans Held for Sale—Fair values for loans held for sale valued under fair value option were derived from quoted market prices or from models using loan characteristics (product type, pricing features and loan maturity dates) and economic assumptions (prepayment estimates and discount rates) based on prices currently offered in secondary markets for similar loans.

Fair values for loans carried at lower of cost or fair value were derived from models using characteristics of the loans (e.g., product type, pricing features and loan maturity dates) and economic assumptions (e.g., prepayment estimates, discount rates and estimated credit losses).

Loans Held for Investment—The fair value of loans held for investment is derived from discounted cash flows and includes an evaluation of the collateral and underlying loan and lease characteristics, as well as assumptions to determine the discount rate such as credit loss and prepayment forecasts, and servicing costs.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Other Real Estate Owned—Foreclosed assets are carried at the lower of carrying value or fair value. Foreclosed assets are adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Fair value is generally based upon appraisals or independent market prices that are periodically updated subsequent to classification as OREO.

Deposits—The fair value of deposits with no stated maturity, such as noninterest-bearing and interest-bearing demand deposits, savings, and certain money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of fixed rate certificates of deposit is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate continuous yield or pricing curves, and volatility factors. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. The Company considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.

Other Borrowings—For advances that bear interest at a variable rate, the carrying amount is a reasonable estimate of fair value. For fixed-rate advances and repurchase agreements, fair value is estimated using quantitative discounted cash flow models that require the use of interest rate inputs that are currently offered for fixed-rate advances and repurchase agreements of similar remaining maturities. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. For hybrid advances, fair value is obtained from an FHLB proprietary model mathematical approximation of the market value of the underlying hedge. The terms of the hedge are similar to the advances.

Trust Preferred Securities—Fair value is estimated using quantitative models, including discounted cash flow models that require the use of multiple market inputs including interest rates and spreads to generate pricing curves. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third party pricing services. The Company considers the impact of its own credit spreads in the valuation of these liabilities. The credit risk is determined by reference to observable credit spreads in the secondary cash market.

Cash Flow Hedges—The fair value of interest rate swaps is determined by a third party from a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupon, interest rate curve and notional amounts. See Notes 2 and 24 for additional information on cash flow hedges.

Freestanding Derivatives—Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics. The fair value of interest rate swaps is determined by a derivative valuation model and obtained from a third party. The inputs for the valuation model primarily include start and end swap dates, swap coupon, interest rate curve and notional amounts. The Company uses established financial performance metrics for a peer group used in a valuation model to estimate the Company’s stock value and corresponding changes in value of the indemnification asset. Counterparty credit risk is taken into account when determining fair value. The Company uses a cash flow model to project cash flows for GNMA pool buyouts with and without recourse to determine the fair value for the recourse commitment asset. See Notes 2 and 24 for additional information on freestanding derivatives.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

FDIC Clawback Liability—Fair value of FDIC clawback liability represents the net present value of expected true-up payments due 45 days after the tenth anniversary of the closing of the Bank of Florida acquisition pursuant to the purchase and assumption agreements between the Company and the FDIC.

26. Commitments and Contingencies

Commitments—Commitments to extend credit are agreements to lend to customers in accordance with predetermined contractual provisions. These commitments, predominantly at variable interest rates, are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future credit exposure or cash requirements, as commitments often expire without being drawn upon.

The Company issues standby letters of credit, which are conditional commitments to third parties to provide credit support on behalf of our customers. The credit risk and potential cash requirements involved in issuing standby letters of credit are essentially the same as those involved in extending loan facilities to customers.

Unfunded credit extension commitments at December 31, 2011 and 2010 are as follows:

	2011	2010
Loan and lease commitments	$108,631	$66,816
Home equity lines of credit	45,345	52,974
Credit card lines of credit	26,807	21,153
Commercial lines of credit	68,158	27,332
Standby letters of credit	6,428	5,328

	$255,370	$173,603

The Company had a contractual obligation to purchase loans from third parties of $84,134 at December 31, 2010.

The Company also has an agreement with the Jacksonville Jaguars of the National Football League whereby the Company obtained the naming rights to the football stadium in Jacksonville, Florida. Under the agreement, the Company is obligated to pay $3,308 in 2012 and the amount increases 5% each year through 2014.

Guarantees—The Company sells and securitizes conventional conforming and federally insured single-family residential mortgage loans predominantly to government-sponsored entities (GSEs), such as Fannie Mae and Freddie Mac. The Company also sells residential mortgage loans, primarily those that do not meet criteria for whole loan sales to GSEs, through whole loan sales to private non-GSE purchasers. In doing so, representations and warranties regarding certain attributes of the loans are made to the GSE or the third-party purchaser. Subsequent to the sale, if it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, the Company generally has an obligation to either: (a) repurchase the loan for the unpaid principal balance (UPB), accrued interest and related advances, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. From 2004 through December 31, 2011, the Company originated and securitized approximately $17,639,000 of mortgage loans to GSEs. During the same time period, the Company originated and sold approximately $25,031,000 of mortgage loans to private non-GSE purchasers.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

In some cases, the company also has an obligation to repurchase loans in the event of early payment default, or EPD, which is typically triggered if a borrower does not make the first several payments due after the loan has been sold to an investor. The Company’s private investors have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products. However, the Company is subject to EPD provisions on the community reinvestment loans the Company originates and sells under the State of Florida housing program, which represents a minimal amount of total originations.

The Company’s obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. The Company establishes reserves for estimated losses inherent in the Company’s origination of mortgage loans. In estimating the accrued liability for loan repurchase and make-whole obligations, the Company estimates probable losses inherent in the population of all loans sold based on trends in claims requests and actual loss severities experienced. The liability includes accruals for probable contingent losses in addition to those identified in the pipeline of repurchase or make-whole requests. There is additional inherent uncertainty in the estimate because the Company historically sold a majority of its loans servicing released and currently does not have servicing performance metrics on a majority of the loans it originated and sold. The estimation process is designed to include amounts based on actual losses experienced from actual repurchase activity. The baseline for the repurchase reserve uses historical loss factors that are applied to loan pools originated in 2003 through December 31, 2011 and sold in years 2004 through December 31, 2011. Loss factors, tracked by year of loss, are calculated using actual losses incurred on repurchase or make-whole arrangements. The historical loss factors experienced are accumulated for each sale vintage (year loan was sold) and are applied to more recent sale vintages to estimate inherent losses not yet realized. The Company’s estimated recourse related to these loans was $32,000 and $26,798 at December 31, 2011 and 2010, respectively, and is recorded in accounts payable and accrued liabilities.

In the ordinary course of its loan servicing activities, the Company routinely initiates actions to foreclose real estate securing serviced loans. For certain serviced loans, there are provisions in which the Company is either obligated to fund foreclosure-related costs or to repurchase loans in default. Additionally, as servicer, the Company could be obligated to repurchase loans from or indemnify GSEs for loans originated by defunct originators. The outstanding principal balance on loans serviced at December 31, 2011 and 2010, was $53,066,000 and $56,365,000, respectively, including residential mortgage loans held for sale. The amount of estimated recourse recorded in accounts payable and accrued liabilities related to servicing activities at December 31, 2011 and 2010, was approximately $30,364 and $32,100, respectively.

In connection with the sale of its 68 percent interest in EverBank Reverse Mortgage LLC (EBRM) in 2008, the Company agreed to indemnify the buyer for future obligations related to the originated loans, potential litigation and certain other matters. On the date of the sale, the Company deposited $3,400 in escrow for its share of the aggregate liability. As of December 31, 2011, the Company’s maximum exposure is $1,882; however, the Company has estimated a liability of its future obligation in the amount of $500.

Within the Company’s brokerage business, the Company has contracted with a third party to provide clearing services that include underwriting margin loans to its customers. This contract stipulates that the Company will indemnify the third party for any loan losses that occur in issuing margin to its customers. The maximum potential future payment under this indemnification was $801 and $1,251 at December 31, 2011 and 2010, respectively. No payments have been made under this indemnification in the past. As these margin loans are highly collateralized by the securities held by the brokerage clients, the Company has assessed the probability of making such payments in the future as remote. This indemnification would end with the termination of the clearing contract.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Operating Leases—The Company has entered into various operating leases for the office space in which it operates, many of which include the ability to extend the original terms of the lease at the Company’s option. General and administrative expense associated with these leases was $11,342, $10,019 and $5,100 for the years ended December 31, 2011, 2010 and 2009, respectively. The future minimum lease payments for the leases at December 31, 2011, are as follows:

2012	$8,989
2013	6,741
2014	6,138
2015	5,602
2016	4,711
Thereafter	7,301

$39,482

Certain of these operating leases include the potential for the landlord to require the Company to remove leasehold improvements prior to vacating the property. Generally this obligation is at the discretion of the landlord, and the likelihood of the option being exercised is uncertain. Any related potential obligation to retire leasehold improvements cannot be reasonably estimated due to the uncertainty of the timing and the probability of the option’s exercise. If the Company did incur such an obligation, the impact to the consolidated financial statements is not expected to be material.

In December 2011, the Company entered into an 11 year lease agreement for approximately 269,168 square feet of office space located in downtown Jacksonville, Florida. The Company expects to take occupancy of the premises in June 2012, and at that time, the Company will recognize total rental expense for minimum lease payments of $46,278 on a straight-line basis over the lease term. As of December 31, 2011, the lease was not yet in force as there were contingencies which the landlord was required to fulfill, and as a result these amounts were not included in the table above.

Federal Reserve Requirement—The Federal Reserve Board (FRB) requires certain institutions, including EB, to maintain cash reserves in the form of vault cash and average account balances with the Federal Reserve Bank. The reserve requirement is based on average deposits outstanding and was approximately $102,454 and $10,416 at December 31, 2011 and 2010, respectively.

Legal Actions—During late 2010, the Company was subject to a horizontal review examination conducted by the Office of Thrift Supervision (OTS) of the governance practices employed in the foreclosure process of the Company and other industry participants. As a result of this horizontal review, the OTS has issued consent orders to servicers subject to this review, including the Company, stipulating certain practices that servicers will agree to prospectively to enhance their servicing operations. The outcome of these processes could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), or other enforcement actions, as well as significant legal costs in responding to governmental examinations and additional litigation for the Company. The consent orders do not provide for monetary penalties, but the OCC (as successor to the OTS) reserves the right to impose monetary penalties at a later date.

In addition, other government agencies, including state attorneys general and the U.S. Department of Justice, continue to investigate various mortgage related practices of the Company and other major mortgage servicers. The Company continues to cooperate with these investigations. These investigations could result in material fines, penalties, equitable remedies (including requiring default servicing or other process changes), or other enforcement actions, as well as significant legal cost in responding to governmental investigations and

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

additional litigation. The Company has evaluated subsequent events through the date in which financial statements are available to be issued and currently, the Company is unable to estimate any loss that may result from penalties imposed by the OCC or other governmental agencies and hence, no amounts have been accrued.

In the ordinary course of business, the Company and its subsidiaries are routinely involved in various claims and legal actions. The Company notes that in light of the uncertainties involved in such proceedings, there is no assurance the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by the Company.

27. Variable Interest Entities

All MBS, CMO and ABS securities owned by the Company are considered VIEs which were not consolidated at December 31, 2011 or December 31, 2010, as the Company was not the primary beneficiary. At December 31, 2011 and 2010, the carrying value of assets relating to MBS, CMO and ABS securities were $2,082,751 and $2,069,238, respectively. See Note 6 for additional information. The Company’s maximum exposure to loss for these assets is currently recorded on the balance sheet and is included in the amounts above.

The Company recognizes MSR from the whole loan sale or securitization of mortgage loans and the sale of securities with servicing retained or the bulk purchase of MSR. Net loan servicing income on mortgage loans serviced, including securitizations where the Company has continuing involvement, was $53,961, $117,697 and $92,220 during the years ended December 31, 2011, 2010 and 2009. Servicing advances on mortgage loans, including securitizations where the Company has continuing involvement, were $94,229 and $111,262 at December 31, 2011 and 2010. For more information on MSR, see Note 10.

28. Regulatory Matters

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum capital amounts and ratios as set forth in the table below. EB’s primary regulatory agency, the OCC, requires EB to maintain ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 4%, and total capital (as defined) of 8%. EB, consistent with the industry, is also subject to prompt corrective action requirements set forth by the FDIC. The FDIC requires EB to maintain minimum total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and core capital (as defined). Management believes that, as of December 31, 2011 and 2010, the Company exceeds all capital adequacy requirements to which it is subject.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The regulatory capital ratios for EB, along with the capital amounts and ratios for the minimum OCC requirement and the framework for prompt corrective action are as follows:

	Actual		For OCC Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Tangible capital to tangible assets	$1,048,199	8.0%	$195,599	1.5%	N/A	N/A
Core capital to adjusted tangible assets	1,048,199	8.0	523,256	4.0%	$654,070	5.0%
Total capital to risk-weighted assets	1,104,377	15.7	563,470	8.0%	704,337	10.0
Tier I capital to risk-weighted assets	1,026,612	14.6	N/A	N/A	422,602	6.0
2010
Tangible capital to tangible assets	$1,034,977	8.7%	$180,131	1.5%	N/A	N/A
Core capital to adjusted tangible assets	1,034,977	8.7	477,226	4.0	$596,532	5.0%
Total capital to risk-weighted assets	1,102,674	17.0	517,801	8.0	647,252	10.0
Tier I capital to risk-weighted assets	1,021,736	15.8	N/A	N/A	388,351	6.0

As of December 31, 2011 and 2010, EB qualified as a well capitalized institution according to the regulatory framework for prompt corrective action. Management does not believe that any condition or event that would result in a change in this category has occurred since December 31, 2011.

OCC regulations impose limitations upon certain capital distributions by savings banks, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The OCC regulates all capital distributions by EB directly or indirectly to the Company, including dividend payments. EB may not pay dividends to the Company if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notifies EB that it is subject to heightened supervision. Under the Federal Deposit Insurance Act, or FDIA, an insured depository institution such as EB is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EB also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice.

In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the OTS was abolished on July 21, 2011 and its functions and personnel transferred among the OCC, FDIC and FRB and the Bureau of Consumer Financial Protection. The supervision of federal thrifts, such as EB, was transferred to the OCC and the supervision of thrift holding companies, such as the Company, was transferred to the FRB, and a number of steps are being taken to align the regulation of thrift holding companies to that of bank holding companies. As a result of this change in supervision and related requirements, the Company will be subject to new and uncertain examination and reporting requirements that could be more stringent than the OTS examinations the Company has had historically.

29. Related Parties

The Company lends to and accepts deposits from shareholders, directors, officers and their related business interests on substantially the same terms as loans and deposits to other individuals and businesses of comparable credit worthiness. Loans to related parties were approximately $4,793 and $4,868 at December 31, 2011 and 2010, respectively, and are included in loans held for investment. Deposits held for related parties were approximately $8,247 and $3,757 at December 31, 2011 and 2010, respectively.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The Company leases certain office property from a limited partnership owned in part by a former director and shareholder of the Company and the former director’s direct interests. The lease agreements relate to properties located in Jacksonville, Florida, and reflect substantially the same terms as leases entered into with other businesses of comparable standing. The lease terms generally expire in 2012, with additional options available to extend such leases. Payments related to the properties totaled $3,372, $3,303 and $3,522 for the years ended December 31, 2011, 2010 and 2009, respectively.

30. Condensed Parent Company Financial Information

Condensed balance sheets of EverBank Financial Corp as of December 31, 2011 and 2010 are as follows:

	2011	2010
Assets
Cash and cash equivalents	$4,389	$12,596
Investment in subsidiaries:
Bank subsidiary	1,070,888	1,116,902
Nonbank subsidiaries	4,760	3,654

Total investment in subsidiaries	1,075,648	1,120,556
Other assets	1,180	2,466

Total Assets	$1,081,217	$1,135,618

Liabilities
Accounts payable and accrued liabilities	$6,408	$4,757
Due to subsidiaries, net	3,394	3,913
Trust preferred securities (Note 16)	103,750	113,750

Total Liabilities	113,552	122,420
Shareholders’ Equity (Note 17)	967,665	1,013,198

Total Liabilities and Shareholders’ Equity	$1,081,217	$1,135,618

Condensed statements of income of EverBank Financial Corp for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Income
Bargain purchase gain	$—	$68,056	$—
Gain on extinguishment of debt	4,400	5,735	—
Other income	312	47	43

Total income	4,712	73,838	43
Expense
Interest expense	6,641	7,769	8,676
Noninterest expense	661	569	387

Total expense	7,302	8,338	9,063

Income (loss) before income tax benefit	(2,590)	65,500	(9,020)
Income tax benefit	(796)	(951)	(3,147)

Income (loss) before equity in earnings of subsidiaries	(1,794)	66,451	(5,873)
Equity in earnings of subsidiaries	54,523	122,449	59,238

Net Income	$52,729	$188,900	$53,365

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

Condensed statements of cash flows of EverBank Financial Corp for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Operating Activities:
Net income	$52,729	$188,900	$53,365
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(54,523)	(122,449)	(59,238)
Amortization of gain on interest rate swaps	(51)	666	—
Dividends received from bank subsidiary	8,800	6,800	6,800
Deferred income taxes	13	2,109	—
Bargain purchase gain	—	(68,056)	—
Gain on extinguishment of debt	(4,400)	(5,735)	—
Other operating activities	(50)	(11)	(51)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Other assets	(761)	(206)	376
Accounts payable and accrued liabilities	130	(516)	(179)
Due to subsidiaries	99	—	282

Net cash provided by operating activities	1,986	1,502	1,355

Investing Activities:
Capital contributions	(2,500)	(1)	(57,000)

Net cash used in investing activities	(2,500)	(1)	(57,000)

Financing Activities:
Purchase of trust preferred securities	(5,600)	(3,515)	—
Repurchase of common stock	(3,537)	(508)	(1,806)
Proceeds from issuance of common stock	1,672	281	64,959
Dividends paid	(228)	(227)	(225)

Net cash (used in) provided by financing activities	(7,693)	(3,969)	62,928

Net Increase (Decrease) in Cash and Cash Equivalents	(8,207)	(2,468)	7,283
Cash and Cash Equivalents
Beginning of year	12,596	15,064	7,781

End of year	$4,389	$12,596	$15,064

31. Segment Information

The Company has three reportable segments: Banking and Wealth Management, Mortgage Banking, and Corporate Services. The Company’s reportable business segments are strategic business units that offer distinctive products and services marketed through different channels. These segments are managed separately because of their marketing and distribution requirements.

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

The Banking and Wealth Management segment includes all banking, lending and investing products and services offered to customers either over the web or telephone or through financial centers or financial advisors. Activity relating to both the TCFG and Bank of Florida acquisitions has been included in the Banking and Wealth Management segment.

The Mortgage Banking segment includes the origination and servicing of mortgage loans and focuses primarily on residential loans for purposes of resale to government-sponsored enterprises, institutional investors or for investment by the Banking and Wealth Management segment.

The Corporate Services segment consists of services provided to the Banking and Wealth Management and Mortgage Banking segments including executive management, technology, legal, human resources, marketing, corporate development, treasury, accounting, finance and other services and transaction-related items. Direct expenses are allocated to the operating segments; unallocated expenses are included in Corporate Services. Certain other expenses, including interest expense on trust preferred debt and transaction-related items, are included in the Corporate Services segment.

The accounting policies of these business segments are the same as those described in Note 2. Each segment’s performance is based on its segment earnings/(loss), which is defined as profit /(loss) from operations before income taxes and certain corporate allocations. Additionally, total net revenue is defined as net interest income before provision for loan and lease losses and total noninterest income.

Intersegment revenue among the Company’s business units reflects the results of a funds transfer pricing (FTP) process, which takes into account assets and liabilities with similar interest rate sensitivity and maturity characteristics and reflects the allocation of net interest income related to the Company’s overall asset and liability management (ALM) activities. This provides for the creation of an economic benchmark, which allows the Company to determine the profitability of the company’s products and cost centers, by calculating profitability spreads between product yields and internal references. However, business segments have some latitude to retain certain interest rate exposures related to customer pricing decisions within guidelines.

FTP serves to transfer interest rate risk to the Treasury function through a transfer pricing methodology and cost allocating model. The basis for the allocation of net interest income is a function of the Company’s methodologies and assumptions that management believes are appropriate to accurately reflect business segment results. These factors are subject to change based on changes in current interest rates and market conditions.

The results of each segment are reported on a continuing basis. The following table presents financial information of reportable segments as of and for the years ended December 31, 2011, 2010 and 2009. The Eliminations column includes intersegment eliminations required for consolidation purposes.

	2011
	Banking and Wealth Management		Mortgage Banking		Corporate Services	Eliminations	Consolidated
Net interest income (expense)	$419,415		$39,536		$(6,641)	$—	$452,310
Total net revenue	504,760	(1)	182,571	(1)	(1,918)	—	685,413
Intersegment revenue	(9,248)		9,248		—	—	—
Depreciation and amortization	15,923		2,063		6,169	—	24,155
Income before income taxes	241,146	(1)	(38,765	)(1)	(120,867)	—	81,514
Total assets	11,658,702	(1)	1,557,421		99,886	(274,331)	13,041,678

EverBank Financial Corp and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share data)

	2010
	Banking and Wealth Management		Mortgage Banking	Corporate Services		Eliminations	Consolidated
Net interest income (expense)	$434,811		$38,298	$(7,769)		$—	$465,340
Total net revenue	497,197		259,740	66,210	(2)	—	823,147
Intersegment revenue	(603)		603	—		—	—
Depreciation and amortization	7,945		2,272	4,671		—	14,888
Income before income taxes	233,521		32,313	(15,961	)(2)	—	249,873
Total assets	10,117,289	(2)	1,957,897	49,325		(116,625)	12,007,886

	2009
	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Net interest income (expense)	$253,352	$32,708	$(8,677)	$—	$277,383
Total net revenue	286,171	231,860	(8,550)	—	509,481
Intersegment revenue	9,383	(9,383)	—	—	—
Depreciation and amortization	2,661	2,526	4,029	—	9,216
Income before income taxes	85,300	77,065	(73,975)	—	88,390
Total assets	6,522,869	1,543,370	24,148	(30,208)	8,060,179

(1)	Segment earnings in the Mortgage Banking segment included a $39,455 charge for MSR impairment. Segment earnings in the Banking and Wealth Management segment included an $8,680 charge for the write off of the remaining Tygris indemnification asset. Total assets in the Banking and Wealth Management segment includes $9,999 of goodwill related to the Bank of Florida Acquisition.
(2)	Segment earnings in the Corporate Services segment included a $68,056 bargain purchase gain from the acquisition of TCFG. Segment earnings in the Banking and Wealth Management segment included a $22,023 write down of the Tygris indemnification asset. Total assets in the Banking and Wealth Management segment includes $9,999 of goodwill related to the Bank of Florida Acquisition.

32. Subsequent Events

Effective February 8, 2012, EFC executed an asset purchase agreement with MetLife Bank N.A. to acquire the net assets of its Warehouse Lending Division including substantially all of its operations. The business combination provides the Company entry into the Warehouse Lending market, which will serve as a complement to its current product offerings. The transaction is expected to close by April 2, 2012, but a final purchase price has yet to be finalized. Following the closing of the transaction, all assets will be identified and valued and a full purchase price allocation performed.

On January 25, 2012, the Company’s Board of Directors approved a special cash dividend of $4,482 to be paid to the holders of the Series A Preferred Stock per the terms of the arrangement as described in Note 17 in order to induce conversion. As a result of the special cash dividend, all shares of Series A Preferred Stock were converted into shares of common stock at the conversion ratio described in Note 17.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

EverBank Financial Corp and Subsidiaries

Jacksonville, Florida

We have audited the accompanying statement of assets acquired and liabilities assumed by EverBank (the “Bank”) a wholly owned subsidiary of EverBank Financial Corp, pursuant to the Purchase and Assumption Agreements, dated May 28, 2010, executed by the Bank with the Federal Deposit Insurance Corporation. This financial statement is the responsibility of the Bank’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Bank’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets acquired and liabilities assumed by EverBank pursuant to the Purchase and Assumption Agreements, dated May 28, 2010, is presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida

October 7, 2010

Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)

As of May 28, 2010

(Dollars in thousands)

Assets
Cash and cash equivalents	$147,702
FDIC receivable	147,202
Investment securities, available for sale	162,275
Loans held for investment, net	888,760
Other real estate owned	22,132
Other assets	8,595
Goodwill	9,837
Core deposit premium	3,200
Deferred tax asset	5,927

Total assets acquired	$1,395,630

Liabilities
Deposits
Noninterest-bearing	$104,088
Interest-bearing	1,102,748

Total deposits	1,206,836
Other borrowings	149,240
FDIC clawback liability	37,592
Other liabilities	961
Payable to FDIC	1,001

Total liabilities assumed	$1,395,630

See notes to this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)

May 28, 2010

(Dollars in thousands)

1. Organization and Summary of Significant Accounting Policies

Organization

EverBank Financial Corp (the Company) is a thrift holding company with one direct subsidiary, EverBank (EB). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. EB operates 17 financial centers in four Florida cities: Jacksonville, Naples, Ft. Lauderdale, and Tampa. Its Internet direct banking services are offered nationwide. EB (a) accepts deposits from the general public; (b) originates, purchases, services, sells, and provides reinsurance for residential real estate mortgage loans; (c) originates, services, and sells commercial real estate loans; (d) originates consumer, home equity, and commercial loans; and (e) offers full-service securities brokerage services.

EB’s subsidiaries are:

•	AMC Acquisition, Inc., the parent of EverHome Mortgage Company,

•	AMC Holding, Inc., the parent of CustomerOne Financial Network, Inc.,

•	Tygris Commercial Finance Group (TCFG), and

•	EB Reinsurance Holding, Inc.

As described in Note 2, EB entered into purchase and assumption agreements with the Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assume certain liabilities of the Bank of Florida—Southwest, Bank of Florida—Southeast, and Bank of Florida—Tampa Bay (collectively “Bank of Florida”) on May 28, 2010. The acquisition of the net assets of Bank of Florida constitutes a business acquisition as defined by Accounting Standards Codification (“ASC”) 805-10, Business Combinations. The Business Combinations topic establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed. Accordingly, the estimated fair values of the acquired assets, including identifiable intangible assets, and the assumed liabilities, including the FDIC clawback liability, in the Bank of Florida acquisition were measured and recorded as of the date of acquisition.

Basis of Presentation

The statement of assets acquired and liabilities assumed and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed and accompanying notes. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near term are valuation of loans covered by loss sharing arrangements with the FDIC and the related clawback liability, valuation of goodwill and intangible assets, other purchase accounting adjustments, and accounting for loans acquired with evidence of credit deterioration.

The Company has performed an evaluation of subsequent events through September 30, 2010, the date the statement of assets acquired and liabilities assumed was available to be issued.

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)—(Continued)

May 28, 2010

(Dollars in thousands)

Fair Value of Assets Acquired and Liabilities Assumed

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. Described below are the methods used to determine the fair values of the significant assets acquired and liabilities assumed.

Cash and cash equivalents—Cash and cash equivalents include cash, amounts due from banks and interest-earning deposits with banks with an original maturity of three months or less. The carrying amount approximates fair value because of the relatively short time between origination and expected realization.

Investment securities—The fair value for each purchased security was the quoted market price at the close of the trading day on May 28, 2010. The fair value of acquired Federal Home Loan Bank (“FHLB”) stock was estimated to be its redemption value, which is also the par value. The FHLB requires member banks to purchase its stock as a condition of membership and the amount of FHLB stock owned varies based on the level of FHLB advances outstanding. This stock is generally redeemable and is presented at the par value.

Loans held for investment—The fair value of loans acquired was $888,760, which represents the discounted expected cash flows from the portfolio. In estimating fair value, the expected amount and timing of undiscounted principal and interest payments and collection of collateral values was determined. In calculating expected cash flows, management made assumptions regarding prepayments, collateral cash flows, the timing of defaults, and the loss severity of defaults. These assumptions were based in part on the type of loan, related collateral, risk classification status (i.e., performing or nonperforming), fixed or variable interest rate, term of loan and whether or not the loan was amortizing.

Loans acquired in the Bank of Florida acquisition that are covered by loss share agreements between EB and the FDIC are referred to as “covered loans.” Substantially all of the loans acquired in the Bank of Florida acquisition are covered loans.

Other real estate owned—Other real estate owned (OREO) is presented at its estimated fair value less costs to sell.

Other assets—Other assets include accrued interest receivable on loans and investment securities. The book value of these assets approximates fair value.

Goodwill—Goodwill represents the excess of the estimated fair value of liabilities assumed over the estimated fair value of assets acquired.

Core deposit premium—The fair value of the core deposit premium was estimated based on factors such as type of deposit, deposit retention rates, interest rates, and age of the deposit relationships. Based on this valuation the core deposit premium will be amortized over the estimated useful life of seven years using the straight-line method.

Deposit liabilities—The fair value of demand, savings and time deposits is assumed equal to the book value of the liabilities at the acquisition date.

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)—(Continued)

May 28, 2010

(Dollars in thousands)

Other borrowings—Other borrowings consist of structured FHLB advances, fixed-rate FHLB advances, short-term FHLB advances, and repurchase agreements. The fair value of structured FHLB advances was determined through a discounted cash flow method utilizing observable market inputs such as effective date, maturity date, coupon rate and payment frequency for each individual structured advance. Long term repurchase agreements were valued using a discounted cash flow method based on observable market inputs.

FDIC clawback liability—The fair value of the FDIC clawback liability represents the present value of estimated cash payments expected to be owed to the FDIC (net of amounts received from the FDIC). The ultimate settlement amount of the FDIC clawback is dependent upon the performance of the underlying covered loans, the passage of time and claims submitted to the FDIC.

Other liabilities—Other liabilities include accrued interest payable for deposits products and other liabilities. The fair value of other liabilities approximates the book value due to the short term nature of these liabilities.

Use of Estimates

A number of significant estimates and assumptions are included in the statement of assets acquired and liabilities assumed. Management exercised significant judgment regarding assumptions for market participant expectations of discount rates, estimated prepayments, default rates, market conditions and other future events that are highly subjective in nature, and subject to change, and all of which affect the estimation of the fair values of the assets acquired and liabilities assumed. Actual results could differ from those estimates. Changes that may vary significantly from these assumptions include loan prepayments, the rate of default, the severity of defaults, the estimated market values of collateral at disposition, the timing of such disposition, and deposit attrition.

2. FDIC—Assisted Acquisition

On May 28, 2010, EB entered into purchase and assumption agreements with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of Bank of Florida.

The acquired loans and OREO are covered by loss share agreements between EB and the FDIC. Under the agreements, the FDIC will reimburse the bank for 80% of losses that exceed $385,645 on the disposition of loans and OREO. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on all other loans is five years. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements.

Within 45 days of the end of the loss share agreements, EB may be required to rebate a portion of the cash received from the FDIC at acquisition in the event that losses do not reach a specified threshold, based on the initial discount received less cumulative servicing amounts for the covered assets acquired. The term for the rebate for the single family residential real estate loans is ten years, while the term for the rebate for all other loans is eight years. This FDIC clawback liability was recorded at acquisition date at its estimated fair value of $37,592.

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)—(Continued)

May 28, 2010

(Dollars in thousands)

The assets acquired and liabilities assumed have been accounted for under the acquisition method of accounting and recorded at their estimated fair values at acquisition. A summary of the net assets received and the estimated fair value adjustments resulting in recognition of goodwill are as follows:

May 28, 2010
Existing cost basis net of liabilities at acquisition	$141,538
FDIC receivable	147,202
Fair value adjustments:
Loans held for investment	(258,509)
Other real estate owned	(2,903)
Core deposit premium	3,200
Deferred tax asset	5,927
Other borrowings	(7,699)
FDIC clawback liability	(37,592)
Payable to FDIC	(1,001)

Goodwill	$(9,837)

The FDIC also granted EB an option to purchase, at appraised values, the premises, furniture, fixtures and equipment of Bank of Florida and assume the leases associated with these offices.

Since net liabilities were assumed at acquisition, the FDIC transferred $147,202 in cash to EB. The payable to the FDIC of $1,001 represents settlement items that were identified shortly after the closing date adjusting the cash received from the FDIC.

3. Investment Securities

The fair value of investment securities at May 28, 2010 is as follows:

U.S. government agencies and corporation obligations	$80,554
Mortgage backed securities	73,139
FHLB stock	8,467
Other securities	115

$162,275

The fair value of debt securities at May 28, 2010 by contractual maturities are shown below:

	Due within 1 year Amount	After 1 but within 5 Yrs Amount	After 5 but within 10 Yrs Amount	After 10 Years Amount	Total
U.S. government agencies and corp. obligations	$—	$10,128	$—	$70,426	$80,554
Mortgage backed securities	—	—	—	73,139	73,139
FHLB Stock	—	—	—	8,467	8,467
Other securities	—	—	—	115	115

	$—	$10,128	$—	$152,147	$162,275

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)—(Continued)

May 28, 2010

(Dollars in thousands)

As of May 28, 2010, investment securities measured at fair value on a recurring basis for which the EB has elected the fair value option, are as follows:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
U.S. government agencies and corporation obligations	$—	$80,554	$—	$80,554
Mortgage backed securities	—	73,139	—	73,139

	$—	$153,693	$—	$153,693

Subsequent to acquisition, investment securities totaling $143,747 were sold for a gain of approximately $62.

4. Loans Held for Investment, net

The composition of loans acquired at May 28, 2010 is as follows:

	Amount	% of Loans
Commercial and commercial real estate	$971,035	84.6%
Residential real estate	114,796	10.0%
Home equity lines	41,493	3.6%
Consumer	10,324	0.9%

Loans covered by loss sharing	1,137,648	99.2%

OREO window period charge-offs	9,242	0.8%
Overdrafts	380	—%
Loans not covered by loss sharing	9,622	0.8%

Total loans acquired	1,147,270	100.0%

Discount based on acquisition date fair value	(258,510)

Net loans	$888,760

EB accounts for loans acquired with evidence of credit deterioration in accordance with ASC 310-30. The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The non-accretable difference represents an estimate of the credit risk in Bank of Florida’s loan portfolio at the acquisition date.

At May 28, 2010, unpaid principal balances of loans with evidence of credit deterioration totaled $997.3 million. The undiscounted contractual cash flows for these loans were $1,310,686. The undiscounted estimated cash flows not expected to be collected for these loans were $314,394. At May 28, 2010, the accretable yield was $189,278.

The loans acquired in the Bank of Florida acquisition are and will continue to be subject to EB’s internal and external credit review. As a result, if further credit deterioration is noted subsequent to the May 28, 2010 acquisition date, such deterioration will be measured through EB’s loan loss reserving methodology.

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)—(Continued)

May 28, 2010

(Dollars in thousands)

OREO window period charge-offs reflect charge-offs taken by the legacy bank between the bid date and the date of closing.

5. Deferred Tax Asset

A net deferred tax asset of $5,927 was recorded at the acquisition date relating to the Bank of Florida acquisition. Deferred tax assets and liabilities were recognized for temporary differences between the financial reporting basis and the tax basis of the assets acquired and liabilities assumed. Deferred taxes were calculated based on the estimated federal and state income tax rates currently in effect for the Company.

6. Deposits

Deposits were composed of the following at May 28, 2010:

	Amount	Rate
Noninterest-bearing demand	$104,088
Interest-bearing demand	42,561	0.16%
Savings and money market accounts	143,692	1.01%
Time, $100,000 and over	478,010	2.12%
Other time	438,485	2.46%

	$1,206,836

Scheduled maturities of time deposits as of May 28, 2010 were as follows:

2010	$218,175
2011	443,306
2012	143,234
2013	18,872
2014	8,657
Thereafter	84,251

$916,495

The estimated amortization expense of the core deposit premium for the remainder of 2010 and for the subsequent years is as follows:

2010	$267
2011	457
2012	457
2013	457
2014	457
Thereafter	1,105

$3,200

Overdrafts on deposits of $380 have been reclassified as loans held for investment.

Notes to Statement of Assets Acquired and Liabilities Assumed

By EverBank (a wholly owned subsidiary of EverBank Financial Corp)—(Continued)

May 28, 2010

(Dollars in thousands)

7. Other Borrowings

Other borrowings at May 28, 2010 were composed of the following:

	Amount	Rate
		(weighted avg.)
Short-term client repurchase agreements	$3,091	(1)
Short-term FHLB advances	25,000	(1)
Structured FHLB advances	89,287	4.39%
Fixed-rate FHLB advances	10,958	3.39%
Repurchase agreements	20,904	3.29%

Total other borrowings	$149,240

(1)	Rate resets daily.

FHLB advances are term advances and were secured by a blanket lien on eligible loans. EB may repay the advances at any time with a prepayment penalty. Of the $149,240 in outstanding at acquisition, $72,227 matured or was repaid during June.

The following table summarizes FHLB advances outstanding at May 28, 2010:

Year of Maturity
2010	$28,091
2011	250
2012	47,000
2013	56,200
2014	—
Thereafter	10,000

Total	$141,541
Fair value adjustment	7,699

Total	$149,240

8. Subsequent Event

The FDIC granted EB the option to purchase, at appraised values, the premises, furniture, fixtures, and equipment of Bank of Florida and assume the leases associated with these offices. Neither the purchase of the assets or the assignment of the leases is expected to have a material effect on EB’s net asset position.

INDEPENDENT AUDITORS’ REPORT

Tygris Commercial Finance Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Tygris Commercial Finance Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tygris Commercial Finance Group, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 24 to the consolidated financial statements, the Company entered into an acquisition agreement and plan of merger in October 2009. After obtaining all necessary approvals, this merger transaction closed on February 5, 2010.

/s/ Deloitte & Touche LLP

New York, New York

May 6, 2010

TYGRIS COMMERCIAL FINANCE GROUPS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2009 and 2008

(In thousands, except for shares and per share amounts)

	2009	2008
Assets
Cash and cash equivalents	$63,758	$61,828
Restricted cash	88,373	66,263
Equipment lease and loan receivables—Net of allowance for credit losses of $44,576 and $62,373, respectively	789,307	999,250
Equipment under operating leases—Net of accumulated depreciation of $11,696 and $5,357, respectively	16,637	22,845
Property and equipment—Net of accumulated depreciation and amortization of $1,693 and $478, respectively	2,275	3,805
Investment in EverBank	65,000	—
Goodwill	—	21,141
Intangible assets—Net of accumulated amortization of $5,530 and $2,037, respectively	3,152	17,688
Other assets	4,724	15,054

Total Assets	$1,033,226	$1,207,874

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$38,400	$35,671
Interest rate derivatives	10,780	20,789
Revolving and term secured borrowings	409,210	649,045
Liabilities related to discontinued operations	6,582	—

Total liabilities	464,972	705,505

Commitments and Contingencies (Note 20)
Stockholders’ Equity
Common stock, $0.01 par value—600,000,000 shares authorized; 39,360,739 and 30,752,900 shares issued and outstanding, respectively	394	308
Preferred stock, $0.01 par value—100,000,000 shares authorized
Additional paid in capital	763,454	592,083
Accumulated deficit	(195,594)	(90,022)

Total stockholders’ equity	568,254	502,369

Total Liabilities and Stockholders’ Equity	$1,033,226	$1,207,874

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Year Ended December 31, 2009 and the Period January 22, 2008 (date of Inception) Through December 31, 2008

(In thousands)

	2009	2008
Net Lease and Loan Income:
Lease and loan income	$88,273	$59,812
Interest expense	59,481	47,941

Net lease and loan income	28,792	11,871
Provision for credit losses	15,449	33,857

Net lease and loan income (loss) after provision for credit losses	13,343	(21,986)

Other Income (Loss):
Fees and other income	6,952	7,840
Loss on sale of lease assets	(10,082)	—
Fair value adjustment for interest rate derivatives	8,883	(12,928)

Total other income (loss)	5,753	(5,088)

Operating Expenses:
Salaries and employee benefits	46,905	32,587
Selling, general and administrative expenses	21,976	13,879
Impairment charges (Notes 10 and 11)	32,184	—
Depreciation and amortization	12,389	7,872

Total operating expenses	113,454	54,338

Loss from Continuing Operations Before Income Tax Provision	(94,358)	(81,412)
Income Tax Provision	125	210

Loss from Continuing Operations	(94,483)	(81,622)
Loss from Discontinued Operations	(11,089)	(8,400)

Net Loss	$(105,572)	$(90,022)

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the Year Ended December 31, 2009 and the Period January 22, 2008 (date of Inception) Through December 31, 2008

(In thousands, except per share amount)

	Common Shares	Common Stock	Paid In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance—January 22, 2008 (Date of Inception)	$—	$—	$—	$—	$—
Comprehensive loss—net loss	—	—	—	(90,022)	(90,022)
Issuance of common stock, $0.01 par value	30,753	308	613,594	—	613,902
Issuance costs	—	—	(24,082)	—	(24,082)
Share-based compensation	—	—	2,571	—	2,571

Balance—December 31, 2008	30,753	308	592,083	(90,022)	502,369
Capital contributions and other—net	8,608	86	172,839	—	172,925
Share-based compensation	—	—	(1,468)	—	(1,468)
Comprehensive loss—net loss	—	—	—	(105,572)	(105,572)

Balance—December 31, 2009	$39,361	$394	$763,454	$(195,594)	$568,254

See notes to the consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2009 and the Period January 22, 2008 (date of Inception) Through December 31, 2008

(In thousands)

	2009	2008
Cash Flows from Operating Activities:
Net loss	$(105,572)	$(90,022)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	(1,468)	2,571
Provision for credit losses	15,449	33,857
Depreciation of equipment under operating leases	7,853	5,357
Amortization of fair value discount on term secured borrowings	7,293	5,918
Depreciation and amortization	4,536	2,515
Amortization of initial direct costs and fees	5,168	700
Amortization of fair value discount on leases and loans	(5,645)	(4,183)
Amortization of fair value premium on leases and loans	10,663	5,961
Amortization of deferred financing costs	13,821	9,536
Impairment charges	32,184	—
Gain on early extinguishment of debt	—	(1,824)
Unrealized (gain) loss on fair value adjustment for interest rate derivatives	(8,883)	12,928
Loss on sale of lease assets	10,082	980
Impairment related to discontinued operations	962	—
Increase in other assets	(1,613)	(13,608)
Increase in accounts payable and accrued expenses	2,729	23,881
Increase in liabilities related to discontinued operations	6,582	—

Net cash flow used in operating activities	(5,859)	(5,433)

Cash Flows from Investing Activities:
Origination of lease and loan receivables	(179,103)	(271,290)
Payments received on lease and loan receivables	351,822	231,501
Change in restricted cash	(22,110)	(34,581)
Investment in EverBank	(65,000)	—
Acquisitions—net of cash acquired	—	(313,217)
Purchases of equipment under operating leases	—	(14,453)
Purchase of property and equipment	(1,742)	(1,951)

Net cash flow provided by (used in) investing activities	83,867	(403,991)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	184,868	514,128
Direct costs of issuance of common stock	—	(24,082)
Conduit advances	121,258	103,236
Conduit repayments	(181,894)	(132,587)
Term securitization repayments	(67,127)	(49,580)
Warehouse advances TVF	311,056	219,462
Term loan advances TAF	14,428	175,000
Warehouse repayments TVF	(354,131)	(205,519)
Term loan repayments TAF	(97,735)	(44,712)
Other debt repayments	(790)	(64,788)
Debt financing costs	(6,011)	(19,306)

Net cash flow (used in) provided by financing activities	(76,078)	471,252

Net Increase in Cash and Cash Equivalents	1,930	61,828
Cash and Cash Equivalents—Beginning of year	61,828	—

Cash and Cash Equivalents—End of year	$63,758	$61,828

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$39,704	$30,876

Cash paid for taxes	$370	$234

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Issuance of common stock related to the USXL acquisition	$—	$88,075

Issuance of common stock held in escrow—credit performance adjustment	$—	$11,699

See notes to consolidated financial statements.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

1. Description of Business

Tygris Commercial Finance Group, Inc. and Subsidiaries (TCFG or the “Company”), was formed as a Delaware corporation on January 22, 2008. The Company had no substantial business activity prior to May 9, 2008 when it received commitments from various private equity and other investors to purchase, through May 9, 2010, approximately $1.9 billion of the Company’s common stock (based on a purchase price of $20.00 per share, or $19.95 per share for certain large investors). The Company used the net proceeds of the funded equity commitments to commence operations including hiring a management team, evaluating several potential acquisitions and arranging new debt financing in support of acquisition activity.

The Company acquired US Express Leasing Inc. (USXL) now operating as Tygris Vendor Finance (TVF) on May 28, 2008. TVF operates as the Company’s vendor finance platform. In addition, the Company acquired substantially all of the assets and certain liabilities of MarCap LLC (“MarCap”) on May 31, 2008, and integrated MarCap into the Company’s middle market equipment finance platform. See Note 4 for additional information related to the acquisitions.

Since formation, the Company’s focus was on building small ticket leasing, middle market equipment finance, and corporate finance platforms to serve middle market customers in three specialized lending units.

•

Vendor Finance—Tygris Vendor Finance (TVF), the Company’s small ticket leasing unit, provides innovative financial solutions, principally leases, to customers that purchase equipment from dealers and vendors nationwide. Originations are primarily concentrated in the health care, office products, and technology areas.

•

Asset Finance—Tygris Asset Finance (TAF), the Company’s middle market equipment leasing and lending unit offers finance and leasing products that typically are collateralized by essential use equipment.

•

Corporate Finance—Tygris Corporate Finance (TCF), the Company’s cash flow and asset based finance unit, focuses on senior-secured lending, including restructuring financing, to middle market companies in targeted industries. TCF has not originated any transactions and its operations were discontinued. See Note 19 for further information.

On October 21, 2009, TCFG entered into an acquisition agreement and plan of merger (the “Merger Transaction”) with EverBank Financial Corporation, a privately held Florida corporation (“EverBank Holding”) and savings and loan holding company of EverBank, a federal savings bank (“EverBank”). Under the terms of the Merger Transaction, EverBank Holding is to acquire TCFG and all of its subsidiaries, by merging a newly-formed, wholly owned subsidiary of EverBank Holding with and into TCFG with TCFG surviving the merger as a wholly owned subsidiary of EverBank Holding.

All necessary closing conditions, including obtaining regulatory approvals, for the Merger Transaction were met on or before February 4, 2010. The merger closed on February 5, 2010. The consideration paid in the merger was shares of EverBank Holding voting and non-voting common stock. Immediately following the effective date of the merger, EverBank Holding contributed all of the stock of TCFG to EverBank resulting in TCFG becoming a direct wholly owned subsidiary of EverBank. In addition, the subsidiaries of TCFG are expected to continue to be subsidiaries of TCFG (and indirect subsidiaries of EverBank). See Note 24 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

2. Summary of Significant Accounting Policies

a) Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Tygris Vendor Finance, Inc., Tygris Asset Finance, Inc., and Tygris Corporate Finance, Inc. All intercompany balances and transactions have been eliminated in consolidation.

b) Basis of Financial Statement Presentation—The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Prior year financial statement amounts have been reclassified to reflect the impact of discontinued operations in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “Codification” or “ASC”) Subtopic 205-20, Discontinued Operations (see Note 19). Additionally, prior period depreciation expense related to operating lease income was reclassified from lease and loan income to depreciation and amortization expense to conform to the current year presentation (See Note 14).

c) FASB Accounting Standards Codification—In June 2009, the FASB introduced the FASB Accounting Standards Codification. The Codification, which was effective for annual periods ended after September 15, 2009, became the single source of authoritative non-governmental US GAAP, superseding existing literature issued by FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and other related literature. The Codification eliminates the GAAP hierarchy and establishes one level of authoritative guidance for GAAP. All other literature is considered non-authoritative. There has been no change to the consolidated financial statements due to the implementation of the Codification.

d) Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates included in the consolidated financial statements are prudent and reasonable. Estimates include assumptions when accounting for income recognition, financial instruments, goodwill and intangible assets, the residual values of leased equipment, the allowance for credit losses, deferred initial direct costs, share-based compensation awards, and income taxes. Actual results could differ from those estimates.

e) Cash and Cash Equivalents—Cash and cash equivalents consist of balances in demand deposit accounts and at any given time may include short-term, highly liquid investments purchased with an original maturity of three months or less.

f) Restricted Cash—Restricted cash consists primarily of cash held by a trustee related to the Company’s subsidiaries term securitizations, cash reserves for those transactions and required liquidity reserves under certain of the Company’s other credit agreements. The restricted cash balance also includes amounts due from securitizations representing reimbursements of servicing fees and excess spread income. On a monthly basis, the trustee distributes this cash to pay interest and principal on the securitization borrowings, servicing fees and excess spread income.

g) Equipment Lease and Loan Receivables—Leases are recorded as the sum of the future minimum lease payments, initial deferred costs and estimated residual values less unearned income. Income is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

Loans are stated at the principal amount outstanding and interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Nonrefundable loan fees and related direct costs associated with the origination of leases and loans are deferred and included in equipment lease and loan receivables in the consolidated balance sheet. The net deferred fees or costs are recognized as an adjustment to lease and loan income over the contractual life of the receivables using a method which approximates the interest method or taken into income when the related receivables are paid off or sold. The Company amortizes any discount or premium recorded on purchased receivables into lease and loan income as a yield adjustment over the contractual life of the lease or loan.

The accrual of income on leases and loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectability of contractual principal and interest. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans.

The Company’s estimated residual equipment values are reviewed annually by management and are reduced for any impairment that may have occurred. The recognition of any impairment is recorded as a reduction to the value of the financed equipment on the consolidated statement of operations.

h) Allowance for Credit Losses—The Company’s allowance for credit losses represents management’s estimate of losses inherent in the equipment lease and loan portfolio as of the balance sheet date. The estimation of the allowance includes considerable judgment and is based on a variety of factors, including past lease and loan loss experience, the current credit profile of the Company’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

The Company periodically performs a systematic review of the lease and loan portfolio to identify credit risks and assess collectability. For the larger ticket TAF portfolio, this review includes review of specific accounts that are risk rated above a certain threshold as well as an evaluation of the portfolio in the aggregate. For the small ticket TVF portfolio, this evaluation is typically done on an aggregate pool basis and focuses primarily on delinquency and charge-off experience and trends within various segments of the portfolio. Management’s judgmental determination of the amounts necessary for aggregate pools of leases and loans is based on several factors including economic conditions, industry trends, historical loss experience, geographic and obligor concentrations, forecasts as well as other factors. Leases and loans that are determined to be nonperforming are factored in the estimation of the allowance for credit losses. A loan or lease is considered impaired when, based on current information and events, it is probable that all contractual amounts due, including principal and interest, will not be fully collected. When a receivable has been identified as individually impaired, impairment is measured based on the present value of payments expected to be received or, for receivables that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If an impairment is identified, a specific allowance is established as a component of the allowance for credit losses.

When available information indicates that specific leases and loans or portions thereof are uncollectible, such amounts are charged off against the allowance for credit losses. In the TVF business, accounts are generally charged off when they become 151 days past due or earlier if determined to be uncollectible. Lease and loan receivables are pursued for collection until such time as management determines this process is no longer economically beneficial to the Company. All recoveries are credited to the allowance for credit losses when received.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

i) Equipment Under Operating Lease—Equipment financed under operating leases is carried at cost less accumulated depreciation and is depreciated on a straight-line basis to its estimated net residual value over the respective lease terms. The lease terms generally range from 12 to 60 months.

j) Investment in EverBank—Investment in EverBank contains an investment in the common stock of EverBank, a private company. Such investment is accounted in accordance with ASC 325 Investments—Other.

k) Property and Equipment—Property and equipment primarily consists of furniture and fixtures, business software and leasehold improvements and is stated at cost net of accumulated depreciation and amortization. Property and equipment purchased by the Company for its own use is depreciated on a straight-line basis over the estimated useful life generally ranging from two to seven years. Software is amortized over the estimated period of its economic benefit or related contractual rights generally ranging from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life, generally ranging from five to ten years.

l) Goodwill—Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is assessed for impairment at least annually. As part of this assessment, the Company considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and market place data.

m) Identifiable Intangible Assets—Identifiable intangible assets consisting of customer relationships, technology and covenants not to compete were recorded as a result of the acquisition of USXL by TCFG. The identifiable intangible assets are amortized on a straight-line basis over their useful lives.

The Company periodically evaluates the net realizable value of long-lived assets, including property and equipment, operating lease equipment and identifiable intangible assets, based on factors including operating results, business plans, economic projections and anticipated future cash flows. A review of impairment is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. When indicators of impairment are present, the carrying value of the asset is evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. Impairment in the carrying value of an asset is recognized whenever anticipated future cash flows from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

n) Lease and Loan Income—Lease and loan income includes: (a) income from direct financing leases less amortization of initial direct costs; (b) contractual interest on loans adjusted by amortized net deferred loan fees and costs; (c) amortized premium and accreted discount related to the USXL and MarCap acquisitions, respectively and (d) operating lease income.

o) Revenue Recognition on Delinquent and Non-accrual Equipment Leases and Loans—Accrual of lease and loan income is discontinued when the borrower has defaulted for a period of 90 days in payment of principal or interest, or both, unless the loan or lease is highly collateralized and is in the process of collection. Income on non-accrual accounts, including impaired loans, is recognized to the extent that cash payments are received and in management’s judgment, full payment of the loan or lease is expected. If the borrower has demonstrated the ability to make contractual principal and interest payments, the receivable may be returned to accrual status.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

p) Interest Expense—Interest expense includes: (a) contractual interest expense accrued on debt outstanding and related derivative instruments (b) amortization of deferred fees and other direct incremental costs incurred in connection with borrowings and (c) amortization of the purchase accounting discount recorded on USXL debt.

q) Fees and Other Income—Fees and other income include: (a) fees such as late charges, early termination fees, documentation fees and other fees, which are generally recognized when received; and (b) other income.

r) Gain/Loss on Sale of Lease Assets—Gains and losses from the sale of lease assets are recognized at time of sale. The Company, in the normal course of business, sells lease assets in transactions characterized as either end of term or early buyouts, as well as sale of assets returned to inventory through either contractual obligations or repossession. In addition, the Company also periodically disposes of lease assets that fail to meet certain required criteria under the terms of its credit facilities.

s) Share-Based Compensation—The Company recognizes compensation costs related to share-based employee awards. Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of the awards is estimated on the date of grant using the Black-Scholes option-pricing model.

t) Income Taxes—Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

The Company accounts for uncertainty in income taxes in its financial statements and utilizes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to not be sustained upon audit by the relevant authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, the Company follows the guidance provided in the accounting literature on derecognizing, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The Company has elected to classify any interest and penalties as a component of income tax expense.

u) Initial Direct Costs—Initial direct costs of originating the Company’s lease and loan receivables consist of management’s estimate of those costs incurred in connection with successful origination of leases and loans. These costs are deducted from selling, general and administrative expenses and amortized as a reduction to lease and loan income over the term of the related receivables utilizing the effective interest method or straight line if not materially different than the interest method.

v) Equity Placement Fees—Fees and related direct costs associated with capital raising activities are recorded as a reduction to additional paid in capital.

w) Derivative Financial Instruments—The Company reports all derivative financial instruments on its balance sheet at fair value. The fair value is calculated using available market data taking into account current market rates.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

The Company employs interest rate derivatives to manage exposure to the effects of changes in market interest rates and comply with certain covenants in its borrowing arrangements. All derivative instruments have been recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of any derivative financial instrument is recognized in the period during which the change in fair value occurred and is recorded in the Company’s consolidated statement of operations.

The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company is exposed to the credit risk of its counterparties if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with investment grade credit ratings.

x) Pledged Lease Receivables—The Company obtained a significant amount of its financing by selling lease receivables to special purpose entities (SPEs) that issue notes to institutional investors through securitizations. The SPEs’ lease receivable portfolios secure the notes. The Company’s financing activities did not qualify for sale accounting treatment due to certain provisions in the credit agreements and terms of the securitizations. Accordingly, the assets contained in these SPEs and the related debt are included in the accompanying consolidated balance sheet. Specifically pledged leases and restricted cash are assigned as additional collateral for these borrowings. The owners of the SPEs notes have no further recourse to the general credit of the Company beyond the value of the assets held by the SPEs or those specifically pledged.

3. Recent Accounting Pronouncements

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). In September 2009, the FASB issued Accounting Standards Update 2009-06, Implementation Guidelines on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities (“ASU 2009-06”). FIN 48 and ASU 2009-06 have been incorporated into the ASC under Topic 740, Income Taxes (“ASC 740”). ASC 740 establishes new evaluation and measurement processes for all income tax positions taken, and requires expanded disclosure of income tax matters. The Company adopted the provisions of ASC 740 effective January 1, 2009, and its adoption did not have a material impact on the Company’s consolidated financial statements.

As of January 1, 2008 the Company adopted the guidance for measuring fair value with respect to US GAAP and expanded disclosure requirements about fair value measurements contained in ASC 820 Fair Value Measurements and Disclosures (“ASC 820”). The provisions of ASC 820 relating to nonfinancial assets and liabilities are effective for the Company on January 1, 2009. The application of ASC 820 to the Company’s nonfinancial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. See Note 23 for further information.

In March 2008, the FASB amended the disclosure requirements for derivative instruments and hedging activities contained in ASC 815 Derivatives and Hedging, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The new guidance is effective for the Company as of January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2008, the FASB amended the factors that are considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350 Intangibles—

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

Goodwill and Other. The intent is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805 Business Combinations and other US GAAP. The amendment is effective for recognized intangible assets acquired after January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2009, the Company adopted guidance that establishes principles and requirements for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed and any noncontrolling interest in a business combination at their fair value at acquisition date. The guidance alters the treatment of acquisition-related costs, business combinations achieved in stages (referred to as a step acquisition), the treatment of gains from a bargain purchase, the recognition of contingencies in business combinations, the treatment of in-process research and development in a business combination as well as the treatment of recognizable deferred tax benefits. The guidance is applicable to business acquisitions completed after January 1, 2009. The Company did not make any business acquisitions during the year ended December 31, 2009. The adoption of ASC 805, Business Combinations, did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events, which was incorporated into the ASC under Topic 855, Subsequent Events (“ASC 855”) and became effective for the Company in 2009. ASC 855 sets forth the circumstances and the period after the balance sheet date for which an entity should evaluate events for recognition or disclosure in its financial statements. ASC 855 requires that evaluation of subsequent events must include events that occur up to and including the date the financial statements are available to be issued. The adoption of ASC 855 did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued guidance which increases disclosure regarding the fair value of financial instruments. The key provisions of this guidance include the requirement to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 including a description of the reason for the transfers. Previously this was only required of transfers between Level 2 and Level 3 assets. Further, reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities; a class is potentially a subset of the assets or liabilities within a line item in the statement of financial position. Additionally, disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements are required for either Level 2 or Level 3 assets. This portion of the guidance is effective for the Company as of December 31, 2010. The guidance also requires that the disclosure on any Level 3 assets presents separately information about purchases, sales, issuances and settlements. In other words, Level 3 assets are presented on a gross basis rather than as one net number. However, this last portion of the guidance is not effective for the Company until January 1, 2011. Adoption of this guidance is expected to result in increased financial statement note disclosure for the Company.

4. Acquisitions

US Express Leasing, Inc.—On May 28, 2008, the Company acquired 100 percent of the outstanding common and preferred shares of USXL located in Parsippany, New Jersey. The results of USXL’s operations have been included in the Company’s consolidated financial statements since the date of acquisition. USXL, now operating as TVF, engages in vendor finance by leasing personal property to small and medium sized businesses in the United States. TVF originates leases through a network of dealers, distributors and manufacturers in the healthcare, office products, technology and commercial markets.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

Pursuant to the Stock Purchase Agreement (the “SPA”), the aggregate purchase price, after giving effect to the Credit Performance Adjustment escrow account (“CPA”) described below, was $93.1 million, which was comprised of $1.0 million in cash, 4.4 million shares of common stock valued at $88.1 million and $4.0 million in costs associated with the acquisition. The value of the common stock of $20.00 per share was determined based on the commitments to purchase common stock obtained by the Company on May 9, 2008 and as described in Note 1.

Allocation of USXL Purchase Price—The Company accounted for the acquisition of USXL as a purchase transaction. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. The USXL opening balance sheet at the acquisition date, after the purchase price allocation, is summarized below (in thousands):

2008
Cash and cash equivalents	$2,566
Restricted cash	31,682
Equipment lease and loan receivables—net	674,291
Equipment under operating leases	13,749
Property and equipment	2,332
Goodwill	21,141
Intangible assets	19,725
Other assets	1,446

Total assets acquired	766,932

Accounts payable and accrued expenses	11,790
Interest rate derivative	7,861
Revolving and term secured borrowings	654,209

Total liabilities assumed	673,860

Net assets acquired	$93,072

The USXL assets acquired and liabilities assumed were recorded at fair value. The lease portfolio fair value was determined by calculating the sum of the present value of the expected future lease payments and the residual values adjusted for expected realization rates. This valuation resulted in an increase of $29.5 million in the carrying value of the Equipment Lease Receivables, which is being amortized based on the effective interest rate method. Total amortization expense for the year ended December 31, 2009 and for the period ended December 31, 2008 was $10.7 million and $6.0 million, respectively, and is included as a reduction of lease and loan income in the consolidated statements of operations. The purchase premium amortization is included as a reduction of lease and loan income in the consolidated statement of operations. See Note 14.

USXL’s Term Securitization Class A and Class B (the “Term Notes”) were valued by using quoted market prices as of May 31, 2008 of similar instruments. The Term Notes were valued at $152.1 million or 92.5% and $2.2 million or 30% of face value, respectively. The total amount of debt discount was $17.4 million, which is being amortized over the average remaining lives of the notes using the effective interest rate method. Total debt amortization expense for the year ended December 31, 2009 and for the period ended December 31, 2008 was $7.3 million and $5.9 million, respectively, and is included as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

Pursuant to the SPA, the Company established a CPA escrow account for $12.0 million comprised of $11.9 million (0.6 million shares) of the Company’s common stock and cash of $0.1 million. The CPA was established to compensate the Company for higher than projected charge-offs related to the acquired leases recorded as of December 31, 2007. The seller is liable once the aggregate cumulative amount of all actual charge-offs exceeds $28.8 million, up to a maximum of $40.8 million. During 2009, charge-offs on the purchased portfolio exceeded the $40.8 million maximum and therefore the shares and cash escrowed of $12 million will not be released to the sellers. The CPA, previously recorded in other assets and additional paid in capital, was reversed in the consolidated balance sheet as of December 31, 2009 based on actual portfolio charge-offs exceeding the CPA threshold.

In connection with the USXL acquisition, the Company recorded goodwill of $21.1 million and identifiable intangible assets of $19.7 million. The identifiable intangible assets are comprised of customer relationships of $9.7 million, non-compete covenant agreements of $6.1 million and technology of $3.9 million. These identifiable intangibles are being amortized on a straight-line basis over their useful lives of 10, 3 and 8 years, respectively.

MarCap, LLC—On May 31, 2008 (the “Closing Date”), the Company acquired substantially all the assets and certain liabilities of MarCap, a healthcare-focused equipment finance company from the Marmon Group of Companies. Total assets consisted of equipment leases and loans with contractual outstanding payments of $372.3 million. The aggregate purchase price was $310.5 million and included $307.2 million in cash and $3.3 million in direct costs related to the acquisition. The fair value of the MarCap lease portfolio at acquisition was estimated to be $313.3 million. The Company recorded an initial allowance for credit losses of $32.3 million, an amortizable discount of $25.3 million and an adjustment for expected credit losses of $9.6 million. The amortizable discount is being recognized over the remaining life of the portfolio based on the effective interest rate method and at December 31, 2009 was $13.6 million. The total discount amortization recorded for the year ended December 31, 2009 and the period ended December 31, 2008 was $5.7 million and $4.2 million, respectively, and is included as a component of lease and loan income in the consolidated statement of operations. See Note 14 for further information. The remaining credit loss adjustment of $4.0 million decreased the Company’s investment in MarCap’s nonearning leases. In addition, the Company recorded a liability for and property taxes of $2.5 million.

Under the terms of the Asset Purchase Agreement, $75.0 million of the cash purchase price is held in an indemnification escrow account to compensate the Company for losses resulting from breach of representations, warranties, covenants or agreements made by the sellers. The sellers are not generally liable to indemnify the Company for any unrecorded liabilities related to activities prior to the purchase date unless the total amount of aggregate liabilities exceeds $2.5 million. One-half of the balance of the escrow account not subject to unresolved indemnification claims will be disbursed to the seller 18 months after the Closing Date. The remaining balance of the escrow account not subject to unresolved indemnification claims will be disbursed to the seller 27 months after the Closing Date. Except for the exposure related to certain property tax contingencies, management of the Company believes beyond a reasonable doubt, the consideration held in escrow will be released at each disbursement date.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

5. Equipment Lease and Loan Receivables—Net

At December 31, 2009 and 2008 the components of the equipment lease and loan receivables, net on the consolidated balance sheet are as follows (in thousands):

	2009	2008
Equipment lease receivables	$840,349	$1,127,111
Residuals	57,994	59,993
Initial direct costs—net	10,459	8,522
Unearned income	(134,165)	(214,716)

Equipment lease receivables—net of unearned income	774,637	980,910
Loan receivables	59,246	80,713

Equipment lease and loan receivables	833,883	1,061,623
Allowance for credit losses (Note 5)	(44,576)	(62,373)

Equipment lease and loan receivables—net of allowance for credit losses	$789,307	$999,250

The following table sets forth the contractual maturities of direct finance equipment leases by year (in thousands):

Years Ending December 31
2010	$324,531
2011	243,264
2012	154,003
2013	86,868
2014	26,990
Thereafter	4,693

840,349
Less amounts representing interest	(134,165)
Residuals	57,994
Initial direct costs	10,459

Equipment lease receivables—net of unearned income	$774,637

The amounts above are based on the contractual term. No effect has been given to credit losses or the possible early termination of lease contracts.

As of December 31, 2009 and 2008, non-accrual receivables totaling $35.9 million and $47.1 million, respectively, are included in equipment lease and loan receivables in the consolidated balance sheet. Interest income is not recognized after a lease or loan has been classified as non-accrual. The Company would have recognized interest income of $2.4 million and $3.4 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively, under the contractual terms for such non-accrual receivables. The Company’s average recorded investment in non-accrual receivables for the year ended December 31, 2009 and the period ended December 31, 2008 was $41.1 million and $46.6 million, respectively. Reserves on non-accrual receivables totaled $10.4 million and $27.1 million at December 31, 2009 and 2008, respectively, and are included in the allowance for credit losses on the consolidated balance sheet. The Company’s small ticket

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

financing platform (TVF) generally charges-off receivables when they become 151 days past due and does not establish specific reserves for non-accrual receivables. The allowance for credit losses for TVF is established at a level deemed appropriate for the losses inherent in the portfolio and reflects delinquency and charge-off experience. As of December 31, 2009 and 2008, there were no equipment leases or loans that remain on accrual status that had outstanding principal or interest balances that were more than 90 days past due.

6. Allowance for Credit Losses

The following table presents changes in the allowance for credit losses for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands):

Balance—January 22, 2008	$—
Reserves related to acquisitions	54,735
Provision charged to expense	33,857
Charge-offs—net of recoveries	(26,219)

Balance—December 31, 2008	62,373
Net provision charged to expense	15,449
Charge-offs—net of recoveries	(33,246)

Balance—December 31, 2009	$44,576

7. Equipment Under Operating Leases—Net

The following table provides an analysis of the net book value at December 31, 2009 and 2008 of operating lease assets, by equipment type (in thousands):

	2009	2008
Healthcare	$18,796	$19,749
Office products	7,811	5,367
Technology and other	1,726	3,086

	28,333	28,202
Less accumulated depreciation	(11,696)	(5,357)

Total	$16,637	$22,845

The following table presents future minimum lease rentals due on non-cancelable operating leases at December 31, 2009 (in thousands):

Years Ending December 31
2010	$5,913
2011	3,496
2012	2,221
2013	738
2014	187

$12,555

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

For the year ended December 31, 2009 and the period ended December 31, 2008, operating lease income was $11.3 million and $6.8 million, respectively. Operating lease income is recorded as a component of lease and loan income in the consolidated statement of operations. See Note 14 for further information. For the year ended December 31, 2009 and the period ended December 31, 2008, depreciation expense was $7.9 million and $5.4 million, respectively, and is included in depreciation and amortization expense on the consolidated statements of operations.

8. Investment in EverBank

Pursuant to a stock purchase agreement dated October 21, 2009 the Company purchased 366,557 shares of EverBank common stock for $65.0 million. Based on the terms and amount of the investment, the Company owns approximately 12% of the outstanding shares of EverBank and does not exercise significant influence over EverBank. This investment is carried at its cost basis and recorded as an investment in EverBank on the consolidated balance sheet as of December 31, 2009. Refer to Note 23 for further information.

9. Property and Equipment

Property and equipment, net of depreciation and amortization at December 31, 2009 and 2008, consisted of the following (in thousands):

	2009	2008
Furniture, fixtures, and equipment	$1,580	$2,229
Business software	2,181	1,921
Leasehold improvements	207	133

	3,968	4,283
Less accumulated depreciation and amortization	(1,693)	(478)

Property and equipment—net	$2,275	$3,805

Depreciation and amortization expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $1.0 million and $0.5 million, respectively.

10. Goodwill

The Company recorded goodwill totaling $21.1 million in connection with the May 2008 acquisition of USXL. In the fourth quarter of 2009, the Company performed an assessment of the carrying value of the goodwill. In this assessment, the Company determined that the carrying value of its goodwill was fully impaired and recorded an impairment charge of $21.1 million on the consolidated statement of operations for the year ended December 31, 2009.

11. Intangible Assets

The Company recorded identifiable intangible assets of $19.7 million in connection with the May 2008 acquisition of USXL. The identifiable intangible assets were comprised of customer relationships of $9.7 million, noncompete covenant agreements of $6.1 million, and technology of $3.9 million. These identifiable intangibles were originally being amortized on a straight-line basis over their estimated useful lives of 10, 3, and 8 years, respectively.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

During the fourth quarter of 2009, the Company performed an impairment analysis of the intangible assets acquired. Impairment is present if the carrying amount of the grouped intangible assets exceeds the future undiscounted net cash flows expected to be generated by those assets. As of December 31, 2009 the Company’s customer relationships and covenant not-to-compete intangibles were deemed impaired and impairment charges of $8.2 million and $2.9 million, respectively were recorded on the consolidated statement of operations.

The carrying amounts of the acquired intangible assets as of December 31, 2009 are as follows (in thousands):

	January 1, 2009 Carrying Value	2009 Amortization	Impairment	Net Carrying Amount	Weighted Average Amortization Period (in Years)
Developed technology	$3,644	$(492)	$—	$3,152	8.00
Customer relationships	9,136	(970)	(8,166)	—	NA
Covenant not-to-compete	4,908	(2,031)	(2,877)	—	NA

Total acquired intangible assets	$17,688	$(3,493)	$(11,043)	$3,152	NA

The carrying amounts of the acquired intangible assets as of December 31, 2008 are as follows (in thousands):

	May 28, 2008 Carrying Value	2008 Amortization	Net Carrying Amount	Weighted Average Net Amortization Period (in Years)
Developed technology	$3,930	$(286)	$3,644	8.0
Customer relationships	9,702	(566)	9,136	10.0
Covenant not to compete	6,093	(1,185)	4,908	3.0

Total	$19,725	$(2,037)	$17,688	5.6

The following table presents future amortization of the Company’s intangible assets (in thousands):

2010	$491
2011	491
2012	491
2013	491
2014	491
Thereafter	697

Total amortization	$3,152

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

12. Revolving and Term Secured Borrowings

The following table summarizes the Company’s revolving and term secured borrowings at December 31, 2009 and 2008:

	2009	2008
Vendor finance facilities:
Term securitization:
Class A notes, interest at 5.38%	$51,527	$116,846
Class B notes, interest at 10.19%	3,465	5,274

Total term securitization borrowings	54,992	122,120
Less fair value discount—net of accumulated amortization	(4,222)	(11,561)

Total term securitization borrowings—net of accumulated amortization	50,770	110,559
Commercial paper conduit facility—Class A notes, interest at 7.55% and 8.07%, respectively	279,696	340,331
Revolving warehouse facility, interest at 5.50%	33,278	76,353
Other secured borrowings, interest at 7.78%	449	1,284

Total revolving and term secured borrowings	364,193	528,527
Less deferred financing costs	(273)	(4,715)

TVF net revolving and term secured borrowings	363,920	523,812

Asset finance facilities:
Term credit facility, interest at 3.93% and 5.55%, respectively	46,980	130,288
Less deferred financing costs	(1,690)	(5,055)

TAF term secured borrowings	45,290	125,233

Total net revolving and term secured borrowings	$409,210	$649,045

Interest expense on these facilities for the year ended December 31, 2009 and the period ended December 31, 2008 was $59.5 million and $47.9 million, respectively (see Note 15).

Vendor Finance Facilities:

Term Securitization—In 2006, USXL issued $325 million in Equipment Contract Backed Notes, Series 2006-1 (“2006-1 Notes”) through USXL Funding II, LLC (“Funding II”), an SPE formed for the sole purpose of holding lease contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311.0 million in Class A notes and $14.0 million in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, USXL obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional, non-recourse to TVF, guarantee of ultimate principal and interest due to Class A note holders. The Company pays FGIC an annual premium for guaranteeing the Class A 2006-1 Notes equal to 0.33% of the amount of the outstanding notes. The 2006-1 Notes carry a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of lease contracts, thereby providing the Company with a match funded portfolio within Funding II. Payments due from Funding II’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

under the 2006-1 Notes. The 2006-1 Notes have a stated maturity on April 15, 2014. These notes are callable when the remaining outstanding balance falls below a pre-defined threshold and these notes are expected to be become callable in the second quarter of 2010.

As part of the acquisition of USXL, Class A and Class B term notes payable were recorded at fair value. The fair value adjustment resulted in the Class A notes being recorded at 92.5% of face value, a reduction of $12.2 million, and the Class B notes being recorded at 30% of face value, a reduction of $5.2 million. The discounts are being amortized over the remaining contractual period using the effective interest rate method with the periodic amortization recorded as a component of interest expense in the consolidated statements of operations. Total amortization of the notes discount was $7.3 million and $5.9 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively. See Note 15 for further information.

At December 31, 2009, the Class A and B note outstanding balances were $51.5 million and $3.5 million, carrying interest rates of 5.38% and 10.19%, respectively. The Class A and B note carrying values, after the fair value discount, discussed above, were $49.3 million and $1.4 million, respectively. At December 31, 2008, the Class A and B note outstanding balances were $116.8 million and $5.3 million, carrying interest rates of 5.38% and 10.19%, respectively. The Class A and B note balances after the fair value discount were $109.2 million and $1.4 million, respectively.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Commercial Paper Conduit facility (the “CP Conduit”) and the revolving warehouse facility. As of December 31, 2009 and 2008, TVF believes it complies with all covenants under these facilities.

Commercial Paper Conduit Facility—TVF established a commercial paper conduit facility with a maximum borrowing of $562.5 million in May 2008, which was set to expire in May 2009, but was extended through February 5, 2010 (See Note 24). In conjunction with the extension, the effective advance rate on the facility was reduced. At December 31, 2009 the advance rate was 60%. If, upon maturity, the CP Conduit is not renewed or extended, the outstanding loan balance converts to a term loan and amortizes until December 2010. Borrowings under the CP Conduit are secured by lease contracts that have been pledged to it. Credit Suisse acts as administrative agent for the CP Conduit, with Wachovia Bank, Barclays Bank and SunTrust Bank as co-purchasers.

Under the CP Conduit, TVF utilizes USXL Funding I, LLC (“Funding I”), a wholly owned subsidiary of TVF that acts as an SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the CP Conduit. The CP Conduit is secured by a senior security interest in all contracts held by Funding I which issues Class A notes and receives 60% of the aggregate discounted contract balance of the lease contracts. Payments due from Funding I’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the CP Conduit.

At December 31, 2009 and 2008, TVF had $279.7 million and $340.3 million, respectively, outstanding under the CP Conduit. Interest under the CP Conduit on Class A notes was 7.55% and 8.07% at December 31, 2009 and 2008 and the weighted average interest rate for the year ended December 31, 2009 and the period ended December 31, 2008 was 7.78%. and 7.88%, respectively.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

For the period ended December 31, 2008, $11.1 million of financing costs were incurred in connection with the renewal of the CP Conduit. These costs have been capitalized and are being amortized over the term of the CP Conduit. For the period ended December 31, 2008, amortization of the deferred financing costs was $6.4 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

The CP Conduit is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and tangible net worth covenants. While recourse under this CP Conduit is limited to the collateral held in Funding I, violation of these covenants could cause certain funding termination, rapid amortization and/or servicer termination events. The CP Conduit is also cross-defaulted with the 2006-1 Notes and the revolving warehouse facility. As of December 31, 2009 and 2008 TVF believes it complies with all covenants.

Under the terms of the CP Conduit agreement, an interest rate swap is maintained for which Funding I receives variable interest based on one-month London Interbank Offered Rate (LIBOR) or the CP Conduit’s cost of funds while Funding I pays a fixed rate equal to 3.98%. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the facility and the cost of the debt issued by the facility. See Note 22 for further information related to derivative financial instruments.

Revolving Warehouse Facility—TVF maintains a Revolving Warehouse Facility with Wells Fargo Foothill, Inc., as arranger and agent, which expires in August 2011. During 2009 the Company negotiated a reduction of the facility from $100 million to $70 million. The facility is secured by a first perfected security interest in all of TVF’s assets except those that have been transferred into SPEs for financing through TVF’s CP Conduit or through term securitizations. Advances under the facility are subject to a borrowing base equal to 60% of TVF’s net investment in eligible contracts. Payments made from lease contracts that secure this facility are made directly to a lockbox and are applied as the repayment of amounts due under the credit facility as they are received. The facility carries interest at a rate equal to 30-day LIBOR plus a spread that varies between 1.50% and 2.50% depending upon average utilization of the facility and certain performance covenants. As of December 31, 2009 and 2008, the spread over LIBOR was 2.50%. The Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

At December 31, 2009 and 2008, the Company had $33.3 million and $76.4 million, respectively, outstanding under this warehouse facility. The weighted average interest rate for the facility was 5.50% for the year ended December 31, 2009 and the period ended December 31, 2008.

The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the TVF’s CP Conduit and the 2006-1 Notes. As of December 31, 2009 and 2008, the Company believes it complies with all financial covenants contained in its revolving warehouse facility.

Financing costs were incurred in connection with the renewal of the revolving and term secured borrowings for the year ended December 31, 2009 totaling $5.8 million. These costs were capitalized and are amortized over the terms of the respective facilities. For the year ended December 31, 2009 amortization of the deferred financing costs was $10.2 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

Extinguishment of Debt—During 2008, the Company extinguished $2.4 million in notes payable to the prior shareholder of Pro-Lease, a company acquired by USXL in 2007. TVF paid this shareholder $0.6 million in settlement of this obligation and recorded a $1.8 million gain recorded as a component of fees and other income in the consolidated statement of operations.

Asset Finance Facilities:

Term and Revolving Credit Facilities—On June 16, 2008 TAF established a $400 million term and revolving credit facility (“DB Facility”) between Deutsche Bank AG, New York Branch Tahoe Funding Corp., LLC and TAF Funding I, LLC (“TAF I”), a wholly owned subsidiary of TAF which acts as a SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the DB Facility. The DB Facility is secured by a senior security interest in all contracts held by TAF I. On February 20, 2009, the DB Facility was reduced to $250 million. The DB Facility is subject to certain affirmative, negative and financial covenants and the Company believes it complies with all covenants as of December 31, 2009 and 2008.

Term Loan—The term loan is limited to $175.0 million and originally set to expire on June 15, 2011 with repayments of $5.0 million per month through June 15, 2010 and $4.5 million per month thereafter until June 15, 2011. On August 20, 2009, the term loan limit was defined as the aggregate amount outstanding under the DB facility, effectively requiring the amortization of the outstanding balance by the original maturity date. On October 20, 2009, the maturity date for the term loan was changed to June 20, 2010. The DB Facility carries an interest at an annual rate equal to the DB Facility base rate plus 3.25%. At December 31, 2009 and 2008, the Company had $47.0 million and $130.3 million, respectively, outstanding under this facility. The weighted average interest rate for the facility was 3.93% for the year ended December 31, 2009 and 6.06% for the period ended December 31, 2008.

Revolving Loan—The revolving DB Facility, originally $225 million, was reduced to $100 million on February 20, 2009 and terminated on August 20, 2009. TAF I received advances based on certain percentages of the discounted balance of the contracts. Payments due from TAF I’s lease contract portfolio were made directly to a lock box and applied as repayments of amounts due under the DB Facility. The DB Facility originally carried interest at a rate per year equal to the DB Facility base rate plus (a) 2.50% if the facility has a Moody’s rating of at least Aa2 or an S&P rating of at least AA or (b) at all other times 3.00%. At the time of termination, the facility carried interest equal to the applicable base rate and plus 2.75%. The revolving DB Facility had an original maturity date of June 15, 2009, but was extended to January 15, 2010 before being terminated on August 20, 2009. The Company did not have an outstanding balance at any time during 2009 or at December 31, 2008 under this DB Facility.

Under the terms of the DB Facility agreement, an interest rate swap is maintained for which TAF I receives variable interest based on one month LIBOR while TAF I initially paid a fixed rate equal to 4.75%. On June 20, 2009, this pay fixed rate was reduced to 1.4% in exchange for a one-time fee payment of $1.1MM. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the DB Facility and the cost of the debt issued by the DB Facility. See Note 22 for further information related to derivative financial instruments.

Financing costs incurred in connection with establishing these facilities have been capitalized and are being amortized over the term of the facilities. TAF incurred additional financing costs of $0.2 million during 2009. For the year ended December 31, 2009 and the period ended December 31, 2008, amortization of the deferred financing costs was $3.6 million and $3.1 million and is recorded as a component of interest expense in the consolidated statement of operations. See Note 15 for further information.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

13. Stockholders’ Equity

Common Stock—Pursuant to the terms and conditions of the Private Placement Memorandum (PPM), the Company issued to certain investors shares of the Company’s common stock, par value $0.01 per share, at a price of $20.00 per share (or $19.95 per share for certain large investors). Total authorized shares of common stock were 600 million shares of which 300 million shares are designated as voting and 300 million shares as nonvoting. Total common stock issued during the year ended December 31, 2009 was 9.2 million shares. These shares were issued for $184.8 million in cash. Stockholders’ equity was decreased by a $1.5 million adjustment for share based compensation. Total common stock issued and outstanding as of December 31, 2008 was 30.8 million shares. Of these shares, 25.8 million shares were issued for $514 million in cash and 5.0 million shares, with a value of $99.8 million were issued related to the USXL acquisition. The Company recorded direct costs associated with the issuance of the common stock of $24.1 million. See Note 16.

Preferred Stock—The Company is authorized to issue up to 100 million shares of preferred stock, par value $0.01 per share. Shares may be issued in one or more series as authorized by the Company’s Board of Directors. As of December 31, 2009 and 2008, no preferred shares were issued.

Warrants—As part of the purchase of the Company’s common stock, certain investors were granted warrants to purchase up to 7% of the Company’s Common Stock, on a fully diluted basis. The warrant exercise price is $20.00 per share and will expire 10 years from the date of grant. No warrants were exercised as of December 31, 2009 and 2008. In anticipation of the EverBank transaction, certain senior management team members, that were also investors in the Company, relinquished their warrants as part of their respective separation agreements with the Company. This reduced the number of shares subject to warrants to 6.98% of the Company’s Common Stock, on a fully diluted basis, as of December 31, 2009.

14. Lease and Loan Income

For the year ended December 31, 2009 and the period ended December 31, 2008, the components of lease and loan income are as follows (in thousands):

	2009	2008
Income from direct finance leases and loans	$87,180	$55,460
Amortization of fair value discount	5,645	4,183
Less amortization of initial direct costs	(5,168)	(700)
Amortization of fair value premium	(10,663)	(5,961)

Income from direct finance leases and loans—net	76,994	52,982
Operating lease income	11,279	6,830

Total lease and loan income	$88,273	$59,812

See Note 5 for further information related to the accretion and amortization of direct finance leases and loans. See Note 7 for further information related to operating lease income.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

15. Interest Expense

For the year ended December 31, 2009 and the period ended December 31, 2008, the components of interest expense are as follows (in thousands):

	2009	2008
Interest on revolving and term secured borrowings	$38,367	$32,487
Amortization of deferred financing costs	13,821	9,536
Amortization of fair value note discount	7,293	5,918

Total interest expense	$59,481	$47,941

See Note 12 for further information related to revolving and term secured borrowings, deferred finance costs and purchase discount of term notes included above.

16. Share-Based Compensation

The Company’s 2008 Long-Term Incentive Plan (the “LTIP”), represents a share-based compensation plan. The LTIP provides for the granting of nonqualified stock options (NQSOs), restricted stock unit awards (RSUs) and stock appreciation rights (SARs) to certain employees and directors for up to 6.0 million shares of common stock. The exercise price for all stock options is equal to or greater than the fair market value of the common stock on the date of grant. No monetary payment is required as a condition of receiving a RSU or SAR award, since the consideration for the award is for services rendered. All share-based compensation vests over periods of up to five years from the date of grant, except for performance options which vests over periods up to four years. NQSOs , RSUs and SARs currently awarded have a maximum term of 10 years. All awards are subject to time vesting and a portion is subject to performance vesting.

TCFG records compensation costs related to share-based payments over the period that an employee provides services in exchange for the award. The fair value of the NQSOs granted in 2008 was estimated at the grant date based on the Black-Scholes option-pricing model using the following assumptions:

Strike price	$20.00
Share price	$20.00
Expected term	5.1 years
Volatility	30.95%
Risk free interest rate	3.41%
Dividends	None
Fair value per share	$6.69

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

The following table summarizes the changes in NQSOs activities under the Company’s share-based compensation plan for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands except for weighted-average exercise price and grant date fair value per share):

	Options	Price	Per Share	Fair Value
Outstanding—January 22, 2008	—	$—	$—	$—
Granted	4,000	20.00	6.69	26,750

Outstanding—December 31, 2008	4,000	20.00	6.69	26,750
Forfeited or expired	(3,285)	20.00	6.69	(21,968)

Outstanding—December 31, 2009	715	$20.00	$6.69	$4,782

During 2009, there were a total of 3.1 million forfeitures due to management actions taken as a result of the proposed Merger Transaction (See Notes 1 and 24). There were also 0.2 million forfeitures related to employee departures. NQSOs outstanding at December 31, 2009 and 2008 had a weighted average remaining contractual life of 8.5 years and 9.5 years, respectively. There were no exercisable options as of December 31, 2009 and 2008.

The following table summarizes the changes in RSUs under the Company’s share-based compensation plan for the year ended December 31, 2009 and the period ended December 31, 2008 (in thousands):

	Units	Value
Outstanding—January 22, 2008	—	$—
Granted	90	1,352

Outstanding—December 31, 2008	90	1,352
Forfeited or expired	—	—

Outstanding—December 31, 2009	90	$1,352

As of December 31, 2009 and 2008 there were 1.6 million and $1.9 million NQSQs, RSUs and SARs grants available for issuance under the plan. Share-based compensation expense was a benefit of $1.5 million for the year ended December 31, 2009 and an expense of approximately $2.6 million for the period ended December 31, 2008 and is included in salaries and employee benefits on the consolidated statement of operations. The benefit resulted from forfeitures and updated assessment of performance based vesting assumptions, as management determined the performance metrics would not be achieved.

During 2009, 0.3 million SARs were awarded to TCFG employees. The SARs possess performance and time vesting terms identical to the NQSQs and RSUs and include a reference price of $20 per share. The Company measures the fair value of the obligation each reporting period. No net compensation expense or related accrued liability was recorded during 2009 as the SARs have been deemed to have no value as of December 31, 2009.

As of December 31, 2009 and 2008, there was $1.9 million and $18.4 million, respectively, of unrecognized compensation costs related to the non-vested share based compensation grants. Absent the Merger Transaction (see Notes 1 and 24), these costs would be recognized over the remaining weighted average period of 3.5 years.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

17. Employee Benefits

Savings Incentive Plan—TCFG maintains a defined contribution retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company’s expense is based upon specific percentages of employee contributions that participate in the plan. Under the plan, the Company, at its sole discretion, may match some level of employee contribution. For the year ended December 31, 2009, the Company matched the first 4% contributed by participants. The Company’s contribution under this plan totaled $0.8 million and $0.2 million for the year ended December 31, 2009 and the period ended December 31, 2008, respectively, and was recorded in salaries and employee benefits in the consolidated statements of operations.

18. Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return.

The components of the income tax provision for the year ended December 31, 2009 and the period ended December 31, 2008 from continuing operations consists of the following (in thousands):

	2009	2008
Current:
Federal	$—	$—
State	125	210

	125	210
Deferred:
Federal	—	—
State	—	—

Total provision	$125	$210

A reconciliation of the provision for income taxes with amounts computed at the statutory Federal rate of 34% for the year ended December 31, 2009 is shown below (in thousands):

Income tax benefit at U.S. Federal statutory rate	$(32,082)
State income tax—net of Federal tax benefit	(2,886)
Change in valuation allowance, net	24,558
Goodwill impairment	7,188
Federal and State rate change	2,432
Other—net	915

Total provision	$125

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

The components of deferred tax assets and liabilities as of December 31, 2009 and 2008, were as follows (in thousands):

	2009	2008
Deferred tax assets:
Net operating loss carry forwards	$127,611	$80,652
Allowance for credit losses	16,972	20,375
Unrealized loss on interest rate swap	4,146	8,303
Tax depreciation on operating leases	—	3,321
Discount accretion	5,053	—
Share based compensation	432	1,051
Other	455	1,324

Total deferred tax assets	154,669	115,026
Less valuation allowance	(106,049)	(55,545)

Net deferred tax assets	48,620	59,481

Deferred tax liabilities:
Direct finance and operating leases—net	(36,090)	(45,547)
Extinguishment of notes payable	—	(4,599)
Amortization of lease premium	(4,931)	—
Initial direct costs	(4,118)	—
Fair value adjustment of notes payable	(1,624)	—
Identifiable intangibles	(1,212)	(7,064)
Other	(645)	(2,271)

Total deferred tax liabilities	(48,620)	(59,481)

Net deferred tax asset	$—	$—

As of December 31, 2009 and 2008, the Company has U.S. federal tax loss carry forwards of approximately $337 million and $204 million, respectively. These tax loss carry forwards begin to expire in 2024. As of December 31, 2009, the Company has New Jersey, California and Florida tax loss carry forwards of approximately $69 million, $39 million and $31 million, respectively. In addition, the Company has tax loss carry forwards in various other states. These state tax loss carry forwards begin to expire in 2010. The U.S. federal and state tax loss carry forwards are subject to annual limitations on utilization.

The valuation allowance as of December 31, 2009 and 2008, is attributable to deferred tax assets related to NOL carry-forwards and other items for which it is more likely that not that the related tax benefits will not be realized. The Company considers all relevant evidence, both positive and negative, to determine the need for a valuation allowance. It is management’s policy that the valuation allowance is reduced in the year it is determined that it is more likely than not that the deferred tax assets will be realized.

The Company adopted the new accounting for uncertainty in income taxes guidance under ASC 740 on January 1, 2009. The cumulative effect of adoption resulted in an unrecognized tax benefit of approximately $5.1 million. The adjustment was recorded as a reclassification between deferred tax assets and liabilities.

As of December 31, 2009, the total amount of gross unrecognized tax benefits was $6.1 million. No interest and penalties have resulted from this unrecognized tax benefit.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

The Company files income tax returns in the U.S. Federal jurisdiction, and various state and local jurisdictions. The Company’s U.S. Federal Income tax returns for the years 2006 through 2008 are open for examination. Prior periods are no longer subject to IRS assessment. U.S. state jurisdictions have statutes of limitations that generally range from three to five years. The Company’s tax returns are currently under examination in various U.S. state jurisdictions.

19. Discontinued Operations

During the fourth quarter of 2009, TCFG decided to exit the TCF specialty lending business. The Company has accounted for this in accordance with the accounting guidance for impairment or disposal of long-lived assets. As of December 31, 2009 all business activity ceased at TCF, all TCF employees were terminated or reassigned within TCFG, and the Company engaged a real estate broker to sublease or otherwise dispose of TCF’s office facilities. All TCF operating expenses and exit costs associated with the closure of TCF have been included in discontinued operations. TCF did not have any assets as of December 31, 2009 as all its leasehold improvements were either redeployed within TCFG or accrued for as a loss. Liabilities related to discontinued operations as of December 31, 2009 are as follows (in thousands):

2009
Liabilities related to discontinued operations:
Lease termination obligation	$1,788
Severance obligations	4,794
Liabilities related to discontinued operations	$6,582

Loss from discontinued operations for the year ended December 31, 2009 and the period ended December 31, 2008 are as follows (in thousands):

	2009	2008
Loss from discontinued operations:
Operating loss from discontinued operations	$3,071	$8,400
Severance charges	5,268	—
Leasehold exit costs	1,788	—
Impairment charges	962	—

Loss from discontinued operations	$11,089	$8,400

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

20. Commitments and Contingencies

Lease Commitments—The following table presents future minimum rentals under noncancellable long-term agreements for the Company’s leased facilities at December 31, 2009, (in thousands):

Years Ending December 31
2010	$1,601
2011	1,690
2012	1,285
2013	1,123
2014	1,084
Thereafter	1,230

Total	$8,013

The above lease commitment table does not include the effect of the 2010 TCF termination agreement disclosed in Note 24.

In addition to these payments, the Company pays rent on a month-to-month basis for certain other premises. Rent expense for the year ended December 31, 2009 and the period ended December 31, 2008 was $2.1 million and $0.7 million, respectively, and is included as a component of selling, general, and administrative expenses in the consolidated statements of operations.

The Company was required to maintain a compensating balance of $0.5 million at December 31, 2009 and $0.7 million at December 31, 2008 as collateral for letters of credit issued by a third party in lieu of a cash security deposit, as required by certain of the Company’s leases for its office space.

Proposed Merger Transaction—The Company is subject to a transaction success fee of $5.5 million, payable to Goldman Sachs upon the closing of the proposed Merger Transaction. See Notes 1 and 21 for further information.

As a result of management actions taken in conjunction with entering into the proposed Merger Transaction with EverBank, the Company incurred $20.7 million, including $5.3 million included in discontinued operations (See Note 19), related to severance and retention charges for TCFG employees for the year ended December 31, 2009. Severance and retention expenses of $15.4 million are included in salaries and employee benefits within continuing operations. Severance and retention obligations of $18.5 million, which includes $4.8 million of discontinued operations, are accrued as of December 31, 2009. Certain severance arrangements require the Company to provide salary and benefits for periods up to 2 years from the termination date.

Legal Proceedings—The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

Guarantees and Warranties—The Company has provided certain representations and warranties to its lenders and purchasers of leases regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

and customary and the Company has not recorded a liability for these representations and warranties, as it does not expect to make payments in this regard.

Business and Credit Concentrations—The Company’s obligors are located throughout the U.S. The following five states comprise the largest proportion of the net investment in equipment lease and loan receivables at December 31, 2009 and 2008.

	2009	2008
California	16.6%	15.3%
Texas	11.0	11.2
Florida	10.7	10.3
New York	6.5	6.5
Illinois	6.5	4.5

As of December 31, 2009 and 2008, the following collateral types secured the Company’s net investment in equipment leases and loans:

	2009	2008
Healthcare	48.9%	54.3%
Office products	36.9	31.1
Technology	7.1	7.5
Other	7.1	7.1

Total	100.0%	100.0%

21. Related-Party Transactions

Under the terms of an agreement between the Company and Aquiline Capital Partners LLC (“Aquiline”), a stockholder, Aquiline will be paid $2 million per year for five years for providing business advisory services for the Company. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company recorded $2.0 million and $2.0 million, respectively, for such services. This charge is included in selling, general and administrative expenses in the consolidated statement of operations. In 2009, Aquiline instructed the Company to defer cash settlement of this obligation until further notice. At December 31, 2009, the Company recorded a liability of $2.0 million on the consolidated balance sheet related to this obligation (See Note 24).

As a result of the investment described in Note 8, TCFG shareholders obtained one seat on the board of directors of EverBank. TCFG’s shareholders designated Aquiline to select a representative for the board of directors.

Pursuant to the PPM, the Company reimburses investors for costs related to required filings by such investors under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act. For the year ended December 31, 2009 and the period ended December 31, 2008, costs of $0.1 million and $0.6 million were treated as a cost of raising equity and recorded as a reduction of additional paid in capital in the consolidated balance sheet.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

Credit Suisse, an investor, acts as agent for the Company’s CP Conduit. For the year ended December 31, 2009 and the period ended December 31, 2008, Credit Suisse received $2.0 million and $11.1 million, respectively, in fees from the Company related to the CP Conduit. These fees are recorded as a component of revolving and term secured borrowings in the consolidated balance sheet. See Note 12 for further information.

During 2009, the Company engaged Goldman Sachs to evaluate its strategic alternatives. Goldman Sachs, through a business unit separate and distinct from the investment banking unit engaged, is a minority investor in the Company. The Company paid $0.2 million to Goldman Sachs during 2009 and is subject to a transaction success fee, payable upon the closing of the Merger Transaction. See Notes 20 and 24 for further information related to the potential success fee payable to Goldman Sachs.

As detailed in Note 4, the Company acquired the stock of USXL from funds affiliated with DLJ Merchant Banking Partners III, L.P., an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”). Credit Suisse served as an underwriter in the private placement of the Company’s common stock through affiliated funds. Credit Suisse received $10.2 million of fees as underwriter for the period ended December 31, 2008, which is recorded as a reduction of additional paid in capital in the consolidated balance sheet.

During 2008, the Company was obligated to pay Aquiline a cash fee equal to either 1.00% or 1.25% of any aggregate investor equity drawdown commitments received as defined in the Company’s PPM. For the period ended December 31, 2008, the Company paid $11.0 million in issuance costs to Aquiline, which was recorded as a reduction to additional paid in capital in the consolidated balance sheet.

During the period ended December 31, 2008, the Company paid $0.8 million to Aquiline for reimbursement of legal and professional fees incurred related to the acquisition of USXL and MarCap.

22. Derivative Financial Instruments

The Company’s leases carry interest generally at fixed rates while certain of its credit facilities charge interest at floating rates. The Company uses derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating interest rate into a fixed rate. These swap agreements are required under the terms of the credit facilities and reduce the Company’s exposure to interest rate fluctuations. These interest rate swaps do not meet the criteria of hedge accounting.

The received rates are the one-month USD LIBOR rate and the rate paid is a fixed rate as specified by the interest rate swap agreements.

TAF is a party to an interest rate swap agreement that has a total notional value of $71.1 million and a paid interest rate of 1.4% at December 31, 2009. The agreement had a total notional value of $130.3 million and a paid interest rate of 4.75% at December 31, 2008. In June of 2009, TAF partially settled the outstanding swap liability for $1.1 million. This agreement was to expire in 2012, but was terminated in February 2010. See Note 24.

TVF is a party to an interest rate swap agreement that has a total notional value of $279.3 million and a paid interest rate of 3.98% as of December 31, 2009. The agreement had a total notional value of $327.9 million and a paid interest rate of 4.49% at December 31, 2008. This agreement was to expire in 2016, but was terminated in February 2010. See Note 24.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

As of December 31, 2009 and 2008, the Company has recorded interest rate derivative liabilities in the consolidated balance sheet of $10.8 million and $20.8 million, respectively, representing the fair value of the Company’s interest rate swap agreements. For the year ended December 31, 2009 and the period ended December 31, 2008, the Company recorded $8.9 million of income and $12.9 million of expense, respectively, in the consolidated statement of operations, due to changes in the fair value of these agreements.

23. Fair Value of Financial Instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2—Includes inputs other than quoted prices that are observable for the asset or liability that is directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs, which support little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the Company categorizes such financial asset or liability based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability that a market participant would use.

The following table summarizes the valuation of the Company’s financial instruments and indicates the fair value hierarchy of the valuation technique the Company utilizes to determine fair value as of December 31, 2009 and 2008 (in thousands):

	2009		2008
	Estimated Fair Value	Level	Estimated Fair Value	Level
Measured on recurring basis—interest rate derivative liabilities	$10,780	2	$20,789	2

Measured on non-recurring basis—intangible assets (see Note 11)	$3,152	3

Interest Rate Derivatives—Interest rate swap contracts are recorded on the consolidated balance sheet based on estimated fair value. The estimated fair value is calculated using available market data taking into account current market rates. Measurement of fair value requires that the value be adjusted for known risks that would affect the value of the asset or liability.

Intangible Assets—The Company periodically evaluates identifiable intangible assets, based on factors including replacement cost, operating results, business plans, economic projections and anticipated future cash flows.

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

The fair value of financial instruments are required to be disclosed at the balance sheet date. The carrying values of the Company’s financial instruments approximate their fair values and, where applicable, are based on current market prices. The carrying values of the Company’s financial liabilities approximate their fair values except for the fair value of the Company’s revolving and term secured borrowings, which are based on prevailing interest rates and market prices for debt of similar terms and maturities.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2009 and 2008:

	2009		2008
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$63,758	$63,758	$61,828	$61,828
Restricted cash	88,373	88,373	66,263	66,263
Loan receivables	59,246	56,797	80,713	79,263
Investment in EverBank	65,000	65,000
Financial liabilities—revolving and term secured borrowings	409,210	406,479	649,045	646,275

Cash and Cash Equivalents—For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Restricted Cash—The Company maintains cash reserve accounts as a form of credit enhancement in connection with the term securitizations and required liquidity reserves under the Company’s credit agreements. The book value of such cash reserve accounts is included in restricted cash on the consolidated balance sheet. The reserve accounts earn a market rate of interest, which results in a fair value approximating the carrying amount at December 31, 2009 and 2008.

Loan Receivables—For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Investment in EverBank—The carrying value is considered to be a reasonable estimate of fair value as the shares of EverBank, a non-public entity, were acquired in the fourth quarter of 2009.

Revolving and Term Secured Borrowings—The fair value of the Company’s debt obligations is based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value.

24. Subsequent Events

Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events, which provide evidence about conditions that existed after the balance sheet date, require

TYGRIS COMMERCIAL FINANCE GROUP, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

As of December 31, 2009 and 2008, for the Year Ended December 31, 2009 and the Period January 22, 2008

(Date of Inception) through December 31, 2008

disclosure in the accompanying notes. Management evaluated all activity of the Company through May 6, 2010, the date which the financial statements were available to be issued, and concluded that there were no subsequent events requiring potential recognition or disclosure in the financial statements, except for the following disclosure:

Merger Transaction—On February 5, 2010, the Company became part of EverBank, pursuant to an Acquisition Agreement and Plan of Merger as described in Note 1. The Company is expected to continue to operate as a subsidiary of EverBank. Concurrent with the close of the transaction the following events occurred:

1) A cash dividend of $8.0 million was paid to the shareholders of the Company.

2) The Company distributed the $65 million investment of EverBank stock (see Note 8) to the shareholders of the Company as a non-cash dividend.

3) The Company deposited $50 million of cash in an escrow account for the benefit of the Company’s shareholders, subject to the terms of the loss protection provisions in the merger agreement. Additionally, the Company deposited $1.0 million in an escrow account to fund future expenses of the Designated Monitor, as defined in the merger agreement.

4) In addition, the Company’s shareholders were granted 2 additional seats (see Note 21) to the board of directors of EverBank.

5) EverBank provided an affiliate line of credit to the Company that enabled it to a) repay all outstanding amounts due, including fees and costs, of the TVF CP Conduit and Revolving Warehouse debt facilities and the TAF Term credit facility and b) terminate related interest rate swaps. The outstanding debt under TVF’s term securitization remains outstanding. (See Note 11).

6) The Company paid transaction costs totaling $9.7 million.

In conjunction with the closing of the transaction, Aquiline agreed to forego collection of the $2.0 million Tygris owed it for business advisory services as of February 4, 2010. See Note 21 for further information.

Partial Lease Termination—On March 29, 2010, the Company entered into an agreement to partially terminate (the “Termination Agreement”) the office lease in Wilton, CT, home to TCF. The Termination Agreement stipulates that 3,753 square feet will be returned to the landlord in exchange for a one-time termination payment of $0.4 million. The expense associated with the Termination Agreement was accrued as of December 31, 2009 and is included in discontinued operations in the consolidated financial statements of the Company. (See Note 19). The Company has 10,934 square feet of office space remaining in Wilton, CT under its original lease obligation.

******

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder

Tygris Vendor Finance, Inc. and subsidiaries:

We have audited the accompanying consolidated statements of operations, changes in stockholder’s equity, and cash flows of Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) (the “Company”) for the period from January 1, 2008 through May 28, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 2 to the consolidated financial statements, Tygris Commercial Finance Group, Inc. (TCFG) completed its acquisition of US Express Leasing, Inc., on May 28, 2008, which subsequently changed its name to Tygris Vendor Finance, Inc. and became a wholly owned subsidiary of TCFG.

/s/ Deloitte & Touche LLP

New York, New York

April 20, 2009

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

(In thousands)

Net Lease Income:
Lease income	$23,580
Interest expense	20,055

Net lease (loss) income	3,525
Provision for Credit Losses	11,247

Net lease loss after provision for credit losses	(7,722)

Other Income (Loss):
Fees and other income	3,789
Fair value adjustments for interest rate swaps	(921)
Total other (loss) income	2,868
Operating Expenses:
Salaries and employee benefits	8,325
Selling, general and administrative expenses	766
Depreciation and amortization	488

Total operating expenses	9,579

Loss before income tax provision	(14,433)
Income Tax Provision	86

Net Loss	$(14,519)

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

(In thousands, except for shares and per share amounts)

	Common Shares	Common Stock	Preferred Stock	Additional Paid In Capital	Accumulated Deficit	Total Stockholder’s Equity
BALANCE—January 1, 2008	—	$1	$134,300	$—	$(84,246)	$50,055
Comprehensive loss—net loss—January 1, 2008 to May 28, 2008					(14,519)	(14,519)

BALANCE—May 28, 2008	—	$1	$134,300	$—	$(98,765)	$35,536

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

(In thousands)

Cash Flow from Operating Activities:
Net loss	$(14,519)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for credit losses	11,247
Depreciation of equipment under operating leases	2,925
Depreciation and amortization	488
Amortization of initial direct costs and fees	5,622
Amortization of deferred financing fees	4,442
Unrealized loss on fair value adjustment for interest rate swaps	921
Decrease in other assets	373
Decrease in accounts payable and accrued expenses	(6,934)

Net cash provided by operating activities	4,565

Cash Flow from Investing Activities:
Origination of lease and loan receivables	(124,305)
Payments received on lease receivables	94,564
Purchase of property and equipment	(224)
Decrease in restricted cash	9,340
Purchases of equipment under operating leases	(2,102)

Net cash used in investing activities	(22,727)

Cash Flow from Financing Activities:
Conduit advances	89,487
Conduit repayments	(58,706)
Term securitization repayments	(40,215)
Warehouse advances	135,058
Warehouse repayments	(135,709)
Other debt advances	25,000
Other debt repayments	(520)
Debt issuance costs	(1,664)

Net cash provided by financing activities	12,731

Net Decrease in Cash and Cash Equivalents	(5,431)
Cash and Cash Equivalents—Beginning of period	7,997

Cash and Cash Equivalents—End of period	$2,566

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$16,380

Cash paid for taxes	$90

See notes to consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

1. Description of Business

Tygris Vendor Finance, Inc. and subsidiaries (formerly US Express Leasing, Inc.) (“TVF” or the “Company”), operates as a small ticket vendor finance platform, originating leases through a network of dealers, distributors and manufacturers in the office products, health care and technology markets. US Express Leasing, Inc. (“USXL”) was formed as a Delaware corporation on February 10, 2004, and on December 8, 2008, USXL’s name was changed to TVF. On May 28, 2008 (the “Closing Date”), USXL was acquired by Tygris Commercial Finance Group, Inc. (“TCFG”).

2. Acquisition by Tygris Commercial Finance Group, Inc.

US Express Leasing, Inc.—On the Closing Date, TCFG acquired all of the outstanding common and preferred shares of USXL. Pursuant to the Stock Purchase Agreement (“SPA”), the aggregate purchase price was $93.1 million, which was composed of $1.0 million in cash, 4.4 million shares of TCFG common stock valued at $88.1 million, and $4.0 million in costs associated with the acquisition. The value of the TCFG common stock of $20.00 per share was determined based on the commitments of certain private equity and other investors to purchase TCFG common stock.

3. Summary of Significant Accounting Policies

a) Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, USXL Funding I, LLC (“Funding I”) and USXL Funding II, LLC (“Funding II”). All intercompany balances and transactions have been eliminated in consolidation.

b) Basis of Financial Statement Presentation—The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated statements of operations and cash flows reflect the results of operations and cash flows of the Company for the period January 1, 2008 through May 28, 2008, which relates to the period preceding the acquisition.

c) Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the estimates included in the consolidated financial statements are prudent and reasonable. Estimates include assumptions when accounting for income recognition, financial instruments, the allowance for credit losses, deferred initial direct costs, share-based compensation awards, and income taxes. Actual results could differ from those estimates.

d) Allowance for Credit Losses—The Company’s allowance for credit losses represents management’s estimate of losses inherent in the equipment lease portfolio. The estimation of the allowance includes considerable judgment and is based on a variety of factors, including past lease loss experience, the current credit profile of the Company’s borrowers, adverse situations that have occurred that may affect the borrowers’ ability to repay, the estimated value of underlying collateral and general economic conditions. Losses are recognized when available information indicates that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

The Company periodically performs a systematic detailed review of the lease portfolio to identify credit risks and assess collectability. Leases meeting certain risk criteria are evaluated on an individual basis while all other performing receivables are evaluated on an aggregate pool basis. Leases selected for this process are generally risk-rated above a certain threshold. If necessary, a specific allowance for credit losses is established for individual impaired leases. A lease is considered impaired when, based on current information and events, it is probable that all contractual amounts due will not be fully collected.

When available information indicates that specific leases or portions thereof are uncollectible, such amounts are charged off against the allowance for credit losses. Lease receivables are pursued for collection subsequent to charge off until such time as management determines this process is no longer economically beneficial to the Company. All recoveries are credited to the allowance for credit losses when received.

e) Lease Income—Lease income includes: (a) income from direct financing leases less amortization of initial direct costs; and (b) operating lease income less depreciation.

f) Revenue Recognition on Delinquent and Non-accrual Equipment Leases—Accrual of lease income is discontinued when the borrower has defaulted for a period of 90 days unless the lease is highly collateralized and is in the process of collection. Income on non-accrual accounts is recognized to the extent that cash payments are received and, in management’s judgment, full payment of the lease is expected. If the lessee has demonstrated the ability to make contractual payments, the lease may be returned to accrual status.

g) Interest Expense—Interest expense includes: (a) contractual interest expense accrued on debt outstanding and related derivative instruments; and (b) amortization of deferred fees and other direct incremental costs incurred in connection with borrowings.

h) Fees and Other Income—Fees and other income include: (a) fees such as late charges, early termination fees, documentation fees and other fees, which are generally recognized when received; (b) gains and losses from the sale of lease assets, which are recognized at time of sale; and (c) other income.

i) Share-Based Compensation—The Company recognizes compensation costs related to share-based employee awards in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Such costs are recognized over the period that an employee provides services in exchange for the award. The fair value of the option awards are estimated on the date of grant using the Black-Scholes option-pricing model.

j) Income Taxes—Income taxes are determined in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. Deferred tax assets are also recognized for tax loss carry forwards. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to not be sustained upon audit by the relevant authority. An uncertain income

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, with regard to uncertain tax liabilities, FIN 48 provides guidance on derecognizing, classification, interest, and penalties, accounting in interim periods, disclosure, and transition.

FASB Staff Position (“FSP”) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, deferred the effective date of FIN 48 for certain nonpublic enterprises. The effective date of FIN 48 is deferred for nonpublic entities included within the scope of FSP FIN 48-3 to annual financial statements for fiscal years beginning after December 15, 2008. The Company expects to adopt FIN 48 for the year ending December 31, 2009.

k) Initial Direct Costs—Initial direct costs of originating the Company’s lease receivables are deducted from selling, general and administrative expenses and amortized as a reduction to lease income over the term of the related receivables utilizing the effective interest method or straight line if not materially different than the interest method. Initial direct costs consist of management’s estimate of those costs incurred in connection with the successful origination of leases and in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases—an amendment of FASB Statements No. 13, 60, and 65 and a rescission of FASB Statement No. 17.

l) Derivative Financial Instruments—The Company reports all derivative financial instruments on its balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates. For hedge accounting treatment, assessments are made as to whether the hedging relationship is expected to be highly effective and ongoing periodic assessments are required to determine the ongoing effectiveness of the hedge.

The Company employs derivative instruments to manage exposure to the effects of changes in market interest rates and comply with certain covenants in its borrowing arrangements. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), all derivative instruments are either an asset or liability measured at its fair value with changes in the fair value recognized in the period during which the change in fair value occurred unless specific hedge accounting requirements are met. During the period from January 1, 2008 through May 28, 2008, the Company did not meet these hedge accounting requirements and therefore recorded changes in fair value during the period in its consolidated statement of operations.

The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company is exposed to the credit risk of its counterparties if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with investment grade credit ratings.

4. Recent Accounting Pronouncements

The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), as of January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value with respect to US GAAP and expands disclosures about fair value measurements. The provisions of SFAS 157 relating to nonfinancial assets and liabilities are effective for the Company on January 1, 2009. The application of SFAS 157 to the Company’s nonfinancial assets and liabilities did not have a material impact on the Company’s consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value and permits all entities to choose to measure eligible items at fair value at specified election dates. This statement is effective for the Company as of the date of inception. The Company has not elected the fair value option for any of its current financial instruments.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”), which replaces SFAS 141, Business Combinations. SFAS 141R establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of the business combination. This statement is effective for acquisitions completed on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This statement requires that the accounting and reporting for minority interests are recharacterized as noncontrolling interests and classified as a component of equity (but separate from parent’s equity). This statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for the Company as of January 1, 2009. This statement did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, and FSP FAS 157-2, Effective Date of FASB Statement 157. FSP FAS 157-1 removes leasing from the scope of SFAS 157. FSP FAS 157-2 delays the effective date of SFAS 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 is effective for the Company on January 1, 2009 and the Company does not expect this FSP to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”). This statement amends the disclosure requirements for derivative instruments and hedging activities, including enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company as of January 1, 2009. The Company does not expect this statement to have a material impact on its consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that are considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. GAAP. This FSP is effective for recognized intangible assets acquired after January 1, 2009. The Company does not expect this FSP to have a material impact on its consolidated financial statements.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. This FSP did not have a material impact on the Company’s consolidated financial statements.

5. Allowance for Credit Losses

The following table presents changes in the allowance for credit losses for the period from January 1, 2008 through May 28, 2008 (in thousands):

Balance—January 1, 2008	$22,413
Provision charged to expense	11,247
Charge-offs—net of recoveries	(11,218)

Balance—May 28, 2008	$22,442

6. Income and Expense from Equipment Lease Receivables and Equipment Under Operating Leases

Interest income is not recognized after a lease has been classified as non-accrual. The amount of income that would have been recorded under the contractual terms for such lease receivables was $0.9 million for the period from January 1, 2008 through May 28, 2008.

For the period from January 1, 2008 through May 28, 2008, operating lease income was $3.8 million and depreciation expense for equipment under operating leases was $2.9 million. Operating lease income and depreciation expense is recorded as a component of lease income in the consolidated statements of operations. See Note 11 for further information.

7. Depreciation and Amortization Expense from Property and Equipment

Depreciation and amortization expense on property and equipment for the period from January 1, 2008 through May 28, 2008 was $0.4 million.

8. Amortization Expense from Intangible Assets

Identifiable intangible assets consisting of customer relationships and covenants not to compete were recorded as a result of the acquisition of Pro-Lease, Inc. In accordance with SFAS 142, the identifiable intangible assets were amortized on a straight-line basis over their useful lives. The Company estimated the useful lives to be 14 years for the customer relationships and three years for the covenants not to compete. Amortization expense for identifiable intangible assets was $0.1 million for the period from January 1, 2008 through May 28, 2008.

9. Interest Expense from Revolving and Term Secured Borrowings

Interest expense on revolving and term secured borrowings for the period from January 1, 2008 through May 28, 2008 was $15.6 million. See Note 12 for further information.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

Term Securitization—In 2006, USXL issued $325 million in Equipment Contract Backed Notes, Series 2006-1 (“2006-1 Notes”) through USXL Funding II, LLC (“Funding II”), an SPE formed for the sole purpose of holding lease contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311.0 million in Class A notes and $14.0 million in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, USXL obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional guarantee of ultimate principal and interest due to Class A note holders. The Company pays FGIC an annual premium for guaranteeing the Class A 2006-1 Notes equal to 0.33% of the amount of the outstanding notes. The 2006-1 Notes carry a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of lease contracts, thereby providing the Company with a match funded portfolio within Funding II. Payments due from Funding II’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the 2006-1 Notes. The 2006-1 Notes mature on April 15, 2014.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer termination and/or funding termination events. The facility is also cross-defaulted with the Commercial Paper Conduit facility (the “CP Conduit”) and the revolving warehouse facility.

Commercial Paper Conduit Facility—TVF established a commercial paper conduit facility with a maximum borrowing of $562.5 million in May 2008, which expires in May 2009. If, upon maturity, the CP Conduit is not renewed or extended, the outstanding loan balance converts to an 18-month term loan. Borrowings under the CP Conduit are secured by lease contracts that have been pledged to it. Credit Suisse acts as administrative agent for the CP Conduit, with Wachovia Bank, Barclays Bank and SunTrust Bank as co-purchasers.

Under the CP Conduit, TVF utilizes USXL Funding I, LLC (“Funding I”), a wholly owned subsidiary of TVF that acts as an SPE whose activities are limited to holding lease contracts that have been pledged as collateral to the CP Conduit. The CP Conduit is secured by a senior security interest in all contracts held by Funding I which issues Class A notes and receives 75% of the aggregate discounted contract balance of the lease contracts. Payments due from Funding I’s contract portfolio are made directly to a lockbox and are used to repay principal and interest due under the CP Conduit.

Under the terms of the CP Conduit agreement, an interest rate swap is maintained for which Funding I receives variable interest based on one-month London Interbank Offered Rate (“LIBOR”) or the CP Conduit’s cost of funds while Funding I pays a fixed rate equal to 4.49%. The purpose of the interest rate swap is to provide a better matching of the fixed interest rates of the contracts pledged to the facility and the cost of the debt issued by the facility. See Note 18 for further information related to derivative financial instruments.

The CP Conduit is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this CP Conduit is limited to the collateral held in Funding I, violation of these covenants could cause certain funding termination, rapid amortization and/or servicer termination events. The CP Conduit is also cross-defaulted with the 2006-1 Notes and the revolving warehouse facility.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

Revolving Warehouse Facility—TVF maintains a $100 million Revolving Warehouse Facility with Wells Fargo Foothill, Inc., as arranger and agent, which expires in August 2011. The facility is secured by a first perfected security interest in all of TVF’s assets except those that have been transferred into SPEs for financing through TVF’s CP Conduit or through term securitizations. Advances under the facility are subject to a borrowing base equal to 75% of TVF’s net investment in eligible contracts. Payments made from lease contracts that secure this facility are made directly to a lockbox and are applied as the repayment of amounts due under the credit facility as they are received. The facility carries interest at a rate equal to 30-day LIBOR plus a spread that varies between 1.50% and 2.50% depending upon average utilization of the facility and certain performance covenants. The Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

The weighted average interest rate for the facility was 5.38%. The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the TVF’s CP Conduit and the 2006-1 Notes.

Financing Costs—Financing costs were incurred in connection with the renewal of the revolving and term secured borrowings for the period from January 1, 2008 through May 28, 2008, totaling $1.7 million. These costs were capitalized and are amortized over the terms of the respective facilities. For the period from January 1, 2008 through May 28, 2008, amortization of the deferred financing costs was $4.4 million, and is recorded as a component of interest expense in the consolidated statement of operations.

Bridge Financing—During March and April 2008, USXL obtained bridge financing totaling $15 million and $10 million, carrying an interest rate of 15% per annum, from DLJ Merchant Banking Partners III, LP (“DLJ”) and Aquiline Financial Services Fund, LP and Aquiline Financial Services Fund LP (Off shore) (both together “Aquiline”), respectively. These bridge loans were repaid at the Closing Date. Interest paid on the bridge financings totaled $0.4 million for the period from January 1, 2008 through May 28, 2008 and is included in interest expense in the consolidated statement of operations.

10. Stockholder’s Equity

On the Closing Date, TCFG acquired 1.0 million common shares and 1.4 million preferred shares representing all the outstanding shares of USXL in exchange for $89.1 million in TCFG common stock and cash.

11. Lease Income

For the period from January 1, 2008 through May 28, 2008, the components of lease income are as follows (in thousands):

Interest income on direct finance leases	$28,330
Less: Amortization of initial direct costs	(5,622)

Income from direct finance leases—net	22,708

Operating lease income	3,797
Depreciation expense	(2,925)

Net operating lease income	872

Total lease income	$23,580

See Note 6 for further information related to operating lease income and the related depreciation.

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

12. Interest Expense

For the period from January 1, 2008 through May 28, 2008, the components of interest expense are as follows (in thousands):

Interest on revolving and term secured borrowings	$15,613
Amortization of deferred financing costs	4,442

Total interest expense	$20,055

See Note 9 for further information related to revolving and term secured borrowings and deferred financing costs.

13. Share-Based Compensation

The Company awarded restricted stock to its key employees. The restricted stock awards vested either with the passage of time or when certain monetization or valuation events occurred. The awards were determined to have no value at the date the stock was granted to the employees. Therefore, the Company incurred no compensation expense related to its restricted stock compensation plans for the period from January 1, 2008 through May 28, 2008. At the Closing Date, the plan was terminated in conjunction with the acquisition.

14. Employee Benefits

The Company maintained a defined contribution retirement plan for employees, which qualified under Section 401(k) of the Internal Revenue Code. The Company matched a percentage of the first 4% contributed by participants and was determined by its board of directors in its sole discretion. The Company’s contribution under this plan totaled $0.2 million for the period from January 1, 2008 through May 28, 2008, and was included as a component of salaries and employees benefits in the consolidated statement of operations. At the Closing Date, the plan was terminated in conjunction with the acquisition.

15. Income Taxes

There was no federal income tax expense for the period from January 1, 2008 through May 28, 2008. Total current state tax expense for the period from January 1, 2008 through May 28, 2008, was $0.1 million.

The Company’s operations are included in a consolidated federal income tax return. The amount of current and deferred tax expense, if any, is computed on a separate entity basis for each member of the group based on applying the provisions of SFAS 109.

16. Commitments and Contingencies

Legal Proceedings—The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated results of operations or cash flows.

Guarantees and Warranties—The Company has provided certain representations and warranties to its lenders and purchasers of leases regarding its practices underlying the origination and underwriting of its lease

TYGRIS VENDOR FINANCE, INC. AND SUBSIDIARIES

(Formerly, US Express Leasing, Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 THROUGH MAY 28, 2008

portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and the Company has not recorded a liability for these representations and warranties, as it does not expect to make payments in this regard.

17. Related-Party Transactions

TCFG acquired the stock of USXL from funds affiliated with DLJ, an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”). See Note 2 for further information. Credit Suisse served as an underwriter in the private placement of TCFG’s common stock in May 2008 and purchased shares of TCFG’s common stock through affiliated funds. TCFG paid $10.2 million of equity issue costs to Credit Suisse as underwriter for the stock issued.

Credit Suisse acts as agent for the Company’s CP Conduit. For the period from January 1, 2008 through May 28, 2008, the Company paid $0.8 million in financing costs to Credit Suisse related to the CP Conduit. See Note 9 for further information.

18. Derivative Financial Instruments

The Company’s leases carry interest generally at fixed rates while certain of its credit facilities charge interest at floating rates. The Company uses derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating interest rate into a fixed rate. These swap agreements are required under the terms of the credit facilities and reduce the Company’s exposure to interest rate fluctuations. These interest rate swaps do not meet the criteria of hedge accounting under SFAS 133.

The received rates are the one-month LIBOR and the rate paid is a fixed rate as specified by the interest rate swap agreements. For the period from January 1, 2008 through May 28, 2008, the Company reported pretax expense of $0.9 million due to changes in the fair value of these agreements.

******

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

US Express Leasing, Inc.:

We have audited the accompanying consolidated balance sheet of US Express Leasing, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Express Leasing, Inc. and subsidiaries as of December 31, 2007 and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

May 28, 2008

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2007

2007
Assets
Cash and cash equivalents (including restricted cash of $41,022,405) (note 1)	$49,018,863
Finance receivables, net (notes 2 and 3)	653,132,937
Equipment under operating lease, net (note 4)	14,571,967
Fixed assets, net (note 5)	2,541,167
Deferred financing costs (note 6)	6,401,853
Goodwill (note 16)	3,938,000
Intangible assets, net (note 16)	1,569,268
Other assets	1,818,628

Total assets	$732,992,683

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$13,087,002
Interest rate derivative (note 13)	6,939,344
Accrued expenses	3,634,594
Deferred financing fees payable (note 6)	—
Interest payable	1,779,188
Debt obligations (note 6)	657,292,304
Taxes payable	204,500

Total liabilities	682,936,932

Commitments and contingencies (note 9)
Stockholders’ equity:
Common stock—Class A ($0.001 par value. Authorized 2,270,000 shares; issued and outstanding 725,910 shares)	726
Common stock—Class B ($0.001 par value. Authorized 275,000 shares; issued and outstanding 264,042 shares)	264
Preferred stock—Series A ($100 par value. Authorized 1,565,000 shares; issued and outstanding 1,362,640 shares)	134,300,356
Accumulated deficit	(84,245,595)
Total stockholders’ equity	50,055,751
Total liabilities and stockholders’ equity	$732,992,683

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

Year ended December 31, 2007

2007
Revenues:
Equipment leasing revenue	$49,381,770
Rental income	7,352,353
Late fee and early termination income	5,645,994
Other income	2,930,595

Total revenues	65,310,712

Expenses:
Salaries and employee benefits (note 8)	19,525,251
Interest expense (note 6)	37,435,525
Provision for doubtful accounts (note 3)	31,058,775
Amortization of deferred financing costs (note 6)	2,918,829
Operating lease depreciation (note 4)	5,987,198
Fair value adjustment for derivative instruments (note 13)	6,782,446
Selling, general, and administrative expenses	1,977,280
Total expenses	105,685,304

Net loss	$(40,374,592)

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

Year ended December 31, 2007

	Common Stock— Class A	Common Stock— Class B	Preferred Stock Class A	Treasury Stock	Accumulated Deficit	Total Stockholders’ Equity
Balances at December 31, 2006	$726	$258	$117,300,356	$(100)	$(43,871,003)	$73,430,237
Comprehensive loss:
Net loss	—	—	—	—	(40,374,592)	(40,374,592)

Total comprehensive loss						(40,374,592)
Shares issued in connection with:
Issuance of preferred stock, 170,000 shares	—	—	17,000,000	—	—	17,000,000
Issuance of common stock B, 5,825 shares	—	6	—	—	—	6
Treasury stock activity	—	—	—	100	—	100

Balances at December 31, 2007	$726	$264	$134,300,356	$—	$(84,245,595)	$50,055,751

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year ended December 31, 2007

2007
Cash flows from operating activities:
Net loss	$(40,374,592)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	31,058,775
Depreciation and amortization	6,875,836
Amortization of deferred financing costs	2,918,829
Fair value adjustment for derivative instruments	6,782,446
Gain on sale of portfolio assets	(420,837)
Increase in other assets	(951,295)
Increase in deferred financing costs	(2,571,031)
Decrease in deferred financing fees payable	(300,000)
Increase in taxes payable	85,500
Decrease in accounts payable	(138,795)
Increase in accrued expenses	486,154
Increase in interest payable	492,588

Net cash flow provided by operating activities	3,943,578

Cash flows from investing activities:
Origination of finance receivables	(361,296,744)
Collection of finance receivables	173,204,902
Origination of loans	(17,606,565)
Repayment of loans	17,883,090
Proceeds from sale of portfolio assets	9,200,826
Purchases of equipment under operating lease	(8,743,688)
Cash paid for acquisition of Pro Lease, Inc.	(1,800,000)
Purchase of fixed assets	(830,401)

Net cash flow used in investing activities	(189,988,580)

Cash flow from financing activities:
Issuance of preferred stock—net of fees	17,000,000
Issuance of Class B common stock	6
Issuance of treasury stock—Common Class B	100
Repayment of term notes from securitization	(106,114,252)
Issuance of notes payable from conduit expansion	313,762,805
Repayment of notes payable from conduit expansion	(56,775,003)
Repayment of borrowings from syndications	(1,439,120)
Issuance of sub-debt facility	37,500,000
Repayments of notes payable	(56,104)
Borrowings of revolving credit lines	412,450,588
Repayment of revolving credit lines	(403,406,717)

Net cash flow provided by financing activities	212,922,303

Net increase in cash and cash equivalents	26,877,301
Cash and cash equivalents at beginning of year	22,141,562

Cash and cash equivalents at end of year	$49,018,863

Cash payments for:
Interest	$36,942,937
Taxes	132,961
Supplemental schedule of noncash activities:
Goodwill from acquisition of Pro Lease, Inc.	3,938,000
Identifiable intangible assets from acquisition of Pro Lease, Inc.	1,635,000
Issuance of contingent notes for Pro Lease, Inc.	3,364,000

See accompanying notes to consolidated financial statements.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007

(1) Description of Business and Summary Significant Accounting Policies and Practices

(a) Description of Business

US Express Leasing, Inc. and subsidiaries (USXL or the Company), a Delaware corporation, maintains its corporate headquarters in Parsippany, NJ and is engaged in the leasing of personal property to primarily small and medium size businesses located throughout the United States. The Company was incorporated on February 10, 2004, began operations on March 1, 2004 and commenced its first lease on May 20, 2004. The Company is owned by DLJ Merchant Banking Partners and its affiliates (collectively referred to as DLJMB) and certain members of management. DLJMB is the majority owner of USXL and controls its Board of Directors.

The Company originates leases and loans (collectively referred to as Contracts) through a network of dealers, distributors and manufacturers (collectively referred to as Vendors) in the office products, healthcare, technology, commercial & industrial and graphic arts markets. The graphic arts market was started in 2007 as a result of the Company’s acquisition of Pro Lease, Inc. which is more fully discussed in note 16. During 2007, the Company originated 45.8%, 30.3%, 11.4%, 11.3% and 1.2% of its new Contracts in each of these markets, respectively.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of US Express Leasing, Inc. and its wholly owned subsidiaries USXL Funding I, LLC and USXL Funding II, LLC. All intercompany balances and transactions have been eliminated in consolidation.

(c) Basis of Financial Statement Presentation

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

(d) Cash and Cash Equivalents

Cash and cash equivalents consists of balances in demand deposit accounts and include short-term, highly liquid investments purchased with an original maturity of three months or less. Lease payments and other supplemental charges collected by the Company are held in restricted accounts for the future repayment of various debt facilities. At December 31, 2007, these restricted cash balances totaled $41,022,405.

(e) Lease Financing Receivables

USXL offers financing to the customers (collectively referred to by USXL as its Obligors) of its Vendors through leases and loans provided to them at the point-of-sale. The amounts outstanding as a result of these financings are referred to as net finance receivables.

As of December 31, 2007, 65.7% of the Company’s net investment in Contracts provided Obligors with a fixed or fair market purchase option at the end of the Contracts’ primary term. In these cases, the Company records the residual values of the financed equipment based upon management’s estimates of the equipment’s value at the end of the primary term, taking into account the expected behavior of the obligors at that time. The Company’s estimated residual equipment values are reviewed annually by management and are reduced for any impairment that may have occurred. The recognition of any impairment is recorded as a reduction to the value of the financed equipment on the consolidated statements of operations. There were no impairments during 2007.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

(f) Equipment Under Operating Lease

Equipment financed under operating leases is carried at cost less accumulated depreciation, except for equipment that the Company has determined to be impaired. Equipment financed under operating leases is depreciated to its estimated net residual value over the respective Contract terms, ranging from 12 to 60 months, on a straight-line basis.

(g) Allowance for Doubtful Accounts

The allowance for doubtful accounts is a reserve established for probable losses resulting from the performance of the Company’s finance receivable portfolio and requires the application of estimates and judgments as to the outcome of collection efforts. To project probable net credit losses the Company uses a statistical model in the form of a Contract balance aging measured against historical delinquency migration rates to estimate the likelihood that any given Contract will progress through the various stages of delinquency and ultimately charge off. The Company also considers other factors such as delinquency, charge-off and recovery trends, the rate of bankruptcy filings in its portfolio and other general economic and environmental factors.

In general, Contracts are charged off against the allowance for doubtful accounts when they become 151 days past due or earlier if they are determined to be uncollectible. Contracts with outstanding balances less than $100,000 are charged off in full, while contracts with outstanding balances greater than $100,000 are charged off for all amounts deemed uncollectible. A Contract is considered past due if payment is not received within four days of its due date.

All recoveries are credited to the allowance for doubtful accounts as received. Contracts are pursued for collection subsequent to charge off until such time as management determines this process is no longer economically beneficial to the Company.

The Company does not have any off-balance-sheet credit exposure related to its customers.

(h) Non-accrual Accounting

The accrual of lease financing income on Contracts is suspended when payments become 91 days past due or earlier, if in the opinion of management, full collection of all amounts due is doubtful. At that time, any lease financing income previously recorded but not collected is reversed. All income subsequently collected is applied against the outstanding Contract’s net investment until such time as the outstanding net investment is either fully collected, charged off or returned to accrual status.

(i) Impaired Loans

Loan impairment is measured as any shortfall between the estimated value and the recorded investment for those Contracts that are defined as impaired loans in the application of Accounting Standards Codification (ASC) 310—Receivables. The estimated value is determined using the fair value of the collateral or other cash flows, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan’s effective interest rate. The determination of impairment involves management’s judgment and the use of market and third party estimates regarding collateral values. Valuations in the level of impaired loans and corresponding impairment as defined under ASC 310 affect the level of the reserve for credit losses.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

(j) Fixed Assets

Property and equipment are stated at cost. Fixed assets purchased by the Company for its own use are depreciated on a straight line basis over the estimated useful life ranging from two to seven years utilizing the half-year convention.

Software and leasehold improvements are amortized over the estimated period of their economic benefit and related contractual rights.

(k) Intangible Assets

Intangible assets of the Company consist of goodwill and identifiable intangibles assets. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets that were acquired through the acquisition of Pro Lease, Inc. (See note 16). In accordance with ASC 350—Intangibles—Goodwill and Other, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis. Reversals of goodwill impairment are prohibited. As of December 31, 2007, the balance of goodwill was $3,938,000 and the Company has determined that there was no impairment loss that needed to be recorded to adjust the carrying value of the recorded goodwill.

Identifiable intangible assets consisting of vendor relationships and covenants not to compete have been recorded as a result of the acquisition of Pro Lease, Inc. In accordance with ASC 350, the identifiable intangible assets will be amortized on a straight line basis over their useful lives. The Company has estimated the useful lives of these intangible assets to be fourteen years for the vendor relationships and three years for the covenants not to compete. The balance of identifiable intangible assets, net of amortization, was $1,569,268 as of December 31, 2007.

Amortization expense related to the identifiable intangible assets was $65,732 for the year ended December 31, 2007.

Scheduled amortization expense of intangible assets for each of the next five years is as follows:

Year ending December 31:
2008	$262,929
2009	262,929
2010	216,429
2011	76,929
2012 and thereafter	750,052

$1,569,268

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

(m) Employee Benefit Plans

The Company provides a 401(k) defined contribution retirement plan for its employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company may match a percentage of the first 4% contributed by participants. The Company’s matching contribution, if any, is determined by its board of directors in its sole discretion and is included as a component of salaries and employees benefits in the accompanying consolidated statements of operations.

(n) Stock Based Compensation

As part of its strategy to attract, retain and reward its workforce, the Company issues common stock to its key employees. These stock awards vest either with the passage of time and/or when certain monetization or valuation events occur. As of December 31, 2007, 59 employees or 41% of the Company’s workforce had been granted stock awards. As of December 31, 2007, 264,042 shares of common stock have been awarded to employees.

The Company records compensation expense associated with stock awards in accordance with ASC 718—Compensation—Stock Compensation. The Company uses the modified prospective transition method provided by ASC 718, and as a result, has not retroactively adjusted results from prior periods. Through the use of a valuation specialist these shares of common stock are deemed to have no value per the fair value method as of December 31, 2007 and the date the stock was granted to the employees. The Company has incurred no compensation expense related to the Company’s stock compensation plans for the year ended December 31, 2007.

(o) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of valuation allowances for receivables, goodwill and intangible assets, deferred income tax assets, residual values and potential impairment. Actual results could differ from those estimates.

(p) Impairment of Long-Lived Assets

In accordance with ASC 360—Property, Plant and Equipment, long-lived assets, such as property, equipment, equipment under operating leases, goodwill, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(q) Revenue Recognition

The Company recognizes revenue from lease financing through the accretion of income from direct financing leases and from rents generated under operating leases. Income from direct financing leases is recognized on an accrual basis starting in the month of lease commencement utilizing the interest method. Rents

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

from operating leases and from Contracts in renewal status are recognized on an accrual basis based on the contractual agreement with the Obligor. Other revenue such as late charges and other fees are recognized when received. Gains and losses from the sale of lease assets are recognized at time of sale.

(r) Initial Direct Costs

Initial direct costs are deducted from selling, general and administrative expenses and amortized as a reduction to lease financing income over the term of the related leases utilizing the interest method.

Initial direct costs consist of management’s estimate of those costs incurred in connection with the origination of Contracts with independent third parties. In order to qualify, these costs must result directly from and be essential to the acquisition of those Contracts.

(s) Equity Placement Fees

Fees paid for raising equity are recorded as deductions from the related capital accounts.

(t) Derivative Financial Instruments

The Company reports all derivative financial instruments on its balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates. For hedge accounting treatment, assessments are made as to whether the hedging relationship is expected to be highly effective and on-going periodic assessments may be required to determine the on-going effectiveness of the hedge.

The Company employs derivative financial instruments to manage exposure to the effects of changes in market interest rates and fulfill certain covenants in its borrowing arrangements. In accordance with ASC 815—Derivatives and Hedging, all derivative instruments have been recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. ASC 815 requires that changes in the fair value of any derivative financial instruments be recognized in the period during which the change in fair value occurred unless specific hedge accounting requirements are met. As of December 31, 2007, the Company did not meet these hedge accounting requirements and therefore recorded changes in fair value which occurred during the year in its consolidated statement of operations.

The Company records gains and losses on derivative financial instruments qualifying as cash flow hedges in other comprehensive income/(loss), to the extent that hedges are effective and until the underlying transactions are recognized in the consolidated statement of operations at which time the Company recognizes the gains and losses in the consolidated statement of operations. For those derivative financial instruments which do not qualify as cash flow hedges, any changes in fair value are recorded in the consolidated statement of operations.

The Company may at its discretion terminate or re-designate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive income/(loss) on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative instrument included in accumulated other comprehensive income/ (loss) at the time of termination of the debt would be recognized in the consolidated statement of operations at that time.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

The Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company is exposed to the credit risk of its counterparties if the counterparties to derivative financial instrument transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

(u) Securitization of Contracts

The Company obtains a significant amount of its financing from the issuance of notes to institutional investors through a special purpose entity. The term debt is secured by the special purpose entity’s Contract portfolio. In accordance with ASC 860—Transfers and Servicing, these financing activities do not qualify for sale accounting treatment due to certain provisions in the credit agreements, certain call provisions that the Company maintains as well as the fact that the special purpose entity used in connection with the securitization also holds the residual assets. Accordingly, the assets contained in this special purpose entity and its related debt are included in the accompanying consolidated balance sheet. The Company’s leases and restricted cash are assigned as collateral for these borrowings. The debt secured by the assets in this special purpose entity have no further recourse to the general credit of the Company beyond the value of the assets held by the special purpose entity.

(2) Finance Receivables, net

Finance receivables, net, consist of the following at December 31, 2007:

2007
Leases	$742,529,421
Residuals	44,532,319
Initial direct costs	21,049,902
Loans	2,110,282

810,221,924
Unearned income	134,676,136
Allowance for doubtful accounts	22,412,851

Total	$653,132,937

Estimated contractual maturities of the finance receivables are as follows:

Year ending December 31:
2008	$234,077,341
2009	206,178,501
2010	161,674,749
2011	97,582,476
2012 and thereafter	45,126,636

744,639,703
Less amounts representing interest	134,676,136
Plus residuals	44,532,319
Initial direct costs	21,049,902

Net financing receivables	$675,545,788

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

The amounts above are based on the contractual term. No effect has been given to the possible early termination of Contracts.

As of December 31, 2007, non-accrual receivables of $17,801,776 are included in net financing receivables.

After being classified as non-accrual, no lease financing income is recognized. The amount of income that would have been recorded under the contractual terms was $1,345,152 for the year ended December 31, 2007. The Company’s average recorded investment in non-accrual receivables during 2007 was $8,359,697. As of December 31, 2007, included in the allowance for doubtful accounts are reserves for the non-accrual receivables of $14,626,234. These reserves for non-accrual receivables include specific reserves taken by the Company at December 31, 2007 for certain origination flows that the Company has exited. As of December 31, 2007, there were no outstanding balances of accruing assets which were 90 days or more past due as to principal or interest.

As of December 31, 2007, there were no loans that the Company deemed impaired that needed additional reserves included in the allowance other than what has been provided in the normal course of operations.

(3) Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts for finance receivables for the year ended December 31, 2007 is as follows:

2007
Balance at beginning of year	$7,872,616
Provision charged to expense	31,058,775
Charge-offs, net	(16,518,540)

Balance at end of year	$22,412,851

(4) Equipment Under Operating Leases, Net

Equipment under operating leases, net, at December 31, 2007 consists of the following:

2007
Office equipment	$15,152,580
Technology equipment	6,544,158
Furniture and other equipment	2,575,608

24,272,346
Less accumulated depreciation	9,700,379

Total	$14,571,967

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

Estimated contractual maturities of the equipment under operating lease rentals are as follows:

Year ending December 31:
2008	$7,201,490
2009	3,632,645
2010	1,250,202
2011	294,957
2012 and thereafter	86,860

$12,466,154

(5) Fixed Asset, Net

Fixed assets at December 31, 2007 consist of the following:

2007
Furniture, fixtures and equipment	$1,849,339
Business software	2,499,221
Leasehold improvements	203,907

Subtotal	4,552,467
Less accumulated depreciation and amortization	2,011,300

Total	$2,541,167

Depreciation and amortization expense for the year ended December 31, 2007 amounted to $822,906.

(6) Debt Obligations

The following table summarizes the Company’s debt at December 31, 2007:

2007
Term securitization:
Class A notes, interest at 5.379%	$202,779,633
Class B notes, interest at 10.188%	9,136,163
Commercial Paper Conduit Facility:
Class A notes, interest at 7.34%	320,072,507
Class B notes, interest at 13.11%	18,825,880
Revolving Warehouse Facility, interest at 7.23%	63,060,616
Senior Subordinated Credit Facility, interest at 13.19%	37,500,000
Contingent Notes Payable, interest at 4.0%	3,364,000
Other secured borrowings, interest at 7.75%	2,553,505

Total long-term debt obligations	$657,292,304

(a) Revolving Warehouse Facility

The Company maintains a revolving credit facility with Wells Fargo Foothill, Inc., as agent. In 2006, the credit facility was increased from $75,000,000 to $100,000,000 and the term of the facility was extended from May 2007 to May 2010. The facility is secured by a first perfected security interest in all of the Company’s assets

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

except those that have been transferred into special purpose entities for subsequent financing through the Company’s commercial paper conduit facility or through term securitizations. Advances under the facility are subject to a borrowing base equal to 85% of the Company’s net investment in eligible Contracts. Payments made from that portion of the Company’s portfolio that secures this facility are made directly to a lock-box and are applied as the repayment of amounts due under the credit facility as they are received. The facility earns interest at a rate equal to 30 day LIBOR plus a spread that varies between 1.50% and 2.25% depending upon average utilization of the facility and certain performance covenants. As of December 31, 2007, the spread over LIBOR was 2.25%, and the Company is also obligated to pay a fee equal to 0.1% per annum of the average unused commitment.

The facility is subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and minimum tangible net worth covenants. The facility is also cross-defaulted with the Company’s commercial paper conduit facility (see note 6(b)) and the indenture underlying the Company’s term securitization (see note 6(c)). As of December 31, 2007, the Company was not in compliance with certain financial covenants contained in its commercial paper conduit facility which caused it to not be in compliance with the cross-default provisions of the Revolving Warehouse Facility. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $63,060,616 outstanding under this warehouse facility. The weighted average interest rate for the facility was 7.27% as of December 31, 2007.

In 2007, no additional deferred financing costs were recorded in connection with the revolving warehouse facility. These costs have been capitalized and are being amortized into interest expense over the life of the facility. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $153,764.

There is no deferred financing fees payable included in the balance at December 31, 2007, of fees that the Company is obligated to pay in relation to the formation and subsequent amendment of the revolving warehouse facility.

(b) Commercial Paper Conduit Facility

In 2005, the Company established a $150,000,000 limited recourse commercial paper facility (the Facility) with Alpine Securitization Corp. (Alpine), an affiliate of Credit Suisse Group (Credit Suisse), a related party. In 2006, the Company increased the Facility to $375,000,000. As part of this expansion, the advance rate was increased from 82% to 85% and certain revised concentration limits and eligibility criteria were implemented. Subsequent to the closing of this expansion, $112,500,000 of the Facility was syndicated to Wachovia Bank and $112,500,000 was syndicated to Barclays Bank, with Credit Suisse retaining $150,000,000 and acting as the Facility’s administrative agent.

As part of this Facility, the Company utilizes USXL Funding I, LLC (Funding I), a wholly owned subsidiary that acts as a special purpose entity whose activities are limited to holding Contracts that have been pledged as collateral to Alpine. The Facility is secured by a senior security interest in all Contracts held by Funding I. Under this Facility, Funding I issues Class A notes and receives 85% of the discounted balance of the Contracts. Payments due from Funding I’s Contract portfolio are made directly to a lock box and are applied as the repayment of amounts due under the Facility. The Facility earns interest at a rate equal to the hedge rate plus 0.40%. The hedge rate is a rate that swaps the fixed rate yield implicit in the underlying Contract payments with 30-day LIBOR, thereby providing the Company with a match funded portfolio within Funding I. The facility has a 364 day term with an expiration date of May 2009 (see note 18).

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

The Class A notes are insured under a policy issued by Ambac Assurance Corporation (Ambac) that provides an unconditional guaranty of ultimate principal and interest due to investors under the Facility. In consideration for providing the insurance policy, Ambac receives an annual premium equal to 0.375% of the amount outstanding under the facility and an annual premium equal to 0.16% on the difference between the Facility commitment and the amount outstanding under the facility. The insurance policy contemplates that the Facility will be renewed annually and as a result carries a 3 year revolving term that expires in March 2009.

In addition to issuing Class A notes under this Facility, the Company also maintains a Facility with Credit Suisse under which Funding I may issue up to $22,058,823 in Class B notes. Through the issuance of these notes, the Company receives an incremental advance of 5% of the discounted balance of the Contracts held by Funding I, thereby increasing its overall advance rate on these Contracts to 90%. These notes earn interest at the hedge rate plus 5.25% and are not insured by Ambac.

Both facilities are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow, debt-to-net worth and tangible net worth covenants. While recourse under these facilities is limited to the collateral held in Funding I, violation of these covenants could cause certain rapid amortization, servicer termination and funding termination events. As of December 31, 2007, the Company was not in compliance with the tangible net worth and debt-to-net worth covenants which resulted in the occurrence of servicer termination, funding termination and rapid amortization events. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $338,898,387 outstanding under these facilities including both note classes. The Class A note balance was $320,072,507 as of December 31, 2007. The Class B note balance was $18,825,880 as of December 31, 2007. The weighted average interest rate as of December 31, 2007, was 5.93% for the Class A notes. The weighted average interest rate was 12.97% for the Class B notes as of December 31, 2007.

In 2007, deferred financing costs in the amount of $805,287 were recorded in connection with these facilities. These costs have been capitalized and are being amortized over the lives of the facilities. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $1,136,533.

(c) Term Securitization

In 2006, the Company issued $325,000,000 in Equipment Contract Backed Notes, Series 2006-1 (2006-1 Notes) through USXL Funding II, LLC (Funding II), a special purpose entity formed for the sole purpose of holding Contracts that act as collateral for the 2006-1 Notes. In this transaction, Funding II issued $311,000,000 in Class A notes and $14,000,000 in Class B notes. The proceeds from this offering were used to repay amounts due under the conduit facility thereby releasing additional warehouse capacity for future originations.

As part of this transaction, the Company obtained an insurance policy from Financial Guaranty Insurance Company (FGIC) that provides an unconditional guarantee of ultimate principal and interest due to 2006-1 note holders. The 2006-1 notes earn a fixed rate of interest and amortize on a schedule that mirrors the actual amortization of the underlying portfolio of Contracts thereby providing the Company with a match funded portfolio within Funding II.

The notes are subject to certain affirmative, negative and financial covenants, including minimum quarterly operating cash flow and debt-to-net worth covenants. While recourse under this facility is limited to the collateral held in Funding II, violation of these covenants could cause certain rapid amortization, servicer

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

termination and/or funding termination events. The facility is also cross-defaulted with the Company’s commercial paper conduit facility and the revolving warehouse facility. As of December 31, 2007, the Company was not in compliance with certain financial covenants contained in its commercial paper conduit facility which caused it to not be in compliance with the cross-default provisions of the term securitization. A waiver for this noncompliance was received subsequent to December 31, 2007 (see note 6(f)). The Company was in compliance with all other covenants as of December 31, 2007.

At December 31, 2007, the Company had $211,915,796 outstanding under these facilities including both note classes. The Class A note balance was $202,779,663 as of December 31, 2007. The Class B note balance was $9,136,163 as of December 31, 2007. The interest rates for the A notes and the B notes were 5.379% and 10.188%, respectively. In consideration for providing the insurance policy, FGIC also receives an annual premium equal to 0.33% of the amount of 2006-1 notes outstanding.

In 2007, additional deferred financing costs in the amount of $38,213 were recorded in connection with the formation of Funding II and the issuance of the 2006-1 notes. These costs have been capitalized and are amortized at the same rate as the amortization of the 2006-1 notes. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $1,512,737.

(d) Senior Subordinated Credit Facility

On July 24, 2007, the Company entered into a financing arrangement with American Capital Strategies, Ltd. (ACAS) to provide the Company with a subordinate credit facility in the amount of $60,000,000 to be used to finance investments in leases, to pay for general corporate purposes and to pay expenses associated with the transaction. The facility earns interest at a rate equal to 30 day LIBOR plus the applicable paid-in-cash margin of 6% plus the applicable pay-in-kind margin of 2%. The pay-in-kind portion is payable in kind or cash at the Company’s option. The facility is secured by a stock pledge from DLJMB and founding management employees.

The notes are subject to certain affirmative, negative and financial covenants, including a minimum EBITDA equivalent and debt-to-net worth covenants. The Company was in compliance with all covenants as of December 31, 2007.

At December 31, 2007 the Company had $37,500,000 outstanding under this facility. The weighted average interest rate for this facility was 13.2% for the year ended December 31, 2007.

The Company also issued warrants to purchase 2% of the issued and outstanding stock of the Company. The warrant for Preferred Stock assigns the holder the right to purchase 35,035 shares of Preferred Stock and the warrant for the Common Stock assigns the holder the right to purchase 20,247 shares of Common Stock, each at an exercise price of $54.36 per share. The amount of shares that could be acquired upon the exercise of the warrant was based on the outstanding shares at the date of closing. The warrant for the Preferred Stock is subject to certain anti-dilution provisions that would adjust the amount of shares of Preferred Stock that could be acquired when the warrant is exercised if additional shares were issued to the Company’s majority shareholder so as to maintain the 2% interest. At December 31, 2007, the Company had issued an additional 70,000 Preferred Stock shares to its majority shareholder subsequent to July 27, 2007 and as a result the amount of shares of Preferred Stock that could be purchased by ACAS was adjusted to 37,721 shares.

Had the warrants been exercised at December 31, 2007, the Company would have 746,157 shares of Class A Common Stock outstanding and 1,400,363 shares of Series A Preferred Stock outstanding on a fully diluted basis.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

ASC 815 requires contracts that are settled in a Company’s own stock, including common and preferred stock warrants to be designated as an equity instrument, asset or liability and be carried at the instruments’ fair value. At both July 27, 2007, the issuance date and December 31, 2007 the warrants were deemed to have no fair value and therefore are not reflected as an equity instrument, asset or liability on the Company’s consolidated financial statements. In 2007, deferred financing costs in the amount of $1,727,531 were recorded in connection with the creation of this subordinated debt facility. These costs have been capitalized and are amortized over the life of the facility which is seven years. During the year ended December 31, 2007, amortization of the deferred financing costs amounted to $115,795.

(e) Contingent Notes Payable

On October 5, 2007, the Company issued three contingent notes payable, each of which have a par value of $1,233,333 as partial consideration for the acquisition of Pro Lease, Inc. These notes have been recorded at their cumulative fair market values of $3,364,000. The difference between the par value and fair market value of the notes was calculated using a market rate of interest of 9.30% and will accrete over three years into the note balance and be expensed each year as a component of interest expense. Each note is payable on the first, second and third anniversaries of the closing date and accrue interest at the rate of 4.0% per annum. The total interest rate on the notes, considering the accretion of the discount to par value, is approximately 6.65%. The notes are subject to certain provisions regarding targeted performance which will affect the total payout on the note with the maximum principal payment amount of $1,665,000 (135% achievement) and a minimum principal payment amount of $925,000 (70% achievement). If targeted performance is below 70%, there will be no payout of principal on the notes. These notes are unsecured and are subordinated to all of the Company’s existing credit facilities. The Company has also agreed as part of the acquisition to grant 2,480 shares of restricted Common Stock Class B to the seller of Pro Lease, Inc., which vest monthly at a rate of 2.083%. At December 31, 2007, 155 shares had vested and have been included as issued and outstanding in the Consolidated Statement of Stockholder’s Equity.

(f) Waivers of Noncompliance

As of December 31, 2007, the Company was engaged with its lenders in completing a recapitalization of its balance sheet and the expansion and extension of its commercial paper conduit facility (see note 18). As part of this recapitalization, the Company has received waivers of all covenant noncompliance that existed as of December 31, 2007. The waivers were conditioned upon the Company receiving $10,000,000 in additional equity infusions by April 30, 2008. This condition was fulfilled through a series of equity infusions from DLJMB. The waivers received were initially effective through March 31, 2008 and were subsequently extended through May 28, 2008, at which time the recapitalization was completed.

(g) Other Secured Borrowings

The Company utilizes other forms of nonrecourse financing of certain Contracts to manage its portfolio concentration risks. As of December 31, 2007, USXL had borrowings outstanding to three financial institutions in the aggregate amount of $2,553,505. The weighted average interest rate of these borrowings was 7.75% as of December 31, 2007.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

(7) Income Taxes

There was no income tax expense for the year ended December 31, 2007.

Significant components of deferred tax assets and liabilities as of December 31, 2007 were as follows:

2007
Deferred tax assets:
Net operating loss carryforwards	$61,285,065
Allowance for doubtful accounts	9,068,106
Tax depreciation on operating leases	3,741,281
Unrealized loss on interest rate swap	2,838,684
Start up costs	—
Accrued liabilities	698,861
Other	84,991

Total deferred tax assets	77,716,988
Valuation allowances	(34,056,849)

Net deferred tax assets	43,660,139
Deferred tax liabilities:
Operating property, net	42,980,148
Identifiable intangibles	613,428
Start up costs	66,563

Net deferred tax asset	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the tax benefits of certain future deductible temporary differences will be realized based on the reversal of existing future taxable temporary differences, and therefore, a valuation allowance has not been provided for these deferred tax assets. Additionally, management has determined that the realization of certain of the Company’s deferred tax assets is not more likely than not due to the uncertainty of future earnings of the Company and, as such, has provided a valuation allowance against those deferred tax assets at December 31, 2007. The net change in the total valuation allowance for the year ended December 31, 2007 was an increase of $16,383,913. At December 31, 2007, the Company had potentially utilizable federal and state net operating loss carry-forwards of approximately $149,218,000. The net operating loss carry-forwards begin to expire in 2010 and 2025 for state and federal tax purposes, respectively. The Tax Reform Act of 1986 contains provisions, which limit the ability to utilize net operating loss carry-forwards in the case of certain events including significant changes in ownership interests.

(8) Pension and Other Postretirement Benefits

Savings Incentive Plan

The Company has a defined contribution retirement plan for its employees, which qualifies under Section 401(k) of the Internal Revenue Code. USXL’s expense is based upon specific percentages of employee contributions. The Company’s contributions under this plan were $431,094 for 2007.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

(9) Commitments and Contingencies

(a) Premise Leases

The Company has entered into premise leases that extend through April 30, 2012 for its headquarters space in Parsippany, NJ and various offices throughout the United States.

As of December 31, 2007, the future rent payments due under these obligations are:

Year ending December:
2008	$699,314
2009	652,336
2010	649,476
2011	649,476
2012 and thereafter	216,492

$2,867,094

In addition to these payments, the Company pays rent on a month to month basis for certain other premises. Rent payments for the year ended December 31, 2007 amounted to $708,960. Rent expense is included as a component of selling, general and administrative expenses in the consolidated statements of operations.

(b) Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(c) Guarantees and Warranties

USXL has provided certain representations and warranties to its lenders regarding its practices underlying the origination and underwriting of its lease portfolio and the general enforceability of its lease documents. These representations and warranties are usual and customary and USXL has not recorded a liability for these representations and warranties as it does not expect to make payments in this regard.

(10) Business and Credit Concentrations

USXL’s lessees are located throughout the United States with six states comprising 55.5% of the net investment in leases at December 31, 2007. These states are California (14.9%) Florida (12.5%), Texas (10.2%), New York (8.0%), New Jersey (5.2%), and Georgia (4.7%). No other states represented more than 5% of net investment.

As of December 31, 2007, the Company’s net investment in leases consisted primarily of office products (37.2%), healthcare equipment (33.6%), technology equipment (9.1%), light construction equipment and machine tools (8.4%), telecom equipment (3.5%), furniture and physical fitness equipment (2.9%), printing and graphic art equipment (1.9%) and other miscellaneous types (3.6%).

As of December 31, 2007, the Company’s ten largest obligors represented 1.2% of the net investment in leases with the largest single obligor representing 0.2%. The Company’s ten largest vendors represented 21.5% of the net investment in leases with the largest single vendor representing 3.0%.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

(11) Equity

The Company has received a $135,000,000 equity allocation from DLJ Merchant Banking Partners III, L.P. (DLJMB) and certain of its affiliates. Through December 31, 2007, the Company has received $132,953,012 net of fees from DLJMB and $1,264,000 from certain founding members of management. Funding under the equity commitment is subject to approval by the Company’s board of directors which is controlled by DLJMB. This equity is invested in the form of convertible preferred stock. In 2007, the Company received $17,000,000 in equity infusions from DLJMB.

On February 13, 2007, the Restated Certificate of Incorporation of the Company was amended as the total number of authorized shares of all classes of stock which the Company has authority to issue was increased to 4,110,000 shares consisting of 1,565,000 of Series A Convertible Preferred Stock, with a par value of $100 and 2,545,000 shares of common stock of which 2,270,000 shares are designated as Class A Common Stock, par value $.001 and 275,000 shares are designated Class B Common Stock, par value $.001 per share. Together with the Class A Common Stock, Shares of the Series A Convertible Preferred Stock may be issued only for cash.

(12) Related Party Transactions

A monitoring fee of $500,000, due to the majority shareholder, was recorded as an administrative expense in 2007.

(13) Derivatives and Other Financial Instruments

The Company’s Contracts earn interest at primarily fixed rates while its warehouse and conduit facilities charge interest at primarily floating rates. The Company employs derivative financial instruments in the form of interest rate swap agreements to effectively convert the floating rate into a fixed rate for the commercial paper conduit facility (note 6(b)) in order to control its exposure to fluctuations in interest rates over time. The receive rate is based on the floating rate option specified by the interest rate swap agreement which is the one month USD-LIBOR rate.

The Company has entered into an interest rate swap agreement which matures through 2015 and had a notional value of approximately $332,400,104 at December 31, 2007. The interest rate expected to be received was 5.028% at December 31, 2007. The interest rate expected to be paid was 5.03% at December 31, 2007. This interest rate swap does not meet the criteria of hedge accounting under SFAS No. 133.

As of December 31, 2007, the Company has an interest rate derivative liability in the accompanying consolidated balance sheet of $6,939,344 representing the market value of the Company’s interest rate swap contract. For the year ended December 31, 2007, the Company reported pre-tax expense of $6,782,446, in the consolidated statement of operations primarily due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133.

(14) Fair Value of Financial Instruments

ASC 825—Financial Instruments requires disclosure of the estimated fair value of the Company’s financial instruments, excluding leasing transactions accounted for under ASC 840—Leases. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. The Company bases fair values on estimates or calculations using present value techniques when quoted market prices are not available. These valuations are the

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

Company’s estimates and are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective, involve uncertainties and significant judgment and do not include tax ramifications. Therefore the results cannot be determined with precision and may not be realized in an actual sale or settlement of the instruments. The estimation methodologies used to estimate the fair values and recorded book balances of the Company’s financial instruments at December 31, 2007 are as follows:

Cash and Cash Equivalents

For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Loans

The carrying value of loans made by the Company is considered to be a reasonable estimate of the fair value based on their short term nature.

Interest Rate Swaps

Interest rate swap contracts are included in other assets or other liabilities on the consolidated balance sheet depending on the mark up or mark down of the estimated fair value. The estimated fair value (which is also the recorded book value) is calculated externally using market data taking into account current market rates.

Debt Obligations

The fair value of the Company’s debt obligations was based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value.

	December 31, 2007
	Estimated Fair Value	Recorded Book Balance
Financial assets:
Cash and cash equivalents	$49,018,863	49,018,863
Loans	2,110,282	2,110,282
Financial liabilities:
Debt obligations	651,132,833	657,292,304
Interest rate swap contracts	6,939,344	6,939,344

(15) Preferred Dividends

Preferred stock shareholders are entitled to receive dividends at a rate of 15% per annum. These dividends are cumulative and compound semi-annually until such dividends are paid. During the year ended December 31, 2007, the Company did not declare any dividends and therefore no liability has been recorded. As of December 31, 2007, the total amount of dividends to be paid to the preferred stockholders upon declaration of a dividend is approximately $55,578,630.

(16) Acquisition of Pro-Lease, Inc.

On October 5, 2007, the Company acquired all of the stock of Pro-Lease, Inc. (Pro-Lease) for a total purchase price of $5,500,000. The purchase was accounted for using the purchase method, whereby all of the

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

acquired assets assumed from the purchased corporation were recorded by the Company at their fair market value and the excess of the amount paid over the fair value of the identifiable assets is reflected on the balance sheet as goodwill or identifiable intangible assets. Goodwill recorded as part of this transaction amounted to $3,938,000 including $419,000 of closing costs. Intangible assets recorded as part of this transaction were $558,000 for covenants not to compete and $1,077,000 for Vendor relationships. Amortization expense related to the identifiable intangible assets was $65,732 for the year ended December 31, 2007 (see note 1(k)).

The purchase price was composed of a cash payment in the amount of $1,800,000 at the closing date and the issuance of three installment notes, each with a par value of $1,233,333. The ultimate value of these notes is contingent upon Pro-Lease’s performance over the three year period immediately following the closing. Each note is payable on the first, second and third anniversaries of the closing date and accrue interest at the rate of 4.0% per annum (see note 6(e)). The notes are subject to certain provisions regarding targeted performance which will affect the total payout on each note. The maximum and minimum principal amounts are $1,665,000 (135% achievement) and $925,000 (75% achievement), respectively. Targeted performance below 70% will result in no payment of principal on the note.

These notes are unsecured and are subordinated to all of the Company’s existing credit facilities. The Company also agreed as part of the acquisition to grant 2,480 shares of restricted Common Stock Class B to the seller. These shares vest monthly at a rate of 2.083%. At December 31, 2007 155 shares had vested and have been included as issued and outstanding in the Statement of Stockholder’s Equity.

(17) Recent Accounting Pronouncements

In February 2006, the FASB issued guidance which is now part of ASC 815. This Statement, which became effective for fiscal years beginning after September 15, 2006 addresses beneficial interests in securitized financial assets. The adoption of this portion of ASC 815 did not have a material impact on the consolidated earnings or financial position of the Company.

In June 2006, the FASB issued guidance which is now part of ASC 740—Income Taxes. This interpretation establishes a recognition threshold and measurement for income tax positions recognized in the Company’s financial statements. ASC 740 prescribes a two step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition the Company determines whether it is more likely than not that a tax position will be sustained under examination based on the technical merits of the position. If the tax position meets the more likely than not threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If the tax position does not meet the more likely than not threshold, the benefit of that position is not recognized in the financial statements. Tax positions that meet the more likely than not recognition threshold at the effective date of ASC 740 must be recognized or, may continue to be recognized, upon the adoption of ASC 740 with the cumulative effect of applying the provisions of ASC 740 reported as an adjustment to the opening balance of retained earnings for that fiscal year. The FASB has delayed for one year the effective date of ASC 740 for nonpublic entities that have not already applied ASC 740. The effective date of ASC 740 for nonpublic entities, including the Company, that have not already adopted ASC 740 is fiscal years beginning after December 15, 2007. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

In September 2006, the FASB issued guidance which is not part of ASC 820, Fair Value Measurements and Disclosures. This Statement defines fair value and establishes a framework for measuring fair value in Generally Accepted Accounting Principles (GAAP) and enhances disclosures about fair value measurement.

US EXPRESS LEASING, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2007—(Continued)

ASC 820 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. ASC 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

In February 2007, the FASB issued guidance which is now part of ASC 825. Under this Standard, the Company may elect to report financial instruments and certain other items at fair value on a contract by contract basis with changes in value reported in earnings. The election is irrevocable. ASC 825 provides an opportunity to mitigate volatility in earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of ASC 815 hedge accounting are not met. ASC 825 is effective for all financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material impact on the consolidated earnings or financial position of the Company.

(18) Subsequent Events

During February 2008, DLJMB entered into a letter of intent with Tygris Commercial Finance Group, Inc. (Tygris), a company newly formed by Aquiline Capital Partners, LLC. Under the terms of the letter of intent, Tygris agreed to acquire 100% of the Company’s common and preferred stock and to provide the Company with a substantial cash equity infusion. The equity of the Company was purchased by Tygris for total consideration for which the parties have assigned a value of $101,090,400, all of which was paid in the form of Tygris common stock. During May 2008, Tygris, DLJMB and all other shareholders of the Company entered into a stock purchase agreement and on May 28, 2008, Tygris completed its purchase of the Company.

During March and April 2008, the Company received $15,000,000 in equity infusions from DLJMB in order to meet the Company’s liquidity requirements and to meet certain conditions to the waivers received from its creditors (see note 6(f)). In May 2008 but prior to the closing of the acquisition, the Company also received a $10,000,000 equity infusion from Tygris. All of these equity infusions, collectively referred to as Bridge Equity Infusions, were repaid in conjunction with the closing of the acquisition on May 28, 2008.

In addition to acquiring 100% of the Company’s common and preferred stock at closing, Tygris also invested $165,000,000 in the Company and has committed to invest an additional $20,000,000 within 120 days of the closing date. This capital infusion was used to repay the Bridge Equity Infusions ($25,000,000), repay and extinguish the Senior Subordinated Credit Facility ($37,500,000) and the Class B Notes under the Commercial Paper Credit Facility ($17,944,184), reduce the advance rates under the Revolving Credit Facility and the A Notes under the Commercial Paper Credit Facility from 85% to 75% (which resulted in a repayment of the Class A Notes under the Commercial Paper Credit Facility of $53,048,541 and a repayment of $8,223,044 on the Revolving Credit Facility), pay transaction costs and to improve the Company’s liquidity.

Simultaneous with the acquisition, The Company’s revolving credit facility was extended to August 2011 and the Company’s commercial paper conduit facility was expanded to $562,500,000 and extended to May 2009.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Bank of Florida

On May 28, 2010, EverBank Financial Corp (the “Company”) announced that its wholly owned subsidiary, EverBank, had entered into definitive agreements with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain liabilities of Bank of Florida—Southwest, Bank of Florida—Southeast and Bank of Florida—Tampa (collectively, “Bank of Florida”). EverBank acquired the assets at a purchase price of 80.7% of book value and assumed all deposits without paying a purchase premium. Additionally, in connection with the acquisition, EverBank entered into shared-loss agreements with the FDIC that cover $1.1 billion of loans outstanding.

The Company has omitted certain financial information of Bank of Florida required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the Securities and Exchange Commission (the “Commission”). SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances where a registrant engages in an acquisition of a troubled financial institution in which federal assistance is an essential and significant part of the transaction and for which audited financial statements are not reasonably available.

The Company has determined that historical audited financial statements representing the assets acquired and liabilities assumed are not reasonably available. Given the pervasive nature of the shared-loss agreements entered into with the FDIC and the significant purchase price discount in acquiring the Bank of Florida assets, the historical financial information of the Bank of Florida is less relevant for purposes of assessing the future operations of the combined entity. In consideration of the above, an audited Statement of Assets Acquired and Liabilities Assumed by EverBank, dated as of May 28, 2010, and accompanying notes (the “Audited Statement”), is included elsewhere in this Prospectus.

A narrative description of the anticipated effects of the Bank of Florida acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which are included elsewhere in this Prospectus and the Audited Statement.

Financial Condition and Operating Results

The acquisition of the net assets of Bank of Florida constitutes a business acquisition. Accordingly, the assets acquired and liabilities assumed as of May 28, 2010 are recorded at their fair values. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change.

The Bank of Florida acquisition increased EverBank’s total assets and total deposits, which is expected to positively affect EverBank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of EverBank to successfully collect interest and principal on loans acquired will also impact EverBank’s cash flows and operating results.

Most loans acquired in the Bank of Florida acquisition are referred to as “covered loans”, as EverBank will be reimbursed for a portion of any future losses under the terms of the agreements. Pursuant to the terms of the shared-loss agreement, the FDIC will reimburse EverBank for 80% of losses incurred in excess of $385.6 million (the first loss tranche), and EverBank will be responsible for incurring 100% of any credit losses up to the first loss tranche.

The loans acquired in the Bank of Florida acquisition are and will continue to be subject to EverBank’s internal and external credit review. As a result, if credit deterioration is noted subsequent to acquisition, such deterioration will be measured through our loss reserving methodology and a provision for loan losses will be charged to earnings.

In its assumption of the deposit liabilities, EverBank determined that the customer relationships associated with these deposits have intangible value. EverBank estimated the fair value of the core deposit intangible asset to be $3.2 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Liquidity and Capital Resources

EverBank believes that its liquidity position will be improved as a result of the Bank of Florida acquisition. EverBank acquired $147.7 million in cash and cash equivalents, as well as $162.3 million of investment securities. Subsequent to May 28, 2010, the Company sold $143.7 million of investment securities at a gain of approximately $62 thousand. The remaining securities provide monthly cash flows in the form of principal and interest payments. These additions to EverBank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $1.2 billion were also assumed in the Bank of Florida acquisition. Of this amount, $290.3 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $916.5 million of total deposits, or 75.9%.

EverBank assumed $149.2 million in borrowings (including FHLB advances and repurchase agreements), at fair value.

Goodwill of $10.0 million and a core deposit intangible of $3.2 million were recorded in conjunction with the Bank of Florida acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting requirements. This exclusion generally results in a reduction to the Company’s regulatory capital. EverBank remains “well capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the Bank of Florida acquisition.

Tygris

The following unaudited pro forma condensed combined consolidated statement of income has been derived by the application of pro forma adjustments to our historical consolidated statement of income and the historical statement of operations of Tygris included elsewhere in this prospectus. The accompanying unaudited pro forma condensed combined consolidated statement of income data for the year ended December 31, 2010 is presented on a pro forma basis to give effect to the acquisitions of Tygris, which was consummated on February 5, 2010, as if such acquisitions had occurred on January 1, 2010. See “Business—Recent Acquisitions—Acquisition of Tygris Commercial Finance Group, Inc.” We have not included an unaudited pro forma condensed balance sheet because the acquisition of Tygris is reflected in our historical condensed balance sheet as of December 31, 2010.

The pro forma adjustments are based upon available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined consolidated statement of income should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the dates indicated and does not purport to indicate our results of operations as of any future date or for any future period. The unaudited pro forma condensed combined consolidated statement of income should be read in conjunction with the sections of this prospectus entitled “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

EverBank Financial Corp and Subsidiaries

Unaudited Pro Forma Condensed Statement of Income

For the Year Ended December 31, 2010

	EFC	Tygris (1)(2)	Pro Forma Adjustments		Total
	(In thousands, except per share data)
Interest income	$612,507	$7,397	$8,108	(a)	$628,012
Interest expense	147,167	5,091	(4,134	)(b)	148,124

Net interest income	465,340	2,306	12,242		479,888
Provision for loan and lease losses	79,341	1,669	(1,669	)(c)	79,341

Net interest income after provision for loan and lease losses	385,999	637	13,911		400,547
Noninterest income	357,807	830	(68,056	)(e)	290,581
Noninterest expense	493,933	11,352	(37,742	)(b)(d)	467,544

Income before income taxes	249,873	(9,885)	(16,403)		223,585
Provision for income taxes	60,973	—	14,619	(f)	75,592

Net income from continuing operations	$188,900	$(9,885)	$(31,022)		$147,993

Net income from continuing operations allocated to common shareholders	$144,780	—	—		$112,795
Pro forma earnings per common share, basic	$2.00	—	—		$1.51
Pro forma earnings per common share, diluted	$1.94	—	—		$1.47
Weighted average shares outstanding, basic (in thousands)	72,479	—	—		74,646
Weighted average shares outstanding, diluted (in thousands)	74,589	—	—		76,756

(1)	For the period January 1 through February 4, 2010.
(2)	As Tygris was not a publicly traded entity, earnings per common share data was not required in its historical financial statements.

See the accompanying notes to the unaudited pro forma condensed statements of income, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 Pro Forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF INCOME

1. Description of Transaction

On February 4, 2010, the Company acquired all of the outstanding shares of Tygris Commercial Finance Group, a commercial finance company focused on building small ticket leasing, middle market equipment finance, and corporate finance platforms to serve middle market customers in North America.

2. Basis of Presentation

The unaudited pro forma condensed statements of income were prepared in accordance with generally accepted accounting principles in the United States of America. The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, it establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price.

The unaudited pro forma condensed statements of income were prepared using the acquisition method of accounting and were based on the historical financial statements of EFC and Tygris.

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, EFC may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect EFC’s intended use of those assets. The fair value adjustments were based on management’s best estimates using reasonable assumptions to determine fair value. Actual results could differ from those estimates.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded as of the completion of the acquisition, at their respective fair values. Financial statements and reported results of operations of EFC issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Tygris.

3. Accounting Policies

EFC may, upon review of Tygris’ accounting policies, find it necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed statements of income do not assume any differences in accounting policies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF INCOME—(Continued)

4. Estimate of Consideration Transferred, Assets Acquired and Liabilities Assumed

The following information represents the pro forma estimate of consideration transferred and the fair value of assets acquired and liabilities assumed at February 5, 2010:

Consideration
Equity instruments (27,863,865 common shares of the Company)	$291,511
Fair value of total consideration transferred	$291,511

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$69,480
Equipment leases and loans, net	538,137
Equipment under operating leases	10,692
Indemnification asset	30,766
Deferred tax assets, net	113,195
Intangible assets	6,259
Premises and equipment	2,166
Other assets	6,815
Total Assets Acquired	777,510

Revolving and term secured borrowings	372,320
Accounts payable and accrued expenses	33,544
Interest rate derivatives	12,079
Total Liabilities Assumed	417,943

Total Identifiable Net Assets	$359,567

Pursuant to the terms of the acquisition agreement, an escrow account of $141,628 was established by Tygris shareholders and comprised $91,628 of the Company’s common shares and cash of $50,000. The escrow was established to compensate the Company for higher than projected net losses on the acquired loans and leases for a period of five years from the acquisition date. The Company will be reimbursed from escrow if the aggregate annual amount of losses exceeds 2% of the average purchased portfolio and $44,526 in the first year, up to a maximum of $141,628.

Escrowed shares not used to reimburse indemnification claims are released on an annual basis if the value of such shares exceeds 17.5% of the average purchased net loans and leases until the termination of the share escrow at the fifth anniversary of the closing date. Escrowed cash remains in escrow until the end of five years.

An indemnification asset representing the fair value of the shares expected to be released from escrow was recorded in other assets in the consolidated balance sheet. The indemnification asset meets the definition of a derivative, as shares released either back to the Company or to former Tygris shareholders are based upon a determined amount of losses in exchange for an escrowed share of the Company’s stock. Any changes in the fair value of the Company’s stock or changes resulting from either increases or decreases in expected cash flows will impact earnings and the related indemnification asset.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF INCOME—(Continued)

5. Pro Forma Adjustments

(a) Interest income was adjusted by $8,108 for the year ended December 31, 2010 to reflect the accretable yield resulting from the discount attributable to the fair value of the loans and leases acquired. The amounts were determined using the Company’s current estimates of the expected timing and amount of cash flows associated with the acquired loan and lease portfolios. The Company expects ongoing discount accretion over the next five years using the effective yield method.

(b) Interest expense was reduced by $4,134 for the year ended December 31, 2010 to reflect the change in the funding structure of Tygris post combination. The repayment of the Tygris debt and subsequent new funding structure was contemplated during the initial negotiations of the deal. In February 2010 as a result of the transaction, the Company extinguished early a majority of the debt it assumed through the Tygris acquisition. The cash consideration paid for the early extinguishment totaled $344,116 which resulted in non-recurring charges of $22,249 for the year ended December 31, 2010. The pro forma adjustment reflects the reduction in interest rates and resulting interest expense due to the lower cost of funds and the charge related to the extinguishment of debt.

(c) Provision for loan and lease losses was adjusted by $1,669 for the year ended December 31, 2010 to reflect the non-accretable discount associated with future credit losses established in purchase accounting. The discounts recorded in purchase accounting and indemnification asset recorded as a result of the transaction are expected to have an ongoing effect on the future operations of the Company.

(d) Noninterest expense was reduced $15,593 for the year ended December 31, 2010 for transaction expenses incurred related to the acquisition of Tygris. The pro forma adjustment reflects the elimination of these non-recurring charges related directly to the transaction that are not expected to have an ongoing effect.

(e) As a result of the acquisition on February 4, 2010, the Company recorded a bargain purchase gain of $68,056 in 2010. A pro forma adjustment has been made to eliminate the non-recurring credit directly attributable to the acquisition that will not have an ongoing impact on the operations of the combined entity.

(f) Provision for income taxes was reduced by $14,619 for the year ended December 31, 2010. The pro forma adjustment reflects the tax effects of the pro forma adjustments and are calculated using a statutory tax rate of 35%. The adjustment for the bargain purchase gain was not tax effected as the item is a permanent difference and is not subject to federal income tax. The Company expects to receive future tax benefits associated with deferred tax assets related to net operating losses previously incurred by Tygris. As of December 31, 2010, deferred tax assets include $81,751 of Tygris federal and state income tax NOL carryforwards which will begin to expire in 2019.

EverBank Financial Corp

4,000,000 Depositary Shares Each Representing 1/1,000th

Interest in a Share of         % Series A Non-Cumulative Perpetual Preferred Stock

PROSPECTUS

BofA Merrill Lynch

Morgan Stanley

UBS Investment Bank

Goldman, Sachs & Co.

Raymond James

Deutsche Bank Securities

Keefe, Bruyette & Woods

Sterne Agee

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee and the FINRA filing fee are estimated.

Amount to be Paid
SEC registration fee	$15,686
FINRA filing fee	17,750
NYSE listing fees	14,720
Printing and engraving expenses	100,000
Legal fees and expenses	175,000
Accounting fees and expenses	450,000
Transfer agent and registrar fees and expenses	15,000
Blue Sky fees and expenses	1,000
Miscellaneous	$25,000

Total	$814,156

Item 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law, or the DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee, or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.

We have also entered into separate indemnification agreements with each of our directors and officers. Each such indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws against (1) any and all expenses and liabilities, including judgments, fines, penalties, interest, appeal bonds and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (2) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (3) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses reasonably incurred by the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The Registrant is a Delaware corporation formed in connection with the initial public offering of its common stock and had not engaged in any business or other activities except in connection with its formation.

On October 5, 2010, the Registrant sold 1,500 shares of its common stock to EverBank Financial Corp, a Florida corporation, or EverBank Florida, for $1.00. This sale did not involve a public offering and accordingly was exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because the Registrant did not offer or sell the securities by any form of general solicitation or general advertising and sold only to one purchaser, EverBank Florida, a sophisticated investor with the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and with access to the kind of information registration would provide.

In the three years preceding the filing of this registration statement, the Registrant and EverBank Florida issued the following securities that were not registered under the Securities Act:

In connection with its acquisition of Tygris Commercial Finance Group, Inc., or Tygris, EverBank Florida entered into a Stock Purchase Agreement with Tygris, dated as of October 21, 2009. Pursuant to the Stock Purchase Agreement, EverBank Florida sold Tygris 2,537,700 shares of common stock, par value $0.01 per share, on October 21, 2009 at a price of $11.82 per share for an aggregate purchase price of $30,000,000 and then sold an additional 2,960,655 shares of common stock, par value $0.01 per share, on November 6, 2009 at a price of $11.82 per share for an aggregate purchase price of $35,000,000. These sales did not involve a public offering and accordingly were exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to one sophisticated investor, which we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

In connection with the Tygris acquisition, the Tygris stockholders placed $50 million in cash, along with shares of EverBank Florida common stock, in an escrow account to offset potential losses realized in connection with Tygris’ lease and loan portfolio over a five-year period following the closing of the acquisition, and to satisfy any indemnification claims that EverBank Florida may have under the acquisition agreement. On August 27, 2012, the Registrant agreed to convert $48.7 million of the escrowed cash into 4,032,662 shares of its common stock at a price per share of $12.065. The conversion price was based on the trailing ten day volume weighted average price per share of our common stock through August 27, 2012, as quoted on the NYSE. These sales did not involve a public offering and accordingly were exempt from registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act because we did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to a limited number of sophisticated investors, which we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth beginning on page II-6 of this registration statement and is incorporated herein by reference.

(b) Financial Statements Schedules: None.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, State of Florida on November 5, 2012.

EVERBANK FINANCIAL CORP

By:	*
Robert M. Clements
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Robert M. Clements	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 5, 2012

* Steven J. Fischer	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 5, 2012

* Gerald S. Armstrong	Director	November 5, 2012

* Charles E. Commander, III	Director	November 5, 2012

* Joseph D. Hinkel	Director	November 5, 2012

* Merrick R. Kleeman	Director	November 5, 2012

* Mitchell M. Leidner	Director	November 5, 2012

* W. Radford Lovett, II	Director	November 5, 2012

* Robert J. Mylod, Jr.	Director	November 5, 2012

* Russell B. Newton, III	Director	November 5, 2012

Name	Title	Date

* William Sanford	Director	November 5, 2012

* Richard P. Schifter	Director	November 5, 2012

* Alok Singh	Director	November 5, 2012

* Scott M. Stuart	Director	November 5, 2012

* W. Blake Wilson	Director	November 5, 2012

*By:	/s/ Thomas A. Hajda	November 5, 2012
Attorney-in-fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement**

2.1	Stock and Asset Purchase Agreement, dated as of June 30, 2012, by and between General Electric Capital Corporation and EverBank (filed as Exhibit 2.1 to the Company’s Form 8-K filed with the SEC on July 2, 2012 and incorporated herein by reference)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of October 1, 2012, by and between General Electric Capital Corporation and EverBank (filed as Exhibit 2.1 to the Company’s Form 8-K filed with the SEC on October 1, 2012 and incorporated herein by reference)

2.3	Agreement and Plan of Merger, dated as of May 8, 2012, by and between EverBank Financial Corp, a Florida corporation, and EverBank Financial Corp, a Delaware corporation (filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 30, 2012 and incorporated herein by reference)

2.4	Acquisition Agreement and Plan of Merger, by and among EverBank Financial Corp, Titan Merger Sub, Inc., Tygris Commercial Finance Group, Inc. and Aquiline Capital Partners LLC, dated October 21, 2009 (filed as Exhibit 10.17 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on November 12, 2010 and incorporated herein by reference) (1)

2.5	Amendment One, dated February 5, 2010, to Acquisition Agreement and Plan of Merger by and among EverBank Financial Corp, Titan Merger Sub, Inc., Tygris Commercial Finance Group, Inc. and Aquiline Capital Partners LLC(filed as Exhibit 10.18 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on November 12, 2010 and incorporated herein by reference)

2.6	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida - Southeast, Fort Lauderdale, Florida, EverBank and the Federal Deposit Insurance Corporation (filed as Exhibit 2.4 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference) (1)

2.7	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida - Southwest, Naples, Florida, EverBank and the Federal Deposit Insurance Corporation (filed as Exhibit 2.5 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference) (1)

2.8	Purchase and Assumption Agreement, dated May 28, 2010, by and among the Federal Deposit Insurance Corporation, Receiver of Bank of Florida - Tampa Bay, Tampa Bay, Florida, EverBank and the Federal Deposit Insurance Corporation (filed as Exhibit 2.6 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference) (1)

3.1	Amended and Restated Certificate of Incorporation of EverBank Financial Corp (filed as Exhibit 3.1 to the Company’s Form 10-Q filed with the SEC on May 30, 2012 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of EverBank Financial Corp (filed as Exhibit 3.2 to the Company’s Form 10-Q filed with the SEC on May 30, 2012 and incorporated herein by reference)

3.3	Form of Certificate of Designations of the Registrant with respect to the % Series A Non-Cumulative Perpetual Preferred Shares, 0.01 par value, of EverBank Financial Corp**

4.1	Specimen stock certificate of EverBank Financial Corp (filed as Exhibit 4.1 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February 7, 2011 and incorporated herein by reference)

4.2	Amended and Restated Declaration of Trust of First Alliance Capital Trust I, dated as of July 16, 2001 (filed as Exhibit 4.2 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.3	Guarantee Agreement by and between Alliance Capital Partners, L.P. and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, dated as of July 31, 2001 (filed as Exhibit 4.3 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.4	Indenture, dated as of July 31, 2001, between Alliance Capital Partners, L.P. and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (filed as Exhibit 4.4 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.5	Amended and Restated Declaration of Trust of Alliance Capital Partners Statutory Trust I, dated as of July 31, 2001(filed as Exhibit 4.5 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.6	Indenture, dated as of December 29, 2004, between EverBank Financial, L.P. and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.6 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.7	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust V, dated as of May 25, 2005 (filed as Exhibit 4.7 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.8	Guarantee Agreement, dated as of May 25, 2005, by EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.8 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.9	Indenture, dated as of May 25, 2005, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.9 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.10	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust VI, dated as of September 28, 2005 (filed as Exhibit 4.10 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.11	Guarantee Agreement, dated as of September 28, 2005, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.11 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.12	Indenture, dated as of September 28, 2005, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.12 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.13	Indenture, dated as of December 14, 2006, between EverBank Financial Corp and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.13 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.14	Guarantee Agreement by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee, dated as of March 30, 2007 (filed as Exhibit 4.14 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.15	Indenture, dated as of March 30, 2007, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.15 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.16	Guarantee Agreement, dated as of June 21, 2007, by and between EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.16 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.17	Guarantee Agreement, dated as of July 16, 2001, by and between Alliance Capital Partners, LP and The Bank of New York, as Trustee (filed as Exhibit 4.18 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.18	Indenture, dated as of July 16, 2001, between Alliance Capital Partners, LP and The Bank of New York, as Trustee (filed as Exhibit 4.19 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.19	Guarantee Agreement, dated as of December 29, 2004, by EverBank Financial, L.P. and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.20 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.20	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust IV, dated as of December 29, 2004 (filed as Exhibit 4.21 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.21	Guarantee Agreement, dated as of December 14, 2006, by EverBank Financial Corp and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.22 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.22	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust VII, dated as of December 14, 2006 (filed as Exhibit 4.23 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.23	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust VIII, dated as of March 30, 2007 (filed as Exhibit 4.24 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.24	Indenture, dated as of June 21, 2007, between EverBank Financial Corp and Wilmington Trust Company, as Trustee (filed as Exhibit 4.25 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.25	Amended and Restated Declaration of Trust of EverBank Financial Preferred Trust IX, dated as of June 21, 2007(filed as Exhibit 4.26 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

4.26	First Supplemental Indenture, dated May 8, 2012, by and among Wilmington Trust Company, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated May 25, 2005 pursuant to which EverBank Financial Corp (Florida) issued $10,310,000 of its Fixed/Floating Rate Junior Subordinated Debt Securities due August 23, 2035 (filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.27	First Supplemental Indenture, dated May 8, 2012, by and among Wilmington Trust Company, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated September 28, 2005 pursuant to which EverBank Financial Corp (Florida) issued $10,310,000 of its Fixed/Floating Rate Junior Subordinated Debt Securities due November 23, 2035 (filed as Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.28	First Supplemental Indenture, dated May 8, 2012, by and among Wilmington Trust Company, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated March 30, 2007 pursuant to which EverBank Financial Corp (Florida) issued $15,464,000 of its Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due June 15, 2037 (filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.29	First Supplemental Indenture, dated May 8, 2012, by and among Wilmington Trust Company, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated June 21, 2007 pursuant to which EverBank Financial Corp (Florida) issued $13,403,000 of its Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due September 15, 2037 (filed as Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.30	Second Supplemental Indenture (Alliance Capital Partners Statutory Trust I), dated May 8, 2012, by and among U.S. Bank National Association, as successor in interest to State Street Bank and Trust Company of Connecticut, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated July 31, 2001, as amended by that First Supplemental Indenture effective as of January 2, 2005, pursuant to which EverBank Financial Corp (Florida) issued $15,464,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures (filed as Exhibit 4.6 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.31	Second Supplemental Indenture, dated May 8, 2012, by and among the Bank of New York Mellon (formerly known as The Bank of New York, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated July 16, 2001, as amended by that First Supplemental Indenture effective as of January 2, 2005, pursuant to which EverBank Financial Corp (Florida) issued $15,464,000 of its 10.25% Junior Subordinated Deferrable Interest Debentures due July 25, 2031 (filed as Exhibit 4.7 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.32	Second Supplemental Indenture, dated May 8, 2012, by and among Wells Fargo Bank, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated December 29, 2004, as amended by that First Supplemental Indenture effective as of January 2, 2005, pursuant to which EverBank Financial Corp (Florida) issued $10,310,000 of its Junior Subordinated Debt Securities due January 2, 2005 (filed as Exhibit 4.8 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.33	First Supplemental Indenture, dated May 8, 2012, by and among Wells Fargo Bank, as trustee, EverBank Financial Corp (Delaware) and EverBank Financial Corp (Florida), to the Indenture dated December 14, 2006 pursuant to which EverBank Financial Corp (Florida) issued $20,619,000 of its Junior Subordinated Debt Securities due December 15, 2036 (filed as Exhibit 4.9 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2012 and incorporated herein by reference)

4.34	Form of Deposit Agreement, among the Company, Wells Fargo Bank, N.A. as Depositary, and all holders from time to time of depositary shares**

4.35	Specimen receipt representing the Depositary Shares, each representing a 1/1000th interest in a share of % Series A Non-Cumulative Perpetual Preferred Shares, 0.01 par value, of EverBank Financial Corp (included as part of Exhibit 4.34)**

4.36	Specimen certificate for % Series A Non-Cumulative Perpetual Preferred Stock, 0.01 par value per share, of EverBank Financial Corp**

5.1	Opinion of Alston & Bird LLP

10.1	EverBank Financial Corp Senior Management Incentive Plan (filed as Exhibit 10.1 to the Company’s Form S-1/A filed with the SEC on February 7, 2011 and incorporated herein by reference)

10.2	First Amended and Restated 2005 Equity Incentive Plan (filed as Exhibit 10.2 to the Company’s Form S-1/A filed with the SEC on November 12, 2010 and incorporated herein by reference)

10.3	EverBank Financial, L.P. Incentive Plan (filed as Exhibit 10.3 to the Company’s Form S-1/A filed with the SEC on (No. 333-169824) 12, 2010 and incorporated herein by reference)

10.4	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Robert M. Clements (filed as Exhibit 10.4 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February 7, 2011 and incorporated herein by reference)

10.5	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and W. Blake Wilson (filed as Exhibit 10.5 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February 7, 2011 and incorporated herein by reference)

10.6	Amended and Restated Employment Agreement, dated December 31, 2008, by and between EverBank Financial Corp and Gary A. Meeks (filed as Exhibit 10.6 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February 7, 2011 and incorporated herein by reference)

10.7	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and John S. Surface (filed as Exhibit 10.7 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February 7, 2011 and incorporated herein by reference)

10.8	Lease Agreement between Riverside Avenue Partners, Ltd., as Landlord and EverBank, as Tenant, dated February 24, 2006 (filed as Exhibit 10.8 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.9	Lease Agreement between Riverside Avenue Partners, Ltd., as Landlord, and EverBank, as Tenant, dated March 26, 2007 (filed as Exhibit 10.9 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.10	Lease Agreement, dated as of May 14, 1998, between HGL Properties L.P. Ltd. and Alliance Mortgage Company, as amended on April 14, 1999 and September 30, 2003 (filed as Exhibit 10.10 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February 7, 2011 and incorporated herein by reference)

10.11	Amended and Restated Registration Rights Agreement, dated November 22, 2002, by and among Alliance Capital Partners, L.P., Arena Capital Investment Fund, L.P., Lovett Miller Venture Fund III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership (filed as Exhibit 10.11 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.12	First Amendment to the Amended and Restated Registration Rights Agreement, dated July 21, 2008, by and among Alliance Capital Partners, L.P., Arena Capital Investment Fund, L.P., Lovett Miller Venture Fund III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership (filed as Exhibit 10.12 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.13	Advances and Security Agreement, dated as of April 15, 2005, between EverBank and the Federal Home Loan Bank of Atlanta (filed as Exhibit 10.13 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.14	Registration Rights Agreement, dated July 21, 2008, by and between EverBank Financial Corp and Sageview Partners L.P. (filed as Exhibit 10.14 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on November 12, 2010 and incorporated herein by reference)

10.15	Transfer and Governance Agreement, dated July 21, 2008, by and between EverBank Financial Corp and Sageview Partners L.P. (filed as Exhibit 10.15 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.16	Registration Rights Agreement, dated October 21, 2009, by and between EverBank Financial Corp and Tygris Commercial Finance Group, Inc. (filed as Exhibit 10.16 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on November 12, 2010 and incorporated herein by reference)

10.17	Amended and Restated Transfer Restriction and Voting Agreement, dated as of November 22, 2002, by and among Alliance Capital Partners, L.P., Alliance Capital Partners, Inc., Arena Capital Investment Fund, L.P., Lovett Miller Venture Fund II, Limited Partnership and Lovett Miller Venture Fund III, Limited Partnership (filed as Exhibit 10.19 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on January 10, 2011 and incorporated herein by reference)

10.23	Amended and Restated Employment Agreement, dated December 23, 2008, by and between EverBank Financial Corp and Michael C. Koster (filed as Exhibit 10.25 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February, 7 2011 and incorporated herein by reference)

10.24	EverBank Financial Corp 2011 Omnibus Equity Incentive Plan (filed as Exhibit 10.26 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February, 7 2011 and incorporated herein by reference)

10.25	EverBank Financial Corp 2011 Executive Incentive Plan (filed as Exhibit 10.27 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February, 7 2011 and incorporated herein by reference)

10.26	Form of Indemnification Agreement between EverBank Financial Corp and each of its directors and executive officers (filed as Exhibit 10.28 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February, 7 2011 and incorporated herein by reference)

10.27	Form of Amendment to Employment Agreement between EverBank Financial Corp and each of Robert M. Clements and W. Blake Wilson (filed as Exhibit 10.29 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February, 7 2011 and incorporated herein by reference)

10.28	Form of Amendment to Employment Agreement between EverBank Financial Corp and each of Gary A. Meeks, John S. Surface and Michael C. Koster (filed as Exhibit 10.30 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on February, 7 2011 and incorporated herein by reference)

10.29	Employment Agreement between EverBank Financial Corp and Steven Fischer (filed as Exhibit 10.31 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on May 12, 2011 and incorporated herein by reference)

10.30	Lease Agreement, dated as of December 15, 2011, between El-Ad Florida LLC and EverBank (filed as Exhibit 10.32 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on March 20, 2012 and incorporated herein by reference) (2)

10.31	Director Nomination Agreement, dated as of April 5, 2012, among EverBank Financial Corp, Arena Capital Investment Fund, L.P., Lovett Miller Venture Partners III, Limited Partnership and Lovett Miller Venture Fund II, Limited Partnership (filed as Exhibit 10.33 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on April 24, 2012 and incorporated herein by reference)

10.32	Director Nomination Agreement, dated as of April 5, 2012, by and between EverBank Financial Corp and Sageview Partners L.P. (filed as Exhibit 10.34 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on April 24, 2012 and incorporated herein by reference)

10.33	Registration Rights Agreement, dated August 27, 2012, by and between EverBank Financial Corp and individuals and entities listed on Schedule I thereto**

21.1	Subsidiaries of EverBank Financial Corp**

23.1	Consent of Deloitte & Touche LLP relating to the consolidated financial statements of EverBank Financial Corp and its subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011

23.2	Consent of Deloitte & Touche LLP relating to the statement of assets acquired and liabilities assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp

23.3	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008

23.4	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008

23.5	Consent of KPMG LLP relating to the financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007

23.6	Consent of Alston & Bird LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney for Messrs. Clements, Wilson, Fischer, Armstrong, Commander, II, Hinkel, Kleeman, Leidner, Mylod, Jr., Newton, III, Schifter, Singh and Stuart**

24.2	Power of Attorney for Messrs. Lovett, II and Sanford**

99.1	Consent Order and Stipulation, dated April 13, 2011, between EverBank Financial Corp and the Office of Thrift Supervision (filed as Exhibit 99.3 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on March 20, 2012 and incorporated herein by reference)

99.2	Consent Order and Stipulation, dated April 13, 2011, between EverBank and the Office of Thrift Supervision (filed as Exhibit 99.4 to the Company’s Form S-1/A (No. 333-169824) filed with the SEC on March 20, 2012 and incorporated herein by reference)

101.INS†	XBRL Instance Document**

101.SCH†	XBRL Taxonomy Extension Schema**

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase**

101.DEF†	XBRL Taxonomy Extension Definition Linkbase**

101.LAB†	XBRL Taxonomy Extension Label Linkbase**

101.PRE†	XBRL Taxonomy Presentation Linkbase Document**

(1)	Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
(2)	Previously filed as Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-1 of EverBank Financial Corp filed on November 12, 2010.
(3)	The Company has requested confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.
**	Previously filed.
†	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and is not otherwise subject to liability under the Sections.